      As filed with the Securities and Exchange Commission on May 6, 1999
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549
                                ---------------
                                    FORM F-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                               Scottish Power plc
                             New Scottish Power plc
              (Exact Name of Registrant as Specified in its Charter)
                                                                None
         Scotland                    4911                 (I.R.S. Employer
     (State or Other          (Primary Standard         Identification No.)
     Jurisdiction of      Industrial Classification
     Incorporation or            Code Number)
      Organization)
                               1 Atlantic Quay
                                Glasgow G2 8SP
                                United Kingdom
                             011-44-141-248-8200
   (Address and telephone number of Registrant's principal executive offices)
                               ScottishPower Inc.
                        c/o The Corporation Trust Center
                               1209 Orange street
                              Wilmington, DE 19801
                       Attention: Alan Victor Richardson
                                 (302) 658-7581
           (Name, address and telephone number of agent for service)
                                ---------------
                                   Copies to:
            John T. O'Connor                        Dexter E. Martin
  Milbank, Tweed, Hadley & McCloy LLP              John M. Schweitzer
        1 Chase Manhattan Plaza                     Stoel Rives LLP
        New York, New York 10005               700 NE Multonah, Suite 950
             (212) 530-5000                        Portland, OR 07232
                                ---------------      (503) 294-9100

   Approximate date of commencement of proposed sale to the public: As promptly as practicable after the effective date of this registration statement.
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                            Proposed       Proposed
                                            Maximum        Maximum
 Title of Each Class of                     Offering      Aggregate     Amount of
    Securities to be      Amount to be     Price Per    Offering Price Registration
     Registered (1)       Registered (2)     Share            (3)        Fee (4)
-----------------------------------------------------------------------------------
 Scottish Power plc
 Ordinary Shares of
  nominal value 50p each
           Or
 New Scottish Power plc
 Ordinary Shares of
  nominal value 50p
  each..................   714,560,000   Not Applicable $5,017,320,000 $128,065.16
-----------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) American Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of ordinary shares, of nominal value 50p each, of the Registrant will be registered under a separate registration statement on Form F-6. Each American Depositary Share represents four ordinary shares.
(2) Based on (i) 308,000,000 shares of common stock, without par value ("PacifiCorp common stock"), of PacifiCorp outstanding on the record date and shares of PacifiCorp common stock that may be issuable upon exercise of outstanding employee stock options to purchase PacifiCorp common stock, including those issuable prior to the expected date of consummation of the merger described herein and (ii) the exchange ratio of 2.32 ordinary shares for each share of PacifiCorp common stock.
(3) Pursuant to Rules 457(f)(i) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the market value of the approximate number of shares of PacifiCorp common stock to be canceled in the merger and is based upon a market value of $16.29 per share of PacifiCorp common stock, the average of the high and low sale prices per share of PacifiCorp common stock on the New York Stock Exchange Composite Tape on May 4, 1999.
(4) In accordance with Rule 457(b) of the Securities Act of 1933, the amount of the registration fee was reduced by $1,266,749.80, which is the amount paid to the Securities and Exchange Commission on January 5, 1999 in connection with the confidential filing of the preliminary proxy statement/prospectus included as part of this registration statement.
                                ---------------
   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   PACIFICORP

                          825 NE Multnomah, Suite 2000
                             Portland, Oregon 97232

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 17, 1999

To the Shareholders of PacifiCorp:

   Notice is hereby given that the 1999 annual meeting of shareholders of PacifiCorp, an Oregon corporation, will be held at 1:30 p.m. local time, on June 17, 1999, at the Salt Lake City Hilton Hotel, 150 West 300 South, Salt Lake City, Utah. The meeting is called:

  1. To consider and vote on a proposal to approve alternate forms of an agreement and plan of merger among PacifiCorp, Scottish Power plc and others, pursuant to which a newly formed subsidiary in the ScottishPower group will be merged with and into PacifiCorp, with PacifiCorp continuing as a subsidiary in the ScottishPower group (these alternatives are sometimes referred to in this document as the "merger agreement" and "merger");

  2. To elect two Class III directors of PacifiCorp, each to serve for a term of three years, and until their successors are duly elected and qualified;

  3. To act on the proposed ratification of the appointment of Deloitte & Touche LLP to serve as independent auditor of PacifiCorp for the year 1999;

  4. To obtain the consent of a majority of the voting power of the three classes of PacifiCorp preferred stock, voting together as a single class, to an increase of $5 billion in the amount of unsecured indebtedness permitted under PacifiCorp's Third Restated Articles of Incorporation; and

  5. To transact such other business as may properly come before the annual meeting.

   The accompanying proxy statement/prospectus contains information regarding the business to be considered at the annual meeting. A copy of the original merger agreement is attached as Annex A to the proxy statement/prospectus and a copy of the restated merger agreement is attached as Annex B.

   Only PacifiCorp shareholders of record at the close of business on April 30, 1999, the record date established by the Board of Directors of PacifiCorp in connection with the annual meeting, are entitled to notice of, and to vote at, the annual meeting. Under Oregon law, holders of PacifiCorp common stock are not entitled to dissenters' rights in connection with the merger. Holders of PacifiCorp preferred stock, however, do have the right to dissent from the merger under Oregon law and receive payment of the "fair value" of their shares of PacifiCorp preferred stock if they comply with certain requirements of Oregon law described in the accompanying proxy statement/prospectus.

   In addition, only holders of PacifiCorp preferred stock are entitled to vote on Item 4 above. All PacifiCorp shareholders are entitled to vote on the other items to be presented at the annual meeting.

   You are cordially invited to attend the annual meeting. Whether or not you plan to attend the annual meeting, you are requested to complete, sign and date the accompanying proxy form and return it promptly in the enclosed envelope. If you attend the annual meeting, you may vote in person if you wish, whether or not you have executed and returned your proxy form. A proxy granted by the enclosed form may be revoked at any time prior to its use.

   The Board of Directors of PacifiCorp, by a unanimous vote of directors present, has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are in the best interests of PacifiCorp and its shareholders, and has adopted the merger agreement. The Board of Directors of PacifiCorp recommends that you vote in favor of the proposal to approve the merger agreement. The Board of Directors of PacifiCorp also believes that the long-term interests of shareholders are served by, and encourages holders of PacifiCorp preferred stock to vote in favor of, the unsecured debt consent.

                                          By Order of the Board of Directors,

                                          LENORE M. MARTIN
                                          Corporate Secretary

Portland, Oregon
May 6, 1999

                    The Information Agent for the Merger is:

                           Innisfree M&A Incorporated
            501 Madison Avenue, 20th Floor, New York, New York 10022

                         Call toll free: 1-877-750-2689

                            YOUR VOTE IS IMPORTANT.
                 PLEASE SIGN, DATE AND RETURN YOUR PROXY FORM.

            PACIFICORP                              SCOTTISH POWER PLC
                 Proxy                       Prospectus for up to 714,560,000
               Statement                              ordinary shares

                                                          NEW SCOTTISH POWER PLC
                                             Prospectus for up to 714,560,000
                                                      ordinary shares

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

   The Boards of Directors of            shareholders will also be asked to
PacifiCorp, Scottish Power plc, and      approve other proposals, including
New Scottish Power plc, a newly-         the election of two directors, the
formed company which ScottishPower       ratification of the appointment of
intends will become its holding          an independent auditor for the year
company, have unanimously agreed on      1999 and, in the case of holders of
a merger in which PacifiCorp would       PacifiCorp preferred stock, an
become a wholly owned subsidiary of      increase in the amount of unsecured
New ScottishPower or ScottishPower,      debt permitted under PacifiCorp's
depending on whether the holding         articles. The date, time and place
company proposal is implemented.         of the PacifiCorp annual meeting is
                                         as follows:
   In the merger, for each share of
PacifiCorp common stock, PacifiCorp               June 17, 1999 at 1:30 p.m.
common shareholders will each                     local time
receive:                                          The Salt Lake City Hilton
                                                  Hotel,

  .  0.58 American depositary                     150 West 300 South,
     shares of New ScottishPower                  Salt Lake City, Utah
     or ScottishPower, each ADS
     representing four ordinary             The outstanding shares of
     shares of 50 pence each and         PacifiCorp's three classes of
     evidenced by American               preferred stock will not be
     depositary receipts                 converted in the merger.


                                            PacifiCorp's common stock is
    or traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "PPW". ScottishPower's ordinary shares are, and New ScottishPower's ordinary shares will be, traded on the London Stock Exchange Limited under the symbol "SPW" and
                                         ScottishPower's ADSs are, and New
                                         ScottishPower's ADSs will be,
                                         traded on the New York Stock
                                         Exchange under the symbol "SPI".

  .  if a properly completed
     election form has been
     submitted to the exchange
     agent on a timely basis, 2.32
     ordinary shares of New
     ScottishPower or
     ScottishPower.

   The shareholders of PacifiCorp
and ScottishPower must approve the
merger agreement at their meetings
for the merger to occur. PacifiCorp

    This proxy statement/prospectus provides you with detailed information about the proposed merger. We urge you to read this entire document carefully before voting.


    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

   This proxy statement/prospectus is dated May 6, 1999, and is first being mailed to PacifiCorp shareholders on or about May 6, 1999.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
CURRENCIES AND EXCHANGE RATES............................................  iv
QUESTIONS AND ANSWERS ABOUT THE MERGER...................................   1
SUMMARY..................................................................   3
SELECTED HISTORICAL FINANCIAL INFORMATION OF SCOTTISHPOWER...............  10
SELECTED HISTORICAL FINANCIAL INFORMATION OF PACIFICORP..................  11
SIGNIFICANT FACTORS AFFECTING OPERATING RESULTS..........................  12
RECENT DEVELOPMENTS......................................................  15
SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION.....  17
COMPARATIVE PER SHARE DATA...............................................  21
COMPARATIVE MARKET PRICE AND DIVIDEND DATA...............................  22
RISK FACTORS.............................................................  24
WHERE YOU CAN FIND MORE INFORMATION......................................  24
PACIFICORP ANNUAL MEETING, VOTING AND PROXIES............................  26
  Introduction...........................................................  26
  PacifiCorp Annual Meeting..............................................  26
  Proxy Solicitation.....................................................  28
THE MERGER...............................................................  30
  The Companies..........................................................  30
  Background of the Merger...............................................  30
  Reasons for the Merger; Recommendations of PacifiCorp Board of
   Directors and ScottishPower Board of Directors........................  35
  Opinions of Financial Advisors.........................................  39
  Interests of PacifiCorp's Officers and Directors.......................  54
  Conversion of PacifiCorp Common Stock in the Merger....................  57
  Fractional Shares......................................................  57
  Election; Election Procedures..........................................  58
  Exchange of Certificates in the Merger.................................  58
  Terms of the Merger Agreement..........................................  59
  Regulatory Matters.....................................................  68
  Dividend Policy........................................................  72
  Conduct of PacifiCorp's Business After the Merger......................  72
  New York Stock Exchange and London Stock Exchange Listing..............  73
  Material Tax Consequences..............................................  73
  United States Tax Consequences.........................................  74
  Accounting Treatment...................................................  78
  Dissenters' Rights.....................................................  79
  Federal Securities Law Consequences....................................  81
SCHEME OF ARRANGEMENT....................................................  81
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION.............  82
DESCRIPTION OF ORDINARY SHARES........................................... 106
DESCRIPTION OF AMERICAN DEPOSITARY SHARES................................ 112
COMPARISON OF RIGHTS OF PACIFICORP SHAREHOLDERS AND SCOTTISHPOWER
 SHAREHOLDERS............................................................ 120

                                                                           Page
                                                                           ----
PROPOSAL TO INCREASE UNSECURED DEBT LIMIT................................. 136
PROPOSAL FOR ELECTION OF DIRECTORS........................................ 140
PROPOSAL FOR APPOINTMENT OF INDEPENDENT AUDITOR........................... 155
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE................... 156
ANNUAL REPORT............................................................. 156
OTHER MATTERS............................................................. 156
UK LISTING PARTICULARS AND CIRCULAR....................................... 157
LEGAL MATTERS............................................................. 157
EXPERTS................................................................... 158

 ANNEX A Agreement and Plan of Merger
 ANNEX B Amended and Restated Agreement and Plan of Merger
 ANNEX C Opinion of PacifiCorp Financial Advisor
 ANNEX D Opinion of ScottishPower Financial Advisor
 ANNEX E Dissenters' Rights Statute
 ANNEX F Summary Listing Particulars

                         CURRENCIES AND EXCHANGE RATES

   ScottishPower publishes its consolidated financial statements in pounds sterling. References in this proxy statement/prospectus to "U.S. dollars", "U.S. $", "$" or "c" are to United States currency and references to "pounds sterling", "(Pounds)", "pounds", "pence" or "p" are to United Kingdom currency (there are 100 pence to each pound). Solely for your convenience, this document contains translations of certain pound sterling amounts into U.S. dollars at specified rates, or if not so specified, at the noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York on December 31, 1998 of (Pounds)1.00 = $1.66. On April 27, 1999, the last practicable date for which information was available before the printing of this proxy statement/prospectus, the noon buying rate was (Pounds)1.00 to $1.62. No representation is made that the pound sterling amounts have been, could have been or could be converted into U.S. dollars at the rate indicated or at any other rates.

   The following table sets forth, for each period indicated, the high and low noon buying rates for one pound sterling expressed in U.S. dollars, the average noon buying rate during the period, and the noon buying rate at the end of the period, based upon information provided by the Federal Reserve Bank of New
York:

                                                  Year Ended December 31,
                         --------------------------------------------------------------------------
                              1998           1997           1996           1995           1994
                         -------------- -------------- -------------- -------------- --------------
High.................... $       1.7222 $       1.7035 $       1.7123 $       1.6440 $       1.6368
Low..................... $       1.6114 $       1.5775 $       1.4948 $       1.5302 $       1.4615
Average................. $       1.6573 $       1.6397 $       1.5607 $       1.5785 $       1.5319
Period End.............. $       1.6628 $       1.6427 $       1.7123 $       1.5535 $       1.5665

   The following table sets forth, for each period indicated, the high and low noon buying rates for one U.S. dollar expressed in pounds sterling, the average noon buying rate during the period, and the noon buying rate at the end of the period, based upon information provided by the Federal Reserve Bank of New
York:

                                                  Year Ended December 31,
                         --------------------------------------------------------------------------
                              1998           1997           1996           1995           1994
                         -------------- -------------- -------------- -------------- --------------
High.................... (Pounds)0.5807 (Pounds)0.5870 (Pounds)0.5840 (Pounds)0.6083 (Pounds)0.6109
Low..................... (Pounds)0.6206 (Pounds)0.6339 (Pounds)0.6690 (Pounds)0.6535 (Pounds)0.6842
Average................. (Pounds)0.6034 (Pounds)0.6106 (Pounds)0.6408 (Pounds)0.6335 (Pounds)0.6528
Period End.............. (Pounds)0.6014 (Pounds)0.6088 (Pounds)0.5840 (Pounds)0.6437 (Pounds)0.6384

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  Why are the companies proposing to merge? How will I benefit?

A: The combination of PacifiCorp and ScottishPower will create an international utility company with significant energy businesses in the U.S. and U.K., and approximately seven million customers, and pro forma revenues of approximately $10 billion. The boards of directors of ScottishPower and PacifiCorp believe that the combined group will be more competitive and stronger financially than either PacifiCorp or ScottishPower would be on its own. ScottishPower's proven utility management skills, developed in the competitive U.K. market, will aid PacifiCorp as competition is introduced into the U.S. generation and supply businesses. The combined group will focus on accelerating PacifiCorp's strategy to improve the performance of its western U.S. electricity business. PacifiCorp and ScottishPower believe that the application of best practices of the two companies will reduce costs and increase operating efficiencies with the goal of enhancing shareholder value.

   At the time the merger was announced, the merger consideration represented a premium of 26% over the market price of PacifiCorp common stock before announcement. You particularly should note that the extent of any premium at the time of the merger will depend on the market price of the PacifiCorp common stock and ScottishPower ordinary shares, which fluctuate on a daily basis.

Q:  What is New ScottishPower?

A: On December 6, 1998, we signed a merger agreement under which PacifiCorp would become a wholly owned subsidiary of ScottishPower. That merger agreement provided that if ScottishPower determined to establish a holding company structure, the parties would agree to amend the merger agreement to effect the merger as if the holding company had originally been a party to the merger agreement. In February 1999, ScottishPower determined that a holding company structure would provide the most effective structure for the ScottishPower group. It also anticipates that the creation of a new holding company will assist the regulatory processes associated with the merger. Accordingly, we signed an amended and restated merger agreement which will mean that PacifiCorp and ScottishPower will become sister companies under New ScottishPower if the holding company structure is put in place. If this occurs, in exchange for your shares of PacifiCorp common stock, you will receive American depositary shares or ordinary shares of New ScottishPower, with the same economic and voting rights as the American depositary shares and ordinary shares of ScottishPower. Adoption of the holding company structure requires the approval of ScottishPower's shareholders and the sanction of the Scottish courts, and is subject to other conditions which must be satisfied or waived by the ScottishPower Board of Directors.

Q: What happens if the holding company structure for the ScottishPower group is not adopted?

A: The original merger agreement will remain in full force and effect until New
   ScottishPower is put in place as the holding company for the ScottishPower group. If this does not occur, you will receive American depositary shares or ordinary shares of ScottishPower rather than American depositary shares or ordinary shares of New ScottishPower.

Q:  What is an ADS?

A: An ADS, which stands for an "American depositary share", is a security created to allow you to more easily hold and trade your ownership interest in ScottishPower in the United States. ScottishPower ADSs are quoted and traded on the New York Stock Exchange in U.S. dollars. Likewise, dividends on ScottishPower ADSs are paid in U.S. dollars. Each ADS you will receive represents ownership of four ordinary shares of ScottishPower or New ScottishPower, depending on whether the holding company structure is adopted.

  If you desire to convert your ADSs into the underlying ordinary shares, this can be done at any time. Conversion can occur by contacting your broker or the financial institution which acts as depositary for the ADSs. A fee is charged by the depositary, currently $5.00 for every 100 ADSs you convert, together with any transaction expenses, for any conversion.

Q: What do I need to do now?

A: After you have carefully read this proxy statement/prospectus, just indicate on your proxy card how you want to vote and mail your signed and dated form in the enclosed postage-prepaid return envelope marked "Proxy" as soon as possible, so that your shares may be represented and voted at the PacifiCorp annual meeting.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not return your proxy, your shares will not be voted on the merger, which will have the same effect as voting against the merger.

Q: Can I change my vote after I have mailed my signed proxy card?

A: Yes. There are three ways in which you may revoke your proxy and change your vote. First, you may send a written notice to PacifiCorp stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may attend the PacifiCorp annual meeting and vote in person.

Q: Should I send in my stock certificates now?

A: No. After the merger is completed, we will send you written instructions for exchanging your PacifiCorp common stock certificates.

Q: What will happen to my PacifiCorp common stock held in PacifiCorp's Dividend
   Reinvestment and Stock Purchase Plan?

A: Upon completion of the merger, the PacifiCorp Dividend Reinvestment and Stock Purchase Plan will terminate and each share of PacifiCorp common stock held by the plan for you will be converted into 0.58 ADSs or, at your election, 2.32 ordinary shares. The depositary will offer a similar dividend reinvestment plan to ADS holders after the merger.

                         Who can help answer questions?

If you have more questions about the merger, you should contact our Information
                                     Agent:

                           Innisfree M&A Incorporated
            501 Madison Avenue, 20th Floor, New York, New York 10022

                         Call toll free: 1-877-750-2689

                                    SUMMARY

   This summary highlights the information most significant to shareholders, but does not contain all of the information that is important to you. To understand the merger fully and for a complete description of the legal terms of the merger, you should read carefully this entire document and the documents we have referred you to. See "Where You Can Find More Information." The original merger agreement is attached as Annex A to this document and the restated merger agreement is attached as Annex B. To assist you in reading this document, we have generally used the terms "ScottishPower" and "merger agreement" to refer to New ScottishPower and the restated merger agreement if the holding company structure is adopted and to ScottishPower and the original merger agreement if it is not. We encourage you to read the merger agreement and the restated merger agreement. They are the legal documents that govern the merger.

The Companies (see page 30)

   ScottishPower
   1 Atlantic Quay
   Glasgow G2 8SP
   United Kingdom
   011-44-141-248-8200

   ScottishPower is a leading multi-utility business in the U.K. serving approximately 5.5 million homes across Scotland, England and Wales. ScottishPower's activities span the generation, transmission, distribution and supply of electricity, gas supply, water supply and wastewater services, telecommunications, retailing of electrical appliances, technology and contracting services.

   New ScottishPower
   1 Atlantic Quay
   Glasgow G2 8SP
   United Kingdom
   011-44-141-248-8200

   New ScottishPower was incorporated in Scotland on February 19, 1999. Following the approval and implementation of the scheme of arrangement, it will be the holding company for ScottishPower and, following the merger, for PacifiCorp.

   PacifiCorp
   825 NE Multnomah
   Suite 2000
   Portland, Oregon 97232
   503-813-7200

   PacifiCorp is a publicly held electricity company in the United States and Australia. In the United States, PacifiCorp conducts a retail electric utility business and engages in power production and sales on a wholesale basis. PacifiCorp indirectly owns 100% of Powercor Australia Ltd., the largest of the five electric distribution companies in Victoria, Australia, and a 19.9% interest in the 1,600 megawatt, brown coal-fired thermal Hazelwood power station and adjacent brown coal mine in Victoria.

The Merger

   The merger will occur only if the ScottishPower shareholders and PacifiCorp shareholders approve the merger and all other requirements in the merger agreement are satisfied or waived. If the holding company structure is adopted, a wholly owned subsidiary of New ScottishPower will merge into PacifiCorp and

PacifiCorp and ScottishPower will become sister companies. If the holding company structure is not adopted, a wholly owned subsidiary of ScottishPower will merge into PacifiCorp and PacifiCorp will become a wholly owned subsidiary of ScottishPower. The following diagrams illustrate the structure of the ScottishPower group:

  .prior to the merger

  .after the merger (if the holding company structure is adopted)

  .after the merger (if the holding company structure is not adopted)


PRE-MERGER

                         SCOTTISHPOWER PLC
------------------------------------------------------------------------------
held through subsidiary
(GENSCOT LTD)
------------------------------------------------------------------------------
                                                 SCOTTISHPOWER     VARIOUS
MANWEB PLC                SOUTHERN WATER PLC  TELECOMMUNICATIONS  IMMATERIAL
                                                     LTD         SUBSIDIARIES
------------------------------------------------------------------------------

POST-MERGER (IF HOLDING COMPANY STRUCTURE ADOPTED)

                                      NEW
                               SCOTTISHPOWER PLC
------------------------------------------------------------------------------
MERGER SUBSIDIARIES      SCOTTISHPOWER PLC
------------------------------------------------------------------------------

         PACIFICORP
        -------------

         EXISTING
        PACIFICORP
          GROUP

------------------------------------------------------------------------------
held through subsidiary
(GENSCOT LTD)
------------------------------------------------------------------------------
                                                 SCOTTISHPOWER     VARIOUS
MANWEB PLC                SOUTHERN WATER PLC  TELECOMMUNICATIONS  IMMATERIAL
                                                     LTD         SUBSIDIARIES
----------                ------------------- ------------------ -------------

POST-MERGER (IF HOLDING COMPANY STRUCTURE NOT ADOPTED)

                             SCOTTISHPOWER PLC
--------------------------------------------------------------------------------
              held through subsidiary
              (GENSCOT LTD)
--------------------------------------------------------------------------------

                                                 SCOTTISHPOWER    VARIOUS OTHER
   MERGER                                       TELECOMMUNICATIONS IMMATERIAL
SUBSIDIARIES    MANWEB PLC  SOUTHERN WATER PLC        LTD          SUBSIDIARIES
------------    ----------  ------------------  ------------------ -------------
PACIFICORP
---------------
  EXISTING
 PACIFICORP
   GROUP
---------------

What You Will Receive in the Merger (see page 57)

   In the merger, each share of PacifiCorp common stock will be converted into
0.58 ADSs or, at your election, 2.32 ordinary shares, of New ScottishPower or ScottishPower, depending on whether the holding company structure is adopted.

   The ADSs will trade on the New York Stock Exchange and will be quoted in U.S. dollars while ordinary shares will trade on the London Stock Exchange and will be quoted in pounds sterling. The ADSs can be converted into ordinary shares whenever the holder chooses, provided a fee is paid by the holder to the bank that acts as a depositary for the ADSs. The fee is currently $5.00 per 100 ADSs.

   ScottishPower will not issue fractional shares of ADSs or ordinary shares. Instead, ScottishPower will pay you cash for any fractional share of ScottishPower owed to you based on the market value of ScottishPower ADSs or ordinary shares on the last trading day immediately preceding the merger.

   The outstanding shares of PacifiCorp's three classes of preferred stock will not be converted in the merger and will continue to have the same rights and preferences they had before the merger. However, the merger agreement requires PacifiCorp to redeem the $1.16, $1.18 and $1.28 series of its preferred stock before the merger.

The PacifiCorp Annual Meeting (see page 26)

   The PacifiCorp annual meeting will be held at the Salt Lake City Hilton Hotel, 150 West 300 South, Salt Lake City, Utah, on Thursday, June 17, 1999, commencing at 1:30 p.m., local time. At the PacifiCorp annual meeting, the holders of record of PacifiCorp common stock and PacifiCorp preferred stock will be asked to consider and vote upon proposals to approve the merger agreement, elect two PacifiCorp directors and approve PacifiCorp's independent auditor for 1999. In addition, holders of PacifiCorp preferred stock will be asked to consent to an increase in the limit on unsecured debt under PacifiCorp's articles of incorporation.

The Record Date for Voting (see page 26)

   The close of business on April 30, 1999 is the record date for determining if you are entitled to vote at the PacifiCorp annual meeting. At the PacifiCorp record date, there were 297,331,855 shares of PacifiCorp common stock, 126,463 shares of PacifiCorp 5% preferred stock, 288,469 shares of PacifiCorp serial preferred stock, and 2,744,438 shares of PacifiCorp no par serial preferred stock entitled to vote at the PacifiCorp annual meeting.

Voting and Revocation of Proxies (see page 27)

   Oregon law requires that the merger agreement be approved by an affirmative vote of at least a majority of the outstanding shares of PacifiCorp common stock and a majority of the voting power of all PacifiCorp stock entitled to vote. In addition, the articles of incorporation of PacifiCorp require the consent to the merger of the holders of a majority of the voting power of the PacifiCorp preferred stock, voting together as a single class. The consent of the holders of a majority of the voting power of the PacifiCorp preferred stock is also required to approve the proposed increase in the limit on unsecured debt included in the PacifiCorp articles of incorporation.

   Each share of PacifiCorp common stock and PacifiCorp preferred stock is entitled to one vote, except for the 994,438 shares of PacifiCorp $1.16, $1.18 and $1.28 no par serial preferred stock, which are entitled to one-quarter vote per share. Shares of PacifiCorp common stock and PacifiCorp preferred stock represented by properly executed proxies received in time for the PacifiCorp annual meeting will be voted in accordance with the instructions specified in the proxy. If no instructions are indicated on a properly executed proxy, such shares will be voted FOR the proposal to approve the merger agreement, FOR the election of PacifiCorp directors, FOR the approval of PacifiCorp's independent auditor for 1999, and FOR the unsecured debt consent.

   You may revoke your proxy at any time before the PacifiCorp annual meeting by:

  . delivering to the Corporate Secretary of PacifiCorp a notice of revocation bearing a later date,

  . delivering to the Corporate Secretary of PacifiCorp a duly executed proxy bearing a later date, or

  .  attending the PacifiCorp annual meeting and voting in person.

   Attendance at the PacifiCorp annual meeting will not by itself constitute revocation of a proxy.

   The votes relating to the merger approval are not dependent on the results of the votes on the proposals with respect to election of directors, approval of PacifiCorp's independent auditor or the unsecured debt consent.

Special Cash Payments to Holders of Preferred Stock (see page 138)

   If, but only if, the merger is approved at the PacifiCorp annual meeting and all regulatory approvals for the merger required under the merger agreement have been obtained, PacifiCorp will make a special cash payment in the following amounts to each holder of record of PacifiCorp preferred stock on the PacifiCorp record date that voted FOR the approval of the merger:

                                                                        Payment
       Preferred Stock                                                 Per Share
       ---------------                                                 ---------
       $1.16, $1.18 and $1.28 no par serial preferred stock...........   $0.25
       All other preferred stock......................................   $1.00

These special cash payments will be made promptly after receipt of the last regulatory approval for the merger but before the merger.

   In addition, if the unsecured debt consent is approved, PacifiCorp will make a special cash payment in the following amounts to each holder of PacifiCorp preferred stock on the PacifiCorp record date that voted FOR the unsecured debt consent:

                                                                        Payment
       Preferred Stock                                                 Per Share
       ---------------                                                 ---------
       $1.16, $1.18 and $1.28 no par serial preferred stock...........   $0.25
       All other preferred stock......................................   $1.00

These special cash payments will be made promptly after the PacifiCorp annual meeting. Special cash payments are estimated to be a maximum of $5 million. This amount will be expensed on the books of PacifiCorp when incurred.

The ScottishPower Extraordinary General Meeting in Respect of the Merger

   A ScottishPower extraordinary general meeting has been convened for 10:00 a.m., local time, on June 15, 1999. At the meeting, a resolution will be proposed to approve the merger. The resolution will require the approval of a majority of the votes cast in person or on a poll at the meeting.

ScottishPower Court Meeting, Extraordinary General Meeting and Class Meeting in Respect of the Scheme

   A court meeting has been convened for 10:10 a.m., local time, or as soon as the extraordinary general meeting in respect of the merger concludes or is adjourned, on June 15, 1999, pursuant to an order of the Court of Session in Edinburgh to enable ScottishPower shareholders to consider and approve the scheme of arrangement, which is the process under which New ScottishPower will be put in place as the holding company for the ScottishPower group.

   An extraordinary general meeting and a class meeting have been convened at 10:20 a.m. and 10:30 a.m., local time, respectively, or as soon as the court meeting concludes or is adjourned, on June 15, 1999 to enable ScottishPower shareholders to consider and pass special resolutions to approve and implement the scheme of arrangement.

   It is intended that immediately upon the scheme of arrangement becoming effective, New ScottishPower will change its name to Scottish Power plc and the existing ScottishPower will be renamed Scottish Power U.K. plc.

How to Choose to Receive Ordinary Shares Instead of ADSs (see page 58)

   Promptly after completion of the merger, which we currently expect to occur during the Fall of 1999, each holder of PacifiCorp common stock will be sent an election form, which will permit the holder to elect to receive ordinary shares in exchange for all or any portion of the holder's shares of PacifiCorp common stock. If a holder of PacifiCorp common stock does not submit a properly completed election form in a timely fashion or if the holder revokes his or her election form before the deadline for the submission of the election form, his or her shares will be converted in the merger into the right to receive the ADSs. To make the ordinary share election, a holder of PacifiCorp common stock must complete properly and return the election form to The Bank of New York, the exchange agent, before the date announced in a news release to be issued by ScottishPower as the last day on which an ordinary share election may be made.

   Neither PacifiCorp nor the PacifiCorp Board of Directors makes any recommendation as to whether you should elect to receive the ordinary shares instead of ADSs in the merger. You must make your own decision with respect to the election.

Recommendation of the PacifiCorp Board of Directors Concerning the Merger (see page 35)

   The PacifiCorp Board of Directors has, by a unanimous vote of directors present, adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and has concluded that the terms of the merger are in your best interests. The PacifiCorp Board of Directors recommends a vote "FOR" the approval of the merger agreement.

Opinion of PacifiCorp's Financial Advisor (see page 39)

   Salomon Smith Barney Inc. has acted as financial advisor to PacifiCorp in connection with the merger and has delivered to PacifiCorp a written opinion dated December 6, 1998, which provides that, as of the date of the opinion and based upon matters stated in it, the merger consideration to be received by holders of PacifiCorp common stock under the original merger agreement is fair, from a financial point of view, to the PacifiCorp common shareholders.

Opinion of ScottishPower's Financial Advisor (see page 46)

   Morgan Stanley & Co. Limited has acted as financial advisor to ScottishPower in connection with the merger and has delivered to ScottishPower a written opinion dated December 6, 1998, which provides that, as of the date of the opinion and based upon matters stated in it, the exchange ratio of 0.58 ADSs, or 2.32 ordinary shares, for each outstanding share of PacifiCorp common stock under the original merger agreement is fair, from a financial point of view, to ScottishPower.

Interests of PacifiCorp Officers and Directors (see page 54)

   In considering the PacifiCorp Board of Directors' recommendation that you vote in favor of the merger, you should be aware that members of the PacifiCorp Board of Directors and officers of PacifiCorp have benefits that provide them with interests in the merger that are different from the interests of PacifiCorp shareholders.

Conditions to the Merger (see page 65)

   ScottishPower and PacifiCorp will complete the merger only if the conditions set forth in the merger agreement are either satisfied or, if permitted, waived. These conditions include, among other things:

  .  approval of the merger agreement by PacifiCorp's shareholders;

  .  approval of the merger by ScottishPower's shareholders;

  . the absence of any event having a significant negative impact on PacifiCorp or ScottishPower and their respective subsidiaries taken as a whole;

  .  receipt of necessary regulatory and third-party consents and approvals;

  . the absence of any governmental agency or court order prohibiting the merger;

  . the agreement by the London Stock Exchange to list the ordinary shares and the authorization by the New York Stock Exchange to list the ADSs;

  . the material accuracy of the representations and warranties and material performance of the covenants contained in the merger agreement; and

  . the delivery of written tax opinions from Milbank, Tweed, Hadley & McCloy LLP, Stoel Rives LLP and LeBoeuf, Lamb, Greene & MacRae, LLP.

   If any of these conditions are waived by either party, ScottishPower and PacifiCorp intend to amend this proxy statement/prospectus as required by law and distribute the amended proxy statement/prospectus or other information which is suitable to comply with any such laws.

Termination Fee (see page 67)

   If PacifiCorp receives an alternative proposal from a third party and the merger agreement is terminated, PacifiCorp is required to pay to ScottishPower a termination fee of $250,000,000. If PacifiCorp terminates the merger agreement following a change in control, other than through the scheme of arrangement, of ScottishPower, ScottishPower is required to pay to PacifiCorp a termination fee of $250,000,000.

   In addition, the merger agreement generally requires each party to pay a termination fee of $10,000,000 if its shareholder approval is not obtained and the other party's shareholder approval is obtained.

Dissenters' Rights (see page 79)

   Under Oregon law, holders of shares of PacifiCorp common stock do not have dissenters' rights with respect to the merger. Holders of PacifiCorp preferred stock, however, do have the right under Oregon law to dissent from the merger and receive payment of the "fair value" of their shares of PacifiCorp preferred stock if they comply with the requirements of Oregon law described in this proxy statement/prospectus.

New York Stock Exchange and London Stock Exchange Listing (see page 73)

   ScottishPower has agreed to have the ADSs issued in the merger listed for trading on the New York Stock Exchange. The authorization for listing is a condition to the obligations of PacifiCorp to consummate the merger. It is also a condition that the London Stock Exchange shall have agreed to admit the ordinary shares to be issued in the merger to the Official List of the London Stock Exchange.

Dividends (see page 72)

   After completing the merger, ScottishPower intends to adopt the practice of paying regular dividends on a quarterly basis. Dividends on ordinary shares underlying the ADSs will be declared in pounds sterling and converted into U.S. dollars and dividends on all other ordinary shares will be paid in pounds sterling. ScottishPower expects dividends to be paid in February, May, August and November of each year. PacifiCorp plans to continue its normal dividend policy until the merger is completed.

   ScottishPower is committed to its stated aim of achieving 7% to 8% real dividend growth annually until the U.K. regulatory reviews which take effect from April 1, 2000, while maintaining a prudent level of dividend cover. It is ScottishPower's current aim to deliver real dividend growth thereafter and this will be re-examined once the outcome of these regulatory reviews is known.

Risk Factors (see page 24)

   All PacifiCorp shareholders should read carefully the discussion under "Risk Factors" for information concerning the regulation of ScottishPower's business in the U.K.

Material Income Tax Consequences (see page 73)

   All PacifiCorp shareholders should read carefully the discussion under "The Merger--Material Income Tax Consequences" beginning on page 73 and are urged to consult their own tax advisors as to specific consequences to them of the merger under federal, state, local or any other applicable tax laws.

Comparison of Rights of PacifiCorp Shareholders and ScottishPower Shareholders (see page 120)

   In the merger, holders of PacifiCorp common stock will receive either ADSs or ordinary shares. There are numerous differences between the rights of a shareholder in PacifiCorp, an Oregon corporation, and the rights of a shareholder in ScottishPower, a Scottish corporation. We urge you to review the discussion under "Comparison of Rights of PacifiCorp Shareholders and ScottishPower Shareholders" beginning on page 120 for a summary of these differences.

           SELECTED HISTORICAL FINANCIAL INFORMATION OF SCOTTISHPOWER

   The selected historical financial information set out below is extracted or derived from the consolidated financial statements of ScottishPower for the five years ended March 31, 1998 which have been audited by Coopers & Lybrand, Chartered Accountants and Registered Auditors (see "Experts") and from the unaudited Interim Accounts for the six months ended September 30, 1998. This selected historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, such consolidated financial statements and their accompanying notes located on pages F-1 through F-39 of the Form 20-F filed by ScottishPower for the year ended March 31, 1998 and the unaudited Interim Accounts for the six months ended September 30, 1998 filed on Form 6-K, both of which are incorporated in this document by reference--see "Where You Can Find More Information".

   ScottishPower prepares the consolidated financial statements of the group in accordance with accounting principles generally accepted in the U.K. ("U.K. GAAP"), which differs in certain significant respects from accounting principles generally accepted in the United States ("U.S. GAAP"). A description of the significant differences between U.K. GAAP and U.S. GAAP applicable to ScottishPower and a reconciliation of profit for the financial year (or net income) and equity shareholders' funds (or shareholders' equity) under U.K. GAAP to those under U.S. GAAP are set out in Note 33 to the consolidated financial statements of ScottishPower included in the Form 20-F for the year ended March 31, 1998.

   In the table below, amounts for the six months ended September 30, 1998 and for the year ended March 31, 1998 have been translated solely for the convenience of the reader, at $1.70 to (Pounds)1.00 and $1.68 to (Pounds)1.00, the noon buying rates in effect on September 30, 1998, and March 31, 1998 respectively.

   The basic earnings per ScottishPower ADS have been calculated based on a ratio of four ScottishPower ordinary shares to one ScottishPower ADS. Dividends per ScottishPower ordinary share and per ScottishPower ADS exclude any associated U.K. tax credit available to certain holders of ScottishPower ordinary shares and ScottishPower ADSs.

   Other than turnover, U.S. GAAP information for the years ended March 31, 1995 and March 31, 1994 has not been published by ScottishPower.

                             Six months ended
                              September 30,                                            Year ended March 31,
                    ---------------------------------------- --------------------------------------------------------------------
                     1998        1998           1997          1998        1998           1997           1996           1995
                    -------- -------------- ---------------- -------- -------------- -------------- -------------- --------------
                       $       (Pounds)       (Pounds)          $       (Pounds)       (Pounds)       (Pounds)       (Pounds)
                                            (in millions except for per ordinary share and ADS amounts)
 U.K. GAAP
  information
  Turnover........    2,455         1,444           1,370      5,255         3,128          2,941          2,271          1,716
  Operating
   profit.........      551           324             317      1,319           785            664            434            380
  Profit before
   taxation.......      420           247             245      1,075           640            558            404            375
  Ordinary
   taxation.......      (97)          (57)            (58)      (255)         (152)          (137)          (109)          (101)
  Windfall tax....      --            --             (317)      (533)         (317)           --             --             --
  Profit/(loss)
   after
   taxation.......      323           190            (130)       287           171            421            295            274
  Earnings/(loss)
   per
   ScottishPower
   ordinary
   share..........  $0.2729         16.05 p        (11.04) p $0.2421         14.41 p        38.11 p        33.12 p        32.88 p
  Earnings per
   ScottishPower
   ordinary share
   (as adjusted)..  $0.2729         16.05 p         15.85 p  $0.6935         41.28 p        38.11 p        33.12 p        32.88 p
  Earnings/(loss)
   per
   ScottishPower
   ADS............    $1.09  (Pounds)0.64   (Pounds)(0.44)     $0.97  (Pounds)0.58   (Pounds)1.52   (Pounds)1.32   (Pounds)1.32
  Earnings per
   ScottishPower
   ADS (as
   adjusted)......    $1.09  (Pounds)0.64    (Pounds)0.63      $2.77  (Pounds)1.65   (Pounds)1.52   (Pounds)1.32   (Pounds)1.32
  Dividend per
   ScottishPower
   ordinary share,
   net............  $0.1275          7.50 p          6.80 p  $0.3427         20.40 p        18.50 p        15.50 p        13.65 p
  Dividend per
   ScottishPower
   ADS, net.......  $  0.51  (Pounds)0.30    (Pounds)0.27    $  1.38  (Pounds)0.82   (Pounds)0.74   (Pounds)0.62   (Pounds)0.55
  Total assets....   10,149         5,970           5,355      9,369         5,577          4,848          2,861          1,844
  Long term
   liabilities....    3,624         2,132           1,031      2,411         1,435          1,076            785            313
  Equity
   shareholders'
   funds..........    3,079         1,811           1,540      2,869         1,708          1,523          1,208          1,106
 U.S. GAAP
  information
  Turnover........    2,455         1,444           1,370      5,255         3,128          2,941          2,271          1,716
  Profit/(loss)
   after
   taxation.......      284           167            (132)       218           130            353            271            --
  Basic
   earnings/(loss)
   per
   ScottishPower
   ordinary
   share..........  $0.2402         14.13 p        (11.20)p  $0.1848         11.00 p        31.94 p        30.39 p          --
  Basic
   earnings/(loss)
   per
   ScottishPower
   ADS............  $0.9608  (Pounds)0.57   (Pounds)(0.45)   $0.7392  (Pounds)0.44   (Pounds)1.28   (Pounds)1.22            --
  Diluted
   earnings/(loss)
   per
   ScottishPower
   ordinary
   share..........  $0.2377         13.98 p        (11.09)p  $0.1830         10.89 p        31.66 p        30.14 p          --
  Diluted
   earnings/(loss)
   per
   ScottishPower
   ADS............  $0.9508  (Pounds)0.56   (Pounds)(0.44)   $0.7320  (Pounds)0.44   (Pounds)1.27   (Pounds)1.21            --
  Total assets....   11,798         6,940           6,353     11,001         6,548          6,065          3,480            --
  Equity
   shareholders'
   funds..........    3,845         2,262           2,064      3,785         2,253          2,340          1,510            --

-------


                  --------------
                      1994
                  --------------
                    (Pounds)

 U.K. GAAP
  information
  Turnover........       1,569
  Operating
   profit.........         360
  Profit before
   taxation.......         351
  Ordinary
   taxation.......         (93)
  Windfall tax....         --
  Profit/(loss)
   after
   taxation.......         258
  Earnings/(loss)
   per
   ScottishPower
   ordinary
   share..........       30.95 p
  Earnings per
   ScottishPower
   ordinary share
   (as adjusted)..       30.95 p
  Earnings/(loss)
   per
   ScottishPower
   ADS............(Pounds)1.24
  Earnings per
   ScottishPower
   ADS (as
   adjusted)......(Pounds)1.24
  Dividend per
   ScottishPower
   ordinary share,
   net............       12.40 p
  Dividend per
   ScottishPower
   ADS, net.......(Pounds)0.50
  Total assets....       1,679
  Long term
   liabilities....         300
  Equity
   shareholders'
   funds..........         942
 U.S. GAAP
  information
  Turnover........       1,569
  Profit/(loss)
   after
   taxation.......         --
  Basic
   earnings/(loss)
   per
   ScottishPower
   ordinary
   share..........         --
  Basic
   earnings/(loss)
   per
   ScottishPower
   ADS............         --
  Diluted
   earnings/(loss)
   per
   ScottishPower
   ordinary
   share..........         --
  Diluted
   earnings/(loss)
   per
   ScottishPower
   ADS............         --
  Total assets....         --
  Equity
   shareholders'
   funds..........         --
------------------------------
(1) As permitted under U.K. GAAP, ScottishPower earnings per share has been presented above including and excluding the impact of windfall tax to provide an additional measure of underlying performance. In accordance with U.S. GAAP, earnings per share has been presented above based on U.S. GAAP earnings, without adjustments for the impact of windfall tax.
  As such additional measures of underlying performance are not permitted under U.S. GAAP, the inclusion of windfall tax in the determination of earnings for the purposes of computation of earnings per share in accordance with U.S. GAAP decreased earnings by (Pounds)317 million or 26.86 pence per share/(Pounds)1.07 per ADS for the year ended March 31, 1998.

            SELECTED HISTORICAL FINANCIAL INFORMATION OF PACIFICORP

   The selected historical financial information set out below is extracted or derived from the consolidated financial statements of PacifiCorp for the five years ended December 31, 1998 which have been audited by Deloitte & Touche LLP, independent auditors (see "Experts"). This selected historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, such consolidated financial statements and their accompanying notes included in the Form 10-K of PacifiCorp for the year ended December 31, 1998, which is incorporated in this document by reference--see "Where You Can Find More Information."

                                           Year ended December 31,
                                 ----------------------------------------------
                                   1998      1997      1996     1995     1994
                                 --------  --------  -------- -------- --------
                                  ($ million, except for per share amounts)
Income Statement information
Revenues.......................   5,580.4   4,548.9   3,792.0  2,806.8  2,839.9
Income from operations.........     680.8     810.7   1,086.3    890.6    857.6
Net income/(loss)..............     (36.1)    663.7     504.9    505.0    468.0
Earnings contribution/(loss) on
 common share
Continuing operations..........      91.3     210.1     400.5    363.3    357.8
Discontinued operations........    (146.7)    446.8      74.6    103.0     70.5
Extraordinary item.............       --      (16.0)      --       --       --
                                 --------  --------  -------- -------- --------
Total earnings/(losses)
 contribution on common share..     (55.4)    640.9     475.1    466.3    428.3
                                 --------  --------  -------- -------- --------
Earnings/(loss) per common
 share--basic and dilutive
Continuing operations..........  $   0.30  $   0.71  $   1.37 $   1.28 $   1.26
Discontinued operations........  $  (0.49) $   1.50  $   0.25 $   0.36 $   0.25
Extraordinary item.............       --   $  (0.05)      --       --       --
                                 --------  --------  -------- -------- --------
Total earnings/(losses) per
 common share..................  $  (0.19) $   2.16  $   1.62 $   1.64 $   1.51
                                 --------  --------  -------- -------- --------
Cash dividends declared per
 common share..................  $   1.08  $   1.08  $   1.08 $   1.08 $   1.08
Balance Sheet information
Total assets...................    12,989    13,627    13,809   13,167   11,000
Long-term debt (excluding
 current portion)..............     4,559     4,413     4,829    4,509    3,391
Common equity..................     3,957     4,321     4,032    3,633    3,460

  Continuing Operations

   PacifiCorp is an electricity company in the United States and Australia. In the United States, PacifiCorp conducts a retail electric utility business under the assumed business names of Pacific Power & Light Company and Utah Power & Light Company, and engages in power production and sales on a wholesale basis under the name PacifiCorp. PacifiCorp Group Holdings Company, a wholly owned subsidiary of PacifiCorp, holds the stock of subsidiaries conducting businesses not regulated as domestic electric utilities. PacifiCorp Group Holdings Company indirectly owns 100% of Powercor Australia Ltd., the largest of the five electric distribution companies in Victoria, Australia.

                SIGNIFICANT FACTORS AFFECTING OPERATING RESULTS

   Financial results reported in accordance with U.K. GAAP or U.S. GAAP include the impact of unusual or infrequent events and factors which are not expected to occur regularly in the future. Significant factors and trends, which may be helpful to review in understanding the past performance and future prospects of ScottishPower and PacifiCorp, are described briefly below. The following discussion should be read in conjunction with the "Selected Historical Financial Information" of ScottishPower and PacifiCorp included in the previous pages and with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" of ScottishPower and PacifiCorp that are contained in the annual reports and other information that ScottishPower and PacifiCorp, respectively, have filed with the SEC. See "Where You Can Find More Information".

Significant Factors Affecting ScottishPower's Operating Results

 Year ended March 31, 1996

   On 6 October 1995, ScottishPower acquired Manweb plc a U.K. regional electricity company, for a total consideration of (Pounds)1,115.7 million which included a share issue of (Pounds)271.9 million (including 119.4 million shares). There were no contingent payments which formed part of the acquisition agreement. The acquisition method of accounting was used and the goodwill arising on the acquisition was written off the reserves in the year to March 31, 1996 in accordance with the accounting policy adopted at that time. Manweb contributed operating profit, before reorganization costs, of (Pounds)80.4 million in the six months from the date of acquisition to March 31, 1996 and operating profit of (Pounds)135.0 million in the year ended March 31, 1997. Had the acquisition taken place on April 1, 1995, Manweb would have contributed turnover of (Pounds)812.1 million, operating profit of (Pounds)126.6 million and profit on ordinary activities after tax of (Pounds)42.9 million in the year to March 31, 1996. For the year to March 31, 1995 Manweb recorded turnover of (Pounds)878.6 million, operating profit of (Pounds)101.0 million and profit on ordinary activities after tax of (Pounds)62.8 million. Had the acquisition taken place on April 1, 1995, the contribution to earnings per share from Manweb's operations would have been 4.90p in the year to March 31, 1996 and 7.70p in the year to March 31, 1995.

   In the year ended March 31, 1996, costs of (Pounds)42.7 million relating to a reorganization of Manweb were charged to the profit and loss account as an exceptional operating item. Of the total costs, (Pounds)28.2 million represented accruals for severance costs and (Pounds)14.5 million represented reorganization costs in areas such as contracting and retail. By March 31, 1998, operating cost savings from the acquisition of Manweb totalled (Pounds)98 million compared to pre-acquisition cost levels.

 Year ended March 31, 1997

   In August 1996, ScottishPower acquired Southern Water, a U.K. water company, for a total consideration of (Pounds)1,716.5 million which included a share issue of (Pounds)397.9 million (including 126.4 million shares). As part of the acquisition agreement, deferred contingent consideration of (Pounds)13.4 million was included and related to the election made by participants in the Southern Water Sharesave Scheme to be granted options over ScottishPower shares in place of options previously granted over Southern Water shares. The acquisition method of accounting was used and the goodwill arising on the acquisition was written off to reserves in the year to March 31, 1997 in accordance with the accounting policy adopted at that time. Southern Water contributed operating profit, before reorganization costs, of (Pounds)135.6 million in the eight months from the date of acquisition to March 31, 1997 and operating profit of (Pounds)240.7 million in the year ended March 31, 1998. Had the acquisition taken place on April 1, 1996 Southern Water would have contributed turnover of (Pounds)474.5 million, operating profit of (Pounds)200.0 million and profit after ordinary tax of (Pounds)139.3 million in the year to March 31, 1997. For the year to March 31, 1996 Southern Water recorded turnover of (Pounds)424.7 million, operating profit of (Pounds)170.6 million and profit on ordinary activities after tax of (Pounds)144.8 million. Had the acquisition taken place on April 1, 1996, the contribution to earnings per share from Southern Water's operations would have been 12.6p in the year to March 31, 1997 and 16.2p in the year to March 31, 1996.

   In the year ended March 31, 1997, costs of (Pounds)21.2 million relating to a reorganization of Southern Water were charged to the profit and loss account as an exceptional operating item. By March 31, 1998, operating cost savings from the acquisition of Southern Water totalled (Pounds)31 million.

 Year ended March 31, 1998

   In the year ended March 31, 1998, exceptional taxation of (Pounds)317 million was charged to the profit and loss account. This was paid in two equal installments on December 1, 1997 and December 1, 1998. The tax related to the group's estimated share of the windfall tax which was levied on certain utility companies in the U.K. according to the formula contained within the Finance (No. 2) Act 1997. The 1997 budget speech, which introduced this tax, referred to the charge as being of a "one-off" nature.

Significant Factors Affecting PacifiCorp's Operating Results

 Year ended December 31, 1995

   In August 1995, Pacific Telecom, Inc. closed the sale of the stock of Alascom, Inc. which resulted in a pre-tax gain of $66.5 million. Alascom, Inc. contributed income before income taxes of $36.9 million in the seven months from January 1, 1995 to date of disposition and income before income taxes of $80.7 million in the year ended December 31, 1994.

   In December 1995, PacifiCorp purchased Powercor Australia Ltd. Powercor contributed income before income taxes of $1.2 million in the one month from the date of acquisition to December 31, 1995 and income before income taxes of $51.8 million in the year ended December 31, 1996.

 Year ended December 31, 1996

   In September 1996, a consortium, known as the Hazelwood Power Partnership, purchased a 1,600 megawatt, coal-fired generating station and associated coal mine in Victoria, Australia. PacifiCorp has a 19.9% interest in the partnership through an indirect subsidiary. Hazelwood Power Partnership incurred losses before income taxes of $1.2 million in the four months from the date of acquisition to December 31, 1996 and losses before income taxes of $2.3 million in the year ended December 31, 1997.

 Year ended December 31, 1997

   In April 1997, PacifiCorp, through a subsidiary, acquired all of the outstanding shares of common stock of TPC Corporation. TPC Corporation incurred losses before income taxes of $7.2 million in the nine months from the date of acquisition to December 31, 1997 and a loss from operations before income taxes of $15.1 million in the year ended December 31, 1998. A decision to sell TPC Corporation was made in October 1998. PacifiCorp sold TPC Corporation in February 1999.

   In August 1997, PacifiCorp incurred a pre-tax loss of $105.6 million associated with closing foreign currency exchange positions and option premium costs relating to the initial tender offer for The Energy Group plc in June 1997.

   On November 5, 1997, PacifiCorp completed the sale of its independent power subsidiary, Pacific Generation Company, which resulted in a pre-tax gain of $56.5 million. Pacific Generation Company contributed income before income taxes of $16.7 million in the ten months from January 1, 1997 to the date of disposition and income before income taxes of $12.4 million in the year ended December 31, 1996.

   On December 1, 1997, PacifiCorp completed the sale of Pacific Telecom, Inc., realizing a pre-tax gain of $671 million. Pacific Telecom, Inc. contributed income before income taxes of $146.8 million in the eleven months from January 1, 1997 to the date of disposition and income before income taxes of $122.2 million in the year ended December 31, 1996.

   In December 1997, PacifiCorp recorded $170.4 million of pre-tax special charges. The charges included a write off of $86.9 million of deferred regulatory pension assets, $19.1 million of certain information system assets associated with PacifiCorp's decision to proceed with installation of SAP enterprise wide software and $64.5 million associated with the write down of assets and acceleration of reclamation costs due to the early closure of the Glenrock mine. PacifiCorp also recorded an extraordinary charge of $25.6 million pre-tax relating to the write off of allocable generation regulatory assets in California and Montana.

 Year ended December 31, 1998

   In January 1998, PacifiCorp recorded a $113.1 million pre-tax charge associated with a workforce reduction plan in the United States.

   In March 1998, PacifiCorp recorded an $86.2 million pre-tax charge to write off deferred costs related to the failed attempt to acquire The Energy Group plc.

   In October 1998, PacifiCorp decided to discontinue its eastern U.S. energy trading business, exit its energy development business and dispose of the Hazelwood power plant. As a result, PacifiCorp recorded a $234.5 million pre-tax loss at December 31, 1998.

   On March 4, 1999, the Utah Public Service Commission issued an order in a general rate case under which PacifiCorp was required to refund $40 million through a credit on customer bills. As a result of the order, PacifiCorp recorded a $38 million reduction in revenues in 1998 and will record a $2 million reduction in 1999. The order also requires PacifiCorp to reduce revenues by $85 million, or 12%, per year.

                              RECENT DEVELOPMENTS

   On May 6, 1999, ScottishPower filed with the SEC on Form 6-K an audited Preliminary Statement for the year ended March 31, 1999. The selected historical financial information set out below is extracted or derived from the audited Preliminary Statement.

   In the table below, amounts for the years ended March 31, 1999 and March 31, 1998 have been translated solely for the convenience of the reader, at $1.61 to (Pounds)1.00 and at $1.68 to (Pounds)1.00, respectively, being the noon buying rates in effect on March 31, 1999 and March 31, 1998, respectively.

   Please refer to page 10 of this document which details the methods of calculating earnings per ADS and dividends per ordinary share and per ADS. Page 10 also highlights that ScottishPower prepares its financial statements under U.K. GAAP, which differs in certain significant respects from U.S GAAP.

                                            Year ended March 31,
                                  --------------------------------------------
                                   1999        1999       1998        1998
                            Notes -------  ------------  -------  ------------
                                     $       (Pounds)       $       (Pounds)
                                    (in millions except for per ordinary
                                           share and ADS amounts)
U.K. GAAP Information
 Turnover.................          5,220         3,242    5,255         3,128
 Operating profit.........          1,293           803    1,319           785
 Profit before taxation...          1,037           644    1,075           640
 Ordinary taxation........           (229)         (142)    (255)         (152)
 Windfall tax.............            --            --      (533)         (317)
 Profit after taxation....            808           502      287           171
 Earnings per
  ScottishPower ordinary
  share...................   (1)  $0.6830         42.42p $0.2421         14.41p
 Earnings per
  ScottishPower ordinary
  share (as adjusted).....   (1)  $0.6846         42.52p $0.6935         41.28p
 Diluted earnings per
  ScottishPower ordinary
  share...................   (1)  $0.6762         42.00p $0.2397         14.27p
 Diluted earnings per
  ScottishPower ordinary
  share (as adjusted).....   (1)  $0.6778         42.10p $0.6866         40.87p
 Earnings per
  ScottishPower ADS.......   (1)  $  2.74  (Pounds)1.70  $  0.97  (Pounds)0.58
 Earnings per
  ScottishPower ADS (as
  adjusted)...............   (1)  $  2.74  (Pounds)1.70  $  2.77  (Pounds)1.65
 Diluted earnings per
  ScottishPower ADS.......   (1)  $  2.70  (Pounds)1.68  $  0.96  (Pounds)0.57
 Diluted earnings per
  ScottishPower ADS (as
  adjusted)...............   (1)  $  2.70  (Pounds)1.68  $  2.74  (Pounds)1.63
 Dividend per
  ScottishPower ordinary
  share, net                      $0.3623         22.50p $0.3427         20.40p
 Dividend per
  ScottishPower ADS, net..        $  1.45  (Pounds)0.90  $  1.38  (Pounds)0.82
 Total assets.............         10.034         6,232    9,369         5,577
 Long term liabilities....          3,394         2,108    2,411         1,435
 Equity shareholders'
  funds...................          3,133         1,946    2,869         1,708
U.S. GAAP Information
 Turnover.................          5,220         3,242    5,255         3,128
 Profit after taxation....            733           455      218           130
 Basic earnings per
  ScottishPower ordinary
  share                      (1)  $ 61.81         38.39p $0.1848         11.00p
 Basic earnings per
  ScottishPower ADS.......   (1)  $2.4724  (Pounds)1.54  $0.7392  (Pounds)0.44
 Diluted earnings per
  ScottishPower ordinary
  share                      (1)  $0.6120         38.01p $0.1830         10.89p
 Diluted earnings per
  ScottishPower ADS.......   (1)  $2.4480  (Pounds)1.52  $0.7320  (Pounds)0.44
 Total assets.............         11.582         7.194   11,001         6,548
 Equity shareholders'
  funds...................          3,986         2,476    3,785         2,253

--------
(1) As permitted under U.K. GAAP, ScottishPower earnings per share has been presented above including and excluding the impact of windfall tax ((Pounds)317 million for fiscal 1998) and goodwill amortization ((Pounds)1.2 million for fiscal 1999), to provide an additional measure of underlying performance. In accordance with U.S. GAAP, earnings per share has been presented above based on U.S. GAAP earnings, without adjustments for the impact of windfall tax and goodwill amortization.
  As such additional measures of underlying performance are not permitted under U.S. GAAP, the inclusion of windfall tax in the determination of earnings for the purposes of computation of earnings per share in accordance with U.S. GAAP decreased earnings by (Pounds)317 million or 26.86 pence per share / (Pounds)1.07 per ADS for the year ended March 31, 1998. The inclusion of goodwill decreased earnings by (Pounds)31.2 million or 2.63 pence per share / 10.52 pence per ADS for the year ended March 31, 1999 and by (Pounds)29.8 million or 2.53 pence per share / 10.12 pence per ADS for the year ended March 31, 1998.

Summary of financial performance on a U.K. GAAP basis for the year ended March 31, 1999

   Group turnover for the year of (Pounds)3,242 million was (Pounds)114 million higher than 1997/98, an increase of 3.6% due principally to growth in the developing domestic gas business (gas and other energy sales were up by (Pounds)77 million to (Pounds)240 million) and in the telecommunications business (ScottishTelecom total turnover increased by (Pounds)107 million to (Pounds)220 million).

   Group operating profit amounted to (Pounds)803 million, an increase of 2.3% or (Pounds)18 million compared with 1997/98, principally due to increased profit in Power Systems and Southern Water. This increase in group operating profit is after absorbing an additional (Pounds)28 million of costs compared to the previous year, for capturing new energy and telecoms customers, marketing the ScottishPower brand and depreciation of new systems required to operate in the competitive electricity and gas markets. Earnings before interest, tax and depreciation increased by (Pounds)66 million to (Pounds)1,017 million.

   The net interest charge of (Pounds)161 million was (Pounds)14 million higher than in 1997/98 due mainly to the full year effect of increased debt on payment of the first installment of the windfall tax in December 1997 and the partial year impact from the second installment paid in December 1998. Interest cover remained prudent at 5.0 times against 5.3 times in the prior year. The effective tax rate was reduced to 22.0% from 23.7% in the previous year largely due to higher capital allowances on the current mix and level of capital expenditure.

   The profit after ordinary tax for the year amounted to (Pounds)502 million, an increase of (Pounds)14 million or 2.9%. Earnings per share were 42.42p, an increase of 2.8% (42.52p before goodwill amortization, an increase of 3.0%).

   The proposed final dividend of 15.00p net per share brings the total dividend per share for the year to 22.50p net, an increase of 10.3%. The full year dividend was covered 1.9 times by earnings, versus 2.0 times in 1997/98.

   Free cash flow for the year was (Pounds)702 million, a reduction of (Pounds)32 million versus 1997/98, reflecting working capital increases in our developing gas and telecommunications businesses. The group invested (Pounds)754 million in capital projects during the year, (Pounds)97 million more than in the previous years. This investment was primarily to improve the quality of the infrastructure assets in our electricity and water and wastewater services businesses and in the growth of our telecommunications business. In addition, expenditure on improving information systems throughout the group continued.

   Net debt at March 31, 1999 was (Pounds)2,421 million, an increase of (Pounds)468 million compared with a year ago, principally due to payments of windfall tax and the increased program of capital expenditure. Gearing at March 31, 1999 was 124%, up from 114% at March 31, 1998.

      SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

   ScottishPower and PacifiCorp (the "Combined Group") are providing the following Summary Unaudited Pro Forma Condensed Combined Financial Information to provide an indication of what the results of operations and financial position of the Combined Group might have looked like had the merger occurred on an earlier date. This information is provided for illustrative purposes only and does not show what the results of operations or financial position of the Combined Group would have been if the merger had actually occurred on the dates indicated. This information also does not indicate what the Combined Group's future operating results or consolidated financial position will be.

   See "Unaudited Pro Forma Condensed Combined Financial Information" for a more detailed explanation of this analysis.

Basis of Presentation

   PacifiCorp's financial statements will continue to be kept in accordance with U.S. GAAP. The Summary Unaudited Pro Forma Condensed Combined Financial Information has been prepared in accordance with U.K. GAAP which differs in some significant respects from U.S. GAAP. In the pro forma financial information, PacifiCorp's financial position and results of operations have been adjusted to U.K. GAAP and translated into pounds sterling, as described in the Notes to the Unaudited Pro Forma Condensed Combined Financial Information contained under "Unaudited Pro Forma Condensed Combined Financial Information".

   The Combined Group intends to account for the merger using the acquisition method of accounting under U.K. GAAP and the merger qualifies for the purchase method of accounting under U.S. GAAP. The pro forma financial information has been prepared on this basis.

Summary Unaudited Pro Forma Income Statement Information

   The Summary Unaudited Pro Forma Income Statement Information assumes that the merger took place on April 1, 1997 and reflects continuing operations only. This is the first day of the earliest financial period of ScottishPower presented in the pro forma financial information.

   The Summary Unaudited Pro Forma Income Statement Information for the year ended March 31, 1998 combines the audited historical consolidated income statement of ScottishPower for the year then ended and the audited historical consolidated income statement of PacifiCorp, as adjusted to U.K. GAAP, for the year ended December 31, 1997.

   The Summary Unaudited Pro Forma Income Statement Information for the six months ended September 30, 1998 and September 30, 1997 combine the unaudited historical condensed consolidated income statements of ScottishPower for those periods then ended, and the unaudited historical condensed consolidated income statements of PacifiCorp, as adjusted to U.K. GAAP, for the six months ended June 30, 1998 and June 30, 1997, respectively.

   The Summary Unaudited Pro Forma Income Statement Information also gives effect to the pro forma adjustments described in the Notes to the Unaudited Pro Forma Condensed Combined Financial Information under "Unaudited Pro Forma Condensed Combined Financial Information".

Summary Unaudited Pro Forma Balance Sheet Information

   The Summary Unaudited Pro Forma Balance Sheet Information assumes that the merger took place on September 30, 1998.

   The Summary Unaudited Pro Forma Balance Sheet Information as at September 30, 1998 combines the unaudited historical consolidated balance sheet of ScottishPower and the unaudited historical consolidated balance sheet of PacifiCorp, as adjusted to U.K. GAAP, both as at September 30, 1998.

   The Summary Unaudited Pro Forma Balance Sheet Information also gives effect to the pro forma adjustments described in the Notes to the Unaudited Pro Forma Condensed Combined Financial Information under "Unaudited Pro Forma Condensed Combined Financial Information".

Summary Unaudited Pro Forma Income Statement Information

                                         Six months ended
                                          September 30,               Year ended March 31,
                                -----------------------------------   --------------------
                          Notes  1998       1998          1997         1998       1998
                          ----- ------- ------------  -------------   ------- ------------
                                   $      (Pounds)      (Pounds)         $      (Pounds)
                                  (in millions except for per share and  ADS amounts)
U.K. GAAP
Turnover................        4,886.3      2,961.4        2,621.6   9,746.2      5,942.8
Operating profit from
 continuing operations..          796.9        483.0          623.3   2,001.5      1,220.4
Profit/(loss) for the
 period.................          320.6        194.4          (41.9)    418.0        254.8
Earnings/(loss) per
 ScottishPower ordinary
 share..................   (1)    $0.17        10.37p         (2.25)p   $0.22        13.65p
Earnings per
 ScottishPower ordinary
 share
 (as adjusted)..........   (1)    $0.20        11.97p         16.36p    $0.55        33.84p
U.S. GAAP
Profit/(loss) for the
 period.................          240.7        145.9          (83.1)    243.5        148.5
Earnings/(loss) per
 ScottishPower ordinary
 share..................   (1)    $0.13         7.79p         (4.46)p   $0.13         7.95p
Earnings/(loss) per
 ScottishPower ADS......   (1)    $0.52 (Pounds)0.31  (Pounds)(0.18)    $0.52 (Pounds)0.32

Summary Unaudited Pro Forma Balance Sheet Information

                                                                    As at
                                                                September 30,
                                                                    1998
                                                              -----------------
                                                                 $     (Pounds)
                                                                 (millions)
U.K. GAAP
Total assets................................................. 25,336.4 14,903.7
Loans and other borrowings due after more than one year......  8,029.3  4,723.1
Shareholders' interest.......................................  9,242.0  5,436.5
U.S. GAAP
Shareholders' interest....................................... 11,444.9  6,732.3

--------
Notes:

(1) As permitted under U.K. GAAP, the Combined Group pro forma earnings per share has been presented above including and excluding the impact of windfall tax and goodwill amortization ((Pounds)30.0 million for the six months ended September 30, 1997 and 1998, and (Pounds)60.0 million for the year ended March 31, 1998), to provide an additional measure of underlying performance. In accordance with U.S. GAAP, pro forma earnings per share has been presented above based on U.S. GAAP earnings, without adjustment for the impact of windfall tax or goodwill amortization. As such additional measures of underlying performance are not permitted under U.S. GAAP, the inclusion of windfall tax in the determination of earnings for the purposes of computation of earnings per share in accordance with US GAAP decreased earnings by (Pounds)317 million or 17.00 pence per share/68.00 pence per ADS for the six months ended September 30, 1997 and by (Pounds)317 million or 16.98 pence per share/67.92 pence per ADS for the year ended March 31, 1998. The inclusion of goodwill amortization decreased earnings by (Pounds)69.6 million or 3.71 pence per share/14.84 pence per ADS for the six months ended September 30, 1998, by (Pounds)69.3 million or 3.72 pence per share/14.88 pence per ADS for the six months ended September 30, 1997 and by (Pounds)139.0 million or 7.44 pence per share/29.76 pence per ADS for the year ended March 31, 1998.

                           COMPARATIVE PER SHARE DATA

   The following table sets forth certain per share data of ScottishPower and PacifiCorp on both historical and pro forma combined bases and on an equivalent pro forma basis for PacifiCorp. The historical data as of September 30, 1998 and 1997 and for the six month periods then ended, the PacifiCorp pro forma equivalent per share data and the pro forma combined amounts for all periods presented below are unaudited. The pro forma equivalent per share data for PacifiCorp has been determined based on the merger consideration of 0.58 ScottishPower ADSs, representing 2.32 ScottishPower ordinary shares, for each share of PacifiCorp common stock. This table should be read in conjunction with the historical financial statements and pro forma financial information, and the related notes thereto, incorporated by reference or appearing elsewhere herein. See "Where You Can Find More Information," and "Unaudited Pro Forma Condensed Combined Financial Information".

   Unaudited pro forma condensed combined data and PacifiCorp equivalent pro forma per share data reflect the combined results, in respect of continuing operations only, for both ScottishPower and PacifiCorp, after giving effect to the merger (including the issuance of the merger consideration), as if it had occurred on September 30, 1998, in the case of book value data, and on April 1, 1997, in the case of earnings and dividend data. The pro forma data does not reflect potential cost savings or potential synergistic benefits and enhancements anticipated by ScottishPower's management as a result of the merger. See "The Merger--Reasons for the Merger; Recommendations of PacifiCorp Board of Directors and ScottishPower Board of Directors" and "--Opinions of Financial Advisors". The unaudited pro forma financial data are presented for informational purposes only, and are not necessarily indicative of the operating results or financial position that would have occurred had the merger and other transactions presented in the Unaudited Pro Forma Condensed Combined Financial Information been completed on the dates indicated nor are they indicative of future operating results or financial position. Pro forma dividend per share amounts represent the aggregate of the actual historical dividends paid by ScottishPower and PacifiCorp divided by the estimated pro forma number of outstanding ordinary shares following the merger. The pro forma dividend per share amounts are not necessarily indicative of the actual dividends that will be paid following the merger.

   In the following table, as permitted under U.K. GAAP, pro forma earnings per share has been presented including and excluding the impact of windfall tax ((Pounds)317 million for fiscal 1998) and goodwill amortization ((Pounds)30.0 million for the six months ended September 30, 1997 and 1998, and (Pounds)60.0 million for the year ended March 31, 1998), to provide an additional measure of underlying performance. In accordance with U.S. GAAP, earnings per share has been presented based on U.S. GAAP earnings of the Combined Group, without adjustment for the impact of windfall tax ((Pounds)317 million for fiscal 1998) or goodwill amortization (September 30, 1998: (Pounds)69.6 million; September 30, 1997; (Pounds)69.3 million; March 31, 1998; (Pounds)139.0 million). The inclusion of these amounts in the determination of earnings for the purposes of computation of earnings per share in accordance with U.S. GAAP decreased earnings per share as follows:

                                                        PacifiCorp
                                                        Pro Forma  ScottishPower
                                         Combined Group Equivalent  Historical
                                         ------------------------- -------------
                                            P      $        $            P
                                         ------- ----------------- -------------
March 31, 1998
  Per ordinary/common share
    Windfall tax........................   16.98   0.28    0.65        26.87
    Goodwill amortisation...............    7.44   0.12    0.28         2.53
  Per ADS
    Windfall tax........................   67.92   1.12    2.60       107.48
    Goodwill amortisation...............   29.76   0.48    1.12        10.12
September 30, 1998
  Per ordinary/common share
    Windfall tax........................     --     --      --           --
    Goodwill amortisation...............    3.71   0.06    0.14         1.27
  Per ADS
    Windfall tax........................     --     --      --           --
    Goodwill amortisation...............   14.84   0.24    0.56         5.08
September 30, 1997
  Per ordinary/common share
    Windfall tax........................   17.00   0.28    0.65        26.89
    Goodwill amortisation...............    3.72   0.06    0.14         1.25
  Per ADS
    Windfall tax........................   68.00   1.12    2.60       107.56
    Goodwill amortisation...............   14.88   0.24    0.56         5.00

                           COMPARATIVE PER SHARE DATA

                                Combined     PacifiCorp
                                 Group       Pro Forma  PacifiCorp ScottishPower
                               Pro Forma     Equivalent Historical  Historical
                              -------------  ---------- ---------- -------------
                                p       $        $          $            p
                                                         Note (a)
Year ended March 31, 1998
Amounts under U.K. GAAP
 Earnings per
  ordinary/common share
 Basic......................   13.65   0.22     0.51       0.80        14.41
 Diluted....................   13.56   0.22     0.51       0.80        14.27
 Earnings per
  ordinary/common share (as
  adjusted)
 Basic......................   33.84   0.55     1.28       0.80        41.28
 Diluted....................   33.63   0.55     1.28       0.80        40.87
 Dividends per
  ordinary/common share.....   23.49   0.39     0.90       1.08        20.40
 Book value per
  ordinary/common share.....     N/A    N/A      N/A        N/A       141.30
Amounts under U.S. GAAP
 Earnings per
  ordinary/common share
 Basic......................    7.95   0.13     0.30       0.71        11.00
 Diluted....................    7.90   0.13     0.30       0.71        10.89
 Dividends per
  ordinary/common share.....   23.49   0.39     0.90       1.08        20.40
 Book value per
  ordinary/common share.....     N/A    N/A      N/A      14.55       190.40
Six months ended September
 30, 1998
Amounts under U.K. GAAP
 Earnings per
  ordinary/common share
 Basic......................   10.37   0.17     0.39       0.19        16.05
 Diluted....................   10.30   0.17     0.39       0.19        15.87
 Earnings per
  ordinary/common share (as
  adjusted)
 Basic......................   11.97   0.20     0.46       0.19        16.05
 Diluted....................   11.89   0.20     0.46       0.19        15.87
 Dividends per
  ordinary/common share.....   10.00   0.16     0.37       0.54         7.50
 Book value per
  ordinary/common share.....  286.43   4.87    11.30      14.27       149.90
Amounts under U.S. GAAP
 Earnings per
  ordinary/common share
 Basic......................    7.79   0.13     0.30       0.18        14.13
 Diluted....................    7.73   0.13     0.30       0.18        13.98
 Dividends per
  ordinary/common share.....   10.00   0.16     0.37       0.54         7.50
 Book value per
  ordinary/common share.....  356.94   6.07    14.08      14.04       190.80
Six months ended September
 30, 1997
Amounts under U.K. GAAP
 Earnings per
  ordinary/common share
 Basic......................   (2.25) (0.04)   (0.09)      0.65       (11.04)
 Diluted....................   (2.23) (0.04)   (0.09)      0.65       (10.93)
 Earnings per
  ordinary/common share (as
  adjusted)
 Basic......................   16.36   0.27     0.63       0.65        15.85
 Diluted....................   16.27   0.27     0.63       0.65        15.71
 Dividends per
  ordinary/common share.....    9.57   0.16     0.37       0.54         6.80
 Book value per
  ordinary/common share.....     N/A    N/A      N/A        N/A       130.60
Amounts under U.S. GAAP
 Earnings/(loss) per
  ordinary/common share
 Basic......................   (4.46) (0.07)   (0.16)      0.57       (11.20)
 Diluted....................   (4.43) (0.07)   (0.16)      0.57       (11.09)
 Dividends per
  ordinary/common share.....    9.57   0.16     0.37       0.54         6.80
 Book value per
  ordinary/common share.....     N/A    N/A      N/A      13.74       175.10

--------
Notes:
(a) PacifiCorp historical comparative per share data is given for the year ended December 31, 1997 and for the six months ended June 30, 1998 and 1997 except for the book value per common share under U.K. GAAP which is given as at September 30, 1998.

                   COMPARATIVE MARKET PRICE AND DIVIDEND DATA

Market Price Data

   ScottishPower ADSs are listed for trading on the New York Stock Exchange under the symbol "SPI". ScottishPower ordinary shares are listed on the Official List of the London Stock Exchange under the symbol "SPW". PacifiCorp common stock is listed for trading on the New York Stock Exchange and Pacific Stock Exchange under the symbol "PPW".

   The table below sets forth for the calendar quarters indicated, (1) the range of high and low closing sale prices for the ScottishPower ADSs, as reported over-the-counter prior to September 8, 1997 and as reported on the New York Stock Exchange Composite Tape following that date, (2) the highest and lowest middle market quotations for the ScottishPower ordinary shares, as derived from the Daily Official List of the London Stock Exchange, and (3) the range of high and low closing sale prices for the PacifiCorp common stock, as reported on the New York Stock Exchange Composite Tape.

                                                                    PacifiCorp
                                    ScottishPower   ScottishPower     Common
                                         ADS       Ordinary Shares     Stock
                                    ------------- ----------------- -----------
                                     High   Low     High     Low    High   Low
                                    ------------- -------- -------- ----- -----
                                      $      $    (Pounds) (Pounds)   $     $
1997
  First Quarter....................  24.48  21.54   3.76     3.34   21.75 20.13
  Second Quarter...................  26.03  23.18   3.97     3.52   22.38 19.25
  Third Quarter....................  31.31  26.21   4.80     3.97   23.38 20.56
  Fourth Quarter...................  35.63  28.13   5.40     4.20   27.31 21.44
1998
  First Quarter....................  38.50  33.00   5.82     4.85   26.75 22.81
  Second Quarter...................  37.50  35.25   5.76     5.25   24.44 21.81
  Third Quarter....................  41.28  35.25   6.20     5.28   23.13 18.88
  Fourth Quarter...................  44.63  37.00   6.75     5.32   22.31 18.75
1999
  First Quarter....................  44.02  34.13   6.64     5.29   21.56 17.25
  Second Quarter (through April 27,
   1999)...........................  35.00  33.50   5.33     5.09   17.13 15.94

   On December 4, 1998, the last full trading day prior to the public announcement of the execution and delivery of the merger agreement, the closing price per (1) ScottishPower ADS was $44.63, (2) ScottishPower ordinary share was (Pounds)6.75, and (3) share of PacifiCorp common stock was $20.75 (or $26.02 on an equivalent per share basis).

   On April 27, 1999, the most recent date for which it was practicable to obtain market price data before the printing of this proxy statement/prospectus, the closing price per (1) ScottishPower ADS was $34.50,
(2) ScottishPower ordinary share was (Pounds)5.18, and (3) share of PacifiCorp common stock was $15.94 (or $19.42 on an equivalent per share basis). PacifiCorp shareholders are urged to obtain current market quotations for the ScottishPower ADSs, ScottishPower ordinary shares and PacifiCorp common stock. No assurance can be given as to the market price of ScottishPower ADSs, ScottishPower ordinary shares or PacifiCorp common stock at the time of the merger.

   On the PacifiCorp record date, there were approximately 103,000 holders of record of PacifiCorp common stock.

Dividend Data

   ScottishPower. The following table sets forth dividends declared and paid in respect of ScottishPower ordinary shares for the periods indicated, including the associated U.K. tax credit available to certain beneficial owners of ScottishPower ordinary shares or ScottishPower ADSs who are residents of the U.S. for tax purposes and after deduction of U.K. withholding taxes. The dividends set forth below have been grossed up by the tax credit rates applicable on the dates of payment. The tax credit rates were as follows: April 6, 1988 to April 5, 1993 = 25%; April 6, 1993 to April 5, 1994 = 22.5%; and
April 6, 1994 to April 5, 1999 = 20%. It should be noted that the percentage of any dividend represented by the associated U.K. tax credit has varied over the periods indicated. The amounts shown are not those that were actually paid to holders of ScottishPower ordinary shares and ScottishPower ADSs. Dividends have been translated from pounds sterling into U.S. dollars using exchange rates prevailing on the date the dividends were paid to holders of ScottishPower ordinary shares and, with respect to ScottishPower ADSs, multiplied by four.

                          Dividends Per ScottishPower

                                         Ordinary Share             ADS
                                       ------------------- ---------------------
                                       Interim Final Total Interim Final  Total
                                       ------- ----- ----- ------- ------ ------
                                          p      p     p      c      c      c
Year ended March 31,
  1993................................  4.96    9.59 14.55  28.46   57.75  86.21
  1994................................  5.33   10.34 15.67  32.02   65.27  97.29
  1995................................  5.69   11.38 17.07  36.03   72.39 108.42
  1996................................  6.46   12.91 19.37  39.33   80.84 120.17
  1997................................  7.71   15.41 23.12  49.49   99.55 149.04
  1998................................  8.50   17.00 25.50  55.58  115.96 171.54
  1999................................  9.38                60.29

   PacifiCorp. PacifiCorp has historically declared and paid dividends quarterly. The following table sets forth the quarterly dividends in respect of the shares of PacifiCorp common stock declared and paid in each of the past five years.

                     Dividends Per PacifiCorp Common Share

                                            First  Second   Third  Fourth
                                           Quarter Quarter Quarter Quarter Total
                                           ------- ------- ------- ------- -----
                                             ($)     ($)     ($)     ($)    ($)
Year ended December 31,
  1994....................................  0.27    0.27    0.27    0.27   1.08
  1995....................................  0.27    0.27    0.27    0.27   1.08
  1996....................................  0.27    0.27    0.27    0.27   1.08
  1997....................................  0.27    0.27    0.27    0.27   1.08
  1998....................................  0.27    0.27    0.27    0.27   1.08

   Although dividends have historically been declared and paid semi-annually, following the merger, ScottishPower intends to pay dividends on a quarterly basis. As dividends paid by ScottishPower will be in pounds sterling, exchange rate fluctuations will affect the U.S. dollar amounts received by holders of ScottishPower ADSs on conversion by The Bank of New York, the depositary, of such cash dividends. See "Currencies and Exchange Rates" and "The Merger-- Material Tax Consequences," "Description of Ordinary Shares--Dividends and Other Distributions" and "Description of American Depositary Shares--Dividends, Other Distributions, Rights and Changes Affecting Deposited Securities."

                                  RISK FACTORS

   U.K. Regulatory Environment. ScottishPower's business is subject to regulation in the U.K., a general description of which is set forth in ScottishPower's Annual Report on Form 20-F which is incorporated in this document by reference. It is expected that regulation will continue to have a material bearing on the profitability and investment capability of ScottishPower. ScottishPower's regulated monopoly businesses comprise electricity transmission and distribution in ScottishPower and electricity distribution in Manweb (together representing 44% of the 1999 operating profit) and the water supply and waste water business in Southern Water (representing 33% of ScottishPower's 1999 operating profit). The regulatory price controls relating to these areas of ScottishPower's business for the five year period commencing April 1, 2000 are currently being reviewed by regulatory authorities in the U.K., as well as those relating to supply and generation. ScottishPower believes that it has high standards of operation and customer service. Nevertheless, ScottishPower is unable to judge accurately the outcome of these reviews and there can be no assurance that they will not materially affect profits. It is expected that all the results of these reviews will be known by November 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

   PacifiCorp and ScottishPower are and, upon completion of the scheme of arrangement, New ScottishPower will be, subject to the informational requirements of the Securities Exchange Act of 1934.

   PacifiCorp files annual, quarterly and special reports, proxy statements and other information with the SEC. ScottishPower files annual reports and other information with the SEC. You may read and copy any reports, statements or other information filed by PacifiCorp or ScottishPower at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. PacifiCorp's SEC filings are also available to the public at the web site maintained by the SEC at http://www.sec.gov. The ADSs and PacifiCorp common stock are listed on the New York Stock Exchange, and consequently, the periodic reports, proxy statements and other information filed by ScottishPower and PacifiCorp with the SEC can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The PacifiCorp common stock is also listed on the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, where such filings by PacifiCorp may also be inspected. The primary market for ScottishPower ordinary shares is the London Stock Exchange.

   New ScottishPower and ScottishPower have filed with the SEC a registration statement on Form F-4 to register the ordinary shares underlying the ADSs to be issued by one of them to holders of PacifiCorp common stock in the merger. This proxy statement/prospectus is a part of the registration statement and constitutes a prospectus of New ScottishPower and ScottishPower, as well as being a proxy statement of PacifiCorp.

   As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. Statements contained or incorporated by reference in this proxy statement/prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such contract or other document so filed, each such statement being qualified in all respects by the reference.

   The SEC allows us to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their financial condition.

   PacifiCorp SEC Filings (File No. 1-5152)      Period
   ----------------------------------------      ------
   Annual Report on Form 10-K                    Year ended December 31, 1998 (as amended on
                                                 April 30, 1999)
   Current Report on Form 8-K                    Filed on February 17, 1999
   ScottishPower SEC Filings (File No. 1-14676)  Period
   --------------------------------------------  ------
   Annual Report on Form 20-F                    Fiscal year ended March 31, 1998 (as amended
                                                 on October 14, 1998)
   Reports of Foreign Private Issuer on Form 6-K Filed on April 6, 1998, April 20, 1998, May
                                                 4, 1998, June 1, 1998, July 6, 1998, July 31,
                                                 1998, September 16, 1998, November 2, 1998,
                                                 November 24, 1998, December 21, 1998,
                                                 February 9, 1999, February 23, 1999, March 1,
                                                 1999, March 8, 1999, March 23, 1999, April 6,
                                                 1999, April 12, 1999, April 19, 1999, April
                                                 20, 1999 and April 26, 1999; and dated April
                                                 26, 1999 and May 6, 1999

   PacifiCorp, ScottishPower and New ScottishPower also incorporate by reference into this proxy statement/prospectus additional documents that may be filed with the SEC from the date of this proxy statement/prospectus to the date of the meeting. These include periodic reports, such as Annual Reports on Form 10-K and 20-F, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Reports of Foreign Private Issuers on Form 6-K, as well as proxy statements.

   Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or in any other subsequently filed incorporated document modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this proxy statement/prospectus.

   Each of PacifiCorp and ScottishPower hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this proxy statement/prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the incorporated documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. Requests should be directed to (1) PacifiCorp, 825 NE Multnomah, Suite 2000, Portland, Oregon 97232, Attention: Lenore M. Martin, Corporate Secretary, telephone number (503) 813-7200, or (2) ScottishPower, 1 Atlantic Quay, Glasgow G2 8SP, United Kingdom, Attention: Andrew Mitchell, Secretary, telephone number 011-44-141-248-8200. In order to ensure timely delivery of any such documents in advance of the PacifiCorp annual meeting, any request should be made by June 3, 1999.

                               ----------------

   You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the transactions. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated May 6, 1999. You should not assume that the information contained in the proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of ADSs or ordinary shares in the merger shall create any implication to the contrary.

                               ----------------

Forward-Looking Statements

   There are forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include, but are not limited to, information concerning possible or assumed future results of operations of ScottishPower and PacifiCorp, as well as statements preceded by, followed by or that include the words "believes", "expects", "estimates", "intends", "anticipates" or similar expressions. You should understand that certain important factors, in addition to those discussed elsewhere in this document and in the documents we incorporate by reference, could affect the future results of ScottishPower and PacifiCorp and could cause those results to differ materially from those expressed in our forward-looking statements.

                 PACIFICORP ANNUAL MEETING, VOTING AND PROXIES

Introduction

   This proxy statement/prospectus is being furnished to the holders of PacifiCorp common stock and PacifiCorp preferred stock in connection with the solicitation of proxies by the PacifiCorp Board of Directors from the holders of such securities for use at the PacifiCorp annual meeting, which is being held to approve the merger agreement. As a result of the merger, PacifiCorp will become an indirect, wholly owned subsidiary of ScottishPower, as set forth in the Notice of Annual Meeting.

PacifiCorp Annual Meeting

   Date, Place and Time; Record Date. The PacifiCorp 1999 annual meeting will be held at the Salt Lake City Hilton Hotel, 150 West 300 South, Salt Lake City, Utah, on Thursday, June 17, 1999, commencing at 1:30 p.m. local time for the purposes set forth below. Only holders of record of PacifiCorp common stock and PacifiCorp preferred stock at the close of business on the PacifiCorp record date, April 30, 1999, will be entitled to notice of and to vote at the PacifiCorp annual meeting and any adjournment thereof. The meeting may be adjourned from time to time as the shareholders present in person or by proxy may determine. All shareholders who find it convenient to do so are invited to attend the meeting in person.

   Purposes of PacifiCorp Annual Meeting. The purposes of the PacifiCorp annual meeting are to:

  .  consider and vote upon a proposal to approve the merger agreement,

  .  elect two Class III directors of PacifiCorp,

  . ratify the appointment of Deloitte & Touche LLP to serve as independent auditor of PacifiCorp for the year 1999, and

  .  transact such other business as may properly come before the meeting.

In addition, holders of PacifiCorp preferred stock will be asked to consent to an increase in the limit on unsecured debt under PacifiCorp's articles of incorporation. If any other business should properly come before the annual meeting, the shares represented by the proxies solicited hereby may be discretionarily voted on such business in accordance with the judgment of the persons named on the proxy form to the extent allowed by the rules of the SEC, unless otherwise indicated in the proxy form.

   Recommendation of PacifiCorp Board of Directors. The PacifiCorp Board of Directors, by unanimous vote of directors present, has adopted and approved the merger agreement and has concluded that the terms of the merger are in the best interests of the PacifiCorp shareholders.

   The PacifiCorp Board of Directors recommends that PacifiCorp shareholders vote FOR approval of the merger agreement, FOR the election of PacifiCorp directors and FOR the approval of PacifiCorp's independent auditor for 1999. The PacifiCorp board also recommends that holders of PacifiCorp preferred stock vote FOR the unsecured debt consent.

   In considering the recommendation of the PacifiCorp Board of Directors regarding the merger agreement and the associated transactions, the PacifiCorp shareholders should be aware that some members of the PacifiCorp Board of Directors and management have interests with respect to the merger that are in addition to and/or potentially different from the interests of the other PacifiCorp shareholders. See "The Merger--Interests of PacifiCorp's Officers and Directors."

   Required Vote; Quorum. Each holder of record of PacifiCorp common stock, PacifiCorp 5% preferred stock, PacifiCorp serial preferred stock, PacifiCorp $7.48 no par serial preferred stock and PacifiCorp $7.70 no par serial preferred stock on the PacifiCorp record date is entitled to cast one vote per share on each matter submitted to a vote at the PacifiCorp annual meeting. Each holder of record of PacifiCorp $1.16, $1.18 and $1.28 no par serial preferred stock on the PacifiCorp record date is entitled to cast one-quarter vote per share on the approval of the merger and the unsecured debt consent at the PacifiCorp annual meeting. The holders of at least a majority of the total number of votes entitled to be cast by the holders of all outstanding shares of PacifiCorp common stock and PacifiCorp preferred stock, respectively, must be present in person or represented by proxy at the PacifiCorp annual meeting in order for the required quorums to be present.

   The merger agreement must be approved by an affirmative vote of the holders of at least a majority of the shares of the PacifiCorp common stock and at least a majority of the voting power of all PacifiCorp stock entitled to vote at the meeting. In addition, the holders of at least a majority of the voting power of the PacifiCorp preferred stock, voting together as a single class, must approve the merger. As of the close of business on the PacifiCorp record date, PacifiCorp's capital stock consisted of 297,331,855 shares of PacifiCorp common stock, 126,463 shares of PacifiCorp 5% preferred stock, 288,469 shares of PacifiCorp serial preferred stock, 750,000 shares of PacifiCorp $7.48 no par serial preferred stock, 1,000,000 shares of PacifiCorp $7.70 no par serial preferred stock, and an aggregate of 994,438 shares of PacifiCorp $1.16, $1.18 and $1.28 no par serial preferred stock.

   Other Voting Information. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the PacifiCorp annual meeting, but will have the effect of a vote against the approval of the merger agreement and, with respect to holders of PacifiCorp preferred stock, against the unsecured debt consent. The directors and executive officers of PacifiCorp, who collectively own less than 0.3% of the outstanding shares of PacifiCorp common stock, have indicated their intention to vote their shares in favor of approval of the merger agreement at the PacifiCorp annual meeting.

   Voting and Revocation of Proxies. The shares represented by each properly executed proxy received before or at the PacifiCorp annual meeting will be voted in accordance with the instructions specified in the proxy, if given. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR the proposal to approve the merger agreement, FOR the election of PacifiCorp directors, FOR the approval of PacifiCorp's auditor for 1999, and FOR the unsecured debt consent. You may revoke a proxy at any time before the PacifiCorp annual meeting by delivering to the Corporate Secretary of PacifiCorp at Suite 2000, 825 NE Multnomah, Portland, Oregon 97232, a notice of revocation bearing a later date, by delivering a duly executed proxy bearing a later date or by attending the meeting and voting in person. Attendance at the PacifiCorp annual meeting will not by itself constitute revocation of a proxy.

   Any beneficial owner of shares who is not the registered holder of such shares as of the PacifiCorp record date (as would be the case for any beneficial owner whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee) must arrange with the record holder to execute and deliver a PacifiCorp proxy form on such beneficial owner's behalf. These record holders will not have the authority to vote with respect to the merger approval and the unsecured debt consent unless they receive specific instructions from beneficial owners. Accordingly, these types of "broker non-votes" will have the same effect as voting "AGAINST" the merger agreement and the unsecured debt consent. Beneficial owners are urged to ensure that the record holder of their shares marks, signs, dates and returns the accompanying proxy form as soon as possible.

   Only shareholders of record on the PacifiCorp record date are eligible to vote at the PacifiCorp annual meeting. Therefore, each shareholder is urged, even if such shareholder has sold its shares subsequent to the PacifiCorp record date, to vote "FOR" the approval of all the proposals on the accompanying PacifiCorp proxy form. If special cash payments are made to holders of PacifiCorp preferred stock, they will be made to the holders of record on the PacifiCorp record date.

   The PacifiCorp annual meeting may be adjourned to another date and/or place for any proper purpose, including for the purpose of soliciting additional proxies.

Proxy Solicitation

   General. In addition to soliciting proxies by mail, proxies may also be solicited by the directors, officers and employees of PacifiCorp, who will receive no additional compensation therefor in addition to their regular salaries and fees, by telephone, telegram, printed advertising materials, facsimile transmission or other electronic communication methods or in person. All expenses of soliciting proxies from PacifiCorp shareholders will be borne by PacifiCorp. Banks, brokerage firms and other custodians who hold shares of PacifiCorp common stock and PacifiCorp preferred stock in their name or custody or in the name of nominees for others will be reimbursed by PacifiCorp for their reasonable expenses incurred in forwarding proxy solicitation materials to those persons for whom they hold the shares. In addition, PacifiCorp has retained Innisfree M&A Incorporated to aid in the solicitation of proxies in connection with the PacifiCorp annual meeting. The fee of Innisfree M&A Incorporated is not to exceed $50,000, plus reimbursement for reasonable out-of-pocket expenses.

   In connection with the merger approval and the unsecured debt consent from holders of PacifiCorp preferred stock, solicitation fees may be payable as described below to Soliciting Dealers that are designated as the Soliciting Dealer soliciting a proxy from holders of PacifiCorp preferred stock as set forth on the Notice of Solicited Proxies. A "Soliciting Dealer" is (1) any broker or dealer in securities, including each of the Co-Solicitation Agents named below in its capacity as a dealer or broker, that is a member of any national securities exchange or of the NASD, (2) any foreign broker or dealer not eligible for membership in the NASD that agrees to conform to the NASD's Conduct Rules in making solicitations or (3) any bank or trust company. See "Proposal to Increase Unsecured Debt Limit--Special Cash Payments" for information concerning cash payments that may be made to holders of PacifiCorp preferred stock who vote in favor of the merger or the unsecured debt consent.

   Soliciting Dealer Fees for Merger Approval. If, but only if, the merger is approved at the PacifiCorp annual meeting and all regulatory approvals for the merger required under the merger agreement have been obtained, for each share of PacifiCorp preferred stock that is voted "FOR" the merger by a beneficial owner holding 2,500 or fewer shares of PacifiCorp preferred stock (10,000 or fewer shares for the PacifiCorp $1.16, $1.18 or $1.28 series), PacifiCorp will pay to the designated Soliciting Dealer, including any Co-Solicitation Agent, a solicitation fee of $1.00 per share ($0.25 for the PacifiCorp $1.16, $1.18 or $1.28 series). These solicitation fees will be paid promptly after the merger is completed.

   If, but only if, the merger is approved at the PacifiCorp annual meeting, for each share of PacifiCorp preferred stock that is voted "FOR" the merger by a beneficial owner holding more than 2,500 shares of PacifiCorp preferred stock (10,000 shares for the PacifiCorp $1.16, $1.18 or $1.28 series), PacifiCorp will pay to the Co-Solicitation Agents an aggregate fee of $0.25 per share ($0.0625 per share for the PacifiCorp $1.16, $1.18 or $1.28 series). These solicitation fees will be paid promptly after the merger is completed.

   Soliciting Dealer Fees for Unsecured Debt Consents. In addition, if, but only if, the unsecured debt consent is obtained at the PacifiCorp annual meeting, for each share of PacifiCorp preferred stock that is voted "FOR" the unsecured debt consent by a beneficial owner holding 2,500 or fewer shares of PacifiCorp preferred stock (10,000 or a fewer shares for the PacifiCorp $1.16, $1.18 or $1.28 series), PacifiCorp will pay to the designated Soliciting Dealer, including any Co-Solicitation Agent, a solicitation fee of $1.00 per share ($0.25 per share for the PacifiCorp $1.16, $1.18 or $1.28 series). The solicitation fee for these unsecured debt consents will be paid promptly after the PacifiCorp annual meeting.

   If, but only if, the unsecured debt consent is obtained at the PacifiCorp annual meeting, for each share of PacifiCorp preferred stock that is voted "FOR" the unsecured debt consent by a beneficial owner holding more than 2,500 shares of PacifiCorp preferred stock (10,000 shares for the PacifiCorp $1.16, $1.18 or $1.28 series), PacifiCorp will pay to the Co-Solicitation Agents an aggregate fee of $0.25 per share ($0.0625 per share for the PacifiCorp $1.16, $1.18 or $1.28 series). The solicitation fee for these unsecured debt consents will be paid promptly after the PacifiCorp annual meeting.

   Co-Solicitation Agents. If the merger is approved, for each share of PacifiCorp preferred stock that is voted "FOR" the merger, PacifiCorp has also agreed to pay to Salomon Smith Barney Inc., Donaldson, Lufkin & Jenrette Securities Corporation and PaineWebber Incorporated, who have been engaged by PacifiCorp as co-solicitation agents for the solicitation of proxies from holders of PacifiCorp preferred stock for the merger and the unsecured debt consent (collectively, the "Co-Solicitation Agents"), in consideration for such engagement, an additional aggregate fee of $0.25 per share ($0.0625 per share for the PacifiCorp $1.16, $1.18 or $1.28 series). In addition, if this unsecured debt consent is obtained, for each share of PacifiCorp preferred stock that is voted "FOR" the unsecured debt consent, PacifiCorp has also agreed to pay to the Co-Solicitation Agents an additional aggregate fee of $0.25 per share ($0.0625 per share for the PacifiCorp $1.16, $1.18 or $1.28 series). The additional fees to be paid to the Co-Solicitation Agents relating to the merger will be paid promptly after the merger is completed. The additional fees to be paid to the Co-Solicitation Agents relating to the unsecured debt consent will be paid promptly after the PacifiCorp annual meeting.

   PacifiCorp has also agreed to reimburse the Co-Solicitation Agents for their reasonable out-of-pocket expenses, including the fees and expenses of their legal counsel, and has agreed to indemnify them and related persons and entities against certain liabilities and expenses in connection with their engagement, including liabilities under the federal securities laws.

   Soliciting Dealers. A designated Soliciting Dealer will include any Soliciting Dealer even when the activities of the Soliciting Dealer in connection with the PacifiCorp annual meeting consist solely of forwarding to clients materials relating to the PacifiCorp annual meeting, and voting "FOR" either the merger or the unsecured debt consent as directed by beneficial owners. No Soliciting Dealer is required to make any recommendation to holders of shares as to whether or not to vote "FOR" either proposal. No assumption is made, in making payment to any Soliciting Dealer, that its activities in connection with the PacifiCorp annual meeting included any activities other than those described above, and for all purposes noted in the materials relating to the PacifiCorp annual meeting, the term "solicit" means no more than processing proxies or forwarding to customers materials regarding the solicitation.

   No solicitation fee, other than solicitation fees payable to the Co-Solicitation Agents as described above, is payable to a Soliciting Dealer with respect to a vote "FOR" the merger or the unsecured debt consent except as set forth on a Notice of Solicited Proxies. No solicitation fee is payable to a Soliciting Dealer in respect of shares registered in the name of the Soliciting Dealer unless the shares are held by the Soliciting Dealer as nominee and a vote is being made, or a proxy in respect thereof is being granted, with respect to the shares by one or more beneficial owners identified on the Notice of Solicited Proxies. No solicitation fee is payable to a Soliciting Dealer if the Soliciting Dealer is required for any reason to transfer any portion of the fee to a beneficial holder. No solicitation fee will be paid to a Soliciting Dealer with respect to shares held for its own account or shares beneficially owned by the Soliciting Dealer. No broker, dealer, commercial bank, trust company or other nominee is an agent of PacifiCorp or the Co-Solicitation Agents for purposes of this solicitation.

                                   THE MERGER

   This section describes the proposed merger and the material provisions of the merger agreement and the restated merger agreement, which are attached as Annex A and Annex B. We urge you to read the merger agreements in their entirety.

The Companies

   ScottishPower. ScottishPower was incorporated in Scotland in 1989 and was privatized in 1991. It had previously been the South of Scotland Electricity Board which was formed in the 1950's from an amalgamation of smaller regional electricity supply boards. ScottishPower is a leading multi-utility business in the U.K. with approximately five million customers across Scotland, England and Wales. ScottishPower's activities span the generation, transmission, distribution and supply of electricity, gas supply, water supply and wastewater services, telecommunications, retailing of electrical appliances, technology and contracting services. ScottishPower is one of the largest industrial groups in the U.K., positioned around the middle of the FTSE 100 Index, with a market capitalization at December 31, 1998 of (Pounds)7.4 billion.

   The mailing address of the principal executive offices of ScottishPower is 1 Atlantic Quay, Glasgow G2 8SP, United Kingdom, and its telephone number at that address is 011-44-141-248-8200.

   New ScottishPower. New ScottishPower was incorporated in Scotland on February 19, 1999. Following the approval and implementation of the scheme of arrangement, it will be the holding company for ScottishPower and, following the merger, it will also be the holding company for PacifiCorp.

   The mailing address of the principal executive offices of New ScottishPower is 1 Atlantic Quay, Glasgow G2 8SP, United Kingdom, and its telephone number at that address is 011-44-141-248-8200.

   PacifiCorp. PacifiCorp is an electricity company in the United States and Australia. In the United States, PacifiCorp conducts a retail electric utility business under the assumed business names of Pacific Power & Light Company and Utah Power & Light Company, and engages in power production and sales on a wholesale basis under the name PacifiCorp. PacifiCorp Group Holdings Company, a wholly owned subsidiary of PacifiCorp, holds the stock of subsidiaries conducting businesses not regulated as domestic electric utilities. PacifiCorp Group Holdings Company indirectly owns 100% of Powercor Australia Ltd., the largest of the five electric distribution companies in Victoria, Australia, and a 19.9% interest in the 1,600 megawatt, brown coal-fired thermal Hazelwood power station and adjacent brown coal mine in Victoria.

   The mailing address of the principal executive offices of PacifiCorp is 825 NE Multnomah, Suite 2000, Portland, Oregon 97232, and its telephone number at that address is (503) 813-7200.

Background of the Merger

   From time to time over the past twenty-four months, ScottishPower has considered strategic alternatives relating to the United States electric utility marketplace, including potential acquisitions and other business combination transactions with U.S. based utilities. From mid-1997, Morgan Stanley assisted ScottishPower in exploring various strategic alternatives, including the acquisition of a U.S. electric and/or gas utility. Beginning in January 1998, Morgan Stanley contacted several U.S. electric and gas utilities on behalf of ScottishPower to explore strategic options. Although varying degrees of interest were expressed by some of the contacted utilities, and although preliminary discussions were undertaken with two of these utilities regarding a possible business combination transaction, in each instance, the ScottishPower Board of Directors determined that it would not be in the best interests of ScottishPower to pursue a transaction with either utility.

   In early July 1998, Ian Robinson, the Chief Executive of ScottishPower, contacted by telephone Frederick Buckman, the then Chief Executive Officer of PacifiCorp. Mr. Robinson and Mr. Buckman agreed during that conversation that they and other representatives of their respective companies should meet to discuss whether the parties would be interested in considering a business combination transaction.

   On July 16, 1998, Mr. Robinson and Ian Russell, ScottishPower's Finance Director, met in New York City with Mr. Buckman and discussed the potential for a strategic combination between the two companies. Although substantive terms of a proposed transaction were not discussed, the parties agreed to continue their discussions at a later date. On August 19, 1998, Mr. Robinson, Mr. Russell, Mr. Buckman, Verl Topham, PacifiCorp's General Counsel, Craig Longfield, President of PacifiCorp Financial Services, Inc., and Henry Hewitt of Stoel Rives LLP, PacifiCorp's legal advisors, met in New York City to continue their discussions regarding a possible business combination transaction. At the end of the August 19 meeting, Mr. Buckman stated that he would consult with the PacifiCorp Board of Directors and advise them of the meeting and would contact Mr. Robinson regarding PacifiCorp's interest in further discussions.

   On August 26, 1998, PacifiCorp announced Mr. Buckman's departure from PacifiCorp, and the appointment of Keith McKennon, the then Chairman of PacifiCorp, to the additional position of Chief Executive Officer, effective September 1, 1998. In early September 1998, Mr. McKennon telephoned Mr. Robinson to acknowledge that he was aware of the discussions that had taken place between the companies, and to inform him that PacifiCorp was reviewing its strategic plan and alternatives, which review would be completed by mid-October. Mr. McKennon suggested that any further discussions should await the outcome of that review.

   On September 24, 1998, Mr. Robinson called Mr. McKennon to suggest that it would be desirable to accelerate renewal of discussions regarding a possible business combination transaction. On October 2, 1998, the ScottishPower Board of Directors, following a report by Mr. Robinson and Mr. Russell on the September conversations with Mr. McKennon, instructed the management of ScottishPower to advance further discussions with PacifiCorp and its advisors. A meeting was held in Chicago on October 5, 1998, and was attended by Messrs. Robinson, Russell, McKennon and Hewitt and Richard O'Brien, PacifiCorp's Executive Vice President and Chief Operating Officer.

   At the October 5 meeting, the ScottishPower executives proposed a two-stage approach to exploring a potential transaction in more detail. The initial phase would focus on identifying and discussing the key "threshold" issues of strategy, management and whether a range of values could be identified which was potentially attractive to both companies. If the senior management of the companies concluded that there was a mutual interest in a transaction, the companies would pursue a second phase involving detailed due diligence and negotiation of the specific terms of the proposed transaction. It was agreed that representatives from both companies would do some preliminary valuation work before PacifiCorp's next scheduled board meeting on October 16, 1998.

   As a result of the discussions held at the October 5 meeting, on October 12, 1998, ScottishPower and PacifiCorp entered into a confidentiality and standstill agreement. On the same date, ScottishPower formally engaged Morgan Stanley as financial advisor to assist in the discussions with PacifiCorp. Initial discussions regarding utility regulatory matters, including regulatory approvals that might be required in connection with a potential transaction, took place on October 14. On October 16, 1998, at a meeting of the PacifiCorp Board of Directors, Mr. McKennon reported to the PacifiCorp board on the status of management's strategic review and the discussions with ScottishPower, and the PacifiCorp board authorized the management of PacifiCorp to continue discussions with ScottishPower regarding a possible strategic transaction. Later, a staff working session, headed by Mr. Russell and Mr. O'Brien, was conducted on October 17 and 18, at which the participants reviewed threshold regulatory, strategic and financial due diligence issues, and ScottishPower's representatives were advised regarding PacifiCorp's intentions to refocus on its core electricity business in the western United States.

   On October 23, 1998, PacifiCorp announced that it had completed its strategic review and that it was refocusing on its electricity business in the western United States, selling or terminating some of its non-core businesses and instituting a share repurchase program. The existence of the discussions with ScottishPower did not delay or affect PacifiCorp's strategic review.

   At a meeting of the ScottishPower Board of Directors held on October 23, 1998, Mr. Robinson, Mr. Russell and other members of ScottishPower's management reported to the ScottishPower Board of Directors on the status of the ongoing discussions with PacifiCorp. Based on this report, the ScottishPower Board of Directors authorized management to continue discussing a proposed business combination transaction with PacifiCorp's management and its advisors.

   On October 29, 1998, a further meeting was held in New York City, with Messrs. Robinson, Russell, McKennon, O'Brien and Hewitt in attendance. At this meeting the participants discussed potential transaction structures and corporate governance issues.

   On November 1, 1998, Mr. Russell was appointed Deputy Chief Executive of ScottishPower in addition to retaining his position as Finance Director.

   On November 5, 1998, Mr. McKennon and Mr. Robinson met in London, and continued their discussion of potential transaction structures and other specific terms upon which the companies might be willing to engage in a combination transaction. At this meeting, it was determined that a sufficient basis existed for the parties to commence a mutual due diligence process and negotiation of a merger agreement.

   Following the November 5 meeting, both parties began preparations for commencing detailed due diligence investigations and negotiations regarding the specific terms of a merger of ScottishPower and PacifiCorp. In this regard, on November 9, 1998, ScottishPower engaged Milbank, Tweed, Hadley & McCloy to assist in connection with the potential combination.

   On November 15, 1998, ScottishPower delivered to PacifiCorp an initial draft of a proposed merger agreement. Both companies opened data rooms in New York City on November 16, 1998 and commenced detailed due diligence reviews. At a meeting of the ScottishPower Board of Directors held on November 20, 1998, Mr. Robinson, Mr. Russell and other members of ScottishPower's management reported to the ScottishPower board on their preliminary review of the business and financial condition of PacifiCorp, and the discussions with PacifiCorp and its legal advisors, Stoel Rives LLP and LeBoeuf, Lamb, Greene & MacRae, regarding the draft merger agreement. On November 21 and 22, 1998, the management of ScottishPower and PacifiCorp each made presentations to the other and their respective financial advisors, Morgan Stanley and Salomon Smith Barney, regarding their businesses, financial performance, management, strategic plans and other related matters.

   On November 23, 1998, teams from both companies, including representatives of Milbank Tweed, Stoel Rives, LeBoeuf, Lamb, Morgan Stanley and Salomon Smith Barney, led by Mr. Russell and Mr. O'Brien, met to discuss the draft merger agreement and specific terms upon which the parties might be willing to enter into a definitive merger agreement. This meeting included discussions on all aspects of the proposed merger agreement, including appropriate representations, warranties, covenants, closing conditions and termination provisions.

   During the period from November 23, 1998 to December 6, 1998, ScottishPower, PacifiCorp, Milbank Tweed, Stoel Rives, LeBoeuf Lamb, Morgan Stanley, Salomon Smith Barney, and PricewaterhouseCoopers and Ernst & Young, each of whom were advisors to ScottishPower on tax and accounting matters, continued detailed legal and financial due diligence and, along with Freshfields, ScottishPower's U.K. legal advisors, and Linklaters & Paines, PacifiCorp's U.K. legal advisors, held numerous meetings and/or telephone conferences regarding the specific terms of the proposed merger agreement. During these meetings and/or telephone conferences some of the issues discussed included valuation ranges for the PacifiCorp common stock, the form of consideration that might be offered to holders of PacifiCorp common stock, corporate governance and management issues relating to the combined enterprise and other transaction considerations.

   At a meeting on December 2, 1998, the teams led by Mr. Russell and Mr. O'Brien, together with representatives of Milbank Tweed, Stoel Rives, LeBoeuf Lamb, Morgan Stanley and Salomon Smith Barney, again met to attempt to finalize the terms on which the managements of ScottishPower and PacifiCorp would be willing to recommend a merger agreement. At this meeting, there were discussions relating to the exchange ratio at which shares of PacifiCorp common stock would be exchanged for ADSs or ordinary shares, as well as other outstanding issues. At the conclusion of this meeting, while continuing to attempt to make progress on the resolution of significant issues that remained open regarding the proposed merger agreement, the representatives of the parties present at the meeting agreed to discuss with their respective boards of directors an exchange ratio of 0.58 ADSs or 2.32 ordinary shares for each share of PacifiCorp common stock. This proposed exchange ratio was arrived at as a result of direct negotiation between Messrs. Russell and O'Brien and, together with other significant terms of the proposed merger agreement discussed but not resolved at this meeting, was expressly subject to further discussion with, and ultimate approval by, the board of directors of each of ScottishPower and PacifiCorp.

   A meeting of the PacifiCorp Board of Directors was held in Portland, Oregon on the afternoon of December 4, 1998 to consider the proposed merger transaction. At that meeting, the PacifiCorp Board of Directors reviewed various materials relevant to the transaction and received presentations from PacifiCorp's management, its legal counsel, Stoel Rives LLP, and its financial advisor, Salomon Smith Barney. Included in the presentations were a review of the economic and other principal terms of the transaction, including the related tax and accounting treatment, the regulatory approvals required to consummate the proposed merger and the fiduciary responsibilities of the PacifiCorp Board of Directors in considering the proposed transaction. Salomon Smith Barney advised the PacifiCorp Board of Directors that it expected to be able to provide its opinion that the consideration in the merger agreement was fair, from a financial point of view, to the holders of PacifiCorp common stock.

   The PacifiCorp Board of Directors considered and discussed a number of factors relating to the merger, including:

  .  the proposed terms of the merger agreement;

  . the proposed exchange ratio and benefit to PacifiCorp shareholders from the transaction;

  .  PacifiCorp's due diligence activities with respect to ScottishPower;

  .  the tax risks associated with the proposed transaction structure;

  .  the financial strength of the combined companies;

  . the likely shareholder return associated with PacifiCorp's business plan; and

  . the effect of the transaction on PacifiCorp's employees and customers including;

    .  ScottishPower's record of providing excellent customer service;

    . ScottishPower's commitment to employee development, training and benefits; and

    .  ScottishPower's good relationship with labor unions.

   Following that meeting, representatives of Milbank Tweed, Stoel Rives, LeBoeuf Lamb, Morgan Stanley and Salomon Smith Barney continued, over the course of December 5, 1998, to discuss and attempt to resolve specific open issues in the proposed merger agreement, the most significant of which were the precise terms under which a termination fee might be payable by either party and the number of ordinary shares and ADSs that might be required to be issued in the merger.

   On the afternoon of December 6, 1998, the ScottishPower Board of Directors met to consider the proposed merger transaction and its proposed terms. At this meeting, management of ScottishPower made presentations to the ScottishPower Board of Directors regarding PacifiCorp, its business and financial condition, its assets and liabilities and other matters relating to PacifiCorp relevant to the ScottishPower Board of Directors' consideration of the proposed transaction. Management of ScottishPower also discussed in detail with the ScottishPower Board of Directors the proposed financial terms of the merger, including the proposed exchange ratio. As a part of this meeting, the ScottishPower Board of Directors received advice from its legal counsel, Milbank, Tweed and Freshfields, regarding the terms of the proposed merger agreement, the U.S. federal and state regulatory approvals required to consummate the proposed merger and other matters relevant to their consideration of the proposed transaction. In addition, Morgan Stanley delivered to the ScottishPower Board of Directors its oral opinion that the proposed exchange ratio under the original merger agreement was fair, from a financial point of view, to ScottishPower. During the course of this meeting, the ScottishPower Board of Directors considered and discussed numerous factors relating to the proposed merger, including:

  .  the proposed terms of the merger agreement;

  .  the financial and other effects of the proposed merger on ScottishPower;

  .  the proposed exchange ratio;

  . the challenge that would be presented to the management of ScottishPower of operating an international business;

  . the opportunity presented by the proposed merger for ScottishPower to establish a significant position in the U.S. energy marketplace; and

  . the effects of regulation as a registered holding company under the Public Utility Holding Company Act of 1935.

   Following these presentations and deliberations, the ScottishPower Board of Directors unanimously approved the proposed merger and the proposed terms of the merger agreement and established a committee, consisting of any two or more directors, normally to include Murray Stuart, the Chairman of ScottishPower, and at least one of Mr. Robinson or Mr. Russell (the "ScottishPower Special Committee"), to finalize the outstanding terms of the merger agreement and to authorize the execution and delivery of the merger agreement.

   On the evening of December 6, 1998 (London time), the merger agreement was finalized and approved by the ScottishPower Special Committee.

   Also, during the afternoon of December 6, 1998 (Portland time), following its finalization, the merger agreement was considered by the PacifiCorp Board of Directors. The PacifiCorp Board of Directors reviewed the presentations and discussion from its meeting on December 4. The PacifiCorp Board of Directors also considered correspondence received by Mr. McKennon on the afternoon of December 4 following the meeting of the PacifiCorp Board of Directors from a U.S. electric utility with a market capitalization smaller than that of PacifiCorp in which the utility stated that its studies indicated it could offer up to $25 per share in value to PacifiCorp shareholders in a combination of cash and shares in a merger with PacifiCorp. Salomon Smith Barney presented an analysis of the financial implications of an offer if made on the terms suggested in the correspondence. Counsel for PacifiCorp reviewed the regulatory approvals that would be required to be obtained to effect a merger with a domestic utility and compared those approvals and related issues with the approvals that would be required to consummate a merger with ScottishPower. The PacifiCorp Board of Directors discussed, among other things, the complex regulatory issues raised in a merger between domestic utilities, the nonbinding and conditional nature of the correspondence, the probability of completion of a transaction if an offer were made, and the fact that the price suggested was lower than that reflected in the proposed exchange ratio in the merger agreement.

   The PacifiCorp Board of Directors concluded that it should not defer its consideration of the proposed transaction with ScottishPower. Salomon Smith Barney then delivered to the PacifiCorp Board of Directors its oral opinion that the proposed consideration in the original merger agreement was fair, from a financial point of view, to the holders of PacifiCorp common stock. Following presentations by management and counsel, the merger agreement was unanimously approved and adopted by members of the PacifiCorp Board of Directors present.

   Following these approvals, the merger agreement was executed and delivered on behalf of each of ScottishPower and PacifiCorp.

   On Monday morning, December 7, 1998, ScottishPower and PacifiCorp publicly announced the execution and delivery of the merger agreement.

   The merger agreement provided that if ScottishPower determined to reorganize and place a newly established holding company above ScottishPower, the parties would agree to amend the merger agreement to effect the merger as if the holding company had originally been a party to the merger agreement in place of ScottishPower. However, the amendment was allowed only to the extent that it would not adversely affect the relative rights, obligations and burdens of ScottishPower and PacifiCorp or the benefits of the merger for PacifiCorp shareholders.

   During the period between February 1 and February 23, 1999, representatives of Milbank Tweed, Freshfields, Stoel Rives, LeBoeuf Lamb and Linklaters held numerous telephone conferences to discuss the revisions to the merger agreement that were required to implement the holding company structure. On February 19, 1999, the ScottishPower Board of Directors determined to reorganize as a holding company and notified PacifiCorp of its decision. On the same day, the ScottishPower board approved the draft amended and restated merger agreement and appointed Messrs. Robinson and Russell to finalize the restated merger agreement on behalf of the board. On February 24, 1999, the ScottishPower board approved the restated merger agreement.

   On February 10, 1999, the PacifiCorp Board of Directors met to consider the proposed merger pursuant to the amended merger agreement. As a part of this meeting, the PacifiCorp Board of Directors received advice from its legal counsel, Stoel Rives, regarding the terms of the restated merger agreement. During the course of the meeting, the PacifiCorp Board of Directors discussed:

  . the reasons for and advantages to the proposed holding company structure;

  .  the terms of the restated merger agreement;

  . the fact that the PacifiCorp Board of Directors had no reason to believe that the amendments to the merger agreement as reflected in the restated agreement would adversely affect the rights, obligations, benefits and burdens of PacifiCorp or the benefits of the merger for PacifiCorp shareholders; and

  . the fact that the amended merger agreement would not take effect until the scheme of arrangement had been effected and until then the original merger agreement would continue in effect, and that, if ScottishPower notifies PacifiCorp that the scheme of arrangement will not become effective, the merger will proceed as provided in the original merger agreement.

   The restated merger agreement was unanimously approved and adopted by members of the PacifiCorp Board of Directors present at the February 10, 1999 meeting.

   Following these approvals, the restated merger agreement was executed and delivered as of February 23, 1999, on behalf of each of ScottishPower and PacifiCorp.

Reasons for the Merger; Recommendations of PacifiCorp Board of Directors and ScottishPower Board of Directors

   PacifiCorp. In 1995, PacifiCorp initiated a strategy to become a leading international energy company. In late 1995, PacifiCorp completed the acquisition of Powercor, an electric distribution and marketing company in the State of Victoria, Australia. In late 1996, PacifiCorp acquired a 19.9 percent interest in the Hazelwood power station and adjacent coal mine, also in Victoria, Australia. In late 1996, PacifiCorp also began an internal review of a possible acquisition of The Energy Group plc, a large U.K. based utility with interests in electricity distribution and generation and natural resources. In addition to efforts to acquire The Energy Group plc, throughout 1997 and early 1998, PacifiCorp pursued development projects in Turkey, the Philippines, South America and Asia. Following the unsuccessful attempt to acquire The Energy Group plc, PacifiCorp management undertook an in-depth review of the company's corporate strategy and business plan. Possible strategies were discussed with the PacifiCorp Board of Directors at four meetings during June and August, 1998. These included:

  . PacifiCorp's then current strategy of becoming a leading international energy company;

  .  the possible sale of PacifiCorp's generation assets;

  . becoming a wholesale energy service company through acquisition of a gas marketing and trading company;

  .  merging PacifiCorp with another domestic utility; and

  .  selling PacifiCorp.

   On July 21, 1998, PacifiCorp disclosed losses from energy trading of approximately $32 million and a decline in earnings. On July 31, 1998, PacifiCorp disclosed that the Utah Division of Public Utilities proposed adjustments as part of PacifiCorp's general rate case that, if ultimately accepted by the Utah Public Service Commission, could result in a $57.4 million annual reduction in customer prices. On August 26, 1998, Frederick Buckman resigned as President and Chief Executive Officer of PacifiCorp, and Keith McKennon, the then Chairman of PacifiCorp, was elected to the additional position of Chief Executive Officer.

   At meetings held on October 16 and October 22, 1998, the PacifiCorp Board of Directors considered and approved a revised strategic plan recommended by management. Management concluded that PacifiCorp's core electricity business in the western United States required increased management attention and that PacifiCorp should no longer pursue its goal of becoming a leading international energy company. The revised plan included significant overhead cost reductions, improved earnings on its regulated assets and disposition of under-earning assets. The revised plan was believed to be preferable to other strategies considered principally because it was considered to be more achievable, to have lower risk and to have greater potential value to shareholders than other alternatives. On October 23, 1998, PacifiCorp announced its intent to refocus on its core electricity business in the western United States, divest all businesses other than its western electric business and Powercor Australia Ltd., and implement a $750 million share repurchase program.

   On December 6, 1998, the PacifiCorp Board of Directors, by a unanimous vote of directors present, concluded that the merger, the terms of the merger agreement and the transactions contemplated by the merger agreement were in the best interests of PacifiCorp and its shareholders. Accordingly, the PacifiCorp Board of Directors adopted the merger agreement and recommended that the shareholders of PacifiCorp approve the merger agreement. In determining to recommend approval of the merger agreement and the transactions contemplated by the merger agreement and in adopting the merger agreement, the PacifiCorp Board of Directors considered each of the following material factors:

  . The value of the ADS consideration and the ordinary share consideration provided for in the merger agreement relative to the then-current market price of PacifiCorp common stock. Based on the market prices of ordinary shares and PacifiCorp common stock on December 4, 1998, the last trading day prior to the date the execution of the merger agreement was announced, PacifiCorp shareholders would receive a premium of approximately 26% over the closing sale price of PacifiCorp common stock of $20.75. That premium is approximately 31% over the closing sale price of PacifiCorp common stock on November 30, 1998, one week before the merger announcement.

  . The opinion of Salomon Smith Barney that, as of the date of the opinion, the merger consideration under the original merger agreement was fair, from a financial point of view, to holders of PacifiCorp common stock.

  . That holders of PacifiCorp common stock will receive approximately 36% of the total issued share capital of ScottishPower following the merger, and that ScottishPower intends to become a leading international energy company consistent with PacifiCorp's prior strategy.

  . The federal income tax consequences of the transaction, including the ability of holders of PacifiCorp common stock to have a tax-free exchange of their shares of PacifiCorp common stock, with the exception of fractional shares, and the risk that the merger might fail to qualify as a tax-free reorganization as a result of actions outside the control of PacifiCorp.

  . The proven management expertise of ScottishPower in operating a vertically integrated electric utility like PacifiCorp as demonstrated by its success in reducing costs, increasing efficiency and improving customer service at ScottishPower and at Manweb and Southern Water, two significant utility acquisitions.

  . The uncertainty and risk to PacifiCorp as the electric utility industry in the United States moves to increased competition and deregulation, and the value to PacifiCorp of access to ScottishPower's experience in operating in a competitive U.K. electricity supply environment.

  . That the combination of ScottishPower and PacifiCorp produces a consolidated balance sheet at least as strong as PacifiCorp's before the merger. The credit ratings for PacifiCorp's debt and preferred stock securities are expected to remain at least at the levels that existed before the merger, with both Standard & Poor's and Moody's Investors Service initially indicating an improved outlook for PacifiCorp as a result of the merger.

  . Other strategic alternatives for PacifiCorp, including the possibility of entering into other business combinations or remaining an independent company.

  . That the regulatory approvals required to consummate the merger are expected to be less onerous to obtain than those that would be required in connection with a merger between PacifiCorp and a domestic utility.

  . The fact that ScottishPower will be required to register under and be regulated by the Public Utility Holding Company Act of 1935 and PacifiCorp will be subject to regulation as a subsidiary of a registered holding company.

  .  The impact of the merger on PacifiCorp's employees and customers.

  . The effect on holders of PacifiCorp common stock of receiving shares in a Scottish company and having their holdings represented by ADSs and ordinary shares and having a currency exchange risk as a result of having future dividends required to be converted from pounds to dollars, and potential for adverse movement in share prices.

  . ScottishPower's existing business, including competitive and regulatory risks, the upcoming price reviews in the electricity service sectors, the environmental risks inherent in the business, and the risks associated with its telecommunications business.

  . The possible effect of the terms of the merger agreement with respect to any third party proposals to acquire PacifiCorp after the execution of the merger agreement. In particular, if any third party proposal were made that the PacifiCorp Board of Directors determined to be a bona fide Alternative Proposal (as defined in the merger agreement), the PacifiCorp Board of Directors could determine to provide information to and engage in negotiations with the third party. The PacifiCorp Board of Directors considered that the termination payment provisions of the merger agreement could have the effect of discouraging alternative proposals for a business combination with PacifiCorp.

   In light of the PacifiCorp Board of Directors' knowledge of the business and operations of PacifiCorp and its business judgment, the PacifiCorp Board of Directors considered and evaluated each of the factors listed above during the course of its deliberations before approving the merger agreement. In view of the wide variety of factors considered in connection with its evaluation of the merger, the PacifiCorp Board of Directors found it impracticable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determinations.

   After considering all of the foregoing factors, the PacifiCorp Board of Directors concluded that a combination with ScottishPower, under the terms in the merger agreement and the related documentation, is in the best interests of PacifiCorp and its shareholders. The PacifiCorp Board of Directors believes the factors listed above, when considered together, support the fairness of the merger to PacifiCorp and its shareholders and the PacifiCorp Board of Directors believes that these factors, when considered together, support its recommendation that PacifiCorp shareholders vote for approval of the merger agreement.

   ScottishPower. The ScottishPower Board of Directors has unanimously determined that the terms of the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, ScottishPower and its shareholders. In reaching its decision to recommend and approve the merger agreement, the ScottishPower Board of Directors consulted with management of ScottishPower, as well as financial, accounting and legal advisors, and considered, among other things, the following material factors that the ScottishPower Board of Directors considered in reaching its conclusion to unanimously approve the merger agreement and the transactions contemplated by the merger agreement:

  . The merger consideration to be received by PacifiCorp shareholders, its relationship to market price and earnings, and the fact that it will be tax-free to PacifiCorp shareholders.

  . The opinion of Morgan Stanley that, as of the date of the opinion, the exchange ratio under the original merger agreement was fair from a financial point of view to ScottishPower.

  . The fact that the merger will further a key strategic objective of ScottishPower, namely expansion of its core electricity business into the rapidly evolving U.S. market.

  .  The strategic fit between ScottishPower and PacifiCorp, including:

    .  The fact that both are vertically integrated electric utilities;

    . The relevance of ScottishPower's U.K. experience in the emerging competitive market in the U.S.;

    .  The similarity of the companies' generation activities; and

    .  The potential for subsequent expansion for the combined group.

  . Management's belief that the application of best practice across the combined group has the potential to create substantial cost savings following consummation of the merger.

  . The expectation that the transaction would result in earnings accretion, before amortization of goodwill, for ScottishPower shareholders from the first full year after consummation of the merger compared to the directors' present expectation for the existing ScottishPower group.

  . Management's review of the business, operations and financial condition of PacifiCorp as supported by the findings of due diligence.


  .  The terms of the merger agreement, including:

    . The fixed exchange ratio and the absence of any mechanism for adjusting the exchange ratio;

    .  The termination provisions and termination fees; and

    . The covenants governing conduct of the businesses between announcement and consummation of the merger.

  .  The following potential risks related to the merger:

    . The fact that ScottishPower would have to register under and be regulated by the Public Utility Holding Company Act of 1935;

    . The potential for adverse movement in share prices, exchange rates or interest rates;

    . The size and international nature of the merger, and attendant potential burdens on ScottishPower management;

    . The requirements to gain regulatory approvals from state and federal regulators and the length of time this could take;

    . Potential legal and environmental exposures beyond those identified in due diligence;

    .  Possible impediments to achieving potential cost savings; and

    . Potential for adverse regulatory rulings to impair the economic rationale for the merger.

   In light of the ScottishPower Board of Directors' knowledge of the business and operations of ScottishPower and its business judgment, the ScottishPower Board of Directors considered and evaluated each of the factors listed above during the course of its deliberations before approving the merger agreement. In view of the wide variety of factors considered in connection with its evaluation of the merger, the ScottishPower Board of Directors found it impracticable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determinations.

Opinions of Financial Advisors

   PacifiCorp. At the meeting of the PacifiCorp Board of Directors held on December 6, 1998, Salomon Smith Barney delivered its oral opinion, subsequently confirmed in writing, that, as of December 6, 1998, the merger consideration under the original merger agreement was fair, from a financial point of view, to holders of PacifiCorp common stock. No limitations were imposed by the PacifiCorp board upon Salomon Smith Barney regarding the investigation made or the procedures followed by Salomon Smith Barney in rendering its opinion. The opinion of Salomon Smith Barney was for the use and benefit of the PacifiCorp board in connection with its consideration of the merger.

   The full text of the written opinion of Salomon Smith Barney is attached as Annex C to this proxy statement/prospectus and explains the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Salomon Smith Barney. Holders of PacifiCorp common stock are urged to read Salomon Smith Barney's opinion in its entirety. The summary of the opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion, which is incorporated into this proxy statement/prospectus by reference.

   In connection with the rendering of its opinion, Salomon Smith Barney reviewed publicly available information concerning PacifiCorp and ScottishPower and other financial information concerning PacifiCorp and ScottishPower, including financial forecasts, that were provided to Salomon Smith Barney by PacifiCorp or ScottishPower. Salomon Smith Barney discussed the past and current business operations, financial condition and prospects of PacifiCorp and ScottishPower with officers and employees of PacifiCorp or ScottishPower. Salomon Smith Barney also considered other information, financial studies, analyses, investigations and financial, economic and market criteria that it deemed relevant.

   In its review and analyses and in arriving at its opinion, Salomon Smith Barney assumed and relied upon the accuracy and completeness of the information reviewed by it for the purpose of the opinion and Salomon Smith Barney did not assume any responsibility for independent verification of such information. With respect to the financial forecasts, Salomon Smith Barney was advised by the managements of PacifiCorp and ScottishPower that such forecasts had been reasonably prepared on bases reflecting their best currently available estimates and judgments, and Salomon Smith Barney expressed no opinion with respect to such forecasts or the assumptions on which they were based. Salomon Smith Barney did not assume any responsibility for any independent evaluation or appraisal of any of the assets, including properties and facilities, or liabilities of PacifiCorp or ScottishPower.

   Salomon Smith Barney's opinion is necessarily based upon conditions as they existed and could be evaluated on the date of the opinion and Salomon Smith Barney did not assume any responsibility to update or revise its opinion based upon circumstances or events occurring after the date of the opinion. Salomon Smith

Barney's opinion does not imply any conclusion as to the likely trading range for ADRs or ordinary shares following the consummation of the merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Salomon Smith Barney's opinion did not address PacifiCorp's underlying business decision to effect the merger, and Salomon Smith Barney expressed no view on the effect on PacifiCorp of the merger and related transactions. Salomon Smith Barney's opinion is directed only to the fairness, from a financial point of view, of the merger consideration to be received by the holders of PacifiCorp common stock under the original merger agreement and does not constitute a recommendation concerning how holders of PacifiCorp common stock should vote with respect to the merger agreement or the merger.

   In connection with the rendering of its opinion, Salomon Smith Barney performed certain financial analyses, which it discussed with the PacifiCorp board on December 4 and December 6, 1998. The material portions of the analyses performed by Salomon Smith Barney in connection with the rendering of its opinion dated December 6, 1998 are summarized below.

   Discounted Cash Flow Analysis. Salomon Smith Barney performed a discounted cash flow analysis of PacifiCorp to estimate a range of values for the PacifiCorp common stock. The discounted cash flow analysis for PacifiCorp was based upon financial forecasts (the "Plan Case forecasts") for the years ended December 31, 1999 to December 31, 2003, prepared by the management of PacifiCorp. The Plan Case forecasts were subsequently adjusted by the management of PacifiCorp (the "Improvement Case forecasts"), and separate analyses were prepared by Salomon Smith Barney based upon each of the two sets of financial forecasts. As a substitute for the cash flows generated beyond 2003, Salomon Smith Barney calculated a terminal year value for PacifiCorp by applying a range of common stock price to earnings per share ("EPS") multiples ("P/E multiples") of 13.5x to 17.0x (which implies firm value to earnings before interest, taxes, depreciation and amortization ("EBITDA") multiples of 7.5x to 8.5x) to 2003 net income, and then added to those values the outstanding debt and preferred stock balances (net of cash) as of December 31, 2003. For the purposes of this analysis, "firm value" is the value attributed to the common shares plus the sum of the preferred stock valued at par value, the outstanding short-term and long-term debt at book value and other financial long-term liabilities at book value less cash. The unlevered free cash flow amounts for the years ended December 31, 1999 to December 31, 2003, plus the terminal values were then discounted back to the present using a range of discount rates of 6.0%-7.5% based upon an analysis of the weighted average cost of capital for PacifiCorp. For purposes of this analysis, "unlevered free cash flow" was calculated as the cash available to the PacifiCorp's capital providers (equity, debt and preferred equity) after operating expenses, taxes, capital expenditures and changes in working capital. Analysis of the Plan Case forecasts and the Improvement Case forecasts for PacifiCorp, without considering any benefits derived from the merger, indicated an implied equity value range per share of PacifiCorp common stock of approximately $15.50 to $21.25 and $18.00 to $24.25, respectively. The following table summarizes PacifiCorp's discounted cash flow analysis:

                                   Equity Valuation
                                         Range
                                    Per PacifiCorp
                                     Common Stock
                                   -----------------
      Case                           Low     High            Methodology
      ----                         ------- --------- ---------------------------
                                                     6.0%-7.5% Weighted Average
                                                     Cost of Capital
      PacifiCorp Plan Case                           13.5x-17.0x Terminal (2003)
      Discounted Cash Flow........ $ 15.50 $21.25... Net Income
                                                     6.0%-7.5% Weighted Average
      PacifiCorp                                     Cost of Capital
      Improvement Case                               13.5x-17.0x Terminal (2003)
      Discounted Cash Flow........ $ 18.00 $24.25... Net Income

   Salomon Smith Barney performed a similar analysis of ScottishPower to estimate a range of values for the ordinary shares. The discounted cash flow analysis for ScottishPower was based upon certain financial forecasts provided by ScottishPower (the "Management Case forecasts"). The Management Case forecasts were subsequently adjusted by the management of PacifiCorp (the "Sensitivity Case forecasts"), and separate analyses were prepared based upon each of the two sets of financial forecasts. As a substitute for cash flows beyond 2003, Salomon Smith Barney calculated a terminal year value for ScottishPower by applying a range of firm value to EBITDA multiples of 9.0x to 10.0x to terminal year EBITDA. The unlevered free cash flow amounts for years ended March 31, 1999 to March 31, 2003, plus the terminal values were then discounted back to the present using a range of discount rates of 7.25% to 7.75%. Analysis of the Management Case forecasts and the Sensitivity Case forecasts for ScottishPower, without considering any benefits derived from the merger, indicated an implied equity value range per share of ScottishPower ordinary share of (Pounds)5.97 to (Pounds)7.07 and (Pounds)5.32 to (Pounds)6.33, respectively. The following table summarizes ScottishPower's discounted cash flow analysis:

                                  Equity Valuation Range
                                Per ScottishPower Ordinary
                                           Share
                                ---------------------------
      Case                          Low           High          Methodology
      ----                      ------------ -------------- --------------------
                                                            7.25%-7.75% Weighted
                                                            Average Cost of
      ScottishPower Management                              Capital
      Case Discounted Cash                                  9.0x-10.0x Terminal
      Flow....................  (Pounds)5.97 (Pounds)7.07.. (2003) EBITDA
                                                            7.25%-7.75% Weighted
      ScottishPower                                         Average Cost of
      Sensitivity                                           Capital
      Case Discounted Cash                                  9.0x-10.0x Terminal
      Flow....................  (Pounds)5.32 (Pounds)6.33.. (2003) EBITDA

   Public Market Valuation Analysis. Salomon Smith Barney estimated a range of values for PacifiCorp common stock and ScottishPower ordinary shares by reviewing and analyzing certain financial information of other publicly traded companies that Salomon Smith Barney determined to be comparable to PacifiCorp, ScottishPower's utilities segment and ScottishPower's telecommunications segment.

   Using publicly available information, including the EPS estimates from IBES for the projected 1999 periods and EBITDA for the latest 12-month period as of September 30, 1998 (the "LTM"), Salomon Smith Barney reviewed, among other things, the range of P/E multiples and firm value to EBITDA multiples for the companies determined to be comparable to PacifiCorp. The following table summarizes the results of this analysis:

      Companies Determined to be
      Comparable to PacifiCorp
      --------------------------

      Allegheny Energy Inc.
      Ameren Corp.
      Cinergy Corp.
      Dominion Resources, Inc.
      DPL Inc.
      Idaho Power
      Montana Power Co.
      New Century Energies, Inc.
      OGE Energy Corp.
      Potomac Electric Power Company
      Puget Sound Energy Inc.
      Sempra Energy
      Washington Water Power Company

      Estimates for the Companies Determined to be Comparable
      to PacifiCorp                                                 Range
      -------------------------------------------------------   --------------
      P/E Mutliples (for the projected 12-month period
       ended December 31, 1999 ("Calendar 1999")..............  13.5x to 16.5x
      Firm Value to EBITDA Multiples (for the LTM)............    7.5x to 8.5x

   Salomon Smith Barney applied these multiples which were derived from the companies determined to be comparable to PacifiCorp to PacifiCorp's corresponding financial and market statistics. Ranges of equity values were derived by:

  --mutliplying price to earnings per share multiples for Calendar 1999 by PacifiCorp's projected earnings per share for Calendar 1999, based upon the Plan Case forecasts and Improvement Case forecasts;

  --multiplying firm value to EBITDA multiples for the LTM by PacifiCorp's
   EBITDA for the LTM to derive a range of firm values.

   The following table summarizes the equity valuation range derived using this analysis.

                                                      Equity Valuation Range Per
      Case                                             PacifiCorp Common Stock
      ----                                            --------------------------
      PacifiCorp Plan Case...........................  $15.75 to $20.75
      PacifiCorp Improvement Case....................  $16.50 to $21.50

   Salmon Smith Barney also reviewed public information, including earnings before interest and taxes ("EBIT") for the LTM and projected Calendar 1999 period, EBITDA for the LTM and projected Calendar 1999 period, and EPS for the projected Calendar 1999 and 2000 periods, and calculated the firm value to EBIT multiples, the firm value to EBITDA multiples and P/E multiples for the companies determined to be comparable to ScottishPower's utilities segment. Salomon Smith Barney valued ScottishPower's telecommunications segment separately based upon the range of multiples for the companies determined to be comparable to ScottishPower's telecommunications segment. Salomon Smith Barney reviewed public information, including net property, plant and equipment ("Net PP&E"), and calculated the firm value to Net PP&E multiples for the companies determined to be comparable to ScottishPower's telecommunications segment. The following table summarizes the results of this analysis:

Companies Determined
to be Comparable to
  ScottishPower's
 Utilities Segment
 -----------------
 British Energy plc
 BG plc
 Centrica plc
 Hyder plc
 National Grid Group plc (excluding
  the telecommunications company,
  Energis plc)
 National Power plc
 PowerGen plc
 Scottish and Southern Energy plc
 United Utilities plc


Companies Determined
 to be Comparable to
   ScottishPower's
 Telecommunications
       Segment
--------------------
COLT Telecom Group plc
Energis plc
Equant N.V.
NTL Incorporated


  Estimates for the
 Companies Determined
 to be Comparable to
   ScottishPower's
  Utilities Segment                     Range
  -----------------                     -----
 P/E Multiples (for Calendar
  1999)...........................  13.0x to 14.0x
 P/E Mutliples (for Calendar
  2000)...........................  13.0x to 14.0x
 Firm Value to EBIT Multiples (for
  the LTM)........................  11.0x to 12.0x
 Firm Value to EBIT Multiples (for
  Calendar 1999)..................  10.5x to 11.5x
 Firm Value to EBITDA Multiples
  (for the LTM)...................   9.0x to 10.0x
 Firm Value to EBITDA Multiples
  (for
  Calendar 1999)..................   8.5x to  9.5x

   Estimates for the
 Companies Determined
  to be Comparable to
    ScottishPower's
 Telecommunications
      Segment                Range
 ------------------          -----
  Firm Value to Net PP&E
  Multiples.............  7.0x to 7.5x

   Salomon Smith Barney applied these multiples which were derived from the companies determined to be comparable to ScottishPower's utilities segment and telecommunications segment to ScottishPower's corresponding financial and market statistics. Ranges of equity values for the companies determined to be comparable to ScottishPower's utilities segment were derived by:
  --multiplying price to earnings per share multiples for Calendar 1999 by the net income for ScottishPower's utilities segment for Calendar 1999, based upon the Management Case forecasts;
  --multiplying price to earnings per share multiples for Calendar 2000 by the net income for ScottishPower's utilities segment for Calendar 2000, based upon the Management Case forecasts;
  --multiplying firm value to EBIT multiples for the LTM by the EBIT of
    ScottishPower's utilities segment for the LTM to derive a range of firm values;
  --multiplying firm value to EBIT multiples for Calendar 1999 by the projected EBIT for ScottishPower's utilities segment for Calendar 1999, based upon the Management Case forecasts to derive a range of firm values;
  --multiplying firm value to EBITDA multiples for the LTM by the EBITDA of
    ScottishPower's utilities segment for the LTM to derive a range of firm values;
  --multiplying firm value to EBITDA multiples for Calendar 1999 by the projected EBITDA for ScottishPower's utilities segment for Calendar 1999, based upon the Management Case forecasts to derive a range of firm values.
  Ranges of equity values for the companies determined to be comparable to ScottishPower's telecommunications segment were determined by:
  --multiplying firm value to Net PP&E multiples to derive a range of firm values by the Net PP&E of ScottishPower's telecommunications segment as of September 30, 1998.

   This analysis, together with the analysis of ScottishPower's utilities segment resulted in the following equity valuation range:

                           Equity Valuation Per
                       ScottishPower Ordinary Share
                       ---------------------------- ---
                       (Pounds)6.06 to (Pounds)6.71

   Private Market Valuation Analysis. To further estimate a range of values for PacifiCorp's equity value per share, Salomon Smith Barney reviewed and analyzed financial, operating and stock market information relating to selected merger transactions involving utilities companies announced since 1997.

   Salomon Smith Barney reviewed, among other things, P/E multiples for the projected periods following the announcement of such precedent transactions and firm value to EBITDA multiples for the latest 12-month period prior to the announcement of such precedent transactions.The following table summarizes the results of this analysis:

      Acquiror Company/Target Company
      -------------------------------

      AES Corporation/Cilcorp Inc.
      CalEnergy Company, Inc./ MidAmerican Energy Holdings Company
      American Electric Power Company, Inc./Central & South West Corporation LG&E Energy Corp./ KU Energy Corporation
      Enron Corp./Portland General Electric Company

         Estimates for the Selected Precedent Transactions         Range
         -------------------------------------------------     --------------
      P/E Multiples (for the projected periods following the
       announcement of such precedent transactions)........... 14.5x to 20.0x
      Firm Value to EBITDA Multiples (for the latest 12-month
       period prior to the announcement of such precedent
       transactions)..........................................  7.5.x to 9.0x

   Salomon Smith Barney applied these multiples from the selected precedent transactions to the corresponding PacifiCorp financial and market statistics. Ranges of equity values for PacifiCorp were derived by:

  --multiplying price to earnings per share multiples for the projected periods following the announcement of such precedent transactions by PacifiCorp's projected earnings per share for Calendar 1999, based upon the Plan Case forecasts and Improvement Case forecasts;

  --multiplying firm value to EBITDA multiples for the latest 12-month period prior to the announcement of such precedent transactions by PacifiCorp's projected EBITDA for Calendar 1999, based upon the Plan Case forecasts and Improvement Case forecasts to derive a range of firm values.

   The following table summarizes the equity valuation range per PacifiCorp Common Stock derived using this analysis:

                                         Equity Valuation
                                            Range Per
                                            PacifiCorp
            Case                           Common Stock
            ----                         ----------------
            PacifiCorp Plan Case........ $16.75 to $22.75
            PacifiCorp Improvement
             Case....................... $17.75 to $24.00

   Sum-of-the-Parts Valuation Analysis. Salomon Smith Barney performed a sum-of-the-parts valuation analysis of ScottishPower to estimate a range of values for the ScottishPower ordinary shares. The following table summarizes the results of this analysis:

                                                                             Multiple
                                                                            ----------
                    Business Unit                  Valuation Methodology    Low  High
                    -------------                  ---------------------    ---- -----
     ScottishPower's Generation Wholesale Unit.. Firm Value/1999 EBITDA..   8.0x  9.0x
     ScottishPower's Power Systems Unit......... Firm Value/1999 EBITDA..   9.0x 10.0x
     Scottish Power's Energy Supply Unit........ Discounted Cash Flow....    --    --
     ScottishPower's Water Unit................. Firm Value/1999 EBITDA..   7.0x  7.5x
     ScottishPower's Telecom Unit............... Discounted Cash Flow....    --    --
     ScottishPower's Retail Unit................ Firm Value/1999 EBITDA..   7.5x  8.5x

   The following table summarizes the equity valuation range per ScottishPower ordinary share derived using this analysis:

 Equity Valuation Per Share
 of ScottishPower Ordinary
           Share
 --------------------------

(Pounds)6.23 to (Pounds)7.17

   Valuation Comparison. Salomon Smith Barney compared the valuations for ScottishPower and PacifiCorp derived under the preceding analyses based on the PacifiCorp Plan Case forecasts and the ScottishPower Management Case forecasts and calculated the range of exchange ratios implied by these comparisons.

   The following table summarizes the results of this analysis:

                                                                      Exchange
          Valuation Comparisons                                        Ratio
          ---------------------                                       --------
        PacifiCorp Discounted Cash Flow/
        ScottishPower Discounted Cash Flow......................... 1.52 to 1.86
        PacifiCorp Public Market
        Valuation/ScottishPower Public Market
        Valuation.................................................. 1.54 to 1.89
        PacifiCorp Public Market
        Valuation/ScottishPower Sum-of-the-Parts
        Valuation.................................................. 1.47 to 1.80
        PacifiCorp Public Market Valuation plus a
        30% premium/ScottishPower Public Market
        Valuation.................................................. 2.01 to 2.45
        PacifiCorp Private Market
        Valuation/ScottishPower Public Market
        Valuation.................................................. 1.67 to 2.04
        PacifiCorp Private Market Valuation/
        ScottishPower Sum-of-the-Parts Valuation................... 1.59 to 1.95

   Contribution Analysis. Salomon Smith Barney analyzed the pro forma financial contributions from each of PacifiCorp and ScottishPower to the combined company assuming the merger is consummated in accordance with the merger agreement. Salomon Smith Barney analyzed, among other things, the relative contribution to the combined company's net income and EBITDA from each of PacifiCorp's and ScottishPower's net income and EBITDA for the projected fiscal years ended March 31, 2000 and March 31, 2001 before giving effect to any merger accounting adjustments or synergies. The following table summarizes the results of this analysis:

                           PacifiCorp  Scottish Power    Implied
                          Contribution  Contribution  Exchange Ratio
                          ------------ -------------- --------------
      EBITDA
        Fiscal Year 2000     42.4%         57.6%          2.41x
        Fiscal Year 2001     43.5%         56.5%          2.59x
      Net Income
        Fiscal Year 2000     29.9%         70.1%          1.72x
        Fiscal Year 2001     34.2%         65.8%          2.09x

   Pro Forma Analysis of the Merger. Salomon Smith Barney analyzed the pro forma impact of the merger on an EPS basis to PacifiCorp's and ScottishPower's shareholders for the fiscal years ended March 31, 2001 through 2003. The analysis was performed utilizing stand-alone earnings estimates for the years 2001 through 2003 from the PacifiCorp Plan Case forecasts and the ScottishPower Management Case forecasts and taking into account estimated synergies assumed to be derived from the merger. Based on this analysis on an EPS basis, the merger would be accretive pre-goodwill by at least 2%, and would be dilutive post-goodwill by not more than 4%, to ScottishPower's earnings for the fiscal years 2001 through 2003.

   The preparation of a fairness opinion is a complex process not susceptible to partial analysis or summary descriptions. The summary above is not and does not purport to be a complete description of the analyses underlying Salomon Smith Barney's opinion or its presentation to the PacifiCorp board. Salomon Smith Barney believes that its analyses and the summary above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete view of the processes underlying the analyses in its opinion. In addition, no company used in the public market valuation analysis summarized above is identical to PacifiCorp or ScottishPower or any of their business segments and no transaction used in the private market valuation analysis summarized above is identical to the merger. Accordingly, an analysis of the data described above necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of PacifiCorp or any of its business segments and other facts that could affect the public trading value or the acquisition value of the companies to which it is being compared.

   In performing its analyses, Salomon Smith Barney made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of PacifiCorp. The analyses which Salomon Smith Barney performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. The analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness, from a financial point of view, of the merger consideration under the original merger agreement to holders of PacifiCorp common stock. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, the opinion of Salomon Smith Barney and Salomon Smith Barney's presentation to the PacifiCorp Board of Directors, were among the many factors taken into consideration by the PacifiCorp Board of Directors, in making its determination to approve the merger.

   Under a letter agreement dated October 15, 1998, PacifiCorp agreed to pay to Salomon Smith Barney a fee of $25 million, payable as follows: (a) $6.25 million upon execution of the merger agreement; (b) $6.25 million following shareholder approval of the merger; and (c) the balance upon the consummation of the merger and payable at the closing. PacifiCorp also agreed, subject to certain limitations, to reimburse Salomon Smith Barney for all reasonable fees and disbursements of Salomon Smith Barney's counsel and all of Salomon Smith Barney's reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, and agreed to indemnify Salomon Smith Barney and specific related persons against various liabilities, relating to or arising out of its engagement.

   Salomon Smith Barney is an internationally recognized investment banking firm that provides financial services in connection with a wide range of business transactions. As part of its business, Salomon Smith Barney regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other purposes. In the ordinary course of its business, Salomon Smith Barney may actively trade the securities of PacifiCorp and ScottishPower for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Salomon Smith Barney and its affiliates have rendered investment banking and financial advisory services to PacifiCorp and ScottishPower for which Salomon Smith Barney received customary compensation. Salomon Smith Barney and its affiliates (including Citigroup Inc.) may have other business relationships with PacifiCorp or ScottishPower. The PacifiCorp Board of Directors, retained Salomon Smith Barney based on Salomon Smith Barney's expertise in the valuation of companies as well as its substantial experience in transactions such as the merger.

   ScottishPower. ScottishPower retained Morgan Stanley to act as financial advisor to the ScottishPower Board of Directors in connection with the merger and related matters based upon Morgan Stanley's qualifications, expertise and reputation. On December 6, 1998, Morgan Stanley rendered an oral opinion, which was subsequently confirmed in writing, to the ScottishPower Board of Directors, to the effect that, as of such date, and based upon and subject to the considerations set forth in the written opinion, the exchange ratio of 0.58 ADSs, or 2.32 ordinary shares, to be paid for each outstanding share of PacifiCorp common stock under the original merger agreement was fair from a financial point of view to ScottishPower.

   The full text of the Morgan Stanley opinion, dated as of December 6, 1998, explains, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex D to this proxy statement/prospectus and is incorporated by reference.

The Morgan Stanley opinion is directed to the ScottishPower Board of Directors, and addresses the fairness of the exchange ratio pursuant to the original merger agreement from a financial point of view to ScottishPower as of the date of such opinion and does not address any other aspect of the merger, nor does it constitute a recommendation to any ScottishPower shareholder as to how such shareholder should vote at the ScottishPower Extraordinary General Meeting held in connection with the merger. The summary of the Morgan Stanley opinion in this proxy statement/prospectus should not be viewed as a substitute for the full text of the Morgan Stanley opinion attached as Annex D to this proxy statement prospectus.

   In arriving at its opinion, Morgan Stanley, among other things:

  . reviewed certain publicly available financial statements and other information of ScottishPower and PacifiCorp, respectively;

  . reviewed certain internal financial statements and other financial and operating information concerning ScottishPower and PacifiCorp prepared by the managements of the respective companies;

  . reviewed certain financial projections for ScottishPower and PacifiCorp prepared by the managements of the respective companies;

  . reviewed and discussed with the senior management of ScottishPower the strategic rationale for the merger and the perceived benefits of the merger to the shareholders of ScottishPower;

  . reviewed the estimates by senior management of ScottishPower of the potential cost savings if the merger is consummated;

  . discussed with senior executives of ScottishPower and PacifiCorp the past and current operations and the financial conditions and prospects for each of their respective companies;

  . discussed with the management of ScottishPower the results of the due diligence exercise in relation to PacifiCorp conducted by ScottishPower;

  . reviewed certain adjustments to the financial statements and projections of PacifiCorp proposed by the management of ScottishPower, in relation to the reconciliation from U.S. to U.K. GAAP;

  . compared the financial performance of ScottishPower and recent reported prices for ScottishPower ordinary shares and PacifiCorp common stock with that of certain other comparable publicly traded companies and their securities;

  . reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

  . reviewed the likely impact of the merger on the future earnings per share for ScottishPower shareholders based on the summary financial projections for ScottishPower and PacifiCorp;

  . participated in certain discussions and negotiations among representatives of ScottishPower and PacifiCorp and their advisors;

  .  reviewed the draft merger agreement and certain related documents; and

  . performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

   In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. With respect to the financial projections and other estimates supplied to Morgan Stanley, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of ScottishPower and PacifiCorp. In reaching its opinion, Morgan Stanley relied upon, without independent verification, the assessment by the management of ScottishPower of the future competitive and regulatory environment, the opportunities for cost synergies management have estimated to be achievable and the ScottishPower Board of Directors' commercial assessment of the merger. Morgan Stanley did not make any independent valuation or appraisal of assets or liabilities, nor was Morgan Stanley furnished with any such appraisals. With respect to tax matters and tax structures associated with the transaction, Morgan Stanley relied upon the evaluation of ScottishPower and its legal and tax advisors. Morgan Stanley also assumed (1) that the merger will be completed on the bases contemplated by the original merger agreement, and (2) that the merger will be accounted for under the acquisition accounting rules under U.K. GAAP. The Morgan Stanley opinion is based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of the Morgan Stanley opinion.

   The following is a summary of certain analyses performed by Morgan Stanley in connection with its rendering its opinion to the ScottishPower board on December 6, 1998. Some of these summaries of financial analysis include information presented in tabular format. In order fully to understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

   Historical Common Stock Performance. Morgan Stanley's analysis of PacifiCorp common stock performance consisted of an historical analysis of closing prices and trading volumes over the period from November 30, 1995 to December 3, 1998. During that period, based on closing prices on the New York Stock Exchange, PacifiCorp common stock achieved a high closing price of $27.31 on December 31, 1997, a low closing price of $18.75 on November 30, 1998 and a 3-year average closing price of $21.51.

   Morgan Stanley's analysis of ScottishPower ordinary share performance consisted of an historical analysis of closing prices and trading volumes over the period from November 30, 1995 to November 23, 1998. During that period, based on closing prices on the London Stock Exchange, ScottishPower ordinary shares achieved a high closing price of (Pounds)6.62 on November 23, 1998, a low closing price of (Pounds)2.73 on July 3, 1996 and a 3-year average closing price of (Pounds)4.25.

   Comparative Stock Price Performance. Morgan Stanley performed an historical analysis of closing prices from January 1, 1996 to December 3, 1998 of ScottishPower ordinary shares, the S&P Utilities Index, the FTSE 100 Index and the FTSE Utilities Index.

   The following table presents the change in performance from the beginning to the end of the period for these groups.

                                                          Percentage Change from
                                                            January 1, 1996 to
                                                             December 3, 1998
                                                          ----------------------
     ScottishPower ordinary shares.......................         +100.1%
     Standard & Poor's Electric Utilities Index..........          +22.9%
     FTSE 100 Index......................................          +49.3%
     FTSE Utilities Index................................          +75.7%

   In addition, Morgan Stanley performed a historical analysis of closing prices from November 30, 1995 to December 3, 1998 of ScottishPower ordinary shares, the PacifiCorp common stock and the S&P Utilities Index. The following table presents the change in performance from the beginning to the end of the period for these groups.

                                                          Percentage Change from
                                                           November 30, 1995 to
                                                             December 3, 1998
                                                          ----------------------
     ScottishPower ordinary shares.......................         +103.4%
     PacifiCorp common stock.............................           -4.5%
     Standard & Poor's Electric Utilities Index..........          +33.2%

   Morgan Stanley noted that on December 3, 1998, PacifiCorp common stock closed at $19.4375 per share and ScottishPower ordinary shares closed at (Pounds)6.72 per share.

   Trading Ratio Analysis. Morgan Stanley also reviewed the ratio of the trading prices of PacifiCorp common stock to ScottishPower ordinary shares over the intervals of three months, six months, one year, two years and three years prior to the announcement of the merger. Such ratios were in the range of 2.00 to 3.34. Morgan Stanley noted that the exchange ratio of ScottishPower ordinary shares to PacifiCorp common stock under the original merger agreement was 2.32.

   Comparable Public Company Analysis. As part of its analysis, Morgan Stanley compared certain financial information of PacifiCorp with that of a group of publicly-traded electric utilities. Morgan Stanley reviewed financial information including the market equity value to forecasted fiscal 1999 and forecasted fiscal 2000 earnings multiples, the market equity value to book equity value multiple, and the aggregate value to EBITDA multiple for the PacifiCorp comparable companies and PacifiCorp. The financial information was based on a compilation of earnings projections by securities research analysts, the book equity value as of the period ended September 30, 1998 and the LTM EBITDA for the period ending September 30, 1998. The tables below summarize these analyses and the relevant statistics for PacifiCorp as of December 3, 1998 and the PacifiCorp comparable companies.

             PacifiCorp
        Comparable Companies

   Ameren Corporation
   American Electric Power Company,
Inc.
   Cinergy Corp.
   New Century Energies, Inc.
   Northern States Power Company
   UtiliCorp United Inc.

                                                       Multiples for
                                              -------------------------------
                                                   PacifiCorp
                                              Comparable Companies PacifiCorp
                                              -------------------- ----------
     Market Equity Value to Forecasted 1999
      Earnings...............................    13.5x - 14.5x       15.6x
     Market Equity Value to Forecasted 2000
      Earnings...............................    13.0x - 14.0x       15.1x
     Market Equity Value to Book Equity
      Value..................................     1.8x -  2.1x        1.4x
     Aggregate Value to LTM EBITDA...........     7.5x -  9.0x       11.9x

   Morgan Stanley applied these multiples from the PacifiCorp comparable companies to PacifiCorp's corresponding financial and market statistics. Ranges of equity values for PacifiCorp were derived by:

  --multiplying market equity value to forecasted 1999 earnings multiples by security research analysts' projections of PacifiCorp's earnings;

  --multiplying market equity value to forecasted 2000 earnings multiples by security research analysts' projections of PacifiCorp's earnings;

  --multiplying market equity value to book multiples by PacifiCorp's book equity value as of September 30, 1998; and

  --multiplying aggregate value to LTM EBITDA multiples by PacifiCorp's LTM
   EBITDA for the period ending September 30, 1998 to determine a range of aggregate values. PacifiCorp's debt and preferred stock, net of cash and cash equivalents, as of September 30, 1998 was then subtracted from the resulting range of aggregate values.

   Ranges of equity values per share were then calculated based on the number of shares outstanding as of October 31, 1998. The medians of the ranges of these equity values per share were calculated. This range was then multiplied by an indicative 30% control premium based on precedent transactions to determine a valuation range for the analysis as a whole. Based on this analysis, Morgan Stanley calculated per share equity values for PacifiCorp ranging from $22.00 - $27.00.

   Morgan Stanley also compared certain financial information of ScottishPower with that of a group of publicly traded utility companies. Morgan Stanley reviewed financial information including the market equity value to forecasted fiscal 1999 and forecasted fiscal 2000 earnings multiples, the market equity value to forecasted fiscal 1999 and forecasted fiscal 2000 cash earnings multiples (with cash earnings defined as earnings plus depreciation and amortization), the market equity value to book equity value multiple, the aggregate value to forecasted fiscal 1999 and forecasted fiscal 2000 EBITDA multiples and the aggregate value to forecasted fiscal 1999 and forecasted fiscal 2000 EBIT multiples for the ScottishPower comparable companies and ScottishPower. The financial information was based on a compilation of earnings, cash earnings, EBITDA and EBIT projections by securities research analysts, and the book equity value as of the period ended March 31, 1998. The tables below summarize these analyses and the relevant statistics for ScottishPower as of December 3, 1998 and the ScottishPower comparable companies.

                                 Scottish Power
                              Comparable Companies
                -------------------------------------------

               Electric Utilities           Water Companies
               National Grid Group plc      Anglian Water plc
               Scottish and Southern Energy plc
                                            Severn Trent plc
               Viridian Group plc           Pennon Group plc
               Generators                   Thames Water plc
               British Energy PLC           Yorkshire Water PLC
               National Power plc           Multi-Utilities
               PowerGen plc                 Hyder plc
                                            United Utilities plc

                                                       Multiples for
                                             ----------------------------------
                                                ScottishPower
                                             Comparable Companies ScottishPower
                                             -------------------- -------------
     Market Equity Value to Forecasted 1999
      Earnings.............................     13.5x - 14.0x         16.4x
     Market Equity Value to Forecasted 2000
      Earnings.............................     13.0x - 13.5x         15.7x

     Market Equity Value to Forecasted 1999
      Cash Earnings........................      9.0x  - 9.5x         12.1x
     Market Equity Value to Forecasted 2000
      Cash Earnings........................      8.5x  - 9.0x         11.5x

     Market Equity Value to Book Equity
      Value................................      3.0x  - 3.5x          4.7x

     Aggregate Value to Forecasted 1999
      EBITDA...............................      8.0x  - 8.5x         10.1x
     Aggregate Value to Forecasted 2000
      EBITDA...............................      7.5x  - 8.0x          9.4x

     Aggregate Value to Forecasted 1999
      EBIT.................................     10.5x - 11.0x         12.2x
     Aggregate Value to Forecasted 2000
      EBIT.................................     10.0x - 10.5x         11.4x

   Morgan Stanley applied these multiples from the ScottishPower comparable companies to ScottishPower's corresponding financial and market statistics. Ranges of equity values for ScottishPower were derived by:

  --multiplying market equity value to forecasted 1999 earnings multiples by security research analysts' projections of ScottishPower's earnings;

  --multiplying market equity value to forecasted 2000 earnings multiples by security research analysts' projections of ScottishPower's earnings;

  --multiplying market equity value to forecasted 1999 cash earnings multiples by security research analysts' projections of ScottishPower's cash earnings;

  --multiplying market equity value to forecasted 2000 cash earnings multiples by security research analysts' projections of ScottishPower's cash earnings; and

  --multiplying market equity value to book equity value multiples by the ScottishPower's book equity value as of March 31, 1998;

   Ranges of equity values for ScottishPower were derived from ranges of aggregate values by:

  --multiplying the aggregate value to forecasted 1999 EBITDA multiples by security research analysts' projections of ScottishPower's EBITDA to determine a range of aggregate values;

  --multiplying the aggregate value to forecasted 2000 EBITDA multiples by security research analysts' projections of ScottishPower's EBITDA to determine a range of aggregate values;

  --multiplying the aggregate value to forecasted 1999 EBIT multiples by security research analysts' projections of ScottishPower's EBIT to determine a range of aggregate values; and

  --multiplying the aggregate value to forecasted 2000 EBIT multiples by security research analysts' projections of ScottishPower's EBIT to determine a range of aggregate values.

   For the ranges of aggregate values, ScottishPower's debt, net of cash and cash equivalents, as of March 31, 1998, was then subtracted to determine equity value ranges.

   Ranges of equity values per share were then calculated based on the number of ScottishPower shares outstanding as of March 31, 1998. The medians of the ranges of equity values per share were calculated to serve as the valuation range for the analysis as a whole. Based on this analysis, Morgan Stanley calculated per share equity values for ScottishPower ranging from (Pounds)5.50 - (Pounds)5.75.

   Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis of PacifiCorp and ScottishPower based on certain financial projections provided by the respective managements for each company for the period 1999 through 2007 for PacifiCorp and 1999 through 2005 for ScottishPower. The discounted cash flow analysis for PacifiCorp was based on the projections provided by the management of PacifiCorp that were revised by the management of ScottishPower (the "conservative case"). The conservative case forecasts were subsequently revised by the management of ScottishPower (the "optimistic case") and separate analyses were prepared by Morgan Stanley upon each of the two sets of financial forecasts.

   Morgan Stanley calculated terminal values by applying a range of perpetual growth rates to the unlevered free cash flow in fiscal 2007 for PacifiCorp and 2005 for ScottishPower. Morgan Stanley also calculated a terminal year value for ScottishPower by applying a range of EBIT multiples to terminal year EBIT. The cash-flow streams and terminal values were then discounted to the present using an estimated range of the weighted average cost for PacifiCorp's U.S. operations of 6.5% to 7.5% and Australian operations of 7.5% to 8.5% and for ScottishPower of 7.8% to 8.8%. The results of this analysis are summarized in the table below.

      Case                                         Equity Value Range Per Share
      ----                                         -----------------------------
      PacifiCorp--Conservative Case...............               $20.00 - $27.00
      PacifiCorp--Optimistic Case.................               $28.00 - $37.50
      ScottishPower............................... (Pounds) 5.73 - (Pounds) 6.90

   Analysis of Selected Precedent Transactions. Using publicly available information, Morgan Stanley considered seven announced or completed transactions in the electric utility industry, which were deemed to be comparable to the merger.

   These electric utility transactions are listed below.

  .  CalEnergy Company, Inc.'s acquisition of MidAmerican Energy Company

  .  Consolidated Edison, Inc.'s acquisition of Orange and Rockland
     Utilities, Inc.

  .  Western Resources, Inc.' acquisition of Kansas City Power & Light
     Company

  . American Electric Power Company, Inc.'s acquisition of Central and South West Corporation

  .  LG&E Energy Corp.'s acquisition of KU Energy Corporation

  .  Enron Corp.'s acquisition of Portland General Electric Company

  .  Union Electric Company's acquisition of CIPSCO Incorporated

  Morgan Stanley compared certain financial and market statistics of the electric utility transactions to the merger. The ranges of these results are summarized below.

                                                             Premium to
                                                           Market Equity
                               Market Equity Market Equity   Value One     Aggregate
                                 Value to    Value to Book Month Prior to Value to LTM
                               LTM Earnings  Equity Value   Announcement     EBITDA
                               ------------- ------------- -------------- ------------
     Precedent Transactions..  22.0x - 26.0x  2.0x - 2.2x    30% - 40%    7.5x - 9.5x

   Morgan Stanley applied these multiples and percentages from the selected precedent transactions to the corresponding PacifiCorp financial and market statistics. Ranges of equity values for PacifiCorp were derived by:

  --multiplying market equity value to LTM earnings multiples by PacificCorp's LTM earnings for the period ending September 30, 1998;

  --multiplying market equity value to LTM earnings multiples by PacificCorp's normalized LTM earnings for the period ending September 30, 1998;

  --multiplying market equity value to book multiples by PacifiCorp's book equity value as of September 30, 1998;

  --multiplying premium to market equity value one month prior to announcement by PacifiCorp's market equity value as of December 3, 1998; and

  --multiplying aggregate value to LTM EBITDA multiples by PacifiCorp's LTM
   EBITDA for the period ending September 30, 1998 to determine a range of aggregate values.

  Based on this analysis, Morgan Stanley calculated per share equity values for PacifiCorp ranging from $25.25 to $27.25.

   Contribution Analysis. Morgan Stanley reviewed the pro forma effect of the merger and computed the contribution attributable to PacifiCorp and ScottishPower to the combined company's historical market performance and pro forma projected financial results for 2000 and 2001 based on the conservative case. Such financial results included EBITDA, EBIT, and net income and are shown in the table below as of December 3, 1998.

                                                     PacifiCorp     PacifiCorp
                                                   2000 Projected 2001 Projected
                                                    Contribution   Contribution
                                                   -------------- --------------
     EBIT.........................................      40%            41%
     EBITDA.......................................      44%            44%
     Net Income...................................      30%            32%

  Morgan Stanley calculated that the exchange ratio would result in pro forma ownership of the combined company for holders of PacifiCorp common stock equal to approximately 36%.

   Pro Forma Analysis of the Merger. Morgan Stanley reviewed the pro forma impact of the merger on ScottishPower's earnings per ordinary share for the fiscal years ended 2001 through 2003. The analysis was performed assuming completion of the merger at the beginning of this period, utilizing stand-alone earnings estimated for the fiscal years ended 2001 through 2003 for PacifiCorp and ScottishPower based on certain financial projections prepared by the respective managements of each company. Based on this analysis on an EPS basis, the merger would be accretive pre-goodwill by at least 5.6%, and would be dilutive post-goodwill by not more than 9.1%, to ScottishPower's earnings for the fiscal years 2001 through 2003.

   Business Line Analysis. As part of its analysis, Morgan Stanley compared certain financial and operational information of PacifiCorp by business line to publicly available information relating to certain precedent transactions. These business lines included (1) transmission, distribution and supply, (2) generation, (3) coal mining, (4) Australian operations, (5) energy trading and marketing and (6) other non-regulated businesses. The table below summarizes these analyses.

        Business                           Statistic                            Range
        --------                           ---------                            -----
Transmission
 Distribution and
 Supply................. Market Equity Value to Book Equity Value            1.8x - 2.0x
                         Market Equity Value to 1998 Estimated Earnings     16.0x - 18.0x
Generation.............. Aggregate Value to Asset Value                      1.4x - 1.8x
                         Aggregate Value to Capacity                      $400/kW - $600/kW
                         Aggregate Value to Output                      $0.08/kWh - $0.10/kWh
Coal Mining............. Aggregate Value to Output                        $20/ton - $30/ton
Australian Operations... Aggregate Value to EBIT                            10.0x - 11.0x

   For the energy trading and marketing and other non-regulated businesses, book asset values were used for the valuation. Based on such analysis, Morgan Stanley calculated per share values for PacifiCorp ranging from $28.00 to $35.00.

   No company used in the comparable company analysis, and no transaction utilized as a comparison in the analysis of selected precedent transactions or comparison by business line is identical to ScottishPower, PacifiCorp or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of PacifiCorp and ScottishPower and other factors that would affect the acquisition value of the companies to which it is being compared. In performing its analyses, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of PacifiCorp and ScottishPower, such as the impact of competition on PacifiCorp and ScottishPower and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of PacifiCorp and ScottishPower or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using precedent transactions data.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, selecting any portion of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying the Morgan Stanley opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of PacifiCorp or ScottishPower.

   The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness of the exchange ratio under the original merger agreement from a financial point of view to ScottishPower and were provided to the ScottishPower Board of Directors in connection with the delivery of the Morgan Stanley opinion. The analyses do not purport to be appraisals or to reflect the prices at which PacifiCorp or ScottishPower might actually be sold. In addition, as described above, the Morgan Stanley opinion was one of many factors taken into consideration by the ScottishPower Board of Directors in making its determination to approve the merger. The exchange ratio was determined through negotiations between the Boards of Directors of ScottishPower and PacifiCorp.

   Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its trading, brokerage and financing activities, Morgan Stanley and its affiliates may, at any time, have a long or short position in, and buy and sell the debt or equity securities and senior loans of PacifiCorp or ScottishPower for its account or the account of its customers. Morgan Stanley and its affiliates have, in the past, provided financial advisory and financing services to ScottishPower and to PacifiCorp and/or their respective affiliates and have received fees for the rendering of such services.

   Pursuant to a letter dated October 12, 1998, ScottishPower has agreed to pay Morgan Stanley (1) a customary advisory fee, which is payable if the merger is not consummated, (2) an announcement fee of $6.5 million, which is payable upon the announcement of the merger, (3) a shareholder approval fee of $6.5 million, which is payable upon the approval of the merger by shareholders, and (4) a transaction fee of $26.3 million (against which any aforementioned fees paid will be credited), which is payable upon consummation of the merger. In addition, ScottishPower has agreed to reimburse Morgan Stanley for its expenses related to the engagement and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities, including liabilities under federal securities laws, and expenses, related to or arising out of Morgan Stanley's engagement and the transactions in connection therewith.

Interests of PacifiCorp's Officers and Directors

   General. Some members of PacifiCorp's senior management and the PacifiCorp Board of Directors may be deemed to have interests in the merger that are in addition to and/or potentially different from the interests of shareholders of PacifiCorp generally. The PacifiCorp Board of Directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transaction contemplated by the merger agreement. In considering the recommendation of the PacifiCorp Board of Directors in respect of the merger agreement and the transactions contemplated by the merger agreement, the PacifiCorp shareholders should be aware that these interests may present actual or potential conflicts of interest with respect to the merger.

   ScottishPower Board Appointments. ScottishPower has agreed, except as limited by the exercise of fiduciary duties and to the extent permitted by applicable law, to cause Keith McKennon, Chairman, Chief Executive Officer and President of PacifiCorp, to be appointed as Deputy Chairman and a director of ScottishPower at the time of the merger. In addition to Mr. McKennon, Nolan E. Karras and Robert G. Miller, two non-executive members of the PacifiCorp Board of Directors, will become members of the ScottishPower Board of Directors at the time of the merger. The decision as to which members of the PacifiCorp board, other than Mr. McKennon, would join the ScottishPower Board of Directors was made after the original merger agreement was signed.

   PacifiCorp Advisory Board Appointments; Appointments of Richard
O'Brien. ScottishPower has agreed that, promptly following the merger, specific non-executive members of the PacifiCorp Board of Directors, together with Mr. O'Brien, will be elected and appointed to a PacifiCorp Advisory Board, the function of which shall be to advise the PacifiCorp Board of Directors regarding general business strategy, opportunities and activities in PacifiCorp's market area and customer relationships. The PacifiCorp Advisory Board will meet at least semi-annually and the members of the PacifiCorp Advisory Board shall be appointed for two year terms. The decision as to the membership of the PacifiCorp Advisory Board, other than Mr. Robinson, Mr. O'Brien and Alan Richardson, ScottishPower's Executive Director with responsibility for managing all U.S.-west coast aspects of the merger process, will not be made until after the completion of the merger and Mr. Robinson and Mr. McKennon will jointly designate the other members of the advisory board. In addition, Mr. O'Brien will be appointed a member of the PacifiCorp Board of Directors and President of PacifiCorp, in addition to his current position as Chief Operating Officer of PacifiCorp.

   Director and Officer Indemnification and Insurance. ScottishPower has agreed that, except to the extent changes may be required by law, until the sixth anniversary of the merger, it will not take any action to amend, modify or repeal the existing provisions for indemnification of officers and directors of PacifiCorp contained in the articles of incorporation and bylaws, or other comparable charter documents, of PacifiCorp and its subsidiaries in a manner as would adversely affect the rights of any individual who served as an officer or director of PacifiCorp or its subsidiaries before the merger. Furthermore, except for some specific circumstances provided for under the merger agreement, ScottishPower has agreed that, until the sixth anniversary of the merger, it will cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by PacifiCorp and its subsidiaries as of the date of the merger agreement with respect to claims arising from facts or events that occurred on or before the merger. See "--Terms of the Merger Agreement--Indemnification; Insurance."

   Employment Agreement with Keith McKennon. Upon completion of the merger, Mr. McKennon will resign his positions as Chairman, Chief Executive Officer and President of PacifiCorp and, as discussed above, is expected to be appointed as Deputy Chairman and a director of ScottishPower. It is anticipated that Mr. McKennon's employment with PacifiCorp will terminate at the later of the date the merger is completed or September 2, 1999. Currently, Mr. McKennon is a party to an employment agreement with PacifiCorp that provides for an annual base salary of not less than $780,000 and a target annual bonus opportunity equal to a percentage (20% in 1998, 40% in 1999, 50% in 2000 and 60% in 2001)
of the annual base salary. Mr. McKennon has waived participation in PacifiCorp's Executive Severance Plan and Supplemental Executive Retirement Plan described below; consequently, he is not eligible for severance pay; nor will he qualify for any PacifiCorp retirement benefits upon termination of his employment.

   The Executive Severance Plan. The PacifiCorp Executive Severance Plan ("Executive Plan") provides severance benefits to terminated executives, including enhanced change-in-control benefits in the event of certain terminations during the 24-month period following a qualifying transaction, including the consummation of the merger. Twenty-six PacifiCorp executives are entitled to severance pay under the Executive Plan. Executives designated by the PacifiCorp Board of Directors' personnel committee are eligible for change-in-control benefits resulting from either of the following within the 24-month period after a change in control:

  .  a PacifiCorp-initiated termination without "cause"; or

  . a resignation within two months after a "material alteration of position".

For this purpose, "cause" means the executive's gross misconduct or gross negligence or conduct which indicates a reckless disregard for the consequences and has a material adverse effect on PacifiCorp or its affiliates and "material alteration in position" means the occurrence of any of the following:

    .  a change in reporting relationship to a lower level;

    .  a material reduction in the scope of duties and responsibilities;

    .  a material reduction in authority;

    .  a "material reduction in compensation"; or

    . relocation of executive's work location to an office more than 100 miles from the executive's office or more than 60 miles from the executive's home.

   A "material reduction in compensation" occurs when an executive's annualized base salary is reduced by any amount or the annualized base salary and target bonus opportunity combined is reduced by at least 15 percent of the combined total opportunity before the change in compensation. In addition, Mr. O'Brien also has a "walkaway" right under which he would be eligible for benefits if he resigns for any reason effective no earlier than 12 months and no later than 14 months after the merger. If qualified, an executive would receive severance pay in an amount equal to either two, two and one-half or three times the "annual cash compensation" of the executive, depending on the level set by the PacifiCorp Board of Directors' personnel committee. "Annual cash compensation" is defined as annualized base salary, target annual incentive opportunity and annualized auto allowance in effect on a material alteration or termination, whichever is greater. If the payment would result in imposition of an excise tax under Section 4999 of the Internal Revenue Code, PacifiCorp is required to make an additional payment to compensate the executive for the effect of this excise tax. The executive would also receive continuation of subsidized health insurance from six to 24 months depending on length of service, and a minimum of 12 months' executive-level outplacement services.

   Effect of Change in Control on Compensation and Benefits. The merger will constitute a "change-in-control" of PacifiCorp for the following PacifiCorp compensation and benefit plans in which the executive officers of PacifiCorp participate:

  . after a change-in-control of PacifiCorp, the PacifiCorp Compensation Reduction Plan, under which participating executives of PacifiCorp may defer certain compensation, may not be terminated by PacifiCorp without approval by participants with a majority of the aggregate balance of the accounts thereunder;

  . under the terms of the PacifiCorp Long-Term Incentive Plan and PacifiCorp Stock Incentive Plan, and the agreements related to the plans, any unvested restricted PacifiCorp common stock and unvested options to purchase PacifiCorp common stock will vest at the time of the merger, except for certain stock options and restricted stock awards granted in February 1999, which do not automatically vest upon a change in control, but could vest within the 24 months following a change in control if the recipient's employment is terminated under certain conditions;

  . PacifiCorp's annual incentive plans provide for payment of no less than target bonus awards for the year in which a transaction such as the merger is consummated; and

  . the PacifiCorp Supplemental Executive Retirement Plan ("SERP") provides executives "involuntarily terminated" during the 24 months following the merger, or who resign for any reason effective no earlier than 12 months and no later than 14 months after the merger, with enhanced supplemental retirement benefits.

   For purposes of the SERP, a termination of employment is "involuntary" if the participant is discharged or resigns under specific circumstances following a change-in-control. A discharge or resignation is treated as an involuntary termination when any of the following occur:

  . the executive's annualized base salary or target bonus opportunity is decreased;

  . the executive is reassigned to a position in an office located more than 100 miles from the participant's then-current office or 60 miles from the executive's residence, whichever is greater;

  . the executive's reporting level in PacifiCorp is changed and is lower after the change than it was before;

  . there is a material reduction in the scope of the participant's duties or responsibilities; or

  .  there is a material reduction in the participant's authority.

   Mr. Verl R. Topham, formerly Senior Vice President and General Counsel, retired as an employee of PacifiCorp (but not as a director) on May 1, 1999. PacifiCorp has agreed to provide him with the equivalent of change of control benefits as set forth above upon the date of the merger. The change of control enhancements to the retirement benefits would apply to future retirement benefits beginning the month following the date of the merger. The other change of control benefits would be offset against any severance benefits he has received before the date of the merger. It is currently anticipated that three other PacifiCorp executives will be offered similar arrangements, although PacifiCorp may determine that additional arrangements for a limited number of other executives will be appropriate. The decision to make such payments was not made until after the merger agreement was executed.

   Payments to Directors. Non-employee directors of PacifiCorp have been granted restricted stock under a non-employee directors' stock compensation plan. Stock granted under this plan vests over the five-year plan following the grant or shorter period to retirement, and unvested shares are forfeited if the recipient ceases to be a director. PacifiCorp has agreed to pay each non-employee director $50,000 promptly following the date the director's unvested shares are forfeited following completion of the merger. See "Proposal For Election of Directors--Director Compensation and Certain Transactions."

   Retention and Bonus Incentives. PacifiCorp has provided retention incentives to retain employees in key positions through completion of the merger. In addition, the PacifiCorp Board of Directors has established a bonus pool to provide incentives and rewards for employees expected to make and making extraordinary efforts to accomplish the goals and objectives of PacifiCorp, which may or may not be related to or conditioned upon the successful consummation of the merger. Therefore, some executive officers of PacifiCorp may receive bonuses or retention incentive awards. These bonuses or retention awards shall be made at the discretion of Mr. McKennon, as Chief Executive Officer of PacifiCorp; provided, however, that any bonus to the Chief Executive Officer shall be in the discretion of the PacifiCorp Board of Directors.

   Ongoing Employee Compensation and Benefits. The merger agreement provides that ScottishPower will use its reasonable best efforts to cause the compensation, incentive and employee benefit plans and arrangements in effect on the date of the merger agreement to remain in effect for two years after the merger or to maintain until this date plans or arrangements no less favorable in the aggregate to the employees covered by the plans and arrangements. Therefore, current executive officers of PacifiCorp will continue to receive compensation, incentives and employee benefits that are at least as favorable as those currently provided.

Conversion of PacifiCorp Common Stock in the Merger

   If the shareholders of ScottishPower approve the merger at the ScottishPower Extraordinary General Meeting, the merger agreement is approved by the requisite vote of PacifiCorp shareholders at the PacifiCorp annual meeting and the other conditions to the merger are satisfied or, where permissible, waived, the merger will be consummated and become effective at the time at which Articles of Merger meeting the requirements of Oregon law are delivered to the Secretary of State for the State of Oregon for filing. At the time of the merger, an indirect, wholly owned subsidiary of ScottishPower will be merged with and into PacifiCorp, which will survive the merger as an indirect, wholly owned subsidiary of ScottishPower.

   At the time of the merger, all outstanding shares of PacifiCorp common stock will cease to be outstanding, and subject to the terms, conditions and procedures in the merger agreement, each share of PacifiCorp common stock, other than shares owned directly or indirectly by ScottishPower or PacifiCorp, will be converted into the right to receive, at the election of the holder of PacifiCorp common stock, either:

  .  0.58 fully paid and nonassessable ADSs or

  . if a properly completed election form was submitted to the exchange agent on a timely basis, 2.32 fully paid and nonassessable ordinary shares, all in accordance with the election procedures described below.

Fractional Shares

   No fractional ADSs or ordinary shares will be issued in the merger, and any fractional ADS or ordinary share interests will not entitle the owner thereof to vote or to any rights of a holder of ADSs or ordinary shares.

Instead of any fractional ADS or ordinary share, each PacifiCorp shareholder who would otherwise have been entitled to a fraction of an ADS or ordinary share will receive from the exchange agent, as applicable:

  .  a cash payment instead of any fractional ADS determined by multiplying
     (1) the sales price of an ADS on the last trading day immediately preceding the merger by (2) the fractional ADS interest to which the holder would otherwise be entitled; and/or

  . a cash payment instead of such fractional ordinary share determined by multiplying (1) the sales price of an ordinary share on the last trading day immediately preceding the merger by (2) the fractional ordinary share interest to which such holder would otherwise be entitled.

   The term "sales price" shall mean, on any trading day, with respect to ADSs, the closing sales price of ADSs reported on the New York Stock Exchange Composite Tape on this day and, with respect to ordinary shares, the middle market quotation of a ordinary share reported on the Daily Official List of the London Stock Exchange on this date. The term "trading day" shall mean any day on which securities are traded, with respect to ADSs, on the New York Stock Exchange, and with respect to ordinary shares, on the London Stock Exchange.

Election; Election Procedures

   Promptly after consummation of the merger, each record holder of shares of PacifiCorp common stock will be sent an election form which will permit the shareholder to elect to receive the ordinary shares in exchange for all or any portion of the holder's shares of PacifiCorp common stock. A single ordinary share election may be made for all shares of PacifiCorp common stock held by any holder of PacifiCorp common stock or, alternatively, an ordinary share election may be made for a portion of a holder's shares. If a shareholder either (1) does not submit a properly completed election form in a timely fashion or (2) revokes his or her election form before the deadline for the submission of the election form, the shares of PacifiCorp common stock held by the shareholder will be converted in the merger into the right to receive the ADS consideration.

   All ordinary share elections will be required to be made on an election form. To make an effective election with respect to shares of PacifiCorp common stock, the holder must, in accordance with the election form, complete properly and return the election form to the exchange agent before the election deadline. The "election deadline" will be the date announced in a news release to be issued by ScottishPower as the last date on which an ordinary share election may be made. The election deadline will be a business day no earlier than five days before the merger and will be at least five and not more than twenty business days following the date of the news release. ScottishPower has the right, under some specific circumstances described in the merger agreement, to change the election deadline to a later date.

   ScottishPower has the right to make additional rules not inconsistent with the merger agreement governing the validity of the election forms and the issuance and delivery of certificates for ADSs or ordinary shares into which shares of PacifiCorp common stock are converted in the merger. All rules and determinations will be final and binding on all holders of PacifiCorp common stock.

Exchange of Certificates in the Merger

   Promptly after the merger, the exchange agent will mail, together with the election form, to each holder of record of PacifiCorp common stock whose shares are converted into the right to receive ADSs and/or ordinary shares, appropriate transmittal materials and instructions advising the holder of the terms of the exchange effected by the merger and the procedure to be used for the surrender of the certificates representing PacifiCorp common stock in exchange for the ADRs and/or ordinary shares that the holder has the right to receive under the merger agreement. Holders of PacifiCorp common stock are requested not to surrender their certificates for exchange until after the merger when the transmittal form and instructions are received. Certificates representing ADRs and/or ordinary shares shall be delivered to the holder as promptly as practicable after proper delivery of the applicable PacifiCorp certificates and appropriate transmittal materials to the exchange agent.

   At the time of the merger and after the merger and until surrendered as provided above, PacifiCorp certificates will be deemed, except as required by applicable law, to represent, for all corporate purposes of ScottishPower, ownership of the whole number of ADSs and/or ordinary shares into which the number of shares of PacifiCorp common stock shown thereon have been converted in the merger. No dividends or other distributions declared, made or paid after the merger with respect to ordinary shares with a record date on or after the merger shall be paid to the holder of any unsurrendered PacifiCorp certificate with respect to the ADSs and/or ordinary shares represented thereby and no cash payment instead of fractional ADSs and/or ordinary shares shall be paid to any holder until the holder of record of the PacifiCorp certificate shall surrender such PacifiCorp certificate as provided above. Except as applicable law may require otherwise, following surrender of any PacifiCorp certificate, there will be paid to the record holder of the certificates representing ADRs and/or ordinary shares issued in exchange for the PacifiCorp certificate, without interest:

  . at the time of the surrender, the amount of dividends or other distributions, if any, with a record date at the time of the merger or after the merger which became payable, but which were not paid by reason of the immediately preceding sentence, with respect to the ADRs and/or ordinary shares; and

  . at the appropriate payment date, the amount of dividends or other distributions with a record date at the time of the merger or after merger but before surrender and a payment date after surrender payable with respect to the ADRs and/or ordinary shares.

Terms of the Merger Agreement

   Representations and Warranties. In the merger agreement, each of ScottishPower and PacifiCorp have made representations and warranties, subject to exceptions which were disclosed by the appropriate party, concerning their businesses and assets. The representations and warranties must be true and correct in all material respects, taken as a whole, at the time of the merger or else the other party will not be required to complete the merger. Such representations and warranties include, among other things:

  . that the party is duly organized and validly existing, that it has corporate power and authority to conduct its business and that its issued and outstanding shares are fully paid and nonassessable;

  . that the party has the power and authority to enter into the merger agreement and, subject to obtaining any necessary approvals, to perform the transactions contemplated under the merger agreement and, if applicable, the scheme of arrangement;

  . that, except as otherwise disclosed, there are no suits, or actions filed or threatened against the party, the party is not in violation of laws, including environmental laws and laws regulating employee benefit plans and tax laws, and there are no undisclosed liabilities; and

  . that the party has disclosed all necessary consents from governmental and regulatory authorities and third parties required to perform the transactions contemplated under the merger agreement and, if applicable, the scheme of arrangement.

   In addition, PacifiCorp makes representations relating to its regulation as a utility. PacifiCorp also represents and warrants that the provisions of Oregon laws regulating acquisitions of control shares are not applicable to the merger agreement or any other transactions contemplated by the merger agreement.

 Conduct of Business Prior to the Merger

   ScottishPower and PacifiCorp have each agreed that before the merger, unless consented to by the other party or except as expressly contemplated or permitted by the merger agreement or, if applicable, the scheme of arrangement, it will:

    (1) conduct its business only in the ordinary course consistent with its past business practice;

    (2) use all commercially reasonable efforts to:

    . preserve intact in all material respects its present business organization and reputation;

    .  maintain in effect all existing material permits;

    .  keep its key personnel;

    .  maintain its assets and properties in good working order;

    .  maintain insurance;

    .  preserve its relationship with customers and suppliers; and

    .  comply in all material respects with all applicable laws and orders;

    (3) confer with the other party on a regular and frequent basis with respect to its business and other matters relevant to the merger and will advise the other party of any material change or event;

    (4) notify the other party of, and use all commercially reasonable efforts to cure, any circumstances that will cause any of its covenants or agreements under the merger agreement to be breached or will render untrue in any material respect any of its representations or warranties contained in the merger agreement;

    (5) notify the other party in writing of, and use all commercially reasonable efforts to cure, before the consummation of the merger, any violation or breach of any representation, warranty, covenant or agreement; and

    (6) take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to its obligations contained in the merger agreement and to consummate and make effective the transactions contemplated by the merger agreement and not take or fail to take any action that would reasonably be expected to result in the nonfulfillment of any such condition.

   In addition, PacifiCorp has agreed that, unless otherwise consented to by ScottishPower or except as expressly contemplated or permitted by the merger agreement, it will not and will not permit any of its subsidiaries to:

  . amend its charter documents;

  . pay dividends or make distributions, except for the payment of regular cash dividends;

  . split, combine or reclassify any of its capital stock;

  .adopt a plan of reorganization;

  .repurchase any capital stock, other than certain series of PacifiCorp preferred stock;

  . issue, deliver or sell any share of its capital stock or any option to purchase its capital stock, other than:

    .  PacifiCorp common stock pursuant to outstanding options;

    .PacifiCorp common stock and options pursuant to PacifiCorp's stock incentive plan; and

    .PacifiCorp preferred stock with a stated value of up to $250 million;

  .make acquisitions in excess of $25 million in any one transaction;

  . dispose of or encumber any asset other than in the ordinary course of business consistent with past practice or having an aggregate net book value in excess of $25 million in any one transaction;

  .permit any changes in their accounting methods;

  . incur or guarantee any indebtedness, other than short-term indebtedness incurred in the ordinary course of business consistent with past practice in an aggregate amount not exceeding $500 million, long-term indebtedness not aggregating more than $200 million and indebtedness incurred in refinancing outstanding indebtedness or indebtedness incurred in compliance with the merger agreement;

  .  enter into, adopt, amend or terminate any employee benefit plan;

  . increase the compensation of any director or employee, except for normal increases in the ordinary course of business and consistent with past practice that do not result in a material increase in benefit or compensation expense, or grant to any employee any additional rights;

  . enter into any contract or amend or modify any existing contract or engage in any new transaction with any affiliate or any of its subsidiaries outside the ordinary course of business consistent with past practice or not on an arm's-length basis;

  . make any capital expenditures, other than capital expenditures incurred as required by applicable law, in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident and in an amount within 110% of the aggregate amount provided for such purposes in PacifiCorp's budget;

  . engage in any activities which would change its status, or that of any of its subsidiaries, under the Public Utility Holding Company Act of 1935;

  . agree or consent to any material agreements or modifications to existing material agreements with any governmental or regulatory authority;

  . except as required pursuant to the tariffs on file with the FERC, commence construction of any additional generating, transmission or delivery capacity in excess of 500 megawatts;

  . except as required pursuant to the tariffs on file with FERC and as set forth in PacifiCorp's budget, obligate itself to purchase any additional generating, transmission or delivery plants or facilities, in an amount in excess of $25 million in one transaction;

  . take any action that would cause the merger to fail to qualify as a reorganization described in Section 368(a) of the Internal Revenue Code;

  . willfully take any action that is reasonably likely to result in a material breach of any provision of the merger agreement or in any of the representations and warranties being untrue as of the date the merger is consummated;

  .  initiate any material actions, suits, arbitrations or proceedings;

  . take any action that would be reasonably likely to jeopardize the qualification of any material amount of outstanding revenue bonds which qualify at the time of the merger agreement as "exempt facility bonds" under Section 142(a) of the Internal Revenue Code or as tax-exempt industrial development bonds under Section 103(b)(4) of the Internal Revenue Code of 1954, prior to the enactment of the Tax Reform Act of 1986;

  . except as previously disclosed, make or rescind any material express or deemed election relating to taxes or change any of its methods of reporting income or deductions for tax purposes from those employed in the preparation of its tax returns for the prior taxable year, except as required by applicable law;

  . satisfy any material claims, liabilities or obligations other than in the ordinary course of business consistent with past practice or as reflected, or contemplated by its most recent consolidated financial statements;

  . modify, amend, terminate, renew or fail to use reasonable efforts to renew any material contract or waive, release or assign any material rights or claims;

  . permit its subsidiaries or, within exercise of its reasonable business efforts, its joint ventures, except in the ordinary course of business consistent with past practice, to modify, amend, terminate, renew or fail to use reasonable efforts to renew any material contract or waive, release or assign any material rights or claims;

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

  . terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party; and

  . control or direct, directly or indirectly, ScottishPower's operations before the consummation of the merger.

   ScottishPower has agreed that, unless otherwise consented to by PacifiCorp or except as permitted by the merger agreement, it will not and will not permit any of its subsidiaries to:

  .  amend its charter documents;

  .  pay dividends or make distributions;

  .  reclassify any of its capital stock;

  .  adopt a plan or reorganization;

  .  repurchase any capital stock;

  . issue, deliver or sell any share of its capital stock or any option to purchase its capital stock;

  . other than as provided for in ScottishPower's pre-disclosed operating budget, make acquisitions that are in excess of (Pounds)750 million, or that would or have a material adverse effect on ScottishPower and its subsidiaries taken as a whole;

  . other than as provided for in ScottishPower's pre-disclosed operating budget, dispose of or encumber any asset, other than dispositions in the ordinary course of business consistent with past practice and having an aggregate value less than (Pounds)750 million;

  .  permit changes in their accounting methods;

  .  incur or guarantee any indebtedness;

  . enter into any contract or amend or modify any existing contract or engage in any new transaction with any affiliate or any of its subsidiaries outside the ordinary course of business consistent with past practice or not on an arm's-length basis;

  . make any capital expenditures, other than capital expenditures incurred as required by applicable law, in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident and in an amount within 110% of the aggregate amount provided for such purposes in ScottishPower's budget;

  . engage in any transaction which would change it status, or that of any of its subsidiaries, under the 1935 Act;

  . except as previously disclosed, commence construction of any additional generating, transmission or delivery capacity in excess of 500 megawatts;

  . except as previously disclosed, obligate itself to purchase any additional generating, transmission or delivery plants or facilities, in an amount in excess of $200 million;

  . take any action that would cause the merger to fail to qualify as a reorganization described in Section 368(a) of the Internal Revenue Code;

  . willfully take or fail to take any action which is reasonably likely to result in a material breach of any provision of the merger agreement or in any of the representations and warranties being untrue as of the date the merger is consummated;

  . except as previously disclosed, make or rescind any material express or deemed election relating to taxes or change any of its methods of reporting income or deductions for tax purposes from those employed in the preparation of its tax returns for the prior taxable year, except as required by applicable law;

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

  . satisfy any material claims or liabilities other than in the ordinary course of business consistent with past practice or as reflected, or contemplated by its most recent consolidated financial statements;

  . modify, amend, terminate, renew or fail to use reasonable efforts to renew any material contract or waive, release or assign any material rights or claims;

  . permit it subsidiaries or, within exercise of its reasonable business efforts, its joint ventures, except in the ordinary course of business consistent with past practice, to modify, amend, terminate, renew or fail to use reasonable efforts to renew any material contract or waive, release or assign any material rights or claims;

  . terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party;

  . control or direct, directly or indirectly, PacifiCorp's operations before the consummation of the merger; and

  . engage, nor permit any of its subsidiaries to engage, in any activities or omit to do anything that would entitle any governmental or regulatory authority to revoke in whole or in any material part any material license, authorization or appointment or which would otherwise materially change the status of ScottishPower or any of its subsidiaries.

   Indemnification; Insurance. ScottishPower has agreed that it will not, except to the extent required by law, until the sixth anniversary of the merger:

  . amend, modify or repeal the provisions for indemnification of directors or officers contained in the charter documents of PacifiCorp and its subsidiaries in a manner which would adversely affect the rights of any individual who was a director or officer of PacifiCorp or any of its subsidiaries before the merger to be indemnified by those corporations in respect of their serving as officers or directors before the merger; and

  . until the sixth anniversary of the merger, it will cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by PacifiCorp and its subsidiaries as of the date of the merger agreement with respect to claims arising from facts or events that occurred on or before the merger.

  Neither ScottishPower nor PacifiCorp shall be obligated to expend any amount per year in excess of 200% of the aggregate premiums paid by PacifiCorp and its subsidiaries in 1998, on an annualized basis,to maintain or procure insurance coverage.

   Benefit Arrangements. ScottishPower has agreed to use its reasonable best efforts to cause:

  . PacifiCorp's employee benefit plans in effect at the date of the signing of the merger agreement that have been disclosed to ScottishPower before that date, including plans for health and retirement benefits, incentive compensation, stock compensation and severance pay, to remain in effect until the second anniversary of the merger; or

  . to maintain until that date benefit plans which are no less favorable, in the aggregate, to the employees covered by PacifiCorp's employee benefit plans referred to above at the date of signing of the merger agreement.

  ScottishPower will not be required to continue any specific plan nor will it be prevented from:

  . establishing any other benefit plans in respect of all or any of the employees covered by such employee benefit plans or any other employees; or

  . amending employee benefit plans where required by applicable law or where the amendment is with the consent of the affected employees.

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

  ScottishPower further has agreed to honor, and to cause its subsidiaries to honor, each existing employment, change of control, severance and termination agreement between PacifiCorp or any of its subsidiaries, and any officer, director or employee of those companies.

   PacifiCorp Stock Option Plans. Under the merger agreement, the parties have agreed that each outstanding option to purchase shares of PacifiCorp common stock under the PacifiCorp Stock Incentive Plan will be converted into an option to acquire, on the same terms and conditions as were applicable under such PacifiCorp stock option, a number of ADSs equal to the product of:

  (1) the number of shares of PacifiCorp common stock subject to the option immediately before the merger and

     (2)  0.58.

   The option exercise price per ADS at which such option is exercisable will be the amount obtained by dividing:

  (1) the option exercise price per share of PacifiCorp common stock at which the option is exercisable immediately before the merger by

     (2)  0.58.

In the case of any PacifiCorp stock option to which Section 421 of the Internal Revenue Code applies by reason of its qualification under any of Sections 422-424 of the Internal Revenue Code, however, the option exercise price, the number of shares which may be acquired under the option and the terms and conditions of exercise of the option will be determined to comply with Section 424(a) of the Internal Revenue Code. Under no circumstances will the option exercise price per ADS be less than the aggregate par value of the ordinary shares represented by an ADS.

   ScottishPower has agreed to:

  . as soon as practicable after the merger, deliver to the participants in the PacifiCorp Stock Incentive Plan appropriate notices setting forth the participants' rights under the plan with respect to converted options which shall continue in effect on the same terms and conditions;

  . take all corporate action necessary to have a sufficient number of ADSs available for delivery under the PacifiCorp Stock Incentive Plan;

  . as soon as practicable after the merger, file a registration statement on Form S-8 promulgated by the SEC under the Securities Act with respect to the ADSs subject to those options and use its reasonable best efforts to maintain the effectiveness of the registration statement for so long as those options remain outstanding.

   PacifiCorp has agreed to take all corporate action necessary and obtain all relevant consents to ensure that the consideration received upon the conversion under the merger of each outstanding share of restricted PacifiCorp common stock issued under PacifiCorp's Non-Employee Director's Stock Compensation Plan, Stock Incentive Plan and Long Term Incentive Plan will continue to be subject to the same restrictions that the shares were subject to under PacifiCorp's Non-Employee Director's Stock Compensation Plan, Stock Incentive Plan and Long Term Incentive Plan and the applicable award agreements, including any forfeiture restrictions. These restrictions are subject to amendment or modification of those plans or award agreements to reflect action of the PacifiCorp Board of Directors taken before the date of the merger agreement and disclosed to ScottishPower. See "--Interests of PacifiCorp's Officers and Directors in the Merger--Effect of Change of Control on Compensation and Benefits".

   No Solicitation. Under the merger agreement, PacifiCorp has agreed that, before the merger, neither it nor any of its subsidiaries or other affiliates will, and it will use its best efforts to cause their representatives not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any alternative proposal, as defined below, or engage in any negotiations concerning, or provide any information or data to, or have any discussions with, any person or group relating to an alternative proposal, or otherwise facilitate any effort or attempt to make or implement an alternative proposal.

   The term "alternative proposal" means for these purposes any proposal or offer, including, without limitation, any proposal or offer to PacifiCorp's shareholders, with respect to a merger, consolidation or other business combination including PacifiCorp or any of its subsidiaries or any acquisition or similar transaction involving the purchase of

  . all or any significant portion of the assets of PacifiCorp and its subsidiaries taken as a whole;

  .  5% or more of the outstanding shares of PacifiCorp common stock; or

  . 5% or more of the outstanding shares of the capital stock of any subsidiary of PacifiCorp.

   PacifiCorp further agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any third parties with respect to any of the foregoing. In addition, PacifiCorp agreed to notify ScottishPower promptly if any inquiries, proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, PacifiCorp or its subsidiaries or representatives relating to an alternative proposal.

   The merger agreement, however, does provide that the PacifiCorp Board of Directors may furnish information to or enter into discussions or negotiations with any person or group that makes an unsolicited alternative proposal if, and to the extent that, before receipt of the PacifiCorp shareholders' approval of the merger agreement:

  . the PacifiCorp Board of Directors, based upon the advice of outside counsel, determines in good faith that a failure to perform the action could reasonably be expected to result in a breach of its fiduciary duties to shareholders imposed by law;

  . the PacifiCorp Board of Directors has reasonably concluded in good faith that the person or group making the alternative proposal will have adequate sources of financing to consummate the alternative proposal; and

  . the PacifiCorp Board of Directors has reasonably concluded in good faith that the alternative proposal is more favorable to PacifiCorp's shareholders than the merger.

   However, before furnishing such information to, or entering into discussions or negotiations with, any person or group, PacifiCorp must provide written notice to ScottishPower to the effect that it is furnishing information to, or entering into discussions or negotiations with, the party or parties making the alternative proposal, and identify the party or parties in reasonable detail. PacifiCorp also agreed to keep ScottishPower informed of the status of any discussions or negotiations to the extent the disclosure would not constitute a violation of any applicable law. In addition, the merger agreement provides that the PacifiCorp Board of Directors will comply with Rule 14e-2 promulgated under the Securities Exchange Act with respect to an alternative proposal.

   Conditions Precedent to the Merger. Before the merger can occur, various conditions stated in the merger agreement must be fulfilled or, alternatively, waived by the appropriate party or parties. In addition to the approval of the with the merger by the shareholders of ScottishPower and the approval of the merger agreement and the terms of the merger by the PacifiCorp shareholders, the obligations of ScottishPower and PacifiCorp to effect the merger are subject to the fulfillment or waiver of specified conditions, including,

  . the representations and warranties made by the respective parties in the merger agreement must be true, in all material respects, taken as a whole, as of the date of the merger except for those representations and warranties made as of an earlier date;

  . the other party must have performed and complied with, in all material respects, each obligation required by the merger agreement;

  . there must not have been any development having a significant negative impact on the other party or any circumstances which could, when taken together with any breaches or violations of the merger agreement by the other party, have a significant negative impact on the other party and its subsidiaries taken as a whole;

  . except as provided in the merger agreement, all consents, approvals and actions, filings with and notices to any governmental or regulatory authority must have been obtained and become final orders, and these final orders in the aggregate shall not have a significant negative impact on PacifiCorp and its subsidiaries, taken as a whole;

  . the consent or approval of each person, other than a governmental or regulatory authority, whose consent or approval is required by ScottishPower, PacifiCorp and any of their respective subsidiaries under any material contract to consummate the merger and the other transactions contemplated by the merger agreement having been obtained, except for those consents and approvals which, if not obtained, would not have a significant negative impact on PacifiCorp and its subsidiaries taken as a whole or on the ability of ScottishPower or PacifiCorp to consummate the transactions contemplated by the merger agreement and, if applicable, the scheme of arrangement;

  . there must not be any injunction or other order by any governmental or regulatory authority preventing or restricting consummation of the merger;

  . the applicable period under the HSR Act must have expired or been terminated; and

  . written tax opinions from Milbank, Tweed, Stoel Rives LLP, and LeBoeuf, Lamb must have been delivered to ScottishPower and PacifiCorp.

   Termination. The merger agreement may be terminated by mutual written agreement of the parties. The merger agreement may also be terminated by either PacifiCorp or ScottishPower if:

  . the merger has not been consummated on or before September 6, 1999 and such failure is not caused by any breach by the terminating party of any obligation under the merger agreement. However, if on September 6, 1999, ScottishPower and PacifiCorp have not received all of the approvals of governmental authorities required to satisfy the conditions in the merger agreement but all other conditions are fulfilled or are capable of being fulfilled, then, at the option of either ScottishPower or PacifiCorp, the term of the merger agreement may be extended until June 6, 2000;

  . the PacifiCorp shareholders have not approved the merger agreement or the ScottishPower shareholders have not approved the merger by reason of the failure to obtain the requisite vote on a vote of the shareholders;

  . there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party in the merger agreement, which is determined in all cases as if the terms "material" or "materially" were not included in any such representation or warranty, which breach is not curable or, if curable, has not been cured within 30 days following the receipt by the non-terminating party of notice of such breach from the terminating party and which breach, when taken together with any other breaches of representations, warranties, covenants and agreements of the non-terminating party contained in the merger agreement, has or would reasonably be expected to have a significant negative impact on PacifiCorp and its subsidiaries taken as a whole; or

  . any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise preventing or prohibiting the merger and such order shall have become final and non-appealable.

   The merger agreement may be terminated by PacifiCorp if:

  . the PacifiCorp Board of Directors determines in good faith that a failure to terminate the merger agreement could reasonably be expected to result in a breach of its fiduciary duties to shareholders imposed by law by reason of an unsolicited alternative proposal having been made; or

  . the ScottishPower Board of Directors withdraws or modifies in a manner materially adverse to PacifiCorp its approval or recommendation of the merger agreement or the merger; or

  .  there has been a change in control of ScottishPower.

  For purposes of the merger agreement, a "change of control" shall occur if any of the following applies:

  . Any "Person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act is or becomes the "beneficial owner", as defined in Rule 13d-3 under the Securities Exchange Act, directly or indirectly, of securities of ScottishPower representing 30% or more of the combined voting power of ScottishPower's outstanding capital stock;

  . the shareholders of ScottishPower approve a merger or other consolidation of ScottishPower with any other company, other than a merger or consolidation effected to implement a recapitalization of ScottishPower in which no Person acquires more than 30% of the combined voting power of ScottishPower's then outstanding securities;

  . tender or exchange offer is made for the ordinary shares of ScottishPower or securities convertible into ordinary shares of ScottishPower and the offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner, as determined under Section 13(d) of the Securities Exchange Act, directly or indirectly, of securities representing at least 30% of the voting power of outstanding securities of ScottishPower; or

  . ScottishPower sells 30% or more of its operating assets or, if applicable, New ScottishPower sells 30% or more of the shares of ScottishPower, in each case, to a buyer that is not a member of the ScottishPower controlled group of corporations.

  The merger agreement may be terminated by ScottishPower if the PacifiCorp Board of Directors:

  . withdraws or modifies in a manner materially adverse to ScottishPower its approval or recommendation of the merger agreement or the merger;

  . fails to reaffirm its approval or recommendation upon ScottishPower's request;

  . approves, recommends or takes no position with respect to an alternative proposal to the shareholders of PacifiCorp; or

  .  resolves to take any of the foregoing actions.

   Termination Fee. If any person or group shall have made an alternative proposal and thereafter:

  .  the merger agreement is terminated

    (1) by PacifiCorp as a result of the PacifiCorp Board of Directors determination in good faith, based upon the advice of outside counsel, that a failure to terminate the merger agreement could reasonably be expected to result in a breach of its fiduciary duties to shareholders imposed by law by reason of an unsolicited alternative proposal,

    (2) by ScottishPower because PacifiCorp has materially breached any representation, warranty, covenant or agreement or because the PacifiCorp Board of Directors (a) withdraws or modifies in a manner materially adverse to ScottishPower its approval or recommendation of the merger agreement or merger, (b) fails to reaffirm its approval or recommendation upon ScottishPower's request, (c) approves, recommends or takes no position with respect to an alternative proposal to its shareholders, or (d) resolves to take any of the foregoing actions, or

    (3) by either party as a result of the approval and adoption of the merger agreement by PacifiCorp shareholders not being obtained; or

  . the merger agreement is terminated for any other reason, other than by reason of the breach of the merger agreement by ScottishPower, or a change of control, or as a result of ScottishPower shareholder approval of the merger not being obtained or the withdrawal or modification in a manner materially adverse to PacifiCorp its approval or recommendation of the merger agreement or the merger by ScottishPower's Board of Directors, and a definitive agreement with respect to the alternative proposal is executed within one year after the termination;

then PacifiCorp shall pay to ScottishPower a termination fee of $250 million.

   If the merger agreement is terminated by PacifiCorp following a change of control, other than through the scheme of arrangement, of ScottishPower, then ScottishPower shall pay to PacifiCorp a termination fee of $250 million.

   If the merger agreement is terminated by either PacifiCorp or ScottishPower due to the failure to obtain the requisite vote of shareholders of PacifiCorp or ScottishPower and the termination fee described above is not payable, (1) in the case of the merger agreement not being approved by the PacifiCorp shareholders and the merger being approved by the ScottishPower shareholders, PacifiCorp shall pay to ScottishPower $10 million, or (2) in the case of proposal to merge not being approved by the ScottishPower shareholders and the merger agreement being approved by the PacifiCorp shareholders, ScottishPower shall pay to PacifiCorp $10 million.

   Amendment; Waiver. The merger agreement may be amended, supplemented or modified by written action taken by or on behalf of the respective boards of directors of the parties to the merger agreement at any time before the merger, whether before or after the approval of the shareholders of PacifiCorp and ScottishPower has been obtained, but after the adoption and approval only to the extent permitted by applicable law.

   At any time before the merger, any of the parties to the merger agreement may, to the extent permitted by applicable law: (1) waive any inaccuracies in the representations and warranties of the other parties; (2) extend the time for performance of the obligations or other acts of the other parties; or (3) waive compliance with any of the covenants, agreements or conditions of the other parties.

   Expenses. The merger agreement provides that each party to the merger agreement will pay its own expenses in connection with the merger, except that PacifiCorp shall not have any obligation with respect to any fee or expenses relating to ScottishPower's obligation to demonstrate the existence of adequate working capital in connection with the filing of listing particulars with the London Stock Exchange.

Regulatory Matters

   As indicated below, consummation of the merger is conditioned upon obtaining numerous regulatory approvals. Set forth below is a summary of the material regulatory requirements affecting the merger.

   PacifiCorp is a public utility and, as a result, will remain subject to regulation by the FERC and state regulatory commissions in Oregon, Washington, California, Utah, Idaho and Wyoming with respect to rate matters, the issuance of securities and corporate reorganization. Applications in connection with the proposed transaction have been filed with the FERC and with the California Public Utility Commission, the Oregon Public Utility Commission, the Washington Utilities and Transportation Commission, the Idaho Public Utilities Commission, the Utah Public Service Commission and the Wyoming Public Service Commission. The Commissions are being requested to either disclaim jurisdiction over the transaction or approve it. Generally, approval by the Commissions is conditioned upon a finding that the transaction is consistent with the public interest. The Commissions may attach conditions to their approval. While the outcome of regulatory proceedings can never be predicted with certainty, it is currently anticipated that the regulatory process can be completed in late 1999.

   Testimony has been filed in Oregon, Idaho, Washington, Wyoming and Utah, and hearings have been scheduled in those states in July and early August 1999. Testimony has also been filed in California but a hearing has not been scheduled as it currently appears that all matters will be resolved without the need for hearings.

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

   Section 203 of the Federal Power Act provides that no public utility shall sell or otherwise dispose of its jurisdictional facilities or directly or indirectly merge or consolidate those facilities with those of any other person without having first obtained authorization from the FERC. Section 203 approval is to be granted if the FERC finds it to be "consistent with the public interest". PacifiCorp has filed an application with the FERC seeking approval of the proposed transaction to the extent it constitutes an indirect transfer of control of its jurisdictional facilities and those of its subsidiaries to ScottishPower. The FERC has established May 10, 1999 as the date by which petitions to intervene must be filed. In recent proceedings under Section 203 of the Federal Power Act, the FERC has focused on the effect a proposed transaction may have on:

  .  competition in domestic power markets;

  .  the applicant's wholesale power and transmission customers; and

  .  state and federal regulation of the applicant.

   PacifiCorp also has Federal Power Act hydroelectric licenses subject to FERC jurisdiction. However, PacifiCorp does not believe FERC approval with respect to its hydroelectric licenses is required to consummate the merger. It is not expected that the merger will give rise to substantial FERC concern in any of these areas. The FERC has authority to impose conditions to its approval.

   SEC approval of the merger under the Public Utility Holding Company Act of 1935 is not required. Following the completion of the merger, however, ScottishPower plans to register as a holding company as required under Section 5 of the 1935 Act. It may be the first company domiciled outside of the United States to do so.

   As discussed earlier, ScottishPower plans to reorganize prior to the closing of the merger to put New ScottishPower over ScottishPower as a holding company. If the reorganization is completed, New ScottishPower would register as the holding company under the 1935 Act. Following the reorganization, the U.S. and U.K. utility businesses will be in separate subsidiaries and the U.K. subsidiaries will qualify for exemption from regulation as foreign utility companies under the 1935 Act. Because there are registered U.S. utility holding companies that currently conduct the same types of non-utility businesses as those currently conducted by ScottishPower, it is anticipated that registration will not affect the conduct of ScottishPower's non-utility businesses. If the reorganization is not completed before the merger, ScottishPower will register as a holding company under the 1935 Act and will operate its U.S. businesses in separate subsidiaries and its U.K. businesses, including those that are divisions, as if they were separate subsidiaries subject to regulation under the 1935 Act. ScottishPower will, in any event, implement a future reorganization to place the divisions in separate subsidiaries pursuant to the assurances given to the U.K. Secretary of State for Trade and Industry described under "U.K. Approvals" below. A pre-merger reorganization is not subject to SEC approval under the 1935 Act, but a post-merger reorganization would be. While ScottishPower currently believes that the pre-merger reorganization will become effective, it cannot predict the outcome of the approvals needed for that reorganization or the regulatory proceedings for any future reorganization.

   Following consummation of the merger, PacifiCorp, as a public utility company, and ScottishPower (which in the following discussion refers to the holding company--either New ScottishPower or ScottishPower), as a holding company, and other non-utility subsidiaries of ScottishPower will be subject to regulation under the 1935 Act, unless specific subsidiaries or transactions are otherwise exempt by SEC rules or orders, as follows:

  . Issuances of securities by PacifiCorp and ScottishPower will be regulated but certain exemptions may be available to PacifiCorp because it is also regulated by state commissions as to the issuance of securities. Foreign utility companies held as separate subsidiaries will be exempt from regulation.

  . Acquisitions of securities and utility assets by PacifiCorp and ScottishPower will be regulated.

  . Any affiliate transactions among members of the group after the merger would be regulated. It is not expected that there will be many affiliate transactions due to business separation requirements imposed by regulators in the U.K. and U.S. and because PacifiCorp provides most of its own services. The 1935 Act regulates and, in some cases, prohibits affiliate financing transactions and the pricing and supply of services and goods among affiliates.

  . Later acquisitions of businesses by ScottishPower and PacifiCorp must be reasonably incidental, economically necessary or appropriate to the operations of an integrated public utility system.

  . In certain cases, the payment of dividends and the repurchase of securities by PacifiCorp and ScottishPower would be subject to regulation by the SEC.

While there are increased burdens imposed by 1935 Act regulation, ScottishPower does not believe increased regulation will have a material adverse effect on ScottishPower or its subsidiaries.

   As a non-operating, 2.5% owner of the Trojan nuclear power plant, which is in the decommissioning process, PacifiCorp must obtain approval from the Nuclear Regulatory Commission to the extent there is a change in control of the licensee and must assure the Commission that all safety-related matters remain under the control of the operator or under the supervision of United States citizens.

   The completion of the merger is subject to the Foreign Acquisitions and Takeovers Act 1975 of Australia. Under that Act, the Treasurer of Australia has broad powers to prohibit or place conditions on the acquisition of interests in Australian business operations by foreign investors if the acquisitions are found to be contrary to the national interest. The parties have notified the Australian Foreign Investment Review Board of the proposed merger as a result of PacifiCorp's ownership of Powercor Australia Ltd. and an interest in the Hazelwood power station and adjacent brown coal mine in Victoria. The Australian Treasurer is precluded from taking any action in connection with the acquisition after the expiration of a 40-day review period, although this period may be extended for up to 90 additional days. On March 25, 1999, the Australian Federal Treasurer confirmed that he had no objection to the merger.

   Provisions promulgated under the Omnibus Trade and Competitiveness Act of 1988 ("Exon-Florio") empower the President of the United States to prohibit or suspend an acquisition of, or investment in, a U.S. company by a foreign person if the President finds, after investigation, credible evidence that the foreign person might take action that threatens to impair the national security of the U.S. and that other provisions of existing law do not provide adequate and appropriate authority to protect the national security. Any determination that an investigation is called for must be made within 30 days of notice of the proposed transaction. In the event this determination is made, any investigation must be completed within 45 days of the determination. Thereafter, any decision to take action must be announced within 15 days of completion of the investigation. Authority for administering Exon-Florio has been delegated to the Committee on Foreign Investment in the United States. PacifiCorp and ScottishPower will make a voluntary filing to CFIUS seeking a finding that the merger does not impair the national security of the United States.

   Antitrust Considerations. The Hart-Scott-Rodino Antitrust Improvements Act of 1976 provides that some specific transactions, including the merger, may not be consummated until certain information has been submitted to the Antitrust Division of the Department of Justice and the Federal Trade Commission and specified HSR Act waiting period requirements have been satisfied. On February 12, 1999, PacifiCorp and ScottishPower were granted early termination of the waiting period requirements of the HSR Act. However, the early termination of the waiting period does not preclude the Antitrust Division or the Federal Trade Commission from challenging the merger on antitrust grounds. Neither ScottishPower nor PacifiCorp believes that the merger will violate federal antitrust laws. If the merger is not completed within 12 months after the expiration or earlier termination of the initial HSR Act waiting period, ScottishPower and PacifiCorp would be required to submit new information to the Antitrust Division and the Federal Trade Commission, and a new HSR Act waiting period would have to expire or be earlier terminated before the merger could be completed.

   U.K. Approvals. Authorization of the merger by the U.K. Secretary of State for Trade and Industry or any other U.K. regulatory authority is not mandatory. The U.K. Fair Trading Act 1973 provides the U.K.

Secretary of State with a discretion to refer some specific transactions (including the merger) within four months following their announcement to the U.K. Monopolies and Mergers Commission on the grounds that the relevant transaction may operate against the public interest. The merger is conditioned upon:

  (1) the U.K. Secretary of State indicating that he does not intend to refer the merger to the Monopolies and Mergers Commission; or

  (2) if he makes this reference, the Monopolies and Mergers Commission concluding that the merger does not or may not be expected to operate against the public interest; or

  (3) if, following this reference, the Monopolies and Mergers Commission concludes that the merger does or may be expected to operate against the public interest, the U.K. Secretary of State indicating in writing that it is his intention to approve the merger provided that if any indication by the U.K. Secretary of State referred to in (1) or (3) above is subject to undertakings, assurances or any other terms or conditions, such undertakings, assurances, terms or conditions would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, assets, liabilities, financial condition or results of operations of the ScottishPower group taken as a whole.

  Some of ScottishPower's businesses are regulated by the U.K. Director General of Electricity Supply and others by the U.K. Director General of Water Services. The merger is conditioned on the Director General of Electricity Supply and the Director General of Water Services indicating that it is not their intention to seek modifications to the relevant regulatory licenses which would have, or would reasonably be expected to have, a material adverse effect (as described above) on the ScottishPower group, that they will give consents and/or directions (if any) as are necessary or appropriate with respect to the regulatory licences on terms which would not have, or would not reasonably be expected to have, a material adverse effect (as described above) on the ScottishPower group, and that neither the Director General of Electricity Supply nor the Director General of Water Services shall have sought undertakings or assurances from any member of the ScottishPower group which would have, or would reasonably be expected to have, a material adverse effect (as described above) on the ScottishPower group.

   On April 13, 1999, the U.K. Secretary of State for Trade and Industry announced that it was not his intention to refer the merger to the Monopolies and Merger Commission (now the Competition Commission). In making that decision, the U.K. Secretary of State accepted certain assurances from ScottishPower to address the regulatory concerns of the Director General of Electricity Supply. These include assurances relating to the establishment of a holding company for the ScottishPower group, to the financial and management resources of ScottishPower and Manweb, and to ensuring that the Director General of Electricity Supply continues to have access to the information which he needs to carry out his duties.

   ScottishPower has given assurances that it will secure the holding company will restructure its business in Great Britain as soon as is reasonably practicable, and in any event within three years, so as to place generation and any non-electricity activities in separate group companies. ScottishPower has assured the U.K. Secretary of State for Trade and Industry that, following restructuring, a financial ring-fence will be placed around the electricity supply and transmission businesses currently carried on ScottishPower, on similar terms to the standard ring-fence terms developed by the Director General of Electricity Supply.

   To the extent that these assurances require license modifications to be implemented, ScottishPower has assured the U.K. Secretary of State that it will agree to the modifications and will secure that Manweb will do likewise.

   Other. PacifiCorp has environmental permits and licenses with respect to which the consent of the issuing authority may be required as a result of the merger. In addition, PacifiCorp and its subsidiaries own aircraft subject to regulation by the Federal Aviation Administration and hold various communication licenses issued by the Federal Communications Commission. Consents or approvals from these authorities also will be required as a result of the merger. PacifiCorp does not anticipate any difficulties at the present time in obtaining these consents and approvals in connection with the merger.

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

   General. Under the merger agreement, ScottishPower and PacifiCorp have agreed to proceed cooperatively and in good faith to, as promptly as practicable, obtain all necessary material permits, licenses, franchises and other governmental authorizations necessary or advisable to consummate or effect the transactions contemplated by the merger agreement. Various parties may seek intervention in these proceedings to oppose the merger or to have conditions imposed upon the receipt of necessary approvals. While ScottishPower and PacifiCorp believe that they will receive the requisite regulatory approvals for the merger, there can be no assurance as to the timing of these approvals or the ability of ScottishPower and PacifiCorp to obtain these approvals on satisfactory terms or otherwise. It is a condition to the consummation of the merger that final orders approving the merger be obtained from the various U.K. regulatory authorities and U.S. federal and state commissions described above on terms and conditions which would not have, or would not be reasonably likely to have, a material adverse effect on the business, assets, financial condition or results of operations of PacifiCorp and its subsidiaries taken as a whole. There can be no assurance that any approvals will be forthcoming, nor that they will not contain terms or conditions that would cause these approvals to fail to satisfy a condition to the completion of the merger.

Dividend Policy

   ScottishPower currently pays regular dividends on the ordinary shares on a semi-annual basis. Following the merger, ScottishPower intends to adopt the practice of paying regular dividends on a quarterly basis with respect to all ordinary shares. ScottishPower expects to pay dividends in February, May, August and November of each year.

   ScottishPower is committed to its stated aim of achieving 7%-8% real dividend growth annually until at least the U.K. regulatory reviews which take effect from April 1, 2000, while maintaining a prudent level of dividend cover. It is ScottishPower's current aim to deliver real dividend growth thereafter and this will be re-examined once the outcome of these regulatory reviews is known.

   In addition, ScottishPower and PacifiCorp have agreed in the merger agreement to coordinate with each other with respect to the declaration of dividends in respect of ordinary shares and PacifiCorp common stock, with the intention that the holders of PacifiCorp common stock receive dividends in respect of the PacifiCorp common stock for all periods before the merger but do not receive dividends in respect of the ADS consideration and the ordinary share consideration after the merger in respect of periods before the merger.

Conduct of PacifiCorp's Business After the Merger

   Following completion of the merger, PacifiCorp will continue to conduct its business and be regulated as a utility by the FERC and by the relevant state commissions of Oregon, Washington, California, Utah, Idaho and Wyoming.

   Immediately following the merger, PacifiCorp will continue to conduct its everyday business in the same way as at present. Operational management and decision-making will take place with the same authority and at the same levels of the organization. Regulatory oversight will be unimpaired. Some aspects of its business will be subject to regulation by the SEC under the Public Utility Holding Company Act of 1935 as discussed above under "--Regulatory Matters".

   PacifiCorp's pre-merger Board of Directors will be replaced by a new board, comprised of some current members of ScottishPower's board, as well as Richard O'Brien. PacifiCorp's business planning will be brought in line with ScottishPower's current practice, with the annual business plan prepared by PacifiCorp executives and presented to the PacifiCorp board for approval. As with all other ScottishPower businesses, the plan would then be presented to the ScottishPower board for review and authorization. PacifiCorp would then be operated within the framework outlined in the approved plan, with further ScottishPower approval only being required for significant or unplanned involvement.

   In addition, promptly following the merger, specific non-executive members of the PacifiCorp Board of Directors, together with Mr. O'Brien, will be elected and appointed to a PacifiCorp advisory board, the function of which shall be to advise the PacifiCorp Board of Directors regarding general business strategy, opportunities and activities in PacifiCorp's market area and customer relationships.

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

   ScottishPower will lead a joint integration team which will review PacifiCorp's business and develop a plan to enhance business performance. The joint integration planning process may propose changes to PacifiCorp's current method of operation that could lead to improvements in the performance and efficiency of PacifiCorp. These may include: (1) changes to organizational accountabilities to provide greater alignment of responsibilities with service delivery, (2) changes to planning, budgeting and reporting systems to focus on efficiency and customer service, (3) greater use of technology to improve productivity and respond better to customers' requirements, (4) development of working practices at all levels in the organization to more closely match the operating priorities of the different parts of the business, and (5) simplifying business processes around service delivery. Additionally, certain of the changes may involve the physical integration of similar corporate functions. It is believed that the opportunity for such integration between the U.K. and the U.S. is limited due to geography and regulation. Any planned integration of activities will be designed to ensure that neither the accountability nor operational flexibility of PacifiCorp's executives and management is removed or impaired. Following the merger, joint teams from ScottishPower and PacifiCorp, coordinated under a single integration program, will undertake a review of all operations to establish the opportunity to transfer best practices between the organizations.

   ScottishPower intends to achieve cost savings which would bring PacifiCorp's non-generation costs per customer in the U.S. in line with some of the most efficient comparable utilities, based on FERC comparisons. Although it is difficult to predict the source of the cost savings, ScottishPower expects most, if not all, to come from the application of best practices in operational and overhead areas (as discussed in items 1-5 above) rather than through elimination of costs duplicated between PacifiCorp and ScottishPower. In addition, ScottishPower intends to provide benefits to PacifiCorp's customers through improvements in network performance and customer service and the introduction of customer service guarantees. ScottishPower has also advised PacifiCorp's regulators of its belief that employee training will be a key component in its efforts to reduce costs and increase PacifiCorp customer satisfaction.

New York Stock Exchange and London Stock Exchange Listing

   Under the merger agreement, ScottishPower has agreed to cause (1) the ADSs to be issued under the merger agreement to be approved for listing on the New York Stock Exchange before the merger and (2) each of the ordinary shares underlying the ADSs and the ordinary shares to be issued as merger consideration to be admitted to the Official List of the London Stock Exchange. Obtaining approvals for these listings is a condition to the obligations of ScottishPower and PacifiCorp to consummate the merger.

Material Tax Consequences

   This section describes (1) the material United States federal income tax consequences to U.S. Holders, as defined below, of PacifiCorp common stock who exchange such stock for ADSs or ordinary shares, (2) the material U.S. federal income and U.K. tax consequences to U.S. Holders of the ownership and disposition of ADSs and ordinary shares, and (3) the material U.S. federal income tax consequences to U.S. Holders of PacifiCorp preferred stock who dissent from the merger. This discussion assumes that U.S. Holders hold PacifiCorp common stock, and will hold ScottishPower ordinary shares and ADSs, as capital assets. For purposes of this section, "U.S. Holder" means a beneficial owner of PacifiCorp common stock or ScottishPower ordinary shares or ADSs that is:

  .  an individual citizen or resident of the United States;

  . a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  . a domestic partnership as defined in Section 7701(a)(4) of the Internal Revenue Code of 1986 and regulations thereunder;

  . an estate other than a foreign estate as defined in Section 7701(a)(31) of the Internal Revenue Code; or

  . a trust under the primary jurisdiction of a court within the United States and over which one or more U.S. persons have control.

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

  For the purposes of this section, "Eligible U.S. Holder" means a U.S. Holder of ScottishPower's ordinary shares or ADSs and of the cash dividends paid on those shares that:

  . is resident in the U.S. for purposes of the U.S.-U.K. income tax treaty and, in the case of a corporation, is not also resident in the U.K. for U.K. tax purposes;

  . holds the ordinary shares or ADSs in a manner which is not effectively connected with a permanent establishment in the U.K. through which the U.S. person carries on business or with a fixed base in the U.K. from which the U.S. person performs independent personal services; and

  . is not otherwise ineligible for benefits under the U.S.-U.K. income tax treaty with respect to income and gains derived in connection with the ordinary shares or ADSs.

   This section does not describe all aspects of U.S. taxation or U.K. taxation that may be relevant to a U.S. Holders in light of their particular circumstances, such as U.S. Holders whose stock or ADS was acquired as a result of the exercise of an employee stock option or otherwise as compensation or U.S. Holders subject to special treatment under the U.S. federal income tax laws (for example, U.S. Holders that hold stock or ADSs as part of a straddle, hedge or conversion transaction, financial institutions, insurance companies, tax-exempt organizations, dealers, traders in securities that elect to adjust the valuation of these securities to reflect current market values and recognize gain or loss annually based on fair market value at year end, persons subject to alternative minimum tax, or persons that own actually or constructively 10% or more of the voting power of ScottishPower or that are 5% shareholders of PacifiCorp within the meaning of Section 367(a) of the Internal Revenue Code and the regulations thereunder). This section also does not address any aspects of state or local taxation or foreign taxation, other than material U.K. tax consequences.

   The discussion of U.S. federal income tax consequences is based on the tax laws of the United States, including the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, as in effect on the date this proxy statement/prospectus becomes effective, as well as on the U.S.-U.K. income tax treaty, all of which are subject to change or changes in interpretation, possibly with retroactive effect. The United Kingdom recently changed its taxation system with respect to dividends, effective for dividends paid on or after April 6, 1999. The United States and the United Kingdom have announced that they intend to enter into negotiations to update their income tax treaty. The discussion of U.K. tax consequences is based on the new U.K. tax law, current Inland Revenue practice and the present U.S.-U.K. income tax treaty. The discussion of U.K. taxation relating to dividends deals only with dividends paid with respect to ScottishPower ADSs or ordinary shares on or after April 6, 1999 and addresses only Eligible U.S. Holders who are not resident or, in the case of individuals, ordinarily resident in the U.K. for U.K. tax purposes.

   Each U.S. Holder is advised to consult his or her own tax advisors as to the U.S. and U.K. tax consequences of the merger, including the facts and circumstances that may be unique to the U.S. Holder, and as to any estate, gift, state, local or non-U.S. tax consequences of the merger and the ownership and disposition of ADSs or ordinary shares. These tax advisors are urged to review the merger agreement for a full description of the technical details of the merger.

United States Tax Consequences

 United States Tax Consequences of the Merger to U.S. Holders of PacifiCorp Common Stock

   PacifiCorp has received from its counsel, Stoel Rives LLP, and its special counsel, LeBoeuf, Lamb, Greene & MacRae, LLP, and ScottishPower has received from its counsel, Milbank, Tweed, Hadley & McCloy LLP, tax opinions which state that in the opinion of counsel:

  .   the merger will be treated as a reorganization within the meaning of
      Section 368(a) of the Internal Revenue Code;

  . no gain or loss will be recognized by any PacifiCorp shareholder for U.S. federal income tax purposes on the exchange of PacifiCorp common stock for ADSs or ordinary shares except with respect to cash received on the sale of a fractional interest in an ADS or ordinary share;

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

  . the aggregate tax basis of the ADSs or ordinary shares received, including fractional units treated as received as discussed below, by the U.S. Holder will be the same as the aggregate tax basis of the PacifiCorp common stock surrendered in exchange therefor in the merger; and

  . the holding period of the ADSs or ordinary shares, including fractional units treated as received as discussed below, will include the holding period of the PacifiCorp common stock held as a capital asset and surrendered in exchange therefor in the merger.

The tax opinions are expressly based upon the consummation of the merger according to the merger agreement, the accuracy of representations made to their counsel by PacifiCorp and ScottishPower, and compliance with the covenants in the merger agreement. A breach of certain covenants in the merger agreement could cause the merger to fail to qualify as a tax free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In particular, it is a condition to the merger qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and, therefore, an assumption of the tax opinions, that immediately after the merger there be no PacifiCorp "nonvoting preferred stock", as that term is used in Section 368 of the Internal Revenue Code, of which at least 80 percent is not owned indirectly by ScottishPower. The PacifiCorp $1.16, $1.18 and $1.28 series of no par serial preferred stock each constitute PacifiCorp "nonvoting preferred stock" and will be redeemed by PacifiCorp before the merger.

   It is a waivable condition of the merger that PacifiCorp and ScottishPower each receive tax opinions from their counsel that (1) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (2) that no gain or loss will be recognized by any PacifiCorp shareholder for U.S. federal income tax purposes on the exchange of PacifiCorp common stock for ADSs or ordinary shares, except with respect to cash received on the sale of a fractional interest in an ADS or ordinary share. These opinions will be based on assumptions and updated representations of PacifiCorp and ScottishPower to be delivered at the time of the merger. The tax opinions cannot be relied upon if any of the factual representations is, or later becomes, inaccurate. PacifiCorp does not intend to waive receipt of the tax opinions from its counsel and will not waive receipt of both opinions without first circulating revised proxy materials and resoliciting the vote of its shareholders.

   The tax opinions are not binding on the Internal Revenue Service or a court and do not preclude the Internal Revenue Service or a court from adopting a contrary position. Neither PacifiCorp nor ScottishPower will seek a ruling from the Internal Revenue Service as to the tax treatment of the merger.

   PacifiCorp shareholders will receive cash instead of fractional interests in ADSs and ordinary shares. A U.S. Holder who receives cash instead of a fractional ADS or ordinary share will be treated as having received the fractional ADS or share in the merger and then as having sold the fractional ADS or share for cash. The amount of any capital gain or loss of the U.S. Holder attributable to that sale will be equal to the difference between the cash received with respect to the fractional ADS or ordinary share and the tax basis that is allocated to the fractional ADS or ordinary share. In the case of an individual U.S. Holder, any such gain will be subject to U.S. federal income tax at a maximum rate of 20% if the U.S. Holder has a holding period for the fractional ADS or ordinary share of more than 12 months at the time of the merger.

  United States Tax Consequences to Dissenting U.S. Holders of PacifiCorp Preferred Stock.

   A U.S. Holder of PacifiCorp preferred stock who exercises dissenters' rights as described below under "The Merger--Dissenters' Rights" will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the tax basis of the PacifiCorp preferred stock with respect to which these rights are exercised and the amount received through the exercise of these rights. If immediately following the merger, the holder actually and constructively owns no ADSs or ordinary shares, any gain or loss recognized generally:

  . will be capital gain or loss if the PacifiCorp preferred stock is held as a capital asset by the shareholder at the time of the merger; and

  . will be long-term capital gain or loss if the shareholder's holding period for the PacifiCorp preferred stock is more than 12 months at the time of the merger.

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

 United States Tax Consequences of the Ownership of Ordinary Shares and ADSs

  Taxation of Dividends

   As discussed below under "United Kingdom Tax Consequences," an Eligible U.S. Holder is entitled to a U.K. tax credit that is offset by the U.K. withholding tax. Under the present U.S.-U.K. income tax treaty, Eligible U.S. Holders will include as ordinary income the amount of any dividend paid by ScottishPower out of its current or accumulated earnings and profits, as determined for United States federal income tax purposes (the "base dividend") plus the amount of any U.K. credit, before reduction for U.K. withholding tax. If ScottishPower paid a dividend of $90, for example, for U.S. federal income tax purposes an Eligible U.S. Holder would recognize ordinary income of $90 plus the $10 U.K. tax credit, or a total of $100. The income is recognized when the dividend is actually or constructively received by the Eligible U.S. Holder, in the case of ordinary shares, or by the depository, in the case of ADSs. The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. Distributions in excess of ScottishPower current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a return of capital to the extent of the Eligible U.S. Holder's basis in the ordinary shares or ADSs and thereafter as capital gain. In determining the U.S. dollar amount of dividend income, an Eligible U.S. Holder will use the spot currency exchange rate on the date the dividend is included in income. Any difference between that U.S. dollar amount and the dollars actually received may constitute foreign currency gain or loss, which is ordinary gain or loss. Individual Eligible U.S. Holders, however, are not required to recognize gain of less than $200 from the exchange of foreign currency in a "personal transaction" as defined in Section 988(e) of the Internal Revenue Code.

   Subject to some specific limitations and requirements, an Eligible U.S. Holder will be entitled under the U.S.-U.K. income tax treaty to credit the U.K. withholding tax against the Eligible U.S. Holder's United States federal income tax liability. Claiming a U.S. foreign tax credit with respect to the U.K. withholding tax imposed under the U.S.-U.K. income tax treaty upon the refunded U.K. tax credit may result in a lower effective U.S. federal income tax rate on dividends paid by ScottishPower for certain Eligible U.S. Holders. It is not clear whether inclusion of the U.K. tax credit in income and entitlement to the U.S. foreign tax credit are dependent on the Eligible U.S. Holder filing a claim with the U.K. Inland Revenue. Eligible U.S. Holders that do not elect to claim foreign tax credits may instead claim a deduction for U.K. withholding tax. For foreign tax credit limitation purposes, the dividend will be income from sources without the U.S., but generally will be treated separately, together with other items of "passive income" or, in the case of certain holders, "financial services income". The rules relating to the computation of foreign taxes are complex and Eligible U.S. Holders should consult their own tax advisors to determine whether and to what extent a credit would be available and whether any filings or other actions may be required to substantiate their foreign tax credit claim.

   It is possible that, in the future, ScottishPower will be at least 50% owned by U.S. persons. Under Section 904(g) of the Internal Revenue Code, dividends paid by a foreign corporation that is at least 50% owned by U.S. persons may be treated as U.S. source income, rather than foreign source income, for foreign tax credit purposes to the extent the foreign corporation has more than an insignificant amount of U.S. source income, and the effect of this rule may be to treat a portion of the dividends paid by ScottishPower as U.S. source income. Under the Treaty, Section 904(g)(10) of the Internal Revenue Code would permit an Eligible U.S. Holder to elect to treat ScottishPower dividends as foreign source income for foreign tax credit limitation purposes, if the dividend income is separated from other income items for purposes of calculating the holder's foreign tax credit.

  Taxation of Capital Gains

   In general, for U.S. tax purposes, U.S. Holders of ADSs will be treated as the owners of the underlying ordinary shares that are represented by the ADSs and deposits and withdrawals of ordinary shares by U.S. Holders in exchange for ADSs will not be treated as a sale or other disposition for U.S. federal income tax purposes.

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

   Upon a sale or other disposition of ordinary shares or ADSs, a U.S. Holder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the U.S. dollar value of the amount realized and the U.S. Holder's tax basis (determined in U.S. dollars) in the ordinary shares or ADSs. Generally, the gain or loss will be a long-term capital gain or loss if the U.S. Holder's holding period for the ordinary shares or ADSs exceeds one year and any gain or loss generally will be income from sources within the United States for foreign tax credit limitation purposes. Long-term capital gain for a non-corporate U.S. Holder is generally subject to a maximum tax rate of 20%.

  Backup Withholding and Information Reporting

   In general, information reporting requirements will apply to dividend payments, or other taxable distributions, in respect of ordinary shares or ADSs made within the United States to a non-corporate U.S. person. Accordingly, individual U.S. Holders will receive an annual statement showing the amount of taxable dividends paid to them during the year. "Backup withholding" at the rate of 31% will apply to these payments:

  . if the holder or beneficial owner fails to provide an accurate taxpayer identification number in the manner required by United States law and applicable regulations;

  . if there has been notification from the Internal Revenue Service of a failure by the holder or beneficial owner to report all interest or dividends required to be shown on its federal income tax returns; or

  . in some limited circumstances, if the holder or beneficial owner fails to comply with applicable certification requirements.

   In general, payment of the proceeds from the sale of ordinary shares or ADSs to or through a U.S. office of a broker is subject to both U.S. backup withholding and information reporting requirements, unless the holder or beneficial owner establishes an exemption. Different rules apply to payments made outside the U.S. through an office outside the U.S.

   Amounts withheld under the backup withholding rules may be credited against a U.S. Holder's U.S. tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service.

  United Kingdom Tax Consequences to U.S. Holders of the Ownership of Ordinary
   Shares and ADSs.

  For the purposes of the U.S.-U.K. income tax treaty, Eligible U.S. Holders of ADSs will be treated as owners of the ordinary shares underlying the ADSs.

  Taxation of Dividends

   An Eligible U.S. Holder that receives a dividend payment of $90 from ScottishPower on or after April 6, 1999 will be entitled under the U.S.-U.K. income tax treaty to a U.K. tax credit amount of $10, subject to a U.K. withholding tax of an equal amount (i.e., $10) resulting in a net receipt, before applicable U.S. taxes, of $90 (i.e., an amount equal to the dividend). Accordingly, an Eligible U.S. Holder who receives as beneficial owner a dividend from ScottishPower will not be entitled under the U.S.-U.K. income tax treaty to receive any additional payment in respect of the tax credit from the U.K. Inland Revenue. See also "United States Tax Consequences--Taxation of Dividends" above.

  Taxation of Capital Gains

   An Eligible U.S. Holder who is not resident or ordinarily resident for tax purposes in the U.K. will not generally be liable for U.K. tax on capital gains realized on the disposal of his ordinary shares or ADSs. This general rule does not apply if, at the time of the disposal, the Eligible U.S. Holder carries on a trade, profession or vocation in the U.K. through a branch or agency and the ordinary shares or ADSs are or have been used, held or acquired for the purposes of such trade, profession or vocation, or for the purposes of such branch or agency. A U.S. Holder who is an individual and who has, on or after March 17, 1998, ceased to be resident or ordinarily resident for tax purposes in the U.K. for a period of less than five tax years and who disposes of ordinary shares or ADSs during that period may be liable for U.K. tax on capital gains realized, subject to any available exemption or relief.

  Stamp Duty and Stamp Duty Reserve Tax

   U.K. stamp duty is charged in respect of certain documents and U.K. stamp duty reserve tax is imposed in respect of certain transactions in securities.

   Transfers of the ordinary shares will generally be subject to U.K. stamp duty at the rate of 50p for every (Pounds)100, or part thereof, of the consideration given for the transfer. An agreement to transfer ordinary shares or any interest in the ordinary shares for money or money's worth will normally give rise to a charge of stamp duty reserve tax at the rate of 0.5% of the consideration given. If an agreement to transfer ordinary shares is completed by a duly stamped transfer within six years, then the charge to stamp duty reserve tax will be cancelled or, where the stamp duty reserve tax charge has been paid, the stamp duty reserve tax will, provided that a claim for repayment is made, be repaid.

   Transfers of shares through the electronic transfer system known as "CREST" are generally subject to stamp duty reserve tax rather than stamp duty. A charge to stamp duty or stamp duty reserve tax respectively at the rates of (Pounds)1.50 for every (Pounds)100, or part thereof, or 1.5% of the value of the consideration or, in some circumstances, the value of the ordinary shares concerned, may arise on a transfer of the ordinary shares to, or to the custodian of, the depositary or to certain persons providing a clearance service or their nominees or agents and will generally be payable by the depositary or person providing the clearance service. Any tax or duty payable by the depositary or the custodian of the depositary on deposit of ordinary shares will be charged by the depositary to the party to whom ADRs are delivered against the deposits. However, any SDRT or stamp duty arising on the issue of the ADSs constituting merger consideration will be paid by PacifiCorp.

   No liability for stamp duty will arise on any transfer of an ADS or beneficial ownership of such an ADS, provided that the ADS and any instrument of transfer or written agreement to transfer is executed outside the U.K., and remains at all times outside the U.K. In any other case, a charge to ad valorem stamp duty may arise.

   Stamp duty reserve tax will not be payable on any agreement to transfer the depositary receipts representing ADSs or beneficial ownership of the depositary receipts. A transfer of the underlying ordinary shares from the depositary to the holder of an ADS upon cancellation of the ADS generally will be subject to a fixed U.K. stamp duty of 50p per instrument of transfer.

Accounting Treatment

   The merger will be accounted for as a "purchase," as this term is used under generally accepted accounting principles. Accordingly, from and after the merger, PacifiCorp's consolidated results of operations will be included in ScottishPower's consolidated results of operations. PacifiCorp's financial statements will be kept under U.S. GAAP. For purposes of preparing ScottishPower's consolidated financial statements under U.K. GAAP, ScottishPower will convert PacifiCorp's financial statements from U.S. GAAP to U.K. GAAP and establish a new accounting basis for PacifiCorp's assets and liabilities based upon the fair market values thereof and the purchase price for PacifiCorp. Therefore, the purchase accounting adjustments made in connection with the development of the Unaudited Pro Forma Condensed Combined Financial Information appearing elsewhere in this proxy statement/prospectus are preliminary and have been made solely for purposes of developing the Unaudited Pro Forma Condensed Combined Financial Information to comply with the disclosure requirements of the SEC. Although the final allocation will differ, the Unaudited Pro Forma Condensed Combined Financial Information reflects ScottishPower's best estimate based upon currently available information.

Dissenters' Rights

   PacifiCorp Common Stock. Under Oregon law, no holder of PacifiCorp common stock will have dissenters' rights with respect to the merger as a result of the holder's shares of PacifiCorp common stock.

   PacifiCorp Preferred Stock. Under Sections 60.551 to 60.594 of the Business Corporation Act of Oregon, any holder of PacifiCorp preferred stock who gives proper notice and who does not vote in favor of the merger will, upon proper demand, have the right under Oregon law to obtain payment of the fair value of his or her shares of PacifiCorp preferred stock. All references in this section to a "shareholder" are to the record holder or holders of shares of PacifiCorp preferred stock and to "shares" are to shares of PacifiCorp preferred stock.

   Sections 60.551 to 60.594 of the Business Corporation Act of Oregon are reprinted in their entirety as Appendix E to this proxy statement/prospectus. The following discussion is necessarily a summary of the law relating to dissenters' rights and is qualified in its entirety by reference to Appendix E. The discussion contained in this proxy statement/prospectus and in Appendix E should be reviewed carefully by any holder of PacifiCorp preferred stock who wishes to exercise statutory dissenters' rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth in this proxy statement/prospectus or in Appendix E will result in the loss of dissenters' rights.

   A shareholder who wishes to exercise dissenters' rights generally must dissent with respect to all the shares the shareholder owns or over which the shareholder has power to direct the vote. However, if a record shareholder is a nominee for several shareholders, some of whom wish to dissent and some of whom do not, then the record shareholder may dissent with respect to all the shares beneficially owned by any one person by notifying PacifiCorp in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. A beneficial holder may assert dissenters' rights directly by submitting to PacifiCorp the record shareholder's written consent to the dissent and by dissenting with respect to all the shares of which the shareholder is the beneficial shareholder or over which the shareholder has power to direct the vote.

   A shareholder who does not deliver to PacifiCorp before the vote being taken at the PacifiCorp annual meeting a written notice of the shareholder's intent to demand payment for the fair value of the shares will lose the right to exercise dissenters' rights. Notice must be delivered to PacifiCorp, Suite 2000, 825 NE Multnomah, Portland, Oregon 97232, Attention: William E. Peressini, Vice President and Treasurer, before the vote on June 17, 1999. In addition, any shareholder electing dissenters' rights must not vote his or her shares in favor of the merger. A vote in favor of the merger will constitute a waiver of dissenters' rights. A vote against the merger will not be regarded as a written notice for purposes of asserting dissenters' rights.

   If the merger is completed, PacifiCorp will, within 10 days after the merger, deliver written notice to all shareholders who properly perfected their dissenters' rights. The notice will, among other things:

  . state where the payment demand must be sent and where and when certificates must be deposited;

  . inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

  . supply a form for demanding payment, which includes the date of the first announcement of the terms of the merger and requires shareholders to certify that they acquired beneficial ownership of the shares before the date on which the merger was first announced; and

  . set a date by which PacifiCorp must receive the payment demand, which date will be between 30 and 60 days after PacifiCorp delivers the notice to dissenting shareholders.

   A shareholder wishing to exercise dissenters' rights must file the payment demand, certify as to whether beneficial ownership of the shares was acquired before the merger was announced, and deliver share certificates, in the manner and by the time stated in the notice. Failure to do so will cause the person to lose his or her dissenters' rights.

   As soon as the merger is completed, or upon receipt of the payment demand, PacifiCorp shall pay to each dissenter with properly perfected dissenters' rights PacifiCorp's estimate of the fair value of the shareholder's shares, plus accrued interest from the date of the merger. PacifiCorp will provide, along with the payment, certain financial information with respect to PacifiCorp, including PacifiCorp's balance sheet and income statement for or as of a fiscal year ending not more than 16 months before the date of payment and its latest available interim financial statements, if any, an explanation of how PacifiCorp estimated the fair value of the shares, an explanation of how the accrued interest was calculated and other related information. With respect to a dissenter who did not beneficially own PacifiCorp shares before the public announcement of the merger, PacifiCorp is required to send an offer to make payment to the dissenter, conditioned upon the dissenter's agreement to accept the payment in full satisfaction of the dissenter's demands.

   A dissenter dissatisfied with PacifiCorp's estimate of the fair value may, within 30 days of payment or offer for payment by PacifiCorp of PacifiCorp's estimate of the fair value of the shareholder's shares, notify PacifiCorp in writing of the shareholder's estimate of fair value of his or her shares and the amount of interest due, and demand payment. If PacifiCorp does not accept the dissenter's estimate and the parties do not otherwise settle on a fair value, Oregon law requires that PacifiCorp commence a proceeding in Multnomah County Circuit Court, and petition the court to determine the fair value of the shares and accrued interest, naming all the PacifiCorp dissenting shareholders whose demands remain unsettled as parties to the proceeding. The court may appoint one or more persons as appraisers to receive evidence and recommend the fair value of the PacifiCorp preferred stock. The dissenters will be entitled to the same discovery rights as parties in other civil actions. Each dissenter made a party to the proceeding will be entitled to judgement for the amount, if any, by which the court finds the fair value of his or her shares, plus accrued interest, exceeds the amount, if any, previously paid to the dissenter by PacifiCorp.

   Court costs and appraisers' fees will be assessed against PacifiCorp, except that the court may assess these costs against some or all of the dissenters to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts that the court finds equitable (1) against PacifiCorp, if the court finds that PacifiCorp did not substantially comply with provisions of the Business Corporation Act of Oregon concerning dissenters' rights and (2) against either the dissenter or PacifiCorp, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. If the court finds that services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that fees should not be assessed against PacifiCorp, the court may award to counsel reasonable fees to be paid out of the amounts awarded to all dissenters who benefited from the proceedings.

   A shareholder entitled to dissent and obtain payment for the shareholder's shares of PacifiCorp preferred stock under Sections 60.551 to 60.594 of the Business Corporation Act of Oregon may not challenge the merger unless PacifiCorp fails to comply with the procedural requirements imposed by the Business Corporation Act of Oregon, the PacifiCorp articles or bylaws or is fraudulent with respect to the shareholder or PacifiCorp.

   Holders of PacifiCorp preferred stock who dissent from the merger will generally recognize taxable gain or loss for federal income tax purposes. See "--Material Tax Consequences--United States Tax Consequences to Dissenting U.S. Holders of PacifiCorp Preferred Stock" above.

   In view of the complexity of Sections 60.551 to 60.594 of the Business Corporation Act of Oregon, holders of PacifiCorp preferred stock who may wish to dissent from the merger and pursue dissenters' rights should consult their legal advisors.

Federal Securities Law Consequences

   All ADSs to be received by PacifiCorp shareholders in the merger will be freely transferable, except that ADSs received by persons who are deemed to be "affiliates" as such term is defined under the Securities Act of PacifiCorp before the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act or Rule 144 in the case of persons who become affiliates of ScottishPower or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of ScottishPower or PacifiCorp generally include individuals or entities that control, are controlled by, or are under common control with such party and may include officers and directors of each party as well as principal shareholders of each party. The merger agreement requires PacifiCorp to use its best efforts to cause each of its affiliates to execute a written agreement to the effect that the affiliate will not offer or sell or otherwise dispose of any of the ADSs issued to such affiliate in or under the merger in violation of the Securities Act or the rules and regulations promulgated by the SEC thereunder.

                             SCHEME OF ARRANGEMENT

   ScottishPower announced on February 25, 1999 its intention to recommend to ScottishPower shareholders a proposal to introduce a new holding company for the ScottishPower group. The holding company structure will be effected through a "scheme of arrangement" which must be sanctioned by a Scottish court and approved by ScottishPower's shareholders. Under the scheme, New ScottishPower will issue one share of New ScottishPower in exchange for each outstanding ScottishPower share. As a result, New ScottishPower will become the holding company for ScottishPower. The special share in ScottishPower will be cancelled and New ScottishPower will issue a special share to the holder of the ScottishPower special share.

   In addition, ordinary shares of New ScottishPower will be listed on the London Stock Exchange, New ScottishPower ADSs will be listed on the New York Stock Exchange and New ScottishPower will be subject to the registration and information requirements of U.S. securities laws.

   The rights attaching to the New ScottishPower ordinary shares will be substantially the same as those currently attaching to the ScottishPower ordinary shares. Thus, after the scheme is implemented, holders of ScottishPower ordinary shares will have their interest in ScottishPower replaced by an equivalent proportionate interest in New ScottishPower and, subject to the effect of exercise of options to subscribe for ScottishPower shares granted under ScottishPower share schemes, their proportionate interests in the profits, net assets and dividends in the ScottishPower group will not be affected.

   If the scheme of arrangement is not implemented by June 30, 2000, the holders of ScottishPower shares will remain as such, ScottishPower ordinary shares will continue to be listed on the London Stock Exchange and its ADSs will continue to be listed on the New York Stock Exchange.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introductory Note

   The following Unaudited Pro Forma Condensed Combined Financial Information gives pro forma effect to the merger, after giving effect to the pro forma adjustments described in the accompanying notes. The Unaudited Pro Forma Condensed Combined Financial Information has been prepared from, and should be read in conjunction with, the respective historical consolidated financial statements and notes thereto of ScottishPower and PacifiCorp, which are incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information". The historical consolidated financial statements of ScottishPower and PacifiCorp have been subject to certain adjustments as detailed in Notes 1 to 4 to the Unaudited Pro Forma Condensed Combined Financial Information.

   The Unaudited Pro Forma Condensed Combined Financial Information is provided for illustrative purposes only and does not purport to represent what the actual results of operations or the financial position of the Combined Group would have been had the merger occurred on the respective dates assumed, nor is it necessarily indicative of the Combined Group's future operating results, combined financial position or dividend payment policies. No account has been taken, within the Unaudited Pro Forma Condensed Combined Financial Information, of any synergies (including cost savings) or any severance and restructuring costs, which may or are expected to occur following the merger. See "The Merger--Reasons for the Merger".

   The Combined Group intends to account for the merger using the acquisition method of accounting under U.K. GAAP and the merger qualifies for the purchase method of accounting under U.S. GAAP. The pro forma financial information has been prepared on this basis. For the purposes of the acquisition method of accounting under U.K. GAAP and the purchase method of accounting under U.S. GAAP, ScottishPower is treated as the acquiring entity and PacifiCorp is treated as the entity being acquired. Subsequent to the merger, PacifiCorp's financial statements will continue to be maintained on a U.S. GAAP basis but will be converted to U.K. GAAP upon consolidation with ScottishPower.

   As described in Note 1 to the Unaudited Pro Forma Condensed Combined Financial Information, adjustments have been made to the historical consolidated financial statements of PacifiCorp to reflect reclassifications to conform to ScottishPower's presentation under U.K. GAAP, and to remove the impact of discontinued operations and extraordinary items. An adjustment has also been made to the historical consolidated financial statements of ScottishPower for the six months ended September 30, 1997 as described in Note 1.

   The historical financial statements of PacifiCorp have been prepared in accordance with U.S. GAAP. For the purposes of presenting the Unaudited Pro Forma Condensed Combined Financial Information, financial information relating to PacifiCorp has been adjusted to conform with ScottishPower's accounting policies under U.K. GAAP as described in Note 2 to the Unaudited Pro Forma Condensed Combined Financial Information.

   The historical financial statements of PacifiCorp are presented in U.S. dollars. For purposes of presenting the Unaudited Pro Forma Condensed Combined Financial Information:
  . the adjusted PacifiCorp results of operations for all periods presented have been translated into pounds sterling at the average noon buying rate for the period concerned; and
  . the unaudited historical condensed combined balance sheet of PacifiCorp at September 30, 1998 has been translated into pounds sterling at the effective noon buying rate at September 30, 1998. See Note 3 to the Unaudited Pro Forma Condensed Combined Financial Information.

   The pro forma amounts pertaining to the Combined Group in the Unaudited Pro Forma Condensed Combined Financial Information are presented in pounds sterling and are also expressed in U.S. dollars at the rates detailed in Note 3 to the Unaudited Pro Forma Condensed Combined Financial Information. The use of these exchange rates in the Unaudited Pro Forma Condensed Combined Financial Information should not be construed to signify that the U.S. dollar amounts actually represent such pounds sterling amounts or could be converted into U.S. dollars at the rate indicated or at any other rate, at any time.

   The pro forma purchase accounting adjustments reflected in the accompanying Unaudited Pro Forma Condensed Combined Financial Information are described in
Note 4 to the Unaudited Pro Forma Condensed Combined Financial Information. Actual amounts will differ from those reflected in the Unaudited Pro Forma Condensed Combined Financial Information.

   Holders of PacifiCorp common stock will be entitled to receive 0.58 ADSs, each of which represents four ordinary shares, or, if so elected, 2.32 ordinary shares for each share of PacifiCorp common stock held. The precise number of shares of PacifiCorp common stock to be converted in the merger cannot be determined until the time of the merger.

   The Unaudited Pro Forma Condensed Combined Financial Information has been prepared in accordance with U.K. GAAP which differs in certain significant respects from U.S. GAAP. Note 33 to the consolidated financial statements of ScottishPower included in ScottishPower's Form 20-F filed on October 14, 1998 provides a description of the principal differences between U.K. GAAP and U.S. GAAP as they relate to ScottishPower for the years ended March 31, 1998, 1997 and 1996. A reconciliation of the pro forma profit and pro forma equity shareholders' funds to U.S. GAAP is included in Note 5 to the Unaudited Pro Forma Condensed Combined Financial Information.

            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                  For the Six Months Ended September 30, 1998

   The following Unaudited Pro Forma Condensed Combined Income Statement for the six months ended September 30, 1998 is derived from the unaudited historical condensed consolidated income statements of ScottishPower for the six months then ended and of PacifiCorp for the six months ended June 30, 1998, after giving effect to the pro forma adjustments described in Notes 1 to 4 to the Unaudited Pro Forma Condensed Combined Financial Information. Such adjustments have been determined as if the merger took place on April 1, 1997, the first day of the earliest financial period of ScottishPower presented in the Unaudited Pro Forma Condensed Combined Financial Information. The Unaudited Pro Forma Condensed Combined Financial Information has been prepared from, and should be read in conjunction with, and supplemental to, the respective historical consolidated financial statements and notes thereto of ScottishPower and PacifiCorp, which are incorporated by reference in this proxy statement/prospectus. The pro forma amounts for the Combined Group presented in U.S. dollars comply with U.K. GAAP.

                          ScottishPower
                           Six months
                              ended                                                 Purchase
                          September 30,               PacifiCorp                   Accounting
                              1998          Six months ended June 30, 1998         Adjustments   Combined Group
                          ------------- ----------------------------------------   ----------- ---------------------
                                          U.S.                  U.K.      U.K.
                            U.K. GAAP     GAAP    Adjustments   GAAP      GAAP      U.K. GAAP  U.K. GAAP   U.K. GAAP
                          ------------- --------  ----------- --------  --------   ----------- ---------   ---------
                            (Pounds)       $           $         $      (Pounds)    (Pounds)   (Pounds)        $
                                        (Note 1)   (Note 2)             (Note 3)    (Note 4)               (Note 3)
                                              (in millions, except for per share amounts)
Group turnover from
 continuing operations..     1,443.9     2,471.9      32.0     2,503.9  1,517.5         --      2,961.4     4,886.3
Cost of sales...........      (830.3)   (1,591.4)      0.8    (1,590.6)  (964.0)        --     (1,794.3)   (2,960.6)
                             -------    --------     -----    --------  -------       -----    --------    --------
Gross profit from
 continuing operations..       613.6       880.5      32.8       913.3    553.5         --      1,167.1     1,925.7
Transmission and
 distribution costs.....      (122.0)     (288.1)      0.8      (287.3)  (174.1)        --       (296.1)     (488.6)
Administrative
 expenses...............      (183.0)     (330.9)      4.1      (326.8)  (198.1)      (30.0)     (411.1)     (678.3)
Other operating income..        15.8        12.1       --         12.1      7.3         --         23.1        38.1
                             -------    --------     -----    --------  -------       -----    --------    --------
Operating profit from
 continuing operations
 before merger goodwill
 amortization...........       324.4       273.6      37.7       311.3    188.6         --        513.0       846.4
Merger goodwill
 amortization...........         --          --        --          --       --        (30.0)      (30.0)      (49.5)
Operating profit from
 continuing operations..       324.4       273.6      37.7       311.3    188.6       (30.0)      483.0       796.9
Share of operating
 profit in joint
 ventures and
 associates.............         0.2         6.0       --          6.0      3.6         --          3.8         6.3
                             -------    --------     -----    --------  -------       -----    --------    --------
Profit on ordinary
 activities before
 interest...............       324.6       279.6      37.7       317.3    192.2       (30.0)      486.8       803.2
Net interest charge.....       (77.3)     (193.1)    (30.5)     (223.6)  (135.5)        --       (212.8)     (351.1)
                             -------    --------     -----    --------  -------       -----    --------    --------
Profit on ordinary
 activities before
 taxation...............       247.3        86.5       7.2        93.7     56.7       (30.0)      274.0       452.1
Taxation................       (56.9)      (22.8)     (5.2)      (28.0)   (17.0)        --        (73.9)     (122.0)
                             -------    --------     -----    --------  -------       -----    --------    --------
Profit after ordinary
 taxation...............       190.4        63.7       2.0        65.7     39.7       (30.0)      200.1       330.1
Exceptional taxation -
 windfall tax...........         --          --        --          --       --          --          --          --
                             -------    --------     -----    --------  -------       -----    --------    --------
Profit after taxation...       190.4        63.7       2.0        65.7     39.7       (30.0)      200.1       330.1
Minority interests......        (0.3)        0.7       --          0.7      0.4        (5.8)       (5.7)       (9.4)
                             -------    --------     -----    --------  -------       -----    --------    --------
Profit for the period...       190.1        64.4       2.0        66.4     40.1       (35.8)      194.4       320.7
Dividends--preferred....         --         (9.6)      --         (9.6)    (5.8)        5.8         --          --
Dividends--ordinary.....       (89.9)     (160.6)      --       (160.6)   (97.3)        --       (187.2)     (308.9)
                             -------    --------     -----    --------  -------       -----    --------    --------
Profit/(loss) retained..       100.2      (105.8)      2.0      (103.8)   (63.0)      (30.0)        7.2        11.8
                             =======    ========     =====    ========  =======       =====    ========    ========
Earnings per
 ordinary/common share..       16.05 p                        $   0.19    11.54 p                 10.37 p  $   0.17
Adjusting item--merger
 goodwill amortization..         --                                --       --                     1.60 p  $   0.03
                             -------                          --------  -------                --------    --------
Adjusted earnings per
 ordinary/common share..       16.05 p                        $   0.19    11.54 p                 11.97 p  $   0.20
                             -------                          --------  -------                --------    --------
Diluted earnings per
 ordinary/common share..       15.87 p                        $   0.19    11.54 p                 10.30 p  $   0.17
Adjusting item--merger
 goodwill amortization..         --                                --       --                     1.59 p  $   0.03
                             -------                          --------  -------                --------    --------
Adjusted diluted
 earnings per
 ordinary/common share..       15.87 p                        $   0.19    11.54 p                 11.89 p  $   0.20
                             -------                          --------  -------                --------    --------
Weighted average number
 of shares outstanding
 (millions of shares)
Basic...................     1,184.6                             297.2    297.2                 1,874.1     1,874.1
Diluted.................     1,197.5                             297.2    297.2                 1,887.0     1,887.0
                             =======                          ========  =======                ========    ========

            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                  For the Six Months Ended September 30, 1997

   The following Unaudited Pro Forma Condensed Combined Income Statement for the six months ended September 30, 1997 is derived from the unaudited historical condensed consolidated income statements of ScottishPower for the six months then ended and of PacifiCorp for the six months ended June 30, 1997, after giving effect to the pro forma adjustments described in Notes 1 to 4 to the Unaudited Pro Forma Condensed Combined Financial Information. Such adjustments have been determined as if the merger took place on April 1, 1997, the first day of the earliest financial period of ScottishPower presented in the Unaudited Pro Forma Condensed Combined Financial Information. The Unaudited Pro Forma Condensed Combined Financial Information has been prepared from, and should be read in conjunction with, and supplemental to, the respective historical consolidated financial statements and notes thereto of ScottishPower and PacifiCorp, which are incorporated by reference in this proxy statement/prospectus. The pro forma amounts for the Combined Group presented in U.S. dollars comply with U.K. GAAP.

                          ScottishPower
                           Six months
                              ended                                                  Purchase
                          September 30,                PacifiCorp                   Accounting
                              1997           Six months ended June 30, 1997         Adjustments   Combined Group
                          ------------- ------------------------------------------- ----------- ---------------------
                            U.K. GAAP   U.S. GAAP  Adjustments U.K. GAAP  U.K. GAAP  U.K. GAAP  U.K. GAAP   U.K. GAAP
                          ------------- ---------  ----------- ---------  --------- ----------- ---------   ---------
                            (Pounds)        $           $          $      (Pounds)   (Pounds)   (Pounds)        $
                            (Note 1)    (Note 1)    (Note 2)              (Note 3)   (Note 4)               (Note 3)
                                                (in millions, except for per share amounts)
Group turnover from
 continuing operations..     1,369.6     2,007.5       33.2     2,040.7    1,252.0       --      2,621.6     4,273.2
Cost of sales...........      (798.8)   (1,076.9)       1.4    (1,075.5)    (659.8)      --     (1,458.6)   (2,377.5)
                             -------    --------      -----    --------    -------     -----    --------    --------
Gross profit from
 continuing operations..       570.8       930.6       34.6       965.2      592.2       --      1,163.0     1,895.7
Transmission and
 distribution costs.....      (113.2)     (227.5)       0.9      (226.6)    (139.0)      --       (252.2)     (411.1)
Administrative
 expenses...............      (157.5)     (217.2)      10.1      (207.1)    (127.1)    (30.0)     (314.6)     (512.8)
Other operating income..        16.8        16.8        --         16.8       10.3       --         27.1        44.2
                             -------    --------      -----    --------    -------     -----    --------    --------
Operating profit from
 continuing operations
 before merger goodwill
 amortization...........       316.9       502.7       45.6       548.3      336.4       --        653.3     1,064.9
Merger goodwill
 amortization...........         --          --         --          --         --      (30.0)      (30.0)      (48.9)
Operating profit from
 continuing operations..       316.9       502.7       45.6       548.3      336.4     (30.0)      623.3     1,016.0
Share of operating
 profit in joint
 ventures and
 associates.............         0.5         6.9        --          6.9        4.2       --          4.7         7.7
                             -------    --------      -----    --------    -------     -----    --------    --------
Profit on ordinary
 activities before
 interest...............       317.4       509.6       45.6       555.2      340.6     (30.0)      628.0     1,023.7
Net interest charge.....       (72.4)     (229.1)     (31.4)     (260.5)    (159.8)      --       (232.2)     (378.5)
                             -------    --------      -----    --------    -------     -----    --------    --------
Profit on ordinary
 activities before
 taxation...............       245.0       280.5       14.2       294.7      180.8     (30.0)      395.8       645.2
Ordinary taxation.......       (58.1)      (98.1)       9.6       (88.5)     (54.3)      --       (112.4)     (183.2)
                             -------    --------      -----    --------    -------     -----    --------    --------
Profit after ordinary
 taxation...............       186.9       182.4       23.8       206.2      126.5     (30.0)      283.4       462.0
Exceptional taxation--
 windfall tax...........      (317.0)        --         --          --         --        --       (317.0)     (516.7)
                             -------    --------      -----    --------    -------     -----    --------    --------
Profit/(loss) after
 taxation...............      (130.1)      182.4       23.8       206.2      126.5     (30.0)      (33.6)      (54.7)
Minority interests......         --         (1.3)       --        (1.3)       (0.8)     (7.5)       (8.3)      (13.5)
                             -------    --------      -----    --------    -------     -----    --------    --------
Profit/(loss) for the
 period.................      (130.1)      181.1       23.8       204.9      125.7     (37.5)      (41.9)      (68.2)
Dividends--preferred....         --        (12.2)       --        (12.2)      (7.5)      7.5         --          --
Dividends--ordinary.....       (80.4)     (159.7)       --       (159.7)     (98.0)      --       (178.4)     (290.8)
                             -------    --------      -----    --------    -------     -----    --------    --------
Profit/(loss) retained..      (210.5)        9.2       23.8        33.0       20.2     (30.0)     (220.3)     (359.0)
                             =======    ========      =====    ========    =======     =====    ========    ========
Earnings per
 ordinary/common share..      (11.04)p                            $0.65     39.99p                 (2.25)p  $  (0.04)
Adjusting item--merger
 goodwill amortization..         --                                 --         --                   1.61p   $   0.03
Adjusting item--windfall
 tax....................       26.89p                               --         --                  17.00p   $   0.28
                             -------                           --------    -------              --------    --------
Adjusted earnings per
 ordinary/common share..       15.85p                             $0.65      39.99p                16.36p   $   0.27
                             =======                           ========    =======              ========    ========
Diluted earnings per
 ordinary/common share..      (10.93)p                            $0.65      39.99p                (2.23)p  $  (0.04)
Adjusting item--merger
 goodwill amortization..         --                                 --         --                   1.60p   $   0.03
Adjusting item--windfall
 tax....................       26.64p                               --         --                  16.90p   $   0.28
                             -------                           --------    -------              --------    --------
Adjusted diluted
 earnings per
 ordinary/common share..       15.71p                             $0.65      39.99p                16.27p   $   0.27
                             =======                           ========    =======              ========    ========
Weighted average number
 of shares outstanding
 (millions of shares)...
Basic...................     1,178.8                              295.6      295.6               1,864.6     1,864.6
Diluted.................     1,189.8                              295.6      295.6               1,875.6     1,875.6
                             =======                           ========    =======              ========    ========

            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                       For the Year Ended March 31, 1998
   The following Unaudited Pro Forma Condensed Combined Income Statement for the year ended March 31, 1998 is derived from the audited historical condensed consolidated income statements of ScottishPower for the year then ended and of PacifiCorp for the year ended December 31, 1997, after giving effect to the pro forma adjustments described in Notes 1 to 4 to the Unaudited Pro Forma Condensed Combined Financial Information. Such adjustments have been determined as if the merger took place on April 1, 1997, the first day of the earliest financial period of ScottishPower presented in the Unaudited Pro Forma Condensed Combined Financial Information. The Unaudited Pro Forma Condensed Combined Financial Information has been prepared from, and should be read in conjunction with, and supplemental to, the respective historical consolidated financial statements and notes thereto of ScottishPower and PacifiCorp, which are incorporated by reference in this proxy statement/prospectus. The pro forma amounts for the Combined Group presented in U.S. dollars comply with U.K. GAAP.

                          ScottishPower
                           Year ended                                                 Purchase
                            March 31,                  PacifiCorp                    Accounting
                              1998            Year ended December 31, 1997           Adjustments   Combined Group
                          ------------- -------------------------------------------  ----------- --------------------
                            U.K. GAAP   U.S. GAAP  Adjustments U.K. GAAP  U.K. GAAP   U.K. GAAP  U.K. GAAP  U.K. GAAP
                          ------------- ---------  ----------- ---------  ---------  ----------- ---------  ---------
                            (Pounds)        $           $          $      (Pounds)    (Pounds)   (Pounds)       $
                                        (Note 1)    (Note 2)              (Note 3)    (Note 4)              (Note 3)
                                                (in millions, except for per share amounts)
Group turnover from
 continuing operations..     3,128.2     4,561.6       54.3     4,615.9    2,814.6        --      5,942.8    9,746.2
Cost of sales...........    (1,850.7)   (2,707.0)       2.7    (2,704.3)  (1,649.0)       --     (3,499.7)  (5,739.5)
                            --------    --------      -----    --------   --------      -----    --------   --------
Gross profit from
 continuing operations..     1,277.5     1,854.6       57.0     1,911.6    1,165.6        --      2,443.1    4,006.7
Transmission and
 distribution costs.....      (219.1)     (465.1)       1.7      (463.4)    (282.6)       --       (501.7)    (822.8)
Administrative
 expenses...............      (303.0)     (687.3)      20.0      (667.3)    (406.9)     (60.0)     (769.9)  (1,262.6)
Other operating income..        29.7        31.5        --         31.5       19.2        --         48.9       80.2
                            --------    --------      -----    --------   --------      -----    --------   --------
Operating profit from
 continuing operations
 before merger goodwill
 amortization...........       785.1       733.7       78.7       812.4      495.3        --      1,280.4    2,099.9
Merger goodwill
 amortization...........         --          --         --          --         --       (60.0)      (60.0)     (98.4)
Operating profit from
 continuing operations..       785.1       733.7       78.7       812.4      495.3      (60.0)    1,220.4    2,001.5
Share of operating
 profit in joint
 ventures and
 associates.............         1.9        18.1        --         18.1       11.0        --         12.9       21.2
                            --------    --------      -----    --------   --------      -----    --------   --------
Profit on ordinary
 activities before
 exceptional items and
 interest...............       787.0       751.8       78.7       830.5      506.3      (60.0)    1,233.3    2,022.7
Exceptional item--profit
 on sale of business....         --         56.5        --         56.5       34.5        --         34.5       56.6
                            --------    --------      -----    --------   --------      -----    --------   --------
Profit on ordinary
 activities before
 interest...............       787.0       808.3       78.7       887.0      540.8      (60.0)    1,267.8    2,079.3
Net interest charge.....      (147.4)     (461.7)     (50.8)     (512.5)    (312.5)       --       (459.9)    (754.2)
                            --------    --------      -----    --------   --------      -----    --------   --------
Profit on ordinary
 activities before
 taxation...............       639.6       346.6       27.9       374.5      228.3      (60.0)      807.9    1,325.1
Ordinary taxation.......      (151.6)     (111.8)      (0.5)     (112.3)     (68.5)       --       (220.1)    (361.0)
                            --------    --------      -----    --------   --------      -----    --------   --------
Profit after ordinary
 taxation...............       488.0       234.8       27.4       262.2      159.8      (60.0)      587.8      964.1
Exceptional taxation--
 windfall tax...........      (317.0)        --         --          --         --         --       (317.0)    (519.9)
                            --------    --------      -----    --------   --------      -----    --------   --------
Profit after taxation...       171.0       234.8       27.4       262.2      159.8      (60.0)      270.8      444.2
Minority interests......        (0.9)       (1.9)       --         (1.9)      (1.2)     (13.9)      (16.0)     (26.2)
                            --------    --------      -----    --------   --------      -----    --------   --------
Profit for the financial
 year...................       170.1       232.9       27.4       260.3      158.6      (73.9)      254.8      418.0
Dividends--preferred....         --        (22.8)       --        (22.8)     (13.9)      13.9         --         --
Dividends--ordinary.....      (243.3)     (320.0)       --       (320.0)    (195.1)       --       (438.4)    (719.0)
                            --------    --------      -----    --------   --------      -----    --------   --------
Loss retained...........       (73.2)     (109.9)      27.4       (82.5)     (50.4)     (60.0)     (183.6)    (301.0)
                            ========    ========      =====    ========   ========      =====    ========   ========
Earnings per
 ordinary/common share..       14.41p                          $   0.80      48.87p                 13.65p  $   0.22
Adjusting item--merger
 goodwill amortization..         --                                 --         --                    3.21p  $   0.05
Adjusting item--windfall
 tax....................       26.87p                               --         --                   16.98p  $   0.28
                            --------                           --------   --------               --------   --------
Adjusted earnings per
 ordinary/common share..       41.28p                          $   0.80      48.87p                 33.84p  $   0.55
                            ========                           ========   ========               ========   ========
Diluted earnings per
 ordinary/common share..       14.27p                          $   0.80      48.87p                 13.56p  $   0.22
Adjusting item--merger
 goodwill amortization..         --                                 --         --                    3.20p  $   0.05
Adjusting item--windfall
 tax....................       26.60p                               --         --                   16.87p  $   0.28
                            --------                           --------   --------               --------   --------
Adjusted diluted
 earnings per
 ordinary/common share..       40.87p                          $   0.80      48.87p                 33.63p  $   0.55
                            ========                           ========   ========               ========   ========
Weighted average number
 of shares outstanding
 (millions of shares)
Basic...................     1,180.1                              296.1      296.1                1,867.1    1,867.1
Diluted.................     1,191.9                              296.1      296.1                1,878.9    1,878.9
                            ========                           ========   ========               ========   ========

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                             At September 30, 1998

   The following Unaudited Pro Forma Condensed Combined Balance Sheet consolidates the respective unaudited historical condensed consolidated balance sheets of ScottishPower and PacifiCorp at September 30, 1998 and has been prepared to reflect the merger after giving effect to the pro forma adjustments described in Notes 1 to 4 to the Unaudited Pro Forma Condensed Combined Financial Information. The Unaudited Pro Forma Condensed Combined Financial Information has been prepared from, and should be read in conjunction with and supplemental to, the respective historical consolidated financial statements and notes thereto of ScottishPower and PacifiCorp which are incorporated by reference in this proxy statement/prospectus. The pro forma amounts for the Combined Group presented in U.S. dollars comply with U.K. GAAP.

                          ScottishPower
                               At                                                     Purchase
                          September 30,                PacifiCorp                    Accounting
                              1998                At September 30, 1998              Adjustments   Combined Group
                          ------------- -------------------------------------------  ----------- --------------------
                            U.K. GAAP   U.S. GAAP  Adjustments U.K. GAAP  U.K. GAAP   U.K. GAAP  U.K. GAAP  U.K. GAAP
                          ------------- ---------  ----------- ---------  ---------  ----------- ---------  ---------
                            (Pounds)        $           $          $      (Pounds)    (Pounds)   (Pounds)       $
                                        (Note 1)    (Note 2)              (Note 3)    (Note 4)              (Note 3)
                                                               (in millions)
Fixed assets
Intangible assets.......        72.0       468.1      (468.1)       --         --      1,199.6    1,271.6    2,161.7
Tangible assets.........     4,954.0     9,246.4       (43.5)   9,202.9    5,413.5         --    10,367.5   17,624.8
Investments.............        73.4       283.9         --       283.9      167.0         --       240.4      408.7
                            --------    --------    --------   --------   --------    --------   --------   --------
                             5,099.4     9,998.4      (511.6)   9,486.8    5,580.5     1,199.6   11,879.5   20,195.2
                            --------    --------    --------   --------   --------    --------   --------   --------
Current assets
Stocks..................       137.3       266.9         --       266.9      157.0         --       294.3      500.3
Debtors: amounts falling
 due after one year.....         --      1,636.1      (191.0)   1,445.1      850.0        63.4      913.4    1,552.8
Debtors: amounts falling
 due within one year....       498.3     1,132.9        29.0    1,161.9      683.5         --     1,181.8    2,009.1
Investments.............         --        616.0         --       616.0      362.4         --       362.4      616.1
Short term bank and
 other deposits.........       235.0        63.4         --        63.4       37.3         --       272.3      462.9
                            --------    --------    --------   --------   --------    --------   --------   --------
                               870.6     3,715.3      (162.0)   3,553.3    2,090.2        63.4    3,024.2    5,141.2
                            --------    --------    --------   --------   --------    --------   --------   --------
Creditors: amounts
 falling due within one
 year
Loans and other
 borrowings.............      (509.0)     (629.0)      (29.0)    (658.0)    (387.1)     (147.0)  (1,043.1)  (1,773.3)
Other creditors.........    (1,515.9)   (1,784.1)       13.8   (1,770.3)  (1,041.4)        --    (2,557.3)  (4,347.4)
                            --------    --------    --------   --------   --------    --------   --------   --------
                            (2,024.9)   (2,413.1)      (15.2)  (2,428.3)  (1,428.5)     (147.0)  (3,600.4)  (6,120.7)
                            --------    --------    --------   --------   --------    --------   --------   --------
Net current
 assets/(liabilities)...    (1,154.3)    1,302.2      (177.2)   1,125.0      661.7       (83.6)    (576.2)    (979.5)
                            --------    --------    --------   --------   --------    --------   --------   --------
Total assets less
 current liabilities....     3,945.1    11,300.6      (688.8)  10,611.8    6,242.2     1,116.0   11,303.3   19,215.7
Creditors: amounts
 falling due after one
 year
Loans and other
 borrowings.............    (1,716.8)   (4,651.6)     (459.1)  (5,110.7)  (3,006.3)        --    (4,723.1)  (8,029.3)
Other creditors.........         --        (63.4)        --       (63.4)     (37.3)        --       (37.3)     (63.4)
Provisions for
 liabilities and
 charges................       (37.2)   (1,856.8)    1,386.1     (470.7)    (276.9)        --      (314.1)    (534.0)
Deferred income.........      (378.2)     (485.0)        --      (485.0)    (285.3)        --      (663.5)  (1,128.0)
                            --------    --------    --------   --------   --------    --------   --------   --------
Net assets..............     1,812.9     4,243.8       238.2    4,482.0    2,636.4     1,116.0    5,565.3    9,461.0
                            ========    ========    ========   ========   ========    ========   ========   ========
Called up share
 capital................       599.3       241.4         --       241.4      142.0       208.3      949.6    1,614.3
Share premium...........       393.4         --          --         --         --      2,882.1    3,275.5    5,568.3
Merger reserve..........         --          --          --         --         --        393.4      393.4      668.8
Common shareholders'
 capital................         --      3,283.6         --     3,283.6    1,931.5    (1,931.5)       --         --
Revaluation reserve.....       225.6         --          --         --         --          --       225.6      383.5
Profit and loss
 account................       592.4       720.0       238.2      958.2      563.6      (563.6)     592.4    1,007.1
                            --------    --------    --------   --------   --------    --------   --------   --------
Shareholders' funds.....     1,810.7     4,245.0       238.2    4,483.2    2,637.1       988.7    5,436.5    9,242.0
Minority interests......         2.2        (1.2)        --        (1.2)      (0.7)      127.3      128.8      219.0
                            --------    --------    --------   --------   --------    --------   --------   --------
Capital employed........     1,812.9     4,243.8       238.2    4,482.0    2,636.4     1,116.0    5,565.3    9,461.0
                            ========    ========    ========   ========   ========    ========   ========   ========

         NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
                                  INFORMATION

Note 1. Reclassifications, discontinued operations and restatement

  (a) Reclassifications have been made to the PacifiCorp historical financial information presented under U.S. GAAP to conform to ScottishPower's presentation under U.K. GAAP.

  (b) In accordance with SEC Regulation S-X, Rule 11-02, pro forma adjustments have been made to eliminate the effects of an extraordinary item and discontinued operations from the PacifiCorp income statements for all periods presented. These pro forma adjustments can be summarized as follows:

                                        Six months ended June 30,    Year ended
                                        -------------------------   December 31,
                                            1998         1997           1997
                                        ------------ -------------  ------------
                                                     ($ millions)
   Net income for the period as
    reported..........................          25.7         215.8      663.7
   Pro Forma adjustments
     Total net (income)/loss from
      discontinued operations.........          38.7         (34.7)    (446.8)
     Extraordinary loss from
      regulatory asset impairment.....           --            --        16.0
                                        ------------ -------------     ------
   Pro Forma net income for the period
    from continuing operations........          64.4         181.1      232.9
                                        ============ =============     ======

  There is no change to the net assets of PacifiCorp as a result of these adjustments.

  (c) To comply with the recommendations of the U.K. Accounting Standards Board's Statement on Interim Reports, the results for ScottishPower for the six month period to September 30, 1997 have been restated to eliminate seasonal adjustments in relation to accounting for the cost of electricity sales. The Statement on Interim Reports recommends that revenues and costs, wherever possible, should be recognised on a discrete basis for the purposes of the Interim Reports and not treated as a component of the full year's results, as was previously the policy adopted. The adjustments relate to the interim figures only and do not affect the full year results.

                                                                 Six months
                                                                    ended
                                                                September 30,
                                                                    1997
                                                             -------------------
                                                             ((Pounds) millions)
   Loss for the period as previously reported...............       (133.6)
   Effect of implementing new accounting policy.............          3.5
                                                                   ------
   As restated..............................................       (130.1)
                                                                   ======

Note 2. U.K. GAAP adjustments to historical PacifiCorp financial information

   PacifiCorp prepares its financial statements in accordance with U.S. GAAP. For the purposes of preparing the Unaudited Pro Forma Condensed Combined Financial Information, the financial statements of PacifiCorp have been restated to conform with ScottishPower's accounting policies under U.K. GAAP by giving effect to the adjustments described below.

(a) Goodwill

   Under U.S. GAAP, goodwill arising from the purchase of operating entities should be held as an intangible asset in the balance sheet and amortized over its expected useful life.

   Under U.K. GAAP, Financial Reporting Standard No. 10, "Goodwill and Intangible Assets" has been adopted by ScottishPower in the preparation of its financial statements for the year ended March 31, 1999 and in respect of the six months ended September 30, 1998. Accordingly, under U.K. GAAP goodwill on acquisitions after March 31, 1998 is capitalized and amortized through the income statement over its useful economic life. Previously, all acquired goodwill was written off directly to reserves; such goodwill is not required to be reinstated.

(b) Deferred taxation

   Under U.S. GAAP, full provision for deferred tax is required to the extent that accounting profit differs from taxable profit due to temporary timing differences. Provision is made at enacted rates.

   Under U.K. GAAP, provision for deferred tax is only required to the extent that it is probable that a taxation liability or asset will crystallize in the foreseeable future as a result of timing differences between taxable profit and accounting profit. Provision is made at known rates of tax.

   The U.S. GAAP to U.K. GAAP adjustment of $1,389.8 million to the balance sheet of PacifiCorp at September 30, 1998 relates mainly to deferred tax in respect of property, plant and equipment. PacifiCorp's capital expenditure plans indicate that, for the foreseeable future, amortization of property, plant and equipment for taxation purposes will exceed amortization for accounting purposes. As a result, it is unlikely that a net liability to taxation arising from these differences will crystallize. Accordingly, for U.K. GAAP purposes, the associated U.S. GAAP deferred tax provision has been reversed.

(c) Pension costs

   The fundamental differences between U.S. GAAP and U.K. GAAP are as follows:

  (1)Under U.S. GAAP, the aim is to accrue the cost of providing pension benefits in the year in which the employee provides the related service. Under U.K. GAAP, the annual pension charge is determined so that it is a substantially level percentage of the current and expected future payroll.

  (2)Under U.S. GAAP, pension liabilities are discounted using the current rates at which the pension liability could be settled. Under U.K. GAAP, pension liabilities are usually discounted using an interest rate that represents the expected long term return on plan assets.

  (3)Under U.S. GAAP, variations from plan must be amortized separately over remaining service lives. Under U.K. GAAP, variations can be aggregated and amortized over the remaining employee service lives.

  (4)Under U.S. GAAP, plan assets should be valued at market or at market related values. Under U.K. GAAP, alternative bases can be used.

(d) Other post retirement benefits

   SFAS 106 "Employers' Accounting for Post-retirement Benefits other than Pensions" requires the use of a discount rate which reflects current market rates in determining the provision for post retirement benefits. U.K. GAAP permits the use of longer term discount rates.

(e) Debt and equity finance costs

   Under U.S. GAAP, as applied by regulated electricity utilities, both the cost of debt and the cost of equity applicable to domestic utility properties are capitalized during construction. Under U.K. GAAP, only interest on the debt funding attributable to capital projects may be capitalized during the period of construction.

(f) Leveraged leases

   Under U.S. GAAP, lessors can offset borrowings used to acquire leased assets against amounts receivable from lessees. It is also permissible to offset finance charges receivable from lessees against the finance charges arising on the borrowings used to fund the leased asset. This is referred to as linked presentation.

   Under U.K. GAAP, linked presentation is allowed only in specific circumstances that are not met in respect of the assets of PacifiCorp that are the subject of such leases. Accordingly, the amounts due from lessees and related indebtedness are disclosed separately in the balance sheet, and the finance charges receivable from lessees and finance charges payable are disclosed separately in the income statement. This treatment has no impact on net income.

(g) Regulatory assets

   SFAS 71 establishes U.S. GAAP for utilities whose regulators have the power to approve and/or regulate rates that may be charged to customers. Provided that, through the regulatory process, the utility is substantially assured of recovering its allowable costs by the collection of revenue from its customers, such costs not yet recovered are deferred as regulatory assets. Due to the different regulatory environment, no equivalent GAAP applies in the U.K.

   Under U.K. GAAP, regulatory assets established in accordance with SFAS 71 are recognized where they comprise rights or other access to future economic benefits which arise as a result of past transactions or events which have created an obligation to transfer economic benefit to a third party. Measurement of the past transaction or event and hence of the regulatory asset is determined in accordance with U.K. GAAP. Where the application of U.K. GAAP results in the non or partial recognition of an obligation compared to U.S. GAAP, any related regulatory asset is either not or partially recognized.

   The U.S. GAAP to U.K. GAAP adjustment of $650.1 million to PacifiCorp's balance sheet at September 30, 1998 is the reversal of a FAS 71 regulatory asset relating to deferred tax. The application of U.K. GAAP to the related deferred tax provision (Note 2(b) above) has resulted in reversal of that provision. Accordingly, the application of U.K. GAAP as described in this note has resulted in reversal of the associated FAS 71 asset.

Increases/(decreases) in profit for the period and shareholders' funds of PacifiCorp as a result of the adjustments can be summarized as follows:

                                                         PacifiCorp
                                               --------------------------------
                                                Six months ended
                                                    June 30,        Year ended
                                               ------------------- December 31,
                                         Notes 1998      1997          1997
                                         ----- ----  ------------- ------------
                                                        ($ millions)
Net income for the period under U.S.
 GAAP..................................        64.4       181.1       232.9
U.K. GAAP adjustments:
  Goodwill.............................   (a)   4.9         6.2        12.1
  Deferred taxation....................   (b)  (5.6)       11.3         2.8
  Pension costs........................   (c)  (2.0)        0.4         0.9
  Other post retirement benefits.......   (d)   1.4         2.2         4.5
  Debt and equity finance costs........   (e)   3.3         3.7         7.1
                                               ----     -------       -----
Profit for the period under U.K. GAAP..        66.4       204.9       260.3
                                               ====     =======       =====
                                                     PacifiCorp at
                                                     September 30,
                                                         1998
                                                     -------------
                                                     ($ millions)
Stockholders' equity under U.S. GAAP...                 4,245.0
U.K. GAAP adjustments:
  Goodwill.............................   (a)            (468.1)
  Deferred taxation....................   (b)           1,389.8
  Pension costs........................   (c)              (4.1)
  Other post retirement benefits.......   (d)              10.2
  Debt and equity finance costs........   (e)             (39.5)
  Regulatory assets....................   (g)            (650.1)
                                                        -------
Shareholders' funds under U.K. GAAP....                 4,483.2
                                                        =======

Increases/(decreases) in profit of PacifiCorp for the period by caption headings as a result of the adjustments are as follows:

                                                         PacifiCorp
                                               --------------------------------
                                               Six months ended
                                                   June 30,         Year ended
                                               ------------------  December 31,
                                          Note   1998      1997        1997
                                          ---- --------  --------  ------------
                                                        ($ millions)
Goodwill................................. (a)
  Cost of sales..........................           --        0.6       1.1
  Administrative expenses................           4.9       5.6      11.0
                                               --------  --------     -----
                                                    4.9       6.2      12.1
                                               ========  ========     =====
Deferred taxation........................ (b)
  Ordinary taxation......................          (5.6)     11.3       2.8
                                               ========  ========     =====
Pension costs............................ (c)
  Administrative expenses................          (3.2)      0.7       1.4
  Ordinary taxation......................           1.2      (0.3)     (0.5)
                                               --------  --------     -----
                                                   (2.0)      0.4       0.9
                                               ========  ========     =====
Other post retirement benefits........... (d)
  Administrative expenses................           2.2       3.6       7.3
  Ordinary taxation......................          (0.8)     (1.4)     (2.8)
                                               --------  --------     -----
                                                    1.4       2.2       4.5
                                               ========  ========     =====
Debt and equity finance costs............ (e)
  Cost of sales..........................           0.8       0.8       1.6
  Transmission and distribution costs....           0.8       0.9       1.7
  Administrative expenses................           0.2       0.2       0.3
  Net interest charge ...................           1.5       1.8       3.5
                                               --------  --------     -----
                                                    3.3       3.7       7.1
                                               ========  ========     =====
Leveraged leases......................... (f)
  Group turnover from continuing
   operations............................          32.0      33.2      54.3
  Net interest charge....................         (32.0)    (33.2)    (54.3)
                                               --------  --------     -----
                                                    --        --        --
                                               ========  ========     =====

The adjustments can be summarized by profit and loss account caption headings as follows:

                                                          PacifiCorp
                                                --------------------------------
                                                Six months ended
                                                    June 30,         Year ended
                                                ------------------  December 31,
                                                  1998      1997        1997
                                                --------  --------  ------------
                                                         ($ millions)
Group turnover from continuing operations
  Leveraged leases.............................     32.0      33.2      54.3
                                                ========  ========     =====
Cost of sales
  Goodwill.....................................      --        0.6       1.1
  Debt and equity finance costs................      0.8       0.8       1.6
                                                --------  --------     -----
                                                     0.8       1.4       2.7
                                                ========  ========     =====
Transmission and distribution costs
  Debt and equity finance costs................      0.8       0.9       1.7
                                                ========  ========     =====
Administrative expenses
  Goodwill.....................................      4.9       5.6      11.0
  Pension costs................................     (3.2)      0.7       1.4
  Other post retirement benefits...............      2.2       3.6       7.3
  Debt and equity finance costs................      0.2       0.2       0.3
                                                --------  --------     -----
                                                     4.1      10.1      20.0
                                                ========  ========     =====
Net interest charge
  Debt and equity finance costs................      1.5       1.8       3.5
  Leveraged leases.............................    (32.0)    (33.2)    (54.3)
                                                --------  --------     -----
                                                   (30.5)    (31.4)    (50.8)
                                                ========  ========     =====
Ordinary taxation
  Deferred taxation............................     (5.6)     11.3       2.8
  Pension costs................................      1.2      (0.3)     (0.5)
  Other post retirement benefits...............     (0.8)     (1.4)     (2.8)
                                                --------  --------     -----
                                                    (5.2)      9.6      (0.5)
                                                ========  ========     =====

Increases/(decreases) in net assets or shareholders' funds of PacifiCorp by caption heading as a result of the adjustments are as follows:

                                                           PacifiCorp
                                                          -------------
                                                                   At
                                                              September 30,
                                                     Note         1998
                                                     ----     -------------
                                                          ($  millions)
Goodwill............................................ (a)
  Intangible assets.................................          (468.1)
  Profit and loss account...........................          (468.1)
Deferred taxation................................... (b)
  Provisions for liabilities and charges............         1,389.8
  Profit and loss account...........................         1,389.8
Pension costs....................................... (c)
  Tangible assets...................................             3.0
  Creditors: amounts falling due within one year
    Other creditors.................................            (9.6)
  Provisions for liabilities and charges............             2.5
  Profit and loss account...........................            (4.1)
Other post retirement benefits...................... (d)
  Tangible assets...................................            (7.0)
  Creditors: amounts falling due within one year
    Other creditors.................................            23.4
  Provisions for liabilities and charges............            (6.2)
  Profit and loss account...........................            10.2
Debt and equity finance costs....................... (e)
  Tangible assets...................................           (39.5)
  Profit and loss account...........................           (39.5)
Leveraged leases.................................... (f)
  Debtors: amounts falling due within one year......            29.0
  Debtors: amounts falling due after one year.......           459.1
  Creditors: amounts falling due within one year
    Loans and other borrowings......................           (29.0)
  Creditors: amounts falling due after one year
    Loans and other borrowings......................          (459.1)
Regulatory assets................................... (g)
  Debtors: amounts falling due after more than one
   year.............................................          (650.1)
  Profit and loss account...........................          (650.1)

The adjustments can be summarized by balance sheet caption heading as follows:

                                                                    PacifiCorp
                                                                   -------------
                                                                        At
                                                                   September 30,
                                                                       1998
                                                                   -------------
                                                                   ($  millions)
Intangible assets
  Goodwill........................................................     (468.1)
                                                                      =======
Tangible assets
  Other post retirement benefits..................................       (7.0)
  Pension costs...................................................        3.0
  Debt and equity finance costs...................................      (39.5)
                                                                      -------
                                                                        (43.5)
                                                                      =======
Debtors: amounts falling due after more than one year
  Leveraged leases................................................      459.1
  Regulatory assets...............................................     (650.1)
                                                                      -------
                                                                       (191.0)
                                                                      =======
Debtors: amounts falling due within one year
  Leveraged leases................................................       29.0
                                                                      =======
Creditors: amounts falling due within one year
  Loans and other borrowings
  Leveraged leases................................................      (29.0)
                                                                      =======
Creditors: amounts falling due within one year
  Other creditors
  Pension costs...................................................       (9.6)
  Other post retirement benefits..................................       23.4
                                                                      -------
                                                                         13.8
                                                                      =======
Creditors: amounts falling due after more than one year
  Loans and other borrowings
  Leveraged leases................................................     (459.1)
                                                                      =======
Provision for liabilities and charges
  Deferred taxation...............................................    1,389.8
  Pension costs...................................................        2.5
  Other post retirement benefits..................................       (6.2)
                                                                      -------
                                                                      1,386.1
                                                                      =======
Profit and loss account
  Goodwill........................................................     (468.1)
  Deferred taxation...............................................    1,389.8
  Pension costs...................................................       (4.1)
  Other post retirement benefits..................................       10.2
  Debt and equity finance costs...................................      (39.5)
  Regulatory assets...............................................     (650.1)
                                                                      -------
                                                                        238.2
                                                                      =======

Note 3. Translation of PacifiCorp and Unaudited Pro Forma Condensed Combined Financial Information

   PacifiCorp presents its financial statements in U.S. dollars. The results of PacifiCorp as restated under U.K. GAAP have been translated into sterling at the average noon buying rates of $1.65:(Pounds)1.00 for the six months ended June 30, 1998, $1.63:(Pounds)1.00 for the six months ended June 30, 1997 and $1.64:(Pounds)1.00 for the year ended December 31, 1997.

   The Unaudited Pro Forma Condensed Combined Income Statements have been translated into U.S. dollars, solely for the convenience of the reader, at the average noon buying rates of $1.65:(Pounds)1.00 for the six months ended September 30, 1998, $1.63:(Pounds)1.00 for the six months ended September 30, 1997 and $1.64:(Pounds)1.00 for the year ended March 31, 1998.

   The historical PacifiCorp balance sheet at September 30, 1998 in U.S. dollars, as restated into U.K. GAAP, and the Unaudited Pro Forma Condensed Combined Balance Sheet at September 30, 1998 have been translated into pounds sterling and U.S. dollars respectively at $1.70:(Pounds)1.00, the effective noon buying rate at September 30, 1998.

Note 4. Purchase accounting adjustments to the Unaudited Pro Forma Condensed Combined Financial Information

   The purchase accounting adjustments to the pro forma financial information reflect those adjustments detailed below. At the time of the merger, ScottishPower will establish a new accounting basis for PacifiCorp's assets and liabilities based upon the fair market values thereof and the purchase price for PacifiCorp, including the direct costs of the acquisition.

   A preliminary allocation of the purchase price has been reflected in the Unaudited Pro Forma Condensed Combined Financial Information to the extent that the excess of the purchase price over the historical net asset position of PacifiCorp has been allocated to goodwill. A final allocation of the purchase price is dependent upon certain valuations and other studies which have not progressed to a stage where there is sufficient information to make such an allocation in the Unaudited Pro Forma Condensed Combined Financial Information. Certain valuations of significant assets and liabilities will have to be carried out by independent valuation experts. ScottishPower will not complete the valuations and studies of other significant assets, liabilities and the operations of PacifiCorp until after the consummation of the merger.

   ScottishPower believes that the portion of the purchase price in excess of the existing carrying value of PacifiCorp's net assets comprises primarily goodwill, which will be assigned an economic life, under both U.S. and U.K. GAAP, of 20 years. Once assessments are complete, ScottishPower may allocate a portion of the purchase price to other long-lived intangible assets such as trademarks, operating licences and customer lists, if their value can be measured reliably. These other long-lived intangible assets would be identified separately from goodwill, and typically be assigned lives not significantly different from the 20 years assigned to goodwill.

   ScottishPower does not expect to make any significant purchase accounting adjustments to the historical book value of PacifiCorp's generation, transmission and distribution operating assets. The historical net book value of these assets is supported by the regulatory environment in which PacifiCorp operates. As a result, it is likely that book value will closely approximate fair value at the date of the merger, provided the regulatory environment remains substantially unchanged.

   It is expected that once specialist valuations are completed, adjustments will be made to other assets and liabilities in the PacifiCorp balance sheet at the date of merger, including pensions, other post retirement benefits and financial instruments. To comply with U.K. and U.S. GAAP rules for purchase accounting, financial instruments will be restated to reflect market values at the merger date. In the case of pensions and other post retirement benefits, full provision will be required for the transition obligations which are currently being recognized on a straight line basis over 12 and 20 years, respectively. An assessment of the benefit obligation will also be required taking into account market conditions at the date of the merger. These adjustments are not expected to have a material impact on the income statement after taking account of the associated change in goodwill amortization.

   ScottishPower intends to implement a share buyback program of up to (Pounds)500 million in the period between the PacifiCorp and ScottishPower shareholder meetings and the date of the merger. It is anticipated that the buyback will be undertaken through market purchases and is intended to achieve further financial efficiency. For the purposes of the Unaudited Pro Forma Condensed Combined Financial Information, no account has been taken of the financial effect of the proposed buyback.

(a) Purchase consideration

   PacifiCorp shareholders will be entitled to receive for each PacifiCorp share held as of the time of the merger 0.58 ADSs or, if elected, 2.32 ordinary shares. The precise number of PacifiCorp shares to be converted in the merger cannot be determined until the time of the merger.

   For the purposes of the purchase accounting adjustments within the Unaudited Pro Forma Financial Information, the number of ordinary shares to be issued on completion of the merger has been calculated as 700.6 million. This is based on a diluted number of shares of PacifiCorp common stock issued and outstanding on September 30, 1998 of 302.0 million multiplied by the agreed exchange ratio of
2.32 ordinary shares for each share of PacifiCorp common stock.

   The diluted number of PacifiCorp shares comprises 297.3 million shares issued and outstanding, and 4.7 million options granted, but not exercised, to acquire PacifiCorp common stock. At the time of the merger, the PacifiCorp options will be replaced by options to acquire ADSs under the same terms and conditions on which the PacifiCorp options were originally granted, other than acceleration of their respective vesting schedules. For the purposes of the Unaudited Pro Forma Condensed Combined Financial Information, the fair value of the consideration assumes that, at the time of the merger, the PacifiCorp options are converted to ScottishPower options, which are subsequently exercised. This will result in the issue of 10.9 million ScottishPower shares (included in the total of 700.6 million), and the receipt, by ScottishPower, of approximately (Pounds)63 million in total over the period of exercise, being the exercise price of those options.

   In connection with the merger, the Combined Group will incur fees and expenses of approximately (Pounds)147 million. Share issue costs of approximately (Pounds)65 million and the costs of redemption of PacifiCorp preferred share capital of approximately (Pounds)15 million will be incurred by PacifiCorp. Other costs, totalling approximately (Pounds)68 million, relate principally to investment banking fees as well as legal, accounting and regulatory filing fees. These other costs have been taken into account in calculating goodwill in the Unaudited Pro Forma Condensed Combined Financial Information.

   The purchase consideration may be summarized as follows:

                                                       At
                                                  September 30,
                                                      1998
                                               -------------------
                                               ((Pounds) millions)
         Shares issued........................       3,625.8
         Acquisition expenses.................          67.6
         Proceeds receivable from exercise of
          PacifiCorp common stock options.....         (63.4)
                                                     -------
         Total purchase consideration.........       3,630.0
                                                     =======

(b) Amortization of goodwill

   For the purposes of the Unaudited Pro Forma Condensed Combined Income Statements, adjustments have been made to reflect the estimated amortization of goodwill arising upon acquisition through the income statement on the basis of an estimated useful life of 20 years. Under Financial Reporting Standard No. 10 "Goodwill and Intangible Assets," purchased goodwill is required to be amortized over its expected useful life which generally is presumed to be limited to a period of 20 years.

   These adjustments may be summarized as follows:

                                                       At
                                                    September
                                                    30, 1998
                                               -------------------
                                               ((Pounds) millions)
         Purchase consideration...............       3,630.0
         Net book value of assets acquired
          (note (i))..........................       2,430.4
                                                     -------
         Goodwill arising on acquisition......       1,199.6
                                                     =======

  --------
   (i)Net of preferred share capital of (Pounds)142.0 million and share issue costs of (Pounds)64.7 million.

   The amortization of merger goodwill over its estimated expected useful life gives rise to the following charges to net income in the Unaudited Pro Forma Condensed Combined Income Statements:

      Six months ended September 30, 1998.................. (Pounds)30.0 million
      Six months ended September 30, 1997.................. (Pounds)30.0 million
      Year ended March 31, 1998............................ (Pounds)60.0 million

(c) Preferred Stock

   PacifiCorp preferred stock outstanding as at September 30, 1998 has been reclassified as minority interests in the Unaudited Pro Forma Condensed Combined Balance Sheet. Dividends on PacifiCorp preferred stock have been reclassified as minority interests in the Unaudited Pro Forma Condensed Combined Income Statements.

(d) Merger reserve

   New ScottishPower will be the new holding company of the Combined Group. For the purposes of the Unaudited Pro Forma Condensed Combined Balance Sheet, this results in the balance in the share premium account of ScottishPower at September 30, 1998 of (Pounds)393.4 million being accounted for as a merger reserve in the balance sheet of the Combined Group.

(e) Purchase accounting adjustments

   The adjustments can be summarized by balance sheet caption heading as follows:

                                                                  Purchase
                                                                 Accounting
                                                                 Adjustments
                                                             -------------------
                                                                     At
                                                                September 30,
                                                                    1998
                                                             -------------------
                                                             ((Pounds) millions)
Intangible assets
 Goodwill...................................................       1,199.6
                                                                  ========
Debtors: amounts falling due within one year
 Proceeds from exercising PacifiCorp common stock options...          63.4
                                                                  ========
Creditors: amounts falling due within one year
 Transaction fees...........................................         (67.6)
 Redemption of preferred share capital......................         (14.7)
 Share issue costs..........................................         (64.7)
                                                                  --------
                                                                    (147.0)
                                                                  ========
Called up share capital
 Shares issued at par.......................................         350.3
 Preferred share capital....................................        (142.0)
                                                                  --------
                                                                     208.3
                                                                  ========
Share premium
 Share premium..............................................       3,275.5
 Merger reserve.............................................        (393.4)
                                                                  --------
                                                                   2,882.1
                                                                  ========

Common shareholders' capital................................      (1,931.5)
                                                                  ========
Merger reserve
 Share premium..............................................         393.4
                                                                  ========
Profit and loss account
 Retained profits...........................................        (563.6)
                                                                  ========

Minority interests
 Preferred share capital....................................         142.0
 Redemption of preferred share capital......................         (14.7)
                                                                  --------
                                                                     127.3
                                                                  ========

   The purchase accounting adjustments to common shareholders' capital and profit and loss account represent normal consolidation adjustments made under both U.K. GAAP and U.S. GAAP. These adjustments eliminate the common stock and retained profits in PacifiCorp's accounts as of the date of the merger.

Note 5. Significant differences between U.K. GAAP and U.S. GAAP

   The Unaudited Pro Forma Condensed Combined Financial Information has been prepared in accordance with U.K. GAAP, which differs in certain significant respects from U.S. GAAP.

   The main differences between U.K. GAAP and U.S. GAAP that are relevant to the Combined Group's Unaudited Pro Forma Condensed Combined Financial Information relate to:

(a) Goodwill, intangible assets and business combinations

 Goodwill and intangible assets

   Under U.S. GAAP, goodwill and intangible assets arising from the purchase of operating entities should be held as an intangible asset in the balance sheet and amortized over its expected useful life.

   Under U.K. GAAP, goodwill arising from the purchase of operating entities before March 31, 1998 has been written off directly to reserves. Goodwill arising on acquisitions after March 31, 1998 is capitalized and amortized through the income statement over its useful economic life. Under U.K. GAAP, intangible assets other than goodwill are recognized only where they are separately identifiable, capable of reliable measurement and disposal independent of the business of the entity to which they relate. Otherwise, such amounts are included as part of purchased goodwill.

   The goodwill adjustment is made to recognize goodwill previously written off to reserves under U.K. GAAP, as an intangible asset under U.S. GAAP. This goodwill, which is capitalized under U.S. GAAP, is then amortized over its useful economic life with the effect being a reduction in profit reflecting the amortization charge for the period.

 Business combinations

   In addition to re-instating the goodwill calculated under U.K. GAAP as described above, goodwill must also be recalculated in accordance with U.S. GAAP. This is required due to differences between U.K. GAAP and U.S. GAAP in the determination of acquisition price and valuation of assets and liabilities at the merger date. The adjustment referred to as business combinations reflects the impact of recalculating the goodwill arising on the acquisitions of Manweb, Southern Water and PacifiCorp under U.S. GAAP.

(b) Deferred taxation

   Under U.S. GAAP, full provision for deferred tax is required to the extent that accounting profit differs from taxable profit due to temporary timing differences. Provision is made at future enacted rates.

   Under U.K. GAAP, provision for deferred tax is only required to the extent that it is probable that a taxation liability or asset will crystallize, in the foreseeable future, as a result of timing differences between taxable profit and accounting profit. Provision is made at known rates of tax.

   The item "effect of differences in methodology" reflects the impact of making full provision for deferred tax in respect of the ScottishPower and PacifiCorp U.K. GAAP balance sheets at September 30, 1998.

   The item "effect of U.S. GAAP adjustments" reflects the additional impact of making full provision for deferred tax in respect of adjustments made in restating the ScottishPower and PacifiCorp U.K. GAAP balance sheets at September 30, 1998 to U.S. GAAP.

(c) Pension costs

   The fundamental differences between U.S. GAAP and U.K. GAAP are as follows:

  (i) Under U.S. GAAP, the aim is to accrue the cost of providing pension benefits in the year in which the employee provides the related service. Under U.K. GAAP, the annual pension charge is determined so that it is a substantially level percentage of the current and expected future payroll.

  (ii) Under U.S. GAAP, pension liabilities are discounted using the current rates at which the pension liability could be settled. Under U.K. GAAP, pension liabilities are usually discounted using an interest rate that represents the expected long term return on plan assets.

  (iii) Under U.S. GAAP, variations from plan must be amortized separately over remaining service lives. Under U.K. GAAP, variations can be aggregated and amortized over the remaining employee service lives.

  (iv) Under U.S. GAAP, plan assets should be valued at market or at market related values. Under U.K. GAAP, alternative bases can be used.

(d) Revaluation of fixed assets

   The revaluation of Manweb distribution assets and Southern Water operational assets is not permitted under U.S. GAAP. Accordingly, the reconciliation restates fixed assets to historical cost and the depreciation charge has been adjusted.

(e) Ordinary dividends

   Previously under U.K. GAAP, final ordinary dividends and the related U.K. advance corporation tax ("ACT") were recognized in the financial year in respect of which they were recommended by the Board of Directors for approval by shareholders. ACT was accounted for by the creation of a corresponding asset and liability and, as such, had no impact on net assets or shareholders' equity. Under U.S. GAAP, such dividends and tax are not recognized until the dividends are formally declared by the Board of Directors.

(f) ESOP shares held in trust

   Under U.K. GAAP, shares held by an Employee Share Ownership Plan ("ESOP") are recorded as fixed asset investments at cost less amounts written off. Under U.S. GAAP, shares held in trust are recorded at cost in the balance sheet as a deduction from shareholders' funds. No dividends have been paid on the shares held by the ScottishPower ESOP and future dividends have been waived.

(g) Other post retirement benefits

   SFAS 106 "Employer's Accounting for Post-retirement Benefits other than Pensions" requires the use of a discount rate which reflects current market rates in determining the provision for post retirement benefits. U.K. GAAP permits the use of longer term discount rates.

(h) Debt and equity finance costs

   Under U.S. GAAP, as applied by regulated electricity utilities, both the cost of debt and the cost of equity applicable to domestic utility properties are capitalized during construction. Under U.K. GAAP, only interest on the debt funding attributable to capital projects may be capitalized during the period of construction.

(i) Regulatory assets

   SFAS 71 establishes U.S. GAAP for utilities whose regulators have the power to approve and/or regulate rates that may be charged to customers. Provided that, through the regulatory process, the utility is substantially assured of recovering its allowable costs by the collection of revenue from its customers, such costs not yet recovered are deferred as regulatory assets. Due to the different regulatory environment, no equivalent GAAP applies in the U.K.

   Under U.K. GAAP, regulatory assets established in accordance with SFAS 71 are recognized where they comprise rights or other access to future economic benefits which arise as a result of past transactions or events which have created an obligation to transfer economic benefit to a third party. Measurement of the past transaction or event and hence of the regulatory asset is determined in accordance with U.K. GAAP.

   Where the application of U.K. GAAP results in the non or partial recognition of an obligation compared to U.S. GAAP, any related regulatory asset is either not or partially recognized.

(j) Earnings per share

   Under U.K. GAAP, earnings per share is calculated by dividing the net profit or loss for the period by the weighted average number of shares (for basic and diluted number of shares) outstanding for the period. U.K. GAAP permits the presentation of more than one measure of earnings per share provided that all such measures are clearly explained and are given equal prominence on the face of the income statement.

   Under U.S. GAAP, earnings per share is calculated by dividing earnings from continuing operations, excluding extraordinary items, by the weighted average number of shares (for basic and diluted number of shares) outstanding for the period. U.S. GAAP permits only one measure of earnings per share as a performance measure.

   Following the adoption of Financial Reporting Standard No. 10 "Goodwill and Intangible Assets", as permitted under U.K. GAAP, ScottishPower will provide as an additional measure of underlying performance, earnings per share calculated excluding the impact of goodwill amortization, and pro forma earnings per share have been calculated on this basis. Pro forma earnings per share have also been presented using U.S. GAAP earnings which have been adjusted to exclude the impact of goodwill amortization in addition to the exclusion of the impact of windfall tax.

(k) Purchase consideration

   Under U.K. GAAP, the fair value of the purchase consideration will be determined by multiplying the number of ScottishPower ordinary shares to be issued at the time of the merger by the ScottishPower share price at the close of trading on the London Stock Exchange the day before the merger. For the purposes of the U.K. GAAP Unaudited Pro Forma Condensed Combined Financial Information, a value of (Pounds)5.17 1/2 has been used, this being the market price of ScottishPower ordinary shares as at April 27, 1999, the latest practicable date for which such information was available before the date of this proxy statement/prospectus.

   Under U.S. GAAP, the fair value of the purchase consideration will be determined by multiplying the number of ScottishPower ordinary shares to be issued at the time of the merger by an average of the ScottishPower ordinary share price for a short period before and after the announcement of the intended merger with PacifiCorp on December 7, 1998. This share price has been calculated as (Pounds)6.38 per ordinary share.

   The following statements summarize the material adjustments which reconcile the Combined Group unaudited pro forma profit/(loss) and equity shareholders' interest under U.K. GAAP to the amounts that would have been reported had U.S. GAAP been applied.

                                                          Combined Group
                                                   ------------------------------
                                                   Six months ended
                                                     September 30,     Year ended
                                                   ------------------  March 31,
                                         Note        1998      1997       1998
                                         ----      --------  --------  ----------
                                                       ((Pounds) millions)
Profit/(loss) for the period under U.K.
 GAAP..................................               194.4     (41.9)   254.8
U.S. GAAP adjustments:
  Goodwill and intangible assets.......   (a)         (42.6)    (43.1)   (86.4)
  Deferred tax.........................   (b)         (11.7)     (1.3)   (29.8)
  Pension costs........................   (c)          10.1      10.3     21.8
  Depreciation on revaluation uplift...   (d)           1.7       --       1.7
  Other post retirement benefits.......   (g)          (1.3)     (2.2)    (4.5)
  Debt and equity finance costs........   (h)          (2.0)     (2.4)    (4.3)
                                                   --------  --------    -----
                                                      148.6     (80.6)   153.3
Deferred tax effect of U.S. GAAP
 adjustments:
  Pension costs and other post
   retirement benefits.................   (c),(g)      (2.7)     (2.5)    (4.8)
                                                   --------  --------    -----
Net income/(loss) for the period under
 U.S. GAAP.............................               145.9     (83.1)   148.5
                                                   ========  ========    =====

                                                                  Combined Group
                                                                 at September 30,
                                                                       1998
                                                                 ----------------
                                                                    ((Pounds)
                                                                    millions)
Shareholders' funds under U.K. GAAP........................           5,436.5
U.S. GAAP adjustments for:
  Goodwill and intangible assets...........................  (a)      1,312.1
  Business combinations....................................  (a)      1,147.4
  Amortization of goodwill.................................  (a)        (77.1)
  Pension costs............................................  (c)        111.3
  Revaluation of fixed assets..............................  (d)      (229.0)
  Depreciation of revaluation uplift.......................  (d)          3.4
  Dividends................................................  (e)         89.9
  ESOP shares held in trust................................  (f)        (34.2)
  Other post retirement benefits...........................  (g)         (9.6)
  Debt and equity finance costs............................  (h)         23.2
  Regulatory assets........................................  (i)        382.4
  Deferred tax:                                              (b)
    Effect of U.S. GAAP adjustments........................             (30.7)
    Effect of differences in methodology...................          (1,393.3)
                                                                     --------
Stockholders' equity under U.S. GAAP.......................           6,732.3
                                                                     ========

Note 6. Earnings per ordinary/common share on a U.S. GAAP basis

                                      Combined Group
                                     -----------------
                                                 Pro    PacifiCorp ScottishPower
                                     Pro forma  forma   Historical  Historical
                                     --------- -------  ---------- -------------
                                     (Pounds)     $         $        (Pounds)
                                                         Note (a)
                                     (in millions except for per share and ADS
                                                      amounts)
Year ended March 31, 1998
Profit for the period from continu-
 ing operations applicable to
 ordinary/common shares............     148.5    243.5    210.1         129.8
Earnings for the period from con-
 tinuing operations:
Per ordinary/common share (see Note
 (b))
  Basic............................      7.95p    0.13     0.71         11.00 p
  Diluted..........................      7.90p    0.13     0.71         10.89 p
Per ADS (see Note (b))
  Basic............................      0.32     0.52      N/A          0.44
  Diluted..........................      0.32     0.52      N/A          0.44
Average number of ordinary/common
 shares outstanding
  Basic............................   1,867.1  1,867.1    296.1       1,180.1
  Assuming dilution................   1,878.9  1,878.9    296.1       1,191.9
Six months ended September 30, 1998
Profit for the period from continu-
 ing operations applicable to
 ordinary/common shares............     145.9    240.7     54.8         167.4
Earnings for the period from con-
 tinuing operations:
Per ordinary/common share (see Note
 (b))
  Basic............................      7.79p    0.13     0.18         14.13 p
  Diluted..........................      7.73p    0.13     0.18         13.98 p
Per ADS (see Note (b))
  Basic............................      0.31     0.52      N/A          0.57
  Diluted..........................      0.31     0.52      N/A          0.56
Average number of ordinary/common
 shares outstanding
  Basic............................   1,874.1  1,874.1    297.2       1,184.6
  Assuming dilution................   1,887.0  1,887.0    297.2       1,197.5
Six months ended September 30, 1997
Profit/(loss) for the period from
 continuing operations applicable
 to
 ordinary/common shares............     (83.1)  (135.5)   168.9        (132.0)
Earnings for the period from con-
 tinuing operations:
Per ordinary/common share (see Note
 (b))
  Basic............................    (4.46)p   (0.07)    0.57        (11.20)p
  Diluted..........................    (4.43)p   (0.07)    0.57        (11.09)p
Per ADS (see Note (b))
  Basic............................    (0.18)    (0.28)     N/A          0.45
  Diluted..........................    (0.18)    (0.28)     N/A          0.44
Average number of ordinary/common
 shares outstanding
  Basic............................   1,864.6  1,864.6    295.6       1,178.8
  Assuming dilution................   1,875.6  1,875.6    295.6       1,189.8

--------
   Notes:
(a) PacifiCorp historical comparative per share data are given for the year ended December 31, 1997 and for the six months ended June 30, 1998 and June 30, 1997.

(b) In accordance with U.S. GAAP, earnings per share has been presented above based on U.S. GAAP earnings of ScottishPower and the Combined Group, without adjustment for the impact of windfall tax ((Pounds)317 million for Fiscal 1998) or goodwill amortization (September 30, 1998: (Pounds)69.6 million; September 30, 1997: (Pounds)69.3 million; March 31, 1998:
    (Pounds)139.0 million).

   The inclusion of these amounts in the determination of earnings for the purposes of computation of earnings per share in accordance with U.S. GAAP decreased earnings per share as follows:

                                                        PacifiCorp
                                                        Pro Forma  ScottishPower
                                         Combined Group Equivalent  Historical
                                         ------------------------- -------------
                                            P      $        $            P
March 31, 1998
 Per ordinary/common share
  Windfall tax..........................   16.98   0.28    0.65         26.87
  Goodwill amortisation.................    7.44   0.12    0.28          2.53
 Per ADS
  Windfall tax..........................   67.92   1.12    2.60       107.48
  Goodwill amortisation.................   29.76   0.48    1.12        10.12
September 30, 1998
 Per ordinary/common share
  Windfall tax..........................     --     --      --           --
  Goodwill amortisation.................    3.71   0.06    0.14         1.27
 Per ADS
  Windfall tax..........................     --     --      --           --
  Goodwill amortisation.................   14.84   0.24    0.56         5.08
September 30, 1997
 Per ordinary/common share
  Windfall tax..........................   17.00   0.28    0.65        26.89
  Goodwill amortisation.................    3.72   0.06    0.14         1.25
 Per ADS
  Windfall tax..........................   68.00   1.12    2.60       107.56
  Goodwill amortisation.................   14.88   0.24    0.56         5.00

                         DESCRIPTION OF ORDINARY SHARES

   This section contains information relating to the ordinary shares of ScottishPower, including brief summaries of parts of ScottishPower's memorandum and articles of association and the U.K. Companies Act 1985 as amended and modified by the Companies Act 1989, in each case as currently in effect. These summaries do not purport to be complete and are qualified in their entirety by reference to the ScottishPower articles, which have been filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, and to the Companies Act 1985. Under Scots law, holders of shares in ScottishPower are bound by and are deemed to have notice of the ScottishPower articles. Except where stated, the following description applies to the ScottishPower articles and the New ScottishPower articles.

General

   The presently authorized share capital of ScottishPower consists of 1.7 billion ordinary shares of 50 pence each and one special rights non-voting redeemable preference share of (Pounds)1. As of April 27, 1999, 1,199,323,636 ordinary shares were issued and outstanding and fully paid. The ordinary shares are held in certificated and uncertificated (paperless) form. The presently authorized capital stock of New ScottishPower consists of 1,699,900,004 ordinary shares of 50p each, 49,998 limited voting redeemable shares of (Pounds)1 each, and one special rights non-voting redeemable preference share of (Pounds)1. As of April 29, 1999, four ordinary shares and 49,998 limited voting redeemable shares were issued and outstanding and fully paid. Details of the provisions of the articles relating to the special share are described under "--Limitations on Holdings" below and "Comparison of Rights of PacifiCorp Shareholders and ScottishPower Shareholders--ScottishPower Special Share".

Voting

   At a general meeting of ScottishPower, subject to the restrictions referred to under "--Restrictions on Voting" below and subject to any special rights or restrictions as to voting attached to any class of shares, on a show of hands every shareholder who is present in person and entitled to vote shall have one vote, and on a poll every shareholder who is present in person or by proxy and entitled to vote shall have one vote for every share held by each shareholder. The expression "present in person" in the articles includes a person present as the duly authorized representative of a corporate shareholder acting in that capacity.

   Unless otherwise required by the Companies Act or the articles, voting at any general meeting is by ordinary resolution. An ordinary resolution, such as a resolution for the election of directors, the declaration of a dividend, the appointment of auditors, the increase of authorized share capital or the grant of authority to allot shares, requires the affirmative vote of a majority of votes cast on the resolution by members present in person, in the case of a vote by show of hands, or present in person or by proxy, in the case of a vote by poll. A special resolution, such as a resolution amending the articles, changing the name of ScottishPower or waiving preemption rights under the Companies Act 1985, or an extraordinary resolution, such as modifying the rights of any class of shares at a meeting of the holders of the class or relating to matters concerning the liquidation of ScottishPower, requires the affirmative vote of not less than three-quarters of the votes cast on the resolution by the shareholders present in person, in the case of a vote by show of hands, or present in person or by proxy, in the case of a vote by poll. In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting is entitled to a casting vote, in addition to any other vote he may have.

   Meetings must be convened upon 21 days' notice where a special or extraordinary resolution is being proposed or where the meeting is an annual general meeting, or 14 days' notice where only ordinary or extraordinary resolutions are being proposed and the meeting is not an annual general meeting, in each case not including the date on which the notice is served or deemed to be served and the day on which the meeting is held. The practice under U.K. corporate governance guidelines is for annual general meetings to be held after at least 20 working days' notice. The quorum required to transact business at general meetings is three shareholders who are present in person or by proxy or by a duly authorized representative of a corporation and entitled to vote on the business to be transacted. In relation to the rights of holders of ADRs in respect of general meetings of ScottishPower, see also "Description of ScottishPower American Depositary Shares--"Future Proposals" and "--Voting of the Underlying Deposited Securities".

   Any general meeting may be convened at, or adjourned to, more than one place provided that persons attending at any particular place shall be able to see and hear, and be seen and heard by, persons attending at the other places at which the meeting is convened or adjourned. The meeting shall be treated as held at the place at which the chairman presides.

Restrictions on Voting

   Any person appearing to be interested in shares may be served by ScottishPower with a notice under Section 212 of the Companies Act requiring confirmation as to whether or not such person is interested in the shares, and if not holding beneficially, on whose behalf they are held and, if so, certain information with respect to such interest. The directors may by notice direct that no holder of ordinary shares shall be entitled in respect of any ordinary shares held by it to vote either personally or by proxy at a general meeting or a meeting of the holders of ordinary shares if he or any other person appearing to be interested in the shares has been served with notice under Section 212 and has failed to give ScottishPower any information required by the notice within 14 days from the date of the notice.

   A shareholder shall not be entitled to attend or vote at any general meeting of ScottishPower or meeting of the holders of separate classes of shares if amounts payable in respect of the shares held by him have not been fully paid or in the circumstances referred to under "--Limitations on Holdings" below.

Dividends and Other Distributions

   ScottishPower may, by ordinary resolution, declare dividends in accordance with the respective rights of the shareholders, provided that no dividends are payable except out of the profits of ScottishPower available for distribution under the provisions of the Companies Act and the ScottishPower articles and no dividends are payable in excess of the amount recommended by the directors. Subject to any preferential or special rights attaching to any shares of ScottishPower, all dividends are apportioned and paid pro rata according to the amounts paid on the shares during any portion or portions of the period in respect of which the dividends are paid. Interim dividends may be paid, if profits are available for distribution and if the directors so resolve. No dividend payable in respect of an ordinary share shall bear interest. The directors may, if authorized by an ordinary resolution at an annual general meeting of ScottishPower, offer any holders of ordinary shares the right to elect to receive ordinary shares, credited as fully paid, instead of cash in respect of the whole, or some part, to be determined by the directors, of any dividend specified by the ordinary resolution. Any dividend unclaimed for a period of 12 years from the date it became due for payment shall be forfeited and cease to remain owing by ScottishPower.

   If any person appearing to be interested in shares representing at least 0.25% of the nominal value of their class has failed to give ScottishPower any information required by a notice under Section 212 of the Companies Act served upon a shareholder within 14 days, the directors may direct that, except on a winding-up of ScottishPower, no payment shall be made by way of dividend and no scrip shares shall be allotted in respect of the shares. Any direction shall cease to have effect when the directors are satisfied that all the information required by the Section 212 notice has been given to ScottishPower.

   On a winding-up, the balance of the assets available for distribution after repayment of the capital paid up or credited as paid up on the special share and subject to any preferential or special rights attached to any other class of shares, shall be applied in repaying to the holders of ordinary shares the amounts paid up or credited as paid up on those shares, and any surplus assets will belong to the holders of ordinary shares in proportion to the numbers of ordinary shares held by them, having taken account of the amounts paid up or credited as paid up on those shares.

Untraced Shareholders

   ScottishPower may sell any share if, for a period of 12 years during which at least three dividends in respect of the share have been payable, no check or warrant payable in respect of the share has been cashed and no communication in respect of the share has been received by ScottishPower from the relevant shareholder or other person entitled to the share. ScottishPower must advertise notice of its intention to sell the share in a Scottish newspaper, leading London daily newspaper and a newspaper circulating in the area to which the checks and warrants were sent. Notice of the intention to sell must also be given to the London Stock Exchange.

   If no communication in respect of the share is received within a further three months, ScottishPower may sell the share in a manner as the directors think fit at the best price reasonably obtainable. ScottishPower shall be indebted to the former shareholder or other person previously entitled to the share for an amount equal to the net proceeds of sale, but no trust shall be created and no interest shall be payable in respect of the proceeds of sale.

Transfer of ScottishPower Ordinary Shares--Certificated

   Transfers of certificated shares shall be effected by a written instrument of transfer in a usual form or in any other form acceptable to the directors. The transferor is deemed to remain the holder of the shares concerned until the name of the transferee is entered in the register of members. The directors may, in their absolute discretion, decline to register a transfer of a share which is not fully paid, provided that the refusal does not prevent dealings from taking place on an open and proper basis. The directors may also refuse to register a transfer unless it is:

  . lodged and duly stamped at the registered office of ScottishPower or at such other place as the directors may appoint and is accompanied by the certificate for the shares to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer; and

  .  in respect of only one class of shares; and

  . in favor of not more than four transferees jointly, or if it is made in the circumstances described under "--Limitations on Holdings" below.

   If a shareholder or any other person appearing to be interested in certificated shares representing at least 0.25% of the nominal value of their class has been served with notice under Section 212 of the Companies Act 1985 and has failed to give ScottishPower any information required by the notice within 14 days, the directors may, by notice, direct that no transfer of any of those shares shall be registered. Any direction shall cease to have effect when the directors are satisfied that all the information required by the Section 212 of the Companies Act 1985 has been given to ScottishPower, or where the shares are transferred pursuant to a take-over offer for ScottishPower, on a stock exchange or a market outside the United Kingdom on which the ordinary shares are normally traded or in consequence of a bona fide sale to an unconnected person.

Transfer of ScottishPower Ordinary Shares--Uncertificated

   Transfers of uncertificated shares must be made in accordance with the U.K. Uncertificated Securities Regulations 1995. Consequently, in relation to uncertificated shares, it may not be possible to enforce the provisions of the articles regarding refusal to register transfers. The regulations only permit a company to refuse to register a transfer of uncertificated shares in very limited circumstances, including where an order of the court prohibits the transfer. Consequently, the articles contain provisions designed to enable ScottishPower to direct that a shareholder take specific actions to ensure that an uncertificated share is not effectively transferred in circumstances where a transfer of that share would not be registered were it in certificated form.

Variation of Class Rights and Alteration of Share Capital

   Except as the provisions of the Companies Act 1985 provide otherwise, whenever the share capital is divided into different classes of shares, as is currently the case, the class rights, as determined in accordance with Scots law, attached to any class may be varied or abrogated, whether or not ScottishPower is being wound up, either with the consent in writing of the holders of not less than three-quarters of the issued shares of the class, or with the sanction of an extraordinary resolution passed at a separate general meeting of such holders, but not otherwise. The quorum for any separate general meeting shall be two persons holding or representing by proxy at least one-third in nominal amount of the issued shares of the relevant class. Any holder of shares of the relevant class who is present in person may demand a poll and every holder shall on a poll have one vote for every share of the class held by him. Unless otherwise provided by the rights attached to any shares or class of shares, those rights shall not be deemed to be varied by the creation or issue of further shares ranking equally with, or behind, the shares. If at any time the above capital of ScottishPower is not divided into different classes, the creation or issue of shares ranking in priority to the ordinary shares would not constitute a variation of the class rights of the ordinary shares.

   Subject to the provisions of the Companies Act 1985 and without prejudice to any rights attached to any existing shares or class of shares, ScottishPower may issue shares with such rights or restrictions as it may by ordinary resolution determine or, if ScottishPower does not so determine, as the directors shall determine. Redeemable shares may be issued on the terms and in a manner as may be provided by the ScottishPower articles.

   ScottishPower may by ordinary resolution increase its share capital, consolidate and divide all or any of its share capital into shares of a larger amount, sub-divide all or any of its share capital into shares of a smaller amount or cancel any shares not taken or agreed to be taken by any person and diminish the amount of its authorized share capital by the amount of the shares so canceled.

Preemptive Rights

   The articles do not contain any preemptive rights. The Companies Act 1985 confers on shareholders, to the extent not waived or disapplied, rights of preemption in respect of equity securities that are, or are to be, issued for cash. The term "equity securities" means in relation to ScottishPower:

   . shares of ScottishPower, other than shares which, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution and shares allotted under an employee's share scheme; and

   .   rights to subscribe for or to convert into such shares.

   Under the Companies Act 1985, these provisions may be disapplied by a special resolution of the shareholders, either generally or specifically. ScottishPower currently has a general disapplication in place in respect of any future rights issue or an allotment of a number of shares equal to approximately 5% of the issued current share capital. These general disapplications are normally sought annually.

Limitations on Holdings

   The ScottishPower articles contain provisions preventing a person or persons acting in concert from owning or controlling 15% or more of the voting rights of ScottishPower. Following the privatization of ScottishPower, the Secretary of State for Scotland retained the right to hold the so-called "special share", with a nominal value of (Pounds)1 which prevents certain arrangements, including, in particular, the 15% ownership limitation referred to above, from being altered or removed without the prior written consent of the holder of the special share. The special share may only be held by a person acting on behalf of the U.K. government and entitles the holder to attend and speak at general meetings but not to vote. It is redeemable at the U.K. government's discretion at any time following consultation with ScottishPower. See "Comparison of Rights of PacifiCorp Shareholders and ScottishPower Shareholders--ScottishPower Voting Rights; Generally" and "The ScottishPower Special Share."

   Any person holding an interest, as defined in the articles, of 3% or more in any class of the company's issued share capital carrying rights to vote in all circumstances at general meetings is required to notify the company of that interest and of any percentage point change in the level of that interest.

   The articles provide that if a person has, or appears to the directors to have, an interest in shares which carry 15% or more of the total votes attaching to the relevant share capital of all classes, taken as a whole, of the company and capable of being cast on a poll or is deemed to have such an interest, the directors shall give notice to all persons who appear to the directors to have interest in the shares concerned and, if different, to the holders of those shares. The notice shall set out the restrictions referred to below and will call for the interest concerned to be reduced to less than 15% by a disposal of shares within 21 days of the giving of the notice to the holder, or a longer period as the directors consider reasonable. Until a disposal is made or the notice is withdrawn, no transfer of any of the shares to which the interest relates may be registered.

   If the notice is not complied with in all respects to the satisfaction of the directors and has not been withdrawn, the directors shall, so far as they are able, make a disposal through any officer or employee of the company and shall give written notice of the disposal to those persons on whom the notice was served. The terms of the sale, including the price, are to be determined by the directors on taking advice from professional advisers.

  Any transfer shall be as effective as if it had been executed by the holder of the transferred shares and the title of the transferee shall not be affected by any irregularity or invalidity in the proceedings relating thereto. The net proceeds of the disposal, without interest and after deduction of the expenses of sale, shall be paid to the former holder and he shall be given, if appropriate, a new certificate in respect of the balance of the shareholding, on the surrender of any certificate(s) in respect of the shares sold.

  The registered holder of shares to whom a notice referred to above has been given is not, in respect of any of the shares to which the notice relates, entitled to attend or vote at any general or class meeting of the company or to exercise any other right conferred on him by membership in relation to any meeting until the notice has been complied with to the satisfaction of the directors or withdrawn. Those rights vest in the chairman of any meeting who may exercise or refrain from exercising those rights entirely at his discretion. The directors shall inform the chairman of any meeting of any shares in respect of which the notice as referred to above has been given.

  Any resolution or determination of, or decision or exercise of any discretion or power by, the directors or by the chairman of any meeting under the above provision shall be final and conclusive and any disposal or transfer made pursuant to such provision is binding on all persons concerned and is not open to challenge. The directors shall not be required to give any reasons for any decision, determination or declaration taken or made in accordance with these provisions.

  The U.K. government is not subject to these limitations and there are exceptions for a limited category of permitted persons, principally recognized clearing houses, recognized investment exchanges, trustees of employees' share schemes and persons whose holdings are of a fiduciary, contingent or temporary nature.

   It is proposed that if the scheme of arrangement becomes effective, these limitations on holdings will be removed from the ScottishPower articles and will be inserted in the New ScottishPower articles.

Purchase of Shares

   Subject to the provisions of the Companies Act and with the sanction of a special resolution of the holders of any class of shares carrying rights to convert into equity share capital of ScottishPower, ScottishPower may purchase a percentage of its own shares. At the annual general meeting held in July 1998, the shareholders granted authority to the directors to purchase up to 119,796,734 ordinary shares. As of April 30, 1999, the directors have not exercised this authority. However, ScottishPower intends to implement a share buyback program of up to (Pounds)500 million following approval of the merger agreement by PacifiCorp's shareholders and approval of the proposal to merge by ScottishPower's shareholders but prior to consummation of the merger. The purpose of this share buyback program is to achieve an efficient capital structure for the combined group. PacifiCorp does not intend to pursue the $750 million share repurchase program that it had announced on October 23, 1998. No shares have been repurchased under that program. See "Summary--The ScottishPower Extraordinary General Meeting."

Notices

   A shareholder who has no registered address in the U.K. or who has not supplied ScottishPower with an address in the U.K. for service of notices shall not be entitled to receive notices. In some limited circumstances, ScottishPower may give notices to shareholders by advertisement in newspapers in the U.K.

The Redeemable Shares in New ScottishPower

   The holders of the redeemable shares in New ScottishPower are not entitled to participate in any of the profits of New ScottishPower. On a winding-up or other return of capital the holders of the redeemable shares are entitled, in priority to any holder of any other class of shares in New ScottishPower, other than the special share, to receive in full the amounts paid up on such shares. Subject to the provisions of the Companies Act 1985, New ScottishPower may redeem the redeemable shares at any time by notice. The holders only have voting rights in limited circumstances. New ScottishPower proposes to redeem the redeemable shares before completion of the merger. ScottishPower holds these redeemable shares of New ScottishPower.

                   DESCRIPTION OF AMERICAN DEPOSITARY SHARES

   The following is a summary of all material provisions of the Amended and Restated Deposit Agreement dated as of December 18, 1991, as amended and restated as of September 4, 1997 among ScottishPower, The Bank of New York, as depositary and the holders from time to time of ADRs issued thereunder. If the holding company structure is adopted, New ScottishPower will replace ScottishPower as a party to the deposit agreement. The deposit agreement is governed by the laws of the State of New York.

   This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the deposit agreement. Copies of the deposit agreement, the ScottishPower articles and the New ScottishPower articles are available for inspection at the principal executive office of the depositary, currently located at 101 Barclay Street, New York, New York 10286.

American Depositary Receipts

   ADRs evidencing ADSs are issuable by the depositary under the deposit agreement. Each ADR will represent a specified number of ADSs. Each ADS represents the right to receive four ordinary shares and a pro rata share in any other deposited securities (defined below) deposited with the custodian. Only persons in whose name ADRs are registered will be treated by ScottishPower and the depositary as holders or owners of ADRs.

   ADRs will be issued under the deposit agreement subject to the conditions and other provisions described under "--Deposit and Withdrawal of Deposited Securities", upon deposit with the custodian in London of ordinary shares or rights to receive ordinary shares.

Deposited Securities

   As used herein, "deposited securities" as of any time means ordinary shares at such time deposited under the deposit agreement and any and all other securities, property and cash received at any time by the depositary or the custodian in respect instead of ordinary shares, other securities, property or cash previously received by the depositary or the custodian and at such time held under the deposit agreement.

Deposit and Withdrawal of Deposited Securities

   The depositary has agreed that, upon deposit with the custodian in London of ordinary shares, accompanied by an appropriate instrument of transfer or endorsement, in a form satisfactory to the custodian, together with all certifications, payments and evidence of payments as may be required by the custodian or the depositary and a written order directing the depositary to deliver ADRs in respect of the ordinary shares, and subject to the terms of the deposit agreement, the depositary will, upon payment of the fees, charges and taxes provided in the deposit agreement, execute and deliver at the depositary's office, to or upon the order of the person or persons specified by the depositor, ADR or ADRs, registered in the name of the person or persons, evidencing the number of ADSs issuable in respect of the deposit. Every person depositing ordinary shares under the deposit agreement will be deemed to represent and warrant that the ordinary shares and each certificate therefor are validly issued and outstanding, fully paid, non-assessable and free of preemptive rights, and that the person making the deposit is duly authorized so to do. Other than ScottishPower, every person will also be deemed to represent that the deposit of ordinary shares or the sale of the ADRs issued upon the deposit is not restricted under the securities laws of the United States. In addition, such person will be deemed to represent that such ordinary shares or
ADRs:

  . are not a holding, or part of a holding, representing an "interest" as defined in the Article 51 of the ScottishPower articles, other than interests permitted by the article; and

  . are not liable to disenfranchisement or disposal by ScottishPower under either Article 50 or 51 of the ScottishPower articles.

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

   Without limitation to the foregoing, the depositary will not knowingly accept for deposit under the deposit agreement any ordinary shares which (a) if sold by the holder of the ordinary shares in the United States as defined in Regulation S, would be subject to the registration provisions of the Securities Act, unless a registration statement is in effect as to the ordinary shares or such sale would be exempt from such provisions or (b) would thereby infringe any provision of the ScottishPower articles. Without limiting the generality of the above, ordinary shares which the depositary believes have been withdrawn from a restricted ADR facility established or maintained by a depositary bank may be accepted for deposit under the deposit agreement only if the ordinary shares have been acquired in a transaction:

  .  registered under the Securities Act;

  .  in compliance with Regulation S under the Securities Act; or

  . in accordance with Rule 144 under the Securities Act and the depositary may, as a condition to accepting the deposit of the ordinary shares hereunder, require the person depositing such ordinary shares to provide it with a certificate in writing to the foregoing effect.

     The depositary will comply with written instructions of ScottishPower not to accept for deposit hereunder any ordinary shares identified in the instructions at times and under circumstances as may be specified in the instructions to facilitate ScottishPower's compliance with the securities laws of the United States.

   Subject to the terms and conditions of the deposit agreement and any limitations established by the depositary, the depositary may execute and deliver ADRs before the receipt of ordinary shares (a "pre-release"). The depositary will not make a pre-release of any ADRs unless:

  . the person to, or upon the order of, which pre-released ADR are delivered is obligated to deliver to the depositary or the custodian either (a) the same number of ordinary shares as the ordinary shares represented by the pre-released ADR or (b) ADRs representing the same number of ordinary shares as are represented by the pre-released ADR; and

  . the obligation of such person to deliver ordinary shares, or ADRs instead of the ordinary shares, is, at all times, fully collateralized with cash or United States government securities.

   Upon surrender of ADRs at the depositary's office, and upon payment of the charges provided in the deposit agreement and subject to the terms of the deposit agreement, the ScottishPower articles and the deposited securities, ADR holders are entitled to delivery at the office of the custodian in London of documents of title representing the deposited securities and, at such office of the custodian or, at the discretion of the depositary, at the depositary's office, any other property evidenced by the ADRs so surrendered. The forwarding of share certificates, other documents of title and other property, including cash, for delivery at the depositary's office is at the request, risk and expense of the ADR holder. Under General Instruction I.A.1 of Form F-6, notwithstanding any provisions of the deposit agreement or the form of ADR to the contrary, ADR holders are entitled to withdraw the deposited securities at any time subject only to:

  . temporary delays caused by closing transfer books of the depositary or ScottishPower of the deposited securities or the deposit of ordinary shares in connection with voting at a shareholders' meeting, or the payment of dividends;

  .  the payment of fees, taxes, and similar charges; and

  . compliance with any laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

Dividends, Other Distributions, Rights and Changes Affecting Deposited
Securities

   Whenever the depositary receives any cash dividends or other cash distributions by ScottishPower denominated in a currency other than U.S. dollars, it shall, to the extent that in its judgment it can convert the foreign currency on a reasonable basis into U.S. dollars and transfer the resulting amount to the United States,

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

convert the dividends and distributions into U.S. dollars and distribute the amounts to the holders of ADRs in proportion to the number of ADSs representing the deposited securities held by each of them. The amount distributed will be reduced as appropriate by any amounts required to be withheld by ScottishPower or the depositary on account of taxes. See "--Liability of Holder for Taxes" below. If the depositary determines that in its judgment any foreign currency received by it cannot be so converted and transferred, the depositary may distribute the foreign currency received by it, or in its discretion hold such foreign currency for the respective accounts of the ADR holders entitled to receive the same.

   Whenever the depositary shall receive any distribution other than cash or ordinary shares upon any deposited securities, the depositary shall cause the securities or property received by it to be distributed promptly to the ADR holders entitled to the distribution, in proportion to the number of ADSs representing the deposited securities held by each of them in any manner that the depositary may deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the depositary such distribution cannot be made proportionately among the ADR holders entitled to the distribution, or if for any other reason the depositary deems the distribution not to be feasible, the depositary may adopt a method as it may deem equitable and practicable for the purpose of effecting the distribution, including the public or private sale of the securities or property thus received, or any part the securities or properties received, and the net proceeds of any such sale shall be distributed by the depositary to the ADR holders entitled to the distribution as in the case of a distribution received in cash.

   If a distribution upon any deposited securities consists of a dividend in, or free distribution of, ordinary shares, the depositary may, in accordance with the provisions of the deposit agreement, distribute to the holders of outstanding ADRs, in proportion to their holdings, additional ADRs evidencing an aggregate number of ADSs that represent the number of ordinary shares received as a dividend or free distribution. Instead of delivering ADRs for fractional ADSs in the event of any such distribution, the depositary will sell the number of ordinary shares represented by the aggregate of such fractions and distribute the net proceeds to holders of ADRs in accordance with the deposit agreement. If additional ADRs are not so distributed, each ADS shall thereafter also represent the additional ordinary shares distributed in respect of the deposited securities represented by the ADS before the distribution.

   If ScottishPower offers or causes to be offered to the holders of deposited securities any rights to subscribe for additional ordinary shares or any rights of any other nature, the depositary will, after consultation with ScottishPower, have discretion as to the procedure to be followed in making the rights available to holders of ADRs or in disposing of the rights for the benefit of such holders and making the net proceeds available in U.S. dollars or pounds sterling to the holders, provided that the depositary will, at the request of ScottishPower, either:

  . make the rights available to holders of ADRs by means of warrants or otherwise, if the depositary determines it to be lawful and feasible; or

  . if the depositary determines that making the rights available is not lawful or feasible, or if the rights represented by the warrants or other instruments appear to be about to lapse, sell the rights or warrants or other instruments at public or private sale, at the place or places and upon the terms as the depositary may deem proper, and allocate the proceeds of such sale for the account of the holders of ADRs otherwise entitled to the proceeds upon an averaged or other practicable basis without regard to any distinctions among the holders because of exchange restrictions, the date of delivery of any ADR or otherwise.

   Such a disposal of rights may reduce the equity interest in ScottishPower of the holders of ADRs. The depositary will not be responsible for any failure to determine that it may be unlawful or not feasible to make the rights available to holders in general or any holder or holders in particular.

   Without limiting the generality of the preceding paragraph, if a registration statement under the Securities Act is required with respect to the securities to which any rights relate in order for ScottishPower to offer such

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

rights to holders of ADRs and sell the securities represented by the rights, the depositary shall not offer the rights to holders of ADRs having an address in the United States, as defined in Regulation S under the Securities Act, unless and until a registration statement is in effect or unless the offering and sale of the securities and the rights to holders are exempt from registration under the Securities Act.

   If the depositary determines that any distribution in property, including ordinary shares or rights to subscribe therefor, is subject to any tax or governmental charge that the depositary is obligated to withhold, the depositary may dispose of all or a portion of the property in amounts and in a manner, by public or private sale, as the depositary deems necessary and practicable, and the depositary will distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the ADR holders entitled to the proceeds.

   Upon any change in par value, split-up, consolidation or any other reclassification of deposited securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting ScottishPower or to which ScottishPower is a party, any securities which shall be received by the depositary or the custodian in exchange for, in conversion of, or in respect of, deposited securities shall be treated as new deposited securities under the deposit agreement, and ADSs shall then represent the right to receive the new deposited securities so received, unless additional ADRs are delivered or unless the depositary calls for the surrender of outstanding ADRs to be exchanged for new ADRs.

Record Dates

   Whenever any cash dividend or other cash distribution shall become payable, or any distribution other than cash shall be made, or whenever rights shall be issued, with respect to the deposited securities, or whenever the depositary shall receive notice of any meeting of holders of deposited securities, the depositary shall, after consultation with ScottishPower, fix a record date, which date shall, to the extent practicable, be the same as the record date fixed by ScottishPower for the determination of the holders of ADRs who shall be entitled to receive a dividend, distribution or rights, or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any meeting, subject to the provisions of the deposit agreement.

Voting of the Underlying Deposited Securities

   Upon receipt of notice of any meeting of holders of ordinary shares or other deposited securities, the depositary shall, as soon as practicable thereafter and to the extent permitted by law, mail notice of the meeting to the holders of ADRs. The holders of ScottishPower ADRs at the close of business on the date specified by the depositary are entitled under the deposit agreement, subject to any applicable provisions of law, the ScottishPower articles and the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the deposited securities represented by the ADSs evidenced by their respective ADRs. The depositary has agreed that it will endeavor, insofar as practicable, to vote or cause to be voted the deposited securities so represented in accordance with any written instructions of holders of ADRs. The depositary has agreed not to vote the deposited securities so represented unless it has received the written instructions from the holders of ADRs. See also "--Future Proposals."

Disclosure of Interests; Limitations on Shareholdings

   Each holder of an ADR agrees that the holder is bound by, and subject to, the ScottishPower articles and that the holder will provide within the prescribed time period the information as ScottishPower may request in a disclosure notice given under the ScottishPower articles and the Companies Act. Failure of a holder to provide in a timely fashion the information requested in any disclosure notice may result in the suspension of certain rights in respect of the holder's ADSs, including:

  .  voting rights in respect of the ordinary shares represented by the ADSs;
     and

  . if the ADSs represent ordinary shares which, together with all other ordinary shares in which the holder has an interest, represent 0.25% or more of the ordinary shares of ScottishPower, the right to transfer the ordinary shares and the right to receive dividends and other distributions in respect of the ordinary shares.

   Each ADR holder agrees to comply with the provisions of the ScottishPower articles and the Companies Act with regard to notification to ScottishPower of interests in ordinary shares, which include provisions requiring a ADR holder to disclose within a prescribed period of time (currently two days) interests in ordinary shares equal to or in excess of the specified percentage (currently 3%) of the ordinary shares.

   If, to the knowledge of the directors of ScottishPower, a person has, or appears to have, an interest in ADSs representing ordinary shares which, together with all other ordinary shares in which the person has an interest, represent 15% or more of the ordinary shares of ScottishPower (a "Relevant Holder"), the directors of ScottishPower are required to serve on the Relevant Holder a written notice under the ScottishPower articles requiring disposal within 21 days of the giving of the notice (or such longer period as the directors considered reasonable) of the number of ordinary shares and/or ADSs of the Relevant Holder representing ordinary shares the disposal of which would cause such Relevant Holder to cease to be a Relevant Holder. If the depositary or the custodian (or the nominee of either) as registered holder of any ordinary shares receives a required disposal notice, it shall forward a copy of the notice to each Relevant Holder specified in the notice. Each ADR holder acknowledges and agrees that it will comply with the terms of any required disposal notice it receives.

   A Relevant Holder on whom a required disposal notice has been served will not, until such time as the required disposal notice has been withdrawn or complied with to the satisfaction of ScottishPower, be entitled to attend or vote at any general meeting of ScottishPower or any meeting of holders of ordinary shares of ScottishPower. If the depositary receives a required disposal notice from ScottishPower, then until such time as the required disposal notice has been withdrawn or complied with, the depositary will not, except in the case of a required disposal notice, register any transfer of the ADRs relating to the ordinary shares referred to in the required disposal notice (the "Relevant ScottishPower ADRs") and the depositary will deny the Relevant Holder the voting rights attaching to the Relevant ScottishPower ADRs.

   If (1) a Relevant Holder surrenders any Relevant ScottishPower ADRs for the purposes of transfer and withdrawal of all or part of the deposited securities represented thereby, (2) the required disposal notice relating to the relevant ADRs has not been withdrawn by ScottishPower and (3) ScottishPower has not notified the depositary that a required disposal has been made by or on behalf of the Relevant Holder, then, as soon as practicable after delivery to or upon the order of such Relevant Holder of the deposited securities, the depositary will notify ScottishPower that the delivery was made (and to whom it was made) and provide all reasonably necessary identifying information in respect of any the deposited securities so delivered.

   If a Relevant Holder fails to comply with the terms of any disposal notice served on it, the directors of ScottishPower, so far as they are able, are required to procure a disposal of the ordinary shares underlying the Relevant ScottishPower ADRs under the ScottishPower articles. If any ordinary shares underlying the Relevant ScottishPower ADRs are so disposed of, such ScottishPower ADRs shall thereafter represent only the right to receive any cash received by the depositary in respect of the disposition (without any liability for interest thereon), less any taxes or expenses incurred or paid in selling the ordinary shares or in distributing the cash to the Relevant Holder. Upon surrender of an ADR evidencing the ADSs, the Relevant Holder shall be entitled to withdraw the cash and, to the extent the ADR evidences ADSs other than those relating to excess shares, the deposited securities represented by the ADSs.

   Any holder of a ADR holding through a nominee should be aware that the nominee may be required to provide ScottishPower with certain information as to the identity of the nominee's beneficial holders and that, to the extent that the nominee does not provide the information, the holders may be deemed to be in violation of the provisions regarding restrictions on ownership and voting referred to above. In addition to the direct effects described above, application of the provisions may have other adverse effects on ADR holders. The required disposal or forced sale of ordinary shares or ADSs in which Relevant Holders have interests could adversely affect the market price of ordinary shares and ADSs.

   Except to the extent (if at all) provided in the ScottishPower articles, ScottishPower will not be under any obligation to give, modify or withdraw a required disposal notice or to give any instructions to the depositary or the custodian in connection with any of the foregoing, and ScottishPower will not have any liability whatsoever to any person in respect of any of the foregoing. Any resolution or determination of, or decision or exercise of any discretion or power by, ScottishPower, its directors, the depositary or the custodian, under the deposit agreement or under the ScottishPower articles with respect to the limitation on holdings described in this proxy statement/prospectus, any disposal of ordinary shares or otherwise, will be final, conclusive and binding on any holder of ADRs thereby affected and all other persons concerned and will not be open to challenge, whether as to its validity or otherwise, on any ground whatsoever. Neither ScottishPower, the depositary nor the custodian will have any liability whatsoever to any person in respect thereof, or be required to give any reason for any decision, determination or declaration taken or made with respect thereto.

   The provisions of the ScottishPower articles regarding limitations on shareholdings described above may be amended or deleted only by special resolution of the shareholders of ScottishPower and will not expire automatically upon the redemption of the special share of ScottishPower. Such redemption may occur at any time, but only by action of the Secretary of State for Scotland. See "Description of Ordinary Shares--Limitations On Holdings."

Reports and Other Information

   The depositary will make available for inspection by ADR holders at the depositary's office and any other designated transfer office any reports and communications received from ScottishPower which are both:

  . received by the depositary or the custodian or the nominee of either as the holder of the deposited securities; and

  . made generally available to the holders of the deposited securities by ScottishPower.

   The depositary will also mail or, when requested by ScottishPower, otherwise make available to ADR holders, copies of such reports and communications as provided in the deposit agreement.

Resignation and Removal of Depositary

   The depositary may resign or may be removed by ScottishPower under the deposit agreement at any time.

   No resignation or termination of the appointment of the depositary under the deposit agreement will take effect until a new depositary has been appointed by ScottishPower on substantially the terms set out in the deposit agreement. Notice of the change of the depositary will be given to the holders of ADRs within 30 days of the appointment of the successor depositary thereunder.

Amendment and Termination of the Deposit Agreement

   ScottishPower and the depositary may at any time, upon agreement, amend any provision of the deposit agreement or the ADRs issued under the deposit agreement. Any amendment to the deposit agreement which imposes or increases any fees or charges, other than the fees of the depositary for the execution and delivery or the cancellation of ADRs referred to below, taxes or other governmental charges, or which otherwise prejudices any substantial existing right of ADR holders, will not take effect as to outstanding ADRs until the expiration of three months after notice of the amendment has been given to the holders of outstanding ADRs; provided, however, that the parties to the deposit agreement, including ADR holders, agree that any amendments which (1) are reasonably necessary, as agreed by ScottishPower and the depositary, in order for ADSs or ordinary shares to be traded solely in electronic book-entry form and (2) do not impose or increase any fees or charges to be borne by holders, shall be deemed not to prejudice any substantial rights of holders. Every holder of a ADR at the time such amendment so becomes effective will be deemed by continuing to hold such ADR to consent and agree to the amendment and to be bound by the deposit agreement or the ADR, or both of them, as applicable, as amended thereby. In no event shall any amendment impair the right of any ADR holder to surrender the ADRs held by the holder and receive the deposited securities represented by the ADRs, except to comply with mandatory provisions of applicable law.

   Whenever so directed by ScottishPower, the depositary will terminate the deposit agreement by mailing notice of the termination to the record holders of all ADRs then outstanding at least 30 days before the date fixed in notice for termination. The depositary may terminate the deposit agreement if, at any time 90 days after the depositary shall have delivered to ScottishPower a written notice of its election to resign, a successor depositary shall not have been appointed.

   If any ADRs remain outstanding after the date of termination of the deposit agreement, the depositary thereafter will discontinue the registration of transfers of ADRs, will suspend the distribution of dividends to the holders of ADRs and will not give any further notices or perform any further acts under the deposit agreement, except:

   . the collection of dividends and other distributions pertaining to the deposited securities;

   .  the sale of rights and property as provided in the deposit agreement; and

  . the delivery of deposited securities, together with any dividends or other distributions received with respect to the ADRs and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs.

   At any time after the expiration of two years from the date of termination, the depositary may sell the deposited securities and hold uninvested the net proceeds, together with any other cash then held, unsegregated and without liability for interest, for the pro rata benefit of the holders of the ADRs that have not been surrendered and without liability for interest, for the pro rata benefit of the holders of the ADRs that have not been surrendered, the holders thereupon becoming general creditors of the depositary with respect to the net proceeds.

Future Proposals

   ScottishPower has agreed to include for consideration at its 2000 annual general meeting by its shareholders and, subject to the ScottishPower Board of Director's fiduciary duties, to recommend a special resolution to amend the ScottishPower articles to provide, to the extent reasonably possible, that record holders of ADRs will be entitled to attend, vote and speak at any general meeting of holders of ordinary shares. It is intended that the amendments to be proposed will provide for the appointment of multiple proxies by approved depositaries, for such proxies themselves to be able to appoint a proxy, for the holding of special and extraordinary resolution on a poll and for certain other minor amendments to the ScottishPower articles.

   In addition, ScottishPower has agreed to use its commercially reasonable efforts to amend the deposit agreement to provide holders of ADRs with the right to:

   .  participate in rights offerings;

  . attend, speak at, call for a poll at and examine documents made available at ScottishPower shareholder meetings;

   .  instruct the depositary to vote its ADSs in a particular fashion;

  . generally be counted individually as present and/or voting with respect to resolutions adopted at ScottishPower shareholder meetings; and

  . decide at ScottishPower shareholder meetings how to vote on particular resolutions, in each case on the same basis as the holders of ordinary shares.

   Any amendments to the deposit agreement relating to attendance, speaking and voting at general meetings would depend, for their effectiveness, upon the changes to the ScottishPower articles referred to above having been made.

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

Charges of Depositary

   The depositary may charge the party to whom ADRs are delivered against deposits of ordinary shares up to $5.00 for each 100 ADSs or portion thereof evidenced by the ADRs issued, and the depositary may charge the party surrendering ADRs, including any party surrendering ADRs after termination of the deposit agreement, for delivery of deposited securities up to $5.00 for each 100 ADSs evidenced by the ADRs surrendered. With the exception of the charges and expenses set out in the deposit agreements as being payable by the holders of the ADRs, all other charges and expenses of the depositary will be paid by ScottishPower or the depositary as provided in the deposit agreement.

Liability of Holder for Taxes

   Any tax, duty or other governmental charge, including, without limitation, any stamp tax, or expense payable by the custodian, the depositary or the nominee of either as the registered holder of any deposited securities underlying any ADR will be payable by the holder of the ADR who will pay the required amount to the depositary. The depositary may refuse to effect registration of transfer of the ADR or any transfer and withdrawal of deposited securities underlying such ADR until the payment is made, and may withhold any dividends or other cash distributions constituting deposited securities underlying the ADR or may sell for the account of the holder of the ADR any part or all of the other deposited securities underlying the ADR and may apply the cash or the proceeds of any sale in payment of any such tax, duty or other governmental charge or expense (and any taxes or expenses arising out of the sale), the holder of the ADR remaining liable for any deficiency.

General

   Neither the depositary nor ScottishPower nor its directors will be liable to the holders of ScottishPower ADRs if prevented or delayed by law or by reason of any provision, present or future, of the ScottishPower articles, the deposited securities or any circumstances beyond its control from performing its obligations under the deposit agreement. The obligations of ScottishPower and the depositary under the deposit agreement are expressly limited to using reasonable efforts and good faith in the performance of their respective obligations under the deposit agreement.

   The ADRs are transferable on the books of the depositary, provided that the depositary may close the transfer books at any time or from time to time, after consultation with ScottishPower, when deemed expedient by it in connection with the performance of its duties or at the request of ScottishPower. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or withdrawal of deposited securities, the depositary or the custodian may require payment of a sum sufficient to reimburse it for any tax, duty or other governmental charges, including, without limitation, any amounts in respect of applicable stamp taxes payable by a holder in accordance with the deposit agreement, and any share transfer or registration fee and payment of any applicable fees payable by the holders of ADRs. The depositary may refuse to deliver ADRs, to register the transfer of any ADR or to make any distribution of, or related to, deposited securities until it or the custodian has received such proof of citizenship, residence, exchange control approval or other information as it may deem necessary or proper or as ScottishPower may require by written request to the depositary or the custodian. The delivery, transfer and surrender of ADRs generally may be suspended during any period when the transfer books of the depositary are closed, or if any the action is deemed necessary or advisable by the depositary or ScottishPower, at any time or from time to time because of any requirement of law or of any government or governmental body or commission.

   The depositary will keep books, at its transfer office in the Borough of Manhattan, The City of New York, for the registration and transfer of ADRs that at all reasonable times will be open for inspection by the holders of ADRs and ScottishPower; provided, however, that the inspection shall not be for the purpose of communicating with holders of ADRs in the interest of a business or object other than the business of the group or a matter related to the deposit agreement, the ADRs, the ordinary shares or the ScottishPower articles.

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

                COMPARISON OF RIGHTS OF PACIFICORP SHAREHOLDERS
                         AND SCOTTISHPOWER SHAREHOLDERS

   As a result of the merger, holders of PacifiCorp common stock will receive either (a) ordinary shares or (b) ADSs, each of which represents four ordinary shares. ScottishPower is a public limited company incorporated under the laws of Scotland. PacifiCorp is a corporation organized under the laws of the State of Oregon. The following is a summary of material differences between the rights of PacifiCorp shareholders and the rights of ScottishPower shareholders arising from the differences between the corporate laws of the State of Oregon and Scotland, the governing instruments of the two companies, and as a result of London Stock Exchange requirements. For information as to where the governing instruments of ScottishPower may be obtained, see "Where You Can Find More Information."

   Rights attaching to ordinary shares underlying the ADSs are exercisable only by the depositary, as the registered holder of those shares. Rights as between the depositary and holders of the ADSs are set out in the deposit agreement. For further details, including details of future proposals in relation to ADSs, see "Description of American Depositary Shares."

Limitations on Enforceability of Civil Liabilities Under U.S. Federal Securities Laws

   ScottishPower is and will continue to be a Scottish company. Most of ScottishPower's directors and officers and some of the experts named in this proxy statement/prospectus are residents of the U.K. and not the U.S. In addition, following the merger, a majority of ScottishPower's directors and officers will be residents of the U.K. and not the U.S. A large portion of the assets of ScottishPower are and, after consummation of the merger, will be located outside of the U.S., although ScottishPower will indirectly have very substantial assets in the U.S. As a result, it may be difficult for investors to effect service within the U.S. upon persons located outside the U.S. or to enforce in U.S. courts or outside the U.S. judgments obtained against persons in U.S. courts, or to enforce in U.S. courts judgments obtained against such persons in courts in jurisdictions outside the U.S., in each case, in any action, including actions predicated upon the civil liability provisions of U.S. securities laws. ScottishPower believes that there may be doubt as to the enforceability against persons in the U.K., whether in original actions or in actions for the enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon the laws of the U.S., including its federal securities laws. Unlike directors and officers of PacifiCorp presently, directors and officers of ScottishPower, a foreign private issuer under the Securities Exchange Act, will not be subject to rules under the Securities Exchange Act that under certain circumstances would require directors and officers to forfeit to ScottishPower any "short swing" profits realized from purchases and sales, as determined under the Securities Exchange Act and the rules thereunder, of ScottishPower equity securities.

Proxy Statements and Reports

   Under Section 14(a) of the Securities Exchange Act and the rules enacted pursuant to Section 14(a) (the "Proxy Rules"), PacifiCorp is required to comply with notice and disclosure requirements relating to the solicitation of proxies in respect of shareholder meetings. As a foreign private issuer, ScottishPower is not subject to the Proxy Rules. However, ScottishPower is, and will be, subject to notice and disclosure requirements under the U.K. Financial Services Act 1986, the Companies Act 1985 and the Listing Rules of the London Stock Exchange. As a foreign private issuer with securities listed on the New York Stock Exchange and registered under Section 12 of the Securities Exchange Act, ScottishPower will also be required under the Securities Exchange Act to publicly file with the SEC and the New York Stock Exchange, as the case may be, annual reports and other information.

PacifiCorp Voting Rights; Generally

   The issued and outstanding capital stock of PacifiCorp consists of the PacifiCorp common stock and three classes of preferred stock: the 5% preferred stock, the serial preferred stock and the no par serial preferred stock. The holders of the 5% preferred stock, the serial preferred stock and the PacifiCorp common stock are entitled to one vote for each share held on matters presented to shareholders generally. The holders of the no

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par serial preferred stock are entitled to the voting rights set forth in the
PacifiCorp articles upon creation of each series of no par serial preferred stock. During any periods when dividends on any class of PacifiCorp preferred stock are in default in an amount equal to four full quarterly payments or more, the holders of all classes of PacifiCorp preferred stock, voting as one class separately from the holders of PacifiCorp common stock, have the right to elect a majority of the full PacifiCorp Board of Directors. No PacifiCorp preferred stock dividends are in arrears at the date of this proxy statement/prospectus.

   None of PacifiCorp's outstanding shares of capital stock has cumulative voting rights, which means that the holders of more than 50% of all outstanding shares entitled to vote for the election of PacifiCorp directors can elect 100% of the directors if they choose to do so, and, in such event, the holders of the remaining less than 50% of the shares will not be able to elect any person or persons to the PacifiCorp Board of Directors. Nominees who receive the most votes by shareholders are elected directors. A quorum consists of a majority of the shares entitled to vote, unless otherwise required by law.

   See "--Annual Meeting of Shareholders" for a discussion of who may call meetings of shareholders of PacifiCorp.

ScottishPower Voting Rights; Generally

   Under Scots law, the voting rights of shareholders are governed by a company's articles of association, subject to the statutory rights of shareholders, including the right to demand a poll (a vote by the number of shares held) at a general meeting. Each shareholder present in person and entitled to vote at a general meeting has one vote on a show of hands and, on a poll, one vote for every share held by him. The ScottishPower articles provide that a poll may be demanded by:

  .the Chairman of the meeting; or

  .by at least five shareholders present in person or by proxy and having the right to vote at the meeting; or

  .by any shareholder or shareholders representing at least 10% of the voting rights of all shareholders having the right to vote at the meeting or by any shareholder or shareholders holding shares conferring a right to vote at the meeting on which the aggregate sum paid up on the shares is equal to not less than 10% of the total sum paid upon all the shares conferring the right to vote.

See "Description of American Depositary Shares--Future Proposals" for information concerning proposed changes to the voting rights of ScottishPower shareholders.

   Cumulative voting is essentially unknown under Scots law. Under Scots law, two shareholders present in person constitute a quorum for purposes of a general meeting, unless the company's articles of association specify otherwise. The ScottishPower articles specify that three shareholders present in person or by proxy or by a duly authorized representative of a corporation and entitled to vote constitute a quorum. See "Description of Ordinary Shares-- Voting" and "Description of American Depositary Shares--Future Proposals."

   Under the ScottishPower articles, if a person, other than specified permitted persons, including the depositary, has, or appears to the ScottishPower Board of Directors to have, an interest, except those of a nominee or custodian trustee, in ordinary shares which carry the right to cast 15% or more of the total votes attaching to the entire share capital of ScottishPower, such person is not entitled to attend or vote at any general meeting of shareholders of ScottishPower or to exercise any other right conferred by ownership of the ordinary shares in relation to any such meeting, and the right to attend, to speak and to demand and vote on a poll which would have attached to the ordinary shares shall vest in the chairman of the meeting, in whose complete discretion the ordinary shares may be voted. Such rights will not reattach to the ordinary shares until the ScottishPower Board of Directors is satisfied that the person has disposed of a sufficient amount of ordinary shares. See "Description of Ordinary Shares--Voting."

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The ScottishPower Special Share

   The U.K. Government (through the Secretary of State for Scotland) holds a special rights non-voting redeemable preference share, which is redeemable at par ((Pounds)1) only at the option of the Secretary of State for Scotland. ScottishPower may not redeem the special share unless requested to do so by the Secretary of State for Scotland. The special share, which may only be held by the U.K. government, does not carry any rights to vote at general meetings, but does entitle the holder to receive notice of, attend and speak at general meetings. The articles specify matters, in particular the alteration of specified provisions of the articles including the provision relating to limitations which prevent a person from owning or having an interest in 15% or more of ScottishPower voting shares require the written consent of the holder of the special share. The U.K. government, as holder of the special share, does not have a right to appoint or nominate directors to the ScottishPower Board of Directors.

   If the holding company structure is adopted, the special share in ScottishPower will be cancelled and replaced by an equivalent special share in New ScottishPower, which will be issued to the Secretary of State for Scotland. The New ScottishPower special share will have the same rights as the special share in ScottishPower, together with additional consent rights specified in the articles, the purpose of which will be to ensure that no persons other than New ScottishPower will be able to own or have an interest in more than 15% in aggregate of the ScottishPower voting shares without the Secretary of State's consent.

Shareholder Action by Written Consent

   Under Oregon law and the PacifiCorp bylaws, PacifiCorp shareholders may act by written consent instead of a meeting only if, before the action, all shareholders entitled to vote on the action sign a written consent setting forth the action. However, if notice is required by law to be given to non-voting shareholders and the action is taken by unanimous consent of the voting shareholders, the action is not effective unless, at least 10 days before the action is taken, the non-voting shareholders have been given the notice.

   Under Scots law, a company's articles of association may provide that a resolution in writing executed by or on behalf of each shareholder who would have been entitled to vote upon it if it had been proposed at a general meeting at which he was present will be as valid and effectual as if it had been passed at a general meeting properly convened and held. Such a written resolution requires the unanimous consent of all such shareholders entitled to attend and vote. The ScottishPower articles do not contain such a provision.

Shareholder Proposals and Shareholder Nominations of Directors

   PacifiCorp shareholders wishing to present proposals for action at an annual or other meeting of shareholders must do so in accordance with the PacifiCorp bylaws and the Proxy Rules. A shareholder must give timely notice of the proposed business to the Corporate Secretary of PacifiCorp. To be timely, a shareholder's notice must be in writing, delivered to or mailed and received at the principal executive offices of PacifiCorp not less than 60 days nor more than 90 days before the meeting; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the meeting is given or made, notice by the shareholder, to be timely, must be received no later than the close of business on the tenth day following the earlier of the day on which the notice of the date of the meeting was mailed or public disclosure was made. For each matter the shareholder proposes to bring before the meeting, the notice to the Corporate Secretary must include:

  . a brief description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting;

   .  the name and address of the shareholder proposing the business;

   . the class and number of PacifiCorp shares which are beneficially owned by the shareholder; and

  .  any material interest of the shareholder in the business.

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  If the shareholder is not a shareholder of record at the time of giving the notice, the notice must be accompanied by appropriate documentation of the shareholder's claim of beneficial ownership. The officer presiding at the shareholders meeting may, if in the officer's opinion the facts warrant, determine that business was not properly brought before the meeting in accordance with the PacifiCorp bylaws. If the officer does so, such officer shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

   PacifiCorp shareholders wishing to directly nominate candidates for election to the PacifiCorp Board of Directors must do so in accordance with the PacifiCorp bylaws by giving timely notice in writing to the Corporate Secretary of PacifiCorp. The notice must set forth:

   .  as to each person whom the shareholder proposes to nominate

    (1) all information relating to the person that is required to be disclosed in proxy solicitations pursuant to the Proxy Rules and

    (2) the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected; and

  .  as to the shareholder giving the notice,

    (1)the name and address of the shareholder and

    (2)the class and number of PacifiCorp shares which are beneficially owned by the shareholder.

If the shareholder is not a shareholder of record at the time of giving the notice, the notice must be accompanied by appropriate documentation of the shareholder's claim of beneficial ownership. No person is eligible to serve as a director of PacifiCorp unless nominated in accordance with the procedures under the PacifiCorp bylaws. The officer presiding at the meeting may, if in the officer's opinion the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the PacifiCorp bylaws. If the officer does so, the officer will so declare to the meeting and the defective nomination will be disregarded.

   Under Scots law, shareholders may requisition a resolution, including a resolution to appoint a director-- see "--Vacancies on the Board of Directors" below, to be voted on at a general meeting if:

  . the requisition is made by the holders of shares which represent not less than one twentieth of the voting rights of all shareholders having at the date of the requisition a right to vote at the meeting to which the requisition relates; or

  . the requisition is made by not less than 100 shareholders holding shares on which there has been paid up an average sum, per shareholder, of not less than (Pounds)100.

The requisition must be deposited at the company's registered office not less than six weeks before the general meeting to which it relates. At a general meeting, a resolution to appoint two or more directors by a single resolution may not be proposed unless a resolution approving that it may be proposed is passed by the general meeting with no dissenting votes.

   The ScottishPower articles provide that a person, other than a retiring director or a person recommended by the board, is only eligible for election to the ScottishPower Board of Directors by shareholders at a general meeting if a shareholder who is qualified to attend and vote at that meeting directly nominates that other person by written notice to ScottishPower signed by the shareholder and by the nominee, and giving details in relation to the proposed director.

Sources and Payment of Dividends

   Oregon law provides that, subject to any restrictions contained in the articles of incorporation, an Oregon corporation may make a distribution to its shareholders unless, after giving effect to the distribution, which is defined to include a repurchase of shares, (a) the corporation would not be able to pay its debts as they become due in the usual course of business or (b) the corporation's total assets would be less than the sum of its total

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liabilities plus the amount that would be needed for preferential rights upon dissolution. The board of directors of an Oregon corporation may base a determination that a distribution is not prohibited either on the corporation's financial statements prepared on the basis of accounting practices and principles that are reasonable under the circumstances, on a fair valuation, or other method that is reasonable under the circumstances.

   The PacifiCorp articles provide that each class of PacifiCorp preferred stock is entitled, equally with each other class and in preference to the PacifiCorp common stock, to accumulate dividends at the rate or rates, which may be subject to adjustment, determined in accordance with the PacifiCorp articles at the time of creation of each series. Subject to the prior rights of each class of PacifiCorp preferred stock and to the rights of any other classes of preferred stock subsequently authorized, the PacifiCorp common stock alone is entitled to all dividends other than those payable in respect of each class of PacifiCorp preferred stock.

   Under Scots law, a company may pay dividends, only out of its distributable profits and not out of share capital, which includes share premiums. Amounts credited to the share premium account, representing the excess of the consideration for the issue of shares over the aggregate par value of the shares, may not be paid out as cash dividends but may be used, among other things, to pay up unissued shares which may then be distributed to shareholders in proportion to their holdings. In addition, a public company, such as ScottishPower, may make a distribution at any time only if, at that time, the amount of its net assets is not less than the aggregate of its issued and paid up share capital and undistributable reserves. ScottishPower has historically paid two dividends per year. The ScottishPower Board of Directors has the power under the ScottishPower articles to declare and pay interim dividends or, in the case of New ScottishPower, any dividends. Subject to any preferential rights attached to any class of shares, the ordinary shares are entitled to all dividends paid by ScottishPower. See "--Preferred Stock and Preference Stock" and "Description of Ordinary Shares--Dividends and Other Distributions."

Rights of Purchase and Redemption

   Under Oregon law , the repurchase and redemption of stock by an Oregon corporation are subject to the same limitations as payment of dividends. See "--Sources and Payment of Dividends." However, the PacifiCorp articles require that if PacifiCorp purchases any of its outstanding stock subject to redemption, the price paid therefor shall not exceed the price at which it is redeemable.

   Under Scots law and its articles, ScottishPower may issue redeemable shares. A Scottish company may purchase its own shares, including any redeemable shares, if so authorized by its articles of association and provided that the purchase has been previously approved by an ordinary resolution of its shareholders, in the case of an on-market purchase, which approval may be general or specific, or a special resolution, in the case of an off-market purchase. The shares may be redeemed or repurchased only if fully paid and, in the case of public companies such as ScottishPower, only, subject as provided below, out of distributable profits or the proceeds of a new issue of shares issued for the purpose of the repurchase or redemption. The ScottishPower articles do permit the purchase of its own shares. As with many other companies listed on the London Stock Exchange, ScottishPower customarily seeks an annual special resolution generally to approve on-market purchases subject to specified limitations. When a company purchases its own shares wholly out of profits, an amount equal to the nominal amount of the share purchased and subsequently cancelled must be transferred to the capital redemption reserve, which is generally treated as paid-up share capital. In addition, any amount payable by the company on purchase of its shares in excess of the par value may be paid out of the proceeds of a fresh issue of shares up to an amount equal to whichever is the lesser of the aggregate of the original premiums received by the company on the issue of those shares or the amount of the company's share premium account as at the time of the repurchase including any sum transferred to that account in respect of premiums on the new issue. The London Stock Exchange, on which the ordinary shares are listed, usually requires that on-market purchases of 15% or more of a company's equity share capital pursuant to a general shareholder authority must be made by way of either a tender or partial offer to all shareholders, and in the case of a tender

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offer, at a stated maximum or fixed price. Purchases pursuant to a general shareholder authority below the 15% threshold may be made through the market in the ordinary way provided that the price may not usually be more than 5% above the average of the middle market quotations taken from the Daily Official List of the London Stock Exchange for the five business days before the purchase date.

Regulation Under Public Utility Holding Company Act of 1935

   Following completion of the merger, ScottishPower will be the holding company of PacifiCorp, a public utility company. Therefore, both ScottishPower and PacifiCorp will be subject to regulation under the 1935 Act. This regulation may affect ScottishPower's and PacifiCorp's ability to issue, sell, purchase or repurchase securities, pay dividends or engage in affiliate transactions. See "The Merger--Regulatory Matters" above.

Special Meeting of Shareholders

   The PacifiCorp bylaws provide that special meetings of shareholders may be called by the Chairman of the Board, the President or the PacifiCorp Board of Directors. In addition, the Chairman of the Board shall call a special meeting of the shareholders if the holders of not less than one-tenth of all the outstanding votes of PacifiCorp entitled to be cast on any issues proposed to be considered at the meeting sign, date and deliver, to the Corporate Secretary, a written demand for the meeting describing the purposes for which it is to be held. Moreover, the business permitted to be conducted at any special meeting of shareholders is limited to the business specified in the notice of the meeting.

   Under Scots law, an extraordinary general meeting of shareholders may be called by the board of directors or, notwithstanding any provision to the contrary in a company's articles of association, by a requisition of shareholders holding not less than one-tenth of the paid-up capital of the company carrying voting rights at general meetings. An ordinary resolution requires 14 clear days' notice. An extraordinary resolution (as defined below) also requires 14 clear days' notice. A special resolution requires 21 clear days' notice. Extraordinary resolutions are relatively unusual and are confined to matters out of the ordinary course of business such as a proposal to wind up the affairs of the company. Special resolutions generally involve proposals to change the name of the company, to alter its capital structure, to change or amend the rights of shareholders, to permit the company to issue new shares for cash without applying the shareholders' pre-emptive rights, to amend the company's objects (purpose) clause in its memorandum of association, to amend the company's articles of association, or to carry out certain other matters where either the company's articles of association or the Companies Act 1985 prescribe that a special resolution is required. All other proposals relating to the ordinary course of the company's business, such as the election of directors, would be the subject of an ordinary resolution. An annual general meeting requires 21 clear days' notice, although best practice under certain U.K. corporate governance guidelines would be to give at least 20 working days' notice.

Dissenters' Rights

   Under Oregon law, with certain exceptions, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of a merger, stock exchange, sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, or certain specified charter amendments. Under Oregon law, unless the articles of incorporation of an Oregon corporation provide otherwise (which the PacifiCorp articles do not), dissenters' rights do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the Nasdaq as a National Market System issue on the record date for the meeting of shareholders at which the corporate action giving rise to dissenters' rights is to be approved. PacifiCorp's common stock is listed on the New York Stock Exchange and the Pacific Stock Exchange and, therefore, PacifiCorp common stock holders have no dissenters' rights of appraisal with respect to the merger. As to the dissenters' rights of the holders of PacifiCorp preferred stock, see "The Merger--Dissenters' Rights."


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   Scots law does not generally provide for dissenters' rights. However, see
"--Shareholders' Voting Rights on Certain Transactions" and "--Shareholders' Suits" below.

Pre-emptive Rights

   The PacifiCorp articles expressly eliminate pre-emptive rights in accordance with Oregon law.

   Under Scots law, the issue for cash of equity securities or rights to subscribe for or convert into equity securities must be offered in the first instance to the existing equity shareholders in proportion to the respective nominal values of their holdings, unless a special resolution has been passed in a general meeting of shareholders disapplying (whether generally or specifically) this requirement. As is the custom of many companies listed on the London Stock Exchange, at its annual general meeting each year, ScottishPower proposes a resolution to authorize the ScottishPower Board to allot up to a specified amount of share capital for cash otherwise than pro rata to its existing shareholders. See "Description of Ordinary Shares-- Preemptive Rights."

Amendment of Governing Instruments

   Under Oregon law, an Oregon corporation's board of directors may propose, and its shareholders may adopt, one or more amendments to its articles if the votes cast by a voting group entitled to vote favoring the amendment exceed the votes cast by the voting group opposing the action, except that a charter amendment that would result in a voting group having dissenters' rights requires the affirmative vote of a majority of the shares of such voting group. Oregon law requires, among other things, a class vote if the articles of incorporation are amended to create a new class of shares having rights or preferences prior to or on a parity with the shares of the class or to increase the rights or preferences of another authorized class so that the other class becomes prior to or on a parity with the shares of a class. Oregon law provides that directors of an Oregon corporation may make amendments to the articles of incorporation without shareholder approval in some limited circumstances, including making changes to the corporation's name or extending the duration of the corporation.

   PacifiCorp's articles require a consent, given by a vote at a meeting called for that purpose, of the holders of at least two-thirds of the total number of votes entitled to be cast by the shares of the (a) 5% preferred stock, (b) serial preferred stock and (c) no par serial preferred stock then outstanding to amend, alter, change or repeal any of the express terms of the securities then outstanding in a manner substantially prejudicial to the holders of the securities. The PacifiCorp articles further provide that amending, altering, changing or repealing the provisions thereof relating to the removal or classification of directors requires the affirmative vote of holders of at least 80% of the shares entitled to vote on the election of directors.

   The PacifiCorp bylaws provide that they may be amended or repealed, or new bylaws made, by the affirmative vote of either:

  . the holders of record of a majority of the outstanding capital stock of PacifiCorp; or

  . a majority of the entire PacifiCorp Board of Directors, in each case upon required notice.

   Under Scots law, the shareholders have the authority to alter, delete substitute or add to the objects clause in a company's memorandum of association and all provisions of its articles of association by a special resolution subject, in the case of alterations to the objects clause in the memorandum of association, to the right of dissenting shareholders to apply to the courts to cancel the alterations. Under Scots law, the board of directors is not authorized to change the memorandum of association or the articles of association. Amendments affecting the rights of the holders of any class of shares may, depending on the rights attached to the class and the nature of the amendments, also require approval of the classes affected in separate class meetings.


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Preferred Stock and Preference Stock

   PacifiCorp's articles provide that serial preferred stock and no par serial preferred stock each may be issued in one or more series and that all series of each class shall constitute one and the same class of stock, shall be of equal rank and shall be identical in all respects except as to the designation thereof and except that each series may vary, as fixed and determined by the PacifiCorp Board of Directors at the time of its creation and expressed in a resolution, as to:

  .  the dividend rate or rates, which may be subject to adjustment;

  .  the date or dates from which dividends shall be cumulative;

  .  the dividend payment dates;

  . the amount to be paid upon redemption, if redeemable, or in the event of voluntary liquidation, dissolution or winding up of PacifiCorp;

  . the rights of conversion, if any, into shares of PacifiCorp common stock and the terms and conditions of any conversion;

  . provisions, if any, for the redemption or purchase of shares, which may be at the option of PacifiCorp or upon the happening of a specified event or events, including the times, prices or rates, which may be subject to adjustment; and

  .  with respect to the no par serial preferred stock, voting rights.

   The PacifiCorp articles prohibit the issuance of additional PacifiCorp preferred stock, without first obtaining the consent of a majority of the voting power of the 5% preferred stock, the serial preferred stock and the no par serial preferred stock, unless three tests are met. Under the first test, the net income of PacifiCorp for a period of 12 consecutive months within the 15 months immediately preceding the issuance, after deducting depreciation and all taxes, available for the payment of dividends must be at least twice the annual dividend requirements on all outstanding shares of PacifiCorp preferred stock, including the new issue. Under the second test, the gross income of PacifiCorp for a period of 12 consecutive months within the 15 months immediately preceding such issuance, after deducting depreciation and all taxes, available for the payment of interest, must be at least one and one-half times the sum of (1) the annual interest charges on all interest bearing indebtedness of PacifiCorp and (2) the annual dividend requirements on all outstanding shares of PacifiCorp preferred stock, including the new issue. Finally, the third test requires that the sum of (1) the aggregate capital of PacifiCorp applicable to the PacifiCorp common stock and (2) the surplus of PacifiCorp must not be less than the aggregate amount payable on the involuntary dissolution, liquidation or winding up of PacifiCorp in respect of all outstanding shares of PacifiCorp preferred stock, including the new issue.

   Subject to Scots law and without prejudice to any rights attached to any existing shares or class of shares, ScottishPower may issue shares, including preferred shares, with the rights or restrictions that its shareholders may by ordinary resolution determine or, if its shareholders do not so determine, the directors determine. See "Description of Ordinary Shares--Variation of Class Rights and Alteration of Share Capital."

Debt Limitations

   The PacifiCorp articles currently limit the amount of unsecured debt that PacifiCorp may issue to the equivalent of 30% of the total of PacifiCorp's secured indebtedness and its capital and surplus. See "Proposal to Increase Unsecured Debt Limit."

   With specified exceptions, the ScottishPower articles provide that the borrowings of ScottishPower should not exceed a sum equal to two and a half times ScottishPower's adjusted capital and reserves (as defined in the ScottishPower articles), unless approved by an ordinary resolution of the shareholders.


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Shareholders' Voting Rights on Certain Transactions

   Under Oregon law, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or other reorganization or a sale of all or substantially all of the assets of the corporation out of the ordinary course of business. After adoption by the board of directors, a merger agreement must be submitted to the shareholders of an Oregon corporation for approval.

   Under the rules of the New York Stock Exchange, acquisitions involving substantial security holders or the issuance of additional shares of common stock of a listed company aggregating 20% or more of the outstanding shares of common stock require the approval of the holders of a majority of the shares voting thereon.

   The Oregon Business Combination Law generally prohibits an Oregon corporation, such as PacifiCorp, from engaging in certain "business combinations" with an "interested shareholder" for a period of three years from the date the person becomes an interested shareholder unless;

  . before the person became an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

  . upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine whether shares will be tendered in a tender or exchange offer; or

  . the business combination is approved by the board of directors and authorized by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested shareholder.

  "Interested shareholder" is defined as any person that is the beneficial owner, directly or indirectly, of 15% or more of the outstanding voting stock of the corporation, or an affiliate or associate of the corporation who within the past three years was a beneficial owner of 15% or more of the outstanding voting stock of the corporation. Although an Oregon corporation may elect, under its articles of incorporation or bylaws, not to be governed by these provisions, neither the PacifiCorp articles nor the PacifiCorp bylaws contain such an election.

   Under the PacifiCorp articles, certain business transactions with a Related Person (as defined below), including a merger, consolidation or plan of exchange of PacifiCorp or its subsidiaries, or certain recapitalizations, or the sale or exchange of a substantial part of the assets of PacifiCorp or its subsidiaries, or any issuance of voting securities of PacifiCorp, require in addition to existing voting requirements, approval by at least 80% of the outstanding voting stock. For purposes of this provision, voting stock is defined as all of the outstanding shares of capital stock of PacifiCorp entitled to vote generally in the election of directors, considered as one class. A Related Person includes any shareholder that is, directly or indirectly, the beneficial owner of 20% or more of the voting stock. The 80% voting requirement will not apply in the following instances:

  . The Related Person has no direct or indirect interest in the proposed transaction except as a shareholder;

  . The shareholders, other than the Related Person, will receive consideration for their Voting Stock having a fair market value per share at least equal to, or in the opinion of a majority of the continuing directors at least equivalent to, the highest per-share price paid by the Related Person for any voting stock acquired by it;

  . At least two-thirds of the continuing directors expressly approved in advance the acquisition of the Voting Stock that caused the Related Person to become a Related Person; or


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  .  The transaction is approved by at least two-thirds of the Continuing
     Directors.

   This provision of the PacifiCorp articles may be amended or replaced only upon the approval of the holders of at least 80% of the voting stock.

   Under the rules of the London Stock Exchange, shareholder approval is usually required for an acquisition or disposal by a listed company, if the gross assets of the company or business to be acquired or disposed of represent 25% or more of the gross assets of the company or if various other size ratios prescribed by the Listing Rules of the London Stock Exchange are satisfied, and is also required in some circumstances relating to the giving by the listed company of indemnities and similar arrangements. Where the size of the acquisition or disposal falls below that level, information may nevertheless be required to be published. Shareholder approval may also be required for an acquisition or disposal of assets between a listed company and related parties including:

  (1)directors of the company or its subsidiaries;

  (2)holders of 10% of the nominal value of any class of the company's or any holding company's or subsidiary's shares having the right to vote in all circumstances at general meetings of the relevant company; or

  (3)any associate of persons described in (1) or (2) above.

   See also "--Certain Provisions Relating to Share Acquisitions" below.

   Scots law provides for schemes of arrangement, which are arrangements or compromises between a company and its shareholders or creditors or any class of its shareholders, or any class of its creditors, and are used for certain types of reconstructions, amalgamations, capital reorganizations or takeovers. They require the approval at a meeting of the company convened by an order of the Court of Session of a majority in number of the shareholders or creditors or class of shareholders or creditors representing 75% in value of the capital or debt held by the creditors or shareholders or class of shareholders or creditors present and voting, either in person or by proxy, and the sanction of the court. Once the scheme becomes effective, all creditors and shareholders (or, if it applies to a class, the creditors or shareholders of the relevant class) are bound by the terms of the scheme; a dissenting shareholder would not have rights comparable to dissenters' rights described above.

   Scots law also provides that where a takeover offer is made for the shares of a company incorporated in the U.K. and, within four months of the date of the offer the offeror has, by virtue of acceptances of the offer, acquired or contracted to acquire not less than nine-tenths in value of the shares of any class to which the offer relates, the offeror may, within two months of reaching the nine-tenths level, by notice require shareholders who do not accept the offer to transfer their shares on the terms of the offer. A dissenting shareholder may apply to the court within six weeks of the date on which the notice was given objecting to the transfer or its proposed terms. The court is unlikely, absent unfair treatment, fraud or oppression, to exercise its discretion to order that the acquisition not take effect, but it may specify the terms of the transfer as it finds appropriate. A minority shareholder is also entitled in these circumstances to require the offeror to acquire his shares on the terms of the offer.

   Mergers are sometimes effected through the use of a voluntary liquidation of a company pursuant to the U.K. Insolvency Act 1986, which provides for the transfer of the whole or part of the assets of that company to another company in return for shares in the transferee company. To effect the transfer, a resolution passed by 75% of shareholders conferring authority on the liquidator is required. Any shareholder who does not vote in favour of the resolution may express his dissent by writing to the liquidator within seven days after the passing of the resolution, requiring the liquidator either to abstain from carrying the resolution into effect or to purchase the shareholder's interest at a price to be determined by agreement or by arbitration. The liquidator may apply to the court if it disputes the shareholder's contention and the court may make such order on the application as it thinks just.


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Rights of Inspection

   Oregon law allows any shareholder of an Oregon corporation, upon five business days' written notice to the corporation, to have the right, during regular business hours, to inspect the corporation's shareholder list, minutes of board and shareholder meetings, records of action taken by the board or shareholders without a meeting, accounting records and other corporate records. With respect to records of director and shareholder actions, the shareholder list and accounting records, the shareholder's notice must:

  . be made in good faith and for a proper purpose;

  . must describe with reasonable particularity the shareholder's purpose and the records the shareholder desires to inspect; and

  . the records must be directly connected with the shareholder's purpose.

   Except when closed in accordance with Scots law, the register and index of names of shareholders of a Scottish company may be inspected during business hours by its shareholders, without charge and by other persons upon payment of a fee, and copies may be obtained on payment of a fee. The shareholders of a Scottish public company may, without charge also inspect the minutes of meetings of the shareholders during business hours and obtain copies upon payment of a fee. The published annual accounts of a public company are required to be laid before the shareholders in a general meeting and a shareholder is entitled to a copy of the accounts. The shareholders of ScottishPower have no rights to inspect its accounting records or minutes of meetings of its directors. Some registers required to be kept by the company are open to public inspection and service contracts of directors of the company, which have more than 12 months unexpired or require more than 12 months notice to terminate, must be available for inspection during normal business hours and each business day at specific times for periods longer than two hours.

Standard of Conduct for Directors

   Oregon law provides that directors of an Oregon corporation are obligated as fiduciaries to discharge their duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be the best interests of the corporation. Decisions made on that basis are protected by the so-called "business judgment rule." In discharging their duties, directors are entitled to rely on information prepared or presented by certain officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented, legal counsel, public accountants and certain other professionals as to matters within the person's professional or expert competence, and any committee of the board of directors if the director reasonably believes the committee merits confidence.

   Under general Scots law, a director of a company is under a number of duties to that company, including: a duty to act in the company's bona fide best interests; a duty not to put himself in a position where there is an actual or potential conflict between his duty to his company and his duties to any other person or his personal interests; and a duty to act for a proper purpose and to exercise his powers only in accordance with the articles of association of the company. In addition, directors are under a duty to exercise reasonable skill and care in the performance of their duties. Various duties, including disclosure obligations, are also imposed upon directors of a company by statute and by the Listing Rules of the London Stock Exchange, where applicable. Executive directors will also have duties under their service contracts.

Classification of the Board of Directors

   Under Oregon law, the articles of incorporation of an Oregon corporation may provide for the classification of the board of directors to stagger the terms of directors. The term "classified board" generally means the specification of selected board seats for a term of more than one year but not more than three years, with different classes of board seats coming up for election each year. The PacifiCorp articles and PacifiCorp bylaws provide for a classified board of directors consisting of three classes of directors, each class elected for

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

a term of three years. The PacifiCorp articles also provide that amending, altering, changing or repealing the director classification provision of the PacifiCorp articles requires the affirmative vote of holders of at least 80% of the shares entitled to vote on the election of directors.

   Scots law permits a company to provide for the classification of the board of directors with respect to the time for which directors severally hold office. The ScottishPower articles provide that there shall not be less than four directors and not more than sixteen. All directors are subject to the general corporation law requirements concerning the removal of directors. At each annual general meeting one-third of the directors shall retire from office by rotation. The directors concerned may be re-appointed or deemed to be re-appointed under the articles. The directors to retire are selected on the basis of time in office since their last election but, in the case of the New ScottishPower articles, if any director has at the start of the annual general meeting been in office for more than three years since his last appointment or re-appointment, he must retire and if there is only one director who is subject to retirement by rotation he must retire. Any director appointed by the directors since the last annual general meeting is required to retire at the next following annual general meeting and then is eligible for election, but is not taken into account in determining which directors are to retire by rotation at the meeting.

Removal of Directors

   Under Oregon law, directors of an Oregon corporation may be removed with or without cause, unless the articles of incorporation provide only for for-cause removal. The PacifiCorp articles provide that directors may be removed:

  . without cause, at a meeting of shareholders called expressly for that purpose, by the vote of 80% of the outstanding shares entitled to vote at an election of directors; or

  . with cause, at a meeting of shareholders called expressly for that purpose by the vote of two-thirds of the outstanding shares entitled to vote at an election of directors.

   Under Scots law, shareholders have the right to remove a director without cause by ordinary resolution of which special notice (28 clear days' notice) has been given to the company. The ScottishPower articles provide that a director may be removed from office by notice in writing served upon him signed by all his co-directors.

Vacancies on the Board of Directors

   Under Oregon law, the board of directors or the shareholders of an Oregon corporation may fill any vacancy on the board of directors, including vacancies resulting from an increase in the number of directors unless the articles of incorporation provide otherwise. Under the PacifiCorp bylaws, in case of a vacancy among the directors, the remaining directors, although less than a quorum, by an affirmative vote of a majority of the directors or a sole remaining director, may fill the vacancy.

   Under Scots law, shareholders of a public company may, by ordinary resolution, appoint a person who is willing to be a director either to fill a vacancy or, subject to any maximum provided in the company's articles of association, as an additional director. The board of directors also has the power to appoint a director to fill a vacancy or as an additional director, subject to such conditions as may be set out in the company's articles of association, provided that such appointment will only last until the next following annual general meeting of the company, at which the director concerned may be re-elected.

Liability of Directors and Officers

   Under Oregon law, neither a director nor an officer of an Oregon corporation is liable for any action taken as a director or officer, or any failure to take any action, if the person performed their duties in compliance with Oregon law. Under the PacifiCorp articles, no director of PacifiCorp shall be personally liable to PacifiCorp or

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

its shareholders for monetary damages for conduct as a director; but such provision does not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under Oregon law.

   Scots law does not permit a company to exempt any director or other officer of the company or any person employed by the company as auditor from any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

Indemnification of Directors and Officers

   Oregon law permits an Oregon corporation to indemnify directors, officers, employees and agents made party to a proceeding because the individual holds or held such capacity, against liabilities and expenses incurred in such proceeding if the individual acted in good faith and reasonably believed that his conduct was in the corporation's best interests, or at least not opposed to its best interests. In the case of any criminal proceeding, the individual must have had no reasonable cause to believe such individual's conduct was unlawful. Oregon law provides that statutory indemnification is not exclusive of rights to indemnification which may be provided in a corporation's articles of incorporation or bylaws, any agreement, or through resolutions of its board of directors or shareholders or otherwise.

   The PacifiCorp articles and PacifiCorp bylaws provide that PacifiCorp shall indemnify to the fullest extent not prohibited by law any person who is made, or threatened to be made, a party to an action, suit or proceeding of any kind, including a derivative proceeding, by reason of the fact such person is or was a director, officer, employee or agent, or ERISA fiduciary of PacifiCorp, or serves or served, at the request of PacifiCorp, in such capacity for another entity. PacifiCorp will advance expenses in any such proceeding to the fullest extent not prohibited by law.

   Scots law does not permit a company to indemnify a director or an officer of the company or any person employed by the company as auditor against any liability which by virtue of any rule of law would otherwise attach to him in respect of negligence, default, breach of duty or breach of trust in relation to the company, except as liability incurred by such director, officer or auditor in defending any legal proceedings in which judgement is given in his favor or in which he is acquitted or in certain instances where, although he is liable, a court finds that such director, officer or auditor acted honestly and reasonably and that having regard to all the circumstances he ought fairly to be excused and relief is granted by the court. Scots law enables companies to purchase and maintain insurance for directors, officers and auditors against any liability which would otherwise attach them in respect of any negligence, default, breach of duty or breach of trust in relation to the company. ScottishPower maintains director's and officer's insurance.

Additional Provisions of Oregon Law

   Oregon law specifically authorizes directors of an Oregon corporation, in considering whether a tender offer, merger, or sale of all or substantially all of the assets of the corporation is in the best interests of the corporation, to consider: the social, legal and economic effects of any such action on employees, suppliers, and customers of the corporation and communities and geographic areas in which the corporation operates; the economy of the state and nation; the long-term and short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continual independence of the corporation; and other relevant factors.

Shareholders' Suits

   Under Oregon law, a shareholder of an Oregon corporation may institute a lawsuit against one or more directors, either on his own behalf or derivatively on behalf of the corporation. A shareholder's derivative complaint must include details of any demand made on the board of directors, or the reason or reasons why a

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demand was not made. The board of directors may conduct an investigation of any action. No discontinuance or settlement of the proceeding may occur without court approval.

   In addition to having the right to institute a lawsuit on behalf of and in the name of the company in certain limited circumstances, Scots law permits a shareholder whose name is on the register of shareholders of the company, including U.S. persons, to petition the court for an order when the company's affairs are being or have been conducted in a manner unfairly prejudicial to the interests of the shareholders generally or some part of the shareholders, including at least such shareholder, or when any actual or proposed act or omission of the company is or would be so prejudicial. A court when granting relief by making an order in respect of the matters complained of has wide discretion, including authorizing civil proceedings to be brought in the name of the company by a shareholder on terms as the court may direct and providing for the purchase of the shares of any shareholders by other shareholders or by the company. To become a shareholder and enforce such rights under Scots law, holders of ADRs will be required to convert at least one of the ADRs into ordinary shares in accordance with the terms of the deposit agreement. Except in these limited respects, Scots law does not permit class action lawsuits by shareholders on behalf of the company or on behalf of other shareholders.

Certain Provisions Relating to Share Acquisitions

   Oregon law also includes a control share acquisition statute, which generally provides that any person or group of persons that acquires the power to vote more than one-fifth, one-third, or one-half of certain Oregon corporations' shares in a transaction not approved by the corporation's board of directors will not have the right to vote the shares unless granted voting rights by the holders of a majority of all the votes entitled to be cast, excluding "interested shares." Interested shares are those shares held by the acquiring persons and by officers of the corporation and employees of the corporation who are also directors of the corporation. If the approval of voting power for the shares is obtained at one of the specified levels, additional shareholder approvals are required when a shareholder seeks to acquire the power to vote shares at the next level. In the absence of approval, the additional shares acquired by the shareholder may not be voted. The Oregon control share acquisition statute is applicable only to a corporation that has:

  .one hundred or more shareholders;

   .its principal place of business, its principal office, or substantial assets within Oregon; and

  . either (a) more than ten percent of its shareholders resident in Oregon;
    (b) more than ten percent of its shares owned by Oregon residents; or (c) ten thousand shareholders resident in Oregon. Although an Oregon corporation may elect, under its articles of incorporation or bylaws, not to be governed by this provision, neither the PacifiCorp articles nor the PacifiCorp bylaws contains such an election.

   In the case of a company listed on the London Stock Exchange, shareholder approval must be obtained for certain acquisitions or disposals of assets involving directors or substantial shareholders or their associates. See "-- Shareholders' Voting Rights on Certain Transactions". In addition, takeovers of public companies are regulated by the City Code, non-statutory rules not enforceable at law but administered by the Takeover Panel, a body comprising representatives of certain City of London financial and professional institutions which oversees the conduct of such takeovers. One of the provisions of the City Code provides that, unless shareholders otherwise approve by ordinary resolution:

  . when any person acquires, whether by a series of transactions over a period of time or not, shares which, taken together with shares held or acquired by persons acting in concert with him, carry 30% or more of the voting rights of a public company; or

  . when any person, together with persons acting in concert with him, holds not less than 30% but not more than 50% of the voting rights and such person, or any person acting in concert with him, acquires additional shares carrying voting rights, such person must generally make an offer for all of the equity shares of the company, whether voting or non-voting, and any class of voting non-equity

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

    shares of the company held by the person or any person acting in concert with him, for cash, or accompanied by a cash alternative, at not less than the highest price paid for the relevant shares during the 12 months preceding the date of the offer.

Disclosure of Interests

   Acquirors of PacifiCorp shares are subject to disclosure requirements under
Section 13(d)(1) of the Securities Exchange Act and Rule 13d-1 thereunder, which provide that any person who becomes the beneficial owner of more than five percent of the issued and outstanding PacifiCorp shares shall, within ten days after such acquisition, file a Schedule 13D with the SEC disclosing certain specified information, and send a copy of the Schedule 13D to PacifiCorp and to the securities exchanges on which the security is traded.

   After the merger, acquirors of ADSs will be required to comply with, among other things, the provisions of Section 13(d) of the Securities Exchange Act and Rule 13d-1 thereunder with respect to their attributed ownership of the underlying ordinary shares.

   Scots law provides that a person, including a company and other legal entities, who acquires an interest or becomes aware that he has acquired an interest of three percent or more of any class of shares comprised in a public company's "relevant share capital", which, for these purposes, means that company's issued share capital carrying rights to vote in all circumstances at general meetings of the company, is obliged to notify that company of his interest within two days following the day on which the obligation arises. Thereafter any changes in respect of whole percentage figure increases or decreases rounded down to the next whole number or which reduce the interest below three percent, must be notified to the company. The ordinary shares are "relevant share capital" for this purpose.

   In addition, Scots law provides that a public company may, by giving a
Section 212 notice, require a person whom the company knows or has reasonable cause to believe to be, or to have been at any time during the three years immediately preceding the date on which the notice is issued, interested in shares comprised in the company's "relevant share capital" to confirm that fact or, as the case may be, to indicate whether or not that is the case, and when he or she holds or has during relevant time held an interest in such shares, to give further information as may be required by ScottishPower relating to his interest and any other interest in the share of which he is aware. The disclosure must be made within a reasonable period as may be specified in the relevant notice, which may, depending on the circumstances, be as short as one or two days.

   For the purpose of the above obligations, the interest of a person in shares means any kind of interest in shares including interests in any shares:

  . in which his spouse, or his child or stepchild under the age of 18 is interested;

  . if a corporate body is interested in them and either (a) that corporate body is or its directors are accustomed to act in accordance with that person's directors or instructions or (b) that person is entitled to control or controls one-third or more of the voting power of that corporate body; or

  . if another party is interested in shares and the person and that other party are parties to an agreement which provides for one or more parties to it to acquire interests in shares of a particular public company, and which imposes obligations or restrictions on any one or more of the parties as to the use, retention or disposal of the interests acquired under the agreement, and any interest in the company's shares is in fact acquired by any of the parties under the agreement.

  The holding of an ADR would generally constitute an interest in the underlying ordinary shares.

   When a Section 212 Notice is served by a company on a person who is or was interested in shares of the company and that person fails to give the company any information required by the notice within the time specified in the notice, the company may apply to the court for an order directing that the shares in question be subject to restrictions prohibiting, inter alia, any transfer of those shares, the exercise of voting rights in respect of the shares, the issue of further shares in respect of the shares and, other than in a liquidation, payments,

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including dividends, in respect of the shares. Such restrictions may also avoid any agreement to transfer the shares. In addition, a person who fails to fulfill the obligations described above is subject to criminal penalties in the U.K. Under the ScottishPower articles, certain of the powers of imposing restrictions granted to the courts may be exercised by the ScottishPower Board of Directors in certain circumstances.

Certain London Stock Exchange Listing Requirements

   In addition to the provisions of the ScottishPower articles and the Companies Act 1985, ScottishPower is subject to the Listing Rules of the London Stock Exchange made under Section 142 of the U.K. Financial Services Act 1986 and in particular to the continuing obligations under those rules. Among other things these require a listed company to notify the London Stock Exchange of any major new developments in its sphere of activities which are not public knowledge which may by virtue of the effect of these developments on its assets and liabilities of financial positions on the general course of its business, lead to a substantial movement in the price of its listed securities. The company must usually ensure equality of treatment for all holders of listed securities who are in the same position and, when its securities are listed on more than one stock exchange, must usually ensure that equivalent information is made available to the market on each exchange on which its securities are listed. In addition, the ScottishPower articles, the general law and/or the Listing Rules impose obligations on listed companies to send the following information to shareholders:

  . details relating to certain acquisitions, disposals, takeovers, mergers and offers either made by or in respect of the company, and

  . an explanatory circular, whenever a general meeting of the shareholders is convened.

   If the meeting includes any business other than routine business at an annual general meeting, it must specify the general nature of such business.

   In addition to the above requirements, a company is required to notify the London Stock Exchange of certain notifications received by the company of persons holding an interest in 3% or more of any class of the company's relevant share capital, any changes on the company's board of directors, any purchase or redemption by the company of its own equity securities, any interests, including changes, in the shares or the debentures of their company and changes in the capital structure of the company. Unaudited half yearly reports of results for the first six months of any fiscal year and an unaudited preliminary announcement of results for each full fiscal year must also be published.

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                   PROPOSAL TO INCREASE UNSECURED DEBT LIMIT

Introduction

   The PacifiCorp articles provide that the consent of the holders of a majority of the total voting power of PacifiCorp's preferred stock, voting together as a single class separate from the PacifiCorp common stock, is required before PacifiCorp may merge or consolidate with or into any other corporation. A vote in favor of the merger proposal will constitute a consent for this purpose. A similar consent is also required under the PacifiCorp articles before PacifiCorp may issue unsecured indebtedness in excess of the amount permitted by a formula set forth in the PacifiCorp articles. At the PacifiCorp annual meeting, holders of the PacifiCorp preferred stock will be asked to approve the merger and separately to consent to an increase in the unsecured debt limitation. In certain circumstances described below, PacifiCorp will make cash payments to holders of PacifiCorp preferred stock who vote "FOR" the merger or "FOR" the unsecured debt consent. See "Special Cash Payments" below.

   The consent of the holders of a majority of the total voting power of the PacifiCorp preferred stock, voting together as one class (the "Required Majority Preferred Vote"), is required for the unsecured debt consent to become effective. The three classes of PacifiCorp preferred stock are the only classes of securities entitled to vote with respect to the unsecured debt consent. There were approximately 3,275 holders of record of shares of PacifiCorp preferred stock as of April 30, 1999. To the knowledge of PacifiCorp, as of the PacifiCorp record date, there are no beneficial owners of more than five percent of the outstanding shares of any class of PacifiCorp preferred stock and none of PacifiCorp's directors or executive officers own any shares of PacifiCorp preferred stock.

Increase in Unsecured Debt Limit

   General. PacifiCorp is seeking the consent of the holders of the PacifiCorp preferred stock to increase the amount of unsecured indebtedness which PacifiCorp may issue from time-to-time under Article III, Section (18)(b) of the PacifiCorp articles. Under the PacifiCorp articles, PacifiCorp cannot, without the Required Majority Preferred Vote, issue unsecured notes, debentures or other securities representing unsecured indebtedness if immediately following such issuance the total principal amount of all unsecured notes, debentures or other securities representing unsecured indebtedness issued or assumed by PacifiCorp would exceed 30% of the aggregate of (a) the total principal amount of all outstanding secured indebtedness of PacifiCorp and (b) the capital and surplus of PacifiCorp as then stated on its books of account. The unsecured debt consent is not dependent upon the vote on any other matter presented at the PacifiCorp annual meeting.

   Reasons for the Unsecured Debt Consent. PacifiCorp is seeking the consent of the holders of the PacifiCorp preferred stock to issue up to $5 billion of unsecured indebtedness in addition to the amount permitted to be issued under the present unsecured debt limit. As of March 31, 1999, PacifiCorp had approximately $4.1 billion of indebtedness outstanding, of which approximately $1.2 billion was unsecured. Under the present limit, PacifiCorp could issue approximately $1.0 billion of additional unsecured indebtedness. In recent years, PacifiCorp has used subordinated and short-term unsecured debt to finance its utility operations in order to achieve certain capital structure and cost advantages over traditional sources of long-term capital, including first mortgage bonds and preferred stock.

   As competition intensifies in the electric utility industry, as a result of regulatory, legislative and market developments, flexibility and cost structure will be even more crucial to success in the future. Given that the electric industry is extremely capital intensive, controlling and optimizing financing costs are essential ingredients to operating effectively in the new competitive environment.

   PacifiCorp believes that the unsecured debt consent is key to meeting the objectives of flexibility and favorable cost structure. Historically, PacifiCorp's debt financing generally has been accomplished through the issuance of long-term first mortgage bonds. First mortgage bonds represent secured indebtedness because

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

PacifiCorp's mortgage, under which its first mortgage bonds are issued, creates a first priority lien on substantially all of PacifiCorp's utility assets. PacifiCorp's mortgage contains certain covenants that restrict, among other things, the disposition of its assets and its ability to issue additional first mortgage bonds. PacifiCorp expects to continue to rely on first mortgage bond financings, but approval of the unsecured debt consent will provide PacifiCorp with greater flexibility in matching its financing requirements to prevailing capital market conditions. PacifiCorp has managed, and expects to continue to manage, its capital structure through policies intended to result in an "A" rating for its long-term secured debt.

   For the above reasons, the PacifiCorp Board of Directors believes the best long-term interests of shareholders are served by, and encourages holders of PacifiCorp preferred stock to approve, the unsecured debt consent.

   Certain Effects of the Unsecured Debt Consent. At present, PacifiCorp cannot incur more than approximately $2.15 billion of unsecured indebtedness without the Required Majority Preferred Vote, but can incur secured indebtedness without that vote, subject to the restrictive covenants contained in PacifiCorp's mortgage. While PacifiCorp's debt instruments contain restrictions on the amount of indebtedness, both secured and unsecured, that may be incurred, these restrictions could be waived. Both secured and unsecured indebtedness rank prior to the position of the PacifiCorp preferred stock. Accordingly, to the extent the unsecured debt consent allows PacifiCorp to incur a greater amount of total indebtedness, and that indebtedness increases the credit risks of PacifiCorp, the market price and credit rating of the PacifiCorp preferred stock could decline.

   Rating Agencies. Moody's Investors Service and Standard & Poor's Ratings Services have been advised of the unsecured debt consent. The rating agencies have advised PacifiCorp that approval of the unsecured debt consent, in and of itself, will not result in a reduction of the current ratings of the PacifiCorp preferred stock. Ratings are not recommendations to purchase, hold or sell shares of the PacifiCorp preferred stock inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based on current information furnished to the rating agencies by PacifiCorp and obtained from other sources. The ratings may be changed, suspended or withdrawn as a result of changes in, or the unavailability of, such information.

Consent Procedures

   Voting Securities. Record holders of the PacifiCorp preferred stock on the PacifiCorp record date will vote together as one class with respect to the unsecured debt consent. The shares of PacifiCorp preferred stock outstanding on the PacifiCorp record date and the vote to which each share is entitled with respect to the consent are set forth in the following table:

                                       Stated
                             CUSIP    Value Per   Shares      Votes   Aggregate
      Series                Number      Share   Outstanding Per Share   Votes
      ------              ----------- --------- ----------- --------- ---------
Serial Preferred Stock
  4.52% Series........... 695114-20-7   $100         2,065       1        2,065
  4.56% Series........... 695114-30-6   $100        84,592       1       84,592
  4.72% Series........... 695114-40-5   $100        69,890       1       69,890
  5.00% Series........... 695114-60-3   $100        41,970       1       41,970
  5.40% Series........... 695114-70-2   $100        65,960       1       65,960
  6.00% Series........... 695114-80-1   $100         5,932       1        5,932
  7.00% Series........... 695114-88-4   $100        18,060       1       18,060
No Par Serial Preferred
 Stock
  $7.48 Series........... 695114-65-2   $100       750,000       1      750,000
  $7.70 Series........... 695114-67-8   $100     1,000,000       1    1,000,000
  $1.16 Series(1)........ 695114-73-6   $ 25       193,102     1/4       48,275
  $1.18 Series(1)........ 695114-74-4   $ 25       420,116     1/4      105,029
  $1.28 Series(1)........ 695114-75-1   $ 25       381,220     1/4       95,305
5% Preferred Stock....... 695114-50-4   $100       126,463       1      126,463
                                                                      ---------
Total Votes Entitled to
 be Cast.................                                             2,413,541
                                                                      =========

--------
(1) Under the merger agreement, PacifiCorp is required to redeem these series prior to the merger.

   Required Majority Preferred Vote. The unsecured debt consent will become effective only if it is approved by a majority of the total voting power of the PacifiCorp preferred stock on the PacifiCorp record date. Failing to execute, date and return the proxy form for holders of PacifiCorp preferred stock will have the same effect as executing, dating and returning a proxy form marked "AGAINST" or "ABSTAIN" as to the consent. If no instructions are indicated on a properly executed proxy form, the relevant shares will be voted FOR the unsecured debt consent.

   Revocation of Consents. Executed proxies may be revoked as described above under "PacifiCorp Annual Meeting, Voting and Proxies--PacifiCorp Annual Meeting--Voting and Revocation of Proxies."

   Dissenters' Rights. No dissenters' rights are or will be available under Oregon law in connection with the unsecured debt consent.

Special Cash Payments

   If, but only if, the merger is approved at the PacifiCorp annual meeting and all regulatory approvals for the merger required under the merger agreement have been obtained, PacifiCorp will make a special cash payment in the amount of $1.00 per share ($0.25 per share for $1.16, $1.18 and $1.28 series) to each holder of record of PacifiCorp preferred stock on the PacifiCorp record date that voted FOR the merger. These special cash payments will be paid out of PacifiCorp's general funds, promptly after receipt of the last regulatory approval for the merger but prior to the merger. However, no accrued interest will be paid on the special cash payments regardless of any delay in making payments.

   In addition, if, but only if, the unsecured debt consent is approved, PacifiCorp will make a special cash payment in the amount of $1.00 per share ($0.25 per share for $1.16, $1.18 and $1.28 series) to each holder of record of PacifiCorp preferred stock on the PacifiCorp record date that voted FOR the unsecured debt consent. These special cash payments will be made irrespective of the vote on any other matters presented at the PacifiCorp annual meeting. If the unsecured debt consent is approved, special cash payments will be paid out of PacifiCorp's general funds, promptly after the PacifiCorp annual meeting. However, no accrued interest will be paid on the special cash payments regardless of any delay in making payments. Special cash payments are estimated to be a maximum of $5 million. This amount will be expensed on the books of PacifiCorp when incurred.

   Only holders of PacifiCorp preferred stock on the PacifiCorp record date (or their legal representatives or attorneys-in-fact) are entitled to receive special cash payments. Any beneficial owner of shares who is not the registered holder of such shares as of the PacifiCorp record date must arrange with the record holder to receive his or her proportionate interest in the special cash payments made to such record holder. PacifiCorp will have no responsibility or liability for any aspect of the records relating to, or payments made on account of, any beneficial owner's interest in the special cash payment made to a record holder of PacifiCorp preferred stock.

United States Income Tax Considerations

   Holders of PacifiCorp preferred stock should consult their own tax advisors in light of their particular circumstances as to the application of United States income tax laws, as well as the effect of any state, local, or foreign tax laws, to the special cash payments.

   Special Cash Payments. PacifiCorp believes that the special cash payments are dividends for U.S. income tax purposes, and will treat such payments accordingly.

   Backup Withholding and Information Reporting. The amount of the special cash payment paid to a holder of PacifiCorp preferred stock will be reported to the holder and to the Internal Revenue Service in the same way all cash dividends are reported. Backup withholding at a rate of 31% will apply to any such payments made to holders for whom backup withholding applies with regards to the payment of regular cash dividends.

                       PROPOSAL FOR ELECTION OF DIRECTORS

   The persons named in the proxy form will vote your stock for the election of two directors to serve in Class III of the PacifiCorp Board of Directors for terms expiring at the annual meeting in the year 2002 and until their successors are duly elected and qualified. If any of the nominees becomes unavailable for election for any reason (although none are currently known), the proxy holders will have discretionary authority to vote pursuant to the proxy form for a suitable substitute. Each nominee for director to serve in Class III is now serving on the PacifiCorp board. There are no family relationships among the directors and executive officers of PacifiCorp.

   Directors are elected by a simple majority of the votes cast by holders of the shares entitled to vote at the PacifiCorp annual meeting if a quorum is present. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the meeting with respect to election of directors, but have no effect on the determination of whether a simple majority exists with respect to a given nominee.

   The PacifiCorp board is divided into three classes: Class I, Class II and Class III, each class as nearly equal in number as possible. The directors in each class hold office for three-year terms. The two current Class III directors, whose present terms expire in 1999, are being proposed for election at the PacifiCorp annual meeting for new three-year terms expiring in 2002. The tables that follow include information with respect to each director's business experience for the past five years. See "Security Ownership of Certain Beneficial Owners and Management" for information concerning share ownership of nominees and directors.

   The PacifiCorp board recommends a vote FOR the election of these nominees.

             Nominees for Election at the PacifiCorp Annual Meeting

                                                                       Director
Name, Age, Class, Principal Occupation and Other Directorships          Since
---------------------------------------------------------------------- --------
Nancy Wilgenbusch, 51 (Class III, 2002)...............................   1986
  President, Marylhurst University, Portland, Oregon, since 1984;
  Director of Federal Reserve Bank of San Francisco, Portland Branch,
  Cascade Corporation; PacifiCorp Group Holdings Company and Powercor
  Australia Ltd.
Peter I. Wold, 51, (Class III, 2002)..................................   1995
  Partner, Wold Oil & Gas Company, an oil and gas exploration and production company, Casper, Wyoming, since 1981; Director of Federal
  Reserve Bank of Kansas City, Denver Branch, and PacifiCorp Group
  Holdings Company.

                         Directors Whose Terms Continue

                                                                       Director
Name, Age, Class, Principal Occupation and Other Directorships          Since
---------------------------------------------------------------------- --------
W. Charles Armstrong, 54 (Class I, 2000)..............................   1996
  Consultant, East Sound, Washington; formerly Chief Executive Officer of Epitope, Inc., May-November 1997; Chief Executive Officer, Bank
  of America Oregon, 1992-1996; Director of Epitope, Inc., Agritope,
  Inc. and PacifiCorp Group Holdings Company
C. Todd Conover, 59 (Class I, 2000)...................................   1991
  Managing Director, Starmont Asset Management, LLC, San Francisco,
  California since 1998 and President and Chief Executive Officer, The
  Vantage Company, a business consulting firm, Los Altos, California, since 1992; formerly General Manager, Finance Industry Group, Tandem
  Computers Incorporated, 1994-1995; Director of Blount International,
  Inc., Tracy Bankshares, Inc. and PacifiCorp Group Holdings Company.
Nolan E. Karras, 54 (Class I, 2000)...................................   1993
  President, The Karras Company, Inc., investment advisers, Roy, Utah, since 1983; formerly Member of Utah House of Representatives, 1981-
  1990; Speaker of the House, 1989-1990; Director of PacifiCorp Group
  Holdings Company.
Kathryn Braun Lewis, 47 (Class II, 2001)..............................   1994
  formerly President and Chief Operating Officer, Storage Division,
  since 1997, and Executive Vice President, Western Digital
  Corporation, a computer equipment company, Irvine, California, 1978-
  1998; Director of PacifiCorp Group Holdings Company and Artisoft,
  Inc.
Keith R. McKennon, 65 (Class I, 2000).................................   1990
  Chairman of the PacifiCorp Board, since 1994, and President and
  Chief Executive Officer, since 1998; formerly Chairman (1992-1994)
  and Chief Executive Officer (1992-1993), Dow Corning Corporation,
  Midland, Michigan; Chairman of the Board, PacifiCorp Group Holdings
  Company.
Robert G. Miller, 54 (Class II, 2001).................................   1994
  Vice Chairman and Chief Executive Officer, since 1998, formerly
  President and Chief Executive Officer, since 1997, and Chairman,
  Fred Meyer, Inc., a retail merchandising company, Portland, Oregon, since 1991; Director of PacifiCorp Group Holdings Company, SMG II
  Holdings Corporation and Path Mark Stores, Inc.
Alan K. Simpson, 67 (Class II, 2001)..................................   1997
  formerly U.S. Senator, 1976-1996; Director of PacifiCorp Group
  Holdings Company, IDS Mutual Fund Group and Biogen Corporation.
Verl R. Topham, 64 (Class II, 2001)...................................   1994
  Senior Vice President and General Counsel of PacifiCorp since 1994;
  formerly President, Utah Power & Light Company, 1990-1994; Director
  of PacifiCorp Group Holdings Company and Powercor Australia, Ltd.

Director Compensation and Certain Transactions

   PacifiCorp's non-officer directors are compensated for their board service by a combination of cash and PacifiCorp common stock under a non-employee directors' stock compensation plan that seeks to increase the community of interest between PacifiCorp's shareholders and its directors. Under this plan, non-employee directors of PacifiCorp are granted approximately $75,000 worth of PacifiCorp common stock every five years. Non-employee directors having fewer than five years of service remaining before reaching retirement age receive stock valued at approximately $15,000 for each remaining year. Stock granted under this plan vests over the five-year period following the grant or shorter period to retirement, and unvested shares are forfeited if the recipient ceases to be a director. The shares are purchased in the market with funds supplied by PacifiCorp, and the certificates are then held by PacifiCorp until the shares vest. During 1998, an aggregate of 13,894 shares previously granted under the plan vested.

   PacifiCorp's non-officer directors receive the balance of their compensation in cash. They are paid $16,000 per year plus $1,000 for each PacifiCorp board or committee meeting attended. Until his election as President and Chief Executive Officer in 1998, Mr. McKennon was paid annually with PacifiCorp common stock valued at $155,000 for his service as Chairman of the Board, plus his $15,000 per year participation in the non-employee directors' stock compensation plan. Members of the Executive Committee and chairs of the other committees of the PacifiCorp board are paid an additional $2,500 per year. Non-employee members of the regional boards are paid $9,000 per year plus $1,000 for each board or subcommittee meeting attended. See "Regional Boards." In addition, members of the Utah Board who are former directors of Utah Power & Light Company, including Dr. Peterson, participate in a retirement plan under which they are eligible to receive benefits of $560 per month upon retirement at age 65 or older and certain death benefits.

   During 1998, Messrs. Conover and Karras received $11,000 and $12,000 in directors' fees, respectively, from PacifiCorp Group Holdings Company; Dr. Wilgenbusch received $7,500 in directors' fees from Powercor Australia Ltd.

   Don M. Wheeler, who retired as a PacifiCorp director on February 10, 1999, was Chairman and Chief Executive Officer of Wheeler Machinery Company, a company engaged in sales and service of large earth-moving and grading equipment, engines and related machinery, until July 1996 when he became Chairman and Chief Executive Officer of ICM Equipment Company ("ICM"). ICM is a materials handling and rental services company serving industrial construction and mining markets in the intermountain area and a former division of Wheeler Machinery Company. Mr. Wheeler continued to serve as a director of Wheeler Machinery Company until his resignation in April 1998. In January 1998, the assets of ICM were sold to ICM Equipment Company L.L.C. Mr. Wheeler owns a significant interest in ICM Equipment Company and serves as its Chairman and Chief Executive Officer.

   During 1998, PacifiCorp and its subsidiaries purchased equipment and services from Wheeler Machinery Company in the ordinary course of business for a total of approximately $757,904. Of this amount, $336,526 was purchased from ICM and $421,378 was purchased from Wheeler Machinery Company. Richard E. Wheeler, Mr. Wheeler's brother, is the owner of Wyoming Machinery Company. During 1998, PacifiCorp and its subsidiaries purchased equipment and services from Wyoming Machinery Company in the ordinary course of business for a total of approximately $9,012,874. PacifiCorp believes that the terms of these transactions were no less favorable to PacifiCorp than those available from other parties. Similar purchases have been made by PacifiCorp or its predecessors from these companies since 1951.

Board Committees

   The PacifiCorp Board of Directors is responsible for the overall affairs of PacifiCorp. To assist in carrying out its responsibilities, the PacifiCorp board has delegated certain authority to several standing committees. The PacifiCorp board generally appoints members of committees at its annual meeting in May of each year. The membership of these committees as of April 30, 1999 is as follows:

     Executive                      Audit                           Committee on
     Committee                    Committee                          Directors
     ---------                    ---------                         ------------
Keith R. McKennon*           Nancy Wilgenbusch*                 C. Todd Conover*
C. Todd Conover              Nolan E. Karras                    W. Charles Armstrong
Nolan E. Karras              Kathryn Braun Lewis                Alan K. Simpson
Robert G. Miller             Alan K. Simpson                    Peter I. Wold
Nancy Wilgenbusch            Peter I. Wold

     Personnel                     Finance                            Pricing
     Committee                    Committee                          Committee
     ---------                    ---------                          ---------
Nolan E. Karras*             Robert G. Miller*                  Keith R. McKennon
W. Charles Armstrong         W. Charles Armstrong               Verl R. Topham
Kathryn Braun Lewis          C. Todd Conover
Robert G. Miller             Keith R. McKennon
Nancy Wilgenbusch            Peter I. Wold

--------
* Chair

   The Executive Committee took action by consent on one occasion in 1998. The committee has and may exercise all of the powers of the PacifiCorp board during the intervals between its meetings that may be lawfully delegated, subject to such limitations as may be provided by resolution of the PacifiCorp board.

   The Committee on Directors, which held four meetings in 1998, does the following:

  .  seeks and recommends specific candidates for directors;

  . reviews and recommends to the PacifiCorp board policies on the qualifications, tenure, compensation and retirement of directors; and

  . monitors compliance by individual directors with the policies adopted by the PacifiCorp board.

Shareholders who wish to submit names to the Committee on Directors for consideration should do so in writing addressed to the Committee on Directors, c/o Corporate Secretary, PacifiCorp, 825 NE Multnomah, Portland, Oregon 97232.

   The Audit Committee, which held five meetings in 1998, does the following:

  . nominates the independent auditor of PacifiCorp for approval by the PacifiCorp board and shareholders;

  .  reviews the planned scope and results of the annual audit;

  . confers with the independent auditor and reviews its recommendations with respect to accounting, internal controls and other matters;

  .  confers periodically with accounting officers of PacifiCorp;

  . reviews assessments of risk within each organizational unit and important regulatory and accounting pronouncements;

  . meets with management and the internal auditors to review the scope and results of internal audit activity, as appropriate;

  . periodically reviews the adequacy of PacifiCorp's accounting and financial personnel resources; and

  .  reports the results of its reviews and meetings to the PacifiCorp board.

   The Personnel Committee, which held six meetings in 1998, does the following:

  . makes recommendations to the PacifiCorp board on executive compensation plans;

  . approves salaries for officers of PacifiCorp and significant compensation and benefit changes; and

  . administers the Long-Term Incentive Plan, Supplemental Executive Retirement Plan, Compensation Reduction Plan, Stock Incentive Plan and Executive Severance Plan.

The Personnel Committee consists of five directors who are not current or former officers or employees of PacifiCorp or any of its subsidiaries. See "Personnel Committee Report on Executive Compensation" below.

   The Finance Committee, to the extent authority is delegated to it by the PacifiCorp board with respect to each issuance of securities, approves the final terms of issuance. The committee, which held six meetings in 1998, also does the following:

  . consults with appropriate officers of PacifiCorp concerning requirements for capital, the condition of the capital markets and the most appropriate means of obtaining capital as needed from time to time;

  . reviews the general terms of proposed financings when requested by the Chairman of the Board, the President or any Vice President, and reports thereon to the PacifiCorp board;

  . reviews and approves PacifiCorp's interest, currency rate and other hedging arrangements; and

  . oversees PacifiCorp's use of derivative products involving electricity and other commodities.

   The Pricing Committee, to the extent authority is delegated to it by the PacifiCorp board with respect to each issuance of securities, approves the final terms of issuance within parameters set by the PacifiCorp board. The Pricing Committee also authorizes redemption of PacifiCorp's debt and equity securities in accordance with their terms. The Pricing Committee did not meet during 1998, but approved one transaction by consent.

   The PacifiCorp board held seventeen meetings in 1998, and it took action by written consent on one occasion. All board members attended at least 75% of the aggregate of the meetings of the PacifiCorp board and the committees of which they were members.

Regional Boards

   In February 1995, the PacifiCorp board established the Pacific Board, the Utah Board and the Wyoming Board, each of which has been requested to review the business and operations of PacifiCorp in a designated service territory, including policies and practices with respect to customer service and strategic planning. Membership of these boards includes persons who are not directors of PacifiCorp. In 1998, each of these boards held four meetings. The Australian Regional Board was organized during 1997 but has not yet held a meeting.

   Pacific Board             Utah Board                Wyoming Board
   -------------             ----------                -------------
   John A. Bohling,* Chair   John A. Bohling,* Chair   John A. Bohling,* Chair
   William B. Douglas*       Nolan E. Karras           Deborah Healy Hammons*
   Michael D. Naumes*        Chase N. Peterson*        John W. Hay III*
   Linda Shelk*              Peggy A. Stock*           Brent R. Kunz*
   Ethel Simon-McWilliams*   Verl R. Topham            Maggi Maier Murdock*
   Verl R. Topham                                      Verl R. Topham
                                                       Peter I. Wold
   Australian Board
   ----------------
   Megan Cornelius*
   Grant Latta*

  --------
  * Not a director of PacifiCorp

Security Ownership of Certain Beneficial Owners and Management

   The following table sets forth certain information as of April 30, 1999 regarding the beneficial ownership of PacifiCorp common stock by (1) each director or nominee for director of PacifiCorp, (2) each of the executive officers named in the Summary Compensation Table below and (3) all executive officers and directors of PacifiCorp as a group. As of April 30, 1999, each of the directors and executive officers identified below and all executive officers and directors of PacifiCorp as a group owned less than 0.3% of the PacifiCorp common stock outstanding. PacifiCorp knows of no person who beneficially owns more than 5% of any class of PacifiCorp's stock.

                                                           Number of Shares (1)
      Beneficial Owner                                     -------------------
      Directors and Nominees
        W. Charles Armstrong.............................          3,887
        Kathryn Braun Lewis..............................          4,260
        C. Todd Conover..................................         13,249
        Nolan E. Karras..................................          9,119
        Keith R. McKennon................................         46,804
        Robert G. Miller.................................          4,286
        Alan K. Simpson..................................          5,604
        Verl R. Topham...................................         75,172
        Nancy Wilgenbusch................................          9,943
        Peter I. Wold....................................         11,567
      Nondirector Executive Officers
        John A. Bohling..................................         56,706
        Paul G. Lorenzini................................         31,202
        Richard T. O'Brien...............................         55,095
        Dennis P. Steinberg..............................         60,172
      All executive officers and directors as a group (23
       persons)..........................................        603,183

     --------
     (1) Includes ownership of (a) shares held by family members even though beneficial ownership of such shares may be disclaimed, (b) shares granted and subject to vesting as to which the individual has voting but not investment power under individual compensation arrangements or one or more of the stock-based compensation plans of PacifiCorp and (c) shares held for the account of such persons pursuant to the Compensation Reduction Plan.

Personnel Committee Report on Executive Compensation

   The Personnel Committee of the PacifiCorp board, which is composed entirely of independent, non-employee directors, is responsible for approving compensation levels for officers of PacifiCorp, administering executive compensation plans as authorized by the PacifiCorp board and recommending executive compensation plans and compensation of the Chief Executive Officer to the PacifiCorp board for approval. The committee is also responsible for approving incentive plans for all employees, salary structure and merit programs for senior management and changes in policy relating to employee benefits. The following report of the Personnel Committee describes the components of PacifiCorp's executive compensation program and the basis upon which 1998 compensation determinations were made.

 Compensation Philosophy

   PacifiCorp's philosophy is that executive compensation should be linked closely to corporate performance and increases in shareholder value. PacifiCorp's compensation program has the following objectives:

  . Provide competitive total compensation that enables PacifiCorp to attract and retain key executives.

  . Provide variable compensation opportunities that are linked to company and individual performance.

  . Establish an appropriate balance between incentives focused on short-term objectives and those encouraging sustained earnings performance and increases in shareholder value.

   Qualifying compensation for deductibility under IRC Section 162(m) is one of the factors the committee considers in designing its incentive compensation arrangements. IRC Section 162(m) limits to $1,000,000 the annual deduction by a publicly held corporation of compensation paid to any executive, except with respect to certain forms of incentive compensation that qualify for exclusion. Although it is the committee's intent to design and administer compensation programs that maximize deductibility, the committee views the objectives outlined above as more important than compliance with the technical requirements necessary to exclude compensation from the deductibility limit of IRC Section 162(m). Nevertheless, the committee believes that nearly all compensation paid to the current executive officers for services rendered in 1998 is fully deductible.

 Compensation Program Components

   The Personnel Committee, assisted by its outside consultant, evaluates the total compensation package of executives annually in relation to competitive pay levels. Given the increasingly competitive global environment in which PacifiCorp must operate and the competitive marketplace for executive talent required for future success, in 1996 PacifiCorp reevaluated its historical practice of using the electric utility industry as its primary market reference point. In 1997, the committee began using the general industry as the market reference base for long-term incentive purposes. The transition of base salary and annual incentives to the relevant industry was expected to be accomplished over a three-year time frame.

   In 1998, the committee continued the transition by focusing its market-based comparisons on the relevant industry for each officer. The committee utilized the electric utility industry as its exclusive basis for market comparison for positions with a principal focus on electric operations. For positions with a corporate-wide focus, the committee began the transition toward general industry comparisons by using a weighting of approximately 67% general industry and 33% electric utility industry.

   Although most of the electric utility companies represented in the performance graph set forth below are part of PacifiCorp's comparison group, not all of these companies are considered PacifiCorp's competitors for executive talent. For officers with responsibilities outside the electric operations, relevant industry data were used for comparison. In all cases, compensation is targeted at market median levels, with a recognition that total compensation greater than market median requires, in any specific time period, that company performance exceed the median performance of peer companies.

   PacifiCorp's executive compensation programs have three principal elements: base salary, annual incentive compensation and long-term incentive compensation, as described below.

 Base Salaries

   Base salaries and target incentive amounts are reviewed for adjustment at least annually based upon competitive pay levels, individual performance and potential, and changes in duties and responsibilities. Base salary and the incentive target are set at a level such that total annual compensation for satisfactory performance would approximate the midpoint of pay levels in the comparison group used to develop competitive data. In 1998, the base salaries of executive officers were increased, based on market analysis, within a range of zero to 20% to reflect competitive market changes and changes in the responsibilities of some officers.

 Annual Incentives

   All electric operations employees participated in an annual incentive plan during 1998. Awards under the plan were to be earned based upon such factors as company earnings per share and business unit performance in relation to established objectives. The relative weights of the performance criteria varied among organizational units in accordance with the nature of their operations.

   All corporate officers, including those listed in the Summary Compensation Table, participated in the PacifiCorp executive incentive program. Performance goals included company earnings per share. All executive incentive program participants may have their incentive awards modified (in the range of zero to 120%) by their individual performance, relative to established objectives, as evaluated by their immediate supervisor. The maximum allowable award from the executive incentive program for all participants is 150% of their guideline award. As PacifiCorp did not achieve the earnings per share target established for the year, neither the Chief Executive Officer nor the Chief Operating Officer received an award for 1998 performance. Other executive officers listed in the Summary Compensation Table received from 10% to about 32% of their guideline awards based upon achieving certain business unit performance objectives for the year. Other executive officers also received partial target incentive awards based upon achieving business unit performance objectives.

 Long-Term Incentives

   The Personnel Committee approved grants of restricted stock and stock options in early 1998 under the Stock Incentive Plan. The committee considered such criteria as:

    . total shareholder return relative to peer companies;

    . earnings per share growth over time relative to peer companies;

    . achievement of long-term goals, strategies and plan; and

    . maintenance of competitive position.

   Based on a subjective assessment of these criteria, PacifiCorp established a pool of restricted stock equal to 100% of competitive award levels. The shares in the pool were allocated to participants based on individual performance. The committee also approved grants of stock options based upon competitive award levels and special stock option awards based on achievement of significant stock appreciation during 1997. The committee concluded that the use of stock options to reward performance contributing to the stock appreciation was appropriate and would result in long-term benefit to the recipients only if the stock price increased.

   Restricted stock awards under the Stock Incentive Plan are subject to terms, conditions and restrictions as may be determined by the committee to be consistent with the plan and the best interests of the shareholders. The restrictions include stock transfer restrictions and forfeiture provisions designed to facilitate the participants' achievement of specified stock ownership goals. Participants are also required to invest their own personal resources in PacifiCorp common stock in order to meet the vesting requirements associated with these grants. The Summary Compensation Table below shows the grants of restricted stock made to the listed executive officers under the plan in 1998 and under the PacifiCorp Long-Term Incentive Plan for 1996 and 1997.

   During 1998, the committee established a restricted stock program that would govern future grants of restricted stock. This program includes objective performance criteria and involves a two-part process. The first part involves establishing a pool of shares by adjusting competitive award levels by a formula which includes a measure of three-year average total shareholder return performance relative to a peer group and a subjective assessment by the committee of performance relative to established strategic goals and objectives, other than shareholder return. Total shareholder return accounts for 75% of the formula and the remaining 25% will be subjectively determined. The peer group is comprised of the companies that make up the S & P Electrics Index. Once the size of the pool is established, restricted stock awards, if any, will be allocated considering individual performance.

   All stock options awarded to officers and senior management of PacifiCorp in 1998 are non-statutory, non-discounted options with a three-year vesting requirement and a ten-year term to exercise from the date of the grant. Grants of stock options in 1997 and 1998 to named executives are shown in the table below.

   In May 1998, the committee also approved a grant of non-statutory and non-discounted stock options to all employees except officers and senior managers. Full-time employees received options for 100 shares while part-time employees were granted options for 75 shares. These grants become fully vested two years from the grant, and employees have ten years to exercise option shares.

 Change-in-Control

   In 1998, the Personnel Committee, with the assistance of outside consultants, reviewed the change-in-control provisions in all of PacifiCorp's compensation and benefit plans and found that the definition of change-in-control, as well as the provisions associated with the change-in-control, varied significantly from plan to plan. The committee recommended adoption of a common definition of change-in-control, which was approved by the PacifiCorp board. The PacifiCorp board also amended several plans to change the provisions relating to change-in-control. These amendments include changes to the annual and long-term incentive programs summarized below:

  . Executives would receive a payment of a bonus in an amount no less than their target bonus award in the year of a qualifying change-in-control.

  . Stock options and restricted stock awards granted prior to 1999 would become fully vested upon a qualifying change-in-control.

Amendments to the PacifiCorp executive severance plan and the supplemental executive retirement plan are described under "Executive Compensation" below.

 Compensation of the Chief Executive Officer

   In February 1998, the PacifiCorp board approved a grant of 21,000 restricted shares of PacifiCorp common stock to Mr. Buckman under the Stock Incentive Plan based upon a review of company performance during 1997. The PacifiCorp board also granted to Mr. Buckman, in February 1998, non-qualified stock options for 276,000 shares of PacifiCorp common stock as part of its effort to provide motivation for future stock price appreciation. Additionally, the PacifiCorp board approved a special grant to Mr. Buckman of non-qualified stock options for 80,000 shares of PacifiCorp common stock to reward achievement of strategic initiatives during 1997 that resulted in added shareholder value, as reflected in increased total shareholder return. In May 1998, the PacifiCorp board approved a salary increase of 14.72% for Mr. Buckman.

   On September 1, 1998, Mr. Buckman resigned as Chief Executive Officer and President after discussions with the PacifiCorp board about disappointing company performance. The committee approved severance pay and benefits as part of Mr. Buckman's separation package. The details of these arrangements are provided in the compensation tables that follow this report.

   In September 1998, Mr. McKennon assumed Mr. Buckman's responsibilities as Chief Executive Officer and, later, President in addition to his role as Chairman of the Board. The Personnel Committee approved an employment agreement with Mr. McKennon that provided him with a base salary of $780,000 and set a target incentive award for 1998 of 20% of his prorated salary for 1998. No incentive award was earned by Mr. McKennon for 1998. Mr. McKennon's employment agreement supersedes and replaces his agreement for compensation as Chairman of the Board for so long as he remains Chief Executive Officer. Mr. McKennon's employment agreement provides for participation in the executive long-term incentive programs described above, although no restricted shares or stock options were granted to him in 1998.

   Mr. McKennon has waived participation in the executive severance plan and the supplemental executive retirement plan as part of his employment agreement. The Personnel Committee believes that Mr. McKennon's compensation pursuant to his employment agreement provides a competitive base salary based on market comparisons. However, as a result of Mr. McKennon's decision to waive participation in the executive severance and supplemental executive retirement plans, the committee believes that his total compensation is below PacifiCorp's goal of providing competitive total compensation.

                              PERSONNEL COMMITTEE

                             Nolan E. Karras, Chair
                              W. Charles Armstrong
                              Kathryn Braun Lewis
                                Robert G. Miller
                               Nancy Wilgenbusch

                Comparison of Five Year Cumulative Total Return
          Among PacifiCorp, S&P 500 Index and the S&P Electrics Index

   The following graph provides comparisons of the annual percentage change in the cumulative total shareholder return on PacifiCorp common stock, with the cumulative total return of (a) the S&P 500 Index, and (b) the S&P Electrics Index. The comparisons assume that $100 was invested on December 31, 1993 in PacifiCorp common stock and in each of the foregoing indices and assumes the reinvestment of dividends.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                   1993         1994      1995     1996     1997     1998
---------------------------------------------------------------------------
PACIFICORP       $100.00       100.15    123.32   125.95   175.81   142.45
S&P 500          $100.00       101.36    139.31   171.21   228.26   293.36
S&P ELECTRICS    $100.00        87.04    113.97   113.56   143.16   165.02
---------------------------------------------------------------------------

Executive Compensation

   The following table sets forth information concerning compensation for services in all capacities to PacifiCorp and its subsidiaries for fiscal years ended December 31, 1998, 1997 and 1996 of those persons who were the Chief Executive Officer of PacifiCorp during any portion of 1998 and the four other most highly compensated executive officers of PacifiCorp during 1998.

                           Summary Compensation Table

                              Annual Compensation(1)    Long-Term Compensation
                             -------------------------- -----------------------
                                                         Restricted  Securities  All Other
  Name and Principal                                       Stock     Underlying Compensation
       Position         Year Salary($)(2)   Bonus($)(3) Awards($)(4) Options(#)    ($)(5)
  ------------------    ---- ------------   ----------- ------------ ---------- ------------
Keith R. McKennon...... 1998  $  363,349           --           (7)        --     $ 1,785
 President and Chief
  Executive Officer(6)
Frederick W. Buckman... 1998  $1,474,602(9)       --     $ 509,250    356,000     $ 9,326
 President and Chief    1997     635,004          --       469,848    165,000       9,022
  Executive Officer(8)  1996     590,000     $486,750      498,419        --        8,350
Richard T. O'Brien..... 1998  $  348,046          --     $ 194,000    111,000     $ 8,252
 Executive Vice         1997     287,500          --       127,530     41,000       7,690
 President and Chief    1996     215,627     $135,000      505,557        --        7,811
 Operating Officer
Dennis P. Steinberg.... 1998  $  317,502     $ 13,400    $ 169,750     86,000     $ 8,628
 Senior Vice President  1997     280,002          --       145,429     41,000       8,010
                        1996     220,008      132,000      469,292        --        7,817
John A. Bohling........ 1998  $  307,500     $ 40,257    $ 121,250     66,000     $12,050
 Senior Vice President  1997     285,000          --       145,429     41,000      10,092
                        1996     240,000      144,000      169,292        --        7,846
Verl R. Topham......... 1998  $  300,000     $ 31,500    $ 138,225     80,000     $ 9,404
 Senior Vice President  1997     277,500          --       127,530     35,000       8,737
  and General Counsel   1996     270,000      162,000      281,190        --        7,889

--------
(1) May include amounts deferred pursuant to the Compensation Reduction Plan, under which key executives and directors may defer, until retirement or a preset future date, receipt of cash compensation to a stock account to be invested in PacifiCorp common stock or to a cash account on which interest is paid at a rate equal to the Moody's Intermediate Corporate Bond Yield for Aa rated Public Utility Bonds.

(2) Base salary for named officers did not increase in 1996. 1997 increases in annual compensation include both increases in base salary and lump sum payments that were effective July 1, 1997. Allocations between a base salary increase and a lump sum payment differed among officers.

(3) Please refer to the Personnel Committee Report on Executive Compensation for a description of PacifiCorp's annual executive incentive plans. Incentive amounts are reported for the year in which the related services were performed.

(4) Includes restricted stock grants made in (a) February 1998, 1997 and 1996 pursuant to the Long-Term Plan, (b) March 1996 as special recognition for 1995 performance and (c) August 1996 under the Stock Incentive Plan. In general, restricted stock awards vest over a four-year period from the date of grant, subject to compliance with the stock ownership and other terms of the grant. At December 31, 1998, the aggregate value of all restricted stock holdings, based on the market value of the shares at December 31, 1998, without giving effect to the diminution of value attributed to the restrictions on such stock, and the aggregate number of restricted share holdings of Messrs. O'Brien, Steinberg, Bohling and Topham were $717,974, $679,387, $321,316 and $439,880 and 34,087, 32,255, 15,255 and 20,884,
    respectively. Mr. Buckman resigned on September 1, 1998 and, thereafter, his 51,963 shares of restricted stock became fully vested. These shares had a market value of $1,043,417 as of October 23, 1998. Regular quarterly dividends are paid on the restricted stock. Participants may defer receipt of restricted stock awards to their stock accounts under the Compensation Reduction Plan.

(5) Amounts shown for 1998 include (a) contributions of $8,000 to the PacifiCorp K Plus Employee Savings and Stock Ownership Plan for each of Messrs. Buckman, O'Brien, Steinberg, Bohling and Topham and (b) portions of premiums on term life insurance policies which PacifiCorp paid for Messrs. McKennon, Buckman, O'Brien, Steinberg, Bohling and Topham in the amounts of $1,785, $1,326, $252, $628, $4,050 and $1,404, respectively. These benefits are available to all employees.

(6) Mr. McKennon became President and Chief Executive Officer after Mr. Buckman's resignation in September 1998. The amount listed under "Salary" for Mr. McKennon includes $109,538 paid in PacifiCorp common stock for his service as Chairman of the PacifiCorp board prior to his election as President and Chief Executive Officer, and $18,159 paid in PacifiCorp common stock as a result of his participation in the non-employee directors' stock compensation plan through September 1, 1998.

(7) Mr. McKennon was compensated as Chairman of the Board in restricted shares of PacifiCorp common stock. In September 1998, when Mr. McKennon accepted the position of Chief Executive Officer, his unvested restricted stock granted under the non-employee directors' stock compensation plan was forfeited.

(8) Mr. Buckman resigned as President and Chief Executive Officer on September 1, 1998.

(9) Includes $939,600 of severance compensation. Mr. Buckman's restricted stock awards vested as a consequence of his employment separation. He will receive additional cash severance payments in 1999 and 2000 of $1,098,000 and $1,000,000, respectively.

                       Option Grants in Last Fiscal Year

                                                                        Potential Realizable Value at
                                                                        Assumed Annual Rates of Stock
                                                                           Price Appreciation for
                                       Individual Grants                         Option Term
                         ---------------------------------------------- ------------------------------
                         Number of   % of Total
                         Securities   Options
                         Underlying  Granted to  Exercise or
                           Options  Employees in Base Price  Expiration
          Name           Granted(1) Fiscal Year    ($/Sh)       Date        5% ($)        10% ($)
          ----           ---------- ------------ ----------- ---------- -------------- ---------------
Frederick W.
 Buckman(2).............  356,000      10.26%      $24.00     2/10/08              N/A            N/A
Keith R. McKennon.......      --          --          --          --               --             --
Richard T. O'Brien......  111,000       3.20%      $24.00     2/10/08       $1,675,375     $4,245,730
Dennis P. Steinberg.....   86,000       2.48%      $24.00     2/10/08       $1,298,039     $3,289,484
John A. Bohling.........   66,000       1.90%      $24.00     2/10/08         $996,169     $2,524,488
Verl R. Topham..........   80,000       2.31%      $24.00     2/10/08       $1,207,478     $3,059,986

--------

(1) All options become exercisable for one-third of the shares covered by the option on each of the first three anniversaries of the grant date. The grant date for each option shown in the table above was February 10, 1998. All options become fully exercisable upon a qualifying "change in control" of PacifiCorp or an "employer disposition," each as defined in the applicable option agreement. A "change in control" generally includes (a) the acquisition by any person of 20% or more of PacifiCorp common stock and
    (b) the election of a new majority of PacifiCorp's directors. An "employer disposition" generally includes a disposition by PacifiCorp of all of its equity ownership in the optionee's employer.

(2) Mr. Buckman forfeited all of the options granted on February 10, 1998 upon his resignation.

                Aggregated Option Exercises in Last Fiscal Year
                            and FY-End Option Values

                                                 Number of
                                                 Securities      Value of
                                                 Underlying     Unexercised
                                                Unexercised    In-the-Money
                                                  Options       Options at
                           Shares              at FY-End (#)    FY-End ($)
                         Acquired on   Value   -------------- ---------------
                          Exercise   Realized   Exercisable/   Exercisable/
                             (#)        ($)    Unexercisable   Unexercisable
          Name           ----------- --------- -------------- --------------- --- --- ---
Frederick W.
 Buckman(1).............   55,000    19,421.58            --              --
Keith R. McKennon.......      --           --             --              --
Richard T. O'Brien......      --           --  13,667/152,000 $17,945/$53,833
Dennis P. Steinberg.....      --           --  13,667/127,000 $17,945/$53,833
John A. Bohling.........      --           --  13,667/107,000 $17,945/$53,833
Verl R. Topham..........      --           --  11,667/115,000 $15,319/$45,955

--------

(1) Mr. Buckman forfeited all unvested options upon his resignation.

Severance Arrangements

   The Severance Plan provides severance benefits to certain executive level employees who are designated by the Personnel Committee, in its sole discretion, including the executive officers named in the Summary Compensation Table, other than Mr. McKennon. To qualify for severance benefits, the executive must have terminated employment for one of the following reasons:

  (1) voluntary termination as a result of a material alteration in the executive's assignment that has a detrimental impact on the executive's employment. A "material alteration in assignment" includes any of the following:

    (a)a material reduction in the scope of the executive's duties and responsibilities;

    (b)a material reduction in the executive's authority; or

    (c)any reduction in base pay or a reduction in annualized base salary and target bonus of at least 15%, if the change is not due to a general reduction unrelated to the change in assignment; or

  (2)involuntary termination (including a company-initiated resignation) for reasons other than for cause.

   In addition, the Severance Plan provides enhanced severance benefits in the event of certain terminations during the 24-month period following a qualifying change-in-control transaction, including the consummation of the proposed merger with ScottishPower described elsewhere in this proxy statement/prospectus. Executives designated by the Personnel Committee are eligible for change-in-control benefits resulting from either a PacifiCorp-initiated termination without "cause", or a resignation within two months after a "material alteration of position". During the 24-month protection period under the Severance Plan, "cause" means the executive's gross misconduct or gross negligence or conduct which indicates a reckless disregard for the consequences and has a material adverse effect on PacifiCorp or its affiliates, and "material alteration in position" means the occurrence of any of the following:

  (1)a change in reporting relationship to a lower level;

  (2)a material reduction in the scope of duties and responsibilities;

  (3)a material reduction in authority;

  (4)a "material reduction in compensation"; or

  (5) relocation of executive's work location to an office more than 100 miles from the executive's office or more than 60 miles from the executive's home.

A "material reduction in compensation" occurs when an executive's annualized base salary is reduced by any amount or the annualized base salary and target bonus opportunity combined is reduced by at least 15 percent of the combined total opportunity before the change in compensation. In addition, for the Chief Operating Officer, the Severance Plan has a "walkaway" right under which he would be eligible for benefits if he resigns for any reason effective no earlier than 12 months and no later than 14 months after the proposed merger with ScottishPower becomes effective.

   If qualified, an executive would receive severance pay in an amount equal to either two, two and one-half or three times the "annual cash compensation" of such executive, depending on the level set by the Personnel Committee. "Annual cash compensation" is defined as annualized base salary, target annual incentive opportunity and annualized auto allowance in effect on a material alteration or termination, whichever is greater. If the payment would result in imposition of an excise tax under IRC Section 4999, PacifiCorp is required to make an additional payment to compensate the executive for the effect of such excise tax. The executive would also receive continuation of subsidized health insurance from six to 24 months depending on length of service, and a minimum of 12 months' executive-level outplacement services.

   Other than in connection with a change-in-control, the definition of cause is determined by PacifiCorp in its discretion and by the Personnel Committee in the event of an appeal by the employee. The Severance Plan does not apply to the termination of an executive for reasons of normal retirement, death or total disability or to a termination for cause or for voluntary termination other than as specified above. Other than in connection with a change-in-control, executives named in the Summary Compensation Table (other than Mr. McKennon) are eligible for a severance payment equal to twice the executive's total cash compensation, three months of health insurance benefits and outplacement benefits. Total cash compensation is defined as the annualized base salary, target annual incentive opportunity and the annualized auto allowance in effect on the earlier of a material alteration or termination.

   During 1998, the Personnel Committee negotiated additional severance benefits for Mr. Buckman, the details of which are set forth in the Summary Compensation Table.

Retirement Plans

   PacifiCorp and most of its subsidiaries have adopted noncontributory defined benefit retirement plans for their employees, other than employees subject to collective bargaining agreements that do not provide for coverage. Certain executive officers, including the executive officers named in the Summary Compensation Table (other than Mr. McKennon), are also eligible to participate in PacifiCorp's non-qualified supplemental executive retirement plan. The following description assumes participation in both the retirement plans and the supplemental plan. Participants receive benefits at retirement payable for life based on length of service with PacifiCorp or its subsidiaries and average pay in the 60 consecutive months of highest pay out of the last 120 months, and pay for this purpose would include salary and bonuses as reflected in the Summary Compensation Table above. Benefits are based on 50% of final average pay plus up to an additional 15% of final average pay depending upon whether PacifiCorp meets certain performance goals set for each calendar year by the Personnel Committee. Participants may also elect actuarially equivalent alternative forms of benefits. Retirement benefits are reduced to reflect Social Security benefits as well as certain prior employer retirement benefits. Participants are entitled to receive full benefits upon retirement after age 60 with at least 15 years of service. Participants are also entitled to receive reduced benefits upon early retirement after age 55 or after age 50 with at least 15 years of service.

   The supplemental plan provides executives "involuntarily terminated" during the 24 months following the proposed ScottishPower merger, or who resign for any reason effective no earlier than 12 months and no later than 14 months after the merger, with enhanced supplemental retirement benefits. For purposes of the plan, a termination of employment is "involuntary" if the participant is discharged for reasons other than cause or resigns under certain circumstances following a change-in-control. A resignation is treated as an involuntary termination when any of the following occur:

  (1)the executive's annualized base salary or target bonus opportunity is decreased;

  (2) the executive is reassigned to a position in an office located more than 100 miles from the executive's then-current office or 60 miles from the executive's residence, whichever is greater;

  (3) the executive's reporting level in PacifiCorp is changed and is lower after the change than it was before;

  (4)there is a material reduction in the scope of the executive's duties or responsibilities; or

  (5)there is a material reduction in the executive's authority.

   See "The Merger--Interests of PacifiCorp's Officers and Directors--Effect of Change in Control on Compensation and Benefits" for additional information with respect to the retirement of Mr. Topham.

   The following table shows the estimated annual retirement benefit payable upon retirement at age 60 as of January 1, 1999. Amounts in the table reflect payments from the retirement plans and the supplemental plan combined.

                   Estimated Annual Pension at Retirement(1)

                                     Years of Service(2)

 Annual Pay at
Retirement Date           5                    15                   25                   30
---------------        --------             --------             --------             --------
   $ 200,000           $ 43,333             $130,000             $130,000             $130,000
     400,000             86,667              260,000              260,000              260,000
     600,000            130,000              390,000              390,000              390,000
     800,000            173,333              520,000              520,000              520,000
   1,000,000            216,667              650,000              650,000              650,000

--------
(1) The benefits shown in this table assume that the individual will remain in the employ of PacifiCorp until retirement at age 60, that the plans will continue in their present form and that PacifiCorp achieves its performance goals under the supplemental plan in all years. Amounts shown do not reflect the Social Security offset.
(2) The number of credited years of service used to compute benefits under the plans for Messrs. Buckman, O'Brien, Steinberg, Bohling and Topham are 4, 15, 20, 34 and 26, respectively. Mr. Buckman was not vested in any retirement benefits at the time of separation of employment. Mr. McKennon is not a participant in this plan.

                                  PROPOSAL FOR
                       APPOINTMENT OF INDEPENDENT AUDITOR

   The PacifiCorp Board of Directors, on recommendation of the Audit Committee and subject to ratification by shareholders, has appointed Deloitte & Touche LLP to perform an examination of the consolidated financial statements of PacifiCorp and its subsidiaries for the year 1999 and to render its opinion thereon.

   Deloitte & Touche LLP is an international accounting firm with substantial experience in public utility accounting matters, an accounting area subject to detailed regulation at both the national and state levels. The firm has acted as independent auditor for PacifiCorp since 1933 and has competent, professionally qualified personnel who are familiar with the history and operations of PacifiCorp. Deloitte & Touche LLP follows the established guidelines for periodic rotation of audit personnel for companies that are reporting companies under the Securities and Exchange Act of 1934, as amended. The purpose of this planned rotation is to periodically introduce a fresh view of the client's operations without losing the benefits of continuity. The PacifiCorp board believes that the firm is well qualified to serve as PacifiCorp's independent auditor for 1999.

   Representatives of the firm are expected to be present at the PacifiCorp annual meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

   The PacifiCorp board recommends a vote FOR this proposal.

                                 SECTION 16(a)
                              BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires PacifiCorp's executive officers and directors, and persons who own more than 10% of the PacifiCorp common stock outstanding, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on reports and other information submitted by executive officers and directors, PacifiCorp believes that during the year ended December 31, 1998, each of its executive officers, directors and persons who own more than 10% of the PacifiCorp common stock outstanding filed all reports required by Section 16(a).

                                 ANNUAL REPORT

   PacifiCorp's annual report on Form 10-K for the year 1998 is being mailed to shareholders with this proxy statement/prospectus.

                                 OTHER MATTERS

   Shareholder Proposals to be Included in PacifiCorp's Proxy Statement. A shareholder proposal to be considered for inclusion in proxy material for PacifiCorp's 2000 annual meeting must be received by PacifiCorp not later than December 1, 1999.

   Shareholder Proposals Not in PacifiCorp's Proxy Statement. Shareholders wishing to present proposals for action at the PacifiCorp special meeting or at another shareholders' meeting must do so in accordance with PacifiCorp's bylaws. A shareholder must give timely notice of the proposed business to the Secretary of PacifiCorp. For annual meetings, notice must be received not less than 45 days nor more than 75 days prior to the date in the current year corresponding to the day and month of mailing of PacifiCorp's proxy statement for the prior year's annual meeting. For other meetings, such notice must be given not less than 90 days nor more than 120 days prior to the date of the meeting; provided, however, that in the event that less than 100 days' notice or prior public disclosure of the date of such meeting is given or made, notice by the shareholder to be timely must be received no later than the close of business on the 10th day following the day on which such notice of the date of such other meeting was mailed or such public disclosure was made. For each matter the shareholder proposes to bring before the meeting, the notice to the Secretary must include the following:

  (1) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

  (2) the name and address of the shareholder proposing such business;

  (3) the class and number of shares of PacifiCorp which are beneficially owned by the shareholder; and

  (4) any material interest of the shareholder in such business.

   If the shareholder is not a shareholder of record at the time of giving the notice, the notice must be accompanied by appropriate documentation of the shareholder's claim of beneficial ownership. The officer presiding at the meeting may, if in the officer's opinion the facts warrant, determine that business was not properly brought before the meeting in accordance with PacifiCorp's bylaws. If such officer does so, such officer shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

   Shareholder Nominations for Directors. Shareholders wishing to directly nominate candidates for election to the PacifiCorp board must do so in accordance with PacifiCorp's bylaws by giving timely notice in writing to the Secretary as described above. The notice must set forth the following:

  (1) as to each person whom the shareholder proposes to nominate:

    (a) all information relating to such person that is required to be disclosed in proxy solicitations pursuant to Regulation 14A under the Exchange Act; and

    (b) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected; and

  (2) as to the shareholder giving the notice:

    (a) the name and address of such shareholder; and

    (b) the class and number of shares of PacifiCorp which are beneficially owned by such shareholder.

   If the shareholder is not a shareholder of record at the time of giving the notice, the notice must be accompanied by appropriate documentation of the shareholder's claim of beneficial ownership. No person shall be eligible to serve as a director of PacifiCorp unless nominated in accordance with the procedures set forth in PacifiCorp's bylaws. The officer presiding at the meeting may, if in the officer's opinion the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by PacifiCorp's bylaws. If such officer does so, such officer shall so declare to the meeting and the defective nomination shall be disregarded.

   Other Business. While the notice of PacifiCorp's annual meeting provides for the transaction of such other business as may properly come before the meeting, the PacifiCorp board has no knowledge of any other matters to be presented at the meeting. If any other business should properly come before the meeting, the shares represented by the proxies solicited hereby may be discretionarily voted on such business in accordance with the judgment of the persons named in the proxy form to the extent allowed by the rules of the SEC, unless otherwise indicated on the proxy form.

   Whether or not you expect to be present at the meeting, please sign the accompanying form of proxy and return it promptly in the enclosed stamped return envelope.

                      UK LISTING PARTICULARS AND CIRCULAR

   A copy of a document comprising the U.K. listing particulars relating to New ScottishPower in accordance with the Listing Rules will be delivered to the Registrar of Companies in Scotland for registration and will be available for inspection at the offices of Freshfields, 65 Fleet Street, London EC4Y 1HS, England, until the date on which the merger becomes effective. Summary listing particulars are attached as Annex F to this proxy statement/prospectus. Neither the listing particulars nor the documents listed in the summary listing particulars as available for inspection form part of, or are incorporated into, this proxy statement/prospectus, except to the extent specifically provided in this proxy statement/prospectus. In addition, ScottishPower is convening the ScottishPower Extraordinary General Meeting, and distributing to its shareholders a circular relating to the merger, a copy of which will also be available for inspection at the offices of Freshfields at the above address until the date on which the merger becomes effective and at the ScottishPower Extraordinary General Meeting. The contents of the circular do not form part of, nor are they incorporated into, this proxy statement/prospectus.

                                 LEGAL MATTERS

   The legality of the ordinary shares to be issued under the merger agreement is being passed upon for ScottishPower by Shepherd & Wedderburn WS. Certain tax matters in connection with the merger are being passed upon for ScottishPower by Milbank, Tweed, Hadley & McCloy LLP, and for PacifiCorp by Stoel Rives LLP and LeBoeuf, Lamb, Greene & MacRae, LLP.

                                    EXPERTS

   The consolidated financial statements incorporated in this proxy statement/prospectus by reference from PacifiCorp's Annual Report on Form 10-K for the year ended December 31, 1998 and the consolidated financial statements from which the Selected Historical Financial Information of PacifiCorp included in this proxy statement/prospectus have been derived, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

   With respect to the unaudited interim financial information which is incorporated into this proxy statement/prospectus by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the PacifiCorp's Quarterly Reports on Form 10-Q and incorporated by reference into this proxy statement/prospectus, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on the information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

   The consolidated financial statements of ScottishPower as of March 31, 1998 and 1997 and for each of the three years in the period ended March 31, 1998 included or incorporated by reference in this proxy statement/prospectus have been audited by Coopers & Lybrand Chartered Accountants and Registered Auditors ("C&L"), independent auditors, as stated in their reports appearing or incorporated into this proxy statement/prospectus and elsewhere in this registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

   Following the merger in the U.K. of C&L and Price Waterhouse, which was completed on July 1, 1998, the resulting partnership is conducting business under the name of PricewaterhouseCoopers. References in this document to C&L are in respect of the roles, opinions given, procedures undertaken and other matters arising prior to July 1, 1998 and in their capacity as auditors of ScottishPower, before October 2, 1998, the date on which PricewaterhouseCoopers were appointed auditors and references to PricewaterhouseCoopers are in respect of roles, opinions given, procedures undertaken and other matters arising in their capacity as auditors of ScottishPower on or after their appointment as auditors on October 2, 1998 and in any other respect on or after July 1, 1998.

                                                                         ANNEX A

                                                                  Execution Copy

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                          dated as of December 6, 1998

                                  by and among

                              SCOTTISH POWER PLC,

                            NA GENERAL PARTNERSHIP,

                                      and

                                   PACIFICORP

                                December 6, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

             This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

                                                                           Page
                                                                           No.
                                                                           ----
ARTICLE I THE MERGER......................................................   1
  1.01 The Merger.........................................................   1
  1.02 Closing............................................................   2
  1.03 Effective Time.....................................................   2
  1.04 Governing Instrument...............................................   2
  1.05 Directors and Officers of the Surviving Corporation................   2
  1.06 Effects of the Merger..............................................   2
  1.07 Further Assurances.................................................   2
ARTICLE II CONVERSION OF SHARES...........................................   2
  2.01 Conversion of Capital Stock........................................   2
  2.02 Procedure for Election.............................................   4
  2.03 Exchange of Certificates...........................................   5
  2.04 Withholding Rights.................................................   7
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................   7
  3.01 Organization and Qualification.....................................   7
  3.02 Capital Stock......................................................   8
  3.03 Authority Relative to this Agreement...............................   9
  3.04 Non-Contravention; Approvals and Consents..........................  10
  3.05 SEC Reports, Financial Statements and Utility Reports..............  11
  3.06 Absence of Certain Changes or Events...............................  11
  3.07 Absence of Undisclosed Liabilities.................................  12
  3.08 Legal Proceedings..................................................  12
  3.09 Information Supplied...............................................  12
  3.10 Permits; Compliance with Laws and Orders...........................  13
  3.11 Compliance with Agreements.........................................  13
  3.12 Taxes..............................................................  13
  3.13 Employee Benefit Plans; ERISA......................................  14
  3.14 Labor Matters......................................................  16
  3.15 Environmental Matters..............................................  16
  3.16 Intellectual Property Rights.......................................  18
  3.17 Regulation as a Utility............................................  18
  3.18 Insurance..........................................................  18
  3.19 Vote Required......................................................  19
  3.20 Opinion of Financial Advisor.......................................  19
  3.21 Ownership of Parent Common Stock...................................  19
  3.22 Article VII of the Company's Articles of Incorporation and Sections
      60.825-60.845 of the BCA Not Applicable.............................  19
  3.23 Certain Contracts..................................................  19
  3.24 Year 2000..........................................................  19
  3.25 Joint Venture Representations......................................  19
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PARTNERSHIP...  20
  4.01 Organization and Qualification.....................................  20
  4.02 Capital Stock......................................................  20
  4.03 Authority Relative to this Agreement...............................  21

                                                                            Page
                                                                            No.
                                                                            ----
  4.04 Non-Contravention; Approvals and Consents...........................  22
  4.05 SEC Reports and Financial Statements................................  23
  4.06 Absence of Certain Changes or Events................................  23
  4.07 Absence of Undisclosed Liabilities..................................  23
  4.08 Legal Proceedings...................................................  24
  4.09 Information Supplied................................................  24
  4.10 Permits; Compliance with Laws and Orders............................  24
  4.11 Compliance with Agreements..........................................  25
  4.12 Taxes...............................................................  25
  4.13 Parent Employee Benefit Plans.......................................  26
  4.14 Labor Matters.......................................................  27
  4.15 Environmental Matters...............................................  27
  4.16 Intellectual Property Rights........................................  28
  4.17 Vote Required.......................................................  29
  4.18 Opinion of Financial Advisor........................................  29
  4.19 Ownership of Company Common Stock...................................  29
  4.20 Insurance...........................................................  29
  4.21 Year 2000...........................................................  29
  4.22 Joint Venture Representations.......................................  29
ARTICLE V COVENANTS........................................................  30
  5.01 Covenants of the Company............................................  30
  5.02 Covenants of Parent.................................................  33
  5.03 Joint Executive Committee...........................................  36
  5.04 Tax Matters.........................................................  36
  5.05 Discharge of Liabilities............................................  36
  5.06 Contracts...........................................................  36
  5.07 No Solicitations....................................................  37
  5.08 Conduct of Business of Merger Sub...................................  37
  5.09 Third Party Standstill Agreements...................................  38
  5.10 Control of Other Party's Business...................................  38
ARTICLE VI ADDITIONAL AGREEMENTS...........................................  38
  6.01 Access to Information...............................................  38
  6.02 Preparation of Registration Statement and Proxy Statement...........  38
  6.03 Approval of Shareholders............................................  39
  6.04 Company Affiliates..................................................  40
  6.05 Auditors' Letters...................................................  40
  6.06 Stock Exchange Listing; Deposit Agreement...........................  40
  6.07 Restructuring of Merger.............................................  41
  6.08 Regulatory and Other Approvals......................................  41
  6.09 Employee Benefit Plans..............................................  41
  6.10 Company Stock Plan..................................................  42
  6.11 Directors' and Officers' Indemnification and Insurance..............  43
  6.12 Parent Governance; Additional Matters...............................  43
  6.13 Expenses............................................................  43
  6.14 Brokers or Finders..................................................  44
  6.15 Takeover Statutes...................................................  44
  6.16 Conveyance Taxes....................................................  44
  6.17 Rate Matters........................................................  44
  6.18 Tax Matters.........................................................  44
  6.19 Dividends...........................................................  45

                                                                           Page
                                                                           No.
                                                                           ----
ARTICLE VII CONDITIONS....................................................  45
  7.01 Conditions to Each Party's Obligation to Effect the Merger.........  45
  7.02 Conditions to Obligation of Parent and the Merger Sub to Effect the
      Merger..............................................................  47
  7.03 Conditions to Obligation of the Company to Effect the Merger.......  48
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER............................  49
  8.01 Termination........................................................  49
  8.02 Effect of Termination..............................................  50
  8.03 Amendment..........................................................  51
  8.04 Waiver.............................................................  51
ARTICLE IX GENERAL PROVISIONS.............................................  52
  9.01 Non-Survival of Representations, Warranties, Covenants and
      Agreements..........................................................  52
  9.02 Notices............................................................  52
  9.03 Entire Agreement; Incorporation of Exhibits........................  53
  9.04 Public Announcements...............................................  53
  9.05 No Third Party Beneficiary.........................................  53
  9.06 No Assignment; Binding Effect......................................  53
  9.07 Headings...........................................................  53
  9.08 Invalid Provisions.................................................  53
  9.09 Governing Law......................................................  54
  9.10 Submission to Jurisdiction; Waivers................................  54
  9.11 Enforcement of Agreement...........................................  54
  9.12 Certain Definitions................................................  54
  9.13 Counterparts.......................................................  55
  9.14 WAIVER OF JURY TRIAL...............................................  55
EXHIBITS
EXHIBIT A Allotment of Shares............................................. A-1
EXHIBIT B Form of Affiliate Agreement.....................................

                           GLOSSARY OF DEFINED TERMS

     The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

     "1935 Act"............................................. Section 3.02(c)
     "ADR Depositary"....................................... Section 2.01(e)
     "ADR Holder Proposal".................................. Section 6.03(c)
     "ADS Consideration".................................... Section 2.01(c)(i)
     "Advisory Board"....................................... Section 6.12(b)
     "affiliate"............................................ Section 9.12(a)
     "Affiliate Agreement".................................. Section 6.04
     "Agreement"............................................ Preamble
     "Alternative Proposal"................................. Section 5.08
     "Antitrust Division"................................... Section 6.08
     "Articles of Merger"................................... Section 1.03
     "BCA".................................................. Section 1.01
     "beneficially"......................................... Section 9.12(b)
     "business day"......................................... Section 9.12(c)
     "Certificates"......................................... Section 2.03(b)
     "Circular"............................................. Section 3.09(b)
     "Closing".............................................. Section 1.02
     "Closing Date"......................................... Section 1.02
     "Code"................................................. Preamble
     "Companies Act"........................................ Section 4.02(a)
     "Company".............................................. Preamble
     "Company Affiliates"................................... Section 6.04
     "Company Budget"....................................... Section 5.01(e)
     "Company Common Stock"................................. Preamble
     "Company Disclosure Letter"............................ Section 3.01(a)
     "Company Employee Benefit Plan"........................ Section 3.13(b)(i)
     "Company Financial Statements"......................... Section 3.05(a)
     "Company Joint Venture"................................ Section 3.01(b)(ii)
     "Company Option"....................................... Section 2.01(f)
     "Company Option Plan".................................. Section 2.01(f)
     "Company Permits"...................................... Section 3.10
     "Company Preferred Stock".............................. Section 3.02(a)
     "Company SEC Reports".................................. Section 3.05(a)
     "Company Stock Option"................................. Section 6.10(a)
     "Company Stockholders' Approval"....................... Section 6.03(b)
     "Company Stockholders' Meeting"........................ Section 6.03(b)
     "Confidentiality Agreement"............................ Section 6.01
     "Constituent Corporations"............................. Section 1.01
     "Contracts"............................................ Section 3.04(a)
     "control," "controlling," "controlled by" and
      "under common control with"........................... Section 9.12(a)
     "Converted Shares"..................................... Section 2.01(c)(i)
     "DOE".................................................. Section 3.05(b)
     "Effective Time"....................................... Section 1.03
     "Election Date"........................................ Section 2.02(a)
     "Environmental Claims"................................. Section 3.15(g)(i)
     "Environmental Laws"................................... Section 3.15(g)(ii)

     "Environmental Permits"............................... Section 3.15(b)
     "ERISA"............................................... Section 3.13(b)(i)
     "ERISA Affiliate"..................................... Section 3.13(b)(iii)
     "Exchange Act"........................................ Section 3.04(b)
     "Exchange Agent"...................................... Section 2.03(a)
     "Exchange Fund"....................................... Section 2.03(a)
     "FERC"................................................ Section 3.05(b)
     "FSA"................................................. Section 3.09(b)
     "FTA"................................................. Section 7.01(k)
     "FTC"................................................. Section 6.08
     "Governmental or Regulatory Authority"................ Section 3.04(a)
     "group"............................................... Section 9.12(f)
     "Hazardous Materials"................................. Section 3.15(g)(iii)
     "HSR Act"............................................. Section 3.04(b)
     "Intellectual Property"............................... Section 3.16
     "Joint Executive Committee"........................... Section 5.03(a)
     "Joint Venture"....................................... Section 301(b)(i)
     "knowledge"........................................... Section 9.13(d)
     "laws"................................................ Section 3.04(a)
     "Lien"................................................ Section 3.02(b)
     "Listing Particulars"................................. Section 3.09(b)
     "LSE"................................................. Section 2.03(e)
     "material adverse effect"............................. Section 9.12(e)
     "Merger".............................................. Preamble
     "Merger Consideration"................................ Section 2.01(c)(i)
     "Merger Ordinary Shares".............................. Preamble
     "Merger Sub".......................................... Preamble
     "Merger Sub Common Stock"............................. Section 2.01
     "MMC"................................................. Section 7.01(k)
     "NYSE"................................................ Section 2.03(e)
     "OFFER"............................................... Section 7.01(l)
     "OFT"................................................. Section 7.01(k)
     "OFWAT"............................................... Section 7.01(l)
     "Options"............................................. Section 3.02(a)
     "orders".............................................. Section 3.04(a)
     "Ordinary Share Consideration"........................ Section 2.01(c)(i)
     "Ordinary Share Election"............................. Section 2.02
     "Ordinary Share Election Form"........................ Section 2.02
     "Parent".............................................. Preamble
     "Parent ADRs"......................................... Preamble
     "Parent ADSs"......................................... Preamble
     "Parent Budget"....................................... Section 5.02(e)
     "Parent Disclosure Documents"......................... Section 3.09(b)
     "Parent Disclosure Letter"............................ Section 4.01(a)
     "Parent Employee Benefit Plans"....................... Section 4.13
     "Parent Financial Statements"......................... Section 4.05
     "Parent Group"........................................ Section 5.02(k)
     "Parent Joint Venture"................................ Section 3.01(b)(iii)
     "Parent Ordinary Shares".............................. Preamble
     "Parent Permits"...................................... Section 4.10
     "Parent SEC Reports".................................. Section 4.05
     "Parent Share Schemes"................................ Section 4.02(a)

     "Parent Shareholders' Approval"........................ Section 6.03(a)
     "Parent Shareholders' Meeting"......................... Section 6.03(a)
     "Partnership".......................................... Preamble
     "Partnership Agreement"................................ Section 4.01(a)
     "Partnership Loan Note"................................ Section 2.01(e)
     "person"............................................... Section 9.12(f)
     "Plan"................................................. Section 3.12(b)(ii)
     "Policies"............................................. Section 4.14(b)
     "Power Act"............................................ Section 3.05(b)
     "Proxy Statement"...................................... Section 3.09(a)
     "qualified stock options".............................. Section 6.10(a)
     "Registration Statement"............................... Section 4.09
     "Release".............................................. Section 3.15(g)(iv)
     "Representatives"...................................... Section 9.12(g)
     "Review Material"...................................... Section 6.01
     "Sales Price".......................................... Section 2.03(e)
     "SEC".................................................. Section 3.04(b)
     "Secretary of State"................................... Section 1.03
     "Securities Act"....................................... Section 3.04(b)
     "SOS".................................................. Section 7.01(k)
     "Special Share"........................................ Section 4.02(a)
     "Subsidiary"........................................... Section 9.13(h)
     "Surviving Corporation"................................ Section 1.01
     "Surviving Corporation Common Stock"................... Section 2.01
     "taxes"................................................ Section 3.12(g)
     "Trading Day".......................................... Section 2.03(e)
     "UK Code".............................................. Section 6.03(a)

     This AGREEMENT AND PLAN OF MERGER, dated as of December 6, 1998 (this "Agreement"), is made and entered into by and among SCOTTISH POWER PLC, a public limited company incorporated under the laws of Scotland ("Parent"), NA GENERAL PARTNERSHIP, a Nevada general partnership indirectly wholly owned by Parent (the "Partnership"), and PACIFICORP, an Oregon corporation (the "Company"), and, with respect to Section 2.01 hereof only, Scottish Power NA 1 Limited, a limited liability company incorporated under the laws of Scotland ("UKSub1") and Scottish Power NA 2 Limited, a limited liability company incorporated under the laws of Scotland ("UKSub2").

     WHEREAS, the Boards of Directors of Parent and the Company and the partners of the Partnership, have each determined that it is advisable and in the best interests of their respective stockholders and partners, as the case may be, to consummate, and have approved, the business combination transaction provided for herein in which Merger Sub (as defined below) would merge with and into the Company and the Company would become an indirect, wholly-owned subsidiary of Parent (the "Merger") pursuant to the terms of this Agreement, whereby each issued and outstanding share of common stock of the Company (the "Company Common Stock"), other than shares owned directly or indirectly by Parent, the Partnership, Merger Sub or the Company, will be converted into the right to receive either (i) ordinary shares of Parent represented by American Depositary Shares of Parent ("Parent ADSs"), each representing four (4) ordinary shares of 50 pence each of Parent ("Parent Ordinary Shares") and evidenced by American Depositary Receipts ("Parent ADRs"); or (ii) Parent Ordinary Shares (the "Merger Ordinary Shares");

     WHEREAS, immediately prior to the Closing Date (as defined in Section 1.02), an Oregon corporation wholly-owned by the Partnership ("Merger Sub") will be formed for the purpose of effectuating the Merger;

     WHEREAS, the respective Boards of Directors of Parent and the Company, and the partners of the Partnership, have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective shareholders and stockholders, Parent has approved this Agreement and the Merger, UKSub1 and UKSub2 in their capacity as general partners of the Partnership and as parties to Section 2.01 have approved this Agreement and the Merger, and the Partnership has agreed that, immediately following the formation of Merger Sub, it will approve this Agreement and the Merger as the sole stockholder of Merger Sub;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, Parent, the Partnership and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGER

     1.01 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.03), Merger Sub shall be merged with and into the Company in accordance with the Business Corporation Act of the State of Oregon (the "BCA"). At the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). Merger Sub and the Company are sometimes referred to herein as the "Constituent Corporations". As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted and cancelled in the manner provided in Article II.

     1.02 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.01, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Article VII, the consummation of the Merger (the "Closing") will take place at the offices of Milbank, Tweed, Hadley & McCloy, 1 Chase Manhattan Plaza, New York, New York 10005, at 10:00 a.m., local time, on the fifth business day following satisfaction or waiver (where applicable) of the conditions set forth in Article VII, unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date"). At the Closing there shall be delivered to Parent, the Partnership, Merger Sub and the Company the certificates and other documents and instruments required to be delivered under Article VII.

     1.03 Effective Time. At the Closing, the parties shall cause to be duly prepared and executed by the Company as the Surviving Corporation and Merger Sub articles of merger (the "Articles of Merger") for filing on, or as soon as practicable after, the Closing Date with the Secretary of State of the State of Oregon (the "Secretary of State"), as provided in Section 60.494 of the BCA. The Merger shall become effective at the time of the filing of the Articles of Merger with the Secretary of State (such date and time being referred to herein as the "Effective Time").

     1.04 Governing Instrument. At the Effective Time, (i) the Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation, and
(ii) the Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

     1.05 Directors and Officers of the Surviving Corporation. The individuals listed on Schedule I shall, from and after the Effective Time, be the directors and executive officers, respectively, of the Company as the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

     1.06 Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the BCA.

     1.07 Further Assurances. Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the other parties hereto to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

                                  ARTICLE II

                             CONVERSION OF SHARES

     2.01 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and, with respect to clauses (a)-(c), (f) and (g) hereof, without any action on the part of the holder thereof:

    (a) Capital Stock of Merger Sub. Each issued and outstanding share of the common stock of Merger Sub ("Merger Sub Common Stock") outstanding immediately prior to the Effective Time shall be cancelled and the Surviving Corporation shall issue to the Partnership at the Effective Time such number of shares of common stock as is equal to the number of shares of Merger Sub Common Stock, with the same rights, powers and privileges as the Merger Sub Common Stock, and shall constitute the only outstanding shares of common stock of the Surviving Corporation ("Surviving Corporation Common Stock").

    (b) Cancellation of Treasury Stock and Stock Owned by Parent and Subsidiaries. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, the Partnership, Merger Sub or any other wholly-owned Subsidiary (as defined in Section 9.12) of Parent shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

    (c) Conversion of Company Common Stock. (i) Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.01(b)), shall be converted into the right to receive (A) .58 Parent ADSs (the "ADS Consideration"), or (B) if a properly completed Ordinary Share Election Form (as defined in Section 2.02) shall have been submitted to the Exchange Agent (as defined in Section 2.02) on a timely basis with respect to such share of Company Common Stock, 2.32 fully paid and nonassessable Merger Ordinary Shares (the "Ordinary Share Consideration"; the Ordinary Share Consideration and the ADS Consideration are each sometimes referred to herein as the "Merger Consideration"). All shares of Company Common Stock to be converted into shares of Parent ADSs or Merger Ordinary Shares pursuant to this Section 2.01(c) are hereinafter referred to as "Converted Shares."

      (ii) If, prior to the Effective Time, Parent shall pay a dividend in, subdivide, consolidate or issue by capitalization of its reserves, any Parent Ordinary Shares, the Merger Consideration shall be multiplied by a fraction, the numerator of which shall be the number of Parent Ordinary Shares outstanding immediately after, and the denominator of which shall be the number of such shares outstanding immediately before, the occurrence of such event, and the resulting product shall from and after the date of such event be the Merger Consideration subject to further adjustment in accordance with this sentence.

      (iii) All shares of Company Common Stock converted in accordance with paragraph (i) of this Section 2.01(c) shall no longer be outstanding and shall, as part of the consideration for the allotment and issue by Parent referred to in Section 2.01(e) below, automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional Parent ADSs or Merger Ordinary Shares (determined in accordance with Section 2.03(e)), upon the surrender of such certificate in accordance with Section 2.03, without interest.

    (d) UKSub 1 shall continue to be the owner of a 90% general partnership interest in the Partnership, and UKSub 2 shall continue to be the owner of a 10% general partnership interest in the Partnership.

    (e) As consideration for the acquisition by the Partnership of the Surviving Corporation Common Stock in accordance with Section 2.01(a): (i) the Partnership agrees to issue a loan note to Parent in the form and in an amount to be mutually agreed upon by Parent and the Partnership (the "Partnership Loan Note"), (ii) UKSub 1 agrees to allot and issue to Parent fully paid ordinary shares of 1 each and (iii) UKSub 2 agrees to allot and issue to Parent fully paid ordinary shares of 1 each. In consideration of the other steps referred to in this Section 2.01 (including, to the extent set out in column A of Exhibit A attached hereto, the issue of the Partnership Loan Note by the Partnership), Parent shall allot and issue (i) the number of Parent Ordinary Shares represented by Parent ADSs to be issued in the Merger to Parent's United States Depositary (the "ADR Depositary") on behalf of the holders of Company Common Stock entitled thereto for the purposes of giving effect to the conversion and exchange referred to in this Article II, and (ii) the number of Merger Ordinary Shares to be issued in the Merger. In consideration of the other steps referred to in this Section 2.01, (including, to the extent set out in column B of Exhibit A, the issues of ordinary shares by UKSub 1 and UKSub 2 referred to above), Parent shall allot and issue (i) the number of Parent Ordinary Shares represented by Parent ADSs to be issued in the Merger to the ADR Depositary on behalf of the holders of Company Common Stock entitled thereto for the purposes of giving effect to the conversion and exchange referred to in this Article II, and (ii) the number of Merger Ordinary Shares to be issued in the Merger.

    (f) Subject to the terms and conditions of the Company's Stock Incentive Plan (the "Company Option Plan") and the stock option agreements executed pursuant thereto, each option to purchase Company Common Stock granted thereunder that is outstanding at the Effective Time (a "Company Option") shall be converted into an option to acquire, on the same terms and conditions as were applicable under the Company Option Plan at the Effective Time, a number of (i) Parent ADSs equal to the ADS Consideration, or (ii) Merger Ordinary Shares equal to the Ordinary Share Consideration, in each case multiplied by the number of shares of Company Common Stock subject to such option immediately prior to the Effective Time, on the basis described in Section 6.10. The Company as the Surviving Corporation and Parent shall take all action necessary to ensure that Parent has control of the operation of the Company Option Plan and the Company Restricted Stock Plans.

    (g) Subject to Section 5.01 (c)(iv)(C), the Company Preferred Stock (as defined below) shall not be affected by the Merger and shall continue to have the same rights and preferences as were in effect prior to consummation of the Merger.

     2.02 Procedure for Election. At such time as shall be sufficient to permit the holders of Company Common Stock to exercise their right to make an election pursuant to this Section 2.02, Parent will make available to all holders of Company Common Stock of record a letter of transmittal and election form and other appropriate materials (collectively, the "Ordinary Share Election Form") providing for such holder to elect to receive the Ordinary Share Consideration with respect to all or any portion of such holder's shares of Company Common Stock ("Ordinary Share Election"). As of the Election Date (as hereinafter defined), any share of Company Common Stock with respect to which there shall not have been effected such election by submission to the Exchange Agent (as defined in Section 2.03) of an effective, properly completed Ordinary Share Election Form shall be converted in the Merger into the right to receive the ADS Consideration.

    (a) Any election to receive the Ordinary Share Consideration shall have been validly made only if the Exchange Agent shall have received by 5:00 p.m., New York City time, on or prior to the Election Date, an Ordinary Share Election Form properly completed and executed (with the signature or signatures thereon guaranteed if required by the Ordinary Share Election
  Form) by such holder of shares of Company Common Stock. As used herein, "Election Date" means a date announced by Parent, in a news release delivered to the Dow Jones News Service, as the last day on which an Ordinary Share Election Form will be accepted; provided, however, that such date shall be a business day no earlier than five (5) business days prior to the date on which the Effective Time occurs and shall be at least five
  (5), and not more than 20, business days following the date of such news release; provided further, that, subsequent to such announcement, Parent shall have the right to change such Election Date to a later date so long as such later date is (i) at least five (5) business days following the date of notice of such change and (ii) not later than the date on which the Effective Time occurs. Parent shall have the right to make reasonable determinations and to establish reasonable procedures (not inconsistent with the terms of this Agreement) in guiding the Exchange Agent in its determination as to the validity of Ordinary Share Election Forms and of any revision, revocation or withdrawal thereof.

    (b) Two or more holders of shares of Company Common Stock who are determined to constructively own such shares owned by each other by virtue of Section 318(a) of the Code and who so certify to Parent's reasonable satisfaction, and any single holder of shares of Company Common Stock who holds such shares in two or more different names and who so certifies to Parent's reasonable satisfaction, may submit a joint Ordinary Share Election Form covering the aggregate shares of Company Common Stock owned by all such holders or by such single holder, as the case may be. For all purposes of this Agreement, each such group of holders which, and each such single holder who, submits a joint Ordinary Share Election Form shall be treated as a single holder of shares of Company Common Stock.

    (c) Record holders of shares of Company Common Stock who are nominees only may submit a separate Ordinary Share Election Form for each beneficial owner for whom such record holder is a nominee; provided, however, that, at the request of Parent, such record holder shall certify to the reasonable satisfaction of Parent that such record holder holds such shares as nominee for the beneficial owner thereof.

  For purposes of this Agreement, each beneficial owner for which an Ordinary Share Election Form is submitted will be treated as a separate holder of shares of Company Common Stock subject, however, to Section 2.02(b).

    (d) Any holder of shares of Company Common Stock may at any time prior to 5:00 p.m. New York City time, on the Election Date revoke such holder's election by written notice to the Exchange Agent received at any time prior to 5:00 p.m., New York City time, on the Election Date.

     2.03 Exchange of Certificates. (a) Exchange Agent. Promptly following the Effective Time, (i) Parent shall issue to and deposit with the ADR Depositary, for the benefit of the holders of shares of Company Common Stock converted into the ADS Consideration in accordance with Section 2.01(c), Parent Ordinary Shares in an amount sufficient to permit the ADR Depositary to issue Parent ADRs representing the number of Parent ADSs issuable pursuant to Section 2.01(c) and (ii) Parent shall, for the benefit of the holders of the shares of Company Common Stock converted into Merger Ordinary Shares in the Merger, make available to the Surviving Corporation for deposit with a bank or trust company designated before the Closing Date by Parent and reasonably acceptable to the Company (the "Exchange Agent"), (A) certificates representing the number of duly authorized whole Merger Ordinary Shares issuable in accordance with Section 2.01(c), and (B) an amount of cash equal to the aggregate amount payable in lieu of fractional Parent ADSs and Merger Ordinary Shares in accordance with Section 2.03(e) (such cash, certificates representing Merger Ordinary Shares and Parent ADRs representing Parent ADSs, together with any dividends or distributions with respect thereto being hereinafter referred to as the "Exchange Fund"), to be held for the benefit of and distributed to the holders of Converted Shares in accordance with this Section. The Exchange Agent shall agree to hold such Merger Ordinary Shares and funds for delivery as contemplated by this Section and upon such additional terms as may be agreed upon by the Exchange Agent, the Company and Parent. Parent shall cause the ADR Depositary to issue through and upon the instructions of the Exchange Agent, for the benefit of the holders of shares of the Company Common Stock converted into the ADS Consideration in accordance with Section 2.01(c), Parent ADRs representing the number of Parent ADSs issuable pursuant to
Section 2.01(c). Neither Parent, Parent's affiliates nor holders of Converted Shares shall be responsible for any stamp duty reserve tax payable in connection with the ADS Consideration. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares are converted pursuant to this Article II into the right to receive Parent ADSs or Merger Ordinary Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation or Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Parent ADRs which represent Parent ADSs, and Merger Ordinary Shares and cash in lieu of fractional Parent ADSs or Merger Ordinary Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor
(i) one or more Parent ADRs representing, in the aggregate, that whole number of Parent ADSs and/or a certificate or certificates representing that whole number of Merger Ordinary Shares elected to be received in accordance with
Section 2.02, (ii) the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable with respect to such Parent ADSs and Merger Ordinary Shares, and (iii) the cash amount payable in lieu of fractional Parent ADSs and Merger Ordinary Shares in accordance with Section 2.03(e), in each case which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of Company Common

Stock which is not registered in the transfer records of the Company, one or more Parent ADRs representing, in the aggregate, that whole number of Parent ADSs and/or a certificate or certificates representing that whole number of Merger Ordinary Shares elected to be received in accordance with Section 2.02, plus the cash amount payable in lieu of fractional Parent ADSs and Merger Ordinary Shares in accordance with Section 2.03(e), may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
Section 2.03(b), each Certificate shall be deemed at any time after the Effective Time for all corporate purposes of Parent, except as limited by
Section 2.03(c) below and subject to applicable law, to represent ownership of the whole number of Parent ADSs and/or Merger Ordinary Shares into which the number of shares of Company Common Stock shown thereon have been converted as contemplated by this Article II. Notwithstanding the foregoing, Certificates representing Company Common Stock surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Section 6.04 shall not be exchanged until Parent has received an Affiliate Agreement (as defined in Section 6.04) as provided in Section 6.04.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared, made or paid after the Effective Time with respect to Parent Ordinary Shares with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent ADSs and Merger Ordinary Shares represented thereby and no cash payment in lieu of fractional Parent ADSs and Merger Ordinary Shares shall be paid to any such holder pursuant to Section 2.03(e) until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing the Parent ADRs which represent Parent ADSs and Merger Ordinary Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such Parent ADSs and Merger Ordinary Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such Parent ADSs and Merger Ordinary Shares.

     (d) No Further Ownership Rights in Company Common Stock. All Parent ADSs and Merger Ordinary Shares issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 2.03(e)) shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to the Converted Shares represented thereby, subject, however, to the Surviving Corporation's obligation to pay any dividends which may have been declared by the Company on the shares of Company Common Stock in accordance with the terms of this Agreement and which remained unpaid at the Effective Time. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers thereon of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

     (e) No Fractional Shares. No certificate or scrip representing fractional Parent ADSs or Merger Ordinary Shares will be issued in the Merger upon the surrender for exchange of Certificates, and such fractional Parent ADS or Merger Ordinary Share interests will not entitle the owner thereof to vote or to any rights of a holder of Parent ADSs or Merger Ordinary Shares. In lieu of any such fractional Parent ADS or Merger Ordinary Share, each holder of Certificates who would otherwise have been entitled to a fraction of a Parent ADS or Merger Ordinary Share in exchange for such Certificates pursuant to this Section shall receive from the Exchange Agent, as applicable, (i) a cash payment in lieu of such fractional Parent ADS determined by multiplying (A) the Sales Price (as defined below) of a Parent ADS on the last Trading Day (as defined below) immediately preceding the Closing Date by (B) the fractional Parent ADS interest to which such holder would otherwise be entitled, and/or
(ii) a cash payment in lieu of such fractional Merger Ordinary Share determined by multiplying (A) the Sales Price of a Parent Ordinary Share on the last Trading Day immediately preceding the Closing Date by (B) the fractional Merger Ordinary Share interest to which such holder would otherwise be entitled. The term "Sales Price" shall mean, on any Trading Day, with respect to Parent ADSs, the closing sales price of Parent ADSs reported on the New York Stock Exchange, Inc. ("NYSE") Composite Tape on such day and, with respect to Merger Ordinary Shares, the closing middle market quotation of a Parent Ordinary Share as reported in the Daily Official List of the London Stock Exchange ("LSE") for such date. The term "Trading Day" shall mean any day on which securities are traded, with respect to Parent ADSs, on the NYSE, and with respect to Parent Ordinary Shares, on the LSE.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company for one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for Parent ADSs, Merger Ordinary Shares, any cash in lieu of fractional Parent ADSs and Merger Ordinary Shares and any dividends or distributions with respect to Parent ADSs and Merger Ordinary Shares. Neither Parent nor the Surviving Corporation shall be liable to any holder of any Certificate for Parent ADSs or Merger Ordinary Shares (or dividends or distributions with respect to either), or cash payable in respect of fractional Parent ADSs or Merger Ordinary Shares, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional Parent ADSs or Merger Ordinary Shares, and unpaid dividends and distributions in respect of or on Parent ADSs or Merger Ordinary Shares deliverable in respect thereof, pursuant to this Agreement.

     2.04 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law, including the tax laws of the United Kingdom. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent, the Partnership and Merger Sub as follows:

     3.01 Organization and Qualification. (a) Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions which recognize the concept of good standing) under the laws of its jurisdiction of organization and has full corporate or partnership, as the case may be, power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so organized, existing and in good standing (with respect to jurisdictions which recognize the concept of good standing) or to have such power and authority which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect (as defined in Section 9.12) on the Company and its Subsidiaries taken as a whole. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions which recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions that recognize the concept of good standing) which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Section 3.01 of the letter dated the date hereof and delivered to Parent, the Partnership and Merger Sub by the Company concurrently with the execution and delivery of this Agreement (the "Company Disclosure Letter") sets forth (i) the name and jurisdiction of organization of each Subsidiary of the Company and (x) with respect to Subsidiaries that are corporations, (a) such Subsidiary's authorized capital stock, (b) the number of issued and outstanding shares of such Subsidiary's capital stock and (c) the record owners of such Subsidiary's shares and, (y) with respect to Subsidiaries that are partnerships, the names and ownership interests of the partners thereof. The Company has previously delivered to Parent correct and complete copies of the certificate or articles of incorporation and bylaws (or other comparable charter documents) of the Company and its Subsidiaries.

     (b) Section 3.01 of the Company Disclosure Letter sets forth a description as of the date hereof, of all Company Joint Ventures, including
(i) the name of each such entity and the Company's interest therein, and (ii) a brief description of the principal line or lines of business conducted by each such entity. For purposes of this Agreement:

    (i) "Joint Venture" of a person or entity shall mean any corporation or other entity (including partnerships and other business associations) that is not a Subsidiary of such person or entity, in which such person or one or more of its Subsidiaries owns directly or indirectly an equity interest, other than equity interests which are less than 5% of each class of the outstanding voting securities or equity interests of any such entity;

    (ii) "Company Joint Venture" shall mean any Joint Venture of the Company or any of its Subsidiaries; and

    (iii) "Parent Joint Venture" shall mean any Joint Venture of Parent or any of its Subsidiaries.

     (c) Except for interests in the Subsidiaries of the Company, the Company Joint Ventures and as disclosed in the Company SEC Reports (as defined in Section 3.05) filed prior to the date of this Agreement or Section 3.01 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any material corporation, partnership, limited liability company, joint venture or other business association or entity (other than non-controlling investments in the ordinary course of business and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business).

     3.02 Capital Stock. (a) The authorized capital stock of the Company consists of:

    (i) 750 million shares of Company Common Stock, of which 297,335,056 shares were issued and outstanding as of November 30, 1998, and

    (ii) 126,533 shares of 5% preferred stock, of which 126,533 were issued and outstanding as of November 30, 1998, 3.5 million shares of serial preferred stock, of which 288,499 were issued and outstanding as of November 30, 1998 and of which 2,065 shares were designated the 4.52% Series, 18,060 shares were designated the 7.00% Series, 5,932 shares were designated the 6.00% Series, 42,000 were designated the 5.00% Series, 65,960 were designated the 5.40% Series, 69,890 were designated the 4.72% Series, and 84,592 were designated the 4.56% Series, respectively; and 16 million shares of no par serial preferred stock, of which 2,744,438 were issued and outstanding as of November 30, 1998 and of which 381,220 shares were designated the $1.28 Series, 420,116 shares were designated the $1.18 Series, 193,102 shares were designated the $1.16 Series, 1,000,000 shares were designated the $7.70 Series, and 750,000 shares were designated the $7.48 Series, respectively (collectively, the "Company Preferred Stock").

     As of November 30, 1998, 28,817,971 shares of Company Common Stock were reserved or held for issuance under the PacifiCorp Stock Incentive Plan, the PacifiCorp Long Term Incentive Plan, the PacifiCorp K-Plus Employee Savings and Stock Ownership Plan and the PacifiCorp Dividend Reinvestment and Stock Purchase Plan. All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and except as described in
Section 3.02 of the Company Disclosure Letter, on the date hereof there are no outstanding subscriptions, options, warrants, rights (including stock appreciation rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of the Company or to grant, extend or enter into any Option with respect thereto.

     (b) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or Section 3.02 of the Company Disclosure Letter, all of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Company or a Subsidiary wholly owned, directly or indirectly, by the Company, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a "Lien"), other than Liens or failures to so own which are immaterial. Each outstanding share of Company Preferred Stock, other than shares of the $1.28 Series, $1.18 Series and $1.16 Series of no par serial preferred stock, is entitled to one vote per share, voting together with the holders of Company Common Stock as a single class, on all matters generally submitted to the stockholders of the Company for a vote. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or Section 3.02 of the Company Disclosure Letter, there are no (i) outstanding Options obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of any Subsidiary of the Company or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Subsidiary wholly owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of the Company.

     (c) None of the Subsidiaries of the Company or the Company Joint Ventures is a "public utility company," a "holding company," a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), respectively.

     (d) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or Section 3.02 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any material capital stock of any Subsidiary of the Company or to provide any material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other person.

     3.03 Authority Relative to this Agreement. The Company has full corporate power and authority to enter into this Agreement, and, subject to obtaining the Company Stockholders' Approval (as defined in Section 6.03 (b)), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company, the Board of Directors of the Company has recommended approval of this Agreement by the stockholders of the Company and directed that this Agreement be submitted to the stockholders of the Company for their consideration, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Stockholders' Approval. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3.04 Non-Contravention; Approvals and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries or any of the Company Joint Ventures under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries, or (ii) subject to the obtaining of the Company Stockholders' Approval and the taking of the actions described in
Section 3.04(b), (x) any statute, law, rule, regulation or ordinance (together, "laws"), or any judgment, decree, order, writ, permit or license (together, "orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "Governmental or Regulatory Authority") applicable to the Company or any of its Subsidiaries or any of the Company Joint Ventures or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which the Company or any of its Subsidiaries or any of the Company Joint Ventures is a party or by which the Company or any of its Subsidiaries or any of the Company Joint Ventures or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and
(y) conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

  (b)Except (i) for the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) for the filing of the Proxy Statement (as defined in Section 3.09) and the Registration Statement (as defined in Section 4.09) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the declaration of the effectiveness of the Registration Statement by the SEC and filings with various state securities authorities that are required in connection with the transactions contemplated by this Agreement, (iii) for the filing of an application under Section 203 and any directly related Section of, or regulation under, the Power Act (as defined in Section 3.05(b)) for the sale or disposition of jurisdictional facilities of the Company; (iv) for the filing of the Articles of Merger and other appropriate merger documents required by the BCA with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business; and (v) as disclosed in Section
  3.04 of the Company Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which the Company or any of its Subsidiaries or any of the Company Joint Ventures is a party or by which the Company or any of its Subsidiaries or any of the Company Joint Ventures or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

     3.05 SEC Reports, Financial Statements and Utility Reports. (a) The Company delivered to Parent prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, registration exemption, if applicable, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company or any of its Subsidiaries with the SEC since December 31, 1995 (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"), which are all the documents (other than preliminary materials) that the Company and its Subsidiaries were required to file with the SEC since such date. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, if applicable, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the "Company Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole)) the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in
Section 3.05 of the Company Disclosure Letter, each Subsidiary of the Company is treated as a consolidated subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

  (b)All material filings required to be made by the Company or any of its Subsidiaries since December 31, 1995, under the Federal Power Act (the "Power Act") and applicable state laws and regulations, have been filed with the Federal Energy Regulatory Commission (the "FERC"), the Department of Energy (the "DOE") or any appropriate state public utilities commission (including, without limitation, the state utility regulatory agencies of California, Idaho, Montana, Oregon, Utah, Washington and Wyoming), as the case may be, including all material written forms, statements, reports, agreements and all material documents, exhibits, amendments and supplements appertaining thereto, including but not limited to all material rates, tariffs, franchises, service agreements and related documents, complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder.

     3.06 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or Section 3.06 of the Company Disclosure Letter, (a) between December 31, 1997 and the date hereof, there has not been any change, event or development having, or that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole (other than those changes, events or developments occurring as a result of general economic or financial conditions or which are not unique to the Company and its Subsidiaries but also affect other entities who participate or are engaged in the lines of business in which the Company and its Subsidiaries are engaged), and (b) between December 31, 1997 and the date hereof (i) the Company, its Subsidiaries and the Company Joint Ventures have conducted their respective businesses only in the ordinary course substantially consistent with past practice and (ii) neither the Company nor any of its Subsidiaries nor any of the Company Joint Ventures has (x) acquired or agreed to acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof for a purchase price (including the amount of any indebtedness assumed in connection therewith) of $25 million or more in any one transaction or (y) sold, leased or otherwise disposed of any of its assets or properties (or agreed to do so) other than dispositions in the ordinary course of business consistent with past practice or having a net book value of $25 million or less in any one transaction.

     3.07 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet for the period ended December 31, 1997 included in the Company Financial Statements or as disclosed in the Company SEC Reports filed prior to the date hereof or in Section 3.07 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries had at such date, or has incurred since such date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by U.S. generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or (ii) which are not having, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole.

     3.08 Legal Proceedings. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.08 of the Company Disclosure Letter and except for environmental matters which are governed by
Section 3.15, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company, threatened against, nor to the knowledge of the Company are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, the Company or any of its Subsidiaries or any of the Company Joint Ventures or any of their respective assets and properties which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement, and (ii) neither the Company nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

     3.09 Information Supplied. (a) The proxy statement relating to the Company Stockholders' Meeting (as defined in Section 6.03(b)), as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), and any other documents to be filed by the Company with the SEC (including, without limitation, under the 1935 Act) in connection with the Merger and the other transactions contemplated hereby will (in the case of the Proxy Statement and any such other documents filed with the SEC under the Exchange Act or the Securities Act), comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and will not, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to stockholders of the Company and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Parent, the Partnership or Merger Sub expressly for inclusion therein and information incorporated by reference therein from documents filed by Parent or any of its Subsidiaries with the SEC.

     (b) The information supplied or to be supplied by the Company for inclusion in any filing by Parent with the LSE in respect of the Merger (including, without limitation, the Super Class 1 circular to be issued to shareholders of Parent (the "Circular") and the listing particulars under Part IV of the Financial Services Act 1986 of the United Kingdom (the "FSA") relating to Parent Ordinary Shares (the "Listing Particulars")) (together with any amendments or supplements thereto, the "Parent Disclosure Documents") will, at all relevant times, include all information relating to the Company, and information which is within the knowledge of each of the directors of the Company (or which it would be reasonable for them to obtain by making enquiries), which, in each case, is required to enable the Parent Disclosure Documents and the parties hereto to comply in all material respects with all United Kingdom statutory and other legal and regulatory provisions (including, without limitation, the Companies Act (as defined in Section 4.02(a), the FSA and the rules and regulations made thereunder, and the rules and requirements of the LSE) and all such information contained in such documents will be substantially in accordance with the facts and will not omit anything material likely to affect the import of such information.

     (c) Notwithstanding the foregoing provisions of this Section 3.09, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Registration Statement, the Proxy Statement or the Parent Disclosure Documents based on information supplied by Parent expressly for inclusion or incorporation by reference therein or based on information which is not incorporated by reference in such documents but should have been disclosed pursuant to Section 4.09.

     3.10 Permits; Compliance with Laws and Orders. The Company, its Subsidiaries and the Company Joint Ventures hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities (other than environmental permits which are governed by Section 3.15) necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such Company Permits which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company, its Subsidiaries and the Company Joint Ventures are in compliance with the terms of the Company Permits, except failures so to comply which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or Section 3.10 of the Company Disclosure Letter, the Company, its Subsidiaries and the Company Joint Ventures are not in violation of or default under any law or order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

     3.11 Compliance with Agreements. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or Section 3.11 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries nor any of the Company Joint Ventures nor, to the knowledge of the Company, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, would reasonably be expected to result in a default under, (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries or (ii) any Contract to which the Company or any of its Subsidiaries or any of the Company Joint Ventures is a party or by which the Company or any of its Subsidiaries, or any of the Company Joint Ventures or any of their respective assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

     3.12 Taxes. Except as disclosed in the Company SEC Reports filed prior to the date hereof or Section 3.12 of the Company Disclosure Letter:

    (a) Each of the Company and its Subsidiaries has filed all material tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed or granted and have not expired, and all tax returns and reports are complete and accurate in all respects, except to the extent that such failures to either file, to have extensions granted that remain in effect or to file returns complete and accurate in all respects, as applicable, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company and each of its Subsidiaries has paid (or the Company has paid on its behalf) all taxes shown as due on such tax returns and reports. The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole. No requests for waivers of the time to assess any taxes against the Company or any of its Subsidiaries have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the Company SEC Reports, or, to the extent not adequately reserved, the assessment of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole.

    (b) Neither the Company nor any of its Subsidiaries has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a tax-free reorganization within the meaning of Code Section 368(a).

    (c) Neither the Company nor any of its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations, neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payment, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G.

    (d) Each of the Company and its Subsidiaries has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of United States federal income tax within the meaning of Code Section 6662.

    (e) Neither the Company nor any of its Subsidiaries is a party to any tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (ii) has any material liability for the taxes of any person (other than any of the Company and its Subsidiaries) under United States Treasury Regulation Section 1.1502-6 (or any similar provision or state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

    (f) As used in this Section 3.12 and in Section 4.12, "taxes" shall include all federal, state, local and foreign income, franchise, gross receipts, property, sales, use, excise, alternative-minimum, estimated and other taxes and duties of any jurisdiction, including obligations for withholding taxes from payments due or made to any other person and any interest, penalties or additions to tax.

     3.13 Employee Benefit Plans; ERISA. (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or Section 3.13 of the Company Disclosure Letter or as would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole, (i) all Company Employee Benefit Plans (as defined below) are in compliance with all applicable requirements of law, including without limitation ERISA (as defined below) and the Code, and (ii) neither the Company nor any of its Subsidiaries has any liabilities or obligations with respect to any such Company Employee Benefit Plans, whether accrued, contingent or otherwise, nor to the knowledge of the Company are any such liabilities or obligations expected to be incurred. Except as specifically set forth in
Section 3.13 of the Company Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Benefit Plan that will or would reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only severance agreements or severance policies applicable to the Company or any of its Subsidiaries are the agreements and policies specifically referred to in Section 3.13 of the Company Disclosure Letter.

     (b) As used herein:

    (i) "Company Employee Benefit Plan" means any Plan (other than any "multiemployer plan," as that term is defined in Section 4001 of ERISA) entered into, established, maintained, sponsored, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of the current or former employees or directors of the Company or any of its Subsidiaries and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time and, in the case of a Plan which is subject to Part 3 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), Section 412 of the Code or Title IV of ERISA, at any time during the five-year period immediately preceding the date of this Agreement; and

    (ii) "Plan" means any employment, bonus, incentive compensation, deferred compensation, long term incentive, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy, program, scheme or arrangement, whether written or oral, and whether applicable to only one individual or a group of individuals, including, but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

    (iii) "ERISA Affiliate" means any person, who on or before the Effective Time, is under common control with the Company within the meaning of
  Section 414 of the Code.

     (c) Complete and correct copies of the following documents have been made available to Parent, as of the date of this Agreement: (i) all material Company Employee Benefit Plans and any related trust agreements or related insurance contracts and pro forma option agreements, (ii) the most current summary plan descriptions of each Company Employee Benefit Plan subject to the requirement to give a summary plan description under ERISA, (iii) the most recent Form 5500 and Schedules thereto for each Company Employee Benefit Plan subject to such reporting, (iv) the most recent determination of the Internal Revenue Service with respect to the qualified status of each Company Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, (v) the most recent accountings with respect to each Company Employee Benefit Plan funded through a trust, (vi) the most recent actuarial report of the qualified actuary of each Company Employee Benefit Plan with respect to which actuarial valuations are conducted.

     (d) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or Section 3.13 of the Company Disclosure Letter, neither the Company nor any Subsidiary maintains or is obligated to provide benefits under any life, medical or health Plan (other than as an incidental benefit under a Plan qualified under Section 401(a) of the Code) which provides benefits to retirees or other terminated employees other than benefit continuations rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

     (e) Except as set forth in Section 3.13 of the Company Disclosure Letter, each Company Employee Benefit Plan covers only employees who are employed by the Company or a Subsidiary (or former employees or beneficiaries with respect to service with the Company or a Subsidiary), so that the transactions contemplated by this Agreement will require no spin-off of assets and liabilities or other division or transfer of rights with respect to any such plan.

     (f) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or Section 3.13 of the Company Disclosure Letter, neither the Company, any Subsidiary, any ERISA Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has at any time during the five (5) year period preceding the date hereof contributed to any "multiemployer plan", as that term is defined in Section 4001 of ERISA. With respect to each "multiemployer plan", as defined above, in which the Company, any Subsidiary or any ERISA Affiliate participates or has participated, (i) neither the Company, any Subsidiary nor any ERISA Affiliate has incurred, any material withdrawal liability, (ii) neither the Company, any Subsidiary nor any ERISA Affiliate has received any notice that (A) any such plan is being reorganized in a manner that will result, or would reasonably be expected to result, in material liability, (B) increased contributions of a material amount may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or (C) any such plan is, or would reasonably be expected to become, insolvent, and (iii) to the knowledge of the Company, there are no PBGC (as defined below) proceedings against any such plan.

     (g) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or Section 3.13 of the Company Disclosure Letter, no event has occurred, and there exists no condition or set of circumstances in connection with any Company Employee Benefit Plan, under which the Company or any

Subsidiary, directly or indirectly (through any indemnification agreement or otherwise), could reasonably be expected to be subject to any risk of material liability under Section 409 of ERISA, Section 502(i) of ERISA, Title IV of ERISA or Section 4975 of the Code.

     (h) No transaction contemplated by this Agreement will result in liability to the Pension Benefit Guaranty Corporation ("PBGC") under Section 302(c)(11), 4062, 4063, 4064 or 4069 of ERISA, or otherwise, with respect to the Company, any Subsidiary, Parent or any corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA, and, to the knowledge of the Company, no event or condition exists or has existed which would reasonably be expected to result in any material liability to the PBGC with respect to Parent, the Company, any Subsidiary or any such corporation or organization. Except as set forth in Section 3.13 of the Company Disclosure Schedule, no "reportable event" within the meaning of Section 4043 of ERISA has occurred with respect to any Company Employee Benefit Plan that is a defined benefit plan under
Section 3(35) of ERISA other than "reportable events" as to which the requirement of notice to the PBGC within thirty days has been waived.

     (i) Except as set forth in Section 3.13 of the Company Disclosure Schedule, no employer securities, employer real property or other employer property is included in the assets of any Company Employee Benefit Plan.

     (j) No stock appreciation rights are outstanding under the Company Stock Incentive Plan or any other plan or arrangement maintained by the Company or any affiliate of the Company.

     3.14 Labor Matters. (a) Except as set forth in Section 3.14 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.14 of the Company Disclosure Letter, there are no disputes pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries or any of the Company Joint Ventures and any trade union or other representatives of its employees, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole, and, to the knowledge of the Company, except as set forth in Section 3.14 of the Company Disclosure Letter, there are no material organizational efforts presently being made involving any of the now unorganized employees of the Company or any of its Subsidiaries or any of the Company Joint Ventures. Since December 31, 1995, there has been no work stoppage, or strike by employees of the Company or any of its Subsidiaries or any of the Company Joint Ventures except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

     (b) To the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of the Company Joint Ventures is in material violation of any labor laws in any country (or political subdivision thereof) in which they transact business except for such violations as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

     3.15 Environmental Matters. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.15 of the Company Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole:
    (a) (i) Each of the Company, its Subsidiaries and the Company Joint Ventures is in compliance with all applicable Environmental Laws (as hereinafter defined); and

    (ii) Neither the Company nor any of its Subsidiaries nor any of the Company Joint Ventures has received any written communication from any person or Governmental or Regulatory Authority that alleges that the Company or any of its Subsidiaries or any of the Company Joint Ventures is not in such compliance with applicable Environmental Laws.

     (b) Each of the Company, its Subsidiaries and the Company Joint Ventures has obtained all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of its facilities and the conduct of its operations, as applicable, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company, its Subsidiaries and the Company Joint Ventures are in compliance with all terms and conditions of the Environmental Permits.

     (c) There is no Environmental Claim (as hereinafter defined) pending

    (i) against the Company or any of its Subsidiaries or any of the Company Joint Ventures;

    (ii) to the knowledge of the Company, against any person or entity whose liability for any such Environmental Claim the Company or any of its Subsidiaries or any of the Company Joint Ventures has or may have retained or assumed either contractually or by operation of law; or

    (iii) against any real or personal property or operations which the Company or any of its Subsidiaries or any of the Company Joint Ventures owns, leases or manages, in whole or in part.

     (d) To the knowledge of the Company, there have not been any Releases (as hereinafter defined) of any Hazardous Material (as hereinafter defined) that would be reasonably likely to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries or any of the Company Joint Ventures, or against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries or any of the Company Joint Ventures has or may have been retained or assumed either contractually or by operation of law.

     (e) To the knowledge of the Company, with respect to any predecessor of the Company or any of its Subsidiaries, there is no Environmental Claim pending or threatened in writing, and there has been no Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim.

     (f) There are no material facts specific to the Company that have not been disclosed to Parent which the Company reasonably believes are likely to form the basis of a Environmental Claim against the Company or any of its Subsidiaries or any of the Company Joint Ventures arising from (x) current environmental remediation or mining reclamation costs of the Company, its Subsidiaries and the Company Joint Ventures or such remediation or reclamation costs known to be required in the future, or (y) any other environmental matter affecting the Company or its Subsidiaries or any of the Company Joint Ventures.

     (g) As used in this Section 3.15:

    (i) "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or written notices of noncompliance, liability or violation by any person or entity (including any Governmental or Regulatory Authority) alleging potential liability (including, without limitation, potential responsibility or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from

      (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of its Subsidiaries or any of the Company Joint Ventures; or

      (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or

      (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials;

    (ii) "Environmental Laws" means all Federal, state and local laws, rules and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials;

    (iii) "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; and (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company or any of its Subsidiaries or any of the Company Joint Ventures operates or any jurisdiction which has received such chemical, material, substance or waste from the Company or its Subsidiaries; and

    (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

     3.16 Intellectual Property Rights. The Company and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Intellectual Property (as defined below) individually or in the aggregate material to the conduct of the businesses of the Company and its Subsidiaries taken as a whole. Neither the Company nor any Subsidiary of the Company is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property and, to the knowledge of the Company, such Intellectual Property is not being infringed by any third party, and neither the Company nor any Subsidiary of the Company is infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, "Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

     3.17 Regulation as a Utility. (a) The Company is not regulated as a public utility by any state other than the States of California, Idaho, Montana, Oregon, Utah, Washington and Wyoming. Section 3.17 of the Company Disclosure Letter lists each Subsidiary of the Company which is a public utility or is otherwise engaged in the regulated supply (including generation, transmission or distribution) of electricity, natural gas and/or telecommunications. Except as set forth in Section 3.17 of the Company Disclosure Letter, neither the Company nor any "subsidiary company" or "affiliate" of the Company is subject to regulation as a public utility or public service company (or similar designation) by any state in the United States or any foreign country. The Company is not a public utility holding company under the 1935 Act.

     (b) As used in this Section 3.17, the terms "subsidiary company" and "affiliate" shall have the respective meanings ascribed to them in the 1935 Act.

     3.18 Insurance. Except as set forth in Section 3.18 of the Company Disclosure letter, each of the Company and its Subsidiaries is, and has been continuously since January 1, 1994, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business conducted by the Company and its Subsidiaries during such time period. Except as set forth in
Section 3.18 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of the Company or any of its Subsidiaries. The material insurance policies of the Company and each of its Subsidiaries are valid and enforceable policies.

     3.19 Vote Required. Assuming the accuracy of the representation and warranty contained in Section 4.19, the affirmative vote of the holders of record of at least (i) a majority of voting power of the outstanding shares of Company Common Stock and Company Preferred Stock voting together and (ii) a majority of the voting power of the Company Preferred Stock voting separately from the Company Common Stock as a single class with respect to the approval of this Agreement are the only votes of the holders of any class or series of the capital stock of the Company or its Subsidiaries required to approve this Agreement and approve the Merger and the other transactions contemplated hereby.

     3.20 Opinion of Financial Advisor. The Company has received the opinion of Salomon Smith Barney, dated the date hereof, to the effect that, as of the date hereof, the consideration to be received in the Merger by the stockholders of the Company is fair from a financial point of view to the stockholders of the Company, and a true and complete copy of such opinion has been delivered to Parent prior to the execution of this Agreement.

     3.21 Ownership of Parent Common Stock. Neither the Company nor any of its Subsidiaries beneficially owns any Parent Ordinary Shares or Parent ADSs.

     3.22 Article VII of the Company's Articles of Incorporation and Sections 60.825-60.845 of the BCA Not Applicable. The Company has taken all necessary actions so that neither the provisions of Article VII of the Company's Articles of Incorporation nor the provisions of Sections 60.825-60.845 of the BCA (i.e., affiliated transactions and fair price provisions) will, before the termination of this Agreement, apply to this Agreement or the Merger or the other transactions contemplated hereby.

     3.23 Certain Contracts. Except as set forth in Section 3.23 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries or Joint Ventures is a party to, or bound by, any Contract containing any provision or covenant prohibiting or materially limiting the ability of the Company or any Company Subsidiary to engage in any business activity or compete with any person.

     3.24 Year 2000. The Company and its Subsidiaries have put into effect practices and programs which the Company reasonably believes will enable all material software, hardware and equipment (including microprocessors) that is owned or utilized by the Company or any of its Subsidiaries in the operations of its or their respective business to be capable, by December 31, 1999, of accounting for all calculations using a century and date sensitive algorithm for the year 2000 and the fact that the year 2000 is a leap year and to otherwise continue to function without any material interruption caused by the occurrence of the year 2000.

     3.25 Joint Venture Representations. Each representation or warranty made by the Company in this Article III relating to a Company Joint Venture that is neither operated nor managed by the Company or a Subsidiary of the Company shall be deemed to be made only to the Company's knowledge.

                                  ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PARTNERSHIP

     Parent (on behalf of itself and on behalf of Merger Sub) and the Partnership represent and warrant to the Company as follows (which representations and warranties of Parent on behalf of Merger Sub shall only be true and correct as of the Closing Date):

     4.01 Organization and Qualification. (a) Each of Parent and its Subsidiaries (other than the Partnership) is a corporation duly incorporated, validly existing and in good standing (with respect to jurisdictions which recognize the concept of good standing) under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated, existing and in good standing (with respect to jurisdictions which recognize the concept of good standing) or to have such power and authority which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. The Partnership is a general partnership validly existing under the laws of the State of Nevada. Each of the Partnership and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement (other than, with respect to the Partnership, in connection with the investment of the initial partnership capital pursuant to or in accordance with the Partnership Agreement, dated December 3, 1998, by and between UKSub 1 and UKSub 2 (the "Partnership Agreement")), has engaged in no other business activities and has conducted its operations only as contemplated hereby (or, with respect to the Partnership, as contemplated by the Partnership Agreement). Except as disclosed in Section 4.01 of the Parent Disclosure Letter (as defined below), each of UKSub 1 and UKSub 2 was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Each of Parent and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions which recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing, admission or good standing necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions which recognize the concept of good standing) which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Section 4.01 of the letter dated the date hereof and delivered by Parent and Merger Sub to the Company concurrently with the execution and delivery of this Agreement (the "Parent Disclosure Letter") sets forth (i) the name and jurisdiction of incorporation of each Subsidiary of Parent, (ii) its authorized capital stock, (iii) the number of issued and outstanding shares of its capital stock and (iv) the record owners of such shares. Parent has previously delivered to the Company correct and complete copies of the memorandum and articles of association and bylaws (or other comparable charter documents) of Parent and each of its Subsidiaries, and the Partnership Agreement.

     (b) Section 4.01 of the Parent Disclosure Letter sets forth a description as of the date hereof, of all Parent Joint Ventures, including (i) the name of each such party and Parent's interest therein, and (ii) a brief description of the principal line or lines of business conducted by each such entity.

     (c) Except for interests in the Subsidiaries of Parent and as disclosed in Section 4.01 of the Parent Disclosure Letter, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, (i) any material corporation, partnership, joint venture or other business association or entity (other than non-controlling investments in the ordinary course of business and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business) or (ii) any other business association or entity the effect of which is having or could reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

     4.02 Capital Stock. (a) The authorized share capital of Parent consists solely of (i) 1,700,000,000 Parent Ordinary Shares, of which 1,198,629,102 shares were issued as of November 30, 1998, and (ii) one

Special Rights Non-Voting Redeemable Preference Share of (Pounds)1 (the "Special Share") which was issued as of such date. Since November 30, 1998, except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or Section 4.02 of the Parent Disclosure Letter, there has been no change in the number of issued Parent Ordinary Shares other than the issuance of Parent Ordinary Shares pursuant to options or rights outstanding as of such date to subscribe or purchase Parent Ordinary Shares, which options or rights are described in Section 4.02 of the Parent Disclosure Letter. All of the issued Parent Ordinary Shares are, and all Merger Ordinary Shares and all Parent Ordinary Shares to be issued to the ADR Depositary pursuant to Section
2.01 will be, upon issuance, duly authorized, validly issued and fully paid and voting, and no class of shares is entitled to preemptive rights, except as provided in Section 89 of the Companies Act of 1985 of the United Kingdom (the "Companies Act"). Except pursuant to this Agreement, the Parent employee share schemes listed in Section 4.02 of the Parent Disclosure Letter (the "Parent Share Schemes") and except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or Section 4.02 of the Parent Disclosure Letter, on the date hereof there are no outstanding Options obligating Parent or any of its Subsidiaries to issue or sell any capital or other shares of Parent or to grant, extend or enter into any Option with respect thereto.

     (b) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or Section 4.02 of the Parent Disclosure Letter, all of the outstanding shares of each Subsidiary of Parent are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by Parent or a Subsidiary wholly owned, directly or indirectly, by Parent, free and clear of any Liens. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or Section 4.02 of the Parent Disclosure Letter, there are no (i) outstanding Options obligating Parent or any of its Subsidiaries to issue or sell any shares of any Subsidiary of Parent or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than Parent or a Subsidiary wholly owned, directly or indirectly, by Parent with respect to the voting of or the right to participate in dividends or other earnings in respect of any shares of any Subsidiary of Parent.

     (c) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or Section 4.02 of the Parent Disclosure Letter and except for the right of the holder of the Special Share to require Parent to redeem the Special Share pursuant to the Articles of Association of Parent, there are no outstanding contractual obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any shares of any Subsidiary of Parent or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Parent or any other person.

     (d) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Parent having the right to vote on any matters on which shareholders may vote are issued or outstanding.

     4.03 Authority Relative to this Agreement. Each of Parent, the Partnership and Merger Sub (and, with respect to Section 2.01 only, UKSub 1 and UKSub 2) has full power and authority to enter into this Agreement, and, subject (in the case of this Agreement) to obtaining the Parent Shareholders' Approval (as defined in Section 6.03(a)), to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent, the Partnership and Merger Sub (and, with respect to Section 2.01 only, UKSub 1 and UKSub 2) and the consummation by each of Parent, the Partnership and Merger Sub (and, with respect to Section 2.01 only, UKSub 1 and UKSub 2) of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent and Merger Sub (and, with respect to Section
2.01 only, UKSub 1 and UKSub 2) and the general partners of the Partnership, and by the Partnership in its capacity as sole stockholder of Merger Sub, the Board of Directors of Parent has passed a resolution declaring the advisability of the Merger and resolving that the Merger and the creation of, and the authorization of the Board of Directors to allot, the Parent Ordinary Shares in connection with the Merger be submitted for consideration by the shareholders of Parent, and no other corporate proceedings on the part of Parent or Merger Sub or their shareholders, or the Partnership or its general partners are necessary to authorize the execution, delivery and performance of this Agreement by Parent, the Partnership or Merger Sub (and, with respect to Section 2.01 only, UKSub 1 and UKSub 2) and the consummation by Parent, the Partnership and Merger Sub (and, with respect to Section 2.01 only, UKSub 1 and UKSub 2) of the transactions contemplated hereby, other than obtaining the Parent Shareholders' Approval. This

Agreement has been duly and validly executed and delivered by each of Parent, the Partnership and Merger Sub (and, with respect to Section 2.01 only, UKSub 1 and UKSub 2) and constitutes a legal, valid and binding obligation of each of Parent, the Partnership and Merger Sub (and, with respect to Section 2.01 only, UKSub 1 and UKSub 2) enforceable against each of Parent, the Partnership and Merger Sub (and, with respect to Section 2.01 only, UKSub 1 and UKSub 2) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.04 Non-Contravention; Approvals and Consents. The execution and delivery of this Agreement by each of Parent, the Partnership and Merger Sub (and, with respect to Section 2.01 only, UKSub 1 and UKSub 2) do not, and the performance by each of Parent, the Partnership and Merger Sub (and, with respect to Section 2.01 only, UKSub 1 and UKSub 2) of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or any of its Subsidiaries or any of the Parent Joint Ventures under, any of the terms, conditions or provisions of (i) the memorandum or articles of association or bylaws (or other comparable charter documents) of Parent or any of its Subsidiaries or any of the Parent Joint Ventures, (ii) the Partnership Agreement; or (iii) subject to the obtaining of the Parent Shareholders' Approval and the taking of the actions described in paragraph (b) of this Section, (x) any laws or orders of any Governmental or Regulatory Authority applicable to Parent or any of its Subsidiaries or any of the Parent Joint Ventures or any of their respective assets or properties, or (y) any Contracts to which Parent or any of its Subsidiaries or any of the Parent Joint Ventures is a party or by which Parent or any of its Subsidiaries or any of the Parent Joint Ventures or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent, the Partnership and Merger Sub to consummate the transactions contemplated by this Agreement.

     (b) Except (i) for the filing of a premerger notification report by Parent under the HSR Act, (ii) for the filing of the Registration Statement with the SEC pursuant to the Securities Act, the declaration of the effectiveness of the Registration Statement by the SEC and filings with various state securities authorities that are required in connection with the transactions contemplated by this Agreement, (iii) for the filing of the Articles of Merger and other appropriate merger documents required by the BCA with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, (iv) for the filings with, notices to, and approvals of, the LSE and NYSE, (v) the filing of a notice pursuant to Section 721 of the Defense Production Act of 1950, or any successor thereto ("Exon-Florio"),
(vi) the approval of the FERC pursuant to the Power Act, (vii) the approval of any jurisdictional state regulating agencies, (viii) the giving of indications by the OFT, SOS, OFFER and OFWAT as described in Sections 7.01(k) and (l) and
(ix) as disclosed in Section 4.04 of the Parent Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which Parent or any of its Subsidiaries or any of the Parent Joint Ventures is a party or by which Parent or any of its Subsidiaries or any of the Parent Joint Ventures or any of their respective assets or properties is bound for the execution and delivery of this Agreement by each of Parent, the Partnership and Merger Sub, the performance by each of Parent, the Partnership and Merger Sub of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent, the Partnership and Merger Sub to consummate the transactions contemplated by this Agreement.

     4.05 SEC Reports and Financial Statements. (a) Parent delivered to the Company prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by Parent or any of its Subsidiaries with the SEC since December 31, 1995 (as such documents have since the time of their filing been amended or supplemented, the "Parent SEC Reports"), which are all the documents (other than preliminary materials) that Parent and its Subsidiaries were required to file with the SEC since such date. As of their respective dates, the Parent SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports (the "Parent Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United Kingdom applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries taken as a whole)) the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in Section 4.05 of the Parent Disclosure Letter, each Subsidiary of Parent is treated as a consolidated subsidiary of Parent in the Parent Financial Statements for all periods covered thereby.

     (b) All material filings required to be made by Parent or any of its Subsidiaries since December 31, 1995 in the United Kingdom under the Electricity Act 1989, the Water Industry Act 1991, the Water Resources Act 1991 and the Telecommunications Act 1984 have been filed with OFFER, OFWAT and the Office of Telecommunications Services or any other appropriate Governmental or Regulatory Authority, as the case may be, including all material forms, statements, reports, agreements and all material documents, exhibits, amendments and supplements appertaining thereto, including but not limited to all material rates, tariffs, franchises, service agreements and related documents, complied, as of their respective dates, in all material respects with all applicable requirements of the statute and the rules and regulations thereunder.

     4.06 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or Section 4.06 of the Parent Disclosure Letter, (a) since March 31, 1998 there has not been any change, event or development having, or that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries taken as a whole (other than those changes, events, or developments occurring as a result of general economic or financial conditions or which are not unique to Parent and its Subsidiaries but also affect other entities who participate or are engaged in the lines of business in which Parent and its Subsidiaries are engaged), and (b) between March 31, 1998 and the date hereof (i) Parent, its Subsidiaries and the Parent Joint Ventures have conducted their respective businesses only in the ordinary course substantially consistent with past practice.

     4.07 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet for the period ended March 31, 1998 included in the Parent Financial Statements or as disclosed in Section 4.07 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles in the United Kingdom to be reflected on a consolidated balance sheet of Parent and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or (ii) which have not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries taken as a whole.

     4.08 Legal Proceedings. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or in Section 4.08 of the Parent Disclosure Letter and except for environmental matters which are governed by
Section 4.15, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Parent, threatened against, nor to the knowledge of Parent are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, Parent or any of its Subsidiaries or any of the Parent Joint Ventures or any of their respective assets and properties which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Parent, and its Subsidiaries taken as a whole or on the ability of Parent, the Partnership and Merger Sub to consummate the transactions contemplated by this Agreement, and
(ii) neither Parent nor any of its Subsidiaries nor any of the Parent Joint Ventures is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or would reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent, the Partnership and Merger Sub to consummate the transactions contemplated by this Agreement.

     4.09 Information Supplied. (a) The registration statement on Form F-4 to be filed with the SEC by Parent in connection with the issuance of Parent ADSs in the Merger, as amended or supplemented from time to time (as so amended and supplemented, the "Registration Statement"), and any other documents to be filed by Parent with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will (in the case of the Registration Statement and any such other documents filed with the SEC under the Securities Act or the Exchange Act) comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and will not, on the date of its filing or, in the case of the Registration Statement, at the time it becomes effective under the Securities Act, or at the date the Proxy Statement is mailed to stockholders of the Company and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent, the Partnership or Merger Sub with respect to information supplied in writing by or on behalf of the Company expressly for inclusion therein and information incorporated by reference therein from documents filed by the Company or any of its Subsidiaries with the SEC.

     (b) The Parent Disclosure Documents will, at all relevant times, include all information relating to Parent, and information which is within the knowledge of each of the directors of Parent (or which it would be reasonable for them to obtain by making enquiries), which, in each case, is required to enable the Parent Disclosure Documents and the parties hereto to comply in all material respects with all United Kingdom statutory and other legal and regulatory provisions (including, without limitation, the Companies Act, the FSA and the rules and regulations made thereunder, and the rules and requirements of the LSE) and all such information contained in such documents will be substantially in accordance with the facts and will not omit anything material likely to affect the import of such information.

     (c) Notwithstanding the foregoing provisions of this Section 4.09, no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Registration Statement, the Proxy Statement, the Listing Particulars or the Circular based on information supplied by the Company expressly for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to
Section 3.09.

     4.10 Permits; Compliance with Laws and Orders. Parent. its Subsidiaries and the Parent Joint Ventures hold all permits, licenses, franchises variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities (other than environmental permits which are governed by Section 4.15) necessary for the lawful conduct of their respective businesses (the "Parent Permits"), except for failures to hold such Parent Permits which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Parent, its Subsidiaries and the Parent Joint Ventures are in compliance with the terms of the Parent Permits, except failures so to comply which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, Parent and its Subsidiaries and the Parent Joint Ventures are not in violation of or default under any law or order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

     4.11 Compliance with Agreements. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or Section 4.11 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, would reasonably be expected to result in a default under, (i) the memorandum or articles of association (or other comparable charter documents) of Parent or any of its material Subsidiaries or (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

     4.12 Taxes. (a) Each of Parent and its Subsidiaries has filed all material tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed or granted and have not expired and all tax returns and reports are complete and accurate in all material respects. Parent and each of its Subsidiaries has paid (or Parent has paid on its behalf) all taxes shown as due on such tax returns and reports. The most recent financial statements contained in the Parent SEC Reports reflect an adequate reserve for all taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against Parent or any of its Subsidiaries that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries taken as a whole. No requests for waivers of the time to assess any taxes against Parent or any of its Subsidiaries have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the Parent SEC Reports, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries taken as a whole.

     (b) Neither Parent nor any of its Subsidiaries has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a tax-free reorganization within the meaning of Code Section 368(a).

     (c) UKSub 1 and UKSub 2 are not public limited corporations.

     (d) Parent directly owns the whole of the issued share capital of UKSub 1 and UKSub 2.

     (e) UKSub 1 and UKSub 2 directly own all of the equity interests in the Partnership.

     (f) Prior to the Closing Date, Parent will make an election pursuant to
Section 301.7701-3 of the U.S. Treasury regulations promulgated under the Code to treat UKSub 1 and UKSub 2 as entities disregarded as separate from Parent and will make an election under Section 301.7701-3 of the U.S. Treasury regulations to treat the Partnership as an association taxable as a corporation. Neither Parent nor any of its Subsidiaries has taken any action that (or has failed to take any action if such failure) would reasonably be likely to cause UKSub 1 or UKSub 2 to be characterized as an association taxable as a corporation for U.S. federal income tax purposes.

     (g) Parent has satisfied, and until the Closing Date will satisfy, the active trade or business test specified in Section 1.367(a)-3(c)(3) of the U.S. Treasury regulations for a minimum period of three years prior to the Closing Date.

     (h) None of Parent, UKSub 1, UKSub 2, the Partnership, nor any other affiliate of Parent has any intention to redeem, acquire, or to cause the Company or any affiliate of the Company to acquire, or to arrange for another person to acquire, any of the ADS Consideration or the Ordinary Share Consideration.

     (i) Neither Parent nor any Parent affiliate, directly or indirectly, has paid any expense incurred by the Company, any Company affiliate or any Company stockholder in connection with the transactions contemplated by this Agreement.

     (j) Neither Parent nor any Parent affiliate, directly or indirectly, has loaned any funds to any escrow account, trust or other fund established to pay any expenses incurred by the Company, any Company affiliate or any Company stockholder in connection with the transactions contemplated by this Agreement.

     (k) Neither Parent nor any Parent affiliate, directly or indirectly, owns any stock issued by the Company unless acquired directly from the Company.

     4.13 Parent Employee Benefit Plans. (a) Parent has made available to the Company complete and correct copies, as of the date of this Agreement, of: (i) the current trust deeds and rules of each of the material employee benefit plans to which Parent and its Subsidiaries make or could become liable to make payments for providing retirement, death, disability or life assurance benefits (the "Parent Employee Benefit Plans") (including any draft amendments); (ii) the most recently prepared explanatory booklets and announcements relating to each of the Parent Employee Benefit Plans; (iii) a copy of the actuary's report on the latest actuarial valuation of the Parent Employee Benefit Plans, if applicable; and (iv) the rules of the Parent Share Schemes.

     (b) The Parent Employee Benefit Plans are the only material schemes to which Parent and its Subsidiaries make or could become liable to make payments for providing retirement, death, disability or life assurance benefits.

     (c) To the extent such exemption is intended by Parent, the Parent Employee Benefit Plans are exempt approved schemes within the meaning of Chapter 1 Part XIV of the Income and Corporation Taxes Act 1988. Except as specifically set forth in Section 4.13 of the Parent Disclosure Letter, members of the Parent Employee Benefit Plans are contracted-out of the State Earnings Related Pension Scheme.

     (d) To the knowledge of Parent, there is no amount which is treated by
Section 144 of the Pension Schemes Act 1993 or Section 75 of the Pensions Act 1995 as a debt due to the trustees of the Parent Employee Benefit Plans or from Parent or any of its Subsidiaries to the trustees of any other benefit plan except for such debts which would not reasonably be expected to have a material adverse effect on the Parent and its Subsidiaries taken as a whole. The Parent Employee Benefit Plans have not ceased to admit new members.

     (e) Except as set forth in Section 4.13 of the Parent Disclosure Letter and except for disputes which would not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole, there is no dispute about the benefits payable under the Parent Employee Benefit Plans and, to the knowledge of Parent, there are no circumstances which might give rise to any such dispute.

     (f) To the knowledge of Parent, the actuary's report on the latest actuarial valuation accurately describes the financial position of each Parent Employee Benefit Plan for which an actuarial valuation is required by law at its effective date and in accordance with the assumptions employed for that valuation. Except as set forth in Section 4.13 of the Parent Disclosure Letter, nothing has happened since that date which would, to a material extent, affect the level of funding of any Parent Employee Benefit Plan and, since that date, contributions have been paid to each Parent Employee Benefit Plan at the rate recommended by the actuary. Except as set forth in Section
4.13 of the Parent Disclosure Letter, no assets have been withdrawn by Parent or any of its Subsidiaries from any Parent Employee Benefit Plan (except to pay benefits or by way of reimbursement of expenses) since the effective date of the latest actuarial valuation of that plan.

     (g) Except as set forth in Section 4.13 of the Parent Disclosure Letter or as would not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole, the Parent Employee Benefit Plans comply with and have been administered in accordance with all applicable laws, regulations and requirements. All amounts due to the Parent Employee Benefit Plans at any time prior to the month in which this Agreement is signed have been paid.

     4.14 Labor Matters. (a) Except as set forth in Section 4.14 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement, recognition agreement, European Works Council or other labor agreement with any union, labor organization or other responsible body. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or in Section 4.14 of the Parent Disclosure Letter, there are no disputes pending or, to the knowledge of Parent, threatened between Parent or any of its Subsidiaries or any of the Parent Joint Ventures and any trade union or other representatives of its employees, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole, and, to the knowledge of Parent, there are no material organization efforts presently being made involving any of the now unorganized employees of the Parent or any of its Subsidiaries or any of the Parent Joint Ventures. Since December 31, 1995, there has been no work stoppage, strike or other concerted action by employees of Parent or any of its Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

     (b) To the knowledge of Parent, neither Parent nor any of its Subsidiaries nor any of the Parent Joint Ventures is in violation of any labor laws in any country (or political subdivision thereof) in which they transact business, except for such violations as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

     4.15 Environmental Matters. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or in Section 4.15 of the Parent Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole:

    (a) (i) Each of Parent, its Subsidiaries and the Parent Joint Ventures is in compliance with all applicable Environmental Laws (as hereinafter defined); and

      (ii) Neither Parent nor any of its Subsidiaries nor any of the Parent Joint Ventures has received any written communication from any person or Governmental or Regulatory Authority that alleges that Parent or any of its Subsidiaries or Joint Ventures is not in such compliance with applicable Environmental Laws.

    (b) Each of Parent, its Subsidiaries and the Parent Joint Ventures has obtained all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of its facilities and the conduct of their operations, as applicable, and all such Environmental Permits are in full force and effect or, where applicable, a renewal application has been timely filed and is pending agency approval, and Parent, its Subsidiaries and the Parent Joint Venture are in compliance with all terms and conditions of the Environmental Permits.

    (c) There is no Environmental Claim (as hereinafter defined) pending

      (i) against Parent or any of its Subsidiaries or any of the Parent Joint Ventures;

      (ii) to the knowledge of Parent, against any person or entity whose liability for any Environmental Claim Parent or any of its Subsidiaries or any of the Parent Joint Ventures has or may have retained or assumed either contractually or by operation of law; or

      (iii) against any real or personal property or operations which Parent or any of its Subsidiaries or any of the Parent Joint Ventures owns, leases or manages in whole or in part.

    (d) To Parent's knowledge, there have not been any Releases (as hereinafter defined) of any Hazardous Material (as hereinafter defined) that would be reasonably likely to form the basis of any Environmental Claim against Parent or any of its Subsidiaries or any of the Parent Joint Ventures, or against any person or entity whose liability for any Environmental Claim Parent or any of its Subsidiaries or any of the Parent Joint Ventures has or may have retained or assumed either contractually or by operation of law.

    (e) As used in this Section 4.15:

      (i) "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance, liability or violation (written or oral) by any person or entity (including any Governmental or Regulatory Authority) alleging potential liability (including, without limitation, potential responsibility or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from

        (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Parent or any of its Subsidiaries or any of the Parent Joint Ventures; or

        (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or

        (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials;

      (ii) "Environmental Laws" means all European Union, national, regional, or local laws, rules and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as its relates to the environmental including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials including, without limitation, Part II and paragraphs 161 and 162 of Schedule 22 of the Environment Act 1995 and the Department of the Environment Transport and the Regions Consultation Draft Guidance on Contaminated Land dated October 1998 but not to the extent that any modification thereof introduced in the final form of this guidance imposes materially more onerous or stringent requirements in respect of contaminated land or pollution.

      (iii) "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; and (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which Parent or any of its Subsidiaries or any of the Parent Joint Ventures operates or any jurisdiction which has received such chemical, material, substance or waste from Parent or its Subsidiaries; and

      (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

     4.16 Intellectual Property Rights. Parent and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Intellectual Property individually or in the aggregate material to the conduct of the businesses of Parent and its Subsidiaries taken as a whole. Neither Parent nor any Subsidiary of Parent is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, to the knowledge of Parent, such Intellectual Property is not being infringed by any third party, and neither Parent nor any Subsidiary of Parent is infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

     4.17 Vote Required. The only votes of the holders of any class of shares of Parent required to approve the Merger and the other transactions contemplated hereby (other than any vote which may be required in order to give effect to the conversion of the Company Stock Options in accordance with
Section 6.10) are the affirmative vote of a majority of such ordinary shareholders of Parent as (being entitled to do so) are present and vote (or, in the case of a vote taken on a poll, the affirmative vote by shareholders or their proxies representing a majority of the Parent Ordinary Shares in respect of which votes were validly exercised) at the Parent Shareholders Meeting in relation to the approval of the Merger, the creation of, and authorization of the Board of Directors of Parent to allot, the Parent Ordinary Shares in connection with the Merger.

     4.18 Opinion of Financial Advisor. Parent has received the opinion of Morgan Stanley Dean Witter Discover Inc., dated the date hereof, to the effect that, as of the date hereof, the consideration to be paid in the Merger by Parent is fair from a financial point of view to Parent, and a true and complete copy of such opinion has been delivered to the Company prior to the execution of this Agreement.

     4.19 Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries or other affiliates beneficially owns any shares of Company Common Stock.

     4.20 Insurance. Except as set forth in Section 4.20 of the Parent Disclosure Letter, each of Parent and its Subsidiaries is, and has been continuously since January 1, 1994, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business conducted by Parent and its Subsidiaries during such time period. Except as set forth in
Section 4.20 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Parent or any of its Subsidiaries. The insurance policies of Parent and each of its Subsidiaries are valid and enforceable policies.

     4.21 Year 2000. Parent and its Subsidiaries have put into effect practices and programs which Parent reasonably believes will enable all material software, hardware and equipment (including microprocessors) that are owned or utilized by Parent or any of its Subsidiaries in the operations of its or their respective business to be capable, by December 31, 1999 of accounting for all calculations using a century and date sensitive algorithm for the year 2000, and the fact that the year 2000 is a leap year and to otherwise continue to function without material interruption caused by the occurrence of the year 2000.

     4.22 Joint Venture Representations. Each representation and warranty made by Parent in this Article IV relating to a Parent Joint Venture that is neither operated nor managed by Parent or a Subsidiary of Parent shall be deemed to be made only to Parent's knowledge.

                                   ARTICLE V

                                   COVENANTS

     5.01 Covenants of the Company. At all times from and after the date hereof until the Effective Time, the Company covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise previously consent in writing, which consent shall not be unreasonably withheld or delayed):

    (a) Ordinary Course. The Company and each of its Subsidiaries shall conduct their businesses only in, and the Company and each of its Subsidiaries shall not take any action except in, the ordinary course substantially consistent with past business practice. Without limiting the generality of the foregoing, the Company and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their present business organizations, to maintain in effect all existing material permits, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in substantially the same amounts and against substantially the same risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all laws and orders of all Governmental or Regulatory Authorities applicable to them.

    (b) Charter Documents. The Company shall not, nor shall it permit any of its Subsidiaries to, amend or propose to amend its certificate or articles of incorporation or bylaws or its memorandum and articles of association (or other comparable corporate charter documents).

    (c) Dividends. The Company shall not, nor shall it permit any of its Subsidiaries to, (i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or share capital, except:

      (A) that the Company may continue the declaration and payment of regular cash dividends (including increases consistent with past practice) on Company Common Stock and the Company Preferred Stock, with usual record and payment dates for such dividends in accordance with past dividend practice; provided, that no such dividend on the Company Common Stock shall exceed the amount budgeted therefor in the Company Budget (as hereinafter defined), and

      (B) for the declaration and payment of dividends by (x) a wholly-owned Subsidiary solely to its parent corporation, (y) Bridger Coal Company in accordance with past practice and (z) Subsidiaries of regular cash dividends with usual record and payment dates (including increases consistent with past practice) in accordance with past dividend practice, and

    (ii) split, combine, reclassify or take similar action with respect to any of its capital stock or share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or comprised in its share capital, (iii) except as disclosed in Section 5.01(c) of the Company Disclosure Letter, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (iv) except as disclosed in Section 5.01(c) of the Company Disclosure Letter, directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or comprised in its share capital or any Option with respect thereto except:

      (A) in connection with intercompany purchases of capital stock or share capital,

      (B) for the purpose of funding employee stock ownership or dividend reinvestment, stock purchase plans and other incentive plans disclosed in Section 5.01(d) of the Company Disclosure Letter in accordance with past practice, and

      (C) Prior to the Closing Date, the Company shall redeem all outstanding shares of its $1.28 Series, $1.18 Series and $1.16 Series of no par serial preferred stock.

    (d) Share Issuances. The Company shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or comprised in its share capital or any Option with respect thereto (other than (i) the issuance of Company Common Stock upon the exercise of Options issued pursuant to the Company's Stock Incentive Plan outstanding on the date of this Agreement and in accordance with their present terms, (ii) except as specifically set forth under the heading "Long-Term Incentive Awards" on the Schedule of Ongoing Compensation Obligations attached to Section 5.01(d) of the Company Disclosure Letter, the issuance of options or awards pursuant to the Company's Stock Incentive Plan in accordance with its present terms and only in connection with the hiring of new employees, and the issuance of shares of Company Common Stock upon exercise of such options or awards, (iii) the issuance by a wholly-owned Subsidiary of its capital stock to its parent corporation, or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto) and (iv) shares of Company Preferred Stock with a stated value of up to an aggregate of $250 million.

    (e) Acquisitions. Except as set forth in Section 5.01(e) of the Company Disclosure Letter and other than as provided in the 1999 operating budget of the Company, a copy of which has been disclosed to and discussed with Parent, or any other budget of the Company thereafter approved by Parent, which approval shall not be unreasonably withheld (collectively, the "Company Budget"), the Company shall not, nor shall it permit any of its Subsidiaries to, acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets in excess of $25 million in any one transaction; provided, that this Section 5.01(e) shall not prohibit any capital expenditures made in accordance with Section 5.01(j).

    (f) Dispositions. Other than as set forth in Section 5.01(f) of the Company Disclosure Letter, the Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties, other than dispositions in the ordinary course of its business consistent with past practice or having an aggregate net book value of $25 million or less in any one transaction.

    (g) Indebtedness. Other than as expressly provided in the Company Budget, the Company shall not, nor shall it permit any of its Subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed, including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing other than (i) short-term indebtedness in the ordinary course of business consistent with past practice (such as the issuance of commercial paper or the use of existing credit facilities) in an aggregate amount not exceeding $500 million; (ii) long-term indebtedness not aggregating more than $200 million and (iii) indebtedness entered into in connection with the refinancing of indebtedness outstanding on the date of this Agreement or incurred in compliance with this Section 5.01(g).

    (h) Employee Benefits. Except as set forth on Section 5.01(h) of the Company Disclosure Letter, the Company shall not, nor shall it permit any of its Subsidiaries to, enter into, adopt, amend (except as may be required by applicable law) or terminate any Company Employee Benefit Plan, or increase in any manner the compensation or fringe benefits of any director or executive officer, or, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its Subsidiaries taken as a whole, increase in any manner the compensation or fringe benefits of any employee, or pay any benefit not required by any plan or arrangement in effect as of the date hereof and, in no event shall the Company or its Subsidiaries be permitted to grant to any employee any rights that are not in effect on the date hereof to any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or increase in obligations to fund benefits with respect to that employee resulting from a change in control or change in ownership of the Company or any of its Subsidiaries.

    (i) Affiliate Contracts. Except as disclosed in Section 5.01(i) of the Company Disclosure Letter, the Company shall not, nor shall it permit any of its Subsidiaries or, within the exercise of its reasonable commercial efforts, its Joint Ventures to, except as otherwise expressly provided for in this Agreement, enter into any Contract or amend or modify any existing Contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any affiliate of such party or any of its Subsidiaries.

    (j) Capital Expenditures. The Company shall not, nor shall it permit any of its Subsidiaries to, make any capital expenditures or commitments other than (i) as required by applicable law, (ii) capital expenditures incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), and (iii) other capital expenditures in excess of 110% of the aggregate amount provided for such purposes in the Company Budget.

    (k) 1935 Act. The Company shall not, nor shall it permit any of its Subsidiaries to, engage in any activities which would cause a change in its status, or that of its Subsidiaries, under the 1935 Act, including any action or inaction that would cause the prior approval of the SEC under the 1935 Act to be required for the consummation of the transactions contemplated hereby.

    (l) Regulatory Status. The Company shall not, nor shall it permit any of its Subsidiaries to, agree or consent to any material agreements or modifications of material existing agreements with any Government or Regulatory Authority in respect of the operations of their businesses except where following discussion with the relevant authority such agreements or modifications are imposed upon the Company.

    (m) Transmission, Generation. Except as required pursuant to tariffs on file with the FERC as of the date hereof, or as set forth in Section 5.02(m) of the Company Disclosure Letter, the Company shall not, nor shall it permit its Subsidiaries to:

      (i) commence construction of any additional generating, transmission or delivery capacity in excess of 500 megawatts, or

      (ii) obligate itself to purchase or otherwise acquire, or to sell or otherwise dispose of, or to share, any additional generating, transmission or delivery plants or facilities, in an amount in excess of $25 million in any one transaction, except as set forth in the Company Budget. Any regulatory order potentially imposing any such obligation shall be immediately forwarded to Parent.

    (n) Accounting. The Company shall not, nor shall it permit any of its Subsidiaries to, make any material changes in their accounting methods, except as required by law, rule, regulation or applicable generally accepted accounting principles.

    (o) Tax Matters. The Company shall not take any action which (or fail to take any action if such failure) would cause the Merger to fail to qualify as a reorganization described in Code Section 368(a).

    (p) No Breach. The Company shall not, nor shall it permit any of its Subsidiaries to willfully take or fail to take any action that would or is reasonably likely to result (i) in a material breach of any provision of this Agreement, or (ii) in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

    (q) No Litigation. The Company shall not, nor shall it permits any of its Subsidiaries to, initiate any material actions, suits, arbitrations or proceedings.

    (r) Tax-Exempt Status. The Company shall not, nor shall it permit any of its Subsidiaries to, except as otherwise expressly provided for in this Agreement, take any action that would be reasonably likely to jeopardize the qualification of any material amount of outstanding revenue bonds which qualify on the date hereof under Section 142(a) of the Code as "exempt facility bonds" or as tax-exempt industrial development bonds under Section 103(b)(4) of the Internal Revenue Code of 1954, as amended, prior to the enactment of the Tax Reform Act of 1986.

    (s) Advice of Changes. The Company shall confer with Parent on a regular and frequent basis with respect to the Company's business and operations and other matters relevant to the Merger, and shall promptly advise Parent, orally and in writing, of any material change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of material litigation; provided that the Company shall not be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law or regulation.

    (t) Notice and Cure. The Company will notify Parent in writing of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to the Company, that causes or will cause any covenant or agreement of the Company under this Agreement to be breached or that renders or will render untrue in any material respect any representation or warranty of the Company contained in this Agreement. The Company also will notify Parent in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to the Company, of any representation, warranty, covenant or agreement made by the Company. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

    (u) Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, the Company will take or cause to be taken all commercially reasonable steps necessary or desirable and will proceed diligently and in good faith to satisfy each condition to its obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and the Company will not, nor will it permit any of its Subsidiaries to, take or fail to take any action that would reasonably be expected to result in the nonfulfillment of any such condition.

     5.02 Covenants of Parent. At all times from and after the date hereof until the Effective Time, Parent covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that the Company shall otherwise previously consent in writing, which consent shall not be unreasonably withheld or delayed):

    (a) Ordinary Course. Parent and each of its Subsidiaries shall conduct their businesses only in, and Parent and each of its Subsidiaries shall not take any action except in, the ordinary course consistent with past practice. Without limiting the generality of the foregoing, Parent and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to maintain in effect all existing permits, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all laws and orders of all Governmental or Regulatory Authorities applicable to them.

    (b) Charter Documents. Parent shall not, nor shall it permit any of its Subsidiaries to, amend or propose to amend its certificate or articles of incorporation or bylaws or its memorandum and articles of association (or other comparable corporate charter documents).

    (c) Dividends. Other than as set forth in the Parent Budget (as defined in Section 5.02(e)), Parent shall not, nor shall it permit any of its Subsidiaries to,

      (i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or share capital, except:

        (A) that Parent may continue the declaration and payment of regular cash dividends (including increases consistent with past practice) on Parent Ordinary Shares, with usual record and payment dates for such dividends in accordance with past dividend practice; provided, that no such dividend shall exceed by more than 12% the dividend payable during the prior fiscal year in respect of the comparable time period, and

        (B) for the declaration and payment of dividends by a wholly-owned Subsidiary solely to its parent corporation, and

      (ii) other than in connection with the restructuring of the transactions contemplated hereby pursuant to Section 6.07, split, combine, reclassify or take similar action with respect to any of its capital stock or share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or comprised in its share capital, (iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (iv) other than as described in Section 5.02(c) of the Parent Disclosure Letter, directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or comprised in its share capital or any Option with respect thereto except:

        (A) in connection with intercompany purchases of capital stock or share capital,

        (B) for the purpose of funding employee share ownership, dividend reinvestment, stock purchase and other incentive plans disclosed in
      Section 5.02 (c) of the Parent Disclosure Letter in accordance with past practice or

        (C) the redemption of the Special Share in accordance with its terms.

    (d) Share Issuances. Parent shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or comprised in its share capital or any Option with respect thereto (other than (i) up to 125 million shares of Parent Ordinary Shares for general corporate purposes, (ii) the issuance of Parent Ordinary Shares or stock appreciation, share awards or similar rights, as the case may be, pursuant to the Parent Share Schemes, in each case outstanding on the date of this Agreement and in accordance with their present terms or pursuant to any share scheme of Parent to be adopted in the ordinary course consistent with past practice, (iii) the issuance of options or awards pursuant to Parent Share Schemes in accordance with their present terms and, except as set forth in Section 5.02(d) of the Parent Disclosure Letter, only in connection with the hiring of new employees, and the issuance of shares of Parent Ordinary Shares upon exercise of such options or awards, and (iv) the issuance by a wholly-owned Subsidiary of its capital stock to its parent corporation, or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto.

    (e) Acquisitions. Other than as provided in the 1999 operating budget of Parent, a copy of which has been disclosed to and discussed with the Company, or any subsequently-adopted budget of Parent disclosed to the Company (collectively, the "Parent Budget"), Parent shall not, nor shall it permit any of its Subsidiaries to, acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof (i) in excess of (Pounds)750 million or (ii) if such acquisition would have a material adverse affect on Parent and its Subsidiaries taken as a whole, without the prior written consent of the Company.

    (f) Dispositions. Other than as provided in the Parent Budget, Parent shall not, nor shall it permit any of its Subsidiaries to, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties, other than dispositions in the ordinary course of its business consistent with past practice and having an aggregate value of less than (Pounds)750 million.

    (g) Indebtedness. Parent shall not, nor shall it permit any of its Subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed, including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, other than indebtedness in an aggregate amount not exceeding 110% of the amount of indebtedness provided for in the Parent Budget.

    (h) Affiliate Contracts. Parent shall not, nor shall it permit any of its Subsidiaries or, within the exercise of its reasonable commercial efforts, its Joint Ventures to, enter into any Contract or amend or modify any existing Contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any affiliate of such party or any of its Subsidiaries.

    (i) Capital Expenditures. Parent shall not, nor shall it permit any of its Subsidiaries to, make any capital expenditures or commitments (except as required by law or regulation) in excess of 110% of the aggregate amount provided for such purposes in the Parent Budget.

    (j) 1935 Act. Parent shall not, nor shall it permit any of its Subsidiaries to, engage in any activities which would cause a change in its status, or that of its Subsidiaries, under the 1935 Act, including any action or inaction that would cause the prior approval of the SEC under the 1935 Act to be required for the consummation of the transactions contemplated hereby.

    (k) UK Licensing Regime. Parent shall not, nor shall it permit any of its Subsidiaries to, engage in any activities or omit to do anything which would entitle any Governmental or Regulatory Authority to revoke in whole or in material part any material license, authorization or appointment or which would otherwise materially change the status of Parent or any of its Subsidiaries (Parent and its Subsidiaries being referred to as the "Parent Group") thereunder.

    (l) Transmission, Generation. Except as set forth in Section 5.02(l) of the Parent Disclosure Letter, Parent shall not, nor shall it permit its Subsidiaries to:

      (i) commence construction of any additional generating, transmission or delivery capacity in excess of 500 megawatts, or

      (ii) obligate itself to purchase or otherwise acquire, or to sell or otherwise dispose of, or to share, any additional generating, transmission or delivery plants or facilities, in an amount in excess of $200 million in any one transaction.

    (m) Accounting. Parent shall not, nor shall it permit any of its Subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or applicable generally accepted accounting principles.

    (n) Tax Matters. Parent shall not, nor shall it permit any of its Subsidiaries to, take any action which (or fail to take any action if such failure) would cause the Merger to fail to qualify as a reorganization described in Section 368(a) of the Code.

    (o) No Breach. Parent shall not, nor shall it permit any of its Subsidiaries to, willfully take or fail to take any action that would or is reasonably likely to result (i) in a material breach of any provision of this Agreement, or (ii) in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

    (p) Advice of Changes. Parent shall confer with the Company on a regular and frequent basis with respect to Parent's business and operations and other matters relevant to the Merger, and shall promptly advise the Company, orally and in writing, of any material change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent to consummate the transactions contemplated hereby; provided that Parent shall not be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law or regulation.

    (q) Notice and Cure. Parent will notify the Company in writing of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to Parent, that causes or will cause any covenant or agreement of Parent under this Agreement to be breached or that renders or will render untrue any representation or warranty of Parent contained in this Agreement. Parent will also notify the Company in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to Parent, of any representation, warranty, covenant or agreement made by Parent. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining the satisfaction of any condition contained herein.

    (r) Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, Parent will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the Company's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and Parent will not, nor will it permit any of its Subsidiaries to, take or fail to take any action that would reasonably be expected to result in the nonfulfillment of any such condition.

     5.03 Joint Executive Committee. As soon as practicable after the date hereof, Parent and the Company shall establish a joint executive committee (the "Joint Executive Committee") which shall be comprised of three nominees of Parent (one of whom, in the first instance, shall be Ian Robinson) and three nominees of the Company (one of whom, in the first instance, shall be Keith McKennon). The Joint Executive Committee shall be jointly chaired by Ian Robinson and Keith McKennon and shall have the objective of facilitating and achieving the Merger contemplated in this Agreement, integration planning, strategic development, developing recommendations concerning the future structure and the general operation of the Company after the Effective Time subject to applicable law. The Joint Executive Committee shall meet monthly in the United States or upon such other date or dates, and in such other places, as Parent and the Company may agree from time to time and may be convened by telephone, video conference or similar means.

     5.04 Tax Matters. Except as set forth in their respective Disclosure Letters, neither Parent nor the Company shall, nor shall any party permit its Subsidiaries to, make or rescind any material express or deemed election relating to taxes, or change any of its methods of reporting income or deductions for tax purposes from those employed in the preparation of its tax return(s) for the prior taxable year, except as may be required by applicable law or as agreed to by the other party. The Company shall inform Parent regarding the progress of any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes and shall consult with Parent before entering into any settlements or compromises with regard to such matters.

     5.05 Discharge of Liabilities. Neither Parent nor the Company shall, nor shall any party permit its Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of such party included in such party's reports filed with the SEC or the Registrar of Corporations in Edinburgh, or incurred in the ordinary course of business consistent with past practice.

     5.06 Contracts. Neither Parent nor the Company shall, nor shall any party permit its Subsidiaries or, within the exercise of its reasonable business efforts, its Joint Ventures to, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which such party or any Subsidiary of such party is a party or waive, release or assign any material rights or claims.

     5.07 No Solicitations. (a) Except as disclosed in Section 5.07 of the Company Disclosure Letter, prior to the Effective Time, the Company agrees (i) that neither it nor any of its Subsidiaries or other affiliates shall, and it shall use its best efforts to cause their respective Representatives (as defined in Section 9.12) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, consolidation or other business combination including the Company or any of its Subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (A) all or any significant portion of the assets of the Company and its Subsidiaries taken as a whole, (B) 5% or more of the outstanding shares of Company Common Stock or (C) 5% of the outstanding shares of the capital stock of any Subsidiary of the Company (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or group relating to an Alternative Proposal (excluding the transactions contemplated by this Agreement), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (ii) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any of the foregoing, and it will take the necessary steps to inform such parties of its obligations under this Section; and (iii) that it will notify Parent promptly if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any of such persons; provided, however, that nothing contained in this Section 5.07(a) shall prohibit the Board of Directors of the Company from (i) furnishing information to (but only pursuant to a confidentiality agreement in customary form and having terms and conditions no less favorable to the Company than the Confidentiality Agreement (as defined in Section 6.01)) or entering into discussions or negotiations with any person or group that makes an unsolicited bona fide Alternative Proposal, if, and only to the extent that, prior to receipt of the Company Stockholders' Approval, (A) the Board of Directors of the Company, based upon the advice of outside counsel, determines in good faith that a failure to perform such action could reasonably be expected to result in a breach of its fiduciary duties to stockholders imposed by law, (B) the Board of Directors has reasonably concluded in good faith (after consultation with its financial advisors) that the person or group making such Alternative Proposal will have adequate sources of financing to consummate such Alternative Proposal, (C) the Board of Directors has reasonably concluded in good faith that such Alternative Proposal is more favorable to the Company's stockholders than the Merger, (D) prior to furnishing such information to, or entering into discussions or negotiations with, such person or group, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or group, which notice shall identify such person or group in reasonable detail, and (E) the Company keeps Parent appropriately informed of the status of any such discussions or negotiations; and (ii) to the extent required, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 5.07 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article VIII),
(y) permit the Company to enter into any agreement with respect to an Alternative Proposal for so long as this Agreement remains in effect (it being agreed that for so long as this Agreement remains in effect, the Company shall not enter into any agreement with any person or group that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement under the circumstances described above)), or (z) affect any other obligation of the Company under this Agreement.

    (b) Parent agrees that (i) neither it nor any of its Subsidiaries or other affiliates shall, and it shall use its best efforts to cause their respective Representatives (as defined in Section 9.12) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to any transaction that would constitute a Change of Control (as defined in Section 8.01(e)), (ii) it will notify the Company promptly if any such inquiries, proposals or offers are received by Parent and (iii) will keep the Company appropriately informed of the status of any such inquiries, proposals or offers.

     5.08 Conduct of Business of Merger Sub. (a) Merger Sub shall not be formed until immediately prior to the Closing Date.

    (b) Prior to the Effective Time, Parent shall cause Merger Sub to (i) perform its obligations under this Agreement in accordance with its terms,
  (ii) not incur directly or indirectly any liabilities or obligations other than those incurred in connection with the Merger, (iii) not engage directly or indirectly in any business or activities of any type or kind and not enter into any agreements or arrangements with any person, or be subject to or bound by any obligation or undertaking, which is not contemplated by this Agreement and (iv) not create, grant or suffer to exist any Lien upon its properties or assets which would attach to any properties or assets of the Surviving Corporation after the Effective Time.

     5.09 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

     5.10 Control of Other Party's Business. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's operations prior to the Effective Time. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, each of the Company and the Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.01 Access to Information. Each of the Company and Parent shall, and shall cause each of its Subsidiaries and, so long as consistent with its confidentiality obligations under its Joint Venture agreements, shall use commercially reasonable efforts to cause its Joint Ventures to, throughout the period from the date hereof to the Effective Time, (i) provide the other and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and Parent, as the case may be, and its Subsidiaries and Joint Ventures and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and Parent, as the case may be, and its Subsidiaries and Joint Ventures, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by the Company and Parent, as the case may be, or any of its Subsidiaries and Joint Ventures pursuant to the requirements of federal or state securities laws and each material report, statement, schedule and other document filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Company Employee Benefit Plans, and other books and records) concerning the business and operations of the Company and Parent, as the case may be, and its Subsidiaries and Joint Ventures as such party or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto. Any such information or material obtained pursuant to this Section 6.01 that constitutes "Review Material" (as such term is defined in the letter agreement dated as of October 12, 1998 between the Company and Parent (the "Confidentiality Agreement")) shall be governed by the terms of the Confidentiality Agreement.

     6.02 Preparation of Registration Statement and Proxy Statement. As soon as practicable after the date of this Agreement, the Company shall, in cooperation with Parent, prepare the Proxy Statement and Parent shall, in cooperation with the Company, prepare the Registration Statement, in which the Proxy Statement will be included as the prospectus. The Company shall, in cooperation with Parent, file the Proxy Statement with the SEC as its preliminary Proxy Statement and Parent shall, in cooperation with the Company, prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as the prospectus. Parent and the Company shall use commercially reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing. Parent and the Company shall also take any action (other than qualifying as a foreign corporation or taking any action which would subject it to service of process in any jurisdiction where Parent is not now so qualified or subject) required to be taken under applicable state blue sky or securities laws in connection with the issuance of Parent ADRs or Merger Ordinary Shares in connection with the Merger. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Registration Statement, Parent shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Parent and the Company shall cooperate with each other in the preparation of the Registration Statement and the Proxy Statement and any amendment or supplement thereto, and each shall notify the other of the receipt of any comments of the SEC with respect to the Registration Statement or the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to the other promptly copies of all correspondence between Parent or the Company, as the case may be, or any of its Representatives with respect to the Registration Statement or the Proxy Statement. Parent and the Company shall give the other and its respective counsel the opportunity to review the Registration Statement and the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company and Parent agrees to use commercially reasonable efforts, after consultation with each other, to respond promptly to all such comments of and requests by the SEC and to cause
(x) the Registration Statement to be declared effective by the SEC at the earliest practicable time and to be kept effective as long as is necessary to consummate the Merger, and (y) the Proxy Statement to be mailed to the holders of Company Common Stock and Company Preferred Stock entitled to vote at the meeting of the stockholders of the Company at the earliest practicable time.

     6.03 Approval of Shareholders. (a) Parent shall, through its Board of Directors, duly call, give notice of, convene and hold a general meeting of its shareholders (the "Parent Shareholders' Meeting"), for the purpose of voting on the Merger and the creation of and the authorization of the Board of Directors to allot, the Parent Ordinary Shares in the Merger and under the Company Stock Plans after the Merger in accordance with this Agreement (the "Parent Shareholders' Approval"). Unless the Board of Directors of Parent, based upon the advice of outside counsel, determines in good faith that making such recommendation, or failing to amend, modify or withdraw any previously made recommendation, could reasonably be expected to result in a breach of its fiduciary duties to shareholders imposed by law, Parent shall, through its Board of Directors, include in the Circular the recommendation of the Board of Directors of Parent that the shareholders of Parent approve such matters, and shall use its reasonable best efforts to obtain such approval. In connection with the Parent Shareholders' Meeting, subject to applicable law, (i) Parent shall, as soon as practicable after the date of this Agreement and in accordance with the listing rules of the LSE, prepare and submit to the LSE for approval the Circular and the Listing Particulars, and shall use all reasonable efforts to have such documents formally approved by the LSE and shall thereafter publish the Circular and the Listing Particulars and dispatch the Circular to its shareholders in compliance with all legal requirements applicable to the Parent Stockholders Meeting and the listing rules of the LSE and (ii) if necessary, after the Circular has been so dispatched, promptly publish or circulate amended, supplemental or supplemented materials and, if required in connection therewith, resolicit votes. In the event that the Parent Shareholders' Approval is not obtained without the vote having been taken on the date on which the Parent Shareholders' Meeting is initially convened, the Board of Directors of Parent agrees to use its reasonable best efforts to adjourn such Parent Shareholders' Meeting for the purpose of obtaining the Parent Shareholders' Approval and to use commercially reasonable efforts during any such adjournments to obtain the Parent Shareholders' Approval.

     (b) The Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting") for the purpose of voting on the approval of this Agreement (the "Company Stockholders' Approval") as soon as reasonably practicable after the date hereof. Unless the Board of Directors of the Company, based on the advice of outside counsel, determines in good faith that making such recommendation, or failing to amend, modify or withdraw any previously made recommendation, could reasonably be expected to result in a breach of its fiduciary duties to stockholders imposed by law, the Company shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of the Company that the stockholders of the Company approve this Agreement, and shall use its reasonable best efforts to obtain such approval. The Company shall consult and discuss in good faith with Parent regarding the alternatives available for obtaining the Company Stockholders' Approval. In the event that the Company Stockholders' Approval is not obtained without the vote having been taken on the date on which the Company Stockholders' Meeting is initially convened, the Board of Directors of the Company will use its reasonable best efforts to adjourn such Company Stockholders' Meeting for the purpose of obtaining the Company Stockholders' Approval and to use commercially reasonable efforts during any such adjournments to obtain the Company Stockholders' Approval.

     (c) Parent shall, through its Board of Directors, at the Annual General Meeting of Parent next following the date of this Agreement, include for consideration by its shareholders and, subject to its fiduciary duties, recommend the approval of a resolution to approve amendments to the Articles of Association of Parent in order to provide, to the extent reasonably possible, for the holders of Parent ADRs substantially the same rights as holders of Parent Ordinary Shares to receive notice of, attend, speak and vote at general meetings of holders of Parent Ordinary Shares (the "ADR Holder Proposal"). In the event the ADR Holder Proposal is not adopted by Parent's shareholders at such Annual General Meeting, Parent shall, through its Board of Directors, include for consideration by its shareholders and, subject to its fiduciary duties, recommend approval of the ADR Holder Proposal at Parent's Annual General Meeting next following the Effective Time.

     6.04 Company Affiliates. At least thirty (30) days prior to the Closing Date the Company shall deliver a letter to Parent identifying all persons who, at the time of the Company Stockholders' Meeting, may, in the Company's reasonable judgment, be deemed to be "affiliates" (as such term is used in Rule 145 under the Securities Act) of the Company ("Company Affiliates"). The Company shall use its best efforts to cause each Company Affiliate to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form and to the effect of Exhibit B hereto (an "Affiliate Agreement"). Parent shall be entitled to place legends as specified in such Affiliate Agreements on the certificates evidencing any Parent ADSs to be received by such Company Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent ADSs, consistent with the terms of such Affiliate Agreements.

     6.05 Auditors' Letters. Each of the Company and Parent shall use all reasonable efforts to cause to be delivered to the other party and such other party's Board of Directors a letter of its independent auditors, dated the date on which the Registration Statement shall become effective, and addressed to the other party and such other party's Board of Directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements on Form F-4 and Form S-4.

     6.06 Stock Exchange Listing; Deposit Agreement. (a) Parent shall use its commercially reasonable efforts, and the Company shall cooperate in respect thereto, to cause (a) the Parent ADSs to be issued in the Merger and under the Company Stock Plans after the Merger in accordance with this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date; and (b) each of (i) the Parent Ordinary Shares to be represented by the Parent ADSs to be issued in the Merger to be admitted to the Official List of the London Stock Exchange and (ii) the Merger Ordinary Shares to be issued in the Merger to be admitted to the Official List of the London Stock Exchange.

     (b) Following the execution of this Agreement, Parent shall promptly prepare and shall use its commercially reasonable efforts to have executed, an amendment to the Deposit Agreement, dated as of December 18, 1991, as amended and restated as of September 4, 1997, among Parent, The Bank of New York and the holders of Parent ADRs thereunder and shall take such other action as may reasonably be required, all on terms and conditions reasonably satisfactory to the Company, that will provide holders of Parent ADRs with the right to (i) participate in rights offerings, (ii) attend Parent shareholder meetings,
(iii) speak at Parent shareholder meetings, (iv) call for a poll at Parent shareholder meetings, (v) examine documents made available at Parent shareholder meetings, (vi) instruct the Depository to vote its Parent ADSs in a particular fashion, (vii) generally be counted individually as present and/or voting with respect to resolutions adopted at Parent shareholder meetings, and (viii) decide at Parent shareholder meetings how to vote on particular resolutions, in each case on the same basis as the holders of Parent Ordinary Shares.

     6.07 Restructuring of Merger. The parties expressly acknowledge and agree that, although it is their current intention to effect a business combination among themselves in the form contemplated by this Agreement, it may be preferable to effectuate such a business combination by means of an alternative structure in light of the conditions set forth in Sections 7.01(i), 7.02(d) and 7.03(d). Accordingly, if the only conditions to the parties' obligations to consummate the Merger which are not satisfied or waived are receipt of any one or more of those set forth in Sections 7.01(i), 7.02(d) and 7.03(d), and the adoption of an alternative structure (that otherwise substantially preserves for the parties the economic and other material benefits of the Merger) would result in such conditions being satisfied or waived, then the parties shall use their respective reasonable best efforts to effect a business combination among themselves by means of a mutually agreed upon structure other than the Merger that so preserves such benefits; provided that, prior to closing any such restructured transaction, all material third party and Governmental and Regulatory Authority declarations, filings, registrations, notices, authorizations, consents or approvals necessary to effect such alternative business combination shall have been obtained and all other conditions to the parties' obligations to consummate the Merger, as applied to such alternative business combination, shall have been satisfied or waived. The parties further agree that, under the circumstances described in Schedule II hereto the obligations of the parties will be as set forth in Schedule II.

     6.08 Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections 6.02, 6.03 and 6.06, each of the Company and Parent shall jointly develop a regulatory approval plan and proceed cooperatively and in good faith to, as promptly as practicable, (i) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Parent, the Company or any of their Subsidiaries or Joint Ventures to consummate the Merger and the other matters contemplated hereby (including without limitation those set forth on Section 3.04 of the Company Disclosure Letter and Section 4.04 of the Parent Disclosure Letter), and (ii) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith. In addition to and not in limitation of the foregoing, each of the parties will (w) take promptly all actions necessary to make the filings required of Parent and the Company or their affiliates under the HSR Act and to comply with filing and approval requirements of the FERC and each state Governmental or Regulatory Authority, (x) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, (y) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general or by the FERC or any State Governmental or Regulatory Authority having jurisdiction with respect to the Merger or another transaction contemplated by this Agreement, and (z) provide to the other promptly copies of all correspondence between such party and the applicable Governmental or Regulatory Authority with respect to any filings referred to in this Section 6.08, and shall give the other party the opportunity to review such filings and all responses to requests for additional information by such Governmental or Regulatory Authority prior to their being filed therewith.

     6.09 Employee Benefit Plans. Parent shall use its reasonable best efforts to cause the Company Employee Benefit Plans in effect at the date of this Agreement that have been disclosed to Parent prior to such date to remain in effect until the second anniversary of the Effective Time or, to the extent such Company Employee Benefit Plans are not continued, Parent will maintain until such date benefit plans which are no less favorable, in the aggregate, to the employees covered by such Company Employee Benefit Plans provided, however, that nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue any specific plan or as preventing Parent or the Surviving Corporation from (a) establishing and, if necessary, seeking shareholder approval to establish, any other benefit plans in respect of all or any of the employees covered by such Company Employee Benefit Plans or any other employees, or (b) amending such Company Employee Benefit Plans (or any replacement benefit plans therefor) where required by applicable law or where such amendment is with the consent of the affected employees. From and after the Effective Time, Parent shall honor, and shall cause its Subsidiaries to honor, in accordance with its express terms, each existing employment, change of control, severance and termination agreement between the Company or any of its Subsidiaries, and any officer, director or employee of such company, including without limitation all legal and contractual obligations pursuant to outstanding restoration plans, severance plans, bonus deferral plans, vested and accrued benefits and similar employment and benefit arrangements, policies and agreements that have been disclosed to Parent as of the date hereof and other obligations entered into in accordance with Sections 5.01(d) and (h).

     6.10 Company Stock Plan. (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a "Company Stock Option") under the Company Option Plan, whether vested or unvested, shall be converted into an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, except as amended by this Section 6.10, a number of Parent ADSs equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Company Common Stock subject to the option immediately prior to the Effective Time and (ii) the ADS Consideration and the option exercise price per Parent ADS at which such option is exercisable shall be the amount (rounded up to the nearest whole cent) obtained by dividing (iii) the option exercise price per share of Company Common Stock at which such option is exercisable immediately prior to the Effective Time by (iv) the ADS Consideration; provided, however, that, in the case of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code ("qualified stock options"), the option exercise price, the number of shares which may be acquired pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code; provided, further, that, under no circumstances shall the option exercise price per Parent ADS be less than the aggregate par value of the Parent Ordinary Shares represented by a Parent ADS.

     (b) As soon as practicable after the Effective Time, Parent shall deliver to the participants in the Company Option Plan appropriate notices setting forth such participants' rights pursuant thereto and the grants pursuant to the Company Option Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section after giving effect to the Merger).

     (c) Parent shall take all corporate action necessary to have a sufficient number of shares of Parent ADSs available for delivery under the Company Option Plan as adjusted in accordance with this Section. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form F-8 promulgated by the SEC under the Securities Act (or any successor or other appropriate form) with respect to the Parent ADSs subject to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     (d) For purposes of Section 2.01(c), Company Common Stock shall include shares of restricted Company Common Stock issued under the Company's Non-Employee Director's Stock Compensation Plan, Stock Incentive Plan and Long Term Incentive Plan (collectively, the "Company Restricted Stock Plans"). The Company shall take all corporate action necessary and obtain all relevant consents to ensure that the consideration received under such Section 2.01(c) upon the conversion of each outstanding share of restricted Company Common Stock will continue to be subject to the same restrictions that such shares were subject to under the Company Restricted Stock Plans and the applicable award agreements thereunder, including, without limitation, any forfeiture restrictions subject to amendment or modification of such plans or award agreements to reflect action of the Board of Directors of the Company taken prior to the date of this Agreement and previously disclosed to Parent.

     6.11 Directors' and Officers' Indemnification and Insurance. (a) Except to the extent required by law, until the sixth anniversary of the Effective Time, Parent will not take any action so as to amend, modify or repeal the provisions for indemnification of directors or officers contained in the certificate or articles of incorporation or bylaws (or other comparable charter documents) of the Surviving Corporation and its Subsidiaries (which after the Effective Time shall be substantially identical to those of the Company in effect on the date hereof) in such a manner as would adversely affect the rights of any individual who shall have served as a director or officer of the Company or any of its Subsidiaries prior to the Effective Time to be indemnified by such corporations in respect of their serving in such capacities prior to the Effective Time.

     (b) Parent and the Surviving Corporation shall, until the sixth anniversary of the Effective Time, cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries as of the date hereof (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time; provided that in no event shall Parent or the Surviving Corporation be obligated to expend in order to maintain or procure insurance coverage pursuant to this paragraph any amount per annum in excess of two hundred percent (200%) of the aggregate premiums payable by the Company and its Subsidiaries in 1998 (on an annualized basis) for such purpose.

     6.12 Parent Governance; Additional Matters. (a) Subject to the exercise of fiduciary duties and to the extent permitted by applicable law, Parent's Board of Directors shall take action to cause the full Board of Directors of Parent at the Effective Time to include Keith McKennon, as Deputy Chairman of Parent, and two additional non-executive members of the Company's current Board of Directors to be designated by the Company at least thirty (30) days prior to the Effective Time.

     (b) Parent shall, promptly following the Effective Time, cause certain of the non-executive members of the Company's Board of Directors immediately prior to the Effective Time who do not become directors of Parent pursuant to
Section 6.12(a) hereof, and who are willing to so serve, to be elected or appointed as members of an advisory board (the "Advisory Board") established by the Company, the function of which shall be to meet no less frequently than semi-annually in order to advise the Company's Board of Directors with respect to general business as well as opportunities and activities in the Company's market area and to maintain and develop customer relationships. The Advisory Board shall be chaired by Ian Robinson, and shall also include Duncan Whyte, Richard O'Brien, and such other representatives from the communities served by the Company (including but not limited to non-executive members of the Company's Board of Directors immediately prior to the Effective Time) as shall be mutually agreed by Ian Robinson and Keith McKennon. The members of the Advisory Board who are willing to so serve initially shall be elected or appointed for a term of two years. Parent agrees to cause the Company to re-elect or re-appoint each of the initial members of the Advisory Board to one successive one-year term following the initial term; provided, however, that Parent shall have no obligation to cause the Company to elect or appoint, or re-elect or re-appoint, and may cause the Company to remove, any member if Parent reasonably determines that such member has a conflict of interest that compromises such member's ability to serve effectively as a member of the Advisory Board or any cause exists that otherwise would allow for removal of such person as a director of the Company if such person were a member of the Company's Board of Directors.

     (c) Immediately following the Effective Time, the Company's United States headquarters shall continue to be in Portland, Oregon. In recognition of Parent's commitment to the community of Portland and the State of Oregon, following the Effective Time Parent will contribute to The PacifiCorp Foundation the sum of $5 million.

     6.13 Expenses. Except as set forth in Section 8.02, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense. The Company shall not be obligated for any fees or expenses relating to Parent's obligation to demonstrate the existence of adequate working capital in connection with the filing of the Listing Particulars. Notwithstanding any provision of this Agreement, in no event shall Parent or any affiliate of Parent pay any expenses of the Company, any Company affiliate or any Company stockholder in connection with the transactions contemplated by this Agreement.

     6.14 Brokers or Finders. Each of Parent and the Company represents, as to itself and its affiliates, that, except as set forth on Section 6.14 of the Company Disclosure Letter, no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Salomon Smith Barney, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (a true and complete copy of which has been delivered by the Company to Parent prior to the execution of this Agreement), and Morgan Stanley Dean Witter Discover Inc. whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm (a true and complete copy of which has been delivered by Parent to the Company prior to the execution of this Agreement), and each of Parent and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

     6.15 Takeover Statutes. If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby.

     6.16 Conveyance Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes and duties, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. The Company shall pay, without deduction or withholding (except where such deduction or withholding is required by applicable law) from any amount payable to the holders of Company Common Stock, any such taxes which become payable in connection with the transfer of Company Common Stock in exchange for the Ordinary Share Consideration and the ADS Consideration. The Company shall also pay any stamp duty or stamp duty reserve tax arising in connection with the issue of the Parent ADSs and ADRs.

     6.17 Rate Matters. During the period commencing on the date hereof and ending on the Effective Date, the Company shall, and shall cause its Subsidiaries to, obtain Parent's approval, not to be unreasonably withheld or delayed, prior to initiating any general rate case and shall consult with Parent prior to making any material changes in its or its Subsidiaries' rates or charges, standards of service or accounting from those in effect on the date hereof and shall further consult with Parent prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect thereto.

     6.18 Tax Matters. Parent agrees that:

    (a) Prior to the Closing Date, Parent will make an election pursuant to
  Section 301.7701-3 of the U.S. Treasury regulations promulgated under the Code to treat UKSub 1 and UKSub 2 as entities disregarded as separate from the Parent and will not change such election during the period beginning on the date such election is effective for U.S. federal income tax purposes and ending on the date that is three years after the Closing Date.

    (b) Throughout the period beginning on the date the election described in
  Section 6.18(a) of this Agreement is effective for U.S. federal income tax purposes and ending on the date that is three years after the Closing Date,
  Parent: (i) will not make an election under Section 301.7701-3 of the U.S. Treasury regulations to treat UKSub 1 or UKSub 2 as an association taxable as a corporation; (ii) will directly own the whole of the share capital of UKSub 1 and UKSub 2; and (iii) will cause UKSub 1 and UKSub 2 to directly own all of the equity interests in the Partnership.

    (c) Throughout the period beginning at the Effective Time and ending on the date that is three years after the Closing Date, the Partnership will directly own all of the Common Stock of the Surviving Corporation, except for contribution to a controlled subsidiary described in Code Section 368(a)(2)(C) and the regulations promulgated thereunder.

    (d) Throughout the period beginning at the Effective Time and ending on the date that is three years after the Closing Date, none of Parent, UKSub 1, UKSub 2, the Partnership, nor any other affiliate of Parent will redeem, acquire, convert, exchange, or cause the Company or any affiliate of the Company to acquire, convert or exchange or arrange for another person to acquire, convert or exchange any of the ADS Consideration or the Ordinary Share Consideration, unless Parent has received a written opinion of counsel that such action will not cause those persons who were stockholders of the Company at the time of the Merger to recognize gain or loss for US federal income tax purposes either with respect to the Merger or with respect to a subsequent exchange or conversion;

    (e) Neither Parent nor any affiliate of Parent will, directly or indirectly, pay any expense incurred by (i) the Company, (ii) any affiliate of the Company or (iii) any Company stockholder, in each case, in connection with the transactions contemplated by this Agreement.

    (f) For a period of three years following the Closing Date, without the receipt of a written opinion of counsel that such action will not affect the tax-free status of the transactions contemplated by this Agreement, neither Parent nor any affiliate of Parent, will, directly or indirectly,
  (i) make contributions (whether or not in exchange for shares) or loan additional funds to (x) the Company, (y) any affiliate of the Company or
  (z) any escrow account, trust or other fund established to pay any expenses incurred by the Company, any affiliate of the Company or any Company stockholder in connection with the transactions contemplated by this Agreement or (ii) permit the Company or any Company affiliate to incur additional indebtedness guaranteed by Parent or any Parent affiliate;

    (g) Neither Parent nor any affiliate of Parent will, directly or indirectly reimburse (or otherwise pay) any amounts paid to the holders of $1.28 Series, $1.18 Series or $1.16 Series no par serial preferred stock of the Company in connection with the redemption of their preferred stock prior to the Closing Date.

    (h) Neither Parent nor any affiliate of Parent will, directly or indirectly, acquire any Company stock except for the Company stock acquired solely in exchange for the ADS Consideration or the Ordinary Share Consideration unless acquired directly from the Company.

     6.19 Dividends. Parent hereby acknowledges its intention, following the Effective Time, to adopt a practice of paying, with respect to Parent's Ordinary Shares and ADSs, quarterly dividends on regular quarterly dividend dates in roughly equal amounts. After the date hereof, each of Parent and the Company shall coordinate with the other with respect to the declaration of dividends in respect of Parent Ordinary Shares and Company Common Stock and the record dates and payment dates with respect thereto prior to the Effective Time, with the intention that the holders of Company Common Stock receive dividends in respect of the Company Common Stock for all periods prior to the Effective Time but do not receive dividends on the ADS Consideration and the Ordinary Share Consideration after the Effective Time in respect of periods prior to the Effective Time.

                                  ARTICLE VII

                                  CONDITIONS

     7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

    (a) Stockholder Approval. This Agreement shall have been approved by the requisite vote of the stockholders of the Company under the BCA. The shareholders of Parent shall have approved the Merger and the creation of, and authorization of the Board of Directors to allot, the Parent Ordinary Shares in connection with the Merger by the requisite vote under applicable law or under the applicable regulations of any national securities exchange, as the case may be.

    (b) Registration Statement; State Securities Laws. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding seeking such an order shall be pending or threatened. Parent shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the Parent ADSs pursuant to this Agreement and under the Company Stock Plans after the Merger.

    (c) Exchange Listing. The LSE shall have agreed to admit to the Official List (subject to allotment) the new Parent Ordinary Shares to be issued in connection with the Merger and such agreement shall not have been withdrawn and the Parent ADSs issuable to the Company stockholders in the Merger and under the Company Stock Plans after the Merger in accordance with this Agreement shall have been authorized for listing on the NYSE, upon official notice of issuance.

    (d) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    (e) Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

    (f) Exon-Florio. The review and investigation under Exon-Florio shall have been terminated and the President shall have taken no action authorized thereunder.

    (g) Power Act; Atomic Energy Act. The final approval of (i) the FERC and
  (ii) the Nuclear Regulatory Commission under the Atomic Energy Act, with respect to the Merger and the transactions contemplated by this Agreement shall have been obtained.

    (h) H.M. Treasury Consent. Parent shall have received consent from H.M. Treasury pursuant to Section 765 of the U.K. Income and Corporation Taxes Act 1988 in respect of the Merger and any other matter contemplated hereby, or confirmation that no consent is required.

    (i) Governmental and Regulatory Consents and Approvals. Other than the filings provided for by Section 1.03 and any filing required in connection with the registration or exemption of Parent under the 1935 Act, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority (including under the HSR Act and Exon-Florio Act and the approvals by FERC pursuant to the Power Act) required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby shall have been made or obtained (as the case may be) and become Final Orders (as defined in this Section below), and such Final Orders shall not, individually or in the aggregate, contain terms or conditions that would have, or would reasonably be expected to have, a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole. A "Final Order" means an action by the relevant Governmental or Regulatory Authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by applicable law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by applicable law, regulation or order have been satisfied.

    (j) Other Consents and Approvals. The consent or approval of each person (other than a Governmental or Regulatory Authority) whose consent or approval is required of Parent, the Company or any of their Subsidiaries under any Contract in order to consummate the Merger and the other transactions contemplated hereby shall have been obtained, except for those consents and approvals which, if not obtained, would not have, or would not reasonably be expected to have, a material adverse effect on the

  Company and its Subsidiaries taken as a whole or on the ability of Parent or the Company to consummate the transactions contemplated hereby.

    (k) UK Fair Trading Act. Any of:

      (i) the Office of Fair Trading (the "OFT") shall have indicated in writing that the Secretary of State for Trade and Industry (the "SOS") in the exercise of his powers under the Fair Trading Act 1973 (the "FTA") does not intend to refer the Merger or any matter relating thereto to the Monopolies and Mergers Commission ("MMC"); or

      (ii) in the event of an MMC reference, the MMC shall have concluded that the Merger does not or may not be expected to operate against the public interest; or

      (iii) if on a reference the MMC shall have concluded that the Merger does or may be expected to operate against the public interest, the SOS shall have indicated in writing that it is his intention to approve the Merger, provided that if any indication by the SOS referred to in (i) or (iii) above is subject to undertakings, assurances or any other terms or conditions, such undertakings, assurances, terms or conditions would not have, or would reasonably be expected not to have, individually or in the aggregate, a material adverse effect on the Parent Group taken as a whole.

    (l) UK Regulators. Each of the Office of Electricity Regulation ("OFFER") and the Office of Water Services ("OFWAT") shall have indicated:

      (i) that it is not its intention to seek any modifications to any conditions of the licenses or appointments held by any member of the Parent Group under any applicable statute, law, regulation, order or determination which would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Parent Group taken as a whole; and

      (ii) that it will give such consents and/or directions (if any) as are necessary or appropriate with respect to such licenses or appointments in connection with the Merger on terms which would not have, or would reasonably be expected not to have, individually or in the aggregate, a material adverse effect on the Parent Group taken as a whole.

    (m) UK Undertakings/Assurances. Neither OFFER nor OFWAT shall have sought undertakings or assurances from any member of the Parent Group which would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Parent Group taken as a whole.

     7.02 Conditions to Obligation of Parent and the Merger Sub to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Parent and Merger Sub in their sole discretion):
    (a) Representations and Warranties. The representations and warranties made by the Company in this Agreement shall be true and correct, in all material respects, taken as a whole, as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement, and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed in the name and on behalf of the Company by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

    (b) Performance of Obligations. The Company shall have performed and complied with, in all material respects, the agreements, covenants and obligations, taken as a whole, which are required by this Agreement to be so performed or complied with by the Company at or prior to the Closing, and the

  Company shall have delivered to Parent a certificate, dated the Closing Date and executed in the name and on behalf of the Company by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

    (c) Material Adverse Effect. Since the date of this Agreement, no material adverse effect shall have occurred with respect to the Company and its Subsidiaries taken as a whole and there shall exist no facts or circumstances arising after the date hereof, which in the aggregate would, or insofar as reasonably can be foreseen, could, when taken together with any breaches or violations of any representations, warranties, covenants and agreements of the Company contained herein, have a material adverse effect on the Company and its Subsidiaries taken as a whole. For purposes of this Section 7.02(c), (i) any tax benefits relating directly to the structure of the transactions contemplated by this Agreement as of the date hereof which are not realized by Parent, and (ii) any adverse effects on the Company and its Subsidiaries resulting from general economic or financial conditions, shall not be taken into account in determining whether a material adverse effect has occurred under this Section 7.02(c).

    (d) Tax Opinion. Parent and the Partnership shall have received the opinion, based on appropriate representations of the Company and Parent, of Milbank, Tweed, Hadley & McCloy, special counsel to Parent, dated on or about the date on which the Registration Statement (or the last amendment thereto) shall have become effective, which opinion shall have been confirmed in writing on and as of the Closing Date, to the effect that the Merger will constitute a "reorganization" within the meaning of Code
  Section 368(a) and that no gain or loss will be recognized for US federal income tax purposes by the stockholders of the Company who exchange Company Common Stock for Parent ADSs or Merger Ordinary Shares pursuant to the Merger (except with respect to cash received in lieu of fractional Parent ADSs or Merger Ordinary Shares).

    (e) Proceedings. All proceedings to be taken on the part of the Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent, and Parent shall have received copies of all such documents and other evidences as Parent may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

     7.03 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

    (a) Representations and Warranties. The representations and warranties made by Parent and Merger Sub in this Agreement shall be true and correct, in all material respects, taken as a whole, as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement, and Parent and Merger Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Parent by its Chairman of the Board, President or any Executive or Senior Vice President and in the name and on behalf of Merger Sub by its Chairman of the Board, President or any Vice President, to such effect.

    (b) Performance of Obligations. Parent and Merger Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent or Merger Sub at or prior to the Closing, and Parent and Merger Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Parent by its Chairman of the Board, President or any Executive or Senior Vice President and in the name and on behalf of Merger Sub by its Chairman of the Board, President or any Vice President, to such effect.

    (c) Material Adverse Effect. Since the date of this Agreement, no material adverse effect shall have occurred with respect to Parent and its Subsidiaries taken as a whole and there shall exist no facts or circumstances arising after the date hereof which in the aggregate would, or insofar as reasonably can be foreseen, could, when taken together with any breaches or violations of any representations, warranties, covenants and agreements of Parent contained herein, have a material adverse effect on Parent and its Subsidiaries taken as a whole. For purposes of this Section 7.03(c), any adverse effects on Parent and its Subsidiaries resulting from general economic or financial conditions shall not be taken into account in determining whether a material adverse effect has occurred under this Section 7.03(c).

    (d) Tax Opinion. The Company shall have received the opinion, based on appropriate representations of the Company and Parent, of Stoel Rives LLP, counsel to the Company, and LeBoeuf, Lamb, Greene & MacRae, LLP, special counsel to the Company, dated on or about the date on which the Registration Statement (or the last amendment thereto) shall have become effective, which opinion shall have been confirmed in writing on and as of the Closing Date to the effect that the Merger will constitute a "reorganization" within the meaning of Code Section 368(a) and that no gain or loss will be recognized for US federal income tax purposes by the stockholders of the Company who exchange Company Common Stock for Parent ADSs or Merger Ordinary Shares pursuant to the Merger (except with respect to cash received in lieu of fractional Parent ADSs or Merger Ordinary Shares).

    (e) Proceedings. All proceedings to be taken on the part of Parent and Merger Sub in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such documents and other evidences as the Company may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     8.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Stockholders' Approval or the Parent Shareholders' Approval:

    (a) By mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

    (b) By either the Company or Parent upon notification to the non-terminating party by the terminating party:

      (i) at any time after the date which is nine (9) months following the date of this Agreement if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party; provided, however, that if on such date Parent and the Company have not received all of the approvals required in order to satisfy the conditions set forth in Section 7.01(i) but all other conditions to effect the Merger shall be fulfilled or shall be capable of being fulfilled, then, at the option of either Parent or the Company (which shall be exercised by written notice), the term of this Agreement shall be extended until the expiration of such date which is eighteen (18) months after the date of this Agreement;

      (ii) if the Company Stockholders' Approval or the Parent
    Shareholders' Approval shall not be obtained by reason of the failure to obtain the requisite vote upon a vote actually held at a meeting of such stockholders or shareholders, or any adjournment thereof, called therefor;

      (iii) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement (determined in all cases as if the terms "material" or "materially" were not included in any such representation or warranty), which breach is not curable or, if curable, has not been cured within thirty (30) days following receipt by the non-terminating party of notice of such breach from the terminating party which breach, when taken together with any other breaches of representations, warranties, covenants and agreements of the non-terminating party contained in this Agreement, has or would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole; or

      (iv) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise preventing or prohibiting the Merger and such order shall have become final and nonappealable;

    (c) By the Company upon five (5) days' prior notice to Parent if (i) the Board of Directors of the Company determines in good faith, that a failure to terminate this Agreement could reasonably be expected to result in a breach of its fiduciary duties to stockholders imposed by law by reason of an unsolicited bona fide Alternative Proposal meeting the requirements of clauses (B) and (C) of Section 5.07 having been made; provided that

      (A) The Board of Directors of the Company shall have been advised by outside counsel, that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of its applicable fiduciary duties, and notwithstanding all concessions which may be offered by Parent in negotiations entered into pursuant to clause (B) below, a failure to reconsider such commitment as a result of such Alternative Proposal could reasonably be expected to result in a breach of its fiduciary duties to stockholders imposed by law, and

      (B) prior to any such termination, the Company shall, and shall cause its respective financial and legal advisors to, negotiate with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms;

  and provided further that the Company's ability to terminate this Agreement pursuant to this clause (i) is conditioned upon the prior payment by the Company to Parent of any amounts owed by it pursuant to Section 8.02(b);

  or (ii) the Board of Directors of Parent (or any committee thereof) shall have withdrawn or modified in a manner materially adverse to the Company its approval or recommendation of this Agreement or the Merger; or

    (d) By Parent if the Board of Directors of the Company (or any committee thereof) (i) shall have withdrawn or modified in a manner materially adverse to Parent its approval or recommendation of this Agreement or the Merger, (ii) shall fail to reaffirm such approval or recommendation upon Parent's request, (iii) shall have approved, recommended or taken no position with respect to an Alternative Proposal to the stockholders of the Company or (iv) shall resolve to take any of the foregoing actions; or

    (e) By the Company if there has been a Change of Control prior to the Effective Time. A "Change of Control" shall occur if any of the following applies: (A) Any "Person", as such term is used in Sections 13(d) and 14(d) of the Exchange Act is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Parent representing 30 percent or more of the combined voting power of Parent's outstanding capital stock; (B) the shareholders of Parent approve a merger or other consolidation of Parent with any other company, other than a merger or consolidation effected to implement a recapitalization of Parent (or similar transaction) in which no Person acquires more than 30 percent of the combined voting power of Parent's then outstanding securities; (C) a tender or exchange offer is made for the ordinary shares of Parent (or securities convertible into ordinary shares of Parent) and such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Exchange Act), directly or indirectly, of securities representing at least 30 percent of the voting power of outstanding securities of Parent; or (D) Parent sells 30 percent or more of its operating assets to a buyer that is not a member of Parent controlled group of corporations.

     8.02 Effect of Termination. (a) If this Agreement is validly terminated by either the Company or Parent pursuant to Section 8.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Parent (or any of their respective Representatives or affiliates), except (i) that the provisions of Sections 6.13, 6.14 and 6.16, this Section 8.02, and Sections 9.10 and 9.11 will continue to apply following any such termination, (ii) that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement and (iii) as provided in paragraphs (b) and (c) below.

    (b) In the event that any person or group shall have made an Alternative Proposal and thereafter (i) this Agreement is terminated (x) by the Company pursuant to Section 8.01(c)(i), (y) by Parent pursuant to Section 8.01(b)(iii) or Section 8.01(d) or (z) by either party pursuant to Section 8.01(b)(ii) as a result of the Company Stockholders' Approval not being obtained or (ii) this Agreement is terminated for any other reason (other than by reason of the breach of this Agreement by Parent or pursuant to
  Section 8.01(b)(ii) as a result of the Parent Shareholders' Approval not being obtained or Section 8.01(c)(ii)) or 8.01(e) and, in the case of this clause (ii) only, a definitive agreement with respect to such Alternative Proposal is executed within one year after such termination, then the Company shall pay to Parent, by wire transfer of same day funds, either on the date contemplated in Section 8.01(c) if applicable, or otherwise, within two (2) business days after such amount becomes due, a termination fee of $250,000,000.

    (c) In the event that this Agreement is terminated by the Company following a Change of Control, then Parent shall pay to the Company, by wire transfer of same day funds, within two (2) business days following such termination, a termination fee of $250,000,000.

    (d) In the event that this Agreement is terminated by either party pursuant to Section 8.01(b)(ii) in circumstances in which the termination fee set forth in clause (b) above is not payable, (i) in the case of the Company Stockholders' Approval not being obtained and the Parent Shareholders' Approval having been obtained, the Company shall pay to Parent or (ii) in the case of the Parent Shareholders' Approval not being obtained and the Company Stockholders' Approval having been obtained, Parent shall pay to the Company, in each case an amount equal to $10,000,000.

    (e) If the Company fails promptly to pay the amount due pursuant to the preceding paragraphs, and in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in such paragraph, the Company shall pay to Parent or Merger Sub, as the case may be, its cost and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made.

     8.03 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after the Company Stockholders' Approval or the Parent Shareholders' Approval shall have been obtained, but after such adoption and approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

     8.04 Waiver. At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                                  ARTICLE IX

                              GENERAL PROVISIONS

     9.01 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger but shall terminate at the Effective Time, except for the agreements contained in Article I and Article II, in Sections 5.01(o), 5.02(k), 6.09, 6.10, 6.11, 6.12, 6.14, 6.16 and 6.18, this
Article IX and the agreements of the "affiliates" of the Company delivered pursuant to Section 6.04, which shall survive the Effective Time.

     9.02 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

     If to Parent, the Partnership or Merger Sub, to:

    Scottish Power plc
    1 Atlantic Quay
    Glasgow G2 8FP
    Facsimile No.: 011-44-141-248-8300
    Attn: Company Secretary

    with a copy to:

    Milbank, Tweed, Hadley & McCloy
    1 Chase Manhattan Plaza
    New York, N.Y. 10005
    Facsimile No.: (212) 530-5219
    Attn: M. Douglas Dunn

    and to:

    Freshfields
    65 Fleet Street
    London EC4Y 1HS
    Facsimile No.: 011-44-171-832-7001
    Attn: Simon Marchant

    If to the Company, to:

    PacifiCorp
    700 N.E. Multnomah
    Portland, Oregon 97232-4116
    Facsimile No.: (503) 813-7250
    Attn: Executive Vice President and Chief Operating Officer

    with a copy to:

    Stoel Rives LLP
    900 S.W. Fifth Avenue
    Suite 2300
    Portland, Oregon 97232
    Facsimile No.: (503) 220-2480
    Attn: Dexter E. Martin

    and to:

    LeBoeuf, Lamb, Greene & MacRae, LLP
    125 West 55th Street
    New York, NY 10019
    Facsimile No.: (212) 424-8500
    Attn: William S. Lamb

     All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

     9.03 Entire Agreement; Incorporation of Exhibits. (a) This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement in accordance with its terms, and contains, together with the Confidentiality Agreement, the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

    (b) The Company Disclosure Letter, the Parent Disclosure Letter and any Exhibit or Schedule attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     9.04 Public Announcements. Except as otherwise required by law or the rules of any applicable securities exchange or national market system or any other Regulatory Authority (including the U.K. Takeover Panel) , so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective Subsidiaries or Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

     9.05 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in Sections 6.09, 6.10, 6.11 and 6.12 (which are intended to be for the benefit of the persons entitled to therein, and may be enforced by any of such persons), it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

     9.06 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that Parent may cause Merger Sub to assign any or all of its rights, interests and obligations hereunder to another direct or indirect wholly-owned Subsidiary of Parent, provided that any such Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     9.07 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

     9.08 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

     9.09 Governing Law. Except to the extent that the BCA is mandatorily applicable to the Merger and the rights of the stockholders of the Constituent Corporations, this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

     9.10 Submission to Jurisdiction; Waivers. Each of Parent (on behalf of itself and Merger Sub), the Partnership, UKSub 1, UKSub 2 and the Company irrevocably agree that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined in the Supreme Court of the State of New York in New York County or in the United States District Court for the Southern District of New York, and each of Parent (on behalf of itself and Merger Sub), the Partnership, and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in
Section 9.02. Each of Parent, the Partnership, Merger Sub, and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this
Section 9.10, (c) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     9.11 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.12 Certain Definitions. As used in this Agreement:

    (a) except as used in Sections 2.03(b), 3.02(c), 3.17 and 6.04, the term "affiliate," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

    (b) a person will be deemed to " beneficially" own securities if such person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

    (c) the term "business day" means a day other than Saturday, Sunday or any day on which banks located in the State of Oregon or London, England are authorized or obligated to close;

    (d) the term "knowledge" or any similar formulation of "knowledge" shall mean, with respect to any party hereto, the actual knowledge after due inquiry of the executive officers of Parent or the Company and its Subsidiaries, respectively, set forth in Section 9.12(d) of the Parent Disclosure Letter or Section 9.12(d) of the Company Disclosure Letter.

    (e) any reference to any event, change or effect having a "material adverse effect" on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of such entity (or of such group of entities taken as a whole);

    (f) the term "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act);

    (g) the "Representatives" of any entity means such entity's directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives;

    (h) except as used in Sections 3.02(d) and 3.17, the term "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

     9.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     9.14 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

                                          Scottish Power PLC

                                          By: /s/ Ian Robinson
                                             ------------------------------
                                             Name: Ian Robinson
                                             Title: Chief Executive

                                          NA General Partnership
                                          By: Scottish Power NA 2 Limited,
                                             a General Partner

                                          By:  /s/ Ian Simon MacGregor Russell
                                             ----------------------------------
                                             Name: Ian Simon MacGregor Russell
                                             Title:

                                          Pacificorp

                                          By:  /s/ Keith R. McKennon
                                             ----------------------------------
                                             Name: Keith R. McKennon
                                             Title: Chairman and Chief
                                              Executive Officer

                                          For purposes of Section 2.01 only:

                                          Scottish Power NA 1 Limited

                                          By:  /s/ Ian Simon MacGregor Russell
                                             ----------------------------------
                                             Name: Ian Simon MacGregor Russell
                                             Title:

                                          For purposes of Section 2.01 only:

                                          Scottish Power NA 2 Limited

                                          By:  /s/ Ian Simon MacGregor Russell
                                             ----------------------------------
                                             Name: Ian Simon MacGregor Russell
                                             Title:

                                                                       EXHIBIT A

                                          Column A          Column B
                                      ----------------- -----------------
Proportion of Parent Ordinary Shares
 represented by Parent ADSs           not more than 75% not less than 25%
Proportion of Merger Ordinary Shares  not more than 75% not less than 25%

                                                                      EXHIBIT B

                        [Form of Affiliate's Agreement]

   [Date]

   [name]

   [address]

   Ladies and Gentlemen:

     I have been advised that as of the date hereof I may be deemed to be an "affiliate" of PacifiCorp, an Oregon corporation (the "Company"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Neither my entering into this agreement, nor anything contained herein, shall be deemed an admission on my part that I am such an "affiliate".

     Pursuant to the terms of the Agreement and Plan of Merger dated as of December 6, 1998 (the "Merger Agreement"), among Scottish Power plc, a public limited company incorporated under the laws of Scotland ("Parent"), NA General Partnership, a Nevada general partnership (the "Partnership"), and the Company providing for the merger of a wholly-owned subsidiary of the Partnership with and into the Company (the "Merger"), and as a result of the Merger, I may receive shares of Parent's American Depositary Shares, each representing four Parent Ordinary Shares (the "Parent Securities"), in exchange for the shares of common stock, without par value, of the Company owned by me at the Effective Time (as defined in the Merger Agreement) of the Merger.

     I represent and warrant to Parent that in such event:

    A. I shall not make any sale, transfer or other disposition of the Parent Securities in violation of the Act or the Rules and Regulations

    B. I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Securities, to the extent I felt necessary, with my counsel or counsel for the Company.

    C. I have been advised that the issuance of Parent Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form F-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of the Company I may have been deemed to have been an affiliate of the Company and a distribution by me of Parent Securities has not been registered under the Act, the Parent Securities must be held by me indefinitely unless (i) a distribution of Parent Securities by me has been registered under the Act, (ii) a sale of Parent Securities by me is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act or (iii) in the opinion of counsel reasonably acceptable to Parent, some other exemption from registration is available with respect to a proposed sale, transfer or other disposition of the Parent Securities by me.

    D. I understand that Parent is under no obligation to register the sale, transfer or other disposition of Parent Securities by me or on my behalf or to take any other action necessary in order to make compliance with an exemption from registration available.

    E. I also understand that stop transfer instructions will be given to Parent's transfer agents with respect to the Parent Securities and that there will be placed on the certificates for the Parent Securities, or any substitutions therefor, a legend stating in substance:

      "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement
    dated             ,     , between the registered holder hereof and
                (the "Corporation"), a copy of which agreement is on file at the principal offices of the Corporation."

    F. I also understand that unless the transfer by me of my Parent Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to my transferee:

      "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under such Act applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of such Act and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of such Act."

     It is understood and agreed that the legends set forth in paragraph E and F above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Parent a copy of a letter from the staff of the Commission, or an opinion of counsel reasonably acceptable to Parent to the effect that such legend is not required for purposes of the Act.

                                          Very truly yours,

                                          -------------------------------------
                                          Name:

   Accepted this    day of

          ,  , by:

   SCOTTISH POWER plc

By: _________________________________
  Name:
  Title:

                                                                         ANNEX B

                                                                  Execution Copy
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
                         dated as of December 6, 1998,
            as amended as of January 29, 1999 and February 9, 1999,
               and amended and restated as of February 23, 1999,
                                  by and among
                            NEW SCOTTISH POWER PLC,
                              SCOTTISH POWER PLC,
                             NA GENERAL PARTNERSHIP
                                      and
                                   PACIFICORP

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

                                                                          Page
                                                                          No.
                                                                          ----
 ARTICLE I THE MERGER....................................................   2
    1.01 The Merger.....................................................    2
    1.02 Closing........................................................    2
    1.03 Effective Time.................................................    2
    1.04 Governing Instrument...........................................    2
    1.05 Directors and Officers of the Surviving Corporation............    3
    1.06 Effects of the Merger..........................................    3
    1.07 Further Assurances.............................................    3
 ARTICLE II CONVERSION OF SHARES.........................................   3
    2.01 Conversion of Capital Stock....................................    3
    2.02 Procedure for Election.........................................    4
    2.03 Exchange of Certificates.......................................    5
    2.04 Withholding Rights.............................................    8
 ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............   8
    3.01 Organization and Qualification.................................    8
    3.02 Capital Stock..................................................    9
    3.03 Authority Relative to this Agreement...........................   10
    3.04 Non-Contravention; Approvals and Consents......................   10
    3.05 SEC Reports, Financial Statements and Utility Reports..........   11
    3.06 Absence of Certain Changes or Events...........................   12
    3.07 Absence of Undisclosed Liabilities.............................   12
    3.08 Legal Proceedings..............................................   13
    3.09 Information Supplied...........................................   13
    3.10 Permits; Compliance with Laws and Orders.......................   13
    3.11 Compliance with Agreements.....................................   14
    3.12 Taxes..........................................................   14
    3.13 Employee Benefit Plans; ERISA..................................   15
    3.14 Labor Matters..................................................   17
    3.15 Environmental Matters..........................................   17
    3.16 Intellectual Property Rights...................................   19
    3.17 Regulation as a Utility........................................   19
    3.18 Insurance......................................................   19
    3.19 Vote Required..................................................   20
    3.20 [Intentionally Omitted]........................................   20
    3.21 Ownership of HoldCo or ScottishPower Stock.....................   20
    3.22 Article VII of the Company's Articles of Incorporation and
         Sections 60.825-60.845 of the BCA Not Applicable...............   20
    3.23 Certain Contracts..............................................   20
    3.24 Year 2000......................................................   20
    3.25 Joint Venture Representations..................................   20
 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF HOLDCO, SCOTTISHPOWER AND
    THE PARTNERSHIP......................................................  20
    4.01 Organization and Qualification.................................   20
    4.02 Capital Stock..................................................   22
    4.03 Authority Relative to this Agreement...........................   23

                                                                            Page
                                                                            No.
                                                                            ----
    4.04 Non-Contravention; Approvals and Consents........................   23
    4.05 SEC Reports and Financial Statements.............................   24
    4.06 Absence of Certain Changes or Events.............................   25
    4.07 Absence of Undisclosed Liabilities...............................   25
    4.08 Legal Proceedings................................................   25
    4.09 Information Supplied.............................................   26
    4.10 Permits; Compliance with Laws and Orders.........................   26
    4.11 Compliance with Agreements.......................................   27
    4.12 Taxes............................................................   27
    4.13 ScottishPower Employee Benefit Plans.............................   28
    4.14 Labor Matters....................................................   29
    4.15 Environmental Matters............................................   29
    4.16 Intellectual Property Rights.....................................   31
    4.17 Vote Required....................................................   31
    4.18 [Intentionally Omitted]..........................................   31
    4.19 Ownership of Company Common Stock................................   31
    4.20 Insurance........................................................   31
    4.21 Year 2000........................................................   32
    4.22 Joint Venture Representations....................................   32
 ARTICLE V COVENANTS.......................................................  32
    5.01 Covenants of the Company.........................................   32
    5.02 Covenants of HoldCo and ScottishPower............................   36
    5.03 Joint Executive Committee........................................   39
    5.04 Tax Matters......................................................   40
    5.05 Discharge of Liabilities.........................................   40
    5.06 Contracts........................................................   40
    5.07 No Solicitations.................................................   40
    5.08 Conduct of Business of Merger Sub................................   41
    5.09 Third Party Standstill Agreements................................   41
    5.10 Control of Other Party's Business................................   41
 ARTICLE VI ADDITIONAL AGREEMENTS..........................................  42
    6.01 Access to Information............................................   42
    6.02 Preparation of Registration Statement and Proxy Statement........   42
    6.03 Approval of Shareholders.........................................   43
    6.04 Company Affiliates...............................................   44
    6.05 Auditors' Letters................................................   44
    6.06 Stock Exchange Listing; Deposit Agreement........................   44
    6.07 Restructuring of Merger..........................................   44
    6.08 Regulatory and Other Approvals...................................   45
    6.09 Employee Benefit Plans...........................................   45
    6.10 Company Stock Plan...............................................   45
    6.11 Directors' and Officers' Indemnification and Insurance...........   46
    6.12 HoldCo Governance; Additional Matters............................   47
    6.13 Expenses.........................................................   47
    6.14 Brokers or Finders...............................................   47
    6.15 Takeover Statutes................................................   48
    6.16 Conveyance Taxes.................................................   48
    6.17 Rate Matters.....................................................   48
    6.18 Tax Matters......................................................   48
    6.19 Dividends........................................................   49

                                                                          Page
                                                                          No.
                                                                          ----
 ARTICLE VII CONDITIONS..................................................  50
    7.01 Conditions to Each Party's Obligation to Effect the Merger.....   50
         Conditions to Obligation of HoldCo, ScottishPower and Merger
    7.02 Sub to Effect the Merger.......................................   51
    7.03 Conditions to Obligation of the Company to Effect the Merger...   52
 ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER..........................  53
    8.01 Termination....................................................   53
    8.02 Effect of Termination..........................................   55
    8.03 Amendment......................................................   56
    8.04 Waiver.........................................................   56
 ARTICLE IX GENERAL PROVISIONS...........................................  56
         Non-Survival of Representations, Warranties, Covenants and
    9.01 Agreements.....................................................   56
    9.02 Notices........................................................   56
    9.03 Entire Agreement; Incorporation of Exhibits....................   57
    9.04 [Intentionally Omitted]........................................   57
    9.05 Public Announcements...........................................   57
    9.06 No Third Party Beneficiary.....................................   58
    9.07 No Assignment; Binding Effect..................................   58
    9.08 Headings.......................................................   58
    9.09 Invalid Provisions.............................................   58
    9.10 Governing Law..................................................   58
    9.11 Submission to Jurisdiction; Waivers............................   58
    9.12 Enforcement of Agreement.......................................   59
    9.13 Certain Definitions............................................   59
    9.14 Counterparts...................................................   60
    9.15 WAIVER OF JURY TRIAL...........................................   60

 SCHEDULES
 SCHEDULE I  Scheme Consents
 SCHEDULE II Articles of Association of Holdco
 EXHIBITS
 EXHIBIT A   Scheme of Arrangement
 EXHIBIT B   Allotment of Shares
 EXHIBIT C   Form of Affiliate Agreement

                           GLOSSARY OF DEFINED TERMS

     The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

      "1935 Act"............................................ Section 3.02(c)
      "ADR Depositary"...................................... Section 2.01(e)
      "ADR Holder Proposal.................................. Section 6.03(c)
      "ADS Consideration"................................... Section 2.01(c)(i)
      "Advisory Board"...................................... Section 6.12(b)
      "affiliate"........................................... Section 9.12 (a)
      "Affiliate Agreement"................................. Section 6.04
      "Agreement"........................................... Preamble
      "Alternative Proposal"................................ Section 5.08
      "Antitrust Division".................................. Section 6.08
      "Articles of Merger".................................. Section 1.03
      "BCA"................................................. Section 1.01
      "beneficially"........................................ Section 9.12(b)
      "business day"........................................ Section 9.12(c)
      "Certificates"........................................ Section 2.03(b)
      "Circular"............................................ Section 3.09(b)
      "Closing"............................................. Section 1.02
      "Closing Date"........................................ Section 1.02
      "Code"................................................ Preamble
      "Companies Act"....................................... Section 4.02(a)
      "Company"............................................. Preamble
      "Company Affiliates".................................. Section 6.04
      "Company Budget"...................................... Section 5.01(e)
      "Company Common Stock"................................ Preamble
      "Company Disclosure Letter"........................... Section 3.01(a)
      "Company Employee Benefit Plan"....................... Section 3.13(b)(i)
      "Company Financial Statements"........................ Section 3.05(a)
      "Company Joint Venture"............................... Section 3.01(b)(ii)
      "Company Option"...................................... Section 2.01(f)
      "Company Option Plan"................................. Section 2.01(f)
      "Company Permits"..................................... Section 3.10
      "Company Preferred Stock"............................. Section 3.02(a)
      "Company SEC Reports"................................. Section 3.05(a)
      "Company Stock Option"................................ Section 6.10(a)
      "Company Stockholders' Approval"...................... Section 6.03(b)
      "Company Stockholders' Meeting"....................... Section 6.03(b)
      "Confidentiality Agreement"........................... Section 6.01
      "Constituent Corporations"............................ Section 1.01
      "Contracts"........................................... Section 3.04(a)
      "control," "controlling," "controlled by"
       and "under common control with"...................... Section 9.12(a)
      "Converted Shares".................................... Section 2.01(c)(i)
      "DOE"................................................. Section 3.05(b)
      "Effective Time"...................................... Section 1.03
      "Election Date"....................................... Section 2.02(a)
      "Environmental Claims"................................ Section 3.15(g)(i)
      "Environmental Laws".................................. Section 3.15(g)(ii)
      "Environmental Permits"............................... Section 3.15(b)

      "ERISA"............................................. Section 3.13(b)(i)
      "ERISA Affiliate"................................... Section 3.13(b)(iii)
      "Exchange Act"...................................... Section 3.04(b)
      "Exchange Agent".................................... Section 2.03(a)
      "Exchange Fund"..................................... Section 2.03(a)
      "FERC".............................................. Section 3.05(b)
      "FSA"............................................... Section 3.09(b)
      "FTA"............................................... Section 7.01(k)
      "FTC"............................................... Section 6.08
      "Governmental or Regulatory Authority".............. Section 3.04(a)
      "group"............................................. Section 9.12(f)
      "Hazardous Materials"............................... Section 3.15(g)(iii)
      "HoldCo ADRs"....................................... Preamble
      "HoldCo ADSs"....................................... Preamble
      "HoldCo Employee Benefit Plans"..................... Section 4.13(b)
      "HoldCo Group"...................................... Section 5.02(k)
      "HoldCo Ordinary Shares"............................ Preamble
      "HoldCo Share Schemes".............................. Section 4.02(a)
      "HoldCo Special Share".............................. Schedule II
      "HSR Act"........................................... Section 3.04(b)
      "Intellectual Property"............................. Section 3.16
      "Joint Executive Committee"......................... Section 5.03(a)
      "Joint Venture"..................................... Section 301(b)(i)
      "knowledge"......................................... Section 9.13(d)
      "laws".............................................. Section 3.04(a)
      "Lien".............................................. Section 3.02(b)
      "Listing Particulars"............................... Section 3.09(b)
      "LSE"............................................... Section 2.03(e)
      "material adverse effect"........................... Section 9.12(e)
      "Merger"............................................ Preamble
      "Merger Consideration".............................. Section 2.01(c)(i)
      "Merger Ordinary Shares"............................ Preamble
      "Merger Sub"........................................ Preamble
      "Merger Sub Common Stock"........................... Section 2.01
      "MMC"............................................... Section 7.01(k)
      "New Facilities".................................... Section 9.13(f)
      "NYSE".............................................. Section 2.03(e)
      "OFFER"............................................. Section 7.01(l)
      "OFT"............................................... Section 7.01(k)
      "OFWAT"............................................. Section 7.01(l)
      "Options"........................................... Section 3.02(a)
      "orders"............................................ Section 3.04(a)
      "Ordinary Share Consideration"...................... Section 2.01(c)(i)
      "Ordinary Share Election"........................... Section 2.02
      "Ordinary Share Election Form"...................... Section 2.02
      "Original Agreement"................................ Preamble
      "Partnership"....................................... Preamble
      "Partnership Agreement"............................. Section 4.01(a)
      "Partnership Loan Note"............................. Section 2.01(e)
      "person"............................................ Section 9.13(g)
      "Plan".............................................. Section 3.12(b)(ii)
      "Policies".......................................... Section 4.14(b)

      "Power Act"......................................... Section 3.05(b)
      "Proxy Statement"................................... Section 3.09(a)
      "qualified stock options"........................... Section 6.10(a)
      "RCF"............................................... Section 9.13(h)
      "Registration Statement"............................ Section 4.09
      "Release"........................................... Section 3.15(g)(iv)
      "Representatives"................................... Section 9.13(i)
      "Review Material"................................... Section 6.01
      "Sales Price"....................................... Section 2.03(e)
      "Scheme of Arrangement"............................. Preamble
      "Scheme Consents"................................... Section 9.13(k)
      "Scheme Date"....................................... Section 2.01(c)
      "Scheme Document"................................... Section 9.13(l)
      "ScottishPower"..................................... Preamble
      "ScottishPower ADRs"................................ Preamble
      "ScottishPower ADSs"................................ Preamble
      "ScottishPower Budget".............................. Section 5.02(e)
      "ScottishPower Disclosure Documents"................ Section 3.09(b)
      "ScottishPower Disclosure Letter"................... Section 4.01(a)
      "ScottishPower Employee Benefit Plans".............. Section 4.13
      "ScottishPower Financial Statements"................ Section 4.05
      "ScottishPower Joint Venture"....................... Section 3.01(b)(iii)
      "ScottishPower Ordinary Shares"..................... Preamble
      "ScottishPower Permits"............................. Section 4.10
      "ScottishPower SEC Reports"......................... Section 4.05
      "ScottishPower Share Schemes"....................... Section 4.02(a)
      "ScottishPower Shareholders' Approval".............. Section 6.03(a)
      "ScottishPower Shareholders' Meeting"............... Section 6.03(a)
      "ScottishPower Special Share"....................... Section 4.02(a)
      "SEC"............................................... Section 3.04(b)
      "Secretary of State"................................ Section 1.03
      "Securities Act".................................... Section 3.04(b)
      "Share Transfer".................................... Preamble
      "SOS"............................................... Section 7.01(k)
      "Subsidiary"........................................ Section 9.13(j)
      "Surviving Corporation"............................. Section 1.01
      "Surviving Corporation Common Stock"................ Section 2.01
      "taxes"............................................. Section 3.12(g)
      "Trading Day"....................................... Section 2.03(e)
      "UK Code"........................................... Section 6.03(a)

     This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of December 6, 1998 and amended as of January 29, 1999 and February 9, 1999, and amended and restated as of February 23, 1999 (this "Agreement"), is made and entered into by and among NEW SCOTTISH POWER PLC, a public limited company incorporated under the laws of Scotland ("HoldCo"), SCOTTISH POWER PLC, a public limited company incorporated under the laws of Scotland ("ScottishPower"), NA GENERAL PARTNERSHIP, a Nevada general partnership indirectly wholly owned by ScottishPower (the "Partnership"), and PACIFICORP, an Oregon corporation (the "Company"), and, with respect to Section 2.01 hereof only, Scottish Power NA 1 Limited, a limited liability company incorporated under the laws of Scotland ("UKSub1") and Scottish Power NA 2 Limited, a limited liability company incorporated under the laws of Scotland ("UKSub2").

     WHEREAS, ScottishPower, the Partnership, UKSub1, UKSub2 and the Company entered into an Agreement and Plan of Merger dated as of December 6, 1998 and amended as of January 29, 1999 and February 9, 1999 (the "Original Agreement");

     WHEREAS, HoldCo, ScottishPower, the Partnership, UKSub1, UKSub2 and the Company wish to amend and restate the Original Agreement in its entirety, effective as of the date set forth in Section 9.03(c);

     WHEREAS, the Board of Directors of ScottishPower intends to recommend to its shareholders a proposal to introduce HoldCo as a new holding company for the ScottishPower group pursuant to a scheme of arrangement sanctioned by the Court of Session, Edinburgh (the "Scheme of Arrangement"), substantially in the form of the draft Scheme of Arrangement attached hereto as Exhibit A subject to such amendments as ScottishPower may reasonably deem necessary or desirable; provided, that if such amendments would have a material adverse effect on the benefits of the Merger for the holders of Company Common Stock, such amendments may only be effected with the prior written consent of the Company;

     WHEREAS, pursuant to the Scheme of Arrangement, (A) all ordinary shares of 50 pence each of ScottishPower ("ScottishPower Ordinary Shares") will be cancelled and the holders thereof will receive in place of the ScottishPower Ordinary Shares then held by them an identical number of ordinary shares of 50 pence each of HoldCo ("HoldCo Ordinary Shares"), and (B) all ScottishPower Ordinary Shares represented by American Depositary Shares of ScottishPower ("ScottishPower ADSs"), each representing four (4) ScottishPower Ordinary Shares and evidenced by American Depositary Receipts ("ScottishPower ADRs"), will be cancelled and the holders thereof will receive in place of the ScottishPower ADSs then held by them an identical number of American Depositary Shares of HoldCo ("HoldCo ADSs"), each representing four (4) HoldCo Ordinary Shares and evidenced by American Depositary Receipts ("HoldCo ADRs");

     WHEREAS, after the Scheme Date (as defined in Section 2.01) and prior to the Closing Date (as defined in Section 1.02) ScottishPower shall transfer to HoldCo all of the outstanding shares of UKSub 1 and UKSub 2 ("Share Transfer");

     WHEREAS, the Boards of Directors of HoldCo, ScottishPower and the Company and the partners of the Partnership, have each determined that it is advisable and in the best interests of their respective stockholders and partners, as the case may be, to consummate, and have approved, the business combination transaction provided for herein in which Merger Sub (as defined below) would merge with and into the Company and the Company would become an indirect, wholly-owned subsidiary of HoldCo (the "Merger") pursuant to the terms of this Agreement, whereby each issued and outstanding share of common stock of the Company (the "Company Common Stock"), other than shares owned directly or indirectly by HoldCo, ScottishPower, the Partnership, Merger Sub or the Company, will be converted into the right to receive either (i) HoldCo ADSs evidenced by HoldCo ADRs or (ii) HoldCo Ordinary Shares (the "Merger Ordinary Shares");

     WHEREAS, immediately prior to the Closing Date (as defined in Section 1.02), an Oregon corporation wholly-owned by the Partnership ("Merger Sub") will be formed for the purpose of effectuating the Merger;

     WHEREAS, the respective Boards of Directors of HoldCo, ScottishPower and the Company, and the partners of the Partnership, have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective shareholders and stockholders, each of HoldCo and ScottishPower has approved this Agreement and the Merger, UKSub 1 and UKSub 2 in their capacity as general partners of the Partnership and as parties to Section 2.01 have approved this Agreement and the Merger, and the Partnership has agreed that, immediately following the formation of Merger Sub, it will approve this Agreement and the Merger as the sole stockholder of Merger Sub;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, HoldCo, ScottishPower, the Partnership and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.01 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.03), Merger Sub shall be merged with and into the Company in accordance with the Business Corporation Act of the State of Oregon (the "BCA"). At the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). Merger Sub and the Company are sometimes referred to herein as the "Constituent Corporations". As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted and cancelled in the manner provided in Article II.

     1.02 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.01, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Article VII, the consummation of the Merger (the "Closing") will take place at the offices of Milbank, Tweed, Hadley & McCloy, 1 Chase Manhattan Plaza, New York, New York 10005, at 10:00 a.m., local time, on the fifth business day following satisfaction or waiver (where applicable) of the conditions set forth in Article VII, unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date"). At the Closing there shall be delivered to HoldCo, ScottishPower, the Partnership, Merger Sub and the Company the certificates and other documents and instruments required to be delivered under Article VII.

     1.03 Effective Time. At the Closing, the parties shall cause to be duly prepared and executed by the Company as the Surviving Corporation and Merger Sub articles of merger (the "Articles of Merger") for filing on, or as soon as practicable after, the Closing Date with the Secretary of State of the State of Oregon (the "Secretary of State"), as provided in Section 60.494 of the BCA. The Merger shall become effective at the time of the filing of the Articles of Merger with the Secretary of State (such date and time being referred to herein as the "Effective Time").

     1.04 Governing Instrument. At the Effective Time, (i) the Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation, and
(ii) the Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

     1.05 Directors and Officers of the Surviving Corporation. The individuals listed on Schedule I shall, from and after the Effective Time, be the directors and executive officers, respectively, of the Company as the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

     1.06 Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the BCA.

     1.07 Further Assurances. Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the other parties hereto to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

                                   ARTICLE II

                              CONVERSION OF SHARES

     2.01 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and, with respect to clauses (a)-(c), (f) and (g) hereof, without any action on the part of the holder thereof:

    (a) Capital Stock of Merger Sub. Each issued and outstanding share of the common stock of Merger Sub ("Merger Sub Common Stock") outstanding immediately prior to the Effective Time shall be cancelled and the Surviving Corporation shall issue to the Partnership at the Effective Time such number of shares of common stock as is equal to the number of shares of Merger Sub Common Stock, with the same rights, powers and privileges as the Merger Sub Common Stock, and shall constitute the only outstanding shares of common stock of the Surviving Corporation ("Surviving Corporation Common Stock").

    (b) Cancellation of Treasury Stock and Stock Owned by HoldCo, ScottishPower and Subsidiaries. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by HoldCo, ScottishPower, the Partnership, Merger Sub or any other wholly-owned Subsidiary (as defined in Section 9.12) of HoldCo or ScottishPower, shall be canceled and retired and shall cease to exist and no stock of HoldCo or other consideration shall be delivered in exchange therefor.

    (c) Conversion of Company Common Stock. (i) Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.01(b)), shall be converted into the right to receive (A) .58 HoldCo ADSs (the "ADS Consideration"), or (B) if a properly completed Ordinary Share Election Form (as defined in Section 2.02) shall have been submitted to the Exchange Agent (as defined in Section 2.02) on a timely basis with respect to such share of Company Common Stock, 2.32 fully paid and nonassessable Merger Ordinary Shares (the "Ordinary Share Consideration"; the Ordinary Share Consideration and the ADS Consideration are each sometimes referred to herein as the "Merger Consideration"). All shares of Company Common Stock to be converted into shares of HoldCo ADSs or Merger Ordinary Shares pursuant to this Section 2.01(c) are hereinafter referred to as "Converted Shares."

    (ii) If, (A) prior to the time at which the Scheme of Arrangement becomes effective (the "Scheme Date"), ScottishPower shall pay a dividend in, subdivide, consolidate or, except pursuant to the Scheme of Arrangement, issue by capitalization of its reserves, any ScottishPower Ordinary Shares or (B) following the Scheme Date and prior to the Effective Time, HoldCo shall pay a dividend in, subdivide, consolidate or issue by capitalization of its reserves, any HoldCo Ordinary Shares, as applicable, the

  Merger Consideration shall be multiplied by a fraction, the numerator of which shall be the number of ScottishPower Ordinary Shares or HoldCo Ordinary Shares, as applicable, outstanding immediately after, and the denominator of which shall be the number of such shares outstanding immediately before, the occurrence of such event, and the resulting product shall from and after the date of such event be the Merger Consideration subject to further adjustment in accordance with this sentence.

      (iii) All shares of Company Common Stock converted in accordance with paragraph (i) of this Section 2.01(c) shall no longer be outstanding and shall, as part of the consideration for the allotment and issue by HoldCo referred to in Section 2.01(e) below, automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional HoldCo ADSs or Merger Ordinary Shares (determined in accordance with Section 2.03(e)), upon the surrender of such certificate in accordance with Section 2.03, without interest.

    (d) UKSub 1 shall continue to be the owner of a 90% general partnership interest in the Partnership, and UKSub 2 shall continue to be the owner of a 10% general partnership interest in the Partnership.

    (e) As consideration for the acquisition by the Partnership of the Surviving Corporation Common Stock in accordance with Section 2.01(a): (i) the Partnership agrees to issue a loan note to HoldCo in the form and in an amount to be mutually agreed upon by HoldCo and the Partnership (the "Partnership Loan Note"), (ii) UKSub 1 agrees to allot and issue to HoldCo fully paid ordinary shares of (Pounds)1 each and (iii) UKSub 2 agrees to allot and issue to HoldCo fully paid ordinary shares of (Pounds)1 each. In consideration of the other steps referred to in this Section 2.01 (including, to the extent set out in column A of Exhibit B attached hereto, the issue of the Partnership Loan Note by the Partnership), HoldCo shall allot and issue (i) the number of HoldCo Ordinary Shares represented by HoldCo ADSs to be issued in the Merger to HoldCo's United States Depositary (the "ADR Depositary") on behalf of the holders of Company Common Stock entitled thereto for the purposes of giving effect to the conversion and exchange referred to in this Article II, and (ii) the number of Merger Ordinary Shares to be issued in the Merger. In consideration of the other steps referred to in this Section 2.01 (including, to the extent set out in column B of Exhibit B, the issues of ordinary shares by UKSub 1 and UKSub 2 referred to above), HoldCo shall allot and issue (i) the number of HoldCo Ordinary Shares represented by HoldCo ADSs to be issued in the Merger to the ADR Depositary on behalf of the holders of Company Common Stock entitled thereto for the purposes of giving effect to the conversion and exchange referred to in this Article II, and (ii) the number of Merger Ordinary Shares to be issued in the Merger.

    (f) Subject to the terms and conditions of the Company's Stock Incentive Plan (the "Company Option Plan") and the stock option agreements executed pursuant thereto, each option to purchase Company Common Stock granted thereunder that is outstanding at the Effective Time (a "Company Option") shall be converted into an option to acquire, on the same terms and conditions as were applicable under the Company Option Plan at the Effective Time, a number of (i) HoldCo ADSs equal to the ADS Consideration, or (ii) Merger Ordinary Shares equal to the Ordinary Share Consideration, in each case multiplied by the number of shares of Company Common Stock subject to such option immediately prior to the Effective Time, on the basis described in Section 6.10. The Company as the Surviving Corporation and HoldCo shall take all action necessary to ensure that HoldCo has control of the operation of the Company Option Plan and the Company Restricted Stock Plans.

    (g) Subject to Section 5.01 (c)(iv)(C), the Company Preferred Stock (as defined below) shall not be affected by the Merger and shall continue to have the same rights and preferences as were in effect prior to consummation of the Merger.

     2.02 Procedure for Election. At such time as shall be sufficient to permit the holders of Company Common Stock to exercise their right to make an election pursuant to this Section 2.02, HoldCo will make available to all holders of Company Common Stock of record a letter of transmittal and election form and other appropriate materials (collectively, the "Ordinary Share Election Form") providing for such holder to elect to receive the Ordinary Share Consideration with respect to all or any portion of such holder's shares of Company Common Stock ("Ordinary Share Election"). As of the Election Date (as hereinafter defined), any share of Company Common Stock with respect to which there shall not have been effected such election by submission to the Exchange Agent (as defined in Section 2.03) of an effective, properly completed Ordinary Share Election Form shall be converted in the Merger into the right to receive the ADS Consideration.

    (a) Any election to receive the Ordinary Share Consideration shall have been validly made only if the Exchange Agent shall have received by 5:00 p.m., New York City time, on or prior to the Election Date, an Ordinary Share Election Form properly completed and executed (with the signature or signatures thereon guaranteed if required by the Ordinary Share Election
  Form) by such holder of shares of Company Common Stock. As used herein, "Election Date" means a date announced by HoldCo, in a news release delivered to the Dow Jones News Service, as the last day on which an Ordinary Share Election Form will be accepted; provided, however, that such date shall be a business day no earlier than five (5) business days prior to the date on which the Effective Time occurs and shall be at least five
  (5), and not more than 20, business days following the date of such news release; provided further, that, subsequent to such announcement, HoldCo shall have the right to change such Election Date to a later date so long as such later date is (i) at least five (5) business days following the date of notice of such change and (ii) not later than the date on which the Effective Time occurs. HoldCo shall have the right to make reasonable determinations and to establish reasonable procedures (not inconsistent with the terms of this Agreement) in guiding the Exchange Agent in its determination as to the validity of Ordinary Share Election Forms and of any revision, revocation or withdrawal thereof.

    (b) Two or more holders of shares of Company Common Stock who are determined to constructively own such shares owned by each other by virtue of Section 318(a) of the Code and who so certify to HoldCo's reasonable satisfaction, and any single holder of shares of Company Common Stock who holds such shares in two or more different names and who so certifies to HoldCo's reasonable satisfaction, may submit a joint Ordinary Share Election Form covering the aggregate shares of Company Common Stock owned by all such holders or by such single holder, as the case may be. For all purposes of this Agreement, each such group of holders which, and each such single holder who, submits a joint Ordinary Share Election Form shall be treated as a single holder of shares of Company Common Stock.

    (c) Record holders of shares of Company Common Stock who are nominees only may submit a separate Ordinary Share Election Form for each beneficial owner for whom such record holder is a nominee; provided, however, that, at the request of HoldCo, such record holder shall certify to the reasonable satisfaction of HoldCo that such record holder holds such shares as nominee for the beneficial owner thereof. For purposes of this Agreement, each beneficial owner for which an Ordinary Share Election Form is submitted will be treated as a separate holder of shares of Company Common Stock subject, however, to Section 2.02(b).

    (d) Any holder of shares of Company Common Stock may at any time prior to 5:00 p.m. New York City time, on the Election Date revoke such holder's election by written notice to the Exchange Agent received at any time prior to 5:00 p.m., New York City time, on the Election Date.

     2.03 Exchange of Certificates. (a) Exchange Agent. Promptly following the Effective Time, (i) HoldCo shall issue to and deposit with the ADR Depositary, for the benefit of the holders of shares of Company Common Stock converted into the ADS Consideration in accordance with Section 2.01(c), HoldCo Ordinary Shares in an amount sufficient to permit the ADR Depositary to issue HoldCo ADRs representing the number of HoldCo ADSs issuable pursuant to Section 2.01(c) and (ii) HoldCo shall, for the benefit of the holders of the shares of Company Common Stock converted into Merger Ordinary Shares in the Merger, make available to the Surviving Corporation for deposit with a bank or trust company designated before the Closing Date by HoldCo and reasonably acceptable to the Company (the "Exchange Agent"), (A) certificates representing the number of duly authorized whole Merger Ordinary Shares issuable in accordance with
Section 2.01(c), and (B) an amount of cash equal to the aggregate amount payable in lieu of fractional HoldCo ADSs and Merger Ordinary Shares in accordance with Section 2.03(e) (such cash, certificates representing Merger

Ordinary Shares and HoldCo ADRs representing HoldCo ADSs, together with any dividends or distributions with respect thereto being hereinafter referred to as the "Exchange Fund"), to be held for the benefit of and distributed to the holders of Converted Shares in accordance with this Section. The Exchange Agent shall agree to hold such Merger Ordinary Shares and funds for delivery as contemplated by this Section and upon such additional terms as may be agreed upon by the Exchange Agent, the Company and HoldCo. HoldCo shall cause the ADR Depositary to issue through and upon the instructions of the Exchange Agent, for the benefit of the holders of shares of the Company Common Stock converted into the ADS Consideration in accordance with Section 2.01(c), HoldCo ADRs representing the number of HoldCo ADSs issuable pursuant to Section 2.01(c). Neither HoldCo, ScottishPower, their respective affiliates nor holders of Converted Shares shall be responsible for any stamp duty reserve tax payable in connection with the ADS Consideration. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares are converted pursuant to this Article II into the right to receive HoldCo ADSs or Merger Ordinary Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation or HoldCo may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing HoldCo ADRs which represent HoldCo ADSs, and Merger Ordinary Shares and cash in lieu of fractional HoldCo ADSs or Merger Ordinary Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor
(i) one or more HoldCo ADRs representing, in the aggregate, that whole number of HoldCo ADSs and/or a certificate or certificates representing that whole number of Merger Ordinary Shares elected to be received in accordance with
Section 2.02, (ii) the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable with respect to such HoldCo ADSs and Merger Ordinary Shares, and (iii) the cash amount payable in lieu of fractional HoldCo ADSs and Merger Ordinary Shares in accordance with Section 2.03(e), in each case which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, one or more HoldCo ADRs representing, in the aggregate, that whole number of HoldCo ADSs and/or a certificate or certificates representing that whole number of Merger Ordinary Shares elected to be received in accordance with Section 2.02, plus the cash amount payable in lieu of fractional HoldCo ADSs and Merger Ordinary Shares in accordance with Section 2.03(e), may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.03(b), each Certificate shall be deemed at any time after the Effective Time for all corporate purposes of HoldCo, except as limited by Section 2.03(c) below and subject to applicable law, to represent ownership of the whole number of HoldCo ADSs and/or Merger Ordinary Shares into which the number of shares of Company Common Stock shown thereon have been converted as contemplated by this Article
II. Notwithstanding the foregoing, Certificates representing Company Common Stock surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Section 6.04 shall not be exchanged until HoldCo has received an Affiliate Agreement (as defined in Section 6.04) as provided in
Section 6.04.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared, made or paid after the Effective Time with respect to HoldCo Ordinary Shares with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the

HoldCo ADSs and Merger Ordinary Shares represented thereby and no cash payment in lieu of fractional HoldCo ADSs and Merger Ordinary Shares shall be paid to any such holder pursuant to Section 2.03(e) until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing the HoldCo ADRs which represent HoldCo ADSs and Merger Ordinary Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such HoldCo ADSs and Merger Ordinary Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such HoldCo ADSs and Merger Ordinary Shares.

     (d) No Further Ownership Rights in Company Common Stock. All HoldCo ADSs and Merger Ordinary Shares issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 2.03(e)) shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to the Converted Shares represented thereby, subject, however, to the Surviving Corporation's obligation to pay any dividends which may have been declared by the Company on the shares of Company Common Stock in accordance with the terms of this Agreement and which remained unpaid at the Effective Time. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers thereon of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

     (e) No Fractional Shares. No certificate or scrip representing fractional HoldCo ADSs or Merger Ordinary Shares will be issued in the Merger upon the surrender for exchange of Certificates, and such fractional HoldCo ADS or Merger Ordinary Share interests will not entitle the owner thereof to vote or to any rights of a holder of HoldCo ADSs or Merger Ordinary Shares. In lieu of any such fractional HoldCo ADS or Merger Ordinary Share, each holder of Certificates who would otherwise have been entitled to a fraction of HoldCo ADS or Merger Ordinary Share in exchange for such Certificates pursuant to this Section shall receive from the Exchange Agent, as applicable, (i) a cash payment in lieu of such fractional HoldCo ADS determined by multiplying (A) the Sales Price (as defined below) of a HoldCo ADS on the last Trading Day (as defined below) immediately preceding the Closing Date by (B) the fractional HoldCo ADS interest to which such holder would otherwise be entitled, and/or
(ii) a cash payment in lieu of such fractional Merger Ordinary Share determined by multiplying (A) the Sales Price of a HoldCo ADS Ordinary Share on the last Trading Day immediately preceding the Closing Date by (B) the fractional Merger Ordinary Share interest to which such holder would otherwise be entitled. The term "Sales Price" shall mean, on any Trading Day, with respect to HoldCo ADSs, the closing sales price of HoldCo ADSs reported on the New York Stock Exchange, Inc. ("NYSE") Composite Tape on such day and, with respect to Merger Ordinary Shares, the closing middle market quotation of a HoldCo Ordinary Share as reported in the Daily Official List of the London Stock Exchange ("LSE") for such date. The term "Trading Day" shall mean any day on which securities are traded, with respect to HoldCo ADSs, on the NYSE, and with respect to HoldCo Ordinary Shares, on the LSE.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company for one (1) year after the Effective Time shall be delivered to HoldCo, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to HoldCo (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for HoldCo ADSs, Merger Ordinary Shares, any cash in lieu of fractional HoldCo ADSs and Merger Ordinary Shares and any dividends or distributions with respect to HoldCo ADSs and Merger Ordinary Shares. Neither HoldCo, ScottishPower nor the Surviving Corporation shall be liable to any holder of any Certificate for HoldCo ADSs or Merger Ordinary Shares (or dividends or distributions with respect to either), or cash payable in respect of fractional HoldCo ADSs or Merger Ordinary Shares, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by HoldCo, the posting by such person of a bond in such reasonable amount as HoldCo may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional HoldCo ADSs or Merger Ordinary Shares, and unpaid dividends and distributions in respect of or on HoldCo ADSs or Merger Ordinary Shares deliverable in respect thereof, pursuant to this Agreement.

     2.04 Withholding Rights. Each of the Surviving Corporation and HoldCo shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law, including the tax laws of the United Kingdom. To the extent that amounts are so withheld by the Surviving Corporation or HoldCo, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or HoldCo, as the case may be.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to HoldCo, ScottishPower, the Partnership and Merger Sub, as of December 6, 1998 (except for the representations and warranties contained in Sections 3.03 and 3.04, which are made as of the date hereof), as follows:

     3.01 Organization and Qualification. (a) Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions which recognize the concept of good standing) under the laws of its jurisdiction of organization and has full corporate or partnership, as the case may be, power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so organized, existing and in good standing (with respect to jurisdictions which recognize the concept of good standing) or to have such power and authority which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect (as defined in Section 9.12) on the Company and its Subsidiaries taken as a whole. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions which recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions that recognize the concept of good standing) which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.
Section 3.01 of the letter dated December 6, 1998 and delivered to ScottishPower, the Partnership and Merger Sub by the Company on such date (the "Company Disclosure Letter") sets forth (i) the name and jurisdiction of organization of each Subsidiary of the Company and (x) with respect to Subsidiaries that are corporations, (a) such Subsidiary's authorized capital stock, (b) the number of issued and outstanding shares of such Subsidiary's capital stock and (c) the record owners of such Subsidiary's shares and, (y) with respect to Subsidiaries that are partnerships, the names and ownership interests of the partners thereof. The Company has previously delivered to ScottishPower correct and complete copies of the certificate or articles of incorporation and bylaws (or other comparable charter documents) of the Company and its Subsidiaries.

     (b) Section 3.01 of the Company Disclosure Letter sets forth a description as of December 6, 1998, of all Company Joint Ventures, including (i) the name of each such entity and the Company's interest therein, and (ii) a brief description of the principal line or lines of business conducted by each such entity. For purposes of this Agreement:

    (i) "Joint Venture" of a person or entity shall mean any corporation or other entity (including partnerships and other business associations) that is not a Subsidiary of such person or entity, in which such person or one or more of its Subsidiaries owns directly or indirectly an equity interest, other than equity interests which are less than 5% of each class of the outstanding voting securities or equity interests of any such entity;

    (ii) "Company Joint Venture" shall mean any Joint Venture of the Company or any of its Subsidiaries; and

    (iii) "Scottish Power Joint Venture" shall mean any Joint Venture of ScottishPower, HoldCo or any of their respective Subsidiaries.

     (c) Except for interests in the Subsidiaries of the Company, the Company Joint Ventures and as disclosed in the Company SEC Reports (as defined in Section 3.05) filed prior to December 6, 1998 or Section 3.01 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any material corporation, partnership, limited liability company, joint venture or other business association or entity (other than non-controlling investments in the ordinary course of business and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business).

     3.02 Capital Stock. (a) The authorized capital stock of the Company consists of:

     (i) 750 million shares of Company Common Stock, of which 297,335,056 shares were issued and outstanding as of November 30, 1998, and

     (ii) 126,533 shares of 5% preferred stock, of which 126,533 were issued and outstanding as of November 30, 1998, 3.5 million shares of serial preferred stock, of which 288,499 were issued and outstanding as of November 30, 1998 and of which 2,065 shares were designated the 4.52% Series, 18,060 shares were designated the 7.00% Series, 5,932 shares were designated the 6.00% Series, 42,000 were designated the 5.00% Series, 65,960 were designated the 5.40% Series, 69,890 were designated the 4.72% Series, and 84,592 were designated the 4.56% Series, respectively; and 16 million shares of no par serial preferred stock, of which 2,744,438 were issued and outstanding as of November 30, 1998 and of which 381,220 shares were designated the $1.28 Series, 420,116 shares were designated the $1.18 Series, 193,102 shares were designated the $1.16 Series, 1,000,000 shares were designated the $7.70 Series, and 750,000 shares were designated the $7.48 Series, respectively (collectively, the "Company Preferred Stock").

     As of November 30, 1998, 28,817,971 shares of Company Common Stock were reserved or held for issuance under the PacifiCorp Stock Incentive Plan, the PacifiCorp Long Term Incentive Plan, the PacifiCorp K-Plus Employee Savings and Stock Ownership Plan and the PacifiCorp Dividend Reinvestment and Stock Purchase Plan. All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and except as described in
Section 3.02 of the Company Disclosure Letter, as of December 6, 1998 there were no outstanding subscriptions, options, warrants, rights (including stock appreciation rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of the Company or to grant, extend or enter into any Option with respect thereto.

     (b) Except as disclosed in the Company SEC Reports filed prior to December 6, 1998 or Section 3.02 of the Company Disclosure Letter, all of the outstanding shares of capital stock of each Subsidiary of the

Company are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Company or a Subsidiary wholly owned, directly or indirectly, by the Company, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a "Lien"), other than Liens or failures to so own which are immaterial. Each outstanding share of Company Preferred Stock, other than shares of the $1.28 Series, $1.18 Series and $1.16 Series of no par serial preferred stock, is entitled to one vote per share, voting together with the holders of Company Common Stock as a single class, on all matters generally submitted to the stockholders of the Company for a vote. Except as disclosed in the Company SEC Reports filed prior to December 6, 1998 or Section 3.02 of the Company Disclosure Letter, there are no (i) outstanding Options obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of any Subsidiary of the Company or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Subsidiary wholly owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of the Company.

   (c) None of the Subsidiaries of the Company or the Company Joint Ventures is a "public utility company," a "holding company," a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), respectively.

   (d) Except as disclosed in the Company SEC Reports filed prior to December 6, 1998 or Section 3.02 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any material capital stock of any Subsidiary of the Company or to provide any material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other person.

   3.03 Authority Relative to this Agreement. The Company has full corporate power and authority to enter into this Agreement, and, subject to obtaining the Company Stockholders' Approval (as defined in Section 6.03 (b)), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company, the Board of Directors of the Company has recommended approval of this Agreement by the stockholders of the Company and directed that this Agreement be submitted to the stockholders of the Company for their consideration, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Stockholders' Approval. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

   3.04 Non-Contravention; Approvals and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries or any of the Company Joint Ventures under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries, or (ii) subject to the obtaining of the Company Stockholders' Approval and the taking of the actions described in Section 3.04(b), (x) any statute, law, rule, regulation or ordinance (together, "laws"), or any judgment, decree, order, writ, permit or license (together, "orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "Governmental or Regulatory Authority") applicable to the Company or any of its Subsidiaries or any of the Company Joint Ventures or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which the Company or any of its Subsidiaries or any of the Company Joint Ventures is a party or by which the Company or any of its Subsidiaries or any of the Company Joint Ventures or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

   (b) Except (i) for the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) for the filing of the Proxy Statement (as defined in Section 3.09) and the Registration Statement (as defined in Section 4.09) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the declaration of the effectiveness of the Registration Statement by the SEC and filings with various state securities authorities that are required in connection with the transactions contemplated by this Agreement, (iii) for the filing of an application under Section 203 and any directly related Section of, or regulation under, the Power Act (as defined in Section 3.05(b)) for the sale or disposition of jurisdictional facilities of the Company; (iv) for the filing of the Articles of Merger and other appropriate merger documents required by the BCA with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business; and (v) as disclosed in Section 3.04 of the Company Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which the Company or any of its Subsidiaries or any of the Company Joint Ventures is a party or by which the Company or any of its Subsidiaries or any of the Company Joint Ventures or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

   3.05 SEC Reports, Financial Statements and Utility Reports. (a) The Company has delivered to ScottishPower a true and complete copy of each form, report, schedule, registration statement, registration exemption, if applicable, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company or any of its Subsidiaries with the SEC since December 31, 1995 (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"), which are all the documents (other than preliminary materials) that the Company and its Subsidiaries were required to file with the SEC since such date. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, if applicable, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the "Company Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole)) the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in Section 3.05 of the Company Disclosure Letter, each Subsidiary of the Company is treated as a consolidated subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

   (b) All material filings required to be made by the Company or any of its Subsidiaries since December 31, 1995, under the Federal Power Act (the "Power Act") and applicable state laws and regulations, have been filed with the Federal Energy Regulatory Commission (the "FERC"), the Department of Energy (the "DOE") or any appropriate state public utilities commission (including, without limitation, the state utility regulatory agencies of California, Idaho, Montana, Oregon, Utah, Washington and Wyoming), as the case may be, including all material written forms, statements, reports, agreements and all material documents, exhibits, amendments and supplements appertaining thereto, including but not limited to all material rates, tariffs, franchises, service agreements and related documents, complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder.

   3.06 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to December 6, 1998 or Section 3.06 of the Company Disclosure Letter, (a) between December 31, 1997 and December 6, 1998, there has not been any change, event or development having, or that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole (other than those changes, events or developments occurring as a result of general economic or financial conditions or which are not unique to the Company and its Subsidiaries but also affect other entities who participate or are engaged in the lines of business in which the Company and its Subsidiaries are engaged), and (b) between December 31, 1997 and December 6, 1998 (i) the Company, its Subsidiaries and the Company Joint Ventures have conducted their respective businesses only in the ordinary course substantially consistent with past practice and (ii) neither the Company nor any of its Subsidiaries nor any of the Company Joint Ventures has (x) acquired or agreed to acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof for a purchase price (including the amount of any indebtedness assumed in connection therewith) of $25 million or more in any one transaction or (y) sold, leased or otherwise disposed of any of its assets or properties (or agreed to do so) other than dispositions in the ordinary course of business consistent with past practice or having a net book value of $25 million or less in any one transaction.

   3.07 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet for the period ended December 31, 1997 included in the Company Financial Statements or as disclosed in the Company SEC Reports filed prior to December 6, 1998 or in Section 3.07 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries had at such date, or has incurred since such date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by U.S. generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or (ii) which are not having, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole.

     3.08 Legal Proceedings. Except as disclosed in the Company SEC Reports filed prior to December 6, 1998 or in Section 3.08 of the Company Disclosure Letter and except for environmental matters which are governed by Section 3.15,
(i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company, threatened against, nor to the knowledge of the Company are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, the Company or any of its Subsidiaries or any of the Company Joint Ventures or any of their respective assets and properties which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement, and (ii) neither the Company nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

     3.09 Information Supplied. (a) The proxy statement relating to the Company Stockholders' Meeting (as defined in Section 6.03(b)), as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), and any other documents to be filed by the Company with the SEC (including, without limitation, under the 1935 Act) in connection with the Merger and the other transactions contemplated hereby will (in the case of the Proxy Statement and any such other documents filed with the SEC under the Exchange Act or the Securities Act), comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and will not, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to stockholders of the Company and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of HoldCo, ScottishPower, the Partnership or Merger Sub expressly for inclusion therein and information incorporated by reference therein from documents filed by HoldCo, ScottishPower or any of their respective Subsidiaries with the SEC.

     (b) The information supplied or to be supplied by the Company for inclusion in any filing by HoldCo or ScottishPower with the LSE in respect of the Merger (including, without limitation, the Class 1 circular to be issued to shareholders of ScottishPower (the "Circular"), and the listing particulars under Part IV of the Financial Services Act 1986 of the United Kingdom (the "FSA") relating to HoldCo Ordinary Shares (the "Listing Particulars") and the Scheme Document (together with any amendments or supplements thereto, the "ScottishPower Disclosure Documents") will, at all relevant times, include all information relating to the Company, and information which is within the knowledge of each of the directors of the Company (or which it would be reasonable for them to obtain by making inquiries), which, in each case, is required to enable the ScottishPower Disclosure Documents and the parties hereto to comply in all material respects with all United Kingdom statutory and other legal and regulatory provisions (including, without limitation, the Companies Act (as defined in Section 4.02(a), the FSA and the rules and regulations made thereunder, and the rules and requirements of the LSE) and all such information contained in such documents will be substantially in accordance with the facts and will not omit anything material likely to affect the import of such information.

     (c) Notwithstanding the foregoing provisions of this Section 3.09, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Registration Statement, the Proxy Statement or the ScottishPower Disclosure Documents based on information supplied by HoldCo, ScottishPower or the Partnership expressly for inclusion or incorporation by reference therein or based on information which is not incorporated by reference in such documents but should have been disclosed pursuant to Section 4.09.

     3.10 Permits; Compliance with Laws and Orders. The Company, its Subsidiaries and the Company Joint Ventures hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities (other than environmental permits which are governed by Section

3.15) necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such Company Permits which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company, its Subsidiaries and the Company Joint Ventures are in compliance with the terms of the Company Permits, except failures so to comply which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Except as disclosed in the Company SEC Reports filed prior to December 6, 1998 or Section 3.10 of the Company Disclosure Letter, the Company, its Subsidiaries and the Company Joint Ventures are not in violation of or default under any law or order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

     3.11 Compliance with Agreements. Except as disclosed in the Company SEC Reports filed prior to December 6, 1998 or Section 3.11 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries nor any of the Company Joint Ventures nor, to the knowledge of the Company, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, would reasonably be expected to result in a default under, (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries or (ii) any Contract to which the Company or any of its Subsidiaries or any of the Company Joint Ventures is a party or by which the Company or any of its Subsidiaries, or any of the Company Joint Ventures or any of their respective assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

     3.12 Taxes. Except as disclosed in the Company SEC Reports filed prior to December 6, 1998 or Section 3.12 of the Company Disclosure Letter:

    (a) Each of the Company and its Subsidiaries has filed all material tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed or granted and have not expired, and all tax returns and reports are complete and accurate in all respects, except to the extent that such failures to either file, to have extensions granted that remain in effect or to file returns complete and accurate in all respects, as applicable, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company and each of its Subsidiaries has paid (or the Company has paid on its behalf) all taxes shown as due on such tax returns and reports. The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole. No requests for waivers of the time to assess any taxes against the Company or any of its Subsidiaries have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the Company SEC Reports, or, to the extent not adequately reserved, the assessment of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole.

    (b) Neither the Company nor any of its Subsidiaries has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a tax-free reorganization within the meaning of Code Section 368(a).

    (c) Neither the Company nor any of its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations, neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payment, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G.

    (d) Each of the Company and its Subsidiaries has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of United States federal income tax within the meaning of Code Section 6662.

    (e) Neither the Company nor any of its Subsidiaries is a party to any tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (ii) has any material liability for the taxes of any person (other than any of the Company and its Subsidiaries) under United States Treasury Regulation Section 1.1502-6 (or any similar provision or state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

    (f) As used in this Section 3.12 and in Section 4.12, "taxes" shall include all federal, state, local and foreign income, franchise, gross receipts, property, sales, use, excise, alternative-minimum, estimated and other taxes and duties of any jurisdiction, including obligations for withholding taxes from payments due or made to any other person and any interest, penalties or additions to tax.

     3.13 Employee Benefit Plans; ERISA. (a) Except as disclosed in the Company SEC Reports filed prior to December 6, 1998 or Section 3.13 of the Company Disclosure Letter or as would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole, (i) all Company Employee Benefit Plans (as defined below) are in compliance with all applicable requirements of law, including without limitation ERISA (as defined below) and the Code, and (ii) neither the Company nor any of its Subsidiaries has any liabilities or obligations with respect to any such Company Employee Benefit Plans, whether accrued, contingent or otherwise, nor to the knowledge of the Company are any such liabilities or obligations expected to be incurred. Except as specifically set forth in Section 3.13 of the Company Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Benefit Plan that will or would reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only severance agreements or severance policies applicable to the Company or any of its Subsidiaries are the agreements and policies specifically referred to in Section 3.13 of the Company Disclosure Letter.

     (b) As used herein:

    (i) "Company Employee Benefit Plan" means any Plan (other than any "multiemployer plan," as that term is defined in Section 4001 of ERISA) entered into, established, maintained, sponsored, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of the current or former employees or directors of the Company or any of its Subsidiaries and existing on December 6, 1998 or at any time subsequent thereto and on or prior to the Effective Time and, in the case of a Plan which is subject to Part 3 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), Section 412 of the Code or Title IV of ERISA, at any time during the five-year period immediately preceding December 6, 1998; and

    (ii) "Plan" means any employment, bonus, incentive compensation, deferred compensation, long term incentive, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy, program, scheme or arrangement, whether written or oral, and whether applicable to only one individual or a group of individuals, including, but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

    (iii) "ERISA Affiliate" means any person, who on or before the Effective Time, is under common control with the Company within the meaning of
  Section 414 of the Code.

     (c) Complete and correct copies of the following documents have been made available to ScottishPower, as of December 6, 1998: (i) all material Company Employee Benefit Plans and any related trust agreements or related insurance contracts and pro forma option agreements, (ii) the most current summary plan descriptions of each Company Employee Benefit Plan subject to the requirement to give a summary plan description under ERISA, (iii) the most recent Form 5500 and Schedules thereto for each Company Employee Benefit Plan subject to such reporting, (iv) the most recent determination of the Internal Revenue Service with respect to the qualified status of each Company Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, (v) the most recent accountings with respect to each Company Employee Benefit Plan funded through a trust, (vi) the most recent actuarial report of the qualified actuary of each Company Employee Benefit Plan with respect to which actuarial valuations are conducted.

     (d) Except as disclosed in the Company SEC Reports filed prior to December 6, 1998 or Section 3.13 of the Company Disclosure Letter, neither the Company nor any Subsidiary maintains or is obligated to provide benefits under any life, medical or health Plan (other than as an incidental benefit under a Plan qualified under Section 401(a) of the Code) which provides benefits to retirees or other terminated employees other than benefit continuations rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

     (e) Except as set forth in Section 3.13 of the Company Disclosure Letter, each Company Employee Benefit Plan covers only employees who are employed by the Company or a Subsidiary (or former employees or beneficiaries with respect to service with the Company or a Subsidiary), so that the transactions contemplated by this Agreement will require no spin-off of assets and liabilities or other division or transfer of rights with respect to any such plan.

     (f) Except as disclosed in the Company SEC Reports filed prior to December 6, 1998 or Section 3.13 of the Company Disclosure Letter, neither the Company, any Subsidiary, any ERISA Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has at any time during the five (5) year period preceding December 6, 1998 contributed to any "multiemployer plan", as that term is defined in Section 4001 of ERISA. With respect to each "multiemployer plan", as defined above, in which the Company, any Subsidiary or any ERISA Affiliate participates or has participated, (i) neither the Company, any Subsidiary nor any ERISA Affiliate has incurred, any material withdrawal liability, (ii) neither the Company, any Subsidiary nor any ERISA Affiliate has received any notice that (A) any such plan is being reorganized in a manner that will result, or would reasonably be expected to result, in material liability, (B) increased contributions of a material amount may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or (C) any such plan is, or would reasonably be expected to become, insolvent, and
(iii) to the knowledge of the Company, there are no PBGC (as defined below) proceedings against any such plan.

     (g) Except as disclosed in the Company SEC Reports filed prior to December 6, 1998 or Section 3.13 of the Company Disclosure Letter, no event has occurred, and there exists no condition or set of circumstances in connection with any Company Employee Benefit Plan, under which the Company or any Subsidiary, directly or indirectly (through any indemnification agreement or otherwise), could reasonably be expected to be subject to any risk of material liability under Section 409 of ERISA, Section 502(i) of ERISA, Title IV of ERISA or Section 4975 of the Code.

     (h) No transaction contemplated by this Agreement will result in liability to the Pension Benefit Guaranty Corporation ("PBGC") under Section 302(c)(11), 4062, 4063, 4064 or 4069 of ERISA, or otherwise, with respect to the Company, any Subsidiary, HoldCo, ScottishPower or any corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA, and, to the knowledge of the Company, no event or condition exists or has existed which would reasonably be expected to result in any material liability to the PBGC with respect to HoldCo, ScottishPower, the Company, any Subsidiary or any such corporation or organization. Except as set forth in Section 3.13 of the Company Disclosure Schedule, no "reportable event" within the meaning of Section 4043 of ERISA has occurred with respect to any Company Employee Benefit Plan that is a defined benefit plan under Section 3(35) of ERISA other than "reportable events" as to which the requirement of notice to the PBGC within thirty days has been waived.

     (i) Except as set forth in Section 3.13 of the Company Disclosure Schedule, no employer securities, employer real property or other employer property is included in the assets of any Company Employee Benefit Plan.

     (j) No stock appreciation rights are outstanding under the Company Stock Incentive Plan or any other plan or arrangement maintained by the Company or any affiliate of the Company.

   3.14 Labor Matters. (a) Except as set forth in Section 3.14 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. Except as disclosed in the Company SEC Reports filed prior to December 6, 1998 or in Section 3.14 of the Company Disclosure Letter, there are no disputes pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries or any of the Company Joint Ventures and any trade union or other representatives of its employees, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole, and, to the knowledge of the Company, except as set forth in Section 3.14 of the Company Disclosure Letter, there are no material organizational efforts presently being made involving any of the now unorganized employees of the Company or any of its Subsidiaries or any of the Company Joint Ventures. Since December 31, 1995, there has been no work stoppage, or strike by employees of the Company or any of its Subsidiaries or any of the Company Joint Ventures except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

     (b) To the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of the Company Joint Ventures is in material violation of any labor laws in any country (or political subdivision thereof) in which they transact business except for such violations as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

   3.15 Environmental Matters. Except as disclosed in the Company SEC Reports filed prior to December 6, 1998 or in Section 3.15 of the Company Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole:

    (a) (i) Each of the Company, its Subsidiaries and the Company Joint Ventures is in compliance with all applicable Environmental Laws (as hereinafter defined); and

    (ii) Neither the Company nor any of its Subsidiaries nor any of the Company Joint Ventures has received any written communication from any person or Governmental or Regulatory Authority that alleges that the Company or any of its Subsidiaries or any of the Company Joint Ventures is not in such compliance with applicable Environmental Laws.

    (b) Each of the Company, its Subsidiaries and the Company Joint Ventures has obtained all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of its facilities and the conduct of its operations, as applicable, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company, its Subsidiaries and the Company Joint Ventures are in compliance with all terms and conditions of the Environmental Permits.

    (c) There is no Environmental Claim (as hereinafter defined) pending

      (i) against the Company or any of its Subsidiaries or any of the Company Joint Ventures;

      (ii) to the knowledge of the Company, against any person or entity whose liability for any such Environmental Claim the Company or any of its Subsidiaries or any of the Company Joint Ventures has or may have retained or assumed either contractually or by operation of law; or

      (iii) against any real or personal property or operations which the Company or any of its Subsidiaries or any of the Company Joint Ventures owns, leases or manages, in whole or in part.

     (d) To the knowledge of the Company, there have not been any Releases (as hereinafter defined) of any Hazardous Material (as hereinafter defined) that would be reasonably likely to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries or any of the Company Joint Ventures, or against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries or any of the Company Joint Ventures has or may have been retained or assumed either contractually or by operation of law.

     (e) To the knowledge of the Company, with respect to any predecessor of the Company or any of its Subsidiaries, there is no Environmental Claim pending or threatened in writing, and there has been no Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim.

     (f) There are no material facts specific to the Company that have not been disclosed to ScottishPower which the Company reasonably believes are likely to form the basis of a Environmental Claim against the Company or any of its Subsidiaries or any of the Company Joint Ventures arising from (x) current environmental remediation or mining reclamation costs of the Company, its Subsidiaries and the Company Joint Ventures or such remediation or reclamation costs known to be required in the future, or (y) any other environmental matter affecting the Company or its Subsidiaries or any of the Company Joint Ventures.

     (g) As used in this Section 3.15:

    (i) "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or written notices of noncompliance, liability or violation by any person or entity (including any Governmental or Regulatory Authority) alleging potential liability (including, without limitation, potential responsibility or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from

      (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of its Subsidiaries or any of the Company Joint Ventures; or

      (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or

      (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials;

    (ii) "Environmental Laws" means all Federal, state and local laws, rules and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials;

    (iii) "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; and (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company or any of its Subsidiaries or any of the Company Joint Ventures operates or any jurisdiction which has received such chemical, material, substance or waste from the Company or its Subsidiaries; and

    (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

     3.16 Intellectual Property Rights. The Company and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Intellectual Property (as defined below) individually or in the aggregate material to the conduct of the businesses of the Company and its Subsidiaries taken as a whole. Neither the Company nor any Subsidiary of the Company is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property and, to the knowledge of the Company, such Intellectual Property is not being infringed by any third party, and neither the Company nor any Subsidiary of the Company is infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, "Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

     3.17 Regulation as a Utility. (a) The Company is not regulated as a public utility by any state other than the States of California, Idaho, Montana, Oregon, Utah, Washington and Wyoming. Section 3.17 of the Company Disclosure Letter lists each Subsidiary of the Company which is a public utility or is otherwise engaged in the regulated supply (including generation, transmission or distribution) of electricity, natural gas and/or telecommunications. Except as set forth in Section 3.17 of the Company Disclosure Letter, neither the Company nor any "subsidiary company" or "affiliate" of the Company is subject to regulation as a public utility or public service company (or similar designation) by any state in the United States or any foreign country. The Company is not a public utility holding company under the 1935 Act.

     (b) As used in this Section 3.17, the terms "subsidiary company" and "affiliate" shall have the respective meanings ascribed to them in the 1935 Act.

     3.18 Insurance. Except as set forth in Section 3.18 of the Company Disclosure Letter, each of the Company and its Subsidiaries is, and has been continuously since January 1, 1994, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business conducted by the Company and its Subsidiaries during such time period. Except as set forth in
Section 3.18 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of the Company or any of its Subsidiaries. The material insurance policies of the Company and each of its Subsidiaries are valid and enforceable policies.

     3.19 Vote Required. Assuming the accuracy of the representation and warranty contained in Section 4.19, the affirmative vote of the holders of record of at least (i) a majority of voting power of the outstanding shares of Company Common Stock and Company Preferred Stock voting together and (ii) a majority of the voting power of the Company Preferred Stock voting separately from the Company Common Stock as a single class with respect to the approval of this Agreement are the only votes of the holders of any class or series of the capital stock of the Company or its Subsidiaries required to approve this Agreement and approve the Merger and the other transactions contemplated hereby.

     3.20 [Intentionally Omitted]
     3.21 Ownership of HoldCo or ScottishPower Stock. Neither the Company nor any of its Subsidiaries beneficially owns any ScottishPower Ordinary Shares, ScottishPower ADSs, HoldCo Ordinary Shares or HoldCo ADSs.

     3.22 Article VII of the Company's Articles of Incorporation and Sections 60.825-60.845 of the BCA Not Applicable. The Company has taken all necessary actions so that neither the provisions of Article VII of the Company's Articles of Incorporation nor the provisions of Sections 60.825-60.845 of the BCA (i.e., affiliated transactions and fair price provisions) will, before the termination of this Agreement, apply to this Agreement or the Merger or the other transactions contemplated hereby.

     3.23 Certain Contracts. Except as set forth in Section 3.23 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries or Joint Ventures is a party to, or bound by, any Contract containing any provision or covenant prohibiting or materially limiting the ability of the Company or any Company Subsidiary to engage in any business activity or compete with any person.

     3.24 Year 2000. The Company and its Subsidiaries have put into effect practices and programs which the Company reasonably believes will enable all material software, hardware and equipment (including microprocessors) that is owned or utilized by the Company or any of its Subsidiaries in the operations of its or their respective business to be capable, by December 31, 1999, of accounting for all calculations using a century and date sensitive algorithm for the year 2000 and the fact that the year 2000 is a leap year and to otherwise continue to function without any material interruption caused by the occurrence of the year 2000.

     3.25 Joint Venture Representations. Each representation or warranty made by the Company in this Article III relating to a Company Joint Venture that is neither operated nor managed by the Company or a Subsidiary of the Company shall be deemed to be made only to the Company's knowledge.

                                   ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF HOLDCO, SCOTTISHPOWER AND
                                THE PARTNERSHIP
     ScottishPower and HoldCo (each on behalf of itself and on behalf of Merger
Sub) and the Partnership represent and warrant to the Company as follows (which representations and warranties (i) in respect of ScottishPower and its Subsidiaries are made as of December 6, 1998 (except for the representations and warranties contained in Sections 4.03 and 4.04, which are made as of the date hereof), (ii) in respect of HoldCo and its Subsidiaries are made as of the date of this Agreement and (iii) of ScottishPower and HoldCo on behalf of Merger Sub shall only be true and correct as of the Closing Date), it being agreed that HoldCo and ScottishPower shall not be in breach or deemed to be in breach of any representation or warranty contained in this Article IV by virtue of the fact that any Scheme Consent (as defined in Section 9.13(k)) has not been obtained by the date of this Agreement:

     4.01 Organization and Qualification. (a) Each of HoldCo, ScottishPower and their respective Subsidiaries (other than the Partnership) is a corporation duly incorporated, validly existing and in good standing (with respect to jurisdictions which recognize the concept of good standing) under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated, existing and in good standing (with respect to jurisdictions which recognize the concept of good standing) or to have such power and authority which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole. The Partnership is a general partnership validly existing under the laws of the State of Nevada. Each of the Partnership and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement (other than, with respect to the Partnership, in connection with the investment of the initial partnership capital pursuant to or in accordance with the Partnership Agreement, dated December 3, 1998, by and between UKSub 1 and UKSub 2 (the "Partnership Agreement")), has engaged in no other business activities and has conducted its operations only as contemplated hereby (or, with respect to the Partnership, as contemplated by the Partnership Agreement). HoldCo was formed solely for the purpose contemplated by the Scheme of Arrangement and this Agreement and has conducted its operations only as contemplated by the Scheme of Arrangement and this Agreement. Except as disclosed in Section 4.01 of the ScottishPower Disclosure Letter (as defined below), each of UKSub 1 and UKSub 2 was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Each of ScottishPower, HoldCo and their respective Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions which recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing, admission or good standing necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions which recognize the concept of good standing) which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole. Section 4.01 of the letter dated December 6, 1998 and delivered by ScottishPower and Merger Sub to the Company on such date (the "ScottishPower Disclosure Letter") sets forth (i) the name and jurisdiction of incorporation of each Subsidiary of ScottishPower, (ii) its authorized capital stock, (iii) the number of issued and outstanding shares of its capital stock and (iv) the record owners of such shares. ScottishPower has previously delivered to the Company correct and complete copies of the memorandum and articles of association and bylaws (or other comparable charter documents) of ScottishPower and each of its Subsidiaries, and the Partnership Agreement. As of the Scheme Date, the articles of association and bylaws (or other comparable charter documents) of HoldCo shall substantially reflect the principles set out in Schedule II, subject to amendments required to comply with applicable law or the rules of the LSE and subject to such other amendments as ScottishPower may reasonably deem necessary or desirable, provided, that to the extent such other amendments deemed necessary or desirable by ScottishPower would materially adversely affect the benefits of the Merger for the holders of Company Common Stock, ScottishPower shall have received the prior written consent of the Company.

     (b) Section 4.01 of the ScottishPower Disclosure Letter sets forth a description as of December 6, 1998, of all ScottishPower Joint Ventures, including (i) the name of each such party and ScottishPower's interest therein, and (ii) a brief description of the principal line or lines of business conducted by each such entity.

     (c) Except for interests in the Subsidiaries of ScottishPower and HoldCo and as disclosed in Section 4.01 of the ScottishPower Disclosure Letter, neither HoldCo nor ScottishPower directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, (i) any material corporation, partnership, joint venture or other business association or entity (other than non-controlling investments in the ordinary course of business and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business) or (ii) any other business association or entity the effect of which is having or could reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole.

     4.02 Capital Stock. (a) The authorized share capital of ScottishPower consists solely of (i) 1,700,000,000 ScottishPower Ordinary Shares, of which 1,198,629,102 shares were issued as of November 30, 1998, and (ii) one Special Rights Non-Voting Redeemable Preference Share of (Pounds)1 (the "Special Share") which was issued as of such date. The authorized share capital of HoldCo consists solely of (i) 50,000 HoldCo ordinary shares of (Pounds)1 each (to be subdivided into HoldCo Ordinary Shares of 50p each prior to the Scheme
Date), of which 2 were issued as of the date of this Agreement, and (ii) 49,998 non-voting redeemable ordinary shares of (Pounds)1 each, all of which were issued as of the date of this Agreement, are held by ScottishPower and shall be redeemed by HoldCo prior to the Effective Time. Since November 30, 1998, except as disclosed in the ScottishPower SEC Reports filed prior to December 6, 1998,
Section 4.02 of the ScottishPower Disclosure Letter or pursuant to the Scheme of Arrangement, there has been no change in the number of issued ScottishPower Ordinary Shares other than the issuance of ScottishPower Ordinary Shares pursuant to options or rights outstanding as of such date to subscribe or purchase ScottishPower Ordinary Shares, which options or rights are described in Section 4.02 of the ScottishPower Disclosure Letter. All of the issued ScottishPower Ordinary Shares and HoldCo Ordinary Shares are, and all Merger Ordinary Shares and all HoldCo Ordinary Shares to be issued to the ADR Depositary pursuant to Section 2.01 will be, upon issuance, duly authorized, validly issued and fully paid and voting, and no class of shares is entitled to preemptive rights, except as provided in Section 89 of the Companies Act of 1985 of the United Kingdom (the "Companies Act"). Except pursuant to this Agreement, the ScottishPower employee share schemes listed in Section 4.02 of the ScottishPower Disclosure Letter (the "ScottishPower Share Schemes"), the HoldCo employee share schemes established in connection with the Scheme of Arrangement to replace the ScottishPower Share Schemes and which are in all material respects similar to the ScottishPower Share Schemes (the "HoldCo Share Schemes"), and except as disclosed in the ScottishPower SEC Reports filed prior to December 6, 1998 or Section 4.02 of the ScottishPower Disclosure Letter, as of December 6, 1998 there were no outstanding Options obligating HoldCo, ScottishPower or any of their respective Subsidiaries to issue or sell any capital or other shares of ScottishPower or HoldCo or to grant, extend or enter into any Option with respect thereto.

     (b) Except as disclosed in the ScottishPower SEC Reports filed prior to December 6, 1998 or Section 4.02 of the ScottishPower Disclosure Letter, all of the outstanding shares of each Subsidiary of HoldCo and ScottishPower are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by HoldCo or ScottishPower or a Subsidiary wholly owned, directly or indirectly, by HoldCo or ScottishPower, free and clear of any Liens. Immediately following the Scheme Date, all of the outstanding shares of ScottishPower will be duly authorized, validly issued, fully paid and nonassessable and owned, beneficially and of record, by HoldCo or its nominees. Except as disclosed in the ScottishPower SEC Reports filed prior to December 6, 1998 or Section 4.02 of the ScottishPower Disclosure Letter, and except for the Share Transfer, there are no (i) outstanding Options obligating HoldCo, ScottishPower or any of their respective Subsidiaries to issue or sell any shares of any Subsidiary of HoldCo or ScottishPower or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than HoldCo or ScottishPower or a Subsidiary wholly owned, directly or indirectly, by HoldCo or ScottishPower with respect to the voting of or the right to participate in dividends or other earnings in respect of any shares of any Subsidiary of HoldCo or ScottishPower.

     (c) Other than (i) as disclosed in the ScottishPower SEC Reports filed prior to December 6, 1998 or Section 4.02 of the ScottishPower Disclosure Letter, (ii) the right of Holdco to redeem the 49,998 non-voting redeemable shares held by ScottishPower and referred to in Section 4.02(a), (iii) the right of the holder of the ScottishPower Special Share to require ScottishPower to redeem the ScottishPower Special Share pursuant to the Articles of Association of ScottishPower or, following the Scheme Date, the right of the holder of the HoldCo Special Share (as defined in Schedule II) to require HoldCo to redeem the HoldCo Special Share pursuant to the Articles of Association of HoldCo, and (iv) pursuant to the Scheme of Arrangement or pursuant to a proposed amendment to ScottishPower's Articles of Association which will provide for shares in ScottishPower to be issued to an optionholder under the ScottishPower Share Schemes to be transferred to HoldCo in consideration for HoldCo issuing to the optionholder the same number of HoldCo Ordinary Shares as the number of ScottishPower shares so issued under the ScottishPower Schemes, there are no outstanding contractual obligations of HoldCo or ScottishPower or any Subsidiary of HoldCo or ScottishPower to repurchase, redeem or otherwise acquire any HoldCo Ordinary Shares or ScottishPower Ordinary Shares or any shares of any Subsidiary of HoldCo or ScottishPower or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of HoldCo or ScottishPower or any other person.

     (d) As of December 6, 1998, no bonds, debentures, notes or other indebtedness of HoldCo or ScottishPower having the right to vote on any matters on which shareholders may vote are issued or outstanding.

     4.03 Authority Relative to this Agreement. Each of HoldCo, ScottishPower, the Partnership and Merger Sub (and, with respect to Section 2.01 only, UKSub 1 and UKSub 2) has full power and authority to enter into this Agreement, and, subject (in the case of this Agreement) to obtaining the ScottishPower Shareholders' Approval (as defined in Section 6.03(a)) and the Scheme Consents, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of HoldCo, ScottishPower, the Partnership and Merger Sub (and, with respect to Section 2.01 only, UKSub 1 and UKSub 2) and the consummation by each of HoldCo, ScottishPower, the Partnership and Merger Sub (and, with respect to Section 2.01 only, UKSub 1 and UKSub 2) of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of HoldCo, ScottishPower and Merger Sub (and, with respect to Section 2.01 only, UKSub 1 and UKSub 2) and the general partners of the Partnership, and by the Partnership in its capacity as sole stockholder of Merger Sub. The Board of Directors of ScottishPower has passed a resolution declaring the advisability of the Merger and resolving that the Merger be submitted for consideration by the shareholders of ScottishPower. The Board of Directors of HoldCo has passed a resolution approving the Merger. No other corporate proceedings on the part of HoldCo, ScottishPower or Merger Sub or their shareholders, or the Partnership or its general partners are necessary to authorize the execution, delivery and performance of this Agreement by HoldCo, ScottishPower, the Partnership or Merger Sub (and, with respect to Section 2.01 only, UKSub 1 and UKSub 2) and the consummation by HoldCo, ScottishPower, the Partnership and Merger Sub (and, with respect to Section 2.01 only, UKSub 1 and UKSub 2) of the transactions contemplated hereby, other than obtaining the ScottishPower Shareholders' Approval and the Scheme Consents, and to the Scheme of Arrangement becoming effective. This Agreement has been duly and validly executed and delivered by each of HoldCo, ScottishPower, the Partnership and Merger Sub (and, with respect to Section 2.01 only, UKSub 1 and UKSub 2) and constitutes a legal, valid and binding obligation of each of HoldCo, ScottishPower, the Partnership and Merger Sub (and, with respect to Section
2.01 only, UKSub 1 and UKSub 2) enforceable against each of HoldCo, ScottishPower, the Partnership and Merger Sub (and, with respect to Section
2.01 only, UKSub 1 and UKSub 2) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.04 Non-Contravention; Approvals and Consents. (a) Subject to the requirement to obtain the Scheme Consents, the execution and delivery of this Agreement by each of HoldCo, ScottishPower, the Partnership and Merger Sub (and, with respect to Section 2.01 only, UKSub 1 and UKSub 2) do not, and the performance by each of HoldCo, ScottishPower, the Partnership and Merger Sub (and, with respect to Section 2.01 only, UKSub 1 and UKSub 2) of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures under, any of the terms, conditions or provisions of (i) the memorandum or articles of association or bylaws (or other comparable charter documents) of HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures, (ii) the Partnership Agreement, or (iii) subject to the obtaining of the ScottishPower Shareholders' Approval and the taking of the actions described in paragraph (b) of this Section, (x) any laws or orders of any Governmental or Regulatory Authority applicable to HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures or any of their respective assets or properties, or (y) any Contracts to which HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures is a party or by which HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole or on the ability of HoldCo, ScottishPower, the Partnership and Merger Sub to consummate the transactions contemplated by this Agreement.

     (b) Except (i) for the filing of a premerger notification report by ScottishPower under the HSR Act, (ii) for the filing of the Registration Statement with the SEC pursuant to the Securities Act, the declaration of the effectiveness of the Registration Statement by the SEC and filings with various state securities authorities that are required in connection with the transactions contemplated by this Agreement, (iii) for the filing of the Articles of Merger and other appropriate merger documents required by the BCA with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, (iv) for the filings with, notices to, and approvals of, the LSE and NYSE, (v) the filing of a notice pursuant to Section 721 of the Defense Production Act of 1950, or any successor thereto ("Exon-Florio"), (vi) the approval of the FERC pursuant to the Power Act, (vii) the approval of any jurisdictional state regulating agencies, (viii) the giving of indications by the OFT, SOS, OFFER and OFWAT as described in Sections 7.01(k) and (l), (ix) as disclosed in Section 4.04 of the ScottishPower Disclosure Letter and (x) for the Scheme Consents, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures is a party or by which HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures or any of their respective assets or properties is bound for the execution and delivery of this Agreement by each of HoldCo, ScottishPower, the Partnership and Merger Sub, the performance by each of HoldCo, ScottishPower, the Partnership and Merger Sub of its obligations hereunder or the consummation of the transactions contemplated hereby other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole or on the ability of HoldCo, ScottishPower, the Partnership and Merger Sub to consummate the transactions contemplated by this Agreement.

     4.05 SEC Reports and Financial Statements. (a) ScottishPower has delivered to the Company a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by HoldCo, ScottishPower or any of their respective Subsidiaries with the SEC since December 31, 1995 (as such documents have since the time of their filing been amended or supplemented, the "ScottishPower SEC Reports"), which are all the documents (other than preliminary materials) that HoldCo, ScottishPower and their respective Subsidiaries were required to file with the SEC since such date. As of their respective dates, the ScottishPower SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the ScottishPower SEC Reports (the "ScottishPower Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United

Kingdom applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to HoldCo, ScottishPower and their respective Subsidiaries taken as a whole)) the consolidated financial position of ScottishPower and, in respect of periods ending after the Scheme Date, HoldCo and their respective consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in Section 4.05 of the ScottishPower Disclosure Letter, each Subsidiary of ScottishPower and, after the Scheme Date, of Holdco is treated as a consolidated subsidiary of ScottishPower or HoldCo, as the case may be, in the ScottishPower Financial Statements for all periods covered thereby.

     (b) All material filings required to be made by ScottishPower or any of its Subsidiaries since December 31, 1995 in the United Kingdom under the Electricity Act 1989, the Water Industry Act 1991, the Water Resources Act 1991 and the Telecommunications Act 1984 have been filed with OFFER, OFWAT and the Office of Telecommunications Services or any other appropriate Governmental or Regulatory Authority, as the case may be, including all material forms, statements, reports, agreements and all material documents, exhibits, amendments and supplements appertaining thereto, including but not limited to all material rates, tariffs, franchises, service agreements and related documents, complied, as of their respective dates, in all material respects with all applicable requirements of the statute and the rules and regulations thereunder.

     4.06 Absence of Certain Changes or Events. Except as disclosed in the ScottishPower SEC Reports filed prior to December 6, 1998 or Section 4.06 of the ScottishPower Disclosure Letter, (a) since March 31, 1998 there has not been any change, event or development having, or that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole (other than those changes, events, or developments occurring as a result of general economic or financial conditions or which are not unique to HoldCo, ScottishPower and their respective Subsidiaries but also affect other entities who participate or are engaged in the lines of business in which HoldCo, ScottishPower and their respective Subsidiaries are engaged), and (b) between March 31, 1998 and December 6, 1998 ScottishPower, its Subsidiaries and the ScottishPower Joint Ventures have conducted their respective businesses only in the ordinary course substantially consistent with past practice.

     4.07 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet for the period ended March 31, 1998 included in the ScottishPower Financial Statements or as disclosed in Section
4.07 of the ScottishPower Disclosure Letter, neither HoldCo, ScottishPower nor any of their respective Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles in the United Kingdom to be reflected on a consolidated balance sheet of ScottishPower and, in respect of periods ending after the Scheme Date, HoldCo and their respective consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or (ii) which have not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to HoldCo, ScottishPower and their respective Subsidiaries taken as a whole.

     4.08 Legal Proceedings. Except as disclosed in the ScottishPower SEC Reports filed prior to December 6, 1998 or in Section 4.08 of the ScottishPower Disclosure Letter and except for environmental matters which are governed by
Section 4.15, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of HoldCo or ScottishPower, threatened against, nor to the knowledge of HoldCo or ScottishPower are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures or any of their respective assets and properties which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole or on the ability of HoldCo, ScottishPower, the Partnership and Merger Sub to consummate the transactions contemplated by this Agreement, and (ii) neither HoldCo, ScottishPower nor any of their respective Subsidiaries nor any of the ScottishPower Joint Ventures is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or would reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole or on the ability of HoldCo, ScottishPower, the Partnership and Merger Sub to consummate the transactions contemplated by this Agreement.

     4.09 Information Supplied. (a) The registration statement on Form F-4 to be filed with the SEC by HoldCo in connection with the issuance of HoldCo ADSs in the Merger, as amended or supplemented from time to time (as so amended and supplemented, the "Registration Statement"), and any other documents to be filed by HoldCo or ScottishPower with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will (in the case of the Registration Statement and any such other documents filed with the SEC under the Securities Act or the Exchange Act) comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and will not, on the date of its filing or, in the case of the Registration Statement, at the time it becomes effective under the Securities Act, or at the date the Proxy Statement is mailed to stockholders of the Company and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by HoldCo, ScottishPower, the Partnership or Merger Sub with respect to information supplied in writing by or on behalf of the Company expressly for inclusion therein and information incorporated by reference therein from documents filed by the Company or any of its Subsidiaries with the SEC.

     (b) The ScottishPower Disclosure Documents will, at all relevant times, include all information relating to ScottishPower and HoldCo and their respective Subsidiaries, and information which is within the knowledge of each of the directors of ScottishPower and HoldCo (or which it would be reasonable for them to obtain by making inquiries), which, in each case, is required to enable the ScottishPower Disclosure Documents and the parties hereto to comply in all material respects with all United Kingdom statutory and other legal and regulatory provisions (including, without limitation, the Companies Act, the FSA and the rules and regulations made thereunder, and the rules and requirements of the LSE) and all such information contained in such documents will be substantially in accordance with the facts and will not omit anything material likely to affect the import of such information.

     (c) Notwithstanding the foregoing provisions of this Section 4.09, no representation or warranty is made by ScottishPower or HoldCo with respect to statements made or incorporated by reference in the Registration Statement, the Proxy Statement, the Listing Particulars, the Circular or the Scheme Document based on information supplied by the Company expressly for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to Section 3.09.

     4.10 Permits; Compliance with Laws and Orders. HoldCo, ScottishPower, their respective Subsidiaries and the ScottishPower Joint Ventures hold all permits, licenses, franchises variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities (other than environmental permits which are governed by Section 4.15) necessary for the lawful conduct of their respective businesses (the "ScottishPower Permits"), except for failures to hold such ScottishPower Permits which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole. HoldCo, ScottishPower, their respective Subsidiaries and the ScottishPower Joint Ventures are in compliance with the terms of the ScottishPower Permits, except failures so to comply which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole. Except as disclosed in the ScottishPower SEC Reports filed prior to December 6, 1998, none of HoldCo, ScottishPower, their respective Subsidiaries or the ScottishPower Joint Ventures are in violation of or default under any law or order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole.

     4.11 Compliance with Agreements. Except as disclosed in the ScottishPower SEC Reports filed prior to December 6, 1998 or Section 4.11 of the ScottishPower Disclosure Letter, none of HoldCo, ScottishPower or any of their respective Subsidiaries or, to the knowledge of HoldCo or ScottishPower, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, would reasonably be expected to result in a default under, (i) the memorandum or articles of association (or other comparable charter documents) of HoldCo, ScottishPower or any of their material Subsidiaries or (ii) any Contract to which HoldCo, ScottishPower or any of their respective Subsidiaries is a party or by which HoldCo, ScottishPower or any of their respective Subsidiaries or any of their respective assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole.

     4.12 Taxes. (a) Each of HoldCo, ScottishPower and their respective Subsidiaries has filed all material tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed or granted and have not expired and all tax returns and reports are complete and accurate in all material respects. HoldCo (if applicable), ScottishPower and each of their respective Subsidiaries has paid (or HoldCo or ScottishPower has paid on its behalf) all taxes shown as due on such tax returns and reports. The most recent financial statements contained in the ScottishPower SEC Reports reflect an adequate reserve for all taxes payable by ScottishPower and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against HoldCo, ScottishPower or any of their respective Subsidiaries that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole. No requests for waivers of the time to assess any taxes against HoldCo, ScottishPower or any of their respective Subsidiaries have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the ScottishPower SEC Reports, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole.

     (b) Neither HoldCo, ScottishPower nor any of their respective Subsidiaries has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a tax-free reorganization within the meaning of Code Section 368(a).

     (c) UKSub 1 and UKSub 2 are not public limited companies.

     (d) From the date hereof through the Share Transfer, ScottishPower will directly own the whole of the issued share capital of UKSub 1 and UKSub 2. Following the Share Transfer and through the Closing Date, HoldCo will directly own the whole of the issued share capital of UKSub 1 and UKSub 2.

     (e) UKSub 1 and UKSub 2 directly own all of the equity interests in the Partnership.

     (f) Prior to the Closing Date, ScottishPower or HoldCo will make (i) the elections necessary pursuant to Section 301.7701-3 of the U.S. Treasury regulations promulgated under the Code to treat UKSub 1 and UKSub 2 as entities disregarded as separate from ScottishPower and HoldCo and (ii) an election under Section 301.7701-3 of the U.S. Treasury regulations to treat the Partnership as an association taxable as a corporation. Neither ScottishPower, HoldCo, nor any of their respective Subsidiaries has taken any action that (or has failed to take any action if such failure) would reasonably be likely to cause UKSub 1 or UKSub 2 to be characterized as an association taxable as a corporation for U.S. federal income tax purposes.

     (g) Following the Scheme Date, HoldCo will satisfy either directly or indirectly, through the activities of one or more "qualified subsidiaries", the active trade or business test specified in Section 1.367(a)-3(c)(3) of the U.S. Treasury regulations for a minimum period of three years prior to the Closing Date.

     (h) None of HoldCo, ScottishPower, UKSub 1, UKSub 2, the Partnership, nor any other affiliate of HoldCo or ScottishPower has any intention to redeem, acquire, or to cause the Company or any affiliate of the Company to acquire, or to arrange for another person to acquire, any of the ADS Consideration or the Ordinary Share Consideration.

     (i) Neither HoldCo, ScottishPower nor any affiliate thereof, directly or indirectly, has paid any expense incurred by the Company, any Company affiliate or any Company stockholder in connection with the transactions contemplated by this Agreement.

     (j) Neither HoldCo, ScottishPower nor any affiliate thereof, directly or indirectly, has loaned any funds to any escrow account, trust or other fund established to pay any expenses incurred by the Company, any Company affiliate or any Company stockholder in connection with the transactions contemplated by this Agreement.

     (k) Neither HoldCo, ScottishPower nor any affiliate thereof, directly or indirectly, owns any stock issued by the Company unless acquired directly from the Company.

     4.13 ScottishPower Employee Benefit Plans. (a) ScottishPower has made available to the Company complete and correct copies, as of December 6, 1998, of: (i) the current trust deeds and rules of each of the material employee benefit plans to which ScottishPower and its Subsidiaries make or could become liable to make payments for providing retirement, death, disability or life assurance benefits (the "ScottishPower Employee Benefit Plans") (including any draft amendments); (ii) the most recently prepared explanatory booklets and announcements relating to each of the ScottishPower Employee Benefit Plans;
(iii) a copy of the actuary's report on the latest actuarial valuation of the ScottishPower Employee Benefit Plans, if applicable; and (iv) the rules of the ScottishPower Share Schemes.

     (b) The ScottishPower Employee Benefit Plans are the only material schemes to which HoldCo, ScottishPower and their respective Subsidiaries make or could become liable to make payments for providing retirement, death, disability or life insurance benefits except for any schemes for providing retirement, death or disability or life insurance benefits ("HoldCo Employee Benefit Plans") which HoldCo establishes in connection with the Scheme of Arrangement which are in all material respects similar to the ScottishPower Employee Benefit Plans.

     (c) To the extent such exemption is intended by ScottishPower, the ScottishPower Employee Benefit Plans are exempt approved schemes within the meaning of Chapter 1 Part XIV of the Income and Corporation Taxes Act 1988. Except as specifically set forth in Section 4.13 of the ScottishPower Disclosure Letter, members of the ScottishPower Employee Benefit Plans are contracted-out of the State Earnings Related Pension Scheme.

     (d) To the knowledge of HoldCo or ScottishPower, there is no amount which is treated by Section 144 of the Pension Schemes Act 1993 or Section 75 of the Pensions Act 1995 as a debt due to the trustees of the ScottishPower Employee Benefit Plans or from ScottishPower or any of its Subsidiaries to the trustees of any other benefit plan except for such debts which would not reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole. The ScottishPower Employee Benefit Plans have not ceased to admit new members.

     (e) Except as set forth in Section 4.13 of the ScottishPower Disclosure Letter and except for disputes which would not reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole, there is no dispute about the benefits payable under the ScottishPower

Employee Benefit Plans and, to the knowledge of HoldCo or ScottishPower, there are no circumstances which might give rise to any such dispute.

     (f) To the knowledge of HoldCo or ScottishPower, the actuary's report on the latest actuarial valuation accurately describes the financial position of each ScottishPower Employee Benefit Plan for which an actuarial valuation is required by law at its effective date and in accordance with the assumptions employed for that valuation. Except as set forth in Section 4.13 of the ScottishPower Disclosure Letter, nothing has happened since that date which would, to a material extent, affect the level of funding of any ScottishPower Employee Benefit Plan and, since that date, contributions have been paid to each ScottishPower Employee Benefit Plan at the rate recommended by the actuary. Except as set forth in Section 4.13 of the ScottishPower Disclosure Letter, no assets have been withdrawn by HoldCo, ScottishPower or any of their respective Subsidiaries from any ScottishPower Employee Benefit Plan (except to pay benefits or by way of reimbursement of expenses) since the effective date of the latest actuarial valuation of that plan.

     (g) Except as set forth in Section 4.13 of the ScottishPower Disclosure Letter or as would not reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole, the ScottishPower Employee Benefit Plans comply with and have been administered in accordance with all applicable laws, regulations and requirements. All amounts due to the ScottishPower Employee Benefit Plans at any time prior to the month in which this Agreement is signed have been paid.

     4.14 Labor Matters. (a) Except as set forth in Section 4.14 of the ScottishPower Disclosure Letter, neither HoldCo, ScottishPower nor any of their respective Subsidiaries is a party to any collective bargaining agreement, recognition agreement, European Works Council or other labor agreement with any union, labor organization or other responsible body. Except as disclosed in the ScottishPower SEC Reports filed prior to December 6, 1998 or in Section 4.14 of the ScottishPower Disclosure Letter, there are no disputes pending or, to the knowledge of HoldCo or ScottishPower, threatened between HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures and any trade union or other representatives of its employees, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole, and, to the knowledge of HoldCo or ScottishPower, there are no material organization efforts presently being made involving any of the now unorganized employees of HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures. Since December 31, 1995, there has been no work stoppage, strike or other concerted action by employees of HoldCo, ScottishPower or any of their respective Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole.

     (b) To the knowledge of HoldCo or ScottishPower, neither HoldCo, ScottishPower nor any of their respective Subsidiaries nor any of the ScottishPower Joint Ventures is in violation of any labor laws in any country (or political subdivision thereof) in which they transact business, except for such violations as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole.

     4.15 Environmental Matters. Except as disclosed in the ScottishPower SEC Reports filed prior to December 6, 1998 or in Section 4.15 of the ScottishPower Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole:

    (a) (i) Each of HoldCo, ScottishPower and their respective Subsidiaries and the ScottishPower Joint Ventures is in compliance with all applicable Environmental Laws (as hereinafter defined); and

    (ii) Neither HoldCo, ScottishPower nor any of their respective Subsidiaries nor any of the ScottishPower Joint Ventures has received any written communication from any person or Governmental or Regulatory Authority that alleges that HoldCo, ScottishPower or any of their respective Subsidiaries or Joint Ventures is not in such compliance with applicable Environmental Laws.

    (b) Each of HoldCo, ScottishPower, their respective Subsidiaries and the ScottishPower Joint Ventures has obtained all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of its facilities and the conduct of its operations, as applicable, and all such Environmental Permits are in full force and effect or, where applicable, a renewal application has been timely filed and is pending agency approval, and HoldCo, ScottishPower, their respective Subsidiaries and the ScottishPower Joint Venture are in compliance with all terms and conditions of the Environmental Permits.

    (c) There is no Environmental Claim (as hereinafter defined) pending

      (i) against HoldCo., ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures;

      (ii) against HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures;

      (ii) to the knowledge of HoldCo or ScottishPower, against any person or entity whose liability for any Environmental Claim HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures has or may have retained or assumed either contractually or by operation of law; or

      (iii) against any real or personal property or operations which HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures owns, leases or manages in whole or in part.

    (d) To HoldCo's or ScottishPower's knowledge, there have not been any Releases (as hereinafter defined) of any Hazardous Material (as hereinafter defined) that would be reasonably likely to form the basis of any Environmental Claim against HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures, or against any person or entity whose liability for any Environmental Claim HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures has or may have retained or assumed either contractually or by operation of law.

    (e) As used in this Section 4.15:

      (i) "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance, liability or violation (written or oral) by any person or entity (including any Governmental or Regulatory Authority) alleging potential liability (including, without limitation, potential responsibility or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from

        (A)(A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures; or

        (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or

        (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials;

      (ii) "Environmental Laws" means all European Union, national, regional, or local laws, rules and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as its relates to the environmental including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials including, without limitation, Part II and paragraphs 161 and 162 of
    Schedule 22 of the Environment Act 1995 and the Department of the Environment Transport and the Regions Consultation Draft Guidance on Contaminated Land dated October 1998 but not to the extent that any modification thereof introduced in the final form of this guidance imposes materially more onerous or stringent requirements in respect of contaminated land or pollution.

      (iii) "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; and (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which HoldCo, ScottishPower or any of their respective Subsidiaries or any of the ScottishPower Joint Ventures operates or any jurisdiction which has received such chemical, material, substance or waste from HoldCo, ScottishPower or their respective Subsidiaries; and

      (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

     4.16 Intellectual Property Rights. HoldCo, ScottishPower and their respective Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Intellectual Property individually or in the aggregate material to the conduct of the businesses of HoldCo, ScottishPower and their respective Subsidiaries taken as a whole. Neither HoldCo, ScottishPower nor any of their respective Subsidiaries is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, to the knowledge of HoldCo or ScottishPower, such Intellectual Property is not being infringed by any third party, and neither HoldCo, ScottishPower nor any of their respective Subsidiaries is infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate, are not having and would not reasonably be expected to have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole.

     4.17 Vote Required. The only votes of the holders of any class of shares of ScottishPower or, after the Scheme Date, Holdco required to approve the Merger and the other transactions contemplated hereby (other than those set forth in paragraphs 1 through 3 of Schedule II and any vote which may be required in order to give effect to the conversion of the Company Stock Options in accordance with Section 6.10 or to give effect to the amendments to HoldCo's Articles of Association in accordance with Section 6.03(c)) are the affirmative vote of a majority of such ordinary shareholders of ScottishPower as (being entitled to do so) are present and vote (or, in the case of a vote taken on a poll, the affirmative vote by shareholders or their proxies representing a majority of the ScottishPower Ordinary Shares in respect of which votes were validly exercised) at the ScottishPower Shareholders Meeting in relation to the approval of the Merger and the Scheme of Arrangement.

     4.18 [Intentionally Omitted]

     4.19 Ownership of Company Common Stock. Neither HoldCo, ScottishPower nor any of their respective Subsidiaries or other affiliates beneficially owns any shares of Company Common Stock.

     4.20 Insurance. Except as set forth in Section 4.20 of the ScottishPower Disclosure Letter, each of ScottishPower and its Subsidiaries is, and has been continuously since January 1, 1994 (and at all times following the Scheme Date, HoldCo and its Subsidiaries will be), insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business conducted by HoldCo, ScottishPower and their respective Subsidiaries during such time period. Except as set forth in Section 4.20 of the ScottishPower Disclosure Letter, neither HoldCo, ScottishPower nor any of their respective Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of HoldCo, ScottishPower or any of their respective Subsidiaries. The insurance policies of Holdco, ScottishPower and each of their respective Subsidiaries are valid and enforceable policies.

     4.21 Year 2000. ScottishPower and its Subsidiaries have (and at all times following the Scheme Date, to the extent (if at all) then necessary, HoldCo will have) put into effect practices and programs which ScottishPower (or HoldCo) reasonably believes will enable all material software, hardware and equipment (including microprocessors) that are owned or utilized by ScottishPower (or HoldCo) or any of their respective Subsidiaries in the operations of its or their respective business to be capable, by December 31, 1999 of accounting for all calculations using a century and date sensitive algorithm for the year 2000, and the fact that the year 2000 is a leap year and to otherwise continue to function without material interruption caused by the occurrence of the year 2000.

     4.22 Joint Venture Representations. Each representation and warranty made by HoldCo or ScottishPower in this Article IV relating to a ScottishPower Joint Venture that is neither operated nor managed by HoldCo or ScottishPower or a Subsidiary thereof shall be deemed to be made only to HoldCo's and ScottishPower's knowledge.

                                   ARTICLE V

                                   COVENANTS

     5.01 Covenants of the Company. At all times from and after December 6, 1998 until the Effective Time, the Company covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that HoldCo or ScottishPower shall otherwise previously consent in writing, which consent shall not be unreasonably withheld or delayed):

    (a) Ordinary Course. The Company and each of its Subsidiaries shall conduct their businesses only in, and the Company and each of its Subsidiaries shall not take any action except in, the ordinary course substantially consistent with past business practice. Without limiting the generality of the foregoing, the Company and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their present business organizations, to maintain in effect all existing material permits, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in substantially the same amounts and against substantially the same risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all laws and orders of all Governmental or Regulatory Authorities applicable to them.

    (b) Charter Documents. The Company shall not, nor shall it permit any of its Subsidiaries to, amend or propose to amend its certificate or articles of incorporation or bylaws or its memorandum and articles of association (or other comparable corporate charter documents).

    (c) Dividends. The Company shall not, nor shall it permit any of its Subsidiaries to, (i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or share capital, except:

      (A) that the Company may continue the declaration and payment of regular cash dividends (including increases consistent with past practice) on Company Common Stock and the Company

    Preferred Stock, with usual record and payment dates for such dividends in accordance with past dividend practice; provided, that no such dividend on the Company Common Stock shall exceed the amount budgeted therefor in the Company Budget (as hereinafter defined), and

      (B) for the declaration and payment of dividends by (x) a wholly-owned Subsidiary solely to its parent corporation, (y) Bridger Coal Company in accordance with past practice and (z) Subsidiaries of regular cash dividends with usual record and payment dates (including increases consistent with past practice) in accordance with past dividend practice, and

    (ii) split, combine, reclassify or take similar action with respect to any of its capital stock or share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or comprised in its share capital, (iii) except as disclosed in Section 5.01(c) of the Company Disclosure Letter, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (iv) except as disclosed in Section 5.01(c) of the Company Disclosure Letter, directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or comprised in its share capital or any Option with respect thereto except:

      (A) in connection with intercompany purchases of capital stock or share capital,

      (B) for the purpose of funding employee stock ownership or dividend reinvestment, stock purchase plans and other incentive plans disclosed in Section 5.01(d) of the Company Disclosure Letter in accordance with past practice, and

      (C) Prior to the Closing Date, the Company shall redeem all outstanding shares of its $1.28 Series, $1.18 Series and $1.16 Series of no par serial preferred stock.

    (d) Share Issuances. The Company shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or comprised in its share capital or any Option with respect thereto (other than (i) the issuance of Company Common Stock upon the exercise of Options issued pursuant to the Company's Stock Incentive Plan outstanding on December 6, 1998 and in accordance with their present terms, (ii) except as specifically set forth under the heading "Long-Term Incentive Awards" on the Schedule of Ongoing Compensation Obligations attached to Section 5.01(d) of the Company Disclosure Letter, the issuance of options or awards pursuant to the Company's Stock Incentive Plan in accordance with its present terms and only in connection with the hiring of new employees, and the issuance of shares of Company Common Stock upon exercise of such options or awards, (iii) the issuance by a wholly-owned Subsidiary of its capital stock to its parent corporation, or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto and (iv) shares of Company Preferred Stock with a stated value of up to an aggregate of $250 million).

    (e) Acquisitions. Except as set forth in Section 5.01(e) of the Company Disclosure Letter and other than as provided in the 1999 operating budget of the Company, a copy of which has been disclosed to and discussed with ScottishPower, or any other budget of the Company thereafter approved by HoldCo or ScottishPower, which approval shall not be unreasonably withheld (collectively, the "Company Budget"), the Company shall not, nor shall it permit any of its Subsidiaries to, acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets in excess of $25 million in any one transaction; provided, that this Section 5.01(e) shall not prohibit any capital expenditures made in accordance with
  Section 5.01(j).

    (f) Dispositions. Other than as set forth in Section 5.01(f) of the Company Disclosure Letter, the Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties, other than dispositions in the ordinary course of its business consistent with past practice or having an aggregate net book value of $25 million or less in any one transaction.

    (g) Indebtedness. Other than as expressly provided in the Company Budget, the Company shall not, nor shall it permit any of its Subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed, including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing other than (i) short-term indebtedness in the ordinary course of business consistent with past practice (such as the issuance of commercial paper or the use of existing credit facilities) in an aggregate amount not exceeding $500 million; (ii) long-term indebtedness not aggregating more than $200 million and (iii) indebtedness entered into in connection with the refinancing of indebtedness outstanding on December 6, 1998 or incurred in compliance with this Section 5.01(g).

    (h) Employee Benefits. Except as set forth on Section 5.01(h) of the Company Disclosure Letter, the Company shall not, nor shall it permit any of its Subsidiaries to, enter into, adopt, amend (except as may be required by applicable law) or terminate any Company Employee Benefit Plan, or increase in any manner the compensation or fringe benefits of any director or executive officer, or, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its Subsidiaries taken as a whole, increase in any manner the compensation or fringe benefits of any employee, or pay any benefit not required by any plan or arrangement in effect as of December 6, 1998 and, in no event shall the Company or its Subsidiaries be permitted to grant to any employee any rights that are not in effect on December 6, 1998 to any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or increase in obligations to fund benefits with respect to that employee resulting from a change in control or change in ownership of the Company or any of its Subsidiaries.

    (i) Affiliate Contracts. Except as disclosed in Section 5.01(i) of the Company Disclosure Letter, the Company shall not, nor shall it permit any of its Subsidiaries or, within the exercise of its reasonable commercial efforts, its Joint Ventures to, except as otherwise expressly provided for in this Agreement, enter into any Contract or amend or modify any existing Contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any affiliate of such party or any of its Subsidiaries.

    (j) Capital Expenditures. The Company shall not, nor shall it permit any of its Subsidiaries to, make any capital expenditures or commitments other than (i) as required by applicable law, (ii) capital expenditures incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), and (iii) other capital expenditures in excess of 110% of the aggregate amount provided for such purposes in the Company Budget.

    (k) 1935 Act. The Company shall not, nor shall it permit any of its Subsidiaries to, engage in any activities which would cause a change in its status, or that of its Subsidiaries, under the 1935 Act, including any action or inaction that would cause the prior approval of the SEC under the 1935 Act to be required for the consummation of the transactions contemplated hereby.

    (l) Regulatory Status. The Company shall not, nor shall it permit any of its Subsidiaries to, agree or consent to any material agreements or modifications of material existing agreements with any Government or Regulatory Authority in respect of the operations of their businesses except where following discussion with the relevant authority such agreements or modifications are imposed upon the Company.

    (m) Transmission, Generation. Except as required pursuant to tariffs on file with the FERC as of December 6, 1998, or as set forth in Section 5.02(m) of the Company Disclosure Letter, the Company shall not, nor shall it permit its Subsidiaries to:

      (i) commence construction of any additional generating, transmission or delivery capacity in excess of 500 megawatts, or

      (ii) obligate itself to purchase or otherwise acquire, or to sell or otherwise dispose of, or to share, any additional generating, transmission or delivery plants or facilities, in an amount in excess of $25 million in any one transaction, except as set forth in the Company Budget. Any regulatory order potentially imposing any such obligation shall be immediately forwarded to HoldCo or ScottishPower.

    (n) Accounting. The Company shall not, nor shall it permit any of its Subsidiaries to, make any material changes in their accounting methods, except as required by law, rule, regulation or applicable generally accepted accounting principles.

    (o) Tax Matters. The Company shall not take any action which (or fail to take any action if such failure) would cause the Merger to fail to qualify as a reorganization described in Code Section 368(a).

    (p) No Breach. The Company shall not, nor shall it permit any of its Subsidiaries to willfully take or fail to take any action that would or is reasonably likely to result (i) in a material breach of any provision of this Agreement, or (ii) in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

    (q) No Litigation. The Company shall not, nor shall it permits any of its Subsidiaries to, initiate any material actions, suits, arbitrations or proceedings.

    (r) Tax-Exempt Status. The Company shall not, nor shall it permit any of its Subsidiaries to, except as otherwise expressly provided for in this Agreement, take any action that would be reasonably likely to jeopardize the qualification of any material amount of outstanding revenue bonds which qualify on December 6, 1998 under Section 142(a) of the Code as "exempt facility bonds" or as tax-exempt industrial development bonds under Section 103(b)(4) of the Internal Revenue Code of 1954, as amended, prior to the enactment of the Tax Reform Act of 1986.

    (s) Advice of Changes. The Company shall confer with HoldCo or ScottishPower on a regular and frequent basis with respect to the Company's business and operations and other matters relevant to the Merger, and shall promptly advise HoldCo or ScottishPower, orally and in writing, of any material change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of material litigation; provided that the Company shall not be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law or regulation.

    (t) Notice and Cure. The Company will notify HoldCo or ScottishPower in writing of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to the Company, that causes or will cause any covenant or agreement of the Company under this Agreement to be breached or that renders or will render untrue in any material respect any representation or warranty of the Company contained in this Agreement. The Company also will notify HoldCo or ScottishPower in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to the Company, of any representation, warranty, covenant or agreement made by the Company. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

    (u) Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, the Company will take or cause to be taken all commercially reasonable steps necessary or desirable and will proceed diligently and in good faith to satisfy each condition to its obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and the Company will not, nor will it permit any of its Subsidiaries to, take or fail to take any action that would reasonably be expected to result in the nonfulfillment of any such condition.

     5.02 Covenants of HoldCo and ScottishPower. Each of HoldCo, at all times from and after the date hereof until the Effective Time, and ScottishPower, at all times from December 6, 1998 until the Effective Time, covenants and agrees as to itself and its Subsidiaries that (except for the transactions contemplated or permitted by this Agreement or to the extent that the Company shall otherwise previously consent in writing, which consent shall not be unreasonably withheld or delayed):

    (a) Ordinary Course. Except pursuant to the Scheme of Arrangement and the establishment of HoldCo Share Schemes and HoldCo Employee Benefit Plans, HoldCo, ScottishPower and each of their respective Subsidiaries shall conduct their businesses only in, and HoldCo, ScottishPower and each of their respective Subsidiaries shall not take any action except in, the ordinary course consistent with past practice. Without limiting the generality of the foregoing, HoldCo, ScottishPower and their respective Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to maintain in effect all existing permits, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all laws and orders of all Governmental or Regulatory Authorities applicable to them.

    (b) Charter Documents. Other than as contemplated by Section 6.03(c) and except to the extent required to comply with applicable law or the rules of the LSE, HoldCo (after the Scheme Date) and ScottishPower shall not, nor shall they permit any of their respective Subsidiaries to, amend or propose to amend their respective certificates or articles of incorporation or bylaws or their respective memoranda and articles of association (or other comparable corporate charter documents).

    (c) Dividends. Other than as set forth in the ScottishPower Budget (as defined in Section 5.02(e)), HoldCo and, prior to the Scheme Date, ScottishPower shall not, nor shall they permit any of their respective Subsidiaries to,

      (i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or share capital, except:

        (A) that, ScottishPower may, (I) as regards record dates for the payment of dividends occurring prior to the Scheme Date, continue the declaration and payment of regular cash dividends (including increases consistent with past practice) on ScottishPower Ordinary Shares, with usual record and payment dates for such dividends in accordance with past dividend practice; provided, that no such dividend shall exceed by more than 12% the dividend payable during the prior fiscal year in respect of the comparable time period and
      (II) before, on or after the Scheme Date, effect the Share Transfer, and

        (B) that, as regards record dates for the payment of dividends occurring after the Scheme Date, HoldCo may declare and pay regular cash dividends (including increases consistent with ScottishPower's past practice) on HoldCo Ordinary Shares, with usual record and payment dates for such dividends in accordance with ScottishPower's past dividend practice; provided, that no such dividend shall, when taken together with any dividend paid pursuant to clause (A)(I) of this paragraph (c), exceed more than 12% of the dividend payable by ScottishPower during the prior fiscal year in respect of the comparable time period, and

        (C) for the declaration and payment of dividends by a wholly-owned Subsidiary solely to its parent corporation (including for the avoidance of doubt dividends by ScottishPower to HoldCo following the Scheme Date), and

      (ii) other than pursuant to the Scheme of Arrangement or in connection with the restructuring of the transactions contemplated hereby pursuant to Section 6.07, split, combine, reclassify or take similar action with respect to any of its capital stock or share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or comprised in its share capital (except that HoldCo may subdivide its ordinary shares as referred to in Section 4.02(a)),
    (iii) other than pursuant to the Scheme of Arrangement, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (iv) other than pursuant to the Scheme of Arrangement or as described in Section 5.02(c) of the ScottishPower Disclosure Letter, directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or comprised in its share capital or any Option with respect thereto except:

        (A) in connection with intercompany purchases of capital stock or share capital,

        (B) for the purpose of funding employee share ownership, dividend reinvestment, stock purchase and other incentive plans disclosed in
      Section 5.02 (c) of the ScottishPower Disclosure Letter in accordance with past practice,

        (C) the redemption of the ScottishPower Special Share or the HoldCo Special Share in accordance with its terms or

        (D) the redemption of the 49,998 HoldCo non-voting redeemable shares referred to in Section 4.02.

    (d) Share Issuances. Other than pursuant to the Scheme of Arrangement,
  (i) ScottishPower shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or comprised in its share capital or any Option with respect thereto (other than (A) up to 125 million shares of ScottishPower Ordinary Shares for general corporate purposes, (B) the issuance of ScottishPower Ordinary Shares or stock appreciation, share awards or similar rights, as the case may be, pursuant to the ScottishPower Share Schemes, in each case outstanding on December 6, 1998 and in accordance with their present terms, subject to any amendments made in the ordinary course consistent with past practice or pursuant to any share scheme of ScottishPower to be adopted in the ordinary course consistent with past practice, (C) the issuance of options or awards pursuant to ScottishPower Share Schemes in accordance with their present terms, subject to any amendments made in the ordinary course of business consistent with past practice or as reasonably necessary to reflect the Scheme of Arrangement and, except as set forth in Section 5.02(d) of the ScottishPower Disclosure Letter, only in connection with the hiring of new employees and the issuance of shares of ScottishPower Ordinary Shares upon exercise of such options or awards, and (D) the issuance by a wholly-owned Subsidiary of its capital stock to its parent corporation, or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto).

    (ii) HoldCo shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock other than in the amounts and for the purposes set forth in clause (i) of this paragraph (d) and other than pursuant to the HoldCo Share Schemes or pursuant to the arrangement referred to in Section 4.02(c)(iv) or pursuant to the ScottishPower Share Schemes as amended as reasonably necessary to reflect the Scheme of Arrangement.

    (e) Acquisitions. Other than as provided in the 1999 operating budget of ScottishPower, a copy of which has been disclosed to and discussed with the Company, or any subsequently-adopted budget of ScottishPower disclosed to the Company (collectively, the "ScottishPower Budget") or pursuant to the Scheme of Arrangement, neither HoldCo nor ScottishPower shall, nor shall they permit any of their respective Subsidiaries to, acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof (i) in excess of (Pounds)750 million or (ii) if such acquisition would have a material adverse affect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole, without the prior written consent of the Company.

    (f) Dispositions. Other than as provided in the ScottishPower Budget, and other than the transfer of all of the outstanding shares of UKSub 1 and UKSub 2 from ScottishPower to HoldCo, neither HoldCo nor ScottishPower shall, nor shall they permit any of their respective Subsidiaries to, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties, other than dispositions in the ordinary course of its business consistent with past practice and having an aggregate value of less than (Pounds)750 million.

    (g) Indebtedness. Neither HoldCo nor ScottishPower shall, nor shall they permit any of their respective Subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed, including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, other than indebtedness in an aggregate amount not exceeding 110% of the amount of indebtedness provided for in the ScottishPower Budget. For purposes of this paragraph (g), any indebtedness up to (Pounds)500 million incurred in connection with the planned buyback of ScottishPower Ordinary Shares and/or HoldCo Ordinary Shares shall be disregarded.

    (h) Affiliate Contracts. Neither HoldCo nor ScottishPower shall, nor shall they permit any of their respective Subsidiaries or, within the exercise of its reasonable commercial efforts, the ScottishPower Joint Ventures to, enter into any Contract or amend or modify any existing Contract, or engage in any new transaction (other than pursuant to the Scheme of Arrangement) outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any affiliate of such party or any of its Subsidiaries.

    (i) Capital Expenditures. Except for any payments by HoldCo to ScottishPower in connection with the acquisition by HoldCo of UKSub 1 and UKSub 2 or any investment by HoldCo in UKSub 1 and UKSub 2, neither HoldCo nor ScottishPower shall, nor shall they permit any of their respective Subsidiaries to, make any capital expenditures or commitments (except as required by law or regulation) in excess of 110% of the aggregate amount provided for such purposes in the ScottishPower Budget.

    (j) 1935 Act. Except for the acquisition of ScottishPower by HoldCo and the filing of Forms U-57 by ScottishPower and HoldCo's other utility subsidiaries after the acquisition of ScottishPower by HoldCo, neither HoldCo nor ScottishPower shall, nor shall they permit any of their respective Subsidiaries to, engage in any activities which would cause a change in its status, or that of its Subsidiaries, under the 1935 Act, including any action or inaction that would cause the prior approval of the SEC under the 1935 Act to be required for the consummation of the transactions contemplated hereby.

    (k) UK Licensing Regime. Except pursuant to the Scheme of Arrangement, neither HoldCo nor ScottishPower shall, nor shall they permit any of their respective Subsidiaries to, engage in any activities or omit to do anything which would entitle any Governmental or Regulatory Authority to revoke in whole or in material part any material license, authorization or appointment or which would otherwise materially change the status of HoldCo, ScottishPower or any of their respective Subsidiaries (HoldCo, ScottishPower and their respective Subsidiaries being referred to as the "HoldCo Group") thereunder.

    (l) Transmission, Generation. Except as set forth in Section 5.02(l) of the ScottishPower Disclosure Letter, neither HoldCo nor ScottishPower shall, nor shall they permit any of their respective Subsidiaries to:

      (i) commence construction of any additional generating, transmission or delivery capacity in excess of 500 megawatts, or

      (ii) obligate itself to purchase or otherwise acquire, or to sell or otherwise dispose of, or to share, any additional generating, transmission or delivery plants or facilities, in an amount in excess of $200 million in any one transaction.

    (m) Accounting. Neither HoldCo nor ScottishPower shall nor shall they permit any of their respective Subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or applicable generally accepted accounting principles or, in the case of HoldCo, adopting accounting methods substantially the same as those of ScottishPower.

    (n) Tax Matters. Neither HoldCo nor ScottishPower shall, nor shall they permit any of their respective Subsidiaries to, take any action which (or fail to take any action if such failure) would cause the Merger to fail to qualify as a reorganization described in Section 368(a) of the Code.

    (o) No Breach. Neither HoldCo nor ScottishPower shall, nor shall they permit any of their respective Subsidiaries to, willfully take or fail to take any action that would or is reasonably likely to result (i) in a material breach of any provision of this Agreement, or (ii) in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

    (p) Advice of Changes. HoldCo and ScottishPower shall confer with the Company on a regular and frequent basis with respect to HoldCo's and ScottishPower's business and operations and other matters relevant to the Merger, and shall promptly advise the Company, orally and in writing, of any material change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole or on the ability of HoldCo and ScottishPower to consummate the transactions contemplated hereby; provided that HoldCo and ScottishPower shall not be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law or regulation.

    (q) Notice and Cure. HoldCo or ScottishPower will notify the Company in writing of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to HoldCo or ScottishPower, that causes or will cause any covenant or agreement of HoldCo or ScottishPower under this Agreement to be breached or that renders or will render untrue any representation or warranty of HoldCo or ScottishPower contained in this Agreement. HoldCo or ScottishPower will also notify the Company in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to HoldCo or ScottishPower, of any representation, warranty, covenant or agreement made by HoldCo or ScottishPower. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining the satisfaction of any condition contained herein.

    (r) Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, HoldCo and ScottishPower will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the Company's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither HoldCo nor ScottishPower will, nor will they permit any of their respective Subsidiaries to, take or fail to take any action that would reasonably be expected to result in the nonfulfillment of any such condition.

     5.03 Joint Executive Committee. As soon as practicable after the date hereof, ScottishPower and the Company shall establish a joint executive committee (the "Joint Executive Committee") which shall be comprised of three nominees of ScottishPower (one of whom, in the first instance, shall be Ian Robinson) and three nominees of the Company (one of whom, in the first instance, shall be Keith McKennon). The Joint Executive Committee shall be jointly chaired by Ian Robinson and Keith McKennon and shall have the objective of facilitating and achieving the Merger contemplated in this Agreement, integration planning, strategic development, developing recommendations concerning the future structure and the general operation of the Company after the Effective Time subject to applicable law. The Joint Executive Committee shall meet monthly in the United States or upon such other date or dates, and in such other places, as ScottishPower and the Company may agree from time to time and may be convened by telephone, video conference or similar means.

     5.04 Tax Matters. Except as set forth in their respective Disclosure Letters, neither HoldCo, ScottishPower nor the Company shall, nor shall any party permit its Subsidiaries to, make or rescind any material express or deemed election relating to taxes, or change any of its methods of reporting income or deductions for tax purposes from those employed in the preparation of its tax return(s) for the prior taxable year, except as may be required by applicable law, as agreed to by the other party or, subject to Section 6.18, to the extent reasonably necessary to comply with or implement the Scheme of Arrangement. The Company shall inform ScottishPower regarding the progress of any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes and shall consult with ScottishPower before entering into any settlements or compromises with regard to such matters.

     5.05 Discharge of Liabilities. Neither HoldCo, ScottishPower nor the Company shall, nor shall any party permit its Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute accrued, asserted or unasserted, contingent or otherwise), other than the entry into of the New Facilities in place of, and/or amending, the RCF, or other than as contemplated by paragraph 11 of Schedule I or other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of such party included in such party's reports filed with the SEC or the Registrar of Companies in Edinburgh, or incurred in the ordinary course of business consistent with past practice.

     5.06 Contracts. Neither HoldCo, ScottishPower nor the Company shall, nor shall any party permit its Subsidiaries or, within the exercise of its reasonable business efforts, its Joint Ventures to, except the entry into of the New Facilities in place of, and/or amending, the RCF, or other than as contemplated by paragraph 11 of Schedule I or as contemplated by this Agreement or in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which such party or any Subsidiary of such party is a party or waive, release or assign any material rights or claims.

     5.07 No Solicitations. (a) Except as disclosed in Section 5.07 of the Company Disclosure Letter, prior to the Effective Time, the Company agrees (i) that neither it nor any of its Subsidiaries or other affiliates shall, and it shall use its best efforts to cause their respective Representatives (as defined in Section 9.12) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, consolidation or other business combination including the Company or any of its Subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (A) all or any significant portion of the assets of the Company and its Subsidiaries taken as a whole, (B) 5% or more of the outstanding shares of Company Common Stock or (C) 5% of the outstanding shares of the capital stock of any Subsidiary of the Company (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or group relating to an Alternative Proposal (excluding the transactions contemplated by this Agreement), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (ii) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any of the foregoing, and it will take the necessary steps to inform such parties of its obligations under this Section; and (iii) that it will notify ScottishPower or HoldCo promptly if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any of such persons; provided, however, that nothing contained in this Section 5.07(a) shall prohibit the Board of Directors of the Company from
(i) furnishing information to (but only pursuant to a confidentiality agreement in customary form and having terms and conditions no less favorable to the Company than the Confidentiality Agreement (as defined in Section 6.01)) or entering into discussions or negotiations with any person or group that makes an unsolicited bona fide Alternative Proposal, if, and only to the extent that, prior to receipt of the Company Stockholders' Approval, (A) the Board of Directors of the Company, based upon the advice of outside counsel, determines in good faith that a failure to perform such action could reasonably be expected to result in a breach of its fiduciary duties to stockholders imposed by law, (B) the Board of Directors has reasonably concluded in good faith (after consultation with its financial advisors) that the person or group making such Alternative Proposal will have adequate sources of financing to consummate such Alternative Proposal, (C) the Board of Directors has reasonably concluded in good faith that such Alternative Proposal is more favorable to the Company's stockholders than the Merger, (D) prior to furnishing such information to, or entering into discussions or negotiations with, such person or group, the Company provides written notice to ScottishPower or HoldCo to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or group, which notice shall identify such person or group in reasonable detail, and (E) the Company keeps ScottishPower or HoldCo appropriately informed of the status of any such discussions or negotiations; and (ii) to the extent required, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 5.07 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article VIII), (y) permit the Company to enter into any agreement with respect to an Alternative Proposal for so long as this Agreement remains in effect (it being agreed that for so long as this Agreement remains in effect, the Company shall not enter into any agreement with any person or group that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement under the circumstances described above)), or (z) affect any other obligation of the Company under this Agreement.

     (b) Each of HoldCo and ScottishPower agrees that (i) neither it nor any of its Subsidiaries or other affiliates shall, and it shall use its best efforts to cause their respective Representatives (as defined in Section 9.12) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to any transaction that would constitute a Change of Control (as defined in Section 8.01(e)), (ii) it will notify the Company promptly if any such inquiries, proposals or offers are received by HoldCo or ScottishPower and (iii) will keep the Company appropriately informed of the status of any such inquiries, proposals or offers.

     5.08 Conduct of Business of Merger Sub. (a) Merger Sub shall not be formed until immediately prior to the Closing Date.

     (b) Prior to the Effective Time, HoldCo shall cause Merger Sub to (i) perform its obligations under this Agreement in accordance with its terms, (ii) not incur directly or indirectly any liabilities or obligations other than those incurred in connection with the Merger, (iii) not engage directly or indirectly in any business or activities of any type or kind and not enter into any agreements or arrangements with any person, or be subject to or bound by any obligation or undertaking, which is not contemplated by this Agreement and
(iv) not create, grant or suffer to exist any Lien upon its properties or assets which would attach to any properties or assets of the Surviving Corporation after the Effective Time.

     5.09 Third Party Standstill Agreements. During the period from December 6, 1998 through the Effective Time, neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

     5.10 Control of Other Party's Business. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct HoldCo's or ScottishPower's operations prior to the Effective Time. Nothing contained in this Agreement shall give HoldCo or ScottishPower, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, each of the Company, HoldCo and ScottishPower shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.01 Access to Information. Each of the Company, HoldCo and ScottishPower shall, and shall cause each of its Subsidiaries and, so long as consistent with its confidentiality obligations under its Joint Venture agreements, shall use commercially reasonable efforts to cause its Joint Ventures to, throughout the period from the date hereof to the Effective Time, (i) provide the other parties and their respective Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company, HoldCo and ScottishPower, as the case may be, and their respective Subsidiaries and Joint Ventures and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company, HoldCo and ScottishPower, as the case may be, and its Subsidiaries and Joint Ventures, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by the Company, HoldCo and ScottishPower, as the case may be, or any of their respective Subsidiaries and Joint Ventures pursuant to the requirements of federal or state securities laws and each material report, statement, schedule and other document filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Company Employee Benefit Plans, and other books and records) concerning the business and operations of the Company, HoldCo and ScottishPower, as the case may be, and its Subsidiaries and Joint Ventures as any such party or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto. Any such information or material obtained pursuant to this Section 6.01 that constitutes "Review Material" (as such term is defined in the letter agreement dated as of October 12, 1998 between the Company and ScottishPower (the "Confidentiality Agreement")) shall be governed by the terms of the Confidentiality Agreement.

     6.02 Preparation of Registration Statement and Proxy Statement. As soon as practicable after the date of this Agreement, the Company shall, in cooperation with HoldCo and ScottishPower, prepare the Proxy Statement and HoldCo and ScottishPower shall, in cooperation with the Company, prepare the Registration Statement, in which the Proxy Statement will be included as the prospectus. The Company shall, in cooperation with ScottishPower, file the Proxy Statement with the SEC as its preliminary Proxy Statement and HoldCo shall, in cooperation with the Company, prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as the prospectus. HoldCo and the Company shall use commercially reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing. HoldCo and the Company shall also take any action (other than qualifying as a foreign corporation or taking any action which would subject it to service of process in any jurisdiction where ScottishPower is not now so qualified or subject) required to be taken under applicable state blue sky or securities laws in connection with the issuance of HoldCo ADRs or Merger Ordinary Shares in connection with the Merger. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Registration Statement, HoldCo shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. HoldCo, ScottishPower and the Company shall cooperate with the other parties in the preparation of the Registration Statement and the Proxy Statement and any amendment or supplement thereto, and each shall notify the other parties of the receipt of any comments of the SEC with respect to the Registration Statement or the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to the other parties promptly copies of all correspondence between HoldCo, ScottishPower or the Company, as the case may be, or any of their respective Representatives with respect to the Registration Statement or the Proxy Statement. HoldCo, ScottishPower and the Company shall give the other parties and their respective counsel the opportunity to review the Registration Statement and the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company and HoldCo agrees to use commercially reasonable efforts, after consultation with each other, to respond promptly to all such comments of and requests by the SEC and to cause (x) the Registration Statement to be declared effective by the SEC at the earliest practicable time and to be kept effective as long as is necessary to consummate the Merger, and (y) the Proxy Statement to be mailed to the holders of Company Common Stock and Company Preferred Stock entitled to vote at the meeting of the stockholders of the Company at the earliest practicable time.

     6.03 Approval of Shareholders. (a) ScottishPower shall, through its Board of Directors, duly call, give notice of, convene and hold a general meeting of its shareholders (the "ScottishPower Shareholders' Meeting"), for the purpose of voting on the Merger in accordance with this Agreement (the "ScottishPower Shareholders' Approval"). Unless the Board of Directors of ScottishPower, based upon the advice of outside counsel, determines in good faith that making such recommendation, or failing to amend, modify or withdraw any previously made recommendation, could reasonably be expected to result in a breach of its fiduciary duties to shareholders imposed by law, ScottishPower shall, through its Board of Directors, include in the Circular the recommendation of the Board of Directors of ScottishPower that the shareholders of ScottishPower approve such matters, and shall use its reasonable best efforts to obtain such approval. In connection with the ScottishPower Shareholders' Meeting, subject to applicable law, (i) ScottishPower shall, as soon as practicable after the date of this Agreement and in accordance with the listing rules of the LSE, prepare and submit to the LSE for approval the Circular and the Listing Particulars, and shall use all reasonable efforts to have such documents formally approved by the LSE and shall thereafter publish the Circular and the Listing Particulars and dispatch the Circular to its shareholders in compliance with all legal requirements applicable to the ScottishPower Shareholders' Meeting and the listing rules of the LSE and (ii) if necessary, after the Circular has been so dispatched, promptly publish or circulate amended, supplemental or supplemented materials and, if required in connection therewith, resolicit votes. In the event that the ScottishPower Shareholders' Approval is not obtained without the vote having been taken on the date on which the ScottishPower Shareholders' Meeting is initially convened, the Board of Directors of ScottishPower agrees to use its reasonable best efforts to adjourn such ScottishPower Shareholders' Meeting for the purpose of obtaining the ScottishPower Shareholders' Approval and to use commercially reasonable efforts during any such adjournments to obtain the ScottishPower Shareholders' Approval.

     (b) The Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting") for the purpose of voting on the approval of this Agreement (the "Company Stockholders' Approval") as soon as reasonably practicable after the date hereof. Unless the Board of Directors of the Company, based on the advice of outside counsel, determines in good faith that making such recommendation, or failing to amend, modify or withdraw any previously made recommendation, could reasonably be expected to result in a breach of its fiduciary duties to stockholders imposed by law, the Company shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of the Company that the stockholders of the Company approve this Agreement, and shall use its reasonable best efforts to obtain such approval. The Company shall consult and discuss in good faith with ScottishPower regarding the alternatives available for obtaining the Company Stockholders' Approval. In the event that the Company Stockholders' Approval is not obtained without the vote having been taken on the date on which the Company Stockholders' Meeting is initially convened, the Board of Directors of the Company will use its reasonable best efforts to adjourn such Company Stockholders' Meeting for the purpose of obtaining the Company Stockholders' Approval and to use commercially reasonable efforts during any such adjournments to obtain the Company Stockholders' Approval.

     (c) HoldCo shall, through its Board of Directors, at the Annual General Meeting of HoldCo next following the Scheme Date (or earlier, if agreed), include for consideration by its shareholders and, subject to its fiduciary duties, recommend the approval of a resolution to approve amendments to the HoldCo Articles of Association in order to provide, to the extent reasonably possible, for the holders of HoldCo ADRs substantially the same rights as holders of HoldCo Ordinary Shares to receive notice of, attend, speak and vote at general meetings of holders of HoldCo Ordinary Shares (the "ADR Holder Proposal"). In the event the ADR Holder Proposal is not adopted by HoldCo's shareholders at such Annual General Meeting, HoldCo shall, through its Board of Directors, include for consideration by its shareholders and, subject to its fiduciary duties, recommend approval of the ADR Holder Proposal at HoldCo's next Annual General Meeting. With effect from and/or following the Scheme Date, ScottishPower's Articles of Association shall be amended to reflect its status as a subsidiary, provided, however, that if the effect of such amendments would have a material adverse effect on the benefits of the Merger for the holders of Company Common Stock, such amendments may only be effected with the prior written consent of the Company.

     6.04 Company Affiliates. At least thirty (30) days prior to the Closing Date the Company shall deliver a letter to HoldCo identifying all persons who, at the time of the Company Stockholders' Meeting, may, in the Company's reasonable judgment, be deemed to be "affiliates" (as such term is used in Rule 145 under the Securities Act) of the Company ("Company Affiliates"). The Company shall use its best efforts to cause each Company Affiliate to deliver to HoldCo on or prior to the Closing Date a written agreement substantially in the form and to the effect of Exhibit C hereto (an "Affiliate Agreement"). HoldCo shall be entitled to place legends as specified in such Affiliate Agreements on the certificates evidencing any HoldCo ADSs to be received by such Company Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the HoldCo ADSs, consistent with the terms of such Affiliate Agreements.

     6.05 Auditors' Letters. Each of the Company, HoldCo and ScottishPower shall use all reasonable efforts to cause to be delivered to the other parties and such other parties' Boards of Directors a letter of its independent auditors, dated the date on which the Registration Statement shall become effective, and addressed to the other parties and such other parties' Boards of Directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements on Form F-4 and Form S-4.

     6.06 Stock Exchange Listing; Deposit Agreement. (a) HoldCo shall use its commercially reasonable efforts, and the Company shall cooperate in respect thereto, to cause (a) the HoldCo ADSs to be issued in the Merger and under the Company Stock Plans after the Merger in accordance with this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date; and (b) each of (i) the HoldCo Ordinary Shares to be represented by the HoldCo ADSs to be issued in the Merger to be admitted to the Official List of the London Stock Exchange and (ii) the Merger Ordinary Shares to be issued in the Merger to be admitted to the Official List of the London Stock Exchange.

     (b) Following the execution of this Agreement, HoldCo shall promptly prepare and shall use its commercially reasonable efforts to have executed a deposit agreement, all on terms and conditions reasonably satisfactory to the Company, that will provide holders of HoldCo ADRs with the right to (i) participate in rights offerings, (ii) attend HoldCo shareholder meetings, (iii) speak at HoldCo shareholder meetings, (iv) call for a poll at HoldCo shareholder meetings, (v) examine documents made available at HoldCo shareholder meetings, (vi) instruct the Depository to vote its HoldCo ADSs in a particular fashion, (vii) generally be counted individually as present and/or voting with respect to resolutions adopted at HoldCo shareholder meetings, and
(viii) decide at HoldCo shareholder meetings how to vote on particular resolutions, in each case on the same basis as the holders of HoldCo Ordinary Shares.

     6.07 Restructuring of Merger. The parties expressly acknowledge and agree that, although it is their current intention to effect a business combination among themselves in the form contemplated by this Agreement, it may be preferable to effectuate such a business combination by means of an alternative structure in light of the conditions set forth in Sections 7.01(i), 7.02(d) and 7.03(d). Accordingly, if the only conditions to the parties' obligations to consummate the Merger which are not satisfied or waived are receipt of any one or more of those set forth in Sections 7.01(i), 7.02(d) and 7.03(d), and the adoption of an alternative structure (that otherwise substantially preserves for the parties the economic and other material benefits of the Merger) would result in such conditions being satisfied or waived, then the parties shall use their respective reasonable best efforts to effect a business combination among themselves by means of a mutually agreed upon structure other than the Merger that so preserves such benefits; provided that, prior to closing any such restructured transaction, all material third party and Governmental and Regulatory Authority declarations, filings, registrations, notices, authorizations, consents or approvals necessary to effect such alternative business combination shall have been obtained and all other conditions to the parties' obligations to consummate the Merger, as applied to such alternative business combination, shall have been satisfied or waived.

     6.08 Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections 6.02, 6.03 and 6.06, each of the Company, HoldCo and ScottishPower shall jointly develop a regulatory approval plan and proceed cooperatively and in good faith to, as promptly as practicable, (i) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of HoldCo, ScottishPower, the Company or any of their Subsidiaries or Joint Ventures to consummate the Merger and the other matters contemplated hereby (including without limitation those set forth on Section 3.04 of the Company Disclosure Letter and Section
4.04 of the ScottishPower Disclosure Letter), and (ii) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other parties or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith. In addition to and not in limitation of the foregoing, each of the parties will (w) take promptly all actions necessary to make the filings required of HoldCo, ScottishPower and the Company or their affiliates under the HSR Act and to comply with filing and approval requirements of the FERC and each state Governmental or Regulatory Authority, (x) comply at the earliest practicable date with any request for additional information received by any such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, (y) cooperate with the other parties in connection with any such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general or by the FERC or any State Governmental or Regulatory Authority having jurisdiction with respect to the Merger or another transaction contemplated by this Agreement, and (z) provide to the other parties promptly copies of all correspondence between any such party and the applicable Governmental or Regulatory Authority with respect to any filings referred to in this Section 6.08, and shall give the other parties the opportunity to review such filings and all responses to requests for additional information by such Governmental or Regulatory Authority prior to their being filed therewith.

     6.09 Employee Benefit Plans. HoldCo shall use its reasonable best efforts to cause the Company Employee Benefit Plans in effect at December 6, 1998 that had been disclosed to ScottishPower prior to such date to remain in effect until the second anniversary of the Effective Time or, to the extent such Company Employee Benefit Plans are not continued, HoldCo will maintain until such date benefit plans which are no less favorable, in the aggregate, to the employees covered by such Company Employee Benefit Plans provided, however, that nothing contained herein shall be construed as requiring HoldCo or the Surviving Corporation to continue any specific plan or as preventing HoldCo or the Surviving Corporation from (a) establishing and, if necessary, seeking shareholder approval to establish, any other benefit plans in respect of all or any of the employees covered by such Company Employee Benefit Plans or any other employees, or (b) amending such Company Employee Benefit Plans (or any replacement benefit plans therefor) where required by applicable law or where such amendment is with the consent of the affected employees. From and after the Effective Time, HoldCo shall honor, and shall cause its Subsidiaries to honor, in accordance with its express terms, each existing employment, change of control, severance and termination agreement between the Company or any of its Subsidiaries, and any officer, director or employee of such company, including without limitation all legal and contractual obligations pursuant to outstanding restoration plans, severance plans, bonus deferral plans, vested and accrued benefits and similar employment and benefit arrangements, policies and agreements that had been disclosed to ScottishPower prior to December 6, 1998 and other obligations entered into in accordance with Sections 5.01(d) and
(h).

     6.10 Company Stock Plan. (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a "Company Stock Option") under the Company Option Plan, whether vested or unvested, shall be converted into an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, except as amended by this Section 6.10, a number of HoldCo ADSs equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Company Common Stock subject to the option immediately prior to the Effective Time and (ii) the ADS Consideration and the option exercise price per HoldCo ADS at which such option is exercisable shall be the amount (rounded up to the nearest whole cent) obtained by dividing (iii) the option exercise price per share of Company Common Stock at which such option is exercisable immediately prior to the Effective Time by (iv) the ADS Consideration; provided, however, that, in the case of any Company Stock Option to which
Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code ("qualified stock options"), the option exercise price, the number of shares which may be acquired pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code; provided, further, that, under no circumstances shall the option exercise price per HoldCo ADS be less than the aggregate par value of the HoldCo Ordinary Shares represented by a HoldCo ADS.

     (b) As soon as practicable after the Effective Time, HoldCo shall deliver to the participants in the Company Option Plan appropriate notices setting forth such participants' rights pursuant thereto and the grants pursuant to the Company Option Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section after giving effect to the Merger).

     (c) HoldCo shall take all corporate action necessary to have a sufficient number of shares of HoldCo ADSs available for delivery under the Company Option Plan as adjusted in accordance with this Section. As soon as practicable after the Effective Time, HoldCo shall file a registration statement on Form F-8 promulgated by the SEC under the Securities Act (or any successor or other appropriate form) with respect to the HoldCo ADSs subject to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     (d) For purposes of Section 2.01(c), Company Common Stock shall include shares of restricted Company Common Stock issued under the Company's Non-Employee Director's Stock Compensation Plan, Stock Incentive Plan and Long Term Incentive Plan (collectively, the "Company Restricted Stock Plans"). The Company shall take all corporate action necessary and obtain all relevant consents to ensure that the consideration received under such Section 2.01(c) upon the conversion of each outstanding share of restricted Company Common Stock will continue to be subject to the same restrictions that such shares were subject to under the Company Restricted Stock Plans and the applicable award agreements thereunder, including, without limitation, any forfeiture restrictions, subject to amendment or modification of such plans or award agreements to reflect action of the Board of Directors of the Company taken prior to December 6, 1998 and disclosed to ScottishPower prior to such date.

     6.11 Directors' and Officers' Indemnification and Insurance. (a) Except to the extent required by law, until the sixth anniversary of the Effective Time, HoldCo will not take any action so as to amend, modify or repeal the provisions for indemnification of directors or officers contained in the certificate or articles of incorporation or bylaws (or other comparable charter documents) of the Surviving Corporation and its Subsidiaries (which after the Effective Time shall be substantially identical to those of the Company in effect on December 6, 1998) in such a manner as would adversely affect the rights of any individual who shall have served as a director or officer of the Company or any of its Subsidiaries prior to the Effective Time to be indemnified by such corporations in respect of their serving in such capacities prior to the Effective Time.

     (b) HoldCo and the Surviving Corporation shall, until the sixth anniversary of the Effective Time, cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries as of December 6, 1998 (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time; provided that in no event shall HoldCo or the Surviving Corporation be obligated to expend in order to maintain or procure insurance coverage pursuant to this paragraph any amount per annum in excess of two hundred percent (200%) of the aggregate premiums payable by the Company and its Subsidiaries in 1998 (on an annualized basis) for such purpose.

     6.12 HoldCo Governance; Additional Matters. (a) Subject to the exercise of fiduciary duties and to the extent permitted by applicable law, HoldCo's Board of Directors shall take action to cause the full Board of Directors of HoldCo at the Effective Time to include Keith McKennon, as Deputy Chairman of HoldCo, and two additional non-executive members of the Company's current Board of Directors to be designated by the Company at least thirty (30) days prior to the Effective Time.

     (b) HoldCo shall, promptly following the Effective Time, cause certain of the non-executive members of the Company's Board of Directors immediately prior to the Effective Time who do not become directors of HoldCo pursuant to Section 6.12(a) hereof, and who are willing to so serve, to be elected or appointed as members of an advisory board (the "Advisory Board") established by the Company, the function of which shall be to meet no less frequently than semi-annually in order to advise the Company's Board of Directors with respect to general business as well as opportunities and activities in the Company's market area and to maintain and develop customer relationships. The Advisory Board shall be chaired by Ian Robinson, and shall also include Duncan Whyte, Richard O'Brien, and such other representatives from the communities served by the Company (including but not limited to non-executive members of the Company's Board of Directors immediately prior to the Effective Time) as shall be mutually agreed by Ian Robinson and Keith McKennon. The members of the Advisory Board who are willing to so serve initially shall be elected or appointed for a term of two years. HoldCo agrees to cause the Company to re-elect or re-appoint each of the initial members of the Advisory Board to one successive one-year term following the initial term; provided, however, that HoldCo shall have no obligation to cause the Company to elect or appoint, or re-elect or re-appoint, and may cause the Company to remove, any member if HoldCo reasonably determines that such member has a conflict of interest that compromises such member's ability to serve effectively as a member of the Advisory Board or any cause exists that otherwise would allow for removal of such person as a director of the Company if such person were a member of the Company's Board of Directors.

     (c) Immediately following the Effective Time, the Company's United States headquarters shall continue to be in Portland, Oregon. In recognition of HoldCo's and ScottishPower's commitment to the communities served by the Company, following the Effective Time HoldCo or ScottishPower will contribute to The PacifiCorp Foundation the sum of $5 million.

     6.13 Expenses. Except as set forth in Section 8.02, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense. The Company shall not be obligated for any fees or expenses relating to HoldCo's obligation to demonstrate the existence of adequate working capital in connection with the filing of the Listing Particulars. Notwithstanding any provision of this Agreement, in no event shall HoldCo, ScottishPower or any affiliate of HoldCo or ScottishPower pay any expenses of the Company, any Company affiliate or any Company stockholder in connection with the transactions contemplated by this Agreement.

     6.14 Brokers or Finders. Each of HoldCo, ScottishPower and the Company represents, as to itself and its affiliates, that, except as set forth on
Section 6.14 of the Company Disclosure Letter and except for any reasonable fees and expenses that may be paid by HoldCo or ScottishPower to Morgan Stanley Dean Witter Discover, Inc. in connection with the Scheme of Arrangement, no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Salomon Smith Barney, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (a true and complete copy of which has been delivered by the Company to ScottishPower prior to December 6, 1998), and Morgan Stanley Dean Witter Discover Inc. whose fees and expenses will be paid by ScottishPower in accordance with ScottishPower's agreement with such firm (a true and complete copy of which has been delivered by ScottishPower to the Company prior to December 6, 1998), and each of HoldCo and ScottishPower, on the one hand, and the Company, on the other, shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

     6.15 Takeover Statutes. If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby.

     6.16 Conveyance Taxes. The Company, HoldCo and ScottishPower shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes and duties, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. The Company shall pay, without deduction or withholding (except where such deduction or withholding is required by applicable law) from any amount payable to the holders of Company Common Stock, any such taxes which become payable in connection with the transfer of Company Common Stock in exchange for the Ordinary Share Consideration and the ADS Consideration. The Company shall also pay any stamp duty or stamp duty reserve tax arising in connection with the issue of the HoldCo ADSs and HoldCo ADRs.

     6.17 Rate Matters. During the period commencing on December 6, 1998 and ending on the Effective Date, the Company shall, and shall cause its Subsidiaries to, obtain HoldCo's and ScottishPower's approval, not to be unreasonably withheld or delayed, prior to initiating any general rate case and shall consult with HoldCo and ScottishPower prior to making any material changes in its or its Subsidiaries' rates or charges, standards of service or accounting from those in effect on December 6, 1998 and shall further consult with HoldCo and ScottishPower prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect thereto.

     6.18 Tax Matters. Each of HoldCo and ScottishPower agrees that:

    (a) Prior to the Closing Date, ScottishPower and HoldCo (i) will make the elections necessary pursuant to Section 301.7701-3 of the U.S. Treasury regulations promulgated under the Code to treat UKSub 1 and UKSub 2 as entities disregarded as separate from ScottishPower and HoldCo and (ii) will not change such election during the period beginning on the date such election is effective for U.S. federal income tax purposes and ending on the date that is three years after the Closing Date.

    (b) Throughout the period beginning on the date the election described in
  Section 6.18(a) of this Agreement is effective for U.S. federal income tax purposes and ending on the date that is three years after the Closing Date:
  (i) ScottishPower and HoldCo will not make an election under Section 301.7701-3 of the U.S. Treasury regulations to treat UKSub 1 or UKSub 2 as an association taxable as a corporation; (ii) ScottishPower, before the Share Transfer, will directly own the whole of the share capital of UKSub 1 and UKSub 2, and HoldCo, after the Share Transfer, will directly own the whole of the share capital of UKSub 1 and UKSub 2; and (iii) ScottishPower and HoldCo will cause UKSub 1 and UKSub 2 to directly own all of the equity interests in the Partnership. Prior to the Closing Date, ScottishPower and HoldCo shall cause the Share Transfer to occur.

    (c) Throughout the period beginning at the Effective Time and ending on the date that is three years after the Closing Date, the Partnership will directly own all of the Common Stock of the Surviving Corporation, except for contribution to a controlled subsidiary described in Code Section 368(a)(2)(C) and the regulations promulgated thereunder.

    (d) Throughout the period beginning at the Effective Time and ending on the date that is three years after the Closing Date, none of HoldCo, ScottishPower, UKSub 1, UKSub 2, the Partnership, nor any other affiliate of HoldCo or ScottishPower will redeem, acquire, convert, exchange, or cause the Company or any affiliate of the Company to acquire, convert or exchange or arrange for another person to acquire, convert or exchange any of the ADS Consideration or the Ordinary Share Consideration, unless HoldCo has received a written opinion of counsel that such action will not cause those persons who were stockholders of the Company at the time of the Merger to recognize gain or loss for US federal income tax purposes either with respect to the Merger or with respect to a subsequent exchange or conversion;

    (e) Neither HoldCo, ScottishPower nor any affiliate of HoldCo or ScottishPower will, directly or indirectly, pay any expense incurred by (i) the Company, (ii) any affiliate of the Company or (iii) any Company stockholder, in each case, in connection with the transactions contemplated by this Agreement.

    (f) For a period of three years following the Closing Date, without the receipt of a written opinion of counsel that such action will not affect the tax-free status of the transactions contemplated by this Agreement, neither HoldCo nor any affiliate of HoldCo, will, directly or indirectly,
  (i) make contributions (whether or not in exchange for shares) or loan additional funds to (x) the Company, (y) any affiliate of the Company or
  (z) any escrow account, trust or other fund established to pay any expenses incurred by the Company, any affiliate of the Company or any Company stockholder in connection with the transactions contemplated by this Agreement or (ii) permit the Company or any Company affiliate to incur additional indebtedness guaranteed by HoldCo or any HoldCo affiliate;

    (g) Neither HoldCo nor any affiliate of HoldCo will, directly or indirectly reimburse (or otherwise pay) any amounts paid to the holders of $1.28 Series, $1.18 Series or $1.16 Series no par serial preferred stock of the Company in connection with the redemption of their preferred stock prior to the Closing Date.

    (h) Neither HoldCo, ScottishPower nor any affiliate of HoldCo or ScottishPower will, directly or indirectly, acquire any Company stock except for the Company stock acquired solely in exchange for the ADS Consideration or the Ordinary Share Consideration unless acquired directly from the Company.

     6.19 Dividends. HoldCo hereby acknowledges its intention, following the Effective Time, to adopt a practice of paying, with respect to HoldCo Ordinary Shares and HoldCo ADSs, quarterly dividends on regular quarterly dividend dates in roughly equal amounts. After the date hereof, each of HoldCo, ScottishPower and the Company shall coordinate with the other with respect to the declaration of dividends in respect of HoldCo Ordinary Shares and Company Common Stock and the record dates and payment dates with respect thereto prior to the Effective Time, with the intention that the holders of Company Common Stock receive dividends in respect of the Company Common Stock for all periods prior to the Effective Time but do not receive dividends on the ADS Consideration and the Ordinary Share Consideration after the Effective Time in respect of periods prior to the Effective Time.

                                  ARTICLE VII

                                   CONDITIONS

     7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

    (a) Stockholder Approval. This Agreement shall have been approved by the requisite vote of the stockholders of the Company under the BCA and the shareholders of ScottishPower shall have approved the Merger.

    (b) Registration Statement; State Securities Laws. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding seeking such an order shall be pending or threatened. HoldCo shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the HoldCo ADSs pursuant to this Agreement and under the Company Stock Plans after the Merger.

    (c) Exchange Listing. The LSE shall have agreed to admit to the Official List (subject to allotment) the new HoldCo Ordinary Shares to be issued in connection with the Merger and such agreement shall not have been withdrawn and the HoldCo ADSs issuable to the Company stockholders in the Merger and under the Company Stock Plans after the Merger in accordance with this Agreement shall have been authorized for listing on the NYSE, upon official notice of issuance.

    (d) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    (e) Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

    (f) Exon-Florio. The review and investigation under Exon-Florio shall have been terminated and the President shall have taken no action authorized thereunder.

    (g) Power Act; Atomic Energy Act. The final approval of (i) the FERC and
  (ii) the Nuclear Regulatory Commission under the Atomic Energy Act, with respect to the Merger and the transactions contemplated by this Agreement shall have been obtained.

    (h) H.M. Treasury Consent. HoldCo or ScottishPower (as required) shall have received consent from H.M. Treasury pursuant to Section 765 of the U.K. Income and Corporation Taxes Act 1988 in respect of the Merger and any other matter contemplated hereby, or confirmation that no consent is required.

    (i) Governmental and Regulatory Consents and Approvals. Other than the filings provided for by Section 1.03 and any filing required in connection with the registration or exemption of HoldCo under the 1935 Act, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority (including under the HSR Act and Exon-Florio Act and the approvals by FERC pursuant to the Power Act) required of HoldCo, ScottishPower, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby shall have been made or obtained (as the case may be) and become Final Orders (as defined in this Section below), and such Final Orders shall not, individually or in the aggregate, contain terms or conditions that would have, or would reasonably be expected to have, a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole. A "Final Order" means an action by the relevant Governmental or Regulatory Authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by applicable law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by applicable law, regulation or order have been satisfied.

    (j) Other Consents and Approvals. The consent or approval of each person (other than a Governmental or Regulatory Authority) whose consent or approval is required of HoldCo, ScottishPower, the Company or any of their Subsidiaries under any Contract in order to consummate the Merger and the other transactions contemplated hereby shall have been obtained, except for those consents and approvals which, if not obtained, would not have, or would not reasonably be expected to have, a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of HoldCo, ScottishPower or the Company to consummate the transactions contemplated hereby.

    (k) UK Fair Trading Act. Any of:

      (i) the Office of Fair Trading (the "OFT") shall have indicated in writing that the Secretary of State for Trade and Industry (the "SOS") in the exercise of his powers under the Fair Trading Act 1973 (the "FTA") does not intend to refer the Merger or any matter relating thereto to the Monopolies and Mergers Commission ("MMC"); or

      (ii) in the event of an MMC reference, the MMC shall have concluded that the Merger does not or may not be expected to operate against the public interest; or

      (iii) if on a reference the MMC shall have concluded that the Merger does or may be expected to operate against the public interest, the SOS shall have indicated in writing that it is his intention to approve the Merger, provided that if any indication by the SOS referred to in (i) or (iii) above is subject to undertakings, assurances or any other terms or conditions, such undertakings, assurances, terms or conditions would not have, or would reasonably be expected not to have, individually or in the aggregate, a material adverse effect on the HoldCo Group taken as a whole.

    (l) K Regulators. Each of the Office of Electricity Regulation ("OFFER") and the Office of Water Services ("OFWAT") shall have indicated:

      (i) that it is not its intention to seek any modifications to any conditions of the licenses or appointments held by any member of the HoldCo Group under any applicable statute, law, regulation, order or determination which would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the HoldCo Group taken as a whole; and

      (ii) that it will give such consents and/or directions (if any) as are necessary or appropriate with respect to such licenses or appointments in connection with the Merger on terms which would not have, or would reasonably be expected not to have, individually or in the aggregate, a material adverse effect on the HoldCo Group taken as a whole.

    (m) UK Undertakings/Assurances. Neither OFFER nor OFWAT shall have sought undertakings or assurances from any member of the HoldCo Group which would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the HoldCo Group taken as a whole.

     7.02 Conditions to Obligation of HoldCo, ScottishPower and Merger Sub to Effect the Merger. The obligation of HoldCo, ScottishPower and Merger Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by HoldCo, ScottishPower and Merger Sub in their sole discretion):

    (a) Representations and Warranties. The representations and warranties made by the Company in this Agreement shall be true and correct, in all material respects, taken as a whole, as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date on and as of such earlier date (provided, however, that for purposes of this paragraph (a), no effect shall be given to the reference to the date December 6, 1998 in the first paragraph of Article III), except as affected by the transactions contemplated by this Agreement, and the Company shall have delivered to HoldCo a certificate, dated the Closing Date and executed in the name and on behalf of the Company by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

    (b) Performance of Obligations. The Company shall have performed and complied with, in all material respects, the agreements, covenants and obligations, taken as a whole, which are required by this Agreement to be so performed or complied with by the Company at or prior to the Closing, and the Company shall have delivered to HoldCo a certificate, dated the Closing Date and executed in the name and on behalf of the Company by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

    (c) Material Adverse Effect. Since December 6, 1998, no material adverse effect shall have occurred with respect to the Company and its Subsidiaries taken as a whole and there shall exist no facts or circumstances arising after December 6, 1998, which in the aggregate would, or insofar as reasonably can be foreseen, could, when taken together with any breaches or violations of any representations, warranties, covenants and agreements of the Company contained herein, have a material adverse effect on the Company and its Subsidiaries taken as a whole. For purposes of this Section 7.02(c), (i) any tax benefits relating directly to the structure of the transactions contemplated by this Agreement as of the date hereof which are not realized by HoldCo or ScottishPower, and (ii) any adverse effects on the Company and its Subsidiaries resulting from general economic or financial conditions, shall not be taken into account in determining whether a material adverse effect has occurred under this Section 7.02(c).

    (d) Tax Opinion. HoldCo, ScottishPower and the Partnership shall have received the opinion, based on appropriate representations of the Company, HoldCo and ScottishPower, of Milbank, Tweed, Hadley & McCloy LLP, special counsel to HoldCo and ScottishPower, dated on or about the date on which the Registration Statement (or the last amendment thereto) shall have become effective, which opinion shall have been confirmed in writing on and as of the Closing Date, to the effect that the Merger will constitute a "reorganization" within the meaning of Code Section 368(a) and that no gain or loss will be recognized for US federal income tax purposes by the stockholders of the Company who exchange Company Common Stock for HoldCo ADSs or Merger Ordinary Shares pursuant to the Merger (except with respect to cash received in lieu of fractional HoldCo ADSs or Merger Ordinary Shares).

    (e) Proceedings. All proceedings to be taken on the part of the Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to HoldCo, and HoldCo shall have received copies of all such documents and other evidences as HoldCo may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

     7.03 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

    (a) Representations and Warranties. The representations and warranties made by HoldCo, ScottishPower and the Partnership in this Agreement shall be true and correct, in all material respects, taken as a whole, as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date (provided, however, that for purposes of this paragraph (a), no effect shall be given to the reference to the date December 6, 1998 and the date of this Agreement in the first paragraph of Article IV hereof), except as affected by the transactions contemplated by this Agreement, and HoldCo, ScottishPower and Merger Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of HoldCo by its Chairman of the Board, President or any Executive or Senior Vice President or any Executive Director, in the name and on behalf of ScottishPower by its Chairman of the Board, President or any Executive or Senior Vice President and in the name and on behalf of Merger Sub by its Chairman of the Board, President or any Vice President, to such effect.

    (b) Performance of Obligations. HoldCo, ScottishPower and Merger Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by HoldCo, ScottishPower or Merger Sub at or prior to the Closing, and HoldCo, ScottishPower and Merger Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of HoldCo by its Chairman of the Board, President or any Executive or Senior Vice President or any Executive Director, in the name and on behalf of ScottishPower by its Chairman of the Board, President or any Executive or Senior Vice President and in the name and on behalf of Merger Sub by its Chairman of the Board, President or any Vice President, to such effect.

    (c) Material Adverse Effect. Since December 6, 1998, no material adverse effect shall have occurred with respect to HoldCo, ScottishPower and their respective Subsidiaries taken as a whole and there shall exist no facts or circumstances arising after December 6, 1998 which in the aggregate would, or insofar as reasonably can be foreseen, could, when taken together with any breaches or violations of any representations, warranties, covenants and agreements of HoldCo and ScottishPower contained herein, have a material adverse effect on HoldCo, ScottishPower and their respective Subsidiaries taken as a whole. For purposes of this Section 7.03(c), any adverse effects on HoldCo, ScottishPower and their respective Subsidiaries resulting from general economic or financial conditions shall not be taken into account in determining whether a material adverse effect has occurred under this Section 7.03(c).

    (d) Tax Opinion. The Company shall have received the opinion, based on appropriate representations of the Company, HoldCo and ScottishPower, of Stoel Rives LLP, counsel to the Company, and LeBoeuf, Lamb, Greene & MacRae, LLP, special counsel to the Company, dated on or about the date on which the Registration Statement (or the last amendment thereto) shall have become effective, which opinion shall have been confirmed in writing on and as of the Closing Date to the effect that the Merger will constitute a "reorganization" within the meaning of Code Section 368(a) and that no gain or loss will be recognized for US federal income tax purposes by the stockholders of the Company who exchange Company Common Stock for HoldCo ADSs or Merger Ordinary Shares pursuant to the Merger (except with respect to cash received in lieu of fractional HoldCo ADSs or Merger Ordinary Shares).

    (e) Proceedings. All proceedings to be taken on the part of HoldCo, ScottishPower and Merger Sub in connection with the transactions contemplated by this Agreement and all documents incident thereto (other than documentation relating to the Scheme of Arrangement) shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such documents and the documentation relating to the Scheme of Arrangement and other evidences as the Company may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     8.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Stockholders' Approval or the ScottishPower Shareholders' Approval:

    (a) By mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

    (b) By either the Company or HoldCo upon notification to the non-terminating party by the terminating party:

      (i) at any time after the date which is nine (9) months following December 6, 1998 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party; provided, however, that if on such date HoldCo, ScottishPower and the Company and their respective Subsidiaries have not received all of the approvals required in order to satisfy the conditions set forth in
    Section 7.01(i) but all other conditions to effect the Merger shall be fulfilled or shall be capable of being fulfilled, then, at the option of either HoldCo or the Company (which shall be exercised by written notice), the term of this Agreement shall be extended until the expiration of such date which is eighteen (18) months after December 6, 1998;

      (ii) if the Company Stockholders' Approval or the ScottishPower Shareholders' Approval shall not be obtained by reason of the failure to obtain the requisite vote upon a vote actually held at a meeting of such stockholders or shareholders, or any adjournment thereof, called therefor;

      (iii) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement (determined in all cases as if the terms "material" or "materially" were not included in any such representation or warranty), which breach is not curable or, if curable, has not been cured within thirty (30) days following receipt by the non-terminating party of notice of such breach from the terminating party which breach, when taken together with any other breaches of representations, warranties, covenants and agreements of the non-terminating party contained in this Agreement, has or would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole; or

      (iv) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise preventing or prohibiting the Merger and such order shall have become final and nonappealable;

    (c) By the Company upon five (5) days' prior notice to HoldCo if (i) the Board of Directors of the Company determines in good faith, that a failure to terminate this Agreement could reasonably be expected to result in a breach of its fiduciary duties to stockholders imposed by law by reason of an unsolicited bona fide Alternative Proposal meeting the requirements of clauses (B) and (C) of Section 5.07 having been made; provided that

      (A) The Board of Directors of the Company shall have been advised by outside counsel, that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of its applicable fiduciary duties, and notwithstanding all concessions which may be offered by HoldCo in negotiations entered into pursuant to clause (B) below, a failure to reconsider such commitment as a result of such Alternative Proposal could reasonably be expected to result in a breach of its fiduciary duties to stockholders imposed by law, and

      (B) prior to any such termination, the Company shall, and shall cause its respective financial and legal advisors to, negotiate with HoldCo to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms;

and provided further that the Company's ability to terminate this Agreement pursuant to this clause (i) is conditioned upon the prior payment by the Company to HoldCo of any amounts owed by it pursuant to Section 8.02(b);

or (ii) the Board of Directors of HoldCo (or any committee thereof) shall have withdrawn or modified in a manner materially adverse to the Company its approval or recommendation of this Agreement or the Merger; or

    (d) By HoldCo if the Board of Directors of the Company (or any committee thereof) (i) shall have withdrawn or modified in a manner materially adverse to HoldCo its approval or recommendation of this

  Agreement or the Merger, (ii) shall fail to reaffirm such approval or recommendation upon HoldCo's request, (iii) shall have approved, recommended or taken no position with respect to an Alternative Proposal to the stockholders of the Company or (iv) shall resolve to take any of the foregoing actions; or

    (e) By the Company if there has been a Change of Control after the Scheme Date and prior to the Effective Time. A "Change of Control" shall occur if any of the following applies: (A) Any "Person", as such term is used in Sections 13(d) and 14(d) of the Exchange Act is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of HoldCo representing 30 percent or more of the combined voting power of HoldCo's outstanding capital stock; (B) the shareholders of HoldCo approve a merger or other consolidation of HoldCo with any other company, other than a merger or consolidation effected to implement a recapitalization of HoldCo (or similar transaction) in which no Person acquires more than 30 percent of the combined voting power of HoldCo's then outstanding securities; (C) a tender or exchange offer is made for the ordinary shares of HoldCo (or securities convertible into ordinary shares of HoldCo) and such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Exchange Act), directly or indirectly, of securities representing at least 30 percent of the voting power of outstanding securities of HoldCo; or (D) HoldCo sells 30 percent or more of its shares of ScottishPower to a buyer that is not a member of HoldCo controlled group of corporations.

     8.02 Effect of Termination. (a) If this Agreement is validly terminated by either the Company or HoldCo pursuant to Section 8.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company, HoldCo or ScottishPower (or any of their respective Representatives or affiliates), except (i) that the provisions of Sections 6.13, 6.14 and 6.16, this Section 8.02, and Sections 9.10 and 9.11 will continue to apply following any such termination, (ii) that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement and (iii) as provided in paragraphs (b) and (c) below.

     (b) In the event that any person or group shall have made an Alternative Proposal and thereafter (i) this Agreement is terminated (x) by the Company pursuant to Section 8.01(c)(i), (y) by HoldCo pursuant to Section 8.01(b)(iii) or Section 8.01(d) or (z) by either party pursuant to Section 8.01(b)(ii) as a result of the Company Stockholders' Approval not being obtained or (ii) this Agreement is terminated for any other reason (other than by reason of the breach of this Agreement by HoldCo or pursuant to Section 8.01(b)(ii) as a result of the ScottishPower Shareholders' Approval not being obtained or
Section 8.01(c)(ii)) or 8.01(e) and, in the case of this clause (ii) only, a definitive agreement with respect to such Alternative Proposal is executed within one year after such termination, then the Company shall pay to HoldCo by wire transfer of same day funds, either on the date contemplated in Section 8.01(c) if applicable, or otherwise, within two (2) business days after such amount becomes due, a termination fee of $250,000,000.

     (c) In the event that this Agreement is terminated by the Company following a Change of Control, then HoldCo shall pay to the Company, by wire transfer of same day funds, within two (2) business days following such termination, a termination fee of $250,000,000.

     (d) In the event that this Agreement is terminated by either party pursuant to Section 8.01(b)(ii) in circumstances in which the termination fee set forth in clause (b) above is not payable, (i) in the case of the Company Stockholders' Approval not being obtained and the ScottishPower Shareholders' Approval having been obtained, the Company shall pay to HoldCo (ii) in the case of the ScottishPower Shareholders' Approval not being obtained and the Company Stockholders' Approval having been obtained, HoldCo shall pay to the Company, in each case an amount equal to $10,000,000.

     (e) If the Company fails promptly to pay the amount due pursuant to the preceding paragraphs, and in order to obtain such payment, HoldCo or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in such paragraph, the Company shall pay to HoldCo or Merger Sub, as the case may be, its cost and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made.

     8.03 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after the Company Stockholders' Approval or the ScottishPower Shareholders' Approval shall have been obtained, but after such adoption and approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

     8.04 Waiver. At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.01 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger but shall terminate at the Effective Time, except for the agreements contained in Article I and Article II, in Sections 5.01(o), 5.02(k), 6.09, 6.10, 6.11, 6.12, 6.14, 6.16 and 6.18, this Article IX and the agreements of the "affiliates" of the Company delivered pursuant to Section 6.04, which shall survive the Effective Time.

     9.02 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

    If to HoldCo, ScottishPower, the Partnership or Merger Sub, to:

    Scottish Power plc
    1 Atlantic Quay
    Glasgow G2 8FP
    Facsimile No.: 011-44-141-248-8300
    Attn: Company Secretary

    with a copy to:

    Milbank, Tweed, Hadley & McCloy LLP
    1 Chase Manhattan Plaza
    New York, N.Y. 10005
    Facsimile No.: (212) 530-5219
    Attn: M. Douglas Dunn

    and to:

    Freshfields
    65 Fleet Street
    London EC4Y 1HS
    Facsimile No.: 0011-44-171-832-7001
    Attn: Simon Marchant

    If to the Company, to:

    PacifiCorp
    700 N.E. Multnomah
    Portland, Oregon 97232-4116
    Facsimile No.: (503) 813-7250
    Attn: Executive Vice President and Chief Operating Officer

    with a copy to:

    Stoel Rives LLP
    900 S.W. Fifth Avenue
    Suite 2300
    Portland, Oregon 97232
    Facsimile No.: (503) 220-2480
    Attn: Dexter E. Martin

    and to:

    LeBoeuf, Lamb, Greene & MacRae, LLP
    125 West 55th Street
    New York, NY 10019
    Facsimile No.: (212) 424-8500
    Attn: William S. Lamb

     All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

     9.03 Entire Agreement; Incorporation of Exhibits. (a) Subject to paragraph
(c) below, this Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement in accordance with its terms, and contains, together with the Confidentiality Agreement, the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

     (b) The Company Disclosure Letter, the ScottishPower Disclosure Letter and any Exhibit or Schedule attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     (c) Notwithstanding the execution of this Agreement by the parties hereto on the date hereof, this Agreement (other than this Section 9.03(c) which shall have immediate effect) shall not take effect until the Scheme Date; provided, however, that upon the Scheme of Arrangement becoming effective, this Agreement shall be deemed to have been in full force and effect since the date hereof. Prior to the Scheme Date, the Original Agreement shall continue in full force and effect. If ScottishPower gives written notice to PacifiCorp that the Scheme of Arrangement will not become effective, the transactions contemplated by the Original Agreement will proceed as if no notice under Schedule II of the Original Agreement had been received and this Agreement had not been entered into.

     9.04 [Intentionally Omitted.]

     9.05 Public Announcements. Except as otherwise required by law or the rules of any applicable securities exchange or national market system or any other Regulatory Authority (including the U.K. Takeover

Panel) , so long as this Agreement is in effect, HoldCo, ScottishPower and the Company will not, and will not permit any of their respective Subsidiaries or Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. HoldCo, ScottishPower and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

     9.06 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in Sections 6.09, 6.10, 6.11 and 6.12 (which are intended to be for the benefit of the persons entitled to therein, and may be enforced by any of such persons), it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

     9.07 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that HoldCo may cause Merger Sub to assign any or all of its rights, interests and obligations hereunder to another direct or indirect wholly-owned Subsidiary of HoldCo, provided that any such Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     9.08 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

     9.09 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

     9.10 Governing Law. Except to the extent that the BCA is mandatorily applicable to the Merger and the rights of the stockholders of the Constituent Corporations, this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

     9.11 Submission to Jurisdiction; Waivers. Each of ScottishPower, HoldCo (on behalf of itself and Merger Sub), the Partnership, UKSub 1, UKSub 2 and the Company irrevocably agree that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined in the Supreme Court of the State of New York in New York County or in the United States District Court for the Southern District of New York, and each of ScottishPower, HoldCo (on behalf of itself and Merger
Sub), the Partnership, and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 9.02. Each of ScottishPower, HoldCo, the Partnership, Merger Sub, and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.10,

(c) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     9.12 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.13 Certain Definitions. As used in this Agreement:

    (a) except as used in Sections 2.03(b), 3.02(c), 3.17 and 6.04, the term "affiliate," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

    (b) a person will be deemed to "beneficially" own securities if such person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

    (c) the term "business day" means a day other than Saturday, Sunday or any day on which banks located in the State of Oregon or London, England are authorized or obligated to close;

    (d) the term "knowledge" or any similar formulation of "knowledge" shall mean, with respect to ScottishPower or the Company, the actual knowledge after due inquiry of the executive officers of ScottishPower or the Company and their Subsidiaries, set forth in Section 9.12(d) of the ScottishPower Disclosure Letter or Section 9.12(d) of the Company Disclosure Letter and, with respect to HoldCo, the actual knowledge after due inquiry of the Executive Directors of HoldCo immediately prior to the Effective Date;

    (e) any reference to any event, change or effect having a "material adverse effect" on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of such entity (or of such group of entities taken as a whole);

    (f) the term "New Facilities" means new revolving credit facilities and/or amendments to existing revolving credit facilities of not more than (Pounds)2.6 billion in the aggregate on terms which are not significantly less favorable taken as a whole than the RCF;

    (g) the term "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act);

    (h) the term "RCF" means the Revolving Credit Facility dated June 24, 1996 between, inter alia, ScottishPower, the Royal Bank of Scotland plc and Union Bank of Switzerland (the "RCF");

    (i) the "Representatives" of any entity means such entity's directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives;

    (j) except as used in Sections 3.02(d) and 3.17, the term "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

    (k) "Scheme Consents" means the consents, clearances and approvals referred to in Schedule I;

    (l) "Scheme Document" means the document, including an explanatory statement, to be sent to the shareholders of ScottishPower in connection with the Scheme of Arrangement.

    (m) any reference to "transactions contemplated hereby," "transactions contemplated hereunder," "transactions contemplated by this Agreement," "transactions contemplated under this Agreement" or any similar formulation shall include the transaction contemplated by the Scheme of Arrangement; provided, however, that the reference to such phrase appearing in the parenthetical clause in the introductory paragraph of Section 5.02 shall not include the transaction contemplated by the Scheme of Arrangement.

     9.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     9.15 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

                                          New Scottish Power PLC

                                          By: /s/ Ian Simon MacGregor Russell
                                            -----------------------------------
                                            Name: Ian Simon MacGregor Russell
                                            Title: Director

                                          Scottish Power PLC

                                          By: /s/ Ian Simon MacGregor Russell
                                            -----------------------------------
                                            Name: Ian Simon MacGregor Russell
                                            Title: Director

                                          NA General Partnership

                                          By: Scottish Power NA 2 Limited,
                                              a General Partner

                                          By: /s/ Ian Simon MacGregor Russell
                                            -----------------------------------
                                            Name: Ian Simon MacGregor Russell
                                            Title: Director

                                          Pacificorp

                                          By: /s/ Richard T. O'Brien
                                            -----------------------------------
                                            Name: Richard T. O'Brien
                                            Title: Executive Vice President &
                                             Chief   Executive Officer

                                          For purposes of Section 2.01 only:

                                          Scottish Power NA 1 Limited

                                          By: /s/ Ian Simon MacGregor Russell
                                            -----------------------------------
                                            Name: Ian Simon MacGregor Russell
                                            Title: Director

                                          For purposes of Section 2.01 only:

                                          Scottish Power NA 2 Limited

                                          By: /s/ Ian Simon MacGregor Russell
                                            -----------------------------------
                                            Name: Ian Simon MacGregor Russell
                                            Title: Director

EXHIBIT A

Scheme of Arrangement
(under section 425 of the Companies Act 1985)

between Scottish Power plc and the Scheme Shareholders (as hereinafter defined) and the Special Shareholder (as hereinafter defined)

l.      Preliminary

(A) In this Scheme of Arrangement, unless inconsistent with the subject or context, the following expressions shall bear the following meanings:

business day means any day other than a Saturday or Sunday on which banks are generally open for business in England and Wales;

Court means the Court of Session in Edinburgh;

Court Meeting means the meeting of holders of Scottish Power Shares convened by interlocutor of the Court pursuant to section 425 of the Companies Act 1985 for __________, 1999 to consider and, if thought fit, approve this Scheme;

CREST means a relevant system (as defined in the CREST Regulations) in respect of which CRESTCo is the operator (as defined in the CREST Regulations);

CRESTCo means CRESTCo Limited;

CREST Regulations means the Uncertificated Securities Regulations 1995 (SI 1995 No. 3272) as from time to time amended;

holder includes any person entitled by transmission;

new Scottish Power Shares means new ordinary shares of 50 pence each in the capital of ScottishPower;

New ScottishPower means New Scottish Power plc;

New ScottishPower Special Share means the special rights non-voting redeemable preference share of (Pounds)1 in the capital of New ScottishPower;

New Shares means ordinary shares of [50 pence] each in the capital of New ScottishPower;

Record Date means the business day immediately preceding the Scheme Date;

Scheme Date means the date on which this Scheme becomes effective in accordance with clause 6 of this Scheme;

Scheme Record Date means the business day immediately preceding the date of the hearing of the Court at which the Scheme is sanctioned;

Scheme Shareholder means a holder of Scheme Shares as at 5:30 p.m. on the Record Date;

Scheme Shares means:

        (a) all ScottishPower Shares in issue at the date of this Scheme;

        (b) all (if any) other ScottishPower Shares in issue immediately prior to the Court Meeting; and

        (c) all (if any) further ScottishPower Shares which may be in issue at 5:30 p.m. on the Scheme Record Date;

ScottishPower means Scottish Power plc;

ScottishPower Shares means ordinary shares of 50 pence each in the capital of ScottishPower;

ScottishPower Special Share means the special rights non-voting redeemable preference share of (Pound)1 in the capital of ScottishPower;

Special Shareholder means the Secretary of State for Scotland, the holder of the ScottishPower Special Share;

this Scheme means this Scheme of Arrangement in its present form or with any modification thereof or addition thereto or condition approved or imposed by the Court; and

uncertificated or in uncertificated form means recorded on the relevant register as in uncertificated form, being held in uncertificated form in CREST and title to the object of which by virtue of the CREST Regulations may be transferred by means of CREST.

(B) The authorised share capital of ScottishPower as at the date of this Scheme is (Pounds) __________ divided into __________ ScottishPower Shares, of which __________ have been issued and are fully paid up (and the remainder are unissued), and one ScottishPower Special Share which has been issued and is fully paid up.

(C) New ScottishPower was incorporated as a public limited company on __________, 1999 under the name New ScottishPower. The authorised share capital of New ScottishPower at the date of this Scheme is (Pounds) __________ divided into _________ New Shares, of which __________ have been issued and are fully paid up (and the remainder are unissued) and the New ScottishPower Special Share which has not been issued.

(D) The purpose of this Scheme is to provide for the cancellation of the Scheme Shares and the ScottishPower Special Share and the issue of new ScottishPower Shares with an aggregate nominal value equal to that of the shares so cancelled to New ScottishPower in consideration of the allotment by New ScottishPower of New Shares to the Scheme Shareholders and the allotment by New ScottishPower of the New ScottishPower Power Special Share to the Special Shareholder.

(E) New ScottishPower has agreed, and it is proposed that the Special Shareholder will agree, to appear by Counsel on the hearing of the Petition for the sanction by the Court of this Scheme, to consent thereto and to undertake to be bound thereby and to execute or procure to be executed all such documents, and to do or procure to be done all such acts and things, as may be necessary or desirable to be executed or done by them respectively for the purpose of giving effect to this Scheme.

2.      The Scheme
ScottishPower Cancellation

1.      (a) The share capital of ScottishPower shall be reduced by cancelling the Scheme Shares and the ScottishPower Special Share.

        (b) Forthwith and contingently upon the said reduction of capital taking effect:

            (i) the share capital of ScottishPower shall be increased to its former amount by the creation of such number of new ScottishPower Shares as shall be of an aggregate nominal amount equal to the aggregate nominal amount of the shares cancelled pursuant to sub-clause (a) of this clause 1;

            (ii) ScottishPower shall apply the credit arising in its books of account on the reduction of capital pursuant to sub-clause
                    (a) of this clause 1 in paying up, in full at par, the new ScottishPower Shares created pursuant to sub-clause (b)(i) of this clause 1 and shall allot and issue the same, credited as fully paid, to New ScottishPower and/or its nominee(s); and

            (iii) ScottishPower will become a wholly owned subsidiary of New ScottishPower.

New Shares

2.      (a) In consideration of the cancellation of the Scheme Shares and the
            ScottishPower Special Share and the issue of the new ScottishPower Shares to New ScottishPower and/or its nominee(s) pursuant to clause 1 of this Scheme, New ScottishPower shall (subject to the provisions of subclause (c) of this clause 2):

            (i) allot and issue (credited as fully paid) New Shares to the Scheme Shareholders on the following basis:

                    For each Scheme Share held at 5:30 p.m. on the Record Date, one New Share save that for any person holding New Shares as at 5:30 p.m. on the Record Date his entitlement to receive New Shares pursuant to this clause 2 shall be reduced by the number of New Shares he holds at that time; and

            (ii) allot and issue (credited as fully paid) the New ScottishPower Special Share to the Special Shareholder.

        (b) The New Shares to be issued pursuant to sub-clause (a)(i) of this clause 2 shall rank pari passu as a single class of shares inter se and shall rank in full for all dividends or distributions made, paid or declared after the Scheme Date on the ordinary share capital of New ScottishPower.

        (c) The provisions of sub-clause (a) of this clause 2 shall be subject to any prohibition or condition imposed by law. Without prejudice to the generality of the foregoing, if, in respect of any Scheme Shareholder who is a citizen, resident or national of any jurisdiction outside the United Kingdom ("overseas shareholder"), New ScottishPower is advised that the allotment and issue of New Shares pursuant to this clause 2 would infringe the laws of any jurisdiction outside the United Kingdom [(other than the US)] or would require New ScottishPower to observe any governmental or other consent or any registration, filing or other formality [(other than the US)], then New ScottishPower may determine that no New Shares shall be allotted or issued to such overseas shareholder under this clause 2, but shall instead be allotted to a nominee appointed by New ScottishPower, as a trustee for such overseas shareholder, on terms that the nominee shall, as soon as practicable following the Scheme Date, sell the New Shares so allotted at the best price which can reasonably be obtained and shall account for the net proceeds of such sale (after the deduction of all expenses and commissions, including value added tax payable thereon) by sending a cheque or warrant to such overseas shareholder in accordance with the provisions of clause 3 below. None of ScottishPower, New ScottishPower, any nominee referred to in this subclause (c) or any broker or agent of any of them shall have any liability for any loss arising as a result of the timing or terms of any such sale.

Certificates and payment

3.      (a) Not later than five (5) business days after the Scheme Date, New
            ScottishPower shall send by post to the allottees of the New Shares and to the allottee of the New ScottishPower Special Share allotted and issued pursuant to clause 2 of this Scheme certificates in respect of such shares, save that where Scheme Shares are held in uncertificated form, New ScottishPower will procure that CRESTCo is instructed to credit to the appropriate stock account in CREST of the Scheme Shareholder concerned such shareholder's entitlement to New Shares.

        (b) Not later than five (5) business days following the sale of any relevant New Shares pursuant to clause 2(c), New ScottishPower and/or the nominee shall satisfy the cash consideration payable by it by despatching to the persons respectively entitled thereto cheques and/or warrants by post.

        (c) All certificates required to be sent by ScottishPower pursuant to sub-clause (a) of this clause 3 and all cheques or warrants required to be sent by New ScottishPower and/or any nominee referred to in clause 2(c) of this Scheme shall be sent through the post in pre-paid envelopes addressed to the persons respectively entitled thereto at their respective addresses appearing in the register of members of ScottishPower at the close of business on the Record Date (or, in the case of joint holders, to the address of that one of the joint holders whose name stands first in the register in respect of the joint holding) or in accordance with any special instructions regarding communications received at the registered office of ScottishPower prior to the Record Date.

      (d) None of ScottishPower, New ScottishPower, any nominee referred to in clause 2(c) or any agent of any of them shall be responsible for any loss or delay in transmission of certificates, cheques or warrants sent in accordance with this clause 3.

      (e) The preceding sub-clauses of this clause 3 shall take effect subject to any prohibition or condition imposed by law.

Certificates representing Scheme Shares and the ScottishPower Special Share

4. With effect from and including the Scheme Date, all certificates representing holdings of Scheme Shares and the ScottishPower Special Share shall cease to be valid in respect of such holdings and the holders of such shares shall be bound at the request of ScottishPower to deliver such certificates for cancellation to ScottishPower or to any person appointed by ScottishPower to receive the same.

Mandates

5. Each mandate in force at 5:30 p.m. on the Record Date relating to the payment of dividends on Scheme Shares and each instruction then in force as to notices and other communications from ScottishPower shall, unless and until varied or revoked, be deemed as from the Scheme Date to be a valid and effective mandate or instruction to New ScottishPower in relation to the corresponding New Shares to be allotted and issued pursuant to this Scheme.

Scheme Date

6. This Scheme shall become effective as soon as an office copy of the interlocutor of the Court sanctioning this Scheme under section 425 of the Act and confirming under section 137 of the Act the reduction of capital proposed under this Scheme shall have been duly delivered to the Registrar of Companies for registration and the interlocutor and relative minute have been registered by him.

7. Unless this Scheme shall have become effective on or before, 1999 or such later date, if any, as the Court may allow, it shall lapse.

Modification

8. ScottishPower and New ScottishPower may jointly consent on behalf of all persons concerned to any modification of or addition to this Scheme or to any condition which the Court may think fit to approve or impose.

                          Dated the   day of   , 1999

                                                                       EXHIBIT B


                                               Column A              Column B
                                               --------              --------

Proportion of HoldCo Ordinary Shares
represented by HoldCo ADSs              not more than 75%    not less than 25%

Proportion of Merger Ordinary Shares    not more than 75%    not less than 25%

                                                                       EXHIBIT C

                      [Form of Affiliate's Agreement]

[Date]
[name]
[address]

Ladies and Gentlemen:

        I have been advised that as of the date hereof I may be deemed to be an "affiliate" of PacifiCorp, an Oregon corporation (the "Company"), as that term
 ---------                                             -------
is defined for purposes of paragraphs (c) and (d) of Rule 145 ofthe rules and regulations (the "Rules and Regulations") of the Securities and Exchange
                  ---------------------
Commission (the "Commission") under the Securities Act of 1933, as amended (the
                 ----------
"Act"). Neither my entering into this agreement, nor anything contained herein,
 ---
shall be deemed an admission on my part that I am such an "affiliate".
                                                           ---------

        Pursuant to the terms of the Amended and Restated Agreement and Plan of Merger dated as of December 6, 1998, as amended as of January 29, 1999 and February 9, 1999 and amended and restated as of January 23, 1999 (the "Merger
                                                                       ------
Agreement"), by and among New Scottish Power plc, a public limited company
---------
incorporated under the laws of Scotland ("HoldCo"), Scottish Power plc, a public
                                          ------
limited company incorporated under the laws of Scotland, NA General Partnership, a Nevada general partnership (the "Partnership"), and the Company providing for
                                   -----------
the merger of a wholly-owned subsidiary of the Partnership with and into the Company (the "Merger"), and as a result of the Merger, I may receive shares of
              ------
HoldCo's American Depositary Shares, each representing four HoldCo Ordinary Shares (the "HoldCo Securities"), in exchange for the shares of common stock,
             -----------------
without par value, of the Company owned by me at the Effective Time (as defined in the Merger Agreement) of the Merger.

        I represent and warrant to HoldCo that in such event:

        A. I shall not make any sale, transfer or other disposition of the HoldCo Securities in violation of the Act or the Rules and Regulations

        B. I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of HoldCo Securities, to the extent I felt necessary, with my counsel or counsel for the Company.

        C. I have been advised that the issuance of HoldCo Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form F-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of the Company I may have been deemed to have been an affiliate of the Company and a distribution by me of HoldCo Securities has not been registered under the Act, the HoldCo Securities must be held by me indefinitely unless (i) a distribution of HoldCo Securities by me has been registered under the Act, (ii) a sale of HoldCo Securities by me is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act or (iii) in the opinion of counsel reasonably acceptable to HoldCo, some other exemption from registration is available with respect to a proposed sale, transfer or other disposition of the HoldCo Securities by me.

        D. I understand that HoldCo is under no obligation to register the sale, transfer or other disposition of HoldCo Securities by me or on my behalf or to take any other action necessary in order to make compliance with an exemption from registration available.

        E. I also understand that stop transfer instructions will be given to HoldCo's transfer agents with respect to the HoldCo Securities and that there will be placed on the certificates for the HoldCo Securities, or any substitutions therefor, a legend stating in substance:

        "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement dated __________, _____, between the registered holder hereof and _________(the "Corporation"), a copy of which agreement is on file at the principal offices of the Corporation."

        F. I also understand that unless the transfer by me of my HoldCo Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, HoldCo reserves the right to put the following legend on the certificates issued to my transferee:

        "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under such Act applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of such Act and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of such Act."

        It is understood and agreed that the legends set forth in paragraph E and F above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to HoldCo a copy of a letter from the staff of the Commission, or an opinion of counsel reasonably acceptable to HoldCo to the effect that such legend is not required for purposes of the Act.


                                        Very truly yours,

                                        ----------------------------
                                        Name:

Accepted this ____ day of

___________, ________, by:

NEW SCOTTISH POWER plc



By:
   ---------------------------
   Name:
   Title:

                                   SCHEDULE I

                                SCHEME CONSENTS

1. The approval of the Scheme of Arrangement by a majority in number representing three fourths in value of the ScottishPower Shareholders present and voting (either in person or by proxy) at the meeting convened by the Court.

2. The approval of the Scheme of Arrangement and the reduction in the capital of ScottishPower, the increase in share capital, the capitalisation of new ScottishPower Shares and the granting of authority to the directors of ScottishPower to allot such Shares, in each case for the purposes of the Scheme of Arrangement by a special resolution of ScottishPower.

3. The consent in writing of the ScottishPower Special Shareholder to the Scheme of Arrangement and the proposed amendments to ScottishPower's Articles of Association, and the approval of such amendments by a special resolution of ScottishPower.

4. The sanction by the Court of the Scheme of Arrangement (with or without modification) and the confirmation by the Court of the reduction in capital by the cancellation of ScottishPower shares required as part of the Scheme of Arrangement.

5. The approval in writing of the transaction to be effected by the Scheme of Arrangement by the Secretary of State for Scotland and by each UK Regulator whose consent is required, or considered by ScottishPower to be necessary, under the terms of each licence, appointment or other authorisation held by any member of the ScottishPower Group.

6. An indication on satisfactory terms by the Secretary of State for Trade and Industry and by each UK Regulator, as appropriate, that it is not his intention to seek, as a result of the transaction to be effected by the Scheme of Arrangement, any revocation of or modification to any licence, appointment or other authorisation held by any member of the ScottishPower Group, except on satisfactory terms.

7. Neither the Secretary of State for Scotland nor any UK Regulator having sought, as a result of the Scheme of Arrangement, undertakings or assurances from any member of the ScottishPower Group, except on satisfactory terms.

8. The agreement of the LSE to admit the ordinary shares of HoldCo issued and to be issued pursuant to the Scheme of Arrangement to the Of ficial List of the LSE (subject only to allotment) and such agreement not being withdrawn prior to the Scheme Date.

9.  The receipt, in each case on satisfactory terms, by HoldCo of:

        (i) clearances from the Inland Revenue under section 138 of the Taxation of Chargeable Gains Act 1992 and under section 707 of the Income and Corporation Taxes Act 1988 in respect of the Scheme of Arrangement; and

        (ii) confirmation as to the application of section 136 of the Taxation of Chargeable Gains Act 1992 in respect of the Scheme of Arrangement,

10. The consent under the RCF of the Majority Banks (as defined therein) to the Scheme of Arrangement, and/or the replacement of the RCF (in whole or in part) with the New Facilities under which no such consent is required (or consent has been given).

11. Confirmation from the European Investment Bank that it will not require prepayment of any loan to ScottishPower or its subsidiaries as a result of the change of control of ScottishPower which the Scheme of Arrangement will result in. In the absence of such confirmation, ScottishPower may decide to prepay such loan.

12. The HoldCo ADRs to be issued pursuant to the Scheme of Arrangement shall have been authorised for listing on the NYSE, upon official notice of issuance.

13. The execution of the replacement deposit agreement in respect of the HoldCo ADRs pursuant to Section 6.06(b).

14. A registration statement to be filed under the Securities Exchange Act of 1934 shall have been filed by HoldCo and declared effective by the SEC.

15. The approval of HoldCo's ordinary shareholders (where required, by a special resolution) (i) to the adoption or amendment of HoldCo's Articles of Association in accordance with Section 4.01(a) (and to the proposed changes to HoldCo's Articles of Association referred to in
        Section 6.03(c) if the same are to be effective on or prior to the Scheme Date), (ii) to increase the authorised share capital of HoldCo, and to give the directors of HoldCo authority to allot shares under
        Section 80 of the Companies Act 1985, in respect of the ordinary shares of HoldCo to be issued pursuant to the Scheme of Arrangement and the Merger and otherwise for general purposes, (iii) to disapply statutory pre-emption rights, (iv) to authorise HoldCo to repurchase its own shares, (v) to change HoldCo's name conditional upon the Scheme of Arrangement becoming effective and (vi) to appoint directors.

16. Such other approvals, prior to the Scheme Date, of the Shareholders of HoldCo, the board of HoldCo and the board of ScottishPower as may be required to implement and give effect to the Scheme of Arrangement and the terms of this Agreement.

17. The filing of orders, returns and other documents with the Registrar of Companies in Scotland or with the Court in order to obtain the sanction of the Court for, and to give effect to, the Scheme of Arrangement.

18. Such filings and consents as ScottishPower may reasonably consider necessary or desirable in connection with the Scheme of Arrangement and/or the Merger with stock exchanges or other Governmental or Regulatory Authorities in Australia, Canada, Ireland, Japan and any other applicable jurisdiction (other than the US and the UK).

Definitions

In this Schedule I, the following definitions apply:

Court means the Court of session, Edinburgh;

ScottishPower Shares means ordinary shares of (Pounds)0.50p in the capital of ScottishPower; and

UK Regulator means each of the Director General of Electricity Supply, the Director General of Water Services, the Director General of Gas Supply, and the Director General of Telecommunications; and

on satisfactory terms means on terms which are satisfactory to HoldCo and which would not, or would not reasonably be expected to, have, individually or in the aggregate, a material adverse effect on the HoldCo Group taken as a whole.

                                  SCHEDULE II

                     THE ARTICLES OF ASSOCIATION OF HOLDCO

HoldCo's Articles of Association will have the principal differences from the current Articles of Association of ScottishPower referred to below. There will also be some differences of a minor or technical nature which have not been included below. Holdco's Articles of Association will also include any changes requested by the ScottishPower Special Shareholder or by the LSE and agreed to by ScottishPower.

The number identifying each provision of HoldCo's proposed Articles of Association corresponds (except where otherwise stated) to the numbering of the current ScottishPower Articles of Association.


(a) Article 6(E) (The Redeemable Shares)

There is no equivalent of this proposed article in ScottishPower's current Articles of Association. It will set out the rights attaching to non-voting redeemable shares which it is intended that HoldCo will issue in order to have the minimum issued capital required to obtain a trading certificate under section 117 of the Companies Act 1985.

(b) Article 7 (The HoldCo Special Share)

This article, which will set out the rights attaching to the one share of (Pounds)1 in the capital of HoldCo to be issued to the ScottishPower Special Shareholder pursuant to the Scheme of Arrangement (the "HoldCo Special Share"), will be amended from the comparable ScottishPower article so that each of the following matters will also be deemed to be a variation requiring prior consent in writing of the holder of the HoldCo Special Share:

(i) the giving by HoldCo of any consent or agreement to any amendment to, deletion of or alteration to the effect of, article 7 of the Articles of Association of ScottishPower (save as referred to below):

(ii) the giving by HoldCo of any consent or agreement to the creation or issue of any shares in the capital of ScottishPower other than an issue of shares upon the issue of which HoldCo will own the full legal and beneficial interest in, and control, shares in the capital of ScottishPower carrying at least 85 per cent. of the voting rights exercisable on a poll at general meetings of ScottishPower;

(iii) the disposal by HoldCo of any of the shares in ScottishPower or of any rights or interest therein, or the entering into by HoldCo of any agreement or arrangement with respect to such shares, or the exercise of any voting or other rights attaching to such shares, such that HoldCo would cease to own the full legal and beneficial interest in, and control, shares in the capital of ScottishPower carrying at least 85 per cent. of the voting rights exercisable on a poll at general meetings of ScottishPower;

(iv) the giving by HoldCo of any consent or agreement to any abrogation, variation, waiver or modification of any of the rights or privileges attaching to any shares in ScottishPower such that HoldCo would cease to own the full legal and beneficial interest in, and control, shares in the capital of ScottishPower carrying at least 85 per cent. of the voting rights exercisable on a poll at general meetings of Scottish Power; and

(v) any other act or omission to act by HoldCo or the Directors of New ScottishPower which results in HoldCo ceasing to own the full legal and beneficial interest in, and control, shares in the capital of ScottishPower carrying at least 85 per cent. of the voting rights exercisable on a poll at general meetings of ScottishPower.

The existing article 7 of ScottishPower's Articles is to be deleted and replaced by an article which ensures that the events set out in paragraphs (i), (ii) and
(iv) above do not occur without the prior written consent of HoldCo. ScottishPower's Articles of Association will also include any changes requested by the ScottishPower Special Shareholder and agreed to by ScottishPower.

(c)     Article 50 (Disclosure of Interests in Shares)

This article, which will relate to the disclosure of interests in shares, will be amended from the comparable ScottishPower article to remove references to certain interim arrangements included in ScottishPower's Articles in connection with the initial flotation of ScottishPower.

(d)     Article 51 (Limitations on Shareholdings)

This article, which will set out restrictions on persons holding or controlling the right to cast 15 per cent. or more of the votes at general meetings, will be amended from the comparable ScottishPower article to remove references to certain interim arrangements included in ScottishPower's Articles of Association in connection with the initial flotation of ScottishPower.

(e)     Article 98 (Number of Directors to Retire)

This article, which will relate to the number of directors to retire from office by rotation, will be amended from the comparable ScottishPower article in accordance with the new London Stock Exchange requirement that all directors shall retire by rotation at least every three years.

(f)     Article 123 (Borrowing Powers)

This article will, if considered necessary by ScottishPower, be amended from the comparable ScottishPower article to reflect the new UEC Financial Reporting Standard FRS 10. Any such amendment may include provisions to the effect that, in calculating the borrowing limit, no goodwill or intangible assets will be deducted except the amount that has been amortised in accordance with FRS 10.

(g)     Article 130 (Interim Dividends)

The article, which will relate to the ability of the Directors to pay interim dividends, may, if considered necessary or desirable by ScottishPower, be amended from the comparable

ScottishPower article to clarify that the Directors may declare and pay any dividends, including final dividends, and not just interim dividends. This relates to the proposed move to quarterly dividend payments.

(h)     Article 160 (ADR Depositories)

Amendments will be made in accordance with Section 6.03(c) of this Agreement, although these amendments may not be made prior to the Scheme Date.

                                                                         ANNEX C


         SALOMONSMITHBARNEY
---------------------------
A member of citigroup[LOGO]


December 6, 1998


Board of Directors
PacifiCorp
700 NE Multnomah
Portland, Oregon 97232


Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock ("Company Common Stock") of PacificCorp (the "Company"), of the consideration to be received by such holders in connection with the proposed merger (the "Merger") of the Company with a wholly-owned subsidiary ("Merger Sub") of NA General Partnership (the "Partnership"), a general partnership indirectly wholly-owned by Scottish Power PLC (the "Parent"), pursuant to an Agreement and Plan of Merger (the "Agreement") dated as of December 6, 1998, by and among the Company, Parent, Partnership, and Merger Sub. As more specifically set forth in the Agreement and subject to the terms and conditions thereof, upon the effectiveness of the Merger, each issued and outstanding share of Company Common Stock (other than shares owned directly or indirectly by Parent, the Partnership, Merger Sub, or the Company), will be converted into and represent the right to receive either (the "Merger Consideration") (i) .58 American Depositary Shares of Parent, each representing four ordinary shares of 50 pence each of Parent ("Parent Ordinary Shares") and evidenced by American Depositary Receipts, or (ii) upon proper election, 2.32 Parent Ordinary Shares (the "Merger Ordinary Shares"), and the surviving corporation will be an indirect wholly-owned subsidiary of Parent.

In connection with rendering our opinion, we have reviewed certain publicly available information concerning the Company and Parent and certain other financial information concerning the Company and Parent, including financial forecasts, that were provided to us by the Company or Parent. We have discussed the past and current business operations, financial condition and prospects of the Company and Parent with certain officers and employees of the Company or Parent. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purpose of this opinion and we have not assumed any responsibility for independent verification of such information. With respect to the financial forecasts, we have been advised by the managements of the Company and Parent that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company or Parent, as the case may be, and we express no opinion with respect to such forecasts or the assumptions on which they are based. We have not assumed any responsibility for any independent evaluation or appraisal of any of the assets (including properties and facilities) or liabilities of the Company.

         SALOMONSMITHBARNEY
---------------------------
A member of citigroup[LOGO]



Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion is, in any event, directed only to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Company Common Stock in connection with the Merger and does not address the Company's underlying business decision to effect the Merger or constitute a recommendation concerning how holders of Company Common Stock should vote with respect to the Agreement or the Merger.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon initial delivery of this fairness opinion and the remainder of which is contingent upon shareholder approval of, and consummation of the Merger. In the ordinary course of business, we and our affiliates may hold or actively trade the securities of the Company and Parent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates have previously rendered certain investment banking and financial advisory services to the Company and Parent for which we have received customary compensation. We and our affiliates (including Citigroup Inc.) may have other business relationships with the Company or Parent in the ordinary course of their businesses.

This opinion is intended solely for the benefit and use of the Board of Directors of the Company in considering the transaction to which it relates and may not be used for any other purpose or reproduced, disseminated, quoted or referred to (other than in the Agreement) at any time, in any manner or for any purpose, nor shall any reference to Salomon Smith Barney be made, in each case without the prior written consent of Salomon Smith Barney.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.


Very truly yours,

/s/ SALOMON SMITH BARNEY, INC.

SALOMON SMITH BARNEY INC.

                                                                         ANNEX D

MORGAN STANLEY

                                                   MORGAN STANLEY & CO.
                                                   LIMITED
                                                   25 CABOT SQUARE
                                                   CANARY WHARF
                                                   LONDON E14 4QA

Board of Directors
Scottish Power plc
1 Atlantic Quay
Glasgow G2 9FP

                                                              6th December, 1998

Members of the Board:

   We understand that Scottish Power plc ("ScottishPower") and PacifiCorp ("PacifiCorp") have resolved to enter into a Merger Agreement dated 6th December, 1998 (the "Merger Agreement"), which provides for the merger (the "Merger") of PacifiCorp with and into a wholly-owned subsidiary of ScottishPower. The Merger is to be implemented through an exchange of shares as a result of which PacifiCorp shareholders will receive for each PacifiCorp share of common stock 2.32 ScottishPower ordinary shares (or 0.58 ScottishPower
ADRs) (the "Exchange Ratio"). The terms of the proposed Merger are more fully set out in the Merger Agreement.

   You have asked for our opinion as to whether the Exchange Ratio is fair from a financial point of view to ScottishPower.

   For the purpose of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other information of ScottishPower and PacifiCorp, respectively;

    (ii) reviewed certain internal financial statements and other financial and operating information concerning ScottishPower and PacifiCorp prepared by the managements of the respective companies;

    (iii) reviewed certain financial projections for ScottishPower and PacifiCorp prepared by the managements of the respective companies;

    (iv) reviewed and discussed with the senior management of ScottishPower the strategic rationale for the Merger and the perceived benefits of the Merger to the shareholders of ScottishPower;

    (v) reviewed the estimates by senior management of ScottishPower of the potential cost savings anticipated to be achieved if the Merger is consummated;

    (vi) discussed with senior executives of ScottishPower and PacifiCorp the past and current operations and the financial conditions and prospects for each of their respective companies;

    (vii) discussed with the management of ScottishPower the results of the due diligence exercise in relation to PacifiCorp conducted by ScottishPower;

    (viii) reviewed certain adjustments to the financial statements and projections of PacifiCorp proposed by the management of ScottishPower, in relation to the reconciliation from US to UK GAAP;

    (ix) compared the financial performance of ScottishPower and recent reported prices for ScottishPower ordinary shares and PacifiCorp common stock with that of certain other comparable publicly traded companies and their securities;

    (x) reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

    (xi) reviewed the likely impact of the Merger on the future earnings per share for ScottishPower shareholders based on the summary financial projections for ScottishPower and PacifiCorp;

    (xii) participated in certain discussions and negotiations among representatives of ScottishPower and PacifiCorp and their advisers;

    (xiii) reviewed the draft Merger Agreement and certain related documents;
  and

    (xiv) performed such other analyses and considered such other factors as we have deemed appropriate.

   We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections and other estimates supplied to us, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of ScottishPower and PacifiCorp.

   In reaching our opinion, we have relied upon, without independent verification, the assessment by the management of the future competitive and regulatory environment, the cost synergies opportunities management have estimated to be achievable and the ScottishPower Board of Directors' commercial assessment of the Merger. We have not made any independent valuation or appraisal of assets or liabilities, nor have we been furnished with any such appraisals. With respect to tax matters and tax structures associated with the transaction, we have relied upon the evaluation of ScottishPower and its legal and accounting advisors. We have assumed (i) that the Merger will be completed on the bases contemplated by the Merger Agreement; and (ii) that the Merger will be accounted for under the acquisition accounting rules under UK GAAP. Our opinion is based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

   We have acted as financial adviser to the Board of Directors of ScottishPower in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Limited and its affiliates have provided financial advisory and financing services to ScottishPower and to PacifiCorp and/or their respective affiliates and have received fees for the rendering of these services.

   It is understood that this letter is for the information of the Board of Directors of ScottishPower only and, except for the inclusion of this letter in its entirety in any circular sent by ScottishPower to its shareholders in connection with the Merger, shall not be referred to or disclosed to any third party or used for any other purpose without our prior written consent. In addition, we express no opinion or recommendation to any shareholder of ScottishPower as to how such shareholder should vote at any shareholder meeting held in connection with the Merger.

   Based on the foregoing, we are of the opinion on the date hereof that the Exchange Ratio is fair from a financial point of view to ScottishPower.

                     Very truly yours,

                     Morgan Stanley & Co. Limited

       /s/ John J. Studzinski                      /s/ Daniel B. More
By: _________________________________     By: _________________________________
         John J. Studzinski                          Daniel B. More
          Managing Director                         Managing Director

                                                                         ANNEX E

                               DISSENTERS' RIGHTS

                (Right to Dissent and Obtain Payment for Shares)

  60.551 Definitions for 60.551 to 60.594. As used in OBCA 60.551 to 60.594:

    (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

    (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under ORS 60.554 and who exercises that right when and in the manner required by ORS 60.561 to 60.587.

    (4) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

    (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

    (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    (7) "Shareholder" means the record shareholder or the beneficial shareholder.

   60.554 Right to dissent. (1) Subject to subsection (2) of this section, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate acts:

    (a) Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by ORS 60.487 or the articles of incorporation and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary that is merged with its parent under OBCA 60.491;

    (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

    (c) Consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

    (d) An amendment of the articles of incorporation that materially and adversely affect rights in respect of a dissenter's shares because it:

      (A) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; or

      (B) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under OBCA 60.141; or

    (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

  (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under OBCA 60.551 to 60.594 may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

  (3) Dissenters' rights shall not apply to the holders of shares of any class or series if the shares of the class or series were registered on a national securities exchange or prices were quoted on the National Association of Securities Dealers, Inc. Automated Quotation System as a National Market System issue on the date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which the amendment to the articles of incorporation, plan of merger, exchange or proposed sale or exchange of property and assets is to be acted upon unless the articles of incorporation of the corporation shall otherwise provide.

  60.557 Dissent by nominees and beneficial owners. (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares regarding which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

  (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

    (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

    (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

                       (Procedure for Exercise of Rights)

  60.561 Notice of dissenters' rights. (1) If proposed corporate action creating dissenters' rights under OBCA 60.554 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under OBCA 60.551 to 60.594 and be accompanied by a copy of OBCA 60.551 to 60.594.

  (2) If corporate action creating dissenters' rights under OBCA 60.554 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send the shareholders entitled to assert dissenters' rights the dissenters' notice described in OBCA 60.567.

  60.564 Notice of intent to demand payment. (1) If proposed corporate action creating dissenters' rights under OBCA 60.554 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated and shall not vote such shares in favor of the proposed action.

  (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

  60.567 Dissenters' notice. (1) If proposed corporate action creating dissenters' rights under OBCA 60.554 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of OBCA 60.564.

  (2) The dissenters' notice shall be sent no later than 10 days after the corporate action was taken, and shall:

    (a) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

    (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    (c) Supply a form for demanding payment that includes the date of the first announcement of the terms of the proposed corporate action to news media or to shareholders and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

    (d) Set a date by which the corporation must receive the payment demand. This date may not be fewer than 30 nor more than 60 days after the date the subsection (1) of this section notice is delivered; and

     (e) Be accompanied by a copy of OBCA 60.551 to 60.594.

  60.571 Duty to demand payment. (1) A shareholder sent a dissenters' notice described in OBCA 60.567 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to OBCA 60.567(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

  (2) The shareholder who demands payment and deposits the shareholder's shares under subsection (1) of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

  (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

  60.574 Share restrictions. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under OBCA 60.581.

  (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

  60.577 Payment. (1) Except as provided in OBCA 60.584, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with OBCA 60.571, the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

  (2) The payment must be accompanied by:

    (a) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year and the latest available interim financial statements, if any;

    (b) A statement of the corporation's estimate of the fair value of the shares;

    (c) An explanation of how the interest was calculated;

    (d) A statement of the dissenter's right to demand payment under OBCA 60.587; and

    (e) A copy of OBCA 60.551 to 60.594.

  60.581 Failure to take action. (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

  (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under OBCA 60.567 and repeat the payment demand procedure.

  60.584 After-acquired shares. (1) A corporation may elect to withhold payment required by OBCA 60.577 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

  (2) To the extent the corporation elects to withhold payment under subsection
(1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of such demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under OBCA 60.587.

  60.587 Procedure if shareholder dissatisfied with payment or offer. (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under OBCA 60.577 or reject the corporation's offer under OBCA 60.584 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

    (a) The dissenter believes that the amount paid under OBCA 60.577 or offered under OBCA 60.584 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

    (b) The corporation fails to make payment under OBCA 60.577 within 60 days after the date set for demanding payment; or

    (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

  (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within 30 days after the corporation made or offered payment for the dissenter's shares.

                         (Judicial Appraisal of Shares)

  60.591 Court action. (1) If a demand for payment under OBCA 60.587 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand under OBCA 60.587 and petition the court under subsection (2) of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period it shall pay each dissenter whose demand remains unsettled the amount demanded.

  (2) The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office is located, or if the principal office is not in this state, where the corporation's registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

  (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

  (4) The jurisdiction of the circuit court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the court order appointing them, or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

  (5) Each dissenter made a party to the proceeding is entitled to judgment for:

    (a) The amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or

     (b) The fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under OBCA 60.584.

  60.594 Court costs and counsel fees. (1) The court in an appraisal proceeding commenced under OBCA 60.591 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under OBCA 60.587.

  (2) The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts the court finds equitable:

    (a) Against the corporation and in favor or any or all dissenters if the court finds the corporation did not substantially comply with the requirements of OBCA 60.561 to 60.587; or

    (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

  (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amount awarded the dissenters who were benefited.

                                                                         ANNEX F

This document comprises summary listing particulars. These summary listing particulars have been extracted from the full listing particulars relating to New ScottishPower which have been prepared in accordance with the Listing Rules made under section 142 of the Financial Services Act 1986.

A copy of the full listing particulars dated and published on 6 May 1999, from which these summary listing particulars have been extracted, has been delivered for registration to the Registrar of Companies in Scotland in accordance with section 149 of that Act. The full listing particulars alone contain full details relating to New ScottishPower and the New Shares to be issued in connection with the Merger and the Scheme. Copies of the full listing particulars are available for collection during business hours from the Company Secretary, New Scottish Power plc, 1 Atlantic Quay, Glasgow G2 8SP, Scotland during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) from 6 May 1999 to the Merger Date free of charge. The full listing particulars may be inspected at the offices of Freshfields at 65 Fleet Street, London EC4Y 1HS, England and at the Company Announcement Office.

The Directors are satisfied that these Summary Listing Particulars contain a fair summary of the key information set out in the full listing particulars.

Application has been made to the London Stock Exchange for the New Shares to be admitted to the Official List. It is expected that admission will become effective and dealings will commence in respect of the New Shares to be issued pursuant to the Scheme at 9.00 a.m. on the Scheme Date and that admission will become effective and dealings will commence in the New Shares to be issued pursuant to the Merger at 9.00 a.m. on the Merger Date. Application has been made to list the New ADSs to be issued pursuant to the Scheme and the Merger on the NYSE under the symbol "SPI", the symbol currently used for the ScottishPower ADSs.

All statements relating to the business, financial position and prospects of New ScottishPower, ScottishPower and PacifiCorp should be viewed in light of the Year 2000 compliance issues which are set out in Parts II and III of this document.

-------------------------------------------------------------------------------

[LOGO]      New Scottish Power plc
            to be renamed Scottish Power plc
            (incorporated and registered in Scotland with registered no.
            SC193794)

Summary Listing Particulars
relating to the admission to the Official List of up to 2,156,000,000 New Shares in New Scottish Power plc and the proposed Merger with PacifiCorp

Sponsored by Morgan Stanley & Co. Limited

-------------------------------------------------------------------------------

New Scottish Power plc and Scottish Power plc have been advised that the New Shares to be issued under the Scheme are exempt from the registration requirements of the US Securities Act of 1933, as amended, by virtue of section 3(a)(10) thereof and, as a consequence, the New Shares to be issued pursuant to the Scheme have not been registered under that Act.

The issue of these summary listing particulars has been authorised by the London Stock Exchange without approval of their contents.

Morgan Stanley & Co. Limited, which is regulated by The Securities and Futures Authority Limited, is acting for New Scottish Power plc and Scottish Power plc and no one else in connection with the Scheme and the Merger and the proposed listing of the New Shares on the London Stock Exchange and will not be responsible to anyone other than New Scottish Power plc and Scottish Power plc for providing the protections afforded to customers of Morgan Stanley & Co. Limited or for giving advice in relation to the Scheme, the Merger or the proposed listing.

New ScottishPower Summary Listing Particulars


Contents
Clause                                                                  Page

--------------------------------------------------------------------------------

Part I  Scheme of arrangement and recommended Merger of ScottishPower and
 PacifiCorp                                                                4

--------------------------------------------------------------------------------

1.Introduction                                                4
2.Principal features of the Scheme                            4
3.Reasons for the Scheme                                      5
4.Principal features of the Merger                            5
5.Reasons for and benefits of the Merger                      7
6.PacifiCorp's business and revised strategy                  8
7.The Combined Group board and headquarters                   8
8.Forthcoming dividends and future policy                     8
9.Share buy-back                                              9
10.Current trading                                            9
11.UK regulatory reviews                                      9
12.Accounting treatment and reporting                         9
13.Stamp duty reserve tax                                     9
14.Merger EGM, Court Meeting, Scheme EGM and Class Meeting    9
15.Forward looking statements and general                    10
Part II  Information relating to ScottishPower               11

--------------------------------------------------------------------------------

A.ScottishPower and its activities                            11
1.Energy businesses                                           11
2.Energy supply                                               13
3.Southern Water                                              14
4.Telecommunications                                          15
5.Specialist businesses                                       16
6.Customer services                                           16
7.Certain statements relating to ScottishPower's earnings     17
8.Year 2000 compliance                                        17
9.EMU preparation                                             18
B.Summary financial information for New ScottishPower         19
C.Summary financial information for the ScottishPower Group   19
1.Nature of financial information                             19
2.Summary financial information for ScottishPower             20
Part III  Information relating to PacifiCorp                  24

--------------------------------------------------------------------------------

A.PacifiCorp and its activities                                              24
1.Background                                                                 24
2.Revised strategy                                                           24
3.US electricity operations                                                  26
4.Powercor                                                                   28
5.Other operations                                                           29
6.Certain statements made by PacifiCorp                                      29
7.Year 2000 compliance                                                       29
B.Summary financial information for PacifiCorp                               31
1.Nature of financial information                                            31
2.Summary financial information for PacifiCorp                               31
3.Summary of differences between US GAAP and UK GAAP and unaudited summary
 statement of PacifiCorp's financial information under UK GAAP               36
Part IV  Pro forma statement of net assets, indebtedness and working capital 38

--------------------------------------------------------------------------------

A.Pro forma statement of net assets       38
B.Indebtedness of the Combined Group      39
C.Working capital of the Combined Group   39

                                   New ScottishPower Summary Listing Particulars

Clause                                                                                                                    Page
--------------------------------------------------------------------------------
Part VFurther details of the Merger                                                                                         40
--------------------------------------------------------------------------------
A.Summary terms of the Merger                                                                                               40
1.Introduction                                                                                                              40
2.Terms                                                                                                                     40
3.Shareholder approval and other conditions                                                                                 40
4.Certain representations, warranties and covenants                                                                         41
5.Directors and management of the Combined Group                                                                            42
6.Termination of the Merger Agreement                                                                                       42
7.Termination payments                                                                                                      43
B.Factors considered by ScottishPower in assessing the Merger                                                               44
Part VIRegulatory aspects of the Merger, certain regulatory reviews                                                         46
 and environmental matters
--------------------------------------------------------------------------------
A.Regulatory aspects of the Merger                                                                                          46
1.UK approvals                                                                                                              46
2.US and Australian approvals                                                                                               46
3.General                                                                                                                   48
B.Certain regulatory reviews                                                                                                49
1.    ScottishPower                                                                                                         49
2.    PacifiCorp                                                                                                            51
C.Environmental matters                                                                                                     52
1.    ScottishPower                                                                                                         52
2.    PacifiCorp                                                                                                            52
Part VIIAdditional information                                                                                              53
--------------------------------------------------------------------------------
1.Responsibility                                                                                                            53
2.Incorporation and activity                                                                                                53
3.Share capital of New ScottishPower                                                                                        53
4.    Limitations on shareholdings, summary of principal differences between                                                55
      the New ScottishPower Articles and the ScottishPower Articles and future proposals
5.PacifiCorp share capital                                                                                                  57
6.Directors of New ScottishPower                                                                                            60
7.Directors' and other interests in ScottishPower and New ScottishPower                                                     60
8.ScottishPower employee share schemes                                                                                      64
9.Effect of the Scheme on the ScottishPower Share Schemes                                                                   65
10.New ScottishPower Employee Share Schemes                                                                                 65
11.Certain interests of directors and Executives of PacifiCorp relating to the Merger                                       65
12.Principal investments                                                                                                    69
13.Material contracts                                                                                                       70
14.Litigation                                                                                                               72
15.Significant change                                                                                                       73
16.General                                                                                                                  73
17.Documents available for inspection                                                                                       74
Definitions                                                                                                                 75

--------------------------------------------------------------------------------

New ScottishPower Summary Listing Particulars
Part I
Scheme of arrangement and recommended Merger of ScottishPower and PacifiCorp
1. Introduction
On 7 December 1998, the boards of ScottishPower and PacifiCorp announced that they had reached agreement on the proposed merger of their two companies.

The Merger is subject to a number of conditions, including its approval by both the ScottishPower Shareholders and the PacifiCorp Shareholders. The Merger is also conditional on a number of regulatory, tax and other consents and confirmations in the US and the UK. The boards of ScottishPower and PacifiCorp have each recommended their respective shareholders to vote in favour of the Merger. The Merger is expected to be completed later this year.

ScottishPower also announced on 25 February 1999 its intention to recommend to ScottishPower Shareholders a proposal to introduce a new holding company for the ScottishPower Group, New ScottishPower (to be renamed Scottish Power plc upon the Scheme becoming effective), by way of a court sanctioned scheme of arrangement. The Scheme will result in holders of ScottishPower Shares holding the same number of shares having the same economic and voting rights in New ScottishPower as they hold in ScottishPower. These proposals are contained in the Scheme Circular. The Merger is not conditional upon the Scheme becoming effective nor is the Scheme conditional upon the Merger becoming effective.

2. Principal features of the Scheme

Structure
Under the Scheme, all the ScottishPower Shares in issue as at 5:30 p.m. on the Scheme Record Date (the "Scheme Shares") and the ScottishPower Special Share will be cancelled on the Scheme Date (which is expected to be on 30 July
1999). In consideration of the cancellation, Scheme Shareholders will receive in respect of any Scheme Shares held as at 5.30 p.m. on the Record Date:

    For each Scheme Share cancelled          One New Share

The rights attaching to the New Shares are substantially the same as those attaching to the existing ScottishPower Shares. A summary of the principal differences from the rights of the existing ScottishPower Shares are set out in paragraph 4 of Part VII of this document.

Following the Scheme becoming effective, holders of ScottishPower ADSs will, in respect of any ScottishPower ADSs held as at 5.30 p.m. (New York time) on the Record Date, instead hold:

    For each ScottishPower ADS               One New ADS (representing
    cancelled (representing                  the right to receive four
    the right to receive four                New Shares)
    ScottishPower Shares)

The Special Shareholder will have issued to him the New ScottishPower Special Share which will confer the same rights in relation to New ScottishPower as the existing ScottishPower Special Share confers in relation to ScottishPower together with additional consent rights.

Following the cancellation of the Scheme Shares and the ScottishPower Special Share, new ScottishPower Shares will be issued to New ScottishPower which will, as a result, become the holding company of ScottishPower and the Group.

Effect of the Scheme
The effect of the Scheme will be that Scheme Shareholders will have their respective interests in ScottishPower replaced by equivalent proportionate interests in New ScottishPower (of which ScottishPower will be a direct subsidiary) and, subject to the effect of the exercise of options to subscribe ScottishPower Shares granted under the ScottishPower Share Option Schemes and the Southern Water Sharesave Scheme, their proportionate interests in the profits, net assets and dividends of the Group will not be affected.

Conditions to the Scheme becoming effective
A Scheme Circular has been sent to ScottishPower Shareholders which gives full details of the Scheme and the action to be taken by them. The Scheme Circular also contains Notices of the Court Meeting, the Scheme EGM and the Class Meeting which are being held to obtain the necessary shareholder approvals to implement the Scheme.

                                  New ScottishPower Summary Listing Particulars

The Scheme will not become effective and binding unless:

  . it is approved by a simple majority in number of those ScottishPower Shareholders present and voting (either in person or by proxy) at the Court Meeting representing not less than 75% of the number of the ScottishPower Shares held by such ScottishPower Shareholders;

  . the resolution numbered 1 set out in the Notice of Scheme EGM to approve the Scheme, the cancellation of the ScottishPower Shares and issue of new ScottishPower Shares and certain amendments to the ScottishPower Articles is passed as a special resolution;

  . the resolution set out in the Notice of Class Meeting to approve the reduction of capital of ScottishPower pursuant to the Scheme and any variation to the rights of the ScottishPower Shareholders which may occur (or be deemed to occur) as a result of such reduction of capital or otherwise as a result of the Scheme is passed as an extraordinary resolution;

  .  the consent in writing of the Special Shareholder is obtained;

  . it is sanctioned by the Court and the Court confirms the reduction of capital which occurs as a result of the cancellation of ScottishPower Shares and the ScottishPower Special Share as part of the Scheme; and

  . a copy of the order of the Court sanctioning the Scheme and confirming the reduction of ScottishPower's capital has been delivered to the registrar of companies in Scotland.

In addition, the Directors will not take the necessary steps to enable the Scheme to become effective unless, at the relevant time, they consider that it continues to be in ScottishPower's best interests and the following conditions have been satisfied or waived:

  .  various regulatory approvals or confirmations being given;

  . various tax clearances and confirmations being obtained from the Inland Revenue;

  . the London Stock Exchange agreeing to admit the New Shares issued and to be issued in connection with the Scheme to the Official List (subject only to allotment) and its agreement not being withdrawn prior to the Scheme Date; and

  . the NYSE indicating on satisfactory terms that it intends to authorise the listing of the New ADSs.

If the Scheme is sanctioned by the Court and the conditions to the Scheme are satisfied or waived, it is expected to become effective and dealings in the New Shares to be issued pursuant to the Scheme are expected to commence on 30 July 1999. If the Scheme has not become effective by 30 June 2000 (or such later date as the Court may allow), it will lapse, in which event the Special Shareholder will remain the holder of the ScottishPower Special Share, ScottishPower Shareholders will remain holders of ScottishPower Shares, ScottishPower Shares will continue to be listed on the London Stock Exchange and the ScottishPower ADSs will continue to be listed on the NYSE.

3. Reasons for the Scheme
The Directors have decided that the Group would be more effective if it were structured with a holding company which does not have any operating activities. In particular, this will facilitate:

  .  a clearer demarcation between certain of the Group's activities; and

  .  the financial independence of different operating areas of the Group.

It is also anticipated that the creation of a new holding company for the Group will assist the regulatory review process of the Merger in the UK and in the US.

4. Principal features of the Merger

Structure
The Merger is to be effected by a statutory merger under Oregon law whereby MergerSub, which will be a new wholly owned indirect US subsidiary of New ScottishPower, will be merged with and into PacifiCorp and PacifiCorp will become a wholly owned indirect subsidiary of New ScottishPower in accordance with the terms of the Merger Agreement.

New ScottishPower Summary Listing Particulars

Merger terms
Under the terms of the Merger, PacifiCorp Common Shareholders (other than New ScottishPower or any subsidiary of New ScottishPower or PacifiCorp) will be entitled to receive New ADSs or New Shares on the following basis.

    For each share of                        0.58 New ADSs (each New ADS
    PacifiCorp Common Stock                  represents four New Shares) or
                                             2.32 New Shares

The New ADSs will be listed on the NYSE and the New Shares will be listed on the London Stock Exchange.

PacifiCorp Common Shareholders who would otherwise have been entitled to receive a fraction of a New ADS or a New Share will receive a cash payment instead, determined by reference to the price of a ScottishPower ADS or a ScottishPower Share (as the case may be) on the last day of trading immediately preceding the Merger Date.

Upon the Merger becoming effective, all options to acquire PacifiCorp Common Stock (other than options granted on 9 February 1999) under the PacifiCorp Stock Incentive Plan which are not yet exercisable will become exercisable and all unexercised options (including those granted on 9 February 1999) will convert into options to acquire New ADSs or New Shares (as the case may be) after adjustment to take account of the Exchange Ratio. Based on PacifiCorp options granted as at 27 April 1999 (being the latest practicable date prior to the publication of this document), this will result in a maximum of approximately 14 million New Shares being placed under option. All unvested awards of restricted PacifiCorp Common Stock granted under the PacifiCorp Stock Plans will be converted into awards of New ADSs or New Shares, as the case may be, and all such unvested awards (other than awards granted on 9 February 1999 and all awards granted under the PacifiCorp Non-Employee Directors Stock Compensation Plan) will become fully vested and free of restrictions. As at 27 April 1999 (being the latest practicable date prior to the publication of this document) not more than 6,080,085 unissued shares of PacifiCorp Common Stock are the subject of such vested and unvested options and there were not more than 233,918 existing shares of restricted PacifiCorp Common Stock. PacifiCorp may grant further options to acquire shares of PacifiCorp Common Stock or restricted shares of PacifiCorp Common Stock in the ordinary course in the period prior to the Merger Date. Further details of these arrangements are set out in paragraph 11 of Part VII.

The PacifiCorp Preferred Stock will remain outstanding following the Merger Date and will not be acquired or cancelled as part of the Merger. However, the Merger Agreement requires PacifiCorp to redeem three series of its No Par Serial Preferred Stock prior to the Merger Date. Further details of the PacifiCorp Preferred Stock are set out in paragraph 5 of Part VII.

The Merger values the PacifiCorp Common Stock at approximately (Pounds)3.64 billion and each PacifiCorp Share at $19.37 ((Pounds)12.01) based on the middle market quotation for a ScottishPower Share as quoted in the Daily Official List, and on the fully diluted issued share capital of PacifiCorp, on 27 April 1999 (being the latest practicable date prior to the publication of this document).

A description of the principal terms of the Merger is set out in Section A of
Part V.

Shareholder approval and other conditions
The Merger is subject to shareholder approvals and a number of regulatory and other conditions. Subject to obtaining these consents and clearances and shareholder approvals, the Merger is expected to be completed later this year. The Merger is not conditional on the Scheme becoming effective. If ScottishPower gives notice to PacifiCorp that the Scheme will not proceed, the Merger will proceed on the basis described above but with ScottishPower substituted for New ScottishPower.

Termination rights
Either ScottishPower (or, following the Scheme Date, New ScottishPower) or PacifiCorp can terminate the Merger Agreement in the circumstances set out in paragraph 6 of Section A of Part V.

The Merger Agreement requires that PacifiCorp pay a termination fee of US$250 million to ScottishPower (or, following the Scheme Date, to New ScottishPower) if the Merger Agreement is terminated under certain circumstances following a bona fide proposal or attempt by a third party to acquire PacifiCorp. The Merger Agreement requires ScottishPower (or, following the Scheme Date, New ScottishPower) to pay a termination fee of US$250 million to PacifiCorp if PacifiCorp terminates the

                                  New ScottishPower Summary Listing Particulars
Merger Agreement following a change in control (other than pursuant to the Scheme) of ScottishPower (or, following the Scheme Date, of New
ScottishPower). In addition, the Merger Agreement requires a party to pay a termination fee of US$10 million if, under certain circumstances, its shareholder approval is not obtained and the other party's shareholder approval is obtained. Further details of these termination payments are set out in paragraph 7 of Section A of Part V.

5. Reasons for and benefits of the Merger
The Merger will create an international utility company with significant energy businesses in the UK and the US and approximately seven million customers. The Directors believe that significant benefits will be derived from the Merger and that the Combined Group will be more operationally efficient and stronger financially than either ScottishPower or PacifiCorp would be on its own. The Merger is expected to enhance New ScottishPower's earnings per share, before goodwill amortisation, from the first full year after completion of the Merger compared to the Directors' present expectations for the existing ScottishPower Group. The Merger represents a major step in ScottishPower's stated strategy of achieving growth and creating value for shareholders by utilising its core skills in the US.

ScottishPower has carried out detailed analyses of the US market and possible combination partners. The Directors believe that PacifiCorp is an excellent partner, in that it combines:

  . a sound business, good quality assets and an extensive customer base in a region of the US benefiting from good economic growth;

  .  substantial scope for improved performance and efficiency;

  .  experienced operational management; and

  .  low cost coal resources and generation plant.

ScottishPower has a proven track record of delivering value to shareholders through improving operating efficiencies and integrating acquisitions. Since privatisation in 1991, ScottishPower has demonstrated its ability to reduce operating costs within its core operations whilst improving standards of customer service. ScottishPower has successfully completed and integrated two substantial acquisitions in the UK, Manweb and Southern Water. ScottishPower achieved benefits for shareholders beyond its initial expectations, by implementing cost savings and disposing of non-core operations, while simultaneously improving customer service.

The Combined Group will focus on accelerating PacifiCorp's strategy to improve the performance of its western US electricity business. ScottishPower and PacifiCorp believe that the application of best practices of the two companies will reduce costs and increase operating efficiencies with the goal of enhancing shareholder value. Although it is difficult to predict the source of cost savings, the Directors expect most, if not all, of the anticipated cost savings to come from the application of best practices in operational and overhead areas rather than through elimination of costs duplicated between ScottishPower and PacifiCorp. The Board believes that this will enable PacifiCorp, which has recently suffered from a period of financial under-performance, to achieve more quickly its stated aim of earning the authorised regulatory rate of return in each US state in which it conducts business and will bring PacifiCorp's non-generation costs per customer in the US in line with some of the most efficient comparable utilities, based on comparisons drawn from information filed with FERC.

To assist the delivery of these improvements, the Directors intend to transfer a number of senior managers with integration experience into PacifiCorp. Some PacifiCorp managers will also be transferred into ScottishPower's UK operations to gain experience of ScottishPower's working practices.

The Merger should enable ScottishPower to apply its proven utility management skills to PacifiCorp. The Directors believe that these skills, developed in the competitive UK market, will assist PacifiCorp as competition is introduced into the US generation and supply businesses.

The Directors also intend to enhance significantly the performance and service standards of PacifiCorp, and to increase the range of energy services offered to PacifiCorp customers, by investing in PacifiCorp's existing US businesses and by applying the best practices drawn from both ScottishPower and PacifiCorp. ScottishPower and PacifiCorp share a common commitment to high standards of customer service, to the environment and to the communities they serve.

New ScottishPower Summary Listing Particulars

Further information on the Merger is set out in Parts V and VI. A description of the principal terms of the Merger Agreement and of the conditions of the Merger is set out in Section A of Part V. Details of the regulatory approvals required for the Merger are set out in Section A of Part VI.

6. PacifiCorp's business and revised strategy
PacifiCorp is one of the largest publicly held electricity utilities in the United States. PacifiCorp's principal activities are electricity generation and sales to domestic, industrial, agricultural and commercial end-users (the "retail" business) and to distribution companies, other generators and power marketers for on-sale (the "wholesale" business) in the United States. PacifiCorp also has significant electricity operations in Victoria, Australia. Further information on PacifiCorp is set out in Part III and also in Parts IV, VI and VII. PacifiCorp adopted a revised strategy in 1998, which the Board supports.

7. The Combined Group board and headquarters
ScottishPower's senior management will remain in place in the Combined Group following the Merger. The ScottishPower Group will continue to be headquartered in Glasgow, with its principal US office in Portland, Oregon. The boards of ScottishPower and New ScottishPower are the same and will not be changed as a result of the Scheme becoming effective.

It was announced on 27 January 1999 that Murray Stuart has postponed his retirement and will continue as Chairman of ScottishPower while the Merger with PacifiCorp is being completed. Ian Robinson will continue as Chief Executive and Ian Russell as Deputy Chief Executive and Finance Director. The appointment of Alan Richardson as Executive Director with responsibility for managing all US aspects of the Merger was also announced with effect from 1 April 1999. He will take up the role of Chief Executive Officer of PacifiCorp on completion of the Merger. Also with effect from 1 April 1999, Charles Berry was appointed as Executive Director with responsibility for the Group's energy supply and retail businesses. On 27 January 1999 Ken Vowles was given additional executive responsibility and was appointed Executive Director UK Power Operations. Sir Ronald Garrick's resignation as a non-executive Director was announced on 26 April 1999 and took effect on 30 April 1999. Duncan Whyte will leave the ScottishPower Group on 31 May 1999 to become the Chief Executive of The Weir Group plc.

It is proposed that Keith McKennon, currently Chairman, Chief Executive Officer and President of PacifiCorp, will join the New ScottishPower board as Deputy Chairman, together with Nolan Karras and Robert Miller, two non-executive directors from PacifiCorp, in each case with effect from the Merger Date.

In his role as the new Chief Executive Officer of PacifiCorp, Alan Richardson will work closely with Richard O'Brien, the Chief Operating Officer of PacifiCorp, who will continue in that role and also become President of PacifiCorp. The PacifiCorp board of directors will be reconstituted as an executive-only board, chaired by Ian Robinson, with executives from New ScottishPower having the majority of seats. A PacifiCorp advisory board will be established, the function of which will be to advise the PacifiCorp board with respect to general business strategy, opportunities and activities in PacifiCorp's market area and customer relationships.

An Interim Joint Executive Committee, jointly chaired by Ian Robinson and Keith McKennon, has been established to coordinate the transition in the period up to the Merger Date.

8. Forthcoming dividends and future policy
Following completion of the Merger, New ScottishPower intends to move to quarterly reporting and payment of quarterly dividends. It is expected that a dividend will be paid in February, May, August and November of each year, which is consistent with the current timing of PacifiCorp's dividend payments. To facilitate this change, the New ScottishPower Articles permit the Board to declare interim dividends and final dividends (see paragraph 4 of Part VII).

New ScottishPower is committed to ScottishPower's stated aim of achieving 7% to 8% real dividend growth per annum until at least the UK regulatory reviews which take effect in the year 2000, whilst maintaining a prudent level of dividend cover. It is New ScottishPower's current aim to deliver real dividend growth thereafter and this will be re-examined once the outcome of these regulatory reviews is known.

PacifiCorp Common Shareholders will receive PacifiCorp dividends in respect of the period of time up to the Merger Date, and will not receive dividends from New ScottishPower in respect of such period of time even if such dividends are payable after the Merger Date.

8
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                                  New ScottishPower Summary Listing Particulars

9. Share buy-back
The Directors intend to implement a share buy-back programme of up to (Pounds)500 million following approval of the Merger by both ScottishPower Shareholders and PacifiCorp Shareholders but prior to the Merger Date. This is intended to achieve further financial efficiency, with an expected net interest cover of approximately three times, whilst targeting an "A" credit rating. It is anticipated that the buy-back will be undertaken through on-market purchases.

10. Current trading
On 6 May 1999, ScottishPower announced its preliminary results for the year ended 31 March 1999. These results represented a satisfactory financial performance from the Group and reflected ScottishPower's focus on investing to grow the business. On 30 March 1999, PacifiCorp announced its results for the year to 31 December 1998, which were in line with ScottishPower's expectations.

Trading for the first month of ScottishPower's 1999/2000 financial year has also been satisfactory. The Directors intend to continue to invest to develop the UK business, through winning further gas and electricity customers, investing in new generation and infrastructure assets and building ScottishTelecom, thereby delivering long term value to shareholders.

Looking ahead into the new millennium, regulation will continue to have a significant bearing on the profitability and investment capability of the ScottishPower Group. Notwithstanding the Group's success to date in reducing costs and improving efficiency, regulatory factors may have a greater influence than previously.

The Merger should, when completed, create one of the largest international utility companies and open up more growth opportunities for the Combined Group. The Merger is expected to be earnings enhancing from the first full year, before goodwill amortisation, compared to the Director's present expectations for the existing ScottishPower Group.

11. UK regulatory reviews
Looking ahead it is expected that regulation will continue to have a material bearing on the profitability and investment capability of the Group. The Group's regulated monopoly businesses comprise electricity transmission and distribution in ScottishPower and electricity distribution in Manweb (together representing 44% of the Group's 1999 operating profits) and the water supply and wastewater business in Southern Water (representing 33% of the Group's 1999 operating profits). The regulatory price controls relating to these areas of the Group's business for the five year period commencing 1 April 2000 are currently being reviewed, and reviews are also taking place in relation to supply and generation. The Board believes that the Group has high standards of operation and customer service. Nevertheless, the Board is unable to judge accurately the outcome of these reviews and there can be no assurance that they will not materially affect Group profits. It is expected that final proposals resulting from these reviews will be known by November 1999. Further discussion of regulatory matters is set out in Part VI.

12. Accounting treatment and reporting
The Scheme will be accounted for using the merger method of accounting in the UK. The Merger will be accounted for using the acquisition method of accounting in the UK and the purchase method of accounting in the US.

13. Stamp duty reserve tax
Stamp duty reserve tax of an amount equal to 1.5% of the issue price of New Shares issued in the Merger in the form of New ADSs will be payable. Based on the market price for the ScottishPower Shares on 27 April 1999 (being the latest practicable date prior to the publication of this document), and on the assumption that all New Shares issued in the Merger are issued in the form of New ADSs, stamp duty reserve tax of approximately (Pounds)54.64 million would be payable. Any such tax will be paid by PacifiCorp. No stamp duty or stamp duty reserve tax is expected to be payable in connection with the implementation of the Scheme.

14.  Merger EGM, Court Meeting, Scheme EGM and Class Meeting
The Merger EGM, Court Meeting, Scheme EGM and Class Meeting have been convened for 15 June 1999, starting at 10.00 a.m.

                                                                              9
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New ScottishPower Summary Listing Particulars

15. Forward looking statements and general
Certain statements contained in this document, particularly those regarding the possible or assumed future performance, costs, dividends, results of operations, reserves and growth of ScottishPower, New ScottishPower and PacifiCorp, as well as statements preceded by, followed by or that include the words "believes", "expects", "estimates", "anticipates" or similar expressions, are or may be considered to be forward-looking statements that involve risks and uncertainties. It should be understood that a variety of factors, including the specific factors identified in the discussions accompanying such forward-looking statements, future levels of industry generation and supply, demand and pricing, political stability and economic growth in the relevant areas in which the Group has operations, the ability of ScottishPower and PacifiCorp to integrate their businesses successfully following the Merger, development and use of technology, the actions of competitors, natural disasters and other changes to business conditions and other factors discussed elsewhere in this document, could affect the future results of ScottishPower, New ScottishPower and PacifiCorp and could cause those results to differ materially from those expressed in any forward-looking statements.

ScottishPower Shareholders should read the whole document and not just rely on key or summarised information.

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                                  New ScottishPower Summary Listing Particulars

Part II
Information relating to ScottishPower
A. ScottishPower and its activities
The ScottishPower Group is a leading multi-utility business in the UK serving approximately five and a half million homes across Scotland, England and Wales. The Group's activities span the generation, transmission, distribution and supply of electricity, gas supply, water supply and wastewater services, telecommunications, retailing of electrical appliances, technology and contracting services. The ScottishPower Group, which has its headquarters in Glasgow, is one of the largest industrial groups in the UK.

In the audited financial statements for the year ended 31 March 1999, ScottishPower reported a consolidated profit before tax of (Pounds)644 million (1998: (Pounds)640 million; 1997: (Pounds)558 million) on turnover of (Pounds)3,242 million (1998: (Pounds)3,128 million; 1997: (Pounds)2,941 million). Earnings per share were 42.52p (1998: 41.28p; 1997: 38.11p) before windfall tax and goodwill amortisation, and 42.42p (1998: 14.41p; 1997:
38.11p) after windfall tax and goodwill amortisation. The net dividends per share amounted to 22.50p (1998: 20.40p; 1997: 18.50p) for the year.

ScottishPower employed an average of 15,196 personnel (stated on a full-time equivalent basis) in the year ended 31 March 1999 compared with an average of 14,657 in the year ended 31 March 1997 and an average of 14,356 in the year ended 31 March 1998. As at 31 March 1999, 3,588 were employed in the energy businesses, 1,388 in energy supply, 2,201 in Manweb, 2,383 in telecommunications, 2,262 in Southern Water and 4,210 in the specialist businesses (including corporate functions).

Tighter regulation and increased competition has driven change across each of the sectors in which ScottishPower operates. ScottishPower has responded by continuing to improve the cost performance and efficiency of its businesses.

ScottishPower's major businesses are described in paragraphs 1 to 4 below:

1. Energy businesses

Generation
The generation business involves the generation of electricity in ScottishPower's own plants and the purchase of external supplies of energy for sale to the electricity supply businesses of ScottishPower, other supply businesses in Scotland and to the wholesale market in England and Wales via the Anglo-Scottish Interconnector described below. ScottishPower's owned generation capacity comprises coal, gas, hydro and wind power. ScottishPower owns and operates power stations with a net output capacity of more than 4,000 MW. Further capacity of over 2,800 MW is available to ScottishPower under contract from nuclear, gas and hydro-electric stations operated by other companies. As ScottishPower produces electricity at a cost that is below the price at which the wholesale electricity trading market in England and Wales (the "Pool") purchases electricity, ScottishPower is currently able to take advantage of the prices at which electricity is purchased and sold through the Pool.

ScottishPower's three largest power stations are Longannet (2,304 MW coal-fired), Cockenzie (1,152 MW coal-fired) and Cruachan (400 MW pumped storage). Construction of a 400 MW Combined Cycle Gas Turbine station near Brighton has commenced, and commercial operation is planned for winter 2000. The project is a joint venture, in which ScottishPower has a 50% economic and voting interest, with CSW International Inc., the US parent company of SEEBOARD.

ScottishPower is contracted to take 74.9% of the output from two power stations, Hunterston "B" and Torness, which are owned by British Energy (UK) Limited, a subsidiary of British Energy plc. This contract terminates in 2005. There are also agreements in place with Scottish and Southern Energy plc ("Scottish and Southern") whereby ScottishPower has a right to 50% of the capacity of Scottish of Southern's Peterhead power station and up to 200MW of Scottish and Southern's conventional hydro generating capacity. Scottish and Southern has access to up to 576 MW of ScottishPower's coal-fired generating capacity. These contracts account for half of ScottishPower's overall generation requirements.

In light of the new competitive environment, the generation business has been restructured in order to focus effectively on its key activities in fossil-fuel fired, gas and renewable energy sources.

The focus of the generation business continues to be to reduce costs, improve efficiency and enhance environmental performance. Investment is being made in ScottishPower's Longannet and Cockenzie

                                                                             11
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New ScottishPower Summary Listing Particulars
power stations and a major new cost savings initiative has been launched. Acquisition of additional generation capacity is kept under consideration.

Progress on developing Hatfield Moors as a gas storage site continues with all necessary planning and consents for construction obtained. The (Pounds)17.6 million project remains on target to meet the winter 1999 peak demands of some 450,000 customers.

ScottishPower's fuel purchasing strategy aims to achieve competitive fuel prices while balancing the need for security and flexibility of supply. The major components of the Group's fuel portfolio are coal, gas and oil. The majority of the Group's coal requirements are sourced in Scotland under long-term contracts. Under a 6 year contract with Scottish Coal (Deep Mine) Limited, which commenced on 1 April 1998, ScottishPower will take 1.67 million tonnes per annum of low sulphur coal. Up to a further 1.7 million tonnes of coal will be supplied yearly by other Scottish suppliers under long-term contracts of between three and five years, also commencing on 1 April 1998. The balance of the Group's coal requirements will be sourced through the exercise of options under these long-term contracts and/or short-term competitive tenders. The Group's gas purchasing strategy is based on a combination of long, medium and short-term contracts. In accordance with this strategy, the Group has agreed contracts direct with gas producers on a non-interruptible supply basis. The Group has two long-term contracts (with terms of, respectively, 10 and 15 years, from 1994) for supply from major gas fields. From time to time, ScottishPower purchases heavy fuel oil in the international spot market when favourable prices are available.

Generation sales in the year ended 31 March 1999 were 29,679 GWh.
Approximately 22,246 GWh were attributable to ScottishPower's energy supply business, with the remaining 7,433 GWh either being sold to other suppliers or exported through the Anglo-Scottish Interconnector to the Pool in England and Wales.

Power systems
ScottishPower owns and manages a substantial electricity network comprising both the distribution system to customers in its two authorised areas and, in Scotland, the high voltage transmission system (132 kilovolts and above). The latter includes all the assets of the Anglo-Scottish Interconnector which are in its Scottish authorised area. The main function of the power systems business is to develop and maintain an efficient, co-ordinated and economical network, including high voltage connections to England, and to operate and develop the distribution system to approved standards of safety and reliability. Within the power systems business the focus continues to be on reducing costs and improving service. Its principal business activities involve the provision of new connections, construction and refurbishment of the system, maintenance and fault repair, setting tariffs and collecting revenues for the use of its authorised networks, and all metering activities, from provision and repair to meter reading. The power systems business continues to focus strongly on the efficient delivery of electricity to customers in its franchise areas via its overhead and underground network. Investment in the business has included significant upgrades and refurbishments to the transmission and distribution system.

ScottishPower's power systems business is divided into three regions in Scotland, three regions in the Manweb authorised area and a metering business which covers both areas. It has a distribution/transmission network which extends to approximately 113,000 kilometres, with 63,000 kilometres of underground cables and some 50,000 kilometres of overhead lines.

The power systems network is connected to the transmission system of the National Grid Company plc by the Anglo-Scottish Interconnector, which has an upper limit of transfer capability agreed currently as 1,850 MW. The ScottishPower network is also connected at several points to the transmission network of Scottish and Southern. An agreement has been made with the National Grid Company plc and Scottish and Southern to upgrade the maximum capacity of the Anglo-Scottish Interconnector to 2,200 MW. Planning approval has now been granted by HM Government for the reinforcement necessary in England and Wales to give full effect to the upgrade. The current completion date for this project is September 2001. ScottishPower's generation business will provide 75% of the capital cost of the upgrade. Pursuant to an agreement with Scottish and Southern, ScottishPower has the contractual right to 54% of the pre-upgrade capacity and up to 75% of the additional upgrade capacity of the Anglo-Scottish Interconnector. ScottishPower's Composite Licence only entitles it to reserve capacity to itself

12
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                                  New ScottishPower Summary Listing Particulars
with the consent of the DGES, and obliges it to offer to enter into an agreement with a third party applicant for use of the Anglo-Scottish Interconnector, except when the DGES determines that the capacity of the Anglo-Scottish Interconnector is insufficient to accommodate the requirements of the applicant having regard to such amount of capacity as has already been reserved to ScottishPower (with the DGES's consent) or a third party. The DGES determined, in December 1998, that ScottishPower may not reserve all of its allocated capacity on the Anglo-Scottish Interconnector to its own generation business. The DGES also determined that capacity was not insufficient to accommodate the requirements of British Nuclear Fuels Limited ("BNFL"), and specified that ScottishPower should make available to BNFL 196 MW of capacity for the period 1 January 1999 to 31 March 2002. In the case of National Power plc, the DGES declined to make a determination on the grounds that National Power plc had not provided sufficient information in support of its application. Following these determinations, ScottishPower has made applications to the DGES to reserve capacity of 75% of the additional upgrade capacity to itself and, with respect to the existing capacity is in negotiation with the DGES with respect to amendments to the rules governing the allocation of capacity.

The determinations referred to above resulted from requests to ScottishPower from BNFL and National Power plc for access to the Anglo-Scottish Interconnector, and a request by ScottishPower that the whole of the capacity on the Anglo-Scottish Interconnector to which ScottishPower is contractually entitled be reserved to ScottishPower's generation business. On 31 March 1999, ScottishPower extended on an interim basis its existing Use of Interconnector Agreement with BNFL, and negotiations are ongoing to enter into a new agreement to provide BNFL with access up to 196 MW per year until 31 March 2002 and potentially beyond to accommodate the remaining life of the Chapelcross power station. ScottishPower is currently disputing with Scottish and Southern the implications of ScottishPower being obliged to permit BNFL continued access to the Anglo-Scottish Interconnector. ScottishPower contends that under the existing contractual arrangements between ScottishPower and Scottish and Southern only 54% of BNFL's required access of 196 MW should be deducted from ScottishPower's share of access. Scottish and Southern contends that all of BNFL's required access should be deducted from ScottishPower's share of access. The Directors believe it is likely that a compromise will be reached with Scottish and Southern although, at the latest practicable date before publication of this document, negotiations were still ongoing.

ScottishPower has entered into an agreement with Northern Ireland Electricity, a subsidiary of Viridian Group PLC, for the construction of a Scottish-Northern Irish Interconnector with a transfer capability of 250 MW and an agreement for the supply by ScottishPower of around 1,095 GWh of electricity per year over a period of 70 months from the date of commissioning. These agreements amend and restate agreements originally entered into in 1994. Once completed, the Northern Irish and marine sections of the Scottish-Northern-Irish Interconnector will be owned by Northern Ireland Electricity, and the Scottish section from the converter station will be owned by ScottishPower. Northern Ireland Electricity will provide the full capital cost of this Interconnector. Approval has been obtained from the Northern Ireland Office for the Regulation of Electricity and Gas for this agreement although European Commission approval and UK competition clearance are still being sought. It is anticipated that the Scottish-Northern Irish Interconnector will commence commercial operation in December 2001.

In late December 1998 and early January 1999, the Group's network in Scotland sustained damage due to very severe weather conditions, causing interruptions to supply. ScottishPower is implementing measures to further improve its ability to deal with such incidents and is contributing to a review by OFFER of electricity companies' responses to the bad weather.

2. Energy supply

Electricity
The energy supply business is responsible for the sales and marketing of electricity, gas and related products to customers within ScottishPower's and Manweb's respective home areas and to the competitive market throughout the rest of Great Britain. The energy supply business supplies electricity to 3.2 million customers in Great Britain and has an overall market share of 12%.

ScottishPower's home area covers approximately 23,000 square kilometres and comprises southern Scotland, most of central Scotland and a small part of Northumberland. ScottishPower supplies electricity to 1.8 million customers within its home area, which includes Glasgow and Edinburgh.

                                                                             13
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New ScottishPower Summary Listing Particulars

Manweb is one of twelve Regional Electricity Companies ("RECs") which came into existence as a result of the restructuring and subsequent privatisation of the electricity industry in England and Wales in 1990. It was acquired by ScottishPower in 1995. Manweb supplies electricity to some 1.3 million customers in its home area in Merseyside and North Wales, including parts of Cheshire, greater Manchester, Lancashire, Shropshire and Staffordshire. The area covers approximately 12,200 square kilometres.

The energy supply business purchases electricity from a range of sources, including the Group's generation business, for sale to customers both within its home areas and outside them. Until September 1998, only public electricity suppliers were entitled to supply customers in their franchise areas (now home areas) with demand less than 100 KW (or "franchise" customers). From September 1998 to May 1999, the franchise areas of all public electricity suppliers are being opened to competition on a phased basis, with the result that electricity suppliers holding second tier licences, including ScottishPower and Manweb, are able to supply electricity to all customers in the franchise area of a public electricity supplier. Large industrial or commercial customers with demand above that threshold have been and continue to be able to seek supply from other electricity suppliers holding a "second tier" licence. ScottishPower's and Manweb's respective franchises were opened to competion in three phases, commencing in September 1998 and running through to February 1999. Since September 1998, the strategic focus of the energy supply business has been defence of its existing markets, particularly domestic and small business customers in the ScottishPower and Manweb areas, while exploiting the opportunity to expand its customer base outside these regional boundaries. As at 31 March 1999, the energy supply business had retained 96% of domestic customers in the ScottishPower area and 94% in Manweb. The business had also signed-up 190,000 electricity contracts outside those home areas.

In the highly competitive industrial and commercial energy market the Group has sought to defend market share and has retained 76% of these volumes in the ScottishPower area. In Manweb, which comprises some of the largest industrial electricity users in the country, the Group has retained a 27% share of these volumes. Outside the Group's home areas, the Group currently supplies around 1,750 GWh of electricity. The Group has also been developing a new range of added value energy services for the market beyond the energy supply commodity.

Details of the principal terms and conditions of the licences held by the energy businesses of ScottishPower under the Electricity Act 1989 are set out in Section B of Part VI.

Gas markets
The domestic gas supply market has been open to full competition (i.e. extended to premises with consumption under 2,500 therms per annum) since late May 1998. The ScottishPower Group has now established itself as one of the leading challengers to Centrica plc in this market, having already acquired a total of 760,000 domestic contracts by the end of March 1999. In the business market, the Group has continued to grow, supplying gas representing approximately 220 million therms per annum to 23,215 sites across the UK.

The gas business of ScottishPower holds appropriate licences under the Gas Acts 1986 and 1995.

Domestic energy accounts
The year ended 31 March 1999 was a very challenging one for the Group's energy businesses as the residential electricity supply market has opened to competition. At 31 March 1999, new domestic energy accounts secured since, in the case of gas, the second phase of competition in April 1997 and, in the case of electricity, the introduction of competition in September 1998, totalled 950,000 (760,000 gas accounts and 190,000 new electricity contracts). The Group's focus is on securing "dual fuel" electricity and gas customers and to date the Group has more than 317,000 dual fuel energy contracts signed. The Group's progress has been achieved in spite of intense competition. Electricity customers registered to leave the Group at 31 March 1999 were 147,000, representing 5% of customers in ScottishPower's and Manweb's home areas. The Group will continue to seek to win further new customers. Attracting new customers leads to initial costs in sales and marketing, information systems and new procedures. However, ScottishPower believes that this investment should contribute to growing earnings in the medium to longer term.

3. Southern Water
Southern Water is one of the ten water and sewerage companies which came into existence as a result of the privatisation of the water industry in England and Wales in 1989. Acquired by ScottishPower in

14
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                                  New ScottishPower Summary Listing Particulars
August 1996, its principal business is the provision of water supply for a population of approximately 2.2 million and wastewater services for a population of approximately 4.0 million. Southern Water operates in a region of approximately 10,450 square kilometres in the counties of Kent, East and West Sussex, Hampshire and the Isle of Wight and small parts of Wiltshire, Berkshire and Surrey. The region's coastline stretches from the Thames Estuary north of Rochester to beyond the Solent, including the Isle of Wight.

Southern Water has an ongoing (Pounds)1 billion capital investment programme over the five years to the year 2000. A major sludge treatment centre was commissioned at Millbrook, in the Southampton Docks area. Approval was received for the construction of a new (Pounds)115 million wastewater works at Portsmouth and work is proceeding on the (Pounds)111 million Isle of Wight wastewater treatment scheme and the (Pounds)53 million Hastings bathing water project.

Southern Water Services is subject to the licensing regime contained in the Water Industry Act. Details of the principal terms and conditions of the appointment of Southern Water Services under the Water Industry Act are set out in Section B of Part VI.

Water supply business
Southern Water supplies on average 600 million litres of water per day which is distributed through 13,200 kilometres of water main. Southern Water's 104 water treatment works treat water from 132 water sources in the region with approximately 70% of water supplied coming from underground sources. Water is pumped through the water mains by 413 pumping stations. Southern Water is also responsible for the operation and maintenance of four impounding reservoirs, which have a total storage capacity of 42,390 million litres.

Southern Water has 13,200 kilometres of water main. In order to minimise the loss of water through leakage, a leakage control initiative was enhanced following privatisation in 1989 and has reduced water loss by 140 million litres per day to date. Since privatisation, Southern Water has one of the best records with respect to water supply leakage among the water and sewerage companies. Losses through leaks in its distribution system stood at 11.5% in 1997/98 compared to 26% just before the time of privatisation, with a target to achieve 10.8% by the year 2000.

Southern Water monitors water quality through a programme in which samples are analysed regularly for both microbiological and chemical parameters. 99.8% of water sampled passed the EU performance criteria in 1997 (the most recent published figures) and the Group believes that this level was maintained in 1998.

Wastewater business
Southern Water has 392 wastewater treatment works which treat effluent pumped through 20,600 kilometres of sewer by over 1,850 pumping stations. These works provide various treatment types as follows: primary, enhanced primary, secondary activated sludge, secondary biological, tertiary activated and tertiary biological. In addition, as part of the treatment process to meet current bathing water standards, Southern Water has 21 long sea outfalls around the coastline of its region.

Under the Water Resources Act 1991, these works are granted consent by the Environment Agency to discharge sewage effluent to controlled waters. The conditions attached to each consent can cover quality, quantity and operational parameters as laid down in the "Standard Clauses" of the Discharge Consents Manual issued by the Environment Agency. The basis of the policy is to maintain and improve water quality and the aquatic environment.

4. Telecommunications
ScottishTelecom's strategy has been to achieve growth through a combination of organic growth and selective acquisitions. This has provided ScottishTelecom with operations in key markets across the communications sector since its launch in 1994.

ScottishTelecom now provides, under innovative tariff packages, a wide portfolio of communication services ranging from voice, data and mobile telephony services to call centre, on-line information and Internet access services.

In September 1997, ScottishPower entered into a joint venture arrangement with Martin Dawes Telecommunications Limited by contributing the net assets of its mobile telephony business, Woodend Group Limited, and (Pounds)2.6 million of additional capital, to form ScottishPower Telecommunications

New ScottishPower Summary Listing Particulars
(Services) Limited, in which ScottishPower has a 50% economic and voting interest. The joint venture has subsequently promoted mobile telephony services.

In February 1998 ScottishTelecom acquired Pinnacle Cellular and it acquired Demon Internet for (Pounds)66 million on 1 May 1998. ScottishPower's "Scotland On-Line" and "Prestel" operations combined with Demon Internet now have in excess of 275,000 customers.

The business moved into operating profit during the year ended 31 March 1998 and contributed (Pounds)10.3 million to the Group's audited consolidated operating profits for the year ended 31 March 1999. ScottishTelecom's current share of the overall Scottish telecommunications market in which it operates is still relatively small, but is increasing. The ScottishPower Board believes that revenue growth will come from carrying Demon Internet telecoms traffic following the installation of a network switch and supporting infrastructure which was completed at the beginning of February 1999.

On 16 February 1999, ScottishTelecom announced that Bill Allan had been appointed to succeed Rod Matthews as Managing Director of ScottishTelecom.

The development of the ScottishPower Group has caused the Directors to review the future of ScottishTelecom. ScottishPower is currently evaluating the strategy of ScottishTelecom and the options available to maximise shareholder value from its investment in this business, in what is a rapidly changing and developing sector. This assessment includes a review of the services provided by ScottishTelecom, its funding needs and any consequential restructuring. The Directors expect to reach a decision during the year.

ScottishTelecom holds appropriate licences under the Telecommunications Act
1984.

5. Specialist businesses

Electrical retailing
ScottishPower's electrical retailing business sells electrical products through a chain of 183 outlets throughout the UK. In addition to retail sales, the Group's electrical retailing business provides servicing and repair facilities and delivery and connection facilities.

Contracting services
The Group's contracting services business specialises in niche markets, including the installation and maintenance of high voltage equipment, residential heating (electrical and gas installations), street lighting, security and fire alarms, residential telephone connections, appliance installation inspection and pre-planned maintenance, as well as instrumentation, mechanical and project management along with property and facilities management.

Technology
The Group's technology business combines a number of groups which specialise in different areas of engineering consultancy and science, including mechanical, electrical, civil engineering and environmental sciences. These services are provided to both internal and external customers.

6. Customer services

Electricity
ScottishPower has taken steps to improve all aspects of its customer service within the energy businesses in preparation for full competition in the domestic electricity supply market, and intends to continue to treat improving customer service as a priority over the next year. The businesses' customer service guaranteed standards were maintained in the year ended 31 March 1999 at the high level set in the previous year, with over 99.99% of all electricity services provided currently matching or exceeding regulatory standards.

All service requirements in Scotland are met by a customer service call centre, employing modern communications and information technology, offering a single telephone contact point and 24 hour support. In Manweb's home area the Group has focused its activities on improving customer service through the provision of two regional call centres, a business call centre and a single telephone contact point.

16
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                                  New ScottishPower Summary Listing Particulars

Water
Southern Water continues to improve customer service standards. Regular reviews by the regulator, OFWAT, have recorded continuing improvements. Southern Water emerged as the top overall performer of the large water companies for water supply and customer service and was also top for efficiency in water supply in the latest published OFWAT report which covers the period from April 1997 to March 1998.

Gas
Domestic gas suppliers faced increases in complaints during the period of market liberalisation. The most common complaints to the Gas Consumers' Council have concerned the change of supplier process and sales and marketing activity. ScottishPower received 2,285 Ofgas and Gas Consumer Council complaints during the year ended 31 March 1999, which equates to less than 1% of the customer accounts won during the year. ScottishPower's performance in terms of user complaints was considerably better than that experienced by some other market entrants. The Group has established a gas call centre in Warrington servicing domestic and small business customers.

Telecommunications
ScottishTelecom has continued to develop systems and processes to further improve customer service delivery. These efforts have resulted in a number of successful BABT external audits on behalf of OFTEL and ISO9002 approval, specifically for the handling of residential services. ScottishTelecom is continuing to invest and develop this area by implementing a new customer care system.

7. Certain statements relating to ScottishPower's earnings
The US Prospectus includes a description of certain work performed by Morgan Stanley and Salomon Smith Barney in relation to their respective fairness opinions delivered to ScottishPower and PacifiCorp in December 1998 including certain valuation exercises performed in relation to ScottishPower and PacifiCorp based upon information publicly available, information provided by the management of the two companies and a variety of assumptions. In particular, pro forma analyses were performed of the effect of the Merger on ScottishPower's earnings for the financial years ending 31 March 2001, 2002 and 2003.

At the time these analyses were made, none of ScottishPower, PacifiCorp, Salomon Smith Barney or Morgan Stanley sought, nor were they under any obligation to seek, any independent verification of the analyses performed or of the information and assumptions upon which they were based. In addition such analyses, information and assumptions were not expected or intended to be made public and have not been updated. Accordingly, and given the uncertainty inherent in relation to any estimates of future financial performance, especially in the context of a merger and in relation to financial periods which have not yet commenced, there can be no assurance that the effect of the Merger on ScottishPower's earnings per share or otherwise will be in accordance with, or in line with the trend indicated by, these analyses. Therefore, no reliance whatsoever should be placed on these analyses. Your attention is also drawn to the section in relation to forward looking statements in paragraph 15 of Part I of this document.

8. Year 2000 compliance
Potential computer problems associated with the Year 2000 date change are an issue for users of computer systems throughout the world including systems with embedded chips. ScottishPower is dependent on its own systems and on those of its key suppliers and customers. The Directors do not believe that ScottishPower faces greater risks from Year 2000 issues than other comparable utility companies in the UK.

ScottishPower established its group-wide Year 2000 programme in 1997 to seek to manage the effects that Year 2000 issues may have on the Group's operations. The methodology used builds on practices developed in conjunction with several user groups, including the Electricity Association (the trade association for electricity), UK Y2K Interest Group (the largest Year 2000 self-help group in the UK) and IMPACT (a confederation of many of the Top 100 companies in the UK). The scope of ScottishPower's programme covers all aspects of the Group's business.

New ScottishPower Summary Listing Particulars
ScottishPower's approach concentrates on three main areas which are as follows:

  . working on and testing its own internal systems through gathering inventory, assessing criticality, prioritisation and planning, testing and remediation;

  . understanding the Year 2000 readiness of its suppliers and major customers; and

  .  modifying and developing contingency processes to reduce residual risk.

The programme focuses on IT systems, both corporate and desktop, non-IT systems (embedded chip systems) including process monitoring and control, business processes and business partners. ScottishPower is currently reviewing contingency plans, operational procedures, staffing issues and "worst case" scenarios. A Millenium Operating Regime is being implemented, and is particularly aimed at enhancing the Group's state of readiness for the rollover period.

Within each of ScottishPower's businesses, the Directors believe that scheduled remediation projects on the Group's systems are well advanced with 89% of all critical projects substantially complete. The Group is finalising compliance work on its systems, and this work is planned to be completed well in advance of the end of 1999.

ScottishPower's systems and operations are also dependent on products and services provided by others. Since autumn 1997, all orders and contracts placed by ScottishPower have included a Year 2000 clause requiring compliance to the BSI standard PD2000-1. As part of the supply chain management work undertaken, ScottishPower is assessing critical suppliers and customers for their Year 2000 compliance. The Group has made an initial assessment of all its critical suppliers and will continue to monitor all of them during 1999. Interdependencies with other utilities are being reviewed through the UK y2K Utilities Forum and other forums and one-to-one meetings. All other suppliers are being treated in accordance to the Group's reliance on them. Where appropriate, alternative suppliers may be appointed.

ScottishPower's Year 2000 programme has been carried out using internal resources where possible, supplier resources where appropriate and specialist contractors where considered necessary. As at 31 March 1999, the Group has already spent approximately (Pounds)22 million on its Year 2000 programme. The Directors estimate, based on the Group's best estimates and, where appropriate, advice from specialist contractors, that the total cost to ScottishPower of the Year 2000 programme will be approximately (Pounds)30 million. This does not include the cost of certain capital investment programmes which are being accelerated in order to seek to resolve the Year 2000 issues.

The Directors believe that the Group's work on its own systems and equipment and review of critical suppliers means that the Group is taking all reasonable steps to minimise the risks associated with Year 2000 issues. Based on the current state of knowledge on managing Year 2000 issues and the management's best estimates, the Directors believe that, because of the anticipated short-term nature of any potential interruptions, it is unlikely that Year 2000 issues will have a material impact on the Group's financial condition or operations. However, there can be no assurance that the steps taken by the Group will successfully minimise vulnerabilities of its software and systems, or those of its suppliers, to the problems associated with the transition to the Year 2000, that disruptions to the Group's business will not occur or that the costs associated with the advent of the Year 2000 will not be greater than anticipated.

The Directors do not believe that any integration problems relating to Year 2000 issues will arise as a result of the Merger.

9. EMU preparation
European Economic and Monetary Union ("EMU") commenced on 1 January 1999 with the introduction of a new currency, the euro.

The Group's businesses are almost totally domestic in nature with very few sales and relatively few purchases denominated in currencies other than sterling. As a result, while the UK remains outside EMU, the Directors believe that the Group will not be significantly affected by the introduction of the euro. A project team has been established to review the impact of the first wave of EMU on customers and suppliers and to formulate the Group's response. The project group is also considering the implications of potential UK membership of EMU.

The Group has already issued commercial paper denominated in euros and will consider issuing bonds in euros in due course.

                                  New ScottishPower Summary Listing Particulars
B. Summary financial information for New ScottishPower
Extract from New ScottishPower accountants' report
This financial information has been prepared for inclusion in the listing particulars dated 6 May 1999 ("the listing particulars") of New ScottishPower.

New ScottishPower was incorporated and registered in Scotland on 19 February 1999. Save for entering into the Amended and Restated Merger Agreement referred to in Part V of the listing particulars, New ScottishPower has not yet commenced to trade, has not presented to its members or filed any financial statements and has not declared or paid a dividend.


Financial information
The balance sheet of New ScottishPower at 31 March 1999 was as follows:

-------------------------------------------------------------------------------

                         Notes (Pounds)
---------------------------------------
Current assets
Debtors                         37,500
Cash                            12,500
----------------------------    ------
Net assets                      50,000
----------------------------    ------
Called up share capital     2   50,000
----------------------------    ------
Capital employed                50,000
----------------------------    ------

Notes to the financial information

1. Accounting policies
The balance sheet has been prepared in accordance with the historical cost convention.

2. Share capital
As at 31 March 1999, New ScottishPower's authorised share capital was (Pounds)99,998 comprising 50,000 ordinary shares of (Pounds)1 each and 49,998 Redeemable Shares of (Pounds)1 each. As at 31 March 1999, the issued share capital comprised 2 ordinary shares of (Pounds)1 each and 49,998 Redeemable Shares of (Pounds)1 each.

3. Costs
No costs were incurred by New ScottishPower in respect of the issue of subscriber and Redeemable Shares. The costs to be incurred by New ScottishPower in respect of the issue of the ordinary shares of 50p each in New ScottishPower to which the listing particulars relate and their admission to the Official List of the London Stock Exchange will be charged to the share premium account arising on the proposed issue of those shares. Accordingly, such costs have been treated as a prepayment. If the proposed issue is not completed, the costs will be charged to the profit and loss account.

C. Summary financial information on the ScottishPower Group
  For the three years ended 31 March 1999

1. Nature of financial information
The financial information set out in this Section C has been extracted without material adjustment from the audited consolidated accounts of ScottishPower for the three years ended 31 March 1999.

New ScottishPower Summary Listing Particulars
2. Summary financial information for ScottishPower

Group Profit and Loss Account

-------------------------------------------------------------------------------
                                                        Year ended 31 March
                                                1997       1998       1999
                                           (Pounds)m  (Pounds)m  (Pounds)m
-------------------------------------------------------------------------------
Turnover: group and share of joint
 ventures and associates                    2,947.4    3,134.1    3,251.5
Less: share of turnover in joint ventures      (4.6)      (3.8)      (7.3)
Less: share of turnover in associates          (2.1)      (2.1)      (1.9)
-----------------------------------------  --------   --------   --------
Group turnover from continuing operations   2,940.7    3,128.2    3,242.3
Cost of sales                              (1,743.5)  (1,850.7)  (1,860.5)
-----------------------------------------  --------   --------   --------
Gross profit from continuing operations     1,197.2    1,277.5    1,381.8
Transmission and distribution costs          (222.8)    (219.1)    (258.1)
Administrative expenses                      (331.1)    (303.0)    (348.8)
Other operating income                         20.6       29.7       27.9
-----------------------------------------  --------   --------   --------
Operating profit from continuing
 operations                                   663.9      785.1      802.8
Share of operating profit in joint
 ventures                                       1.8        1.6        2.1
Share of operating profit in associates         0.9        0.3        0.2
-----------------------------------------  --------   --------   --------
Profit on ordinary activities before
 interest                                     666.6      787.0      805.1
Net interest charge
 - Group                                     (107.5)    (147.1)    (160.8)
 - Joint ventures                              (0.5)      (0.2)      (0.5)
 - Associates                                  (0.2)      (0.1)         -
                                             (108.2)    (147.4)    (161.3)
-----------------------------------------  --------   --------   --------
Profit on ordinary activities before
 taxation                                     558.4      639.6      643.8
Ordinary taxation
 - Group                                     (135.7)    (151.5)    (141.0)
 - Joint ventures                              (0.7)      (0.4)      (0.5)
 - Associates                                  (0.4)       0.3       (0.1)
                                             (136.8)    (151.6)    (141.6)
-----------------------------------------  --------   --------   --------
Profit after ordinary taxation                421.6      488.0      502.2
Exceptional taxation - windfall tax               -     (317.0)         -
-----------------------------------------  --------   --------   --------
Profit after taxation                         421.6      171.0      502.2
Minority interests                             (0.5)      (0.9)       0.6
-----------------------------------------  --------   --------   --------
Profit for the financial year                 421.1      170.1      502.8
Dividends                                    (218.1)    (243.3)    (267.9)
-----------------------------------------  --------   --------   --------
Profit/(loss) retained                        203.0      (73.2)     234.9
-----------------------------------------  --------   --------   --------
Earnings per ordinary share                  38.11p     14.41p      42.42p
Adjusting items - goodwill amortisation           -          -       0.10p
          - windfall tax                          -     26.87p          -
-----------------------------------------  --------   --------   --------
Earnings per ordinary share before
 goodwill amortisation and windfall tax      38.11p     41.28p      42.52p
-----------------------------------------  --------   --------   --------
Diluted earnings per ordinary share          37.73p     14.27p      42.00p
Adjusting items - goodwill amortisation           -          -       0.10p
          - windfall tax                          -     26.60p          -
-----------------------------------------  --------   --------   --------
Diluted earnings per ordinary share
 before goodwill amortisation and
 windfall tax                                37.73p     40.87p      42.10p
-----------------------------------------  --------   --------   --------
Dividend per ordinary share                  18.50p     20.40p      22.50p
-----------------------------------------  --------   --------   --------

                                   New ScottishPower Summary Listing Particulars
Statement of Total Recognised Gains and Losses

-------------------------------------------------------------------------------
                                                     Year ended 31 March
                                                  1997-      1998      1999
                                              (Pounds)m (Pounds)m (Pounds)m
-------------------------------------------------------------------------------
Profit for the financial year                    421.1     170.1     502.8
Surplus on revaluation of assets                     -     229.0         -
--------------------------------------------  -------   -------   -------
Total recognised gains and losses for the
 financial year                                  421.1     399.1     502.8
--------------------------------------------  -------   -------   -------

Note of Historical Cost Profits and Losses

-------------------------------------------------------------------------------
                                                     Year ended 31 March
                                                  1997-      1998      1999
                                              (Pounds)m (Pounds)m (Pounds)m
-------------------------------------------------------------------------------
Profit on ordinary activities before
 taxation                                        558.4     639.6     643.8
Difference between historical cost
 depreciation charge and actual depreciation
 charge for the year calculated on the
 revalued amount of fixed assets                     -       1.7       3.4
--------------------------------------------  -------   -------   -------
Historical cost profit on ordinary
 activities before taxation                      558.4     641.3     647.2
--------------------------------------------  -------   -------   -------
Historical cost profit/(loss) retained for
 the financial year after taxation, minority
 interests and dividends                         203.0     (71.5)    238.3
--------------------------------------------  -------   -------   -------

Reconciliation of Movements in Shareholders' Funds

------------------------------------------------------------------
                                          Year ended 31 March
                                          1997      1998      1999
                                     (Pounds)m (Pounds)m (Pounds)m
------------------------------------------------------------------
Profit for the financial year           421.1     170.1     502.8
Dividends                              (218.1)   (243.3)   (267.9)
-----------------------------------  -------   -------   -------
Profit/(loss) retained                  203.0     (73.2)    234.9
Share capital issued (net of costs)     633.2      45.5       3.2
Shares to be issued                      13.4         -         -
Revaluation of fixed assets                 -     229.0         -
Goodwill written off                   (534.6)    (16.2)        -
-----------------------------------  -------   -------   -------
Net movement in shareholders' funds     315.0     185.1     238.1
Opening shareholders' funds           1,207.7   1,522.7   1,707.8
-----------------------------------  -------   -------   -------
Closing shareholders' funds           1,522.7   1,707.8   1,945.9
-----------------------------------  -------   -------   -------

New ScottishPower Summary Listing Particulars
Group Cash Flow Statement

-------------------------------------------------------------------------------
                                                      Year ended 31 March
                                                      1997       1998      1999
                                                 (Pounds)m  (Pounds)m (Pounds)m
-------------------------------------------------------------------------------
Cash inflow from continuing operating
 activities                                         801.9    1,014.1     944.9
Dividends received from associates and joint
 ventures                                               -        0.9       0.9
Returns on investments and servicing of finance    (101.1)    (146.7)   (149.9)
Ordinary taxation                                  (117.4)    (134.5)    (93.7)
-----------------------------------------------  --------   -------   -------
Free cash flow before windfall tax                  583.4      733.8     702.2
Exceptional taxation - windfall tax                     -     (157.8)   (157.8)
-----------------------------------------------  --------   -------   -------
Free cash flow                                      583.4      576.0     544.4
Capital expenditure and financial investment       (392.1)    (592.7)   (683.0)
-----------------------------------------------  --------   -------   -------
Cash flow before acquisitions and disposals         191.3      (16.7)   (138.6)
Acquisitions and disposals                       (1,234.6)      67.9     (77.4)
Equity dividends paid                              (170.0)    (226.0)   (252.8)
-----------------------------------------------  --------   -------   -------
Cash outflow before use of liquid resources and
 financing                                       (1,213.3)    (174.8)   (468.8)
Management of liquid resources                      (21.0)     (17.5)    (12.1)
Financing
 Issue of ordinary share capital (net of
  expenses)                                         238.0        8.9       3.2
Increase in debt                                  1,048.6      252.6     451.0

                                     1,286.6   261.5   454.2
-----------------------------------  ------- ------- -------
Increase/(Decrease) in cash in year     52.3    69.2   (26.7)
-----------------------------------  ------- ------- -------

Free cash flow represents cash flow from continuing operating activities after adjusting for dividends received from associates and joint ventures, returns on investments and servicing of finance and taxation.

Reconciliation of Net Cash Flow to Movement in Net Debt

-------------------------------------------------------------------------------
                                                     1997       1998       1999
                                                (Pounds)m  (Pounds)m  (Pounds)m
-------------------------------------------------------------------------------
Increase/(Decrease) in cash in year                 52.3       69.2      (26.7)
Cash inflow from increase in debt               (1,048.6)    (252.6)    (451.0)
Cash outflow from movement in liquid resources      21.0       17.5       12.1
----------------------------------------------  --------   --------   --------
Change in net debt resulting from cash flows      (975.3)    (165.9)    (465.6)
Net debt acquired                                 (168.6)      (0.1)      (2.7)
Net debt disposed                                      -        6.7          -
Loan notes issued                                  (14.3)      (3.0)         -
Other non-cash movements                               -          -       (0.3)
----------------------------------------------  --------   --------   --------
Movement in net debt in year                    (1,158.2)    (162.3)    (468.6)
Net debt at end of previous year                  (632.1)  (1,790.3)  (1,952.6)
----------------------------------------------  --------   --------   --------
Net debt at end of year                         (1,790.3)  (1,952.6)  (2,421.2)
----------------------------------------------  --------   --------   --------

                                   New ScottishPower Summary Listing Particulars
Group Balance Sheet

------------------------------------------------------------------------------
                                                      As at 31 March
                                               -------------------------------
                                                    1997       1998       1999
                                               (Pounds)m  (Pounds)m  (Pounds)m
------------------------------------------------------------------------------
Fixed assets
Intangible assets                                     -          -       71.3
Tangible assets                                 4,049.7    4,723.9    5,295.1
Investments
 - Investments in joint ventures:
   Share of gross assets                           13.4       23.8       54.2
   Share of gross liabilities                      (7.4)      (8.0)     (29.8)
                                               --------   --------   --------
                                                    6.0       15.8       24.4
 - Investments in associates                        7.9        7.4        5.9
 - Other investments                                3.8       44.1       43.4

                                                   17.7       67.3       73.7
---------------------------------------------- --------   --------   --------
                                                4,067.4    4,791.2    5,440.1
---------------------------------------------- --------   --------   --------
Current assets
Stocks                                            113.7      144.2      125.8
Debtors                                           622.8      525.9      559.3
Short term bank and other deposits                 41.7      115.5      106.9
---------------------------------------------- --------   --------   --------
                                                  778.2      785.6      792.0
---------------------------------------------- --------   --------   --------
Creditors: amounts falling due within
 one year
Loans and other borrowings                     (1,137.1)  (1,035.7)    (843.6)
Other creditors                                (1,112.0)  (1,396.3)  (1,332.8)
---------------------------------------------- --------   --------   --------
                                               (2,249.1)  (2,432.0)  (2,176.4)
---------------------------------------------- --------   --------   --------
Net current liabilities                        (1,470.9)  (1,646.4)  (1,384.4)
---------------------------------------------- --------   --------   --------
Total assets less current liabilities           2,596.5    3,144.8    4,055.7
Creditors: amounts falling due after
 more than one year
Loans and other borrowings                       (694.9)  (1,032.4)  (1,684.5)
Provisions for liabilities and
 charges                                          (43.2)     (38.1)     (30.8)
Deferred income                                  (335.3)    (364.6)    (393.2)
---------------------------------------------- --------   --------   --------
Net assets                                      1,523.1    1,709.7    1,947.2
---------------------------------------------- --------   --------   --------
Called up share capital                           588.7      598.4      599.4
Share premium                                     305.7      388.7      394.0
Revaluation reserve                                   -      227.3      223.9
Profit and loss account                           628.3      493.4      728.6
---------------------------------------------- --------   --------   --------
Equity shareholders' funds                      1,522.7    1,707.8    1,945.9
Minority interests                                  0.4        1.9        1.3
---------------------------------------------- --------   --------   --------
Capital employed                                1,523.1    1,709.7    1,947.2
---------------------------------------------- --------   --------   --------

New ScottishPower Summary Listing Particulars

Part III
Information relating to PacifiCorp
A. PacifiCorp and its activities

1. Background
PacifiCorp is one of the largest publicly held electricity utilities in the United States. PacifiCorp's principal activities are electricity generation, and retail and wholesale sales of electricity in the United States. PacifiCorp has 1.5 million retail customers in service territories aggregating about 135,800 square miles in portions of six western states of the United States. PacifiCorp owns or has joint ownership interests in generating plants in the United States with an aggregate plant net generating capability of 8,445 MW.

Powercor, PacifiCorp's Australian electricity distribution and marketing subsidiary, distributes electricity to approximately 560,000 customers within its distribution service area in Victoria. In addition, Powercor sells electricity to customers in its distribution service area and other parts of Victoria, New South Wales and the Australian Capital Territory.

As reported in the financial statements for the year ended 31 December 1998, PacifiCorp reported a net loss of $36.1 million. 86.8% of PacifiCorp's revenues from operations were derived from US electric operations. Powercor contributed 11.0%, and other operations contributed 2.2%.

2. Revised strategy
On 23 October 1998, following a review of its future strategy, PacifiCorp announced that it intended to focus on its core electricity business in the western US and sell its other US businesses. This announcement followed a period of financial under-performance and the statement made earlier in the year that PacifiCorp intended to seek buyers for its California and Montana electricity distribution assets. PacifiCorp also stated that it would terminate its business development activities outside the US and Australia, and seek to continue to cut overhead costs. Further, PacifiCorp announced a plan to repurchase up to $750 million of shares of PacifiCorp Common Stock, but this has been postponed.

PacifiCorp has decided to discontinue the eastern US electricity trading business of PacifiCorp Power Marketing, Inc. ("PPM") and has disposed of the natural gas marketing and storage operations of TPC Corporation ("TPC"). These businesses have been treated as discontinued operations of PacifiCorp since 30 September 1998 and, accordingly, as required by US Accounting Standards financial statements for previous years have been restated to reflect them as discontinued operations. PacifiCorp has also decided to exit the majority of its other wholesale energy development businesses. The most significant of these businesses were EnergyWorks, PacifiCorp's joint venture with Bechtel Enterprises, and PacifiCorp's development activities in Turkey and the Philippines. PacifiCorp also intends to sell its interest in the Hazelwood power station and coal mine in Victoria, Australia.

PacifiCorp recorded a total loss from discontinued operations of $146.7 million (after tax) in the year ended 31 December 1998, which included the cost of exiting its eastern US energy trading business. A further $49 million (after tax) was charged in the year ended 31 December 1998 in respect of the write down of other energy businesses not classified as discontinued operations including a write down of $17 million (after tax) in the carrying value of Hazelwood Power Station.

In the year ended 31 December 1998, PacifiCorp recorded a $76 million (after tax) special charge associated with workforce reductions in the US, a $13 million (after tax) cost attributable to the Merger, and a $38 million charge ($23.4 million after tax) in relation to the Utah Rate Case. The Utah Rate Case is discussed further in paragraph 2 of Section B of Part VI.

PacifiCorp recorded a charge of $54.0 million (after tax) associated with PacifiCorp's terminated bid for The Energy Group plc ("TEG"), the TEG bid having been launched in June 1997 as part of PacifiCorp's previously stated aim to become a premier global energy company. Additionally, in connection with the attempt to acquire TEG, a subsidiary of PacifiCorp purchased approximately 46 million shares of TEG at a price of 820 pence per share, or $625 million. PacifiCorp recorded a pre tax gain on the TEG shares of $16 million ($10 million after tax, or $0.03 per share) when they were sold on 2 June 1998. Costs of $2 million (after tax) relating to foreign currency exchange contracts associated with the TEG bid were incurred.

In December 1997, PacifiCorp completed the sale of Pacific Telecom Inc. ("PTI"). This gave rise to a gain of $365.1 million (after tax). This gain plus the net income from PTI and the businesses discontinued during 1998 are reported as discontinued operations, giving total net income from discontinued operations of $446.8 million in 11 months ended 30 November 1997.

                                  New ScottishPower Summary Listing Particulars

A gain of $30 million (after tax) was included in income from continuing operations for the year ended 31 December 1997 arising from the sale of PacifiCorp's independent power subsidiary, Pacific Generation Company ("PGC").

Special and exceptional charges totalling $106 million (after tax) were also incurred in the year ended 31 December 1997 relating to:

  .an accrual for the closure of the Glenrock coal mine;

  .the write off of deferred regulatory pension assets; and

  . the write off of certain information systems capital costs associated with PacifiCorp's decision to proceed with an installation of SAP enterprise wide software.

Shown below are earnings on common stock and earnings per common share of PacifiCorp for each of the three years ended 31 December 1998, adjusted to exclude the effect of discontinued operations and the significant, non-recurring charges discussed above. The figures in the following table are directly extracted from or derived from Section B of Part III.

-------------------------------------------------------------------------------

                                                    Year ended 31 December
                                                    -------------------------
                                                       1996     1997     1998
                                                         $m       $m       $m
------------------------------------------------------------------------------
Earnings/(loss) on common stock for the year under
 US GAAP                                              475.1    640.9    (55.4)
Discontinued operations
- Provision for losses of discontinued operations         -        -    105.0
- Gain on sale of PTI                                     -   (365.1)       -
- Net loss/(income) from discontinued operations      (74.6)   (81.7)    41.7
Extraordinary item                                        -     16.0        -
Special and exceptional charges                           -    106.0     76.0
Other items
- Utah Rate Case adjustment                               -        -     23.4
- Write down of other energy businesses                   -        -     32.0
- Write down of Hazelwood                                 -        -     17.0
- Merger costs                                            -        -     13.0
- Gain on sale of PGC                                     -    (30.0)       -
- Gain on sale of TEG shares                              -        -    (10.0)
- TEG bid costs                                           -     65.0     56.0
--------------------------------------------------  -------  -------  -------
Earnings on common stock for the year as adjusted     400.5    351.1    298.7
--------------------------------------------------  -------  -------  -------
Earnings/(loss) per common share                    $  1.62  $  2.16  $ (0.19)
--------------------------------------------------  -------  -------  -------
Average number of common shares outstanding
- basic and diluted (thousand)                      292,424  296,094  297,229
--------------------------------------------------  -------  -------  -------
Earnings per common share as adjusted               $  1.37  $  1.19  $  1.01
--------------------------------------------------  -------  -------  -------

Shown below are cash dividends declared on common stock and resulting dividends per shares for each of the three years ended 31 December 1998.
-------------------------------------------------------------------------------

                                                    Year ended 31 December
                                                    -----------------------
                                                       1996    1997    1998
                                                         $m      $m      $m
---------------------------------------------------------------------------
Cash dividends declared on common stock ($m)          317.9   320.0   321.0
Year end number of common stock shares outstanding
 (thousand)                                         295,140 296,908 297,343
Cash dividends declared per share ($)               $  1.08 $  1.08 $  1.08

A summary of the differences between US GAAP and UK GAAP is set out in paragraph 3 of section B of this Part III.

PacifiCorp's major businesses are described in paragraphs 3 and 4 below.

New ScottishPower Summary Listing Particulars

3. US electricity operations

Generation
PacifiCorp owns or has joint ownership interests in generating plants with an aggregate plant net generating capability of 8,445 MW. These include 15 thermal electric generating plants with an aggregate plant net generating capability of 7,039 MW, ownership of, or joint ownership interests in, 53 hydro-electric generating plants with an aggregate plant net generating capability of 1,125 MW, and three other plants, including ownership of one gas turbine generating plant, 50% ownership in a combined cycle turbine generating plant and a 78.79% ownership interest in one wind power generating plant, with an aggregate plant net generating capability of 281 MW. PacifiCorp, together with the other co-owners, is pursuing a possible sale of the Centralia Power Project, a 1,340 MW coal-fired electric generating plant, in which PacifiCorp owns a 47.5% share. PacifiCorp is also pursuing a possible sale of the 4.15 MW Big Fork hydro-electric project which is PacifiCorp's only hydro-electric project in Montana. With its present generating facilities, under average water conditions, PacifiCorp expects that approximately 5% of its energy requirements for 1999 will be supplied by its hydro-electric plants and 59% by its thermal plants. The balance of 36% is expected to be obtained under long-term purchase contracts, interchange and other purchase arrangements. During 1998, approximately 6% and 53% of PacifiCorp's energy requirements were supplied by its hydro-electric and thermal generating plants, respectively, and the remaining 41% by purchased power.

PacifiCorp owns and mines much of the coal it uses for power generation. It has ownership interests in five coal mines that produced approximately 23.5 million tons of coal in 1998. Of this amount, approximately 18.3 million tons were used directly by PacifiCorp, and the balance of the coal production was used by the other owners of coal-fired generating plants in which PacifiCorp has an interest. Most of the coal reserves associated with these mines are held pursuant to leases from the federal government and all such reserves are dedicated to nearby generating plants which PacifiCorp owns or in which it has a joint ownership interest. Three of these mines are owned and operated by PacifiCorp. Substantially all mining operations at one of the three mines owned by PacifiCorp will cease in 1999. Replacement coal is expected to be readily available from third party suppliers. Of the remaining two mines, one is a co-operative in which PacifiCorp has a 20% membership interest and the other is a joint venture in which PacifiCorp has a 66 2/3% interest. PacifiCorp is pursuing a possible sale of the wholly owned mining company associated with the Centralia Power Project.

Retail
PacifiCorp distributes electricity to 1.5 million supply customers in service areas aggregating about 135,800 square miles in portions of six western states: Utah, Oregon, Wyoming, Washington, Idaho and California. Prior to the sale of its Montana distribution assets in November 1998, PacifiCorp served 35,000 retail electric customers in Montana. The retail sales business of PacifiCorp consists of the sale of electricity to domestic, industrial, agricultural and commercial end-users. It is regulated at the state level rather than the federal level, based on cost of service pricing and authorised rates of return. PacifiCorp service areas contain diversified industrial and agricultural economies. Principal industrial customers are active in oil and gas extraction, lumber and wood products, paper and allied products, chemicals, primary metals, mining, technology and agribusiness.

The geographical distribution of PacifiCorp's US retail electric operating revenues for the year ended 31 December 1998 was Utah 38%, Oregon 33%, Wyoming 12%, Washington 8%, Idaho 6%, California 2% and Montana 1%.

PacifiCorp's service areas have complementary seasonal load patterns. In the western states (Washington, Oregon and California), customer demand generally peaks in the winter months due to space heating requirements. In the eastern states (Utah, Wyoming and Idaho), customer demand generally peaks in the summer when irrigation and cooling systems are heavily used.

During 1998, no single retail customer accounted for more than 2% of PacifiCorp's retail electricity revenues and the 20 largest retail customers accounted for 13.9% of total retail electricity revenues. PacifiCorp continues to operate its electricity distribution and retail sales business as a regulated monopoly throughout most of its franchise service areas. However, PacifiCorp's electricity distribution and retail sales business is facing increasing competition, principally as a result of industry restructuring, deregulation and increased marketing by alternative energy suppliers. In addition, many large industrial

                                  New ScottishPower Summary Listing Particulars
customers have the option to build their own generation or cogeneration facilities or to use alternative energy sources, such as natural gas. These competitive pressures enable these customers to negotiate lower prices through special tariffs or contracts.

Since April 1998, retail electric energy sales in California have been subject to open market competition. The provision by PacifiCorp of tariffed services in California will continue to be regulated. In addition to California, the other states in PacifiCorp's service areas have enacted legislation or initiated studies of retail competition or are considering retail competition as part of industry restructuring.

PacifiCorp has formulated strategies to meet these new challenges. PacifiCorp is marketing power supply services to other utilities in the western United States, including dispatch assistance, daily system load monitoring, backup power, power storage and power marketing, and services to retail customers that encourage efficient use of energy. From 1 January 1998, the California Public Utilities Commission adopted rules regulating the non-tariffed sale of energy and energy products and services by utilities and their affiliates. PacifiCorp has decided to refrain from marketing products and services to retail customers in California but intends to remain active in the wholesale business selling to utilities in California and power marketers elsewhere in the western United States.

In July 1998, PacifiCorp announced its intention to seek buyers for its electric distribution assets in California and Montana. In November 1998, PacifiCorp sold its Montana electric distribution assets and received proceeds of $89 million, net of taxes and customer refunds. PacifiCorp returned $4 million of the $8 million gain on the sale to its Montana customers. On 9 April 1999, PacifiCorp announced that it had executed a non-binding letter of intent to sell PacifiCorp's electric service area in California to Nor-Cal Electric Authority for approximately $178 million, pre-tax, subject to adjustment. PacifiCorp expects to enter into a binding sale agreement by late July 1999. Subject to regulatory approvals, PacifiCorp anticipates completion of the sale early in the year 2000.

Wholesale marketing and purchased power
PacifiCorp's wholesale sales of power contribute significantly to total revenues. PacifiCorp's wholesale sales complement its retail business and enhance the efficient use of its generating capacity. The wholesale sales business consists of the sale of electricity to distribution companies for resale to their retail customers, or to other generators or power marketers for resale in the wholesale market. The wholesale business is regulated at the federal rather than the state level, allowing companies under some circumstances to operate at competitive rates and prices. In 1998, PacifiCorp's wholesale trading revenues increased and its energy volume sold increased over the prior year, accounting for a substantial portion of its total energy sales and energy revenues. This business is expected to decline in 1999 due to a reduced focus on short term wholesale sales.

In addition to its base of thermal and hydro-electric generation resources, PacifiCorp utilises a mix of long-term and short-term firm power purchases (being purchases that are contractually binding and cannot be interrupted or curtailed by the supplier for any reason other than defined events of force majeure), and non-firm power purchases (which provide for delivery of power as and when it is available and which can be interrupted or curtailed by the supplier), to meet its load obligations and to make sales to other utilities, governmental bodies and power marketers. These purchases are made in the wholesale market from other generators in the western United States and Canada. Long-term firm power purchases supplied 9% of PacifiCorp's total energy requirements in 1998. Short-term firm and non-firm purchases supplied 32% of PacifiCorp's total energy requirements in 1998.

PacifiCorp currently purchases 1,100 MW of firm capacity annually from the Bonneville Power Administration ("BPA"), a power marketing agency of the United States government, pursuant to a long-term agreement. The purchase amount declines to 925 MW annually from 1 July 2000 and to 750 MW annually from 1 July 2003 to August 2011. Amounts required to be purchased and sold may be reduced by BPA under certain specified conditions on five years' notice and by PacifiCorp under specified conditions on either one year's notice or five years' notice depending on such conditions. PacifiCorp's current annual payment under this agreement (based on the 1,100 MW purchase amount) is approximately $74 million. The agreement provides for the amount of the payment to decline proportionately as the amount purchased declines and also to change at the rate of change of BPA's average system cost. The next change to BPA's average system cost is expected to occur as of 1 October 2001. The new average system cost for 2001 will be determined by BPA in future rate proceedings.

New ScottishPower Summary Listing Particulars

Competition has transformed the electric utility industry at the wholesale level. The US Energy Policy Act 1992 opened wholesale competition to energy brokers, independent power producers and power marketers. In 1996, the FERC ordered all investor-owned utilities, which includes PacifiCorp, to allow others access to their transmission systems for wholesale power sales. This access must be provided at the same price and terms that the utilities would use for their own wholesale customers. Competition is also influenced by availability and price of alternate energy sources and the general demand for electrical power.

On 1 April 1999, PacifiCorp Holdings sold all the outstanding stock of TPC to NI Energy Services Inc. for approximately $150 million (including $17 million working capital).

Nuclear
PacifiCorp has a 2.5% ownership interest in the Trojan nuclear plant in Oregon. The plant is in the process of being decommissioned. Removal of equipment (such as pumps, valves, piping, steam generators and other large components) has begun. The radioactive components of the plant are to be 2removed and the site decontaminated by 2002-2003. Spent fuel is expected to remain on site in a dry storage facility until 2018-2023. PacifiCorp's estimated share of remaining decommissioning costs as at 31 December 1998 is approximately $9.5 million. About half of these costs will be incurred before 2002.

Projected demand
Retail kilowatt-hour sales for PacifiCorp have experienced compound annual growth of 2% since 1993. However, the downturn in international economic conditions, particularly in the Far East and Japan, have had a negative impact on PacifiCorp's service territories in the Pacific Northwest and many of the industries PacifiCorp serves. For the period 1999 to 2002, PacifiCorp estimates that the average annual growth in retail kilowatt-hour sales in its franchise service territories will be about 2.1%. During this period, PacifiCorp may lose energy sales to other suppliers in connection with deregulation of the US electricity industry. However, as the US electricity industry becomes deregulated, PacifiCorp expects to have opportunities to gain market share in areas outside its franchise service territories. PacifiCorp's actual results will be determined by a variety of factors, including the outcome of deregulation in the electricity industry, economic and demographic growth, profitability, competition and the effectiveness of energy efficiency programmes.

PacifiCorp's base of existing resources, in combination with actions outlined in its integrated resources plan, and its anticipated purchases for residential and small farm load from BPA is expected to be sufficient to meet its load growth expectations through 2012. Actions outlined in PacifiCorp's integrated resource plan include promoting efficiency improvements by customers, improved efficiency for existing generation, transmission and distribution systems and other cost effective resource acquisition opportunities that meet the future needs of PacifiCorp, including renewable resources.

4. Powercor
Powercor, an indirect, wholly owned Australian subsidiary of PacifiCorp, acquired in December 1995 for approximately US$1.6 billion, is the largest electricity distribution company in Victoria based on sales volume, revenues, geographic scope and number of customers. Powercor's principal businesses are its distribution and supply businesses.

Distribution business
Powercor's distribution business consists of the ownership, management and operation of the electricity distribution and subtransmission network in its distribution service area, covering the western suburbs of Melbourne to central and western Victoria. Substantially all of the distribution business is a regulated monopoly. In 1998, the distribution business generated all of Powercor's operating income.

Supply business
Powercor's supply business consists of the purchase of electricity from generators and the resale of such electricity to customers in Powercor's distribution service area and the other parts of Victoria, New South Wales and the Australian Capital Territory. Powercor has an exclusive licence to sell electricity to customers with a demand of 160 MWh per year or less ("franchise customers") in its distribution service area, and non-exclusive licences to sell electricity to customers with usage in excess of 160 MWh per year ("contestable customers") in its distribution service area and elsewhere in Victoria and New South Wales and to customers in Queensland with annual usage in excess of 4 GWh per year. Customers with usage of 160 MWh per year or less will incrementally become contestable over the period ending

                                  New ScottishPower Summary Listing Particulars
31 December 2000 in Victoria and over the period ending 30 June 1999 in New South Wales depending on their energy usage.

Powercor purchases substantially all of its power for sale to customers through the Australian competitive wholesale market for electricity. The principal function of the Australian wholesale market is to allow market forces, rather than monopolised central planning, to determine the amount, mix and cost characteristics of generating plants and the level and shape of demand of suppliers.

5. Other operations

PacifiCorp financial services
PacifiCorp Financial Services, Inc. ("PFS"), which previously operated as a financial services holding company, made its last investment in aircraft or loans relating to aircraft in 1992. It has liquidated most of its loan, leasing, real estate and affordable housing investment portfolio and is principally engaged in managing its existing investments in leveraged lease (primarily aircraft) and tax-advantaged assets.

As at 31 December 1998, PFS had net finance assets of $313.7 million. The majority of this related to an aviation finance portfolio of leveraged lease and other financial assets.

International operations
Through its subsidiaries, PacifiCorp Holdings has been engaged in the acquisition or development of electrical power projects or systems internationally. The most significant of these projects was the acquisition of a 33% interest in the 75 MW Bakun hydro-electric project in the Philippines. The process of exiting the international businesses, other than Powercor, is underway.

In September 1996, the Hazelwood Power Partnership purchased a 1,600 MW, brown coal-fired thermal power station and the adjacent brown coal mine in Victoria, Australia. PacifiCorp Holdings has an indirect 19.9% interest in the Hazelwood Power Partnership. PacifiCorp has also announced its intention to sell its interest in the Hazelwood Power Partnership.

Details of the US utility regulatory regime applicable to PacifiCorp are set out in Part VI.

6. Certain statements made by PacifiCorp
On 23 October 1998, PacifiCorp made certain statements regarding its prospects for the year ending 31 December 1999. These statements were made in the US within the "safe harbor" provisions of the US Private Litigation Reform Act 1995. At the time they were made, PacifiCorp had not sought, nor was it under any obligation to seek, any independent verification of these statements by its advisers. Given the uncertainty inherent in seeking to make a statement regarding its prospects for an unexpired period as long as the year ending 31 December 1999, it is not possible for independent accountants and PacifiCorp's financial advisers to obtain sufficient comfort on the assumptions underlying the statement to enable them to report thereon in accordance with the requirements of the London Stock Exchange. Accordingly, there can be no assurance that the financial position set forth in the statement regarding PacifiCorp's prospects for the year ending 31 December 1999 will be realised. Therefore, ScottishPower Shareholders and potential investors should place no reliance whatsoever on the statement in determining the action that they should take.

7. Year 2000 compliance
PacifiCorp's Year 2000 project has been underway since mid-1996. A methodology of inventory, assessment, remediation and testing of hardware, software and equipment based on industry standards has been implemented. PacifiCorp plans to have successfully identified, corrected and tested its existing critical systems by 1 July 1999. The main areas of risk are in power supply (generating plant and system controls), information technology (computer hardware and software), business disruption and supply chain disruption. From 1 January 1998, all new hardware or software acquired or developed by PacifiCorp has had to be certified Year 2000 compliant before it is installed. The directors of PacifiCorp believe that PacifiCorp's Year 2000 project is well advanced. As at 31 December 1998, all PacifiCorp electric systems were inventoried, were 89% assessed and were 49% tested. Of PacifiCorp's computer systems, all central applications and desktop computers have been inventoried and assessed. The extent (in percentage terms) of completion of remediation and testing was as follows: central applications to correct (100%), central applications to replace (75%), and desktops (30%).

New ScottishPower Summary Listing Particulars

PacifiCorp is working closely with the North American Electric Reliability Council ("NERC") and the Western Systems Coordinating Council ("WSCC") with the aim of ensuring the integrity of the interconnected electrical distribution and transmission system in PacifiCorp's service area and the western US. NERC coordinates the efforts of the ten regional electric reliability councils throughout the US while WSCC is focused on reliable electric service in the western US. These agencies require Year 2000 readiness for all interconnected electric utilities by 1 July 1999. PacifiCorp has submitted its draft contingency plans to the WSCC as required by NERC. PacifiCorp participated in the successful NERC sponsored industry preparedness drill in respect of interruptions to necessary voice and data communications on 9 April 1999. PacifiCorp has drawn up worst case scenarios and plans to establish a precautionary posture for its systems at the end of 1999.

PacifiCorp has drawn up various contingency plans including a mining operations contingency plan with a view to ensuring that increased stockpiles of fuel are ready to supply the generating plants.

PacifiCorp's ability to maintain normal operations into the year 2000 will also be affected by the extent of Year 2000 compliance of third parties from whom PacifiCorp purchases products and services or with whom PacifiCorp exchanges information. PacifiCorp believes it has identified all of its critical third-party relationships and has assessed the extent of Year 2000 compliance of 98% of these parties. As at 27 April 1999, 98% of the critical third parties had reported they would be Year 2000 ready by 31 December 1999. PacifiCorp is in frequent contact with these third parties and the Year 2000 compliance information is updated as required.

PacifiCorp is also in the process of identifying third parties that are "super critical". An elevated Year 2000 readiness assessment, which includes a site visit, will be performed for each of them. To date, two super critical vendors have been identified. The first vendor supplies chemical reagents used in air emission control equipment at some generating plants. One week's supply can be maintained. The plants would be able to generate power, but after a week may not be able to meet air quality regulations. This vendor has advised PacifiCorp that it will be Year 2000 ready by 30 September 1999. An on-site assessment has been completed. PacifiCorp recently identified the second super critical vendor, which provides investor services to the company. A review of this vendor's Year 2000 project is scheduled for May 1999.

As at 31 December 1998, PacifiCorp has incurred $12.7 million of costs in connection with the Year 2000 project. Year 2000 remediation costs amount to approximately 5% of PacifiCorp's annual information technology budget. Estimates of the total cost to PacifiCorp of the Year 2000 project are approximately $30 million, which will be principally funded from operating cash flows. This estimate does not include the cost of system replacements that will be Year 2000 compliant but are not being installed primarily to resolve Year 2000 problems. PacifiCorp has not delayed any information technology projects that are critical to its operations as a result of Year 2000 remediation work. No independent verification of risk and cost estimates has been undertaken.

PacifiCorp believes that its critical systems will be Year 2000 ready by 1 July 1999. This belief, and the expected costs and other impacts of the Year 2000 issues, are based on management's best estimates, which are based on numerous assumptions concerning future events, including the availability of certain resources, the completion of third-party modification plans and other factors. There can be no assurance that these estimates will be achieved or that there will not be a delay in PacifiCorp's implementation of its Year 2000 project or that it will not incur increased costs associated with Year 2000 issues.

                                  New ScottishPower Summary Listing Particulars
B. Summary financial information for PacifiCorp for the three years ended 31 December 1998

1. Nature of financial information
The financial information set out below has been extracted without material adjustment from the audited consolidated financial statements of PacifiCorp for the three years ended 31 December 1998 contained in its annual reports filed on Form 10-K with the SEC. Deloitte & Touche LLP have issued independent accountants' reports on PacifiCorp's consolidated financial statements for the three years ended 31 December 1996, 1997 and 1998 that are required to be included in the annual report on Form 10-K pursuant to Section 13 or 15(d) of the US Securities Exchange Act of 1934. Each report was unqualified.
The financial information has been prepared in accordance with US GAAP and under PacifiCorp's accounting policies. US GAAP differs from UK GAAP in certain material respects. A summary of the main differences between the accounting policies adopted by PacifiCorp under US GAAP to those adopted by ScottishPower under UK GAAP at 31 December 1998 and for the three years then ended is set out at the end of this Part III.

2. Summary financial information for PacifiCorp

Statements of Consolidated Income and Retained Earnings
-------------------------------------------------------------------------------

                                                   Year ended 31 December
                                                 ----------------------------
                                                     1996      1997      1998
                                                       $m        $m        $m
------------------------------------------------------------------------------
Revenues                                          3,792.0   4,548.9   5,580.4
------------------------------------------------ --------  --------  --------
Expenses
 Purchased power                                    923.9   1,605.0   2,821.5
 Other operations and maintenance                 1,017.4   1,078.8   1,081.9
 Administrative and general                         241.3     319.0     322.9
 Depreciation and amortisation                      423.8     466.1     451.2
 Taxes, other than income taxes                      99.3      98.9      98.7
 Special charges                                        -     170.4     123.4
------------------------------------------------ --------  --------  --------
Total                                             2,705.7   3,738.2   4,899.6
------------------------------------------------ --------  --------  --------
Income from Operations                            1,086.3     810.7     680.8
------------------------------------------------ --------  --------  --------
Interest Expense and Other
 Interest expense                                   415.0     437.8     371.6
 Interest capitalised                               (11.4)    (12.2)    (14.5)
 Losses from equity investments                       4.1      12.8      13.9
 TEG costs and option losses                            -     105.6      73.0
 Write down of investments in energy development
  companies                                             -         -      79.5
 Gain on sale of PGC                                    -     (56.5)        -
 Minority interest and other                         11.8     (21.5)    (12.4)
------------------------------------------------ --------  --------  --------
Total                                               419.5     466.0     511.1
------------------------------------------------ --------  --------  --------
Income from continuing operations before income
 taxes                                              666.8     344.7     169.7
Income tax expense                                  236.5     111.8      59.1
------------------------------------------------ --------  --------  --------
Income from continuing operations before
 extraordinary items                                430.3     232.9     110.6
Discontinued operations (less applicable income
 tax expense/(benefit): 1998: $(74.3m); 1997:
 $361.1m and 1996: $47.4m)                           74.6     446.8    (146.7)
Extraordinary loss from regulatory asset
 impairment (less applicable income tax benefit
 of $9.6m)                                              -     (16.0)        -
------------------------------------------------ --------  --------  --------
Net Income/(Loss)                                   504.9     663.7     (36.1)
------------------------------------------------ --------  --------  --------
Earnings/(Loss) on Common Stock                     475.1     640.9     (55.4)
------------------------------------------------ --------  --------  --------
Average number of common shares outstanding--
 basic and diluted (Thousands)                    292,424   296,094   297,229
Earnings/(Loss) per Common Share--Basic and
 Diluted
 Continuing operations                           $   1.37  $   0.71  $   0.30
 Discontinued operation                          $   0.25  $   1.50  $  (0.49)
 Extraordinary item                              $      -  $  (0.05) $      -
------------------------------------------------ --------  --------  --------
Total                                            $   1.62  $   2.16  $  (0.19)
------------------------------------------------ --------  --------  --------

New ScottishPower Summary Listing Particulars

32
Consolidated Balance Sheets
--------------------------------------------------------------------------------
Assets

                                                         31 December
                                                  ----------------------------
                                                      1996      1997      1998
                                                        $m        $m        $m
-------------------------------------------------------------------------------
Current Assets
 Cash and cash equivalents                             8.4     740.8     583.1
 Accounts receivable less allowance for doubtful
  accounts: 1998: $18.0m;
  1997: $17.7m and 1996: $8.5m                       620.9     723.9     703.2
 Materials, supplies and fuel stock at average
  cost                                               181.3     181.9     175.8
 Net assets of discontinued operations and assets
  held for sale                                      779.5     223.4     192.4
 Real estate investments held for sale                   -     272.2         -
 Other                                                71.8      55.1      87.9
------------------------------------------------- --------  --------  --------
Total Current Assets                               1,661.9   2,197.3   1,742.4
------------------------------------------------- --------  --------  --------
Property, Plant and Equipment
 Domestic Electric Operations
  Production                                       4,659.2   4,720.6   4,844.2
  Transmission                                     2,069.2   2,087.8   2,102.3
  Distribution                                     3,029.7   3,244.0   3,319.7
  Other                                            1,687.9   1,784.8   1,947.0
  Construction work in progress                      252.8     257.4     246.8
------------------------------------------------- --------  --------  --------
  Total Domestic Electric Operations              11,698.8  12,094.6  12,460.0
 Australian Electric Operations                    1,361.9   1,161.2   1,140.4
 Other Operations                                     68.8      31.0      22.2
 Accumulated depreciation and amortisation        (3,862.4) (4,240.0) (4,553.2)
------------------------------------------------- --------  --------  --------
 Total Property, Plant and Equipment - Net         9,267.1   9,046.8   9,069.4
Other Assets
 Investments in and advances to affiliated compa-
  nies                                               253.9     166.1     114.9
 Intangible assets - net                             480.7     399.0     369.4
 Regulatory assets - net                           1,022.8     871.1     795.5
 Finance note receivable                             214.6     211.2     204.9
 Finance assets - net                                425.6     349.8     313.7
 Real estate investment                              217.0         -         -
 Deferred charges and other                          268.7     385.7     378.3
------------------------------------------------- --------  --------  --------
 Total Other Assets                                2,883.3   2,382.9   2,176.7
------------------------------------------------- --------  --------  --------
Total Assets                                      13,812.3  13,627.0  12,988.5
------------------------------------------------- --------  --------  --------

                                   New ScottishPower Summary Listing Particulars

Liabilities and Shareholders' Equity
--------------------------------------------------------------------------------

                                                   31 December
                                            ---------------------------
                                                1996     1997      1998
                                                  $m       $m        $m
--------------------------------------------------------------------------------
Current Liabilities
 Long-term debt currently maturing             219.8    365.4     299.5
 Notes payable and commercial paper            683.5    189.2     260.6
 Accounts payable                              477.5    546.7     566.2
 Taxes, interest and dividends payable         290.8    677.4     282.7
 Customer deposits and other                    83.7     84.9     168.0
------------------------------------------  -------- --------  --------
 Total Current Liabilities                   1,755.3  1,863.6   1,577.0
Deferred Credits
 Income taxes                                1,801.0  1,666.2   1,542.6
 Investment tax credits                        143.2    135.2     125.3
 Other                                         727.9    646.3     646.1
------------------------------------------  -------- --------  --------
 Total Deferred Credits                      2,672.1  2,447.7   2,314.0
Long-Term Debt                               4,892.4  4,413.0   4,559.3
Commitments and Contingencies                      -        -         -
Guaranteed Preferred Beneficial Interests
 in Company's Junior Subordinated
 Debentures                                    209.7    340.4     340.5
Preferred Stock Subject to Mandatory
 Redemption                                    178.0    175.0     175.0
Preferred Stock                                135.5     66.4      66.4
Common Equity
 Common shareholders' capital: shares
  authorised 750,000,000; shares outstand-
  ing: 1998: 297,343,422; 1997:
  296,908,110 and 1996: 295,139,753          3,236.8  3,274.2   3,285.0
 Retained earnings                             782.8  1,106.3     732.0
 Accumulated other comprehensive income         12.7    (59.6)    (60.7)
------------------------------------------  -------- --------  --------
 Total Common Equity                         4,032.3  4,320.9   3,956.3
------------------------------------------  -------- --------  --------
Total Liabilities and Shareholders' Equity  13,812.3 13,627.0  12,988.5
------------------------------------------  -------- --------  --------

New ScottishPower Summary Listing Particulars
Statements of Consolidated Changes in Common Shareholders' Equity

------------------------------------------------------------------------------
                             Common                 Accumulated
                          Shareholders'                Other         Total
                             Capital     Retained  Comprehensive Comprehensive
                         Shares  Amount  Earnings     Income     Income/(Loss)
                          '000     $m       $m          $m            $m
------------------------------------------------------------------------------
Balance at 1 January
 1996                    284,277 3,012.9   632.4            -             -
Comprehensive income
 Net income                    -       -   504.9            -         504.9
 Other comprehensive
  income
  Foreign currency
   translation
   adjustment, net of
   tax of $8.0m                -       -       -         12.7          12.7
Cash dividends declared
 Preferred stock               -       -   (29.1)           -             -
 Common stock                  -       -  (317.9)           -             -
Preferred stock retired        -       -    (7.5)           -             -
Sales to public            8,790   177.8       -            -             -
Sales through Dividend
 Reinvestment and Stock
 Purchase Plan             2,073    43.2       -            -             -
Redemptions and
 repurchases                   -     2.9       -            -             -
------------------------ ------- ------- -------     -------       -------
Balance at 31 December
 1996                    295,140 3,236.8   782.8         12.7         517.6
------------------------                                           -------
Comprehensive income
 Net income                    -       -   663.7            -         663.7
 Other comprehensive
  income
  Foreign currency
   translation
   adjustment, net of
   tax of $46.9m               -       -       -        (72.3)        (72.3)
Cash dividends declared
 Preferred stock               -       -   (20.0)           -             -
 Common stock                  -       -  (320.0)           -             -
Preferred stock retired        -       -    (0.2)           -             -
Sales through Dividend
 Reinvestment and Stock
 Purchase Plan             1,768    37.4       -            -             -
------------------------ ------- ------- -------     -------       -------
Balance at 31 December
 1997                    296,908 3,274.2 1,106.3        (59.6)        591.4
------------------------                                           -------
Comprehensive
 income/(loss)
 Net loss                      -       -   (36.1)           -         (36.1)
 Other comprehensive
  income/(loss)
  Unrealised gain on
   available-for-sale
   securities, net of
   tax of $3.8m                -       -       -          6.2           6.2
  Foreign currency
   translation
   adjustment, net of
   tax of $4.0m                -       -       -         (7.3)         (7.3)
Cash dividends declared
 Preferred stock               -       -   (17.2)           -             -
 Common stock                  -       -  (321.0)           -             -
Sales through Dividend
 Reinvestment and Stock
 Purchase Plan               346     9.1       -            -             -
Stock options exercised       89     1.7       -            -             -
------------------------ ------- ------- -------     -------       -------
Balance at 31 December
 1998                    297,343 3,285.0   732.0        (60.7)        (37.2)
------------------------ ------- ------- -------     -------       -------

                                   New ScottishPower Summary Listing Particulars

Statements Of Consolidated Cash Flows

------------------------------------------------------------------------------
                                                          Year ended 31
                                                           December
                                                      1996     1997      1998
                                                        $m       $m        $m
------------------------------------------------------------------------------
Cash Flows from Operating Activities
 Net Income/(Loss)                                   504.9    663.7     (36.1)
 Adjustments to reconcile net income/(loss) to net
  cash provided by continuing operations
  Losses/(income) from discontinued operations       (74.6)   (81.7)    146.7
  Gain on disposal of discontinued operations            -   (365.1)        -
  Extraordinary loss from regulatory asset
   impairment                                            -     16.0         -
  Write down of investments in energy development
   companies                                             -        -      79.5
  Depreciation and amortisation                      440.5    481.5     460.1
  Deferred income taxes and investment tax
   credits--net                                       26.1    (55.5)    (47.9)
  Special charges                                        -    170.4     123.4
  Gain on sale of subsidiary and assets                  -    (56.5)    (11.0)
  Other                                              (25.6)    46.0      23.0
  Accounts receivable and prepayments               (154.1)  (135.5)    (34.2)
  Materials, supplies, fuel stock and inventory       26.8     (6.5)      6.2
  Accounts payable and accrued liabilities           144.4    159.1     (24.8)
-------------------------------------------------- -------  -------  --------
 Net cash provided by continuing operations          888.4    835.9     684.9
 Net cash provided by/(used in) discontinued
  operations                                          37.0   (217.3)   (433.7)
-------------------------------------------------- -------  -------  --------
Net Cash Provided by Operating Activities            925.4    618.6     251.2
-------------------------------------------------- -------  -------  --------
Cash Flows from Investing Activities
 Construction                                       (528.1)  (577.7)   (609.9)
 Operating companies and assets acquired            (199.4)   (65.6)    (44.8)
 Investments in and advances to affiliated
  companies--net                                    (148.4)   (70.9)    (11.9)
 Proceeds from sales of assets                        49.3  1,666.3     111.0
 Proceeds from sales of finance assets and
  principal payments                                  55.8    103.2     311.7
 Other                                               (10.5)   (58.5)    (31.8)
-------------------------------------------------- -------  -------  --------
Net Cash Provided by/(used in) Investing
 Activities                                         (781.3)   996.8    (275.7)
-------------------------------------------------- -------  -------  --------
Cash Flows from Financing Activities
 Changes in short-term debt                         (247.6)  (494.4)     71.5
 Proceeds from long-term debt                        567.6    726.4   1,829.0
 Proceeds from issuance of common stock              223.9     37.4      10.8
 Proceeds from issuance of preferred securities of
  Trust holding solely PacifiCorp debentures         209.6    130.6         -
 Dividends paid                                     (346.4)  (341.2)   (337.3)
 Repayments of long-term debt                       (284.5)  (779.6) (1,731.6)
 Redemptions of capital stock                       (221.6)   (72.2)        -
 Other                                               (52.5)   (90.0)     24.4
-------------------------------------------------- -------  -------  --------
Net Cash Used in Financing Activities               (151.5)  (883.0)   (133.2)
-------------------------------------------------- -------  -------  --------
Increase/(Decrease) in Cash and Cash Equivalents      (7.4)   732.4    (157.7)
Cash and Cash Equivalents at Beginning of Year        15.8      8.4     740.8
-------------------------------------------------- -------  -------  --------
Cash and Cash Equivalents at End of Year               8.4    740.8     583.1
-------------------------------------------------- -------  -------  --------

New ScottishPower Summary Listing Particulars
3. Summary of differences between US GAAP and UK GAAP and unaudited summary statement of PacifiCorp's financial information under UK GAAP

PacifiCorp prepares its financial statements in accordance with US GAAP. The main differences between the accounting policies adopted by PacifiCorp under US GAAP and those adopted by ScottishPower under UK GAAP are described below.

(a) Goodwill
Under US GAAP, goodwill and intangible assets arising from the purchase of operating entities are held as intangible assets in the balance sheet and are amortised over their expected useful lives.

Under UK GAAP, goodwill arising from the purchase of operating entities prior to 31 March 1998 has been written off directly to reserves. Goodwill arising on acquisitions subsequent to 31 March 1998 is capitalised and amortised through the profit and loss account over its useful economic life. Under UK GAAP intangible assets other than goodwill are recognised only where they are separately identifiable, capable of reliable measurement and disposal independent of the business of the entity to which they relate. Otherwise such amounts are included as part of the purchased goodwill.

(b) Deferred taxation
Under US GAAP full provision for deferred tax is required to the extent that accounting profit differs from taxable profit due to temporary timing differences. Provision is made at future enacted rates.

Under UK GAAP provision for deferred tax is only required to the extent that it is probable that a taxation liability or asset will crystallise, in the foreseeable future, as a result of timing differences between taxable profit and accounting profit. Provision is made at known rates of tax.

(c) Pension costs
The fundamental differences between US GAAP and UK GAAP are as follows:

(i)Under US GAAP, the aim is to accrue the cost of providing pension benefits in the year in which the employee provides the related service. Under UK GAAP, the annual pension charge is determined so that it is a substantially level percentage of the current and expected future payroll.

(ii)Under US GAAP, pension liabilities are discounted using the current rates at which the pension liability could be settled. Under UK GAAP, pension liabilities are usually discounted using an interest rate that represents the expected long term return on plan assets.

(iii)Under US GAAP, variations from plan must be amortised separately over remaining service lives. Under UK GAAP, variations can be aggregated and amortised over the remaining employee service lives.

(iv)Under US GAAP, plan assets should be valued at market or at market related values. Under UK GAAP, alternative bases can be used.

(d) Other post retirement benefits
SFAS 106 "Employers" Accounting for Post-retirement Benefits other than Pensions" requires the use of a discount rate which reflects current market rates in determining the provision for post retirement benefits. UK GAAP permits the use of longer term discount rates.

(e) Debt and equity finance costs
Under US GAAP, as applied by regulated electricity utilities, both the cost of debt and the cost of equity applicable to domestic utility properties are capitalised during construction. Under UK GAAP, only interest on the debt funding attributable to capital projects may be capitalised during the period of construction.

(f) Leveraged leases
Under US GAAP, lessors can offset borrowings used to acquire leased assets against amounts receivable from lessees. It is also permissible to offset finance charges receivable from lessees against the finance charges arising on the borrowings used to fund the leased asset. This is referred to as "linked presentation".

                                  New ScottishPower Summary Listing Particulars

Under UK GAAP, linked presentation is allowed only in specific circumstances that are not met in respect of the assets of PacifiCorp that are the subject of such leases. Accordingly the amounts due from lessees and related indebtedness are disclosed separately in the balance sheet and the finance charges receivable from lessees and finance charges payable are disclosed separately in the profit and loss account. This treatment has no impact on net profit.

(g) Regulatory assets
SFAS 71 establishes US GAAP for utilities whose regulators have the power to approve and/or regulate rates that may be charged to customers. Provided that, through the regulatory process, the utility is substantially assured of recovering its allowable costs by the collection of revenue from its customers, such costs not yet recovered are deferred as regulatory assets. Due to the different regulatory environment, no equivalent GAAP applies in the UK.

Under UK GAAP regulatory assets established in accordance with SFAS 71 are recognised where they comprise rights or other access to future economic benefits which arise as a result of past transactions or events which have created an obligation to transfer economic benefit to a third party. Measurement of the past transaction or event and hence of the regulatory asset is determined in accordance with UK GAAP. Where the application of UK GAAP results in the non or partial recognition of an obligation compared to US GAAP, any related regulatory asset is either not or partially recognised.

Increases/(decreases) in net income/profit for the financial year and total stockholders' equity/shareholders' funds of PacifiCorp as a result of these adjustments can be summarised as follows:

---------------------------------------------------------------------------
                                                   PacifiCorp
                                             Year ended 31 December
                                             -------------------------
                                                1996     1997     1998
                                                  $m       $m       $m
---------------------------------------------------------------------------
Net income/(loss) under US GAAP                504.9    663.7     36.1
UK GAAP adjustments:
 Goodwill                                       20.4    (39.4)    10.6
 Deferred taxation                              33.1     18.7      4.0
 Pension costs                                   9.0     (2.8)    (5.8)
 Other post retirement benefits                  6.8      5.1      2.7
 Debt and equity finance costs                   7.3      7.1      5.8
----------------------------------------------------  -------  -------  ---
Profit for the financial year under UK GAAP    581.5    652.4   (18.8)
----------------------------------------------------  -------  -------  ---
---------------------------------------------------------------------------
                                                   PacifiCorp
                                                 At 31 December
                                             -------------------------
                                                1996     1997     1998
                                                  $m       $m       $m
---------------------------------------------------------------------------
Total shareholders' equity under US GAAP     4,345.8  4,562.3  4,197.7
UK GAAP adjustments:
 Goodwill                                     (450.6)  (501.3)  (471.2)
 Deferred taxation                           1,507.1  1,435.2  1,415.8
 Pension costs                                    --      0.9     (4.9)
 Other post retirement benefits                  5.6     10.1     12.9
 Debt and equity finance costs                 (51.5)   (44.4)   (38.6)
 Regulatory assets                            (676.0)  (650.1)  (602.9)
----------------------------------------------------  -------  -------
Shareholders' funds under UK GAAP            4,680.4  4,812.7  4,508.8
----------------------------------------------------  -------  -------

(i) Total shareholders' equity comprises common shareholders' capital, retained earnings, accumulated other comprehensive income, preferred stock subject to mandatory redemption and preferred stock.

New ScottishPower Summary Listing Particulars

Part IV
Pro forma statement of net assets, indebtedness and working capital
A.Pro forma statement of net assets
The following Unaudited Pro Forma Statement of Net Assets of the Combined Group has been prepared for illustrative purposes only to show the effects of the Merger and the Scheme as if they had occurred on 31 March 1999. Because of its nature the Unaudited Pro Forma Statement of Net Assets may not give a true picture of the financial position of the Combined Group. It has been prepared and reported upon in accordance with the Listing Rules.

The financial information for New ScottishPower has been extracted from the extract from the Accountants' Report in Section B of Part II of this document. The net assets of New ScottishPower at 31 March 1999 were (Pounds)50,000.

The financial information for ScottishPower at 31 March 1999 is based on the audited consolidated balance sheet of ScottishPower and has been extracted from paragraph 2 of Section C of Part II of this document.

The financial information for PacifiCorp at 31 December 1998 is based on the audited consolidated balance sheet of PacifiCorp and has been extracted from paragraph 2 of Section B of Part III of this document.

Unaudited Pro Forma Statement of Net Assets

--------------------------------------------------------------------------------------------------------------
                                    New
                          ScottishPower ScottishPower           PacifiCorp               Acquisition
                            At 31 March   At 31 March       At 31 December 1998           Accounting  Combined
                                   1999          1999 ---------------------------------  Adjustments     Group
                                UK GAAP       UK GAAP   US GAAP  Adjustments    UK GAAP      UK GAAP   UK GAAP
                              (Pounds)m     (Pounds)m (Pounds)m    (Pounds)m  (Pounds)m    (Pounds)m (Pounds)m
--------------------------------------------------------------------------------------------------------------
                                                       (Note 1)     (Note 2)                (Note 3)
Fixed assets
Intangible assets                  -          71.3       283.8      (283.8)          -     1,124.7    1,196.0
Tangible assets                    -       5,295.1     5,606.7       (26.7)    5,580.0           -   10,875.1
Investments                        -          73.7       161.6           -       161.6           -      235.3
------------------------    -------       --------    --------    -------     --------    -------    --------
                                   -       5,440.1     6,052.1      (310.5)    5,741.6     1,124.7   12,306.4
------------------------    -------       --------    --------    -------     --------    -------    --------
Current assets
Stocks                             -         125.8       150.2           -       150.2           -      276.0
Debtors: amounts falling
 due after one year                -           6.5       970.8       (89.0)      881.8        55.5      943.8
Debtors: amounts falling
 due within one year               -         552.8       529.8          17.7     547.5           -    1,100.3
Investments                        -             -       348.9             -     348.9           -      348.9
Short term bank and
 other deposits                    -         106.9         2.5             -       2.5           -      109.4
------------------------    -------       --------    --------    -------     --------    -------    --------
                                   -         792.0     2,002.2         (71.3)  1,930.9        55.5    2,778.4
------------------------    -------       --------    --------    -------     --------    -------    --------
Creditors: amounts
 falling due within one
 year
Loans and other
 borrowings                        -        (843.6)     (335.3)        (17.7)   (353.0)     (147.0)  (1,343.6)
Other creditors                    -      (1,332.8)     (797.3)         11.2    (786.1)          -   (2,118.9)
------------------------    -------       --------    --------    -------     --------    -------    --------
                                   -      (2,176.4)   (1,132.6)         (6.5) (1,139.1)     (147.0)  (3,462.5)
------------------------    -------       --------    --------    -------     --------    -------    --------
Net current
 assets/(liabilities)              -      (1,384.4)      869.6         (77.8)    791.8       (91.5)    (684.1)
------------------------    -------       --------    --------    -------     --------    -------    --------
Total assets less
 current liabilities               -       4,055.7     6,921.7        (388.3)  6,533.4     1,033.2   11,622.3
Creditors: amounts
 falling due after one
 year
Loans and other
 borrowings                        -      (1,684.5)   (2,922.4)       (274.2) (3,196.6)          -   (4,881.1)
Other creditors                    -             -       (34.5)            -     (34.5)          -      (34.5)
Provisions for
 liabilities and charges           -         (30.8)   (1,140.3)        849.9    (290.4)          -     (321.2)
Deferred income                    -        (393.2)     (296.5)            -    (296.5)          -     (689.7)
------------------------    -------       --------    --------    -------     --------    -------    --------
Net assets                         -       1,947.4     2,528.0         187.4   2,715.4     1,033.2    5,695.8
------------------------    -------       --------    --------    -------     --------    -------    --------

Notes to the Unaudited Pro Forma Statement of Net Assets

Note 1. Reclassifications and translation of the PacifiCorp Statement of Net Assets
Reclassifications have been made to the PacifiCorp historical financial information presented under US GAAP to conform to ScottishPower's presentation under UK GAAP. The information has been translated into pounds sterling at $1.66: (Pounds)1.00, the effective Noon Buying Rate of the Federal Reserve Bank of New York at 31 December 1998.

                                  New ScottishPower Summary Listing Particulars

Note 2. UK GAAP adjustments to historical PacifiCorp Net Assets
PacifiCorp prepares its financial statements in accordance with US GAAP. For the purposes of preparing the Unaudited Pro Forma Statement of Net Assets, PacifiCorp's Net Assets have been restated to conform with ScottishPower's accounting policies under UK GAAP (which are those that will be adopted by the Company).

Note 3. Acquisition accounting adjustments to the Unaudited Pro Forma Statement of Net Assets
The actual acquisition accounting adjustments that will be made will reflect, inter alia, the fair values of the consideration and the net assets of PacifiCorp at completion. For the purposes of the Unaudited Pro Forma Statement of Net Assets, no account has been taken of the possible financial effect of the proposed buyback, prior to the Merger Date, of up to (Pounds)500 million of ScottishPower Shares and/or New Shares.

B.Indebtedness of the Combined Group
At the close of business on 31 March 1999, the total indebtedness of the Combined Group (on the basis that the Merger and the Scheme had taken place) was as follows:

-------------------------------------------------------------------------
                                                                 Combined
                                       ScottishPower PacifiCorp     Group
                                           (Pounds)m  (Pounds)m (Pounds)m
-------------------------------------------------------------------------
Secured loans                                      -      2,132     2,132
Unsecured loans                                1,770        534     2,304
Unsecured bank overdrafts                         15         15        30
Other unsecured short-term borrowings            743        300     1,043
Finance lease obligations                          -        284       289
-------------------------------------          -----   -----      -----
Total debt                                     2,528      3,265     5,798
-------------------------------------          -----   -----      -----

For the purpose of the preparation of the above table, amounts have been translated into pounds sterling at AUS$2.5563: (Pounds)1.00 and US$1.6143:
(Pounds)1.00, being the mid market closing prices as at 31 March 1999.

At the close of business on 31 March 1999, The Combined Group had the following contingent liabilities:

  (a)ScottishPower had contingent liabilities under performance bonds and in respect of actual and potential claims, the total amount of which cannot be quantified but which, in the opinion of the Directors, are not likely to have a material effect on the ScottishPower Group.

  (b)ScottishPower has guaranteed that overdrafts of three subsidiary undertakings up to an amount of (Pounds)0.7 million (1998: one subsidiary undertaking for (Pounds)0.5 million).

  (c)ScottishPower has guaranteed Manweb's liabilities to the Pool in England and Wales. At 31 March 1999 these liabilities were (Pounds)30.9 million (1998: (Pounds)37.4 million).

  (d)PacifiCorp had contingent liabilities amounting to (Pounds)206 million, principally guarantees relating to energy trading activities. In addition, PacifiCorp had contingent liabilities in respect of environmental matters and in respect of various legal claims, actions and complaints (including those described in paragraph 14(b) of Part VII of this document), the total amount of which cannot be quantified but which, in the opinion of PacifiCorp, are not likely to have a material effect on the PacifiCorp Group.

Save as disclosed above and, in respect of the Combined Group, apart from intra-group indebtedness and guarantees at 31 March 1999 neither New ScottishPower nor any member of the ScottishPower Group or of the PacifiCorp Group had any outstanding loan capital (whether issued or created but unissued), term loans, other borrowings or indebtedness in the nature of borrowing (including bank overdrafts and liabilities under acceptances (other than normal trade bills) or acceptance credits, mortgages, charges, hire purchase commitments and obligations under finance leases), contingent liabilities or material guarantees.

C.Working capital of the Combined Group
New ScottishPower is of the opinion that, taking into account bonds in issue and available bank facilities, the Combined Group has sufficient working capital for its present requirements, that is for at least 12 months from the date of publication of this document.

New ScottishPower Summary Listing Particulars

Part V
Further details of the Merger
A. Summary terms of the Merger

1. Introduction
1.1 On 23 February 1999, in accordance with the terms of the Merger Agreement as a result of ScottishPower having determined to pursue the Scheme, ScottishPower, New ScottishPower, NA General Partnership and PacifiCorp entered into the Amended and Restated Merger Agreement to the effect that, following the Scheme Date, New ScottishPower will become the party to the Merger in place of ScottishPower.

1.2 The remainder of this Section A assumes that this will occur. However, if ScottishPower gives written notice to PacifiCorp that the Scheme will not become effective, the Merger will nonetheless proceed in accordance with the terms and subject to the conditions of the Merger Agreement as if the Amended and Restated Merger Agreement had not been entered into. In that event, references in the remainder of this Section A to New ScottishPower, New Shares and New ADSs should be read as references to, respectively, ScottishPower, ScottishPower Shares and ScottishPower ADSs.

2. Terms
2.1 The Merger will be effected by a statutory merger under Oregon law whereby MergerSub will be merged with and into PacifiCorp, which will survive the Merger as a subsidiary of New ScottishPower. Subject to the terms, conditions and procedures set out in the Merger Agreement, each issued and outstanding share of PacifiCorp Common Stock (other than shares owned directly or indirectly by New ScottishPower or PacifiCorp) will be converted into the right to receive either (i) 0.58 fully paid New ADSs or, if the holder so elects, (ii) 2.32 fully paid New Shares for each share so cancelled.

2.2 New ScottishPower will not issue fractional shares of New ADSs or fractions of New Shares. Holders of PacifiCorp Common Stock will instead be paid the cash equivalent of the market value (based on the market value of a ScottishPower ADS or a ScottishPower Share on the last trading day immediately preceding the Merger Date) of any fractional New ADSs or fractions of New Shares such holders would otherwise have received.

2.3 Upon the Merger becoming effective, all employee options to acquire PacifiCorp Common Stock will convert into options to acquire New Shares after adjustment to take account of the conversion ratio referred to in paragraph
2.1 above.

2.4 New ScottishPower, ScottishPower and PacifiCorp have agreed to coordinate with each other as regards the declaration of dividends in respect of New Shares, ScottishPower Shares and PacifiCorp Common Stock, with the intention that the holders of PacifiCorp Common Stock receive dividends in respect of the PacifiCorp Common Stock for all periods prior to the Merger Date but do not receive New ScottishPower dividends after the Merger Date in respect of periods prior to the Merger Date.

3. Shareholder approval and other conditions
3.1 The obligations of New ScottishPower and PacifiCorp to effect the Merger are subject to the fulfilment or waiver of certain conditions specified in the Merger Agreement, including:

  (a)the approval of the Merger by an ordinary resolution of the ScottishPower Shareholders;

  (b)the approval of the Merger by the holders of a majority of the outstanding PacifiCorp Common Stock voting separately as a single class, by the holders of a majority of the aggregate voting power of the outstanding PacifiCorp Preferred Stock voting together as a single class and by a majority of the aggregate voting power of all outstanding PacifiCorp stock entitled to vote at a meeting of the PacifiCorp Shareholders;

  (c)the London Stock Exchange having agreed to Admission (subject to allotment) and the NYSE having authorised the New ADSs for listing on the NYSE;

  (d)the representations and warranties made by the respective parties in the Merger Agreement being true and correct, in all material respects, taken as a whole, as of the Merger Date or, in the case of representations and warranties given as of an earlier date, as of such date;

  (e)each of the respective parties having performed and complied with, in all material respects, the agreements, covenants and obligations, taken as a whole, which are required by the Merger Agreement to be so performed or complied with by such party at or prior to the Merger Date;

                                  New ScottishPower Summary Listing Particulars

  (f)since 6 December 1998, no material adverse effect having occurred with respect to either New ScottishPower, ScottishPower and their respective subsidiaries taken as a whole or PacifiCorp and its subsidiaries taken as a whole and there existing no facts or circumstances arising after 6 December 1998, which in the aggregate would, or insofar as reasonably can be foreseen, could, when taken together with any breaches or violations of any representations, warranties, covenants and agreements of New ScottishPower or PacifiCorp, as the case may be, contained in the Merger Agreement, have a material adverse effect on either New ScottishPower, ScottishPower and their respective subsidiaries taken as a whole or PacifiCorp and its subsidiaries taken as a whole;

  (g)except as provided in the Merger Agreement, all consents, approvals and actions, filings with and notices to any governmental or regulatory authority required of New ScottishPower, PacifiCorp and any of their respective subsidiaries to consummate the Merger and the other matters contemplated by the Merger Agreement having been made or obtained and become final orders, and such final orders not, individually or in the aggregate, containing any terms or conditions that would have, or would reasonably be expected to have, a material adverse effect on PacifiCorp and its subsidiaries after the Merger, taken as a whole;

  (h)the consent or approval of each person (other than a governmental or regulatory authority) whose consent or approval is required by New ScottishPower, PacifiCorp and any of their respective subsidiaries under any material contract in order to consummate the Merger and the other transactions contemplated by the Merger Agreement having been obtained, except for those consents and approvals which, if not obtained, would not have, or would not reasonably be expected to have, a material adverse effect on PacifiCorp and its subsidiaries taken as a whole or on the ability of New ScottishPower or PacifiCorp to consummate the transactions contemplated by the Merger Agreement and the Scheme;

  (i) the absence of any law or order (whether temporary, preliminary or permanent) being enacted, issued, promulgated or enforced by any governmental or regulatory authority and having the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by the Merger Agreement;

  (j) a clearance decision of the Secretary of State for Trade and Industry under the Fair Trading Act 1973 and satisfactory indications from the DGES and the DGWS as to the future regulatory treatment of the electricity and water businesses of the ScottishPower Group which they regulate;

  (k) the applicable period under the Hart Scott-Rodino Act having expired or been terminated; and

  (l) the delivery to New ScottishPower and PacifiCorp of written tax opinions from Milbank, Tweed, Hadley & McCloy LLP, Stoel Rives LLP, and Le Boeuf, Lamb, Greene & MacRae, LLP.

3.2In the Merger Agreement, any reference to any event, change or effect having a "material adverse effect" on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of such entity (or of such group of entities taken as a whole).

4. Certain representations, warranties and covenants
4.1 The Merger Agreement contains certain customary representations and warranties by PacifiCorp, ScottishPower and New ScottishPower.

4.2 The Merger Agreement also contains certain customary covenants regarding the conduct of the respective businesses of New ScottishPower and PacifiCorp and their respective subsidiaries prior to the Merger Date, including undertakings from each of ScottishPower, New ScottishPower and PacifiCorp that, unless otherwise previously consented to by PacifiCorp, ScottishPower or New ScottishPower (as the case may be) in writing, it and its subsidiaries will (unless otherwise expressly provided for in the Merger Agreement) conduct its business only in the ordinary course substantially consistent with past business practice.

4.3 In recognition of New ScottishPower's and ScottishPower's commitment to the communities served by PacifiCorp, following completion of the Merger New ScottishPower or ScottishPower will contribute to The PacifiCorp Foundation the sum of $5 million.

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New ScottishPower Summary Listing Particulars

5. Directors and management of the Combined Group
5.1 New ScottishPower has agreed, subject to the exercise of fiduciary duties and to the extent permitted by applicable law, to cause Keith McKennon (the Chairman, Chief Executive Officer and President of PacifiCorp) to be appointed as Deputy Chairman and a director of New ScottishPower at the Merger Date. In addition to Mr McKennon, two non-executive members of the PacifiCorp board of directors, Nolan Karras and Robert Miller, will become members of the Board at the Merger Date. The decision as to which members of the PacifiCorp board (other than Mr McKennon) would join the Board was made after the signing of the original Merger Agreement.

5.2 New ScottishPower has agreed that, promptly following the Merger Date, certain non-executive members of the PacifiCorp board of directors, together with Richard O'Brien, will be elected and appointed to a PacifiCorp advisory board, the function of which will be to advise the PacifiCorp directors with respect to general business strategy, opportunities and activities in PacifiCorp's market area and customer relationships. The PacifiCorp advisory board will meet at least semi-annually and its members will be appointed for two year terms. The decision as to the membership of the PacifiCorp advisory board (other than Ian Robinson, Richard O'Brien, and Alan Richardson) will not be made until after the completion of the Merger, and Ian Robinson and Keith McKennon will jointly designate the other members of the advisory board. Richard O'Brien will be appointed a member of the PacifiCorp board of directors and President of PacifiCorp, in addition to his current position as Chief Operating Officer of PacifiCorp.

5.3 The Merger Agreement includes obligations on New ScottishPower in respect of compensation, incentive and employee benefit plans and arrangements of PacifiCorp in effect on the date of the Merger Agreement (6 December 1998). Further details are set out in paragraph 11(e) of Part VII.

5.4 New ScottishPower has agreed that, except to the extent changes may be required by law, until the sixth anniversary of the Merger Date, it will not take any action to amend, modify or repeal the provisions for indemnification of directors and officers of PacifiCorp contained in the articles of incorporation or bylaws (or other comparable charter documents) of PacifiCorp and its subsidiaries in such a manner as would adversely affect the rights of any individual who served as an officer or director of PacifiCorp or its subsidiaries prior to the Merger Date. Furthermore, subject to the limitations set out in the Merger Agreement, New ScottishPower has agreed that, until the sixth anniversary of the Merger Date, it will cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by PacifiCorp and its subsidiaries as of the date of the Merger Agreement with respect to claims arising from facts or events that occurred on or prior to the Merger Date.

6. Termination of the Merger Agreement
6.1 The Merger Agreement may be terminated by mutual written agreement of the parties.

6.2 The Merger Agreement may be terminated by either PacifiCorp or New ScottishPower if:

  (a)the Merger has not been consummated on or before 6 September 1999 and such failure is not caused by a breach of the Merger Agreement by the terminating party. However, if on 6 September 1999, New ScottishPower and PacifiCorp and their respective subsidiaries have not received all of the approvals of governmental authorities required in order to satisfy the regulatory approval condition set out in the Merger Agreement but all other conditions to the Merger have been fulfilled or are capable of being fulfilled, then, at the option of either New ScottishPower or PacifiCorp, the term of the Merger Agreement will be extended until 6 June 2000;

  (b)the PacifiCorp Shareholders have not approved the Merger Agreement or the ScottishPower Shareholders have not approved the Merger by reason of the failure to obtain the requisite vote on a vote of the shareholders;

  (c)there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in the Merger Agreement which breach is not curable or, if curable, has not been cured within thirty days following the receipt by the non-terminating party of notice of such breach from the terminating party and which breach, when taken together with any other breaches of representations, warranties, covenants and agreements of the non-terminating party contained in the Merger Agreement, has or would reasonably be expected to have a material adverse effect on PacifiCorp and its subsidiaries taken as a whole; or

42
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                                  New ScottishPower Summary Listing Particulars

  (d)any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise preventing or prohibiting the Merger and such order shall have become final and non-appealable.

6.3 The Merger Agreement may be terminated by PacifiCorp if:

  (a)the PacifiCorp board of directors determines in good faith that a failure to terminate the Merger Agreement could reasonably be expected to result in a breach of its fiduciary duties to shareholders imposed by law by reason of an unsolicited bona fide Alternative Proposal (see paragraph
  6.6 below) having been made; or

  (b)the Board of ScottishPower withdraws or modifies in a manner materially adverse to PacifiCorp its approval or recommendation of the Merger Agreement or the Merger; or

  (c)there has been a Change in Control (see paragraph 6.4 below) of New ScottishPower.

6.4 For the purposes of the Merger Agreement, a "Change in Control" of New ScottishPower shall occur if any of the following applies:

  (a)any person, directly, or indirectly, acquires securities of New ScottishPower representing 30% or more of the combined voting power of New ScottishPower's outstanding capital stock;

  (b)the shareholders of New ScottishPower approve a merger or other consolidation of New ScottishPower with any other company, other than a merger or consolidation effected to implement a recapitalisation of New ScottishPower (or similar transaction) in which no person acquires more than 30% of the combined voting power of New ScottishPower's outstanding securities;

  (c)a tender or exchange offer is made for the ordinary shares of New ScottishPower (or securities convertible into ordinary shares of New ScottishPower) and such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner, directly or indirectly, of securities representing at least 30% of the voting power of outstanding securities of New ScottishPower; or

  (d)New ScottishPower sells 30% or more of the shares of ScottishPower (or under the original Merger Agreement, if applicable, ScottishPower sells 30% or more of its operating assets) to a buyer that is not a member of New ScottishPower's controlled group of corporations.

6.5 The Merger Agreement may be terminated by New ScottishPower if the PacifiCorp board of directors:

  (a)withdraws or modifies in a manner materially adverse to New
  ScottishPower its approval or recommendation of the Merger Agreement or the Merger;

  (b)fails to reaffirm such approval or recommendation upon New
  ScottishPower's request; or

  (c)approves, recommends or takes no position with respect to an Alternative Proposal to the shareholders of PacifiCorp; or

  (d)resolves to take any of the foregoing actions.

6.6 In the Merger Agreement, an "Alternative Proposal" means any proposal or offer (including, without limitation, any proposal or offer to the PacifiCorp Shareholders) with respect to a merger, consolidation or other business combination including PacifiCorp or any of its subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) all or any significant portion of the assets of PacifiCorp and its subsidiaries taken as a whole, (ii) 5% or more of the outstanding shares of PacifiCorp Common Stock or (iii) 5% or more of the outstanding shares of the capital stock of any subsidiary of PacifiCorp.

7. Termination payments
7.1 PacifiCorp will be obliged to pay to New ScottishPower a termination fee of $250 million in the event that any person or group shall have made an Alternative Proposal and thereafter:

  (a)the Merger Agreement is terminated:

    (i)by PacifiCorp pursuant to the PacifiCorp board's determination in good faith, based upon the advice of outside counsel, that a failure to terminate the Merger Agreement could reasonably be expected to result in a breach of its fiduciary duties to shareholders imposed by law by reason of an unsolicited Alternative Proposal;


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

New ScottishPower Summary Listing Particulars
    (ii)by New ScottishPower because PacifiCorp has materially breached any representation, warranty, covenant or agreement (as described in paragraph 6.2(c) above) or because the PacifiCorp board of directors (A) withdraws or modifies in a manner materially adverse to New ScottishPower its approval or recommendation of the Merger Agreement or Merger, (B) fails to reaffirm such approval or recommendation upon New ScottishPower's request, (C) approves, recommends or takes no position with respect to an Alternative Proposal to its shareholders, or (D) resolves to take any of the foregoing actions; or

    (iii)by either party as a result of the approval and adoption of the Merger Agreement by PacifiCorp Shareholders not being obtained; or

  (b)the Merger Agreement is terminated for any other reason (other than by reason of the breach of the Merger Agreement by New ScottishPower, or a Change in Control of New ScottishPower, or as a result of ScottishPower Shareholder approval of the Merger not being obtained or the Board withdrawing or modifying in a manner materially adverse to PacifiCorp its approval or recommendation of the Merger Agreement or the Merger) and a definitive agreement with respect to such Alternative Proposal is executed within one year after such termination.

7.2 New ScottishPower will be obliged to pay to PacifiCorp a termination fee of $250 million in the event that the Merger Agreement is terminated by PacifiCorp following a Change in Control of New ScottishPower.

7.3 In the event that the Merger Agreement is terminated by either PacifiCorp or New ScottishPower due to the failure of the other to obtain the approval of its shareholders and the termination fee described above is not payable:

  (a)if the Merger Agreement is not approved by the PacifiCorp Shareholders and is approved by the ScottishPower Shareholders, PacifiCorp shall pay to New ScottishPower $10 million; or

  (b)if the Merger is not approved by the ScottishPower Shareholders and is approved by the PacifiCorp Shareholders, New ScottishPower shall pay to PacifiCorp $10 million.

B. Factors considered by ScottishPower in assessing the Merger
ScottishPower's strategy for delivering shareholder value has two key elements--a strong growing UK multi-utility business and the establishment of a strong platform for growth in the US electricity sector. The Board believes that significant benefits will be derived from the Merger and that the Combined Group will be more efficient and stronger financially than either New ScottishPower or PacifiCorp would be on its own.

In light of the Board's knowledge of the business and operations of ScottishPower and its business judgment, the Board considered and evaluated each of the factors listed below during the course of its deliberations prior to approving the Merger Agreement.

  . The expectation that the transaction would result in earnings accretion, before amortisation of goodwill, for ScottishPower Shareholders from the first full year after completion of the Merger compared to the Directors' present expectations for the existing ScottishPower Group.

  . Management's belief that the application of best practice across the Combined Group has the potential to create substantial cost savings following completion of the Merger.

  . The fact that the Merger will further a key strategic objective of ScottishPower, namely expansion of its core electricity business into the rapidly evolving US market.

  .  The strategic fit between ScottishPower and PacifiCorp, including:

    - the fact that both are vertically integrated electric utilities;

    - the relevance of ScottishPower's UK experience in the emerging competitive market in the US;

    - the similarity of the companies' generation activities; and

    - the potential for subsequent expansion for the Combined Group.

  . The opinion of Morgan Stanley that, as at the date of the opinion (6 December 1998), the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to ScottishPower.

                                  New ScottishPower Summary Listing Particulars

  . Management's review of the business, operations and financial condition of PacifiCorp as supported by the findings of due diligence.

  .  The terms of the Merger Agreement, including:

    - the fixed Exchange Ratio and the absence of any mechanism for adjusting the Exchange Ratio;

    -  the termination provisions and termination fees; and

    - the covenants governing conduct of the businesses between announcement and completion of the Merger.

  . The merger consideration to be received by PacifiCorp Shareholders, its relationship to market price and earnings, and the fact that it will be tax-free to PacifiCorp Shareholders.

  .  The following potential risks related to the Merger:

    - the fact that ScottishPower would have to register with, and be regulated by, the SEC under the provisions of the US Public Utility Holding Company Act of 1935;

    - the potential for adverse movement in share prices, exchange rates or interest rates;

    - the size and international nature of the Merger, and attendant potential burdens on ScottishPower management;

    - the requirements to gain regulatory approvals from state and federal regulators and the length of time this could take;

    - potential legal and environmental exposures beyond those identified in due diligence;

    - possible impediments to achieving the estimated level of potential cost savings; and

    - potential for adverse regulatory rulings to impair the economic rationale for the Merger.

New ScottishPower Summary Listing Particulars
Part VI
Regulatory aspects of the Merger, certain regulatory reviews and environmental matters
A. Regulatory aspects of the Merger
The Merger is subject to various regulatory approvals, of which those outstanding are anticipated to be received later this year. The following is a summary of the material regulatory requirements affecting the Merger and approvals received.

1. UK approvals
In the UK, the Merger is conditional on clearance by the Secretary of State for Trade and Industry under the merger control provisions of the Fair Trading Act 1973 and satisfactory indications from the DGES and the DGWS as to the future regulatory treatment of the businesses within the ScottishPower Group which they regulate. On 13 April 1999, the Secretary of State for Trade and Industry announced that it was not his intention to refer the Merger to the Competition Commission. In making that decision, the Secretary of State for Trade and Industry accepted certain assurances from ScottishPower to address the regulatory concerns of the DGES. These include assurances relating to the establishment of a holding company for the ScottishPower Group, to the financial and management resources of ScottishPower and Manweb, and to ensuring that the DGES continues to have access to the information which he needs to carry out his duties.

ScottishPower has given assurances that it will secure that the holding company will restructure its business in Great Britain as soon as is reasonably practicable, and in any event within three years, so as to place generation and any non-electricity activities in separate group companies. ScottishPower has assured the Secretary of State for Trade and Industry that, following restructuring, a financial ring-fence will be placed around the electricity supply and transmission businesses currently carried on by ScottishPower, on similar terms to the standard ring-fence terms developed by the DGES.

To the extent that these assurances require licence modifications to be implemented, ScottishPower has assured the Secretary of State for Trade and Industry that it will agree to such modifications and will secure that Manweb will do likewise.

ScottishPower has requested confirmation from the DGWS that he has no regulatory concerns in relation to the Merger.

2. US and Australian approvals
PacifiCorp is a public utility and, upon the Merger becoming effective, will remain subject to regulation by the FERC and state regulatory commissions in California, Idaho, Oregon, Utah, Washington, and Wyoming with respect to rate maters, the issue of securities and capital reorganisations. Applications in connection with the proposed transaction have been filed with the FERC and with the California Public Utilities Commission, the Idaho Public Utilities Commission, the Oregon Public Utility Commission, the Utah Public Service Commission, the Washington Utilities and Transportation Commission, and the Wyoming Public Service Commission (the "Commissions"). The Commissions are being requested to either disclaim jurisdiction over the Merger or approve it. Generally, approval by the Commissions is subject to a finding that the transaction is consistent with the public interest. The Commissions may attach conditions to their approval. ScottishPower has proposed packages of commitments in its filings with the Commissions (see paragraph 3 below). While the outcome of regulatory proceedings can never be predicted with certainty, it is currently anticipated that the regulatory process can be completed in late 1999.

Testimony has been filed in Oregon, Idaho, Washington, Wyoming and Utah, and hearings have been scheduled in those states in July and August 1999. Testimony has been filed in California but a hearing has not been scheduled as the only intervener has now withdrawn its protest and accordingly it currently appears that all matters will be resolved in California without the need for hearings.

Section 203 of the FPA provides that no public utility shall sell or otherwise dispose of its jurisdictional facilities or directly or indirectly merge or consolidate such facilities with those of any other person without having first obtained authorisation from the FERC. Section 203 approval will be granted if the FERC considers the transaction to be "consistent with the public interest". PacifiCorp has filed an application with the FERC seeking approval of the proposed transaction to the extent it constitutes an

                                  New ScottishPower Summary Listing Particulars
indirect transfer of control of its jurisdictional facilities and those of its subsidiaries to the ScottishPower Group.

In recent proceedings under section 203 of the FPA, the FERC has focused on the effect a proposed transaction may have on: (i) competition in domestic power markets, (ii) the applicant's wholesale power and transmission rates and
(iii) state and federal regulation of the applicant. PacifiCorp also has FPA hydro-electric licences subject to FERC jurisdiction. However, it does not believe FERC approval with respect to its hydro-electric licences is required for the Merger to become effective. The Directors do not expect that the Merger will give rise to substantial FERC concern in any of these areas. The FERC has authority to attach conditions to its approval.

SEC approval of the Merger under the US Public Utility Holding Company Act of 1935 (the "1935 Act") is not required. However, once the Merger becomes effective, New ScottishPower will be required to register as a holding company in accordance with section 5 of the 1935 Act.

New ScottishPower and ScottishPower plan to reorganise prior to the Merger to put New ScottishPower over ScottishPower as a holding company by means of the Scheme. If this reorganisation is completed, New ScottishPower would register as the holding company under the 1935 Act. Following the Scheme, the US and UK utility businesses of New ScottishPower will be in separate subsidiaries and each of the UK subsidiaries will qualify for exemption from regulation as a foreign utility under the 1935 Act. It is anticipated that registration will not affect the conduct of New ScottishPower's non-utility businesses. If the Scheme does not become effective, ScottishPower will register as a holding company under the 1935 Act and operate its US businesses in separate subsidiaries and its UK businesses, including those that are divisions, as if they were separate subsidiaries subject to regulation under the 1935 Act. ScottishPower will, in any event, implement a future reorganisation to place certain divisions in separate group companies pursuant to the assurances given to the Secretary of State for Trade and Industry described under "UK approvals" above. The Scheme is not subject to SEC approval under the 1935 Act, but a future reorganisation would be. While New ScottishPower and ScottishPower currently believe that the Scheme will become effective, it cannot predict the outcome of the approvals or confirmations needed for the Scheme or the regulatory proceedings for any future reorganisation.

Regulation under the 1935 Act will have various consequences, unless specific subsidiaries or transactions are otherwise exempt by SEC rules or orders, including:

  . issues of securities by PacifiCorp and New ScottishPower will be regulated but certain exemptions may be available to PacifiCorp. Foreign utility companies held as separate subsidiaries of New ScottishPower will be exempt;

  . acquisitions of securities and utility assets by PacifiCorp and New ScottishPower will be regulated;

  . any affiliate transactions among members of the Combined Group after the Merger would be regulated;

  . later acquisitions of businesses by New ScottishPower and PacifiCorp must be reasonably incidental, economically necessary or appropriate to the operations of an integrated public utility system; and

  . in certain cases, the payment of dividends and repurchase of securities by PacifiCorp and New ScottishPower would be subject to regulation by the SEC.

If the Scheme does not become effective, references in the preceding paragraph to New ScottishPower should be construed as references to ScottishPower (which would be the holding company).

As a non-operating 2.5% owner of the Trojan nuclear power plant, which is currently being decommissioned, PacifiCorp must obtain approval from the Nuclear Regulatory Commission in the event of a change of control of PacifiCorp and must assure this Commission that all safety-related matters remain under the control of the operator or under the supervision of United States citizens.

Under the Omnibus Trade and Competitiveness Act of 1988 ("Exon-Florio") the President of the United States may prohibit or suspend an acquisition of, or investment in, a US company by a foreign person if the President finds, after investigation, credible evidence that the foreign person might take action that

New ScottishPower Summary Listing Particulars threatens to impair the national security of the US and that other provisions of existing law do not provide adequate and appropriate authority to protect the national security. Any determination that an investigation is called for must be made within 30 days of notice of the proposed transaction. Any such investigation must be completed within 45 days of the determination. Thereafter, any decision to take action must be announced within 15 days of completion of the investigation. Authority for administering Exon-Florio has been delegated to the Committee on Foreign Investment in the United States ("CFIUS"). Each of PacifiCorp and ScottishPower or New ScottishPower will make a voluntary filing with CFIUS seeking a finding that the Merger does not impair the national security of the United States.

The Hart Scott-Rodino Act provides that the Merger may not become effective until certain information has been submitted to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission and specified Hart Scott-Rodino Act waiting period requirements have been satisfied. On 12 February 1999, ScottishPower and PacifiCorp were granted early termination of the waiting period requirements of the Hart Scott-Rodino Act. However, the early termination of the Hart Scott-Rodino Act waiting period does not preclude the Antitrust Division or the Federal Trade Commission from challenging the Merger on antitrust grounds. Neither New ScottishPower nor PacifiCorp believes that the Merger will violate federal antitrust laws. If the Merger is not completed within 12 months after the expiration or earlier termination of the initial Hart Scott-Rodino Act waiting period, New ScottishPower and PacifiCorp would be required to submit new information to the Antitrust Division and the Federal Trade Commission, and a new Hart Scott-Rodino Act waiting period would have to expire or be terminated before the Merger could be completed.

PacifiCorp has environmental permits and licences with respect to which the consent of the issuing authority may be required as a result of the Merger. In addition, PacifiCorp and its subsidiaries own aircraft subject to regulation by the Federal Aviation Administration and hold various communication licences issued by the Federal Communications Commission. Consents or approvals from these authorities will also be required as a result of the Merger. PacifiCorp does not anticipate any difficulties at the present time in obtaining such consents and approvals in connection with the Merger.

The Merger is subject to the Foreign Acquisitions and Takeovers Act 1975 in Australia. Under that Act, the Treasurer of Australia has broad powers to prohibit or place conditions on the acquisition of interests in Australian business operations by foreign investors if such acquisitions are found to be contrary to the national interest. The parties have notified the Australian Foreign Investment Review Board of the proposed Merger as a result of PacifiCorp's ownership of Powercor and an interest in the Hazelwood power station and adjacent brown coal mine in Victoria. On 25 March 1999, the Australian Federal Treasurer confirmed that he had no objection to the Merger.

3. General
Under the Merger Agreement, New ScottishPower and PacifiCorp have agreed to proceed co-operatively and in good faith to obtain, as promptly as practicable, all necessary material permits, licences, franchises and other governmental authorisations necessary or advisable to effect the transactions contemplated by the Merger Agreement. In its filings with the Commissions, ScottishPower has proposed packages of commitments concerning customer service, disclosure to state regulators, commitment to the environment, commitment to communities and commitment to employees, in relation to PacifiCorp's operations. These proposals are subject to further discussion with the Commissions as part of the approval process. Various parties may seek intervention in these proceedings to oppose the Merger or to have conditions imposed upon the receipt of necessary approvals. While New ScottishPower and PacifiCorp believe that they will receive the requisite regulatory approvals for the Merger, there can be no assurance as to the timing of such approvals or the ability of New ScottishPower and PacifiCorp to obtain such approval on satisfactory terms or otherwise. It is a condition to the Merger that final orders approving the Merger be obtained from the various regulatory authorities and US federal and state commissions described above on terms and conditions which would not have, or would not be reasonably likely to have, a material adverse effect on the business, properties, assets, financial condition or results of operations of PacifiCorp and its subsidiaries taken as a whole. There can be no assurance that any such approvals will be forthcoming, nor that they will not be subject to onerous terms or conditions.

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

                                  New ScottishPower Summary Listing Particulars

B. Certain regulatory reviews

1. ScottishPower

(a) Electricity

Price controls
All customers in the respective home (formerly called "franchise") areas are now subject to competitive supply, although certain smaller customers remain protected for a two-year period from April 1998. Tariff increases for these smaller customers are subject to a maximum price restraint of RPI-3 in the second year of this period. This restraint effectively caps the price movements which arise from the individual price controls set out below. Following reviews by the DGES, the price regime under which the two companies operate has been determined as follows:

  (i) Distribution
  The maximum distribution revenue is calculated from a formula that is based on customer numbers as well as units distributed. Annual price increases for ScottishPower's distribution business will be limited to RPI minus 2% per annum until 31 March 2000. From 1 April 1997 until 31 March 2000, Manweb is restricted to an annual price increase of RPI minus 3% for the provision of distribution services.

  OFFER is expected to publish draft proposals on revised price controls for all PESs in August 1999, and final proposals in November 1999, to allow them to come into effect in April 2000 as part of the overall price review exercise currently being carried out by OFFER.

  (ii) Transmission
  ScottishPower's transmission business was restricted under its existing price control to a price increase of RPI minus 1% per annum in the year ended 31 March 1999. The same level of total revenue in real terms will be allowed in the year ending 31 March 2000. OFFER is currently reviewing the scope and duration of the transmission price controls for Scotland thereafter and is expected to publish draft proposals for revised price controls in August 1999 and final proposals in November 1999, which will come into effect in April 2000.

  (iii) Supply
  The restriction on supply prices was previously by way of a retail price index minus X formula, and a correction factor which has taken into account in each year the amount of any over or undercharging in the previous year. The value of X for ScottishPower's supply price control from 1 April 1995 to 31 March 1998 was set at 2. The value of X for Manweb's supply price control from 1 April 1994 to 31 March 1998 was also set at 2.

  All customers are now subject to competitive supply, although certain smaller customers remain protected: for a two-year period from April 1998, the supply price control operates as a maximum price restraint on tariff increases for ScottishPower's and Manweb's "designated customers" i.e. customers with a maximum demand of less than 12,000 kWh per year.

  The nature and extent of possible restraints from 1 April 2000 are being reviewed at the same time as the distribution price controls. By way of protection of the consumer, PES licence conditions prohibit discriminatory, onerous or predatory pricing in areas in which a PES has been determined dominant (currently in the PES's authorised area).

  (iv) Fossil fuel levy
  As part of the privatisation of the UK electricity industry, a "fossil fuel levy" was imposed on PESs. The cost of the levy is passed onto customers to meet the higher costs of compliance with the Non Fossil Fuel Obligation incurred by the PESs in contracting with renewable energy sources. In England and Wales, the levy was 0.9% from 1 April 1998 and was reduced to 0.7% on 1 January 1999. This levy will be reviewed later in 1999.

  In Scotland, the Scottish Renewables Obligation (the "SRO") requires that ScottishPower contract for specific amounts of electricity capacity at generating stations powered by renewable sources. A levy is therefore required to recover the additional cost to ScottishPower of the SRO. From April 1998 until 31 March 1999, the levy had been set at 0.8%. It was reduced to 0% from 1 April 1999 to 31 March 2000, and is predicted to stay below 2% in subsequent years. The third Scottish Renewables Order ("SRO3") came into force in February 1999.

New ScottishPower Summary Listing Particulars

Future regulation
In March 1998, the Government published a Green Paper "A Fair Deal for Consumers--Modernising the Framework for Utility Regulation". In July 1998 the Government published a summary of the response to its consultations and in October 1998 it published a further consultation paper which contains specific proposals. The main proposals are:

  . separate licensing of supply and distribution activities of the PESs with the licences to be held by separate legal entities, though not necessarily in separate ownership; and

  . a new single, primary duty on utility regulation to protect the interests of consumers, wherever possible and appropriate through the promotion of effective competition.

Further proposals to revise the regulation of the electricity industry were published by the Government and the DGES in 1998, the most important of which include the following:

  . the DGES published proposals in July 1998 to reform the trading arrangements in England and Wales along the lines of commodity markets and other energy markets. The DTI published an Energy White Paper in October 1998, supporting the DGES's proposals, and setting out its expectation that wholesale price falls of at least 10% in real terms, and possibly more, can be expected in the medium term. In November 1998 a framework document on implementation of the new trading arrangements was published by the DGES (encompassing the development of a balancing market, a short-term bilateral market and a related settlement system). The proposals set a target date of April 2000 and a Development and Implementation Steering Group has been set up to develop other new trading arrangements;

  . revision of Scottish trading arrangements from April 2000. OFFER issued a consultation paper on options for future Scottish trading arrangements in December 1998, inviting comments on the creation of either a single trading area in Scotland or unified UK-wide trading arrangements. Further papers are expected to be published in May and August 1999 with final proposals in November 1999; and

  . separation of the supply, distribution, generation and transmission activities of ScottishPower and Scottish Hydro-Electric plc into separate companies. In May 1998 the DGES published a consultation paper on the separation of the distribution and supply activities of PESs to facilitate competition. It also considered the interface between transmission and generation in Scotland. A further consultation paper was published by OFFER in November 1998 proposing alternative scenarios for operational separation. Following examination by consultants of the costs of separation OFFER is expected to publish a further paper in May 1999. In addition, the operational separation of transmission from generation in Scotland will be considered as part of the reviews of the transmission price controls and Scottish trading arrangements. A likely outcome will be a requirement for separate licensed businesses within the same group to operate as separate legal entities.

The outcome of the proposals and reviews referred to in this paragraph and their impact on the Group is uncertain.

(b) Water
Southern Water Services is allowed to increase its standard charges for the provision of water supply and sewerage services by the percentage change in the RPI plus an adjustment factor K. The value of K is currently set at 4% for the period ending on 31 March 2000. In 1996, as a result of the takeover of Southern Water Services by ScottishPower, ScottishPower undertook that the average price increases of Southern Water Services in the three charging years commencing 1 April 1997, would be lower than the allowed charging limits. This undertaking was the subject of a licence condition modification which came into effect on 28 September 1996, requiring Southern Water Services' average prices to be 1% lower than they would otherwise have been in 1997 and 3% lower than they would otherwise have been in the two years from April 1998.

                                  New ScottishPower Summary Listing Particulars

Infrastructure charges, being the amount that Southern Water Services can charge when new properties are connected for a domestic supply of water or sewerage services for each service, are also controlled. The infrastructure charge was set at (Pounds)200 for 1995-96 and is permitted to rise in line with inflation in subsequent charging years.

The DGWS reviews Southern Water Services' price controls on a 15 yearly basis. The DGWS also has the power to make an interim determination to adjust price limits between the five yearly periodic reviews. At present, price limits for the water and sewage companies are being examined as part of such a periodic review to be concluded in November 1999, when the DGWS will set new price limits for the period from 1 April 2000 to 31 March 2005. In setting price limits, the DGWS proposes to take into account compliance with environmental and quality standards in assessing price limits for the period from 2000 to 2005. The DGWS will also consult each water company individually to discuss responses to the review. In July 1999, he will publish his draft determination of new price limits to run from 2000 to 2005, and his final decisions will be made in November 1999. The outcome of this price review and its impact on the Group is uncertain.

As part of the current review process, on 29 October 1998 the DGWS published a consultation paper setting out proposed ranges for bills for the period from 2000 to 2005. In this paper, the DGWS has confirmed that, on the basis of past efficiencies achieved by water companies, he considers there to be scope for substantial price reductions in April 2000. However, the UK Government has proposed a programme of capital expenditure by the water companies aimed at environmental improvements which was included in the consultation paper. This programme is estimated to cost some (Pounds)8.5 billion in the aggregate. The water companies would be entitled to pass that cost through to customers with the effect of increasing bills in the four years after 2000. In the consultation paper, the DGWS estimated, in the case of Southern Water Services, that expected average household bills could be reduced by more than 17.5% (in real terms) in 2000-01 on previous year levels. However, the DGWS expected there to be an overall increase in the 1999/2000 level of bills in the four year period up to 2005.

ScottishPower has responded to the DGWS's proposals by requesting an initial price increase of 3.5% and a K factor of + 3% which would result in an average regulated rate of return of 6.5%.

Large industrial users can now choose their own water and sewerage suppliers. From 1 April 2000 fifteen water companies including Southern Water, will not be able to recoup from other customers any amounts lost by offering lower tariffs to such industrial users. The regulated charging base to which price limits apply will no longer include tariffs to large industrial users. Southern Water Services agreed to this change to its Appointment in February 1999.

2. PacifiCorp
During 1997, the Utah Public Service Commission ("UPSC") held hearings on the proper method to be used in allocating common generation, transmission and corporate related costs among PacifiCorp's jurisdictions. Under an order issued in April 1998, differences in allocations associated with the merger of Pacific Power & Light and Utah Power & Light were to be eliminated over five years on a straight-line basis. The phase-out of the differences was to be completed by 1 January 2001 and could have reduced Utah customer prices by about US$50 to US$60 million annually once fully implemented. The order was to be included in a general rate case, thereby combining it with all other cost of service items in determining the ultimate impact on customer prices.

In 1998, the UPSC commenced a general rate case to consider the impact of the April 1998 allocation order, other cost-of-service issues and the appropriateness of PacifiCorp's authorised rate of return on equity. On 4 March 1999, an order was issued by the UPSC in the general rate case under which PacifiCorp was required to reduce revenues in the state of Utah by $85 million, or 12% per annum. Additionally the UPSC ordered a refund of $40 million to be made through a credit on customer bills. The $85 million reduction will commence on 1 March 1999. The order also reduced PacifiCorp's authorised rate of return on equity from 12.1% to 10.5%. As a result of the order, PacifiCorp recorded a $38 million reduction in revenues in 1998 in respect of the $40 million refund and will record a further $2 million reduction in 1999.

New ScottishPower Summary Listing Particulars

C. Environmental matters

1. ScottishPower
The Group's activities are subject to numerous environmental laws and regulations arising from EU directives and UK legislation relating to, among other things, atmospheric pollution, water pollution and water quality. The Group believes that it has taken and continues to take measures to comply with applicable laws and regulations for the protection of the environment.


2. PacifiCorp
US federal, state and local authorities regulate many of PacifiCorp's activities pursuant to laws designed to restore, protect and enhance the quality of the environment. All of PacifiCorp's US mining operations are subject to reclamation and closure requirements. Powercor is subject to various Australian federal and Victorian state environmental regulations. The operations of the Hazelwood plant are subject to environmental regulation and a licensing regime.

                                  New ScottishPower Summary Listing Particulars

Part VII
Additional information
1. Responsibility
The Directors and the Proposed Directors, whose names are set out in paragraph 6 below, accept responsibility for the information contained in this document. To the best of the knowledge and belief of the Directors and the Proposed Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

2. Incorporation and activity
New ScottishPower was incorporated and registered in Scotland on 19 February 1999 under the Act as a public company limited by shares with registered number SC193794. The registered and head office of New ScottishPower is at 1 Atlantic Quay, Glasgow G2 8SP. Apart from entering into the Amended and Restated Merger Agreement, New ScottishPower has not traded or presented to its members or filed any accounts since its incorporation. PricewaterhouseCoopers, whose address is Kintyre House, 209 West George Street, Glasgow G2 2LW, have been the only auditors of New ScottishPower since its incorporation.

3. Share capital of New ScottishPower

(a)The authorised, issued and fully paid share capital of New ScottishPower as at 29 April 1999 (being the latest practicable date prior to the publication of this document) is as follows:

---------------------------------------------------------------------------------
            Authorised                                             Issued
    Number           Amount                                 Number     Amount
---------------------------------------------------------------------------------
 1,699,900,004 (Pounds)849,950,002 New Shares of 50p each        4      (Pounds)2
                                    Redeemable Shares of
        49,998      (Pounds)49,998     (Pounds)1 each       49,998 (Pounds)49,998
                                      New ScottishPower
             1           (Pounds)1      Special Share            -              -

-------
  The 49,998 Redeemable Shares have been issued to ScottishPower and are fully paid up. New ScottishPower intends to redeem the Redeemable Shares prior to the Merger Date.

(b)Before the Scheme Date, the Directors of New ScottishPower will, among other matters, be granted substantially the same authority to issue and allot ordinary shares, and to make purchases of its own ordinary shares, as will be in existence in respect of ScottishPower following the conclusion of the Merger EGM and its next annual general meeting (which is expected to be held on 21 July 1999).

(c)New ScottishPower and its Directors will be granted before the Scheme Date authority to issue and allot ordinary shares in connection with the Scheme.

(d)The proposed authorised, issued and fully paid share capital of New ScottishPower as it will be following the Scheme Date will be as follows:

-----------------------------------------------------------------------------------------------
             Authorised                                                    Issued
    Number            Amount                                     Number           Amount
-----------------------------------------------------------------------------------------------
 2,999,900,004 (Pounds)1,499,950,002 New Shares of 50p each   1,199,323,636 (Pounds)599,661,818
                                      Redeemable Shares of
        49,998        (Pounds)49,998     (Pounds)1 each              49,998      (Pounds)49,998
                                        New ScottishPower
             1             (Pounds)1      Special Share                   1           (Pounds)1

-------
  The table set out above assumes no issues of shares by New ScottishPower or ScottishPower after 27 April 1999 (being the latest practicable date prior to the publication of this document) whether pursuant to the exercise of options or otherwise, other than in connection with the Scheme.

(e)The authorised, issued and fully paid share capital of New ScottishPower as it will be following the Merger Date will be as follows:

--------------------------------------------------------------------------------------------------
             Authorised                                                      Issued
    Number            Amount                                     Number             Amount
--------------------------------------------------------------------------------------------------
 3,000,000,000 (Pounds)1,500,000,000 New Shares of 50p each   1,889,133,539 (Pounds)944,566,769.50
                                        New ScottishPower
             1             (Pounds)1      Special Share                   1              (Pounds)1

-------
  The table set out above assumes no issues of shares by New ScottishPower, ScottishPower or PacifiCorp after 27 April 1999 (being the latest practicable date prior to the publication of this document) whether pursuant to the exercise of options or otherwise, other than in connection with the Scheme.

New ScottishPower Summary Listing Particulars

(f)The exercise of all options and the vesting of all awards outstanding under the PacifiCorp Stock Plans as at 27 April 1999 (being the latest practicable date prior to the publication of this document) would following completion of the Merger result in the issue of not more than approximately 14.6 million New Shares.

(g)As at 27 April 1999 (being the latest practicable date prior to the publication of this document) the following options granted to certain directors and employees of the Group under the ScottishPower Share Option Schemes and the Southern Water Sharesave Scheme were outstanding, all of which have been granted for no consideration:

---------------------------------------------------------------------------------------
                                       Option                               Outstanding
                              Date of   price                              shares under
                                grant (pence)   Normal exercisable periods       option
---------------------------------------------------------------------------------------
Scottish Power plc
 Sharesave Scheme         22 Jun 1994  273.8          Sept 1999-March 2000   1,294,721
                          20 Jun 1995  262.1          Sept 2000-March 2001   1,171,521
                          20 Jun 1996  263.1  Sept 1999-March 2000 or 2002   9,871,739
                          20 Jun 1997  307.0  Sept 2000-March 2001 or 2003   4,671,202
                          12 Jun 1998  440.0  Sept 2001-March 2002 or 2004   4,180,109
                                                                            ----------
                                                                            21,189,292
Southern Water Sharesave
 Scheme                   03 Feb 1992   74.0          March 1999-Sept 1999       3,642
                          26 Jan 1993  111.0          March 1999-Sept 2000     214,610
                          25 Jan 1994  154.9  March 1999-Sept 1999 or 2001     109,180
                          25 Jan 1995  136.1  March 2000-Sept 2000 or 2002     975,555
                          25 Jan 1996  160.2  March 2001-Sept 2001 or 2003     743,663
                                                                            ----------
                                                                             2,046,650
Scottish Power plc Exec-
 utive Share Option
 Scheme                   18 Dec 1991  227.4             Dec 1994-Dec 2001     128,303
                          25 Jun 1992  237.7             Jun 1995-Jun 2002      22,554
                          01 Jul 1993  310.0             Jun 1996-Jun 2003      59,641
                          17 Dec 1993  454.8             Dec 1996-Dec 2003      60,766
                          27 May 1994  354.0             May 1997-May 2004      18,191
                          18 Nov 1994  352.1             Nov 1997-Nov 2004      22,039
                          12 May 1995  335.0             May 1998-May 2005      72,026
                          10 Nov 1995  357.5             Nov 1998-Nov 2005      47,534
                                                                            ----------
                                                                               431,054
---------------------------------------------------------------------------------------

In accordance with past practice, ScottishPower intends to grant options under the Sharesave Scheme (as defined in paragraph 8 below), in June 1999.

(h) As at 27 April 1999 (being the latest practicable date prior to the publication of this document) awards in respect of 1,935,409 shares were outstanding under the ScottishPower Long Term Incentive Plan ("the Plan"). In accordance with past practice, ScottishPower intends to grant awards under the Plan in May 1999.

(i) As at 27 April 1999 (being the latest practicable date prior to the publication of this document), the total number of shares under option or the subject of awards under the ScottishPower Share Schemes was therefore 25,602,405. At the same date 12,777,981 ScottishPower Shares were held by the ScottishPower Qualifying Employee Share Trust (the "QUEST") to satisfy the exercise of share options under the Sharesave Scheme. At the same date, 1,877,077 ScottishPower Shares were held by a trustee (Barclays Private Bank & Trust (Isle of Man) Limited) for the purpose of awards under the Plan.

(j) During the three years immediately preceding the date of this document the only change in the issued share capital of ScottishPower has been the issue of 126,386,570 ScottishPower Shares in connection with the offer for Southern Water originally made on behalf of ScottishPower on 20 June 1996 and 95,961,203 ScottishPower Shares at an issue price of 250p each issued in connection with a rights issue to assist the offer for Southern Water, and the issue of 33,075,627 ScottishPower Shares in total as a result of the exercise of share options under the ScottishPower Share Schemes.

                                  New ScottishPower Summary Listing Particulars

(k)Save as disclosed in this paragraph 3, (i) there has been no issue of share or loan capital of New ScottishPower since its incorporation (ii) save for options which may be granted over New Shares as a result of the release of outstanding options under the ScottishPower Share Schemes or the PacifiCorp Stock Plans, no share or loan capital of New ScottishPower is under option or agreed to be put under option, and (iii) during the three years immediately preceding the date of this document there has been no material issue of share or loan capital of any member of the ScottishPower Group (otherwise than intra-group issues by wholly-owned subsidiary undertakings and pro rata issues by partly-owned subsidiary undertakings) for cash or other consideration.

(l)The New Shares issued in connection with the Scheme and the Merger will when issued rank pari passu in all respects with the New Shares currently in issue.

4.Limitations on shareholdings, summary of principal differences between the New ScottishPower Articles and the ScottishPower Articles and future proposals Limitations on shareholdings
The New ScottishPower Articles contain provisions whose purpose is to prevent any person, other than a defined category of permitted persons, from owning or controlling, directly or indirectly, shares which carry the right to cast on a poll 15% or more of the votes at general meetings of New ScottishPower.

  (i)For the purpose of these provisions, the expression "interest" in relation to shares is deemed to mean any interest which would be taken into account in determining for the purpose of Part VI of the Companies Act 1985 as in force at 29 May 1991 (the "Original Act") whether a person has a notifiable interest (including any interest which he would be taken as having for those purposes); and any interest referred to in section 209(1)(a), (b), (d) or (e) of the Original Act (except that of a simple trustee under the law of Scotland and of a bare or custodian trustee under the laws of England and Wales); and any interest mentioned in section 208(4)(b) of the Original Act which could arise under an agreement within the meaning of section 204(5) and (6) of the Original Act.

  (ii)Any person holding an interest of 3% or more in any class of New ScottishPower's issued share capital carrying rights to vote in all circumstances at general meetings ("relevant share capital") is required to notify New ScottishPower of that interest and of any percentage point change in the level of that interest.

  (iii)If a person has, or appears to the Directors to have, an interest in shares which carry 15% or more of the total votes attaching to the relevant share capital of all classes (taken as a whole) of New ScottishPower and capable of being cast on a poll or is deemed to have such an interest, the Directors will give notice to all persons who appear to the Directors to have interests in the shares concerned and, if different, to the holders of those shares. The notice shall set out the restrictions referred to in (v) below and will call for the interest concerned to be reduced to less than 15% by a disposal of shares within 21 days of the giving of such notice to the holder (or such longer period as the Directors consider reasonable). Except for the purpose of a disposal as required by the New ScottishPower Articles or unless such notice is withdrawn, no transfer of any of the shares to which the interest relates may be registered.

  (iv)If such notice is not complied with in all respects to the satisfaction of the Directors and has not been withdrawn, the Directors will, so far as they are able, make such disposal through any officer or employee of New ScottishPower and will give written notice of the disposal to those persons on whom the notice was served. The terms of the sale, including the price, are to be determined by the Directors on taking advice from professional advisers.

  Any such transfer will be as effective as if it had been executed by the holder of the transferred shares and the title of the transferee will not be affected by any irregularity or invalidity in the proceedings relating to the transfer. The net proceeds of the disposal (without interest and after deduction of the expenses of sale) will be paid to the former holder and he will be given, if appropriate, a new certificate for the balance of the shareholding, on the surrender of any certificate(s) for the shares sold.

  (v)The registered holder of shares to whom a notice, referred to in (iii) above, has been given is not, in respect of any of the shares to which the notice relates, entitled to attend or vote at any general or class meeting of New ScottishPower or to exercise any other right as a shareholder in

New ScottishPower Summary Listing Particulars relation to any such meeting until such notice has been complied with to the satisfaction of the Directors or withdrawn. Those rights vest in the Chairman of any such meeting who may exercise or refrain from exercising those rights entirely at his discretion. The Directors will inform the Chairman of any such meeting of any shares in respect of which such a notice as is referred to in (iii) above has been given.

  (vi)Any resolution or determination of, or decision or exercise of any discretion or power by, the Directors or by the Chairman of any meeting under the limitations on shareholdings provisions will be final and conclusive and any disposal or transfer made pursuant to such provision is binding on all persons concerned and is not open to challenge. The Directors will not be required to give any reasons for any decision, determination or declaration taken or made in accordance with the limitations on shareholdings provisions.

  (vii)The Secretary of State is not subject to these limitations and there are exceptions for a limited category of permitted persons, principally recognised clearing houses, recognised investment exchanges, trustees of employees' share schemes, ADS depositaries in their capacity as such and persons whose holdings are of a fiduciary, contingent or temporary nature.

Principal differences
The principal differences between the New ScottishPower Articles and the ScottishPower Articles are explained below. The numbering of the New ScottishPower Articles (each an "article") referred to below corresponds to the numbering of the ScottishPower Articles, other than article 6(E) which is a new article and has no equivalent in the ScottishPower Articles. A copy of the New ScottishPower Articles and of the ScottishPower Articles will be available for inspection as referred to in paragraph 17 below. A copy of the ScottishPower Articles (including amendments proposed to be made at the Scheme
EGM) will be available during, and for at least 15 minutes prior to, the Scheme EGM.

(a) Article 6(E) (The Redeemable Shares)
This article was inserted to set out the rights attaching to the 49,998 Redeemable Shares issued to ScottishPower in order for it to obtain a trading certificate under section 117 of the Act. By virtue of a special resolution of New ScottishPower passed on 29 April 1999, this article will automatically be deleted from the New ScottishPower Articles following redemption of all of the Redeemable Shares.

(b) Article 7 (The New ScottishPower Special Share)
This article sets out the rights attaching to the New ScottishPower Special Share and has been amended so that in addition to those matters which are currently deemed in the ScottishPower Articles to be a variation of the rights attaching to the ScottishPower Special Share and as such only effective with the prior consent in writing of the Special Shareholder, the rights attaching to the New ScottishPower Special Share provide that each of the following matters is also deemed to be a variation requiring prior consent of the Special Shareholder in writing:

  (i)the giving by New ScottishPower of any consent or agreement to any amendment, removal or alteration of the effect of article 7 of the ScottishPower Articles (as amended in connection with the Scheme);

  (ii)the giving by New ScottishPower of any consent or agreement to the creation or issue of any shares in the capital of ScottishPower other than an issue of shares following which New ScottishPower will own the full legal and beneficial interest in, and control, shares in the capital of ScottishPower carrying at least 85% of the voting rights exercisable on a poll at general meetings of ScottishPower;

  (iii)the disposal by New ScottishPower of any of the shares in ScottishPower held by it or of any rights or interest in such shares or the entering into by New ScottishPower of any agreement or arrangement with respect to such shares or to the exercise of any voting or other rights attaching to such shares, such that New ScottishPower would cease to own the full legal and beneficial interest in, and control, shares in the capital of ScottishPower carrying at least 85% of the voting rights exercisable on a poll at general meetings of ScottishPower;

  (iv)the giving by New ScottishPower of any consent or agreement to any abrogation, variation, waiver or modification of any of the rights or privileges attaching to any shares in ScottishPower such that New ScottishPower would cease to own the full legal and beneficial interest in, and

                                  New ScottishPower Summary Listing Particulars
  control, shares in the capital of ScottishPower carrying at least 85% of the voting rights exercisable on a poll at general meetings of ScottishPower; and

  (v)any other act or omission to act by New ScottishPower or the Directors of New ScottishPower which results in New ScottishPower ceasing to own the full legal and beneficial interest in, and control, shares in the capital of ScottishPower carrying at least 85% of the voting rights exercisable on a poll at general meetings of ScottishPower.

As set out in paragraph (f) of the resolution numbered 1 in the Notice of the Scheme EGM, the existing article 7 of the ScottishPower Articles is to be deleted and replaced after the Scheme Date by an article to the effect that the events set out in paragraphs (i), (ii) and (iv) above may not occur without the prior written consent of New ScottishPower.

(c) Article 98 (Number of directors to retire)
This article relates to the number of Directors to retire from office by rotation and has been amended in accordance with the new London Stock Exchange requirement that all directors shall retire by rotation at least every three years.

(d) Article 123 (Borrowing powers)
This article relates to the borrowing powers of New ScottishPower and has been amended to include an interim borrowing limit of (Pounds)8 billion up to the date of publication of the audited accounts of New ScottishPower for the year ended 31 March 2000, and to delete the provision which required goodwill and intangible assets to be deducted from the Adjusted Capital and Reserves (as defined in the New ScottishPower Articles). This deletion reflects the new UK Financial Reporting Standard FRS10.

(e) Article 130 (Interim dividends)
This article relates to the ability of the Directors to pay interim dividends and has been amended to provide that the Directors may declare and pay any dividends, including final dividends, and not just interim dividends. This is in order to facilitate the proposed move to quarterly dividend payments.

Future proposals
The Directors intend pursuant to the Merger Agreement to propose a resolution at the 2000 annual general meeting of New ScottishPower to amend the New ScottishPower Articles in order to provide (to the extent reasonably possible) for the holders of ADSs, including New ADSs, to attend, vote and speak at general meetings. It is intended that the amendments to be proposed will provide for the appointment of multiple proxies by approved depositories (including the Depositary), for such proxies themselves to be able to appoint a proxy, for the holding of special and extraordinary resolutions on a poll and for certain other minor amendments to the New ScottishPower Articles.

The Merger is not conditional upon the passing of this resolution although the Merger Agreement requires that the resolution, if not passed, would again be put forward for consideration at the next annual general meeting.

New ScottishPower, which will replace ScottishPower as the party to the Deposit Agreement upon the Scheme becoming effective, also intends to seek to amend the Deposit Agreement to reflect the changes proposed to be made to the New ScottishPower Articles and to make certain other amendments.

5.PacifiCorp share capital

(a) PacifiCorp Common Stock
As at 27 April 1999 (being the latest practicable date prior to the publication of this document), the number of shares of PacifiCorp Common Stock issued and outstanding was 297,331,855. Other than pursuant to the exercise of options or the grant of awards of restricted stock under the PacifiCorp Stock Incentive Plan, it is not expected that any PacifiCorp Common Stock will be issued prior to the Merger Date. Upon the Merger becoming effective, all of the PacifiCorp Common Stock (other than any such shares held by ScottishPower, New ScottishPower or any of their subsidiaries or by any subsidiary of PacifiCorp) will be cancelled and converted into the right to receive New ADSs and New Shares in accordance with the terms of the Merger.

(b) PacifiCorp Common Stock under option
As at 27 April 1999 (being the latest practicable date prior to the publication of this document) not more than 6,080,085 options to acquire unissued PacifiCorp Common Stock were outstanding under the

New ScottishPower Summary Listing Particulars
PacifiCorp Stock Incentive Plan. Upon the Merger becoming effective, all such options which are not yet exercisable will become exercisable and will convert into options to acquire New Shares. These options will be exercisable for up to 10 years from the date of the original grant.

On 9 February 1999, under the PacifiCorp Stock Incentive Plan, PacifiCorp granted options to acquire 1,892,000 shares of PacifiCorp Common Stock at an option price of US$19 with a three year vesting period (commencing one year after the grant date) and a 10 year exercise period, and 39,275 restricted stock awards with a four year vesting period (commencing one year after the grant date). Such options and restricted stock awards do not automatically vest upon a change in control, such as the Merger, but could vest within the 24 months following a change in control if the recipient's employment is terminated under certain conditions.

In addition, on 9 February 1999, under the PacifiCorp Stock Incentive Plan, PacifiCorp granted to Mr McKennon stock options to acquire 250,000 shares of PacifiCorp Common Stock at an option price of US$19 with a three year vesting period (commencing one year after the grant date) and a 10 year exercise period, and 3,500 restricted stock awards with a four year vesting period (commencing one year after the grant date). Such awards and options will not vest upon a change in control and will not be forfeited upon employment termination so long as Mr McKennon provides services to PacifiCorp, New ScottishPower, or any subsidiaries or affiliates of either of them, as an officer, director, consultant, agent, or otherwise.

PacifiCorp may grant further options to acquire shares of PacifiCorp Common Stock or restricted shares of PacifiCorp Common Stock in the ordinary course in the period prior to the Merger Date.

(c) Restricted PacifiCorp Common Stock
Awards of restricted PacifiCorp Common Stock have been made to PacifiCorp employees under the PacifiCorp Stock Plans. Under individual agreements, restricted PacifiCorp Common Stock is held in escrow for a specified period pending satisfaction of performance conditions and subject to continued employment with PacifiCorp. As at 27 April 1999 (being the latest practicable date prior to the publication of this document), not more than 233,918 existing shares of restricted PacifiCorp Common Stock were outstanding under unvested restricted stock awards made pursuant to the PacifiCorp Stock Plans.

Upon the Merger becoming effective, all unvested awards of restricted PacifiCorp Common Stock will convert into awards of New ADSs or New Shares, as the case may be, and all awards granted (other than awards granted on 9 February 1999 and all awards granted under the PacifiCorp Non-Employee Directors Stock Compensation Plan) will become fully vested and free of restrictions. Restricted stock grants to employees made on 9 February 1999 will not automatically vest upon a change in control but could vest within the 24 months following a change in control if the recipient's employment is terminated under certain conditions.

(d) PacifiCorp Preferred Stock
PacifiCorp has three classes of preferred stock, 5.00% Preferred Stock, Serial Preferred Stock (currently divided into seven series) and No Par Serial Preferred Stock (currently divided into five series). The PacifiCorp Preferred Stock will remain outstanding following the Merger Date and will not be acquired or cancelled as part of the Merger. However, the Merger Agreement requires PacifiCorp to redeem the $1.16, $1.18 and $1.28 series of its No Par Serial Preferred Stock prior to the Merger Date. It is not expected that any PacifiCorp Preferred Stock will be issued prior to the Merger Date.

  (i)Dividends
  Dividends on the Preferred Stock are payable pari passu without regard to class or series, are cumulative and are payable quarterly on 15 February, 15 May, 15 August and 15 November each year, but only when and as declared by the PacifiCorp board, out of funds legally available for the payment of dividends, in preference to the PacifiCorp Common Stock.

  (ii)Redemption and conversion
  PacifiCorp may redeem all or any part of any one or more series of any class of the Preferred Stock, other than the 6.00% Serial Preferred Stock and the 7.00% Serial Preferred Stock, by paying the specified redemption prices for such series. PacifiCorp must give shareholders of Preferred Stock between 30 and 60 days' notice before redeeming Preferred Shares.

  On 15 August 2001, PacifiCorp must redeem all outstanding shares of the $7.70 No Par Serial Preferred Stock at a redemption price of $100 per share, plus unpaid accumulated dividends, if any, to the date of redemption.

                                  New ScottishPower Summary Listing Particulars

  PacifiCorp must redeem on 15 June of each year (beginning on 15 June 2002 and ending on 15 June 2006) not less than 37,500 nor more than 75,000 shares of the $7.48 No Par Serial Preferred Stock at a redemption price of $100 per share, plus unpaid accumulated dividends, if any, to the date of redemption. The option to redeem in excess of 37,500 shares of such stock is not cumulative. On 15 June 2007, PacifiCorp must redeem all outstanding shares of the $7.48 No Par Serial Preferred Stock at a redemption price of $100 per share, plus unpaid accumulated dividends, if any, to the date of redemption.

  None of the currently issued Preferred Stock is convertible into PacifiCorp Common Stock.

  (iii)Voting rights
  The holders of the 5.00% Preferred Stock and the Serial Preferred Stock, together with the PacifiCorp Common Stock, are entitled to one vote for each share held on matters presented to shareholders generally. Holders of the No Par Serial Preferred Stock have such voting rights as are established at the time a series of No Par Serial Preferred Stock is created. Each series of No Par Serial Preferred Stock now outstanding has one vote per share, except for the $1.16, $1.18 and $1.28 series of No Par Serial Preferred Stock which normally are non-voting but have one-quarter vote per share on certain extraordinary matters on which all holders of PacifiCorp Preferred Stock vote, as described below.

    (A) If dividends payable on the Preferred Stock are in default in an amount equal to four full quarterly payments or more per share, holders of the relevant series of Preferred Stock, voting together as one class, are entitled by majority vote to elect the smallest number of directors necessary to constitute a majority of the full PacifiCorp board of directors.

    (B) The consent of the holders of at least two-thirds of the total votes of a class of Preferred Stock is required in order to amend any of the terms of that class in a manner substantially prejudicial to the holders thereof.

    (C) PacifiCorp must obtain the consent of the holders of a majority of the total voting power of the outstanding Preferred Stock, voting together as one class distinct from the PacifiCorp Common Stock, to:

      (1) merge or consolidate with or into any other corporation;

      (2) issue unsecured securities in amounts in excess of amounts permitted by certain issuance tests; or

      (3) issue, sell or otherwise dispose of any shares of Preferred Stock unless PacifiCorp meets certain income levels and capital surplus requirements.

  (iv)PacifiCorp's repurchase and resale of shares
  PacifiCorp may, subject to the restrictions noted above, purchase any of its stock outstanding at such price as may be fixed by the PacifiCorp board and accepted by the holders of the stock purchased, and may resell any stock so purchased at a price fixed by its board. However, if the stock so purchased is subject to redemption, the price paid may not exceed the price at which it is redeemable.

  (v)Other rights
  No holder of any stock or other securities of PacifiCorp has any preemptive or other right to subscribe for, purchase or receive any unissued shares, treasury shares, or other shares of any class.

  In general, on a liquidation PacifiCorp Preferred Shareholders have a preferential right over PacifiCorp Common Shareholders to receive an amount equal to the amounts payable under the optional redemption provisions described above together with any unpaid dividends.

  PacifiCorp Preferred Shareholders are entitled to dissent from, and to obtain payment of the fair value of the shares held, in the event of a merger, stock exchange, sale or exchange of all or substantially all of the property of PacifiCorp other than in the usual and regular course of business (with certain exceptions), or certain specified charter amendments (only to the extent the holder is entitled to vote thereon). PacifiCorp Preferred Shareholders have dissenters' rights in connection with the Merger.

New ScottishPower Summary Listing Particulars

  (vi)Special Cash Payments
  If the Merger is approved at the PacifiCorp annual meeting and all regulatory approvals for the Merger required under the Merger Agreement have been obtained, PacifiCorp will make a special cash payment of $1.00 per share ($0.25 per share for the $1.16, $1.18 and $1.28 series) to each PacifiCorp Preferred Shareholder on the PacifiCorp Record Date that voted in favour of the Merger. These special cash payments will be paid out of PacifiCorp's general funds, promptly after receipt of the last regulatory approval for the Merger but prior to the Merger. However, no accrued interest will be paid on the special cash payments regardless of any delay in making such payments.

  Under the articles of incorporation of PacifiCorp, the amount of unsecured debt that PacifiCorp may issue is limited to 30% of the total secured indebtedness of PacifiCorp, its capital and surplus. PacifiCorp is seeking consent of the PacifiCorp Preferred Shareholders to increase the amount of unsecured indebtedness which PacifiCorp may issue from time to time. PacifiCorp believes that the unsecured debt consent is key to meeting the objectives of flexibility and favourable cost structure and therefore if the unsecured debt consent is approved, PacifiCorp will make a special cash payment in the amount of $1.00 per share ($0.25 per share for $1.16, $1.18 and $1.28 series) to each PacifiCorp Preferred Shareholder on the PacifiCorp Record Date that voted in favour of the unsecured debt consent. If the unsecured debt consent is approved, special cash payments will be paid out of PacifiCorp's general funds, promptly after the PacifiCorp annual meeting. However, no accrued interest will be paid on the special cash payments regardless of any delay in making such payments. These special cash payments will be made irrespective of the vote on any other matters presented at the PacifiCorp annual meeting.

  The special cash payments referred to above, in aggregate, would not exceed approximately $5 million.

  In addition, certain dealer solicitation fees will be payable by PacifiCorp in relation to the resolutions referred to above which, in aggregate, would not exceed approximately $4 million.

6. Directors of New ScottishPower
The Directors and their functions are set out below:
-------------------------------------------------------------------------------

Name                                                       Function
-------------------------------------------------------------------------------
Charles Murray Stuart CBE                                  Chairman (non-executive)
Ian Robinson                                               Chief Executive
Ian Simon MacGregor Russell                                Deputy Chief Executive and Finance Director
Kenneth Leslie Vowles                                      Executive Director UK Power Operations
Duncan Whyte                                               Executive Director Multi-Utility
Charles Berry                                              Executive Director, Customer Sales and Services
Alan Richardson                                            Executive Director, US Responsibility
Mair Barnes                                                Non-executive director
Sir Peter Lewis Gregson GCB                                Non-executive director
Ewen Cameron Stewart Macpherson                            Non-executive director
John Parnaby CBE                                           Non-executive director

The Directors are currently directors of ScottishPower and directors of New ScottishPower in the same capacities. ScottishPower announced the resignation of Sir Ronald Garrick as a non-executive director on 26 April 1999, which took effect on 30 April 1999. Duncan Whyte, who is an executive director of ScottishPower with responsibility for Multi-Utility, will resign as a Director and will leave the ScottishPower Group on 31 May 1999 to become the Chief Executive of The Weir Group plc.


It is proposed that, with effect from the Merger Date, Keith McKennon be appointed as a director of New ScottishPower with the role of non-executive Deputy Chairman. It is also proposed that from the same date Nolan Karras and Robert Miller (currently non-executive directors of PacifiCorp) will be appointed as non-executive directors of New ScottishPower.

7. Directors' and other interests in ScottishPower and New ScottishPower
(a) The interests, all of which are beneficial, of the Directors and the Proposed Directors, in ScottishPower Shares as at 27 April 1999 (being the latest practicable date prior to the publication of this document), in New Shares following the Scheme Date (which in aggregate will represent

                                  New ScottishPower Summary Listing Particulars
approximately 0.02% of the issued ordinary share capital of New ScottishPower) and in New Shares following the Merger Date (which in aggregate will represent approximately 0.01% of the issued ordinary share capital of New
ScottishPower), are set out in the table below. In each case, the figures are based upon the interests in ScottishPower Shares which have been notified by each Director and the Proposed Directors to ScottishPower pursuant to section 324 or section 328 of the Act as at 27 April 1999 (being the latest practicable date prior to the publication of this document) or are required pursuant to section 325 of the Act to be entered into the register of Directors' interests maintained under that section or are interests of a connected person (within the meaning of section 346 of the Act) of a Director or Proposed Director which would, if the connected person were a Director, be required to be disclosed under such sections of the Act, and the existence of which is known to or could with reasonable diligence be ascertained by that Director or Proposed Director.

-------------------------------------------------------------------------------

                                           Scottish
                                              Power
Director(1)                      Shares/ New Shares
---------------------------------------------------
Charles Murray Stuart CBE                    15,000
Ian Robinson                                 57,412
Ian Simon MacGregor Russell                  15,612
Kenneth Leslie Vowles                       117,327
Duncan Whyte                                 28,612
Charles Berry                                     0
Alan Richardson                                 295
Mair Barnes                                       0
Sir Peter Lewis Gregson GCB                     905
Ewen Cameron Stewart Macpherson               5,000
John Parnaby CBE                              6,692
Keith McKennon(/2/)                          22,200
Nolan Karras(/3/)                               478
Robert Miller(/4/)                            7,953

-------
  (1) The table set out above assumes no dealings by the Directors or the Proposed Directors or such connected persons and that no further shares of ScottishPower, New ScottishPower or PacifiCorp are issued, whether pursuant to the exercise of options or otherwise, in each case after 27 April 1999 (being the latest practicable date prior to the publication of this document).
  (2) The interests of Keith McKennon arise as a result of his vested interests in PacifiCorp Common Stock and represent the New Shares that will be received in respect of those interests upon the Merger becoming effective. For these purposes no account is taken of (a) the shares of PacifiCorp Common Stock held beneficially for Mr McKennon under the PacifiCorp Compensation Reduction Plan, which, as at 1 January, 1999 would convert, under the Exchange Ratio, to approximately 78,262 New Shares, and
  (b) the 3,500 shares of PacifiCorp Common Stock the subject of awards and 250,000 shares of PacifiCorp Common Stock the subject of options granted to Mr McKennon on 9 February 1999 under the PacifiCorp Stock Incentive Plan which, at the Exchange Ratio, would be converted into the right to receive 8,120 New Shares subject to continuing restrictions (see paragraph 5(b), above) and into options to acquire 580,000 New Shares.
  (3) The interests of Nolan Karras arise as a result of his vested interests in PacifiCorp Common Stock and represent the New Shares that will be received in respect of those interests upon the Merger becoming effective. For these purposes no account is taken of the shares of PacifiCorp Common Stock held beneficially for Mr Karras under the PacifiCorp Compensation Reduction Plan and in a separate revocable trust, which, as at 31 December 1998, would convert under the Exchange Ratio to approximately 8,345 and 5,000 New Shares, respectively. Any unvested shares of restricted PacifiCorp Common Stock previously awarded under the Non-Employee Director Stock Compensation Plan which vest in the normal course prior to the Merger Date will result in an increased beneficial ownership of New Shares up to a maximum of 1,728 (assuming completion of the Merger occurs in 1999 as anticipated).
  (4) The interests of Robert Miller arise as a result of his vested interests in PacifiCorp Common Stock and represent the New Shares that will be received in respect of those interests upon the Merger becoming effective. Any unvested shares of restricted PacifiCorp Common Stock previously awarded under the Non-Employee Director Stock Purchase Plan which vest in the normal course prior to the Merger Date will result in an increased beneficial ownership of New Shares up to a maximum of 1,990 (assuming completion of the Merger occurs in 1999 as anticipated).

The interests of the Directors and the Proposed Directors (including those interests referred to in notes (2), (3) and (4) to the table above) together represent approximately 0.02% of the issued share capital of ScottishPower as at 27 April 1999 (being the latest practicable date prior to the publication of this document). Including options outstanding and awards under the ScottishPower Share Schemes they represent 0.06%.

New ScottishPower Summary Listing Particulars

(b) The following have options (all of which have been granted for no consideration) under the Sharesave Scheme:

-------------------------------------------------------------------------------

                                                                Outstanding
                    Date of Option price       Normal exercise shares under
Name                  grant      (pence)               periods       option
---------------------------------------------------------------------------
Ian Robinson     20.06.1995    262.1     01.09.2000-28.02.2001        6,581
Ian Russell      22.06.1994    273.8     01.09.1999-29.02.2000        6,300
Ken Vowles       20.06.1996    263.1     01.09.2001-28.02.2002        3,933
                 12.06.1998      440     01.09.2003-29.02.2004        1,568
Duncan Whyte     20.06.1996    263.1     01.09.1999-29.02.2000        2,223
                 12.06.1998      440     01.09.2001-28.02.2002          886
Charles Berry    22.06.1994    273.8     01.09.1999-29.02.2000        2,520
                 12.06.1998      440     01.09.2001-28.02.2002        1,329
Alan Richardson  22.06.1994    273.8     01.09.1999-29.02.2000        2,520
                 20.06.1995    262.1     01.09.2000-28.02.2001        1,316
                 12.06.1998      440     01.09.2003-29.02.2004        1,568

(c) The following have options (all of which have been granted for no consideration) under the ScottishPower Executive Share Option Scheme:

-------------------------------------------------------------------------------

                                                                Outstanding
                    Date of Option price       Normal exercise shares under
Name                  grant      (pence)               periods       option

---------------------------------------------------------------------------
Charles Berry    17.12.1993    454.8     17.12.1996-16.12.2003          659
                 12.05.1995      335     12.05.1998-11.05.2005        4,475
Alan Richardson  17.12.1993    454.8     17.12.1996-16.12.2003        1,450

(d) The Plan provides for the grant of awards to Directors and senior employees. An award consists of the right to receive, from the fourth anniversary of the grant, a transfer or issue of ScottishPower Shares at nil cost. Each award is subject to certain performance conditions which determines whether, and the extent to which, an award may be exercised. No subsisting award can be exercised unless certain performance conditions relating to customer service and financial performance conditions are satisfied during the period from the financial year prior to the grant of the award to the third financial year following.

The following have outstanding awards under the Plan:

-------------------------------------------------------------------------------

                    Date of            Number of
Name                  grant ScottishPower Shares

------------------------------------------------
Ian Robinson     09.08.1996               51,533
                 16.05.1997               53,846
                 07.05.1998               41,916
Ian Russell      09.08.1996               38,650
                 16.05.1997               36,923
                 07.05.1998               31,706
Ken Vowles       09.08.1996               27,607
                 16.05.1997               27,692
                 07.05.1998               22,570
Duncan Whyte     09.08.1996               35,889
                 16.05.1997               32,307
                 07.05.1998               25,257
Charles Berry    09.08.1996               13,458
                 16.05.1997               13,269
                 07.05.1998               11,083
Alan Richardson  09.08.1996               13,803
                 16.05.1997               14,423
                 07.05.1998               11,446

(e) For the purposes of Part VI of the Act (which imposes obligations to disclose interests in shares in certain circumstances) the Directors are in addition technically treated as having an interest in the total number of ScottishPower Shares held in the QUEST and in the employee benefit trust linked to the Plan.

                                  New ScottishPower Summary Listing Particulars

(f) Save as disclosed above, none of the Directors nor the Proposed Directors has any interest in the share or loan capital of ScottishPower.

(g) ScottishPower Share Scheme Trustees Limited, trustee of the QUEST and a wholly owned subsidiary of ScottishPower, held 12,777,981 ScottishPower Shares as at 27 April 1999 (being the latest practicable date prior to the publication of this document).

(h) Details of Directors' service contracts with a period of notice or contract period of one year or more are as follows:

  (i)Ian Robinson has a service agreement (as subsequently varied) with ScottishPower dated 1 March 1995 which, after an initial fixed period of three years, is terminable by two years' written notice by ScottishPower and one year's notice by Mr Robinson (ScottishPower also has power to make a payment in lieu of any required period of notice). Mr Robinson's current basic salary is (Pounds)420,000 per annum, reviewable annually by the Board, save that his salary may not be revised downwards. Mr Robinson is entitled to participate in ScottishPower's incentive bonus schemes and share option schemes (from time to time in force) and is entitled to membership of appropriate ScottishPower pension schemes. Mr Robinson is provided with a company car (ScottishPower bears maintenance and running costs) and cover under ScottishPower's private health scheme (for himself, his wife and dependent children).

  (ii)Ian Russell has a service agreement (as subsequently varied) with ScottishPower dated 28 January 1994 which, after an initial fixed period of three years from 1 September 1994, is terminable by two years' written notice by ScottishPower and one year's written notice by Mr Russell (ScottishPower also has power to make a payment in lieu of any required period of notice). Mr Russell's current basic salary is (Pounds)340,000 per annum, reviewable annually by the Board, save that his salary may not be revised downwards. Mr Russell is entitled to participate in ScottishPower's incentive bonus schemes and share option schemes (from time to time in force) and is entitled to membership of appropriate ScottishPower pension schemes. Mr Russell is provided with a company car (ScottishPower bears maintenance and running costs) and cover under ScottishPower's private health scheme (for himself, his wife and dependent children).

  (iii)Ken Vowles has a service agreement (as subsequently varied) with ScottishPower dated 1 April 1995 which, after an initial fixed period of two years from 1 October 1994, is terminable by two years' notice by ScottishPower and one year's written notice by Mr Vowles (ScottishPower also has power to make a payment in lieu of any required period of notice). Mr Vowles's current basic salary is (Pounds)250,000 per annum, reviewable annually by the Board, save that his salary may not be revised downwards. Mr Vowles is entitled to participate in ScottishPower's incentive bonus schemes and share option schemes (from time to time in force) and is entitled to membership of appropriate ScottishPower pension schemes. Mr Vowles is provided with a company car (ScottishPower bears maintenance and running costs) and cover under ScottishPower's private health scheme (for himself, his wife and dependent children).

  (iv)Duncan Whyte has a service agreement (as subsequently varied) with ScottishPower dated 14 December 1990 which, after an initial fixed period of three years from 31 March 1990, is terminable by two years' written notice by ScottishPower and one year's written notice by Mr Whyte (ScottishPower also has power to make a payment in lieu of any required period of notice). Mr Whyte's current basic salary is (Pounds)235,000 per annum, reviewable annually by the Board, save that his salary may not be revised downwards. Mr Whyte is entitled to participate in ScottishPower's incentive bonus schemes and share option schemes (from time to time in force) and is entitled to membership of appropriate ScottishPower pension schemes. Mr Whyte is provided with a company car (ScottishPower bears maintenance and running costs) and cover under ScottishPower's private health scheme (for himself, his wife and dependent children).

  (v) Charles Berry will enter into a service agreement with ScottishPower terminable by twelve months' written notice by ScottishPower and twelve months' written notice by Mr Berry (ScottishPower will also have power to make a payment in lieu of any required period of notice). Mr Berry's current basic salary is (Pounds)170,000 per annum, reviewable annually by the Board, save that his salary may not be revised downwards. Mr Berry is entitled to participate in ScottishPower's incentive bonus schemes and share option schemes (from time to time in force) and is entitled to membership of appropriate ScottishPower pension schemes. Mr Berry is provided with a company

New ScottishPower Summary Listing Particulars car (ScottishPower bears maintenance and running costs) and cover under ScottishPower's private health scheme (for himself, his wife and dependent children.

  (vi) Alan Richardson will enter into a service agreement with ScottishPower terminable by twelve months' written notice by ScottishPower and twelve months' written notice by Mr Richardson (ScottishPower will also have power to make a payment in lieu of any required period of notice). Mr Richardson's current basic salary is (Pounds)170,000 per annum, reviewable annually by the Board, save that his salary may not be revised downwards. Mr Richardson is entitled to participate in ScottishPower's incentive bonus schemes and share option schemes (from time to time in force) and is entitled to membership of appropriate ScottishPower pension schemes. Mr Richardson is provided with a company car (ScottishPower bears maintenance and running costs) and cover under ScottishPower's private health scheme (for himself, his wife and dependent children).

(i) Murray Stuart, Ian Robinson, Ian Russell, Ken Vowles, Charles Berry and Alan Richardson will enter into new service contracts with New ScottishPower, to be effective from the Scheme Date. The new service contracts will be on substantially the same terms as the existing contracts. Duncan Whyte will not enter into a new service contract as he plans to leave the ScottishPower Group on 31 May 1999 to become the Chief Executive of The Weir Group plc.

(j) It is envisaged that each of the Proposed Directors will enter into a non-executive letter of appointment with New ScottishPower, the terms of which have yet to be resolved, effective from the Merger Date. In the case of Mr McKennon, this will replace his existing service contract with PacifiCorp (details of which are set out in paragraph 11(f) below).

(k) The aggregate remuneration (including salaries, fees, pension contributions, bonus payments and benefits in kind) of the Directors for the year ended 31 March 1999 amounted to (Pounds)1.9 million. The remuneration policy of the ScottishPower Group will be reviewed by the Remuneration Committee after the Merger, in the light of the responsibilities to be undertaken by the Directors and Proposed Directors within the Combined Group. Subject to this, it is estimated that for the year ending 31 March 2000 the Directors of New ScottishPower will be paid a total of approximately (Pounds)1.7 million by New ScottishPower and its subsidiaries. As stated in paragraph 7(j) above, the terms of appointment of the Proposed Directors have yet to be resolved. The Remuneration Committee comprises Ewen Macpherson (Chairman), Mair Barnes, Sir Peter Gregson and John Parnaby.

(l) Save as set out below, as at 27 April 1999 (being the latest practicable date prior to the publication of this document), no person, directly or indirectly, was interested in 3% or more of the issued share capital of ScottishPower. Following implementation of the Scheme and the Merger, New ScottishPower is not aware of any person who, directly or indirectly, jointly or severally could exercise control over New ScottishPower.

-------------------------------------------------------------------------------

                                                     Percentage of Percentage of
                                                     share capital share capital
                                       Percentage of        of New        of New
                            Number of existing share ScottishPower ScottishPower
                        ScottishPower     capital of     after the     after the
                               Shares  ScottishPower        Scheme        Merger

-------------------------------------------------------------------------------
Prudential Portfolio
 Fund Managers Limited     78,787,297           6.57          6.57          4.17

The table set out above assumes (i) no dealings in ScottishPower, New ScottishPower or PacifiCorp after 27 April 1999 (being the latest practicable date prior to the publication of this document); (ii) ScottishPower Shareholders have no interests in PacifiCorp Common Stock; and (iii) no issues of shares by ScottishPower, New ScottishPower or PacifiCorp after 27 April 1999 (being the latest practicable date prior to the publication of this document).

8. ScottishPower employee share schemes
(a) ScottishPower has the following schemes:

  (i)a profit sharing scheme constituted by a trust deed made between the relevant company and a wholly owned subsidiary as trustee (the "Trust Scheme");

  (ii)a savings-related share option scheme (the "Sharesave Scheme");

  (iii)an executive share option scheme (the "Executive Scheme");

  (iv)the Plan; and

  (v)the QUEST.

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                                  New ScottishPower Summary Listing Particulars

(b) No further options or awards will be granted under the ScottishPower Share Schemes save as disclosed in paragraph 3 of this Part VII above, and save to the extent necessary to use any New Shares remaining in the QUEST after the Merger Date which are not needed to satisfy options granted under the Sharesave Scheme and which have been exchanged for options over New Shares in consequence of the Scheme as described in paragraph 11(a) below.

9. Effect of the Scheme on the ScottishPower Share Schemes
Details of the proposals to be made to participants in the ScottishPower Share Schemes as a result of the Scheme will be sent to the participants in due course. The following is a general summary of those proposals.

(a) ScottishPower Share Option Schemes
Holders of options under the ScottishPower Share Option Schemes and the Southern Water Sharesave Scheme will be permitted to exchange their options over ScottishPower Shares for options of equivalent value over New Shares which will continue to be subject to the rules of the ScottishPower Share Option Schemes and the Southern Water Sharesave Scheme (as appropriate) and will be treated as if they had been granted on the same date as the options for which they are exchanged. Alternatively, optionholders will be entitled to exercise their options (and acquire ScottishPower Shares) within six months from the date on which the Scheme is sanctioned. Options which are not exchanged or exercised within six months from the date on which the Scheme is sanctioned will lapse. ScottishPower Shares which are issued on exercise of options after 5.30 p.m. on the Scheme Record Date will be automatically acquired by New ScottishPower in consideration for an issue of New Shares on the same terms as the Scheme by virtue of a proposed amendment to the ScottishPower Articles.

(b) The Plan
The Remuneration Committee has resolved that any award granted under the Plan shall not automatically become exercisable as a result of the Scheme but instead shall be converted into an award to acquire New Shares. The ScottishPower Shares required to satisfy all outstanding awards are held in an employee trust. The Scheme will result in the employee trust holding New Shares in place of the ScottishPower Shares.

(c) The QUEST
The QUEST holds ScottishPower Shares required to satisfy the majority of options granted under the Sharesave Scheme. As a result of the Scheme these shares will be replaced by New Shares. It will not, for technical reasons, be possible to use the New Shares which will be held in the QUEST following the Scheme to satisfy any exercises of options made during the six months following the date of the Court's sanction of the Scheme. Accordingly, ScottishPower Shares will be allotted and issued to an optionholder who exercises an option in these circumstances and such shares will be immediately acquired by New ScottishPower in consideration of the issue of New Shares to the optionholder on the same terms as the Scheme by virtue of a proposed amendment to the ScottishPower Articles. It is intended that any New Shares remaining in the QUEST after the Merger Date will be used to satisfy the exercise of options granted under the Sharesave Scheme which are exchanged for options over New Shares in consequence of the Scheme as described in paragraph
(a) above and any new options which are granted in respect of New Shares after the Merger Date under the Sharesave Scheme.

10. New ScottishPower Employee Share Schemes
From the Scheme Date New ScottishPower will operate two new employee share schemes, being the New ScottishPower Sharesave Scheme and the New
ScottishPower Long Term Incentive Plan. The terms of these schemes closely mirror the terms of the Sharesave Scheme and the Plan.

11. Certain interests of directors and Executives of PacifiCorp relating to the Merger

(a) PacifiCorp stock options and awards of restricted PacifiCorp Common Stock Upon the Merger becoming effective, all options to acquire PacifiCorp Common Stock granted before 9 February 1999 under the PacifiCorp Stock Incentive Plan not yet exercisable will become exercisable and all unexercised options will convert into options to acquire New ADSs or New Shares, as the case

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New ScottishPower Summary Listing Particulars
may be, after adjustment to take account of the Exchange Ratio. Based on PacifiCorp options granted as at 27 April 1999 (being the latest practicable date prior to the publication of this document), this will result in a maximum of approximately 14 million New Shares being placed under option. All unvested awards of restricted PacifiCorp Common Stock granted under the PacifiCorp Stock Plans, will be converted into awards of New ADSs or New Shares, as the case may be, and all unvested awards (other than awards granted on 9 February 1999 and as described in paragraph 5(c) above and all awards granted under the PacifiCorp Non-Employee Directors Stock Compensation Plan) will become fully vested and free of restrictions. As of 27 April 1999, (being the latest practicable date prior to the publication of this document) not more than 6,080,085 unissued shares of PacifiCorp Common Stock are under such options and there are not more than 233,918 existing shares of restricted PacifiCorp Common Stock. PacifiCorp may grant further options to acquire shares of PacifiCorp Common Stock or shares of restricted PacifiCorp Common Stock in the ordinary course in the period prior to the Merger Date.

(b) Change of control provisions affecting Executives
The PacifiCorp Executive Severance Plan, the Annual Incentive Plans, the PacifiCorp Stock Incentive Plan, the PacifiCorp Long Term Incentive Plan, the Supplemental Executive Retirement Plan and the Compensation Reduction Plan contain "change in control" provisions which may trigger benefits for Messrs McKennon, O'Brien, Steinberg, Bohling and Topham (the "Executives"). These are described below:

  (i)PacifiCorp Executive Severance Plan (the "Executive Plan").
  The Executive Plan provides for the payment of enhanced severance benefits to executives of PacifiCorp, including certain of the Executives, whose employment with PacifiCorp is terminated during the 24-month period following a "qualifying transaction" which will include the Merger. None of the directors of PacifiCorp (other than Mr Topham) is a participant in the Executive Plan. Mr McKennon has waived any rights to participate in the Executive Plan.

  Participants in the Executive Plan are eligible for enhanced severance benefits if, during the 24-month protection period following completion of a qualifying transaction, a participant (A) is terminated by PacifiCorp without "cause" or (B) resigns within two months after a "material alteration in position." In addition, Mr O'Brien is eligible for enhanced severance benefits if he resigns for any reason no earlier than 12 months and no later than 14 months after a qualifying transaction.

  During the 24-month protection period under the Executive Plan, "cause" means the participant's gross misconduct or gross negligence or conduct which indicates a reckless disregard for the consequences and has a material adverse effect on PacifiCorp or its affiliates, and "material alteration in position" means the occurrence of any of the following: (A) a change in reporting relationship to a lower level; (B) a material reduction in the scope of duties and responsibilities; (C) a material reduction in authority; (D) a "material reduction in compensation"; or (E) relocation of participant's work location to an office more than 100 miles from the participant's office or more than 60 miles from the participant's home. A "material reduction in compensation" occurs when a participant's annualised base salary is reduced by any amount or the annualised base salary and target bonus opportunity combined is reduced by at least 15% of the combined total opportunity before the change in compensation.

  If an Executive qualifies for the payment of enhanced severance benefits under the Executive Plan, the Executive will receive:

    (A)severance pay in an amount equal to two and one-half times (three times for Mr O'Brien) the Executive's "annual cash compensation";

    (B)an additional payment to compensate the Executive for the effect of any excise tax if change-in-control benefit payments would result in the imposition of such excise tax under section 4999 of the Internal Revenue Code;

    (C)continuation of subsidised health insurance for the Executive, spouse and qualified dependants from 6 to 24 months depending on length of service; and

    (D)a minimum of 12 months of executive officer level outplacement services.

  "Annual cash compensation" is defined as annualised base salary, target annual incentive opportunity and annualised auto allowance in effect on a material alteration or termination,

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                                  New ScottishPower Summary Listing Particulars
  whichever is greater. The estimated amount of change in control severance benefit for each of the participating Executives (calculated based on compensation as of 1 March 1999 and without regard to any additional payment to compensate the Executive for the effect of any excise tax described above) is as follows: Mr O'Brien--$1,832,400; Mr Steinberg-- $1,199,500; Mr Bohling--$1,129,500, Mr Topham--$1,129,500 giving a total of
  $5,290,900. Mr McKennon has waived any entitlement to severance pay under the Executive Plan.

  (ii)Annual Incentive Plans
  Each of the Executives is entitled to participate in an annual incentive plan (a type of bonus scheme) based upon the achievement of specified performance goals, including PacifiCorp's earnings per share, and individually established performance criteria prescribed by the Personnel Committee of the PacifiCorp board of directors. For 1999, the "target annual incentive opportunity" set for Executives ranged from 40% to 50% of annualised base salary. In the event of a change of control of PacifiCorp, the Executives will receive payment of a bonus in an amount no less than their target bonus award in the year the Merger is completed. Based on 1 March 1999 compensation levels, each Executive's target bonus would be as follows: Mr McKennon--$312,000; Mr O'Brien--$200,000; Mr Steinberg-- $134,000; Mr Bohling--$126,000 and Mr Topham--$126,000 giving a total of $898,000.

  (iii)PacifiCorp Stock Plans
  Each of the Executives is entitled to participate in the PacifiCorp Stock Incentive Plan, and all the Executives other than Mr McKennon are participants in the PacifiCorp Long Term Incentive Plan. Pursuant to the terms of the PacifiCorp Stock Incentive Plan and PacifiCorp Long Term Incentive Plan, and the agreements related thereto, any unvested restricted PacifiCorp Common Stock and unvested options to purchase PacifiCorp Common Stock held by the participants therein will vest upon completion of the Merger; except that, (i) for the awards and options granted on 9 February 1999 to Executives other than Mr McKennon, such awards do not automatically vest upon a change in control, but could vest within the 24 months following a change in control if the recipient's employment is terminated under certain conditions, and (ii) for the restricted stock awards granted to Mr McKennon on 9 February 1999, such awards will remain subject to the restrictions set forth in section (c) of paragraph 5, "PacifiCorp share capital," above. As at 27 April 1999 (being the latest practicable date prior to publication of this document), the number of shares of unvested restricted PacifiCorp Common Stock held by Executives is as follows: Mr McKennon--3,500, Mr O'Brien--34,068, Mr Steinberg--27,759, Mr Bohling-- 11,252, and Mr Topham--16,892. The number of unvested options to purchase PacifiCorp Common Stock held by Executives as at 27 April 1999 is as follows: Mr McKennon--250,000; Mr O'Brien--241,334; Mr Steinberg--134,668; Mr Bohling--121,334 and Mr Topham--126,668 giving a total of 874,004.

  (iv)Supplemental Executive Retirement Plan ("SERP")
  The Executives (other than Mr McKennon) are participants in the SERP. Under the SERP, participants receive retirement benefits, payable for life, based on the participant's length of service with PacifiCorp or its subsidiaries and the participant's average pay in the 60 consecutive months of highest pay out of the last 120 months prior to retirement. Benefits are based on 50% of the final average pay plus up to an additional 15% of final average pay depending upon whether PacifiCorp meets certain performance goals set for each calendar year by the Personnel Committee of the PacifiCorp board of directors. Actuarially equivalent alternative forms of benefits are also available at a participant's election. Retirement benefits are reduced to reflect Social Security benefits as well as certain prior employer retirement benefits. Participants are entitled to receive full benefits upon retirement after the age of 60 with at least 15 years of service. Participants are also entitled to receive reduced benefits upon early retirement after the age of 55 or after the age of 50 and at least 15 years of service.

  The SERP provides change in control benefits for participants
  "involuntarily terminated" during the 24 months following the Merger Date in the form of enhanced supplemental retirement benefits. Enhanced supplemental retirement benefits are also provided to participants who resign for any reason effective no earlier than 12 months and no later than 14 months after the Merger Date. For the purposes of the SERP, a termination of employment is "involuntary" if the participant is

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New ScottishPower Summary Listing Particulars
  discharged or resigns under specified circumstances following a change of control. A resignation is treated as an involuntary termination when any of the following occurs: (A) the participant's annualised base salary or target bonus opportunity is decreased; (B) the participant is reassigned to a position in an office located more than 100 miles from the participant's then-current office or 60 miles from the participant's residence, whichever is greater; (C) the participant's reporting level in PacifiCorp is changed and is lower after the change than it was before; (D) there is a material reduction in the scope of the participant's duties or responsibilities; or
  (E) there is a material reduction in the participant's authority.

  If a participant qualifies for change-in-control benefits under the SERP, then that SERP benefit is calculated with the following enhancements:

    (A)supplemental benefits calculated as if the participant had three more years of service than the participant's actual service;

    (B)an additional 3% of final average pay added to the benefit which would otherwise have only been provided upon PacifiCorp meeting certain performance goals; and

    (C)determination of final average pay under an alternate method if that method produces a greater amount.

  Based upon the Executives' compensation as of 1 January 1999 , the present value of SERP enhancements in the event of a qualifying termination or resignation within the 24 months following the Merger Date for each of the Executives is as follows: Mr O'Brien--$620,000; Mr Steinberg-- $760,000; Mr Bohling--$720,000 and Mr Topham--$470,000. Mr McKennon has waived any rights to participate in the SERP.

  (v)Compensation Reduction Plan
  The Executives are eligible to participate in the Compensation Reduction Plan under which participating executives of PacifiCorp may defer certain compensation. After a change in control, the plan may not be terminated by PacifiCorp without approval by participants with a majority of the aggregate balance of the accounts thereunder.

  (vi)Other Arrangements
  Mr Topham retired as an employee of PacifiCorp (but not as a director) on 1 May 1999. PacifiCorp has agreed to provide him with the equivalent of change in control benefits as set forth above upon the Merger Date. The change in control enhancements to the retirement benefits would apply to future retirement benefits beginning the month following the Merger Date. The other change in control benefits would be offset by any severance benefits he has received prior to the Merger Date. It is currently anticipated that three other PacifiCorp executives will be offered similar arrangements, although PacifiCorp may determine that additional arrangements for a limited number of other executives will be appropriate. The decision to make such payments was not made until after the Merger Agreement was executed.

(c) Payments to Directors
Non-employee directors of PacifiCorp have been granted restricted stock under the PacifiCorp Non-Employee Directors Stock Compensation Plan. Stock granted under this plan vests over the five years of the plan following the grant, or shorter period to retirement, and unvested shares are forfeited if the recipient ceases to be a director. Because the PacifiCorp board of directors will become an executive only board, the Non-Employee Directors Stock Compensation Plan will not continue to be operated, and, promptly following the Merger Date, each non-executive director will receive a special payment in the amount of $50,000 in recognition of his or her years of service and contributions to the PacifiCorp board of directors. The decision to make these payments was not made until after the Merger Agreement was executed.

(d) Retention and bonus incentives
PacifiCorp anticipates providing retention incentives where necessary to retain employees in key positions during the period prior to the completion of the Merger. In addition, the PacifiCorp board of directors has established a bonus pool to provide recognition and rewards for employees expected to

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                                  New ScottishPower Summary Listing Particulars
make, and making, extraordinary efforts to accomplish the goals and objectives of PacifiCorp, which may or may not be related to or conditional upon the successful completion of the Merger. Therefore, certain executive officers of PacifiCorp may receive bonuses or retention incentive awards. To date, several officers (but not the Executives) have been offered retention agreements establishing retention awards. Such bonuses or retention awards shall be made at the discretion of Mr McKennon, as Chief Executive Officer of PacifiCorp; provided, however, that any officer bonuses shall be reviewed by the Personnel Committee of the PacifiCorp board of directors and any bonus to the Chief Executive Officer shall be at the discretion of the PacifiCorp board of directors.

(e) Ongoing employee compensation and benefits
The Merger Agreement provides that New ScottishPower will use its reasonable best efforts to cause the compensation, incentive and employee benefits plans and arrangements in effect on the date of the Merger Agreement to remain in effect for two years after the Merger Date or to maintain until such date plans or arrangements no less favourable in the aggregate to the employees covered by such plans and arrangements. Therefore, the Executives and other employees who continue employment with PacifiCorp will continue to receive compensation, incentives and employee benefits that are at least as favourable as those currently provided.

Any options and awards granted under the PacifiCorp Stock Incentive Plan after the Merger Date will be rights to acquire or receive New Shares. PacifiCorp will be authorised to operate such a plan subject to the prior approval of the New ScottishPower Remuneration Committee and amendments considered necessary or desirable to reflect English law and the rules of the London Stock Exchange. Any New Shares placed under options or rights granted under the PacifiCorp Stock Incentive Plan after the Merger Date (to the extent they are subscribed) will be brought into account in calculating the limits on the number of shares which may be acquired by subscription under employee share schemes of the Group.

(f) Employment agreement with Keith McKennon
At the Merger Date, Mr McKennon will resign his positions as Chairman, Chief Executive Officer and President of PacifiCorp and, as referred to in paragraph 8 above, is expected to be appointed as Deputy Chairman and a director of New ScottishPower. It is anticipated that Mr McKennon's employment with PacifiCorp will terminate at the later of the Merger Date or 2 September 1999. Currently, Mr McKennon is a party to an employment agreement with PacifiCorp that provides for an annual base salary of not less than $780,000 and a target annual bonus opportunity equal to a percentage (20% in 1998, 40% in 1999, 50% in 2000 and 60% in 2001) of the annual base salary. Mr McKennon has waived participation in PacifiCorp's Executive Severance Plan and Supplemental Executive Retirement Plan described above. Consequently, he is not eligible for severance pay; nor will he qualify for any PacifiCorp retirement benefits upon termination of his employment. As referred to in paragraph 7(k) above, it is envisaged that Mr. McKennon will enter into a non-executive letter of appointment with New ScottishPower.

12. Principal investments
(a) ScottishPower has invested internal funds in the following in the three financial years ended 31 March 1999:

  (i)approximately (Pounds)62.8m in a stormwater tunnel in Brighton and Hove in England;

  (ii)approximately (Pounds)41.5m in a waste treatment works in Eastbourne, England;

  (iii)approximately (Pounds)80.0m on the 1998 Change Programme covering the mandatory processes and systems required to deliver the Electricity Trading Arrangement.

  (iv)approximately (Pounds)35.6m on the Asset Management 2000 programme.

(b) ScottishPower is currently investing internal funds in the following:

  (i)approximately (Pounds)43.7m in the Hastings/Bexhill, England, Urban Waste Water Directive scheme to treat flows, including a sludge treatment centre;

  (ii)approximately (Pounds)115.0m in Portsmouth, England on an Urban Waste Water Directive scheme to transfer flows from Eastney to the Budds Farm works for treatment. The project includes construction on a new sludge treatment centre;

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New ScottishPower Summary Listing Particulars

  (iii)approximately (Pounds)52.0m at Littlehampton and Bognor, in England, on an Urban Waste Water Directive scheme to transfer flows to a new waste treatment works. The project also includes construction of a new sludge treatment centre;

  (iv)approximately (Pounds)53.4m on a stormwater storage tunnel at Hastings in England;

  (v)approximately (Pounds)138.4m at Dover and Folkestone, in England, on a bathing water scheme to transfer flows to a new waste treatment works;

  (vi)approximately (Pounds)136.5m at Seaclean Wight, in England, on an Urban Waste Water Directive scheme to transfer flows to a new waste treatment works. The project also includes construction of a new sludge treatment centre;

  (vii)approximately (Pounds)65m on the systems and processes required to deliver customer growth in the UK gas and electricity markets.

(c) The following principal investments have been authorised but are not yet committed:

  (i)approximately (Pounds)64.2m on an Urban Waste Water Directive scheme at Portobello, England to treat flows, includes a sludge treatment centre;

  (ii)approximately (Pounds)46.9m on an Urban Waste Water Directive scheme at Margate/Broadstairs, England, to treat wastewater flows.

13. Material contracts
(a) Except for the Merger Agreement (a summary of which is set out in Part V) the only contracts, other than contracts entered into in the ordinary course of business, which have been entered into by any member of the ScottishPower Group within the two years immediately preceding the date of this document which are or may be material are as follows:

  (i) A 364 day multi-currency revolving credit facility with term-out option dated 12 March 1999 made between (1) ScottishPower as borrower (2) The Royal Bank of Scotland ("RBS") as arranger (3) RBS as agent and (4) various banks for up to (Pounds)600,000,000. Interest under the facility will be charged at the London interbank offered rate plus an amount to reflect the Bank of England's and the Financial Services Authority's requirements in relation to banks' mandatory holdings of liquid assets plus a margin. The margin will be set at 0.45% per annum. A commitment fee of 0.175% per annum on the undrawn and uncancelled amount of the facility will be payable quarterly in arrear from 12 March 1999 to 11 March 2000. A utilisation fee of 0.05% per annum on the aggregate of any drawn amounts will be payable quarterly in arrear for so long as more than (Pounds)200,000,000 is outstanding. The facility is unsecured but a qualified negative pledge is imposed upon ScottishPower.

  (ii) A supplemental agreement dated 12 March 1999 made between (1) ScottishPower as borrower and (2) RBS as agent which amends the terms of the five year revolving credit facility dated 24 June 1996 made between (1) ScottishPower as borrower (2) RBS and Union Bank of Switzerland as joint arrangers (3) ING Barings as co-arranger (4) various banks and (5) RBS as agent. The facility limit has been reduced from (Pounds)2,600,000,000 to (Pounds)2,000,000,000. Interest under the facility will be charged at the London interbank offered rate plus an amount to reflect the Bank of England's and the Financial Services Authority's requirements in relation to banks' mandatory holdings of liquid assets plus a margin. From 12 March 1999 the margin will be set at 0.45% per annum. A commitment fee of 0.20% per annum on the undrawn and uncancelled amount of the facility will be payable quarterly in arrears on the same dates as the original facility. The facility is unsecured but a qualified negative pledge is imposed upon ScottishPower.

  (iii) A contract dated 30 April 1998, between (1) ScottishPower Telecommunications Limited and (2) Clifford Martin Stanford and Others, ScottishPower Telecommunications Limited purchased the entire issued share capital of Demon Internet Limited ("Demon") for a total consideration of (Pounds)66,000,000, which (save for a retention of (Pounds)100,000) was paid in cash at completion. The contract includes warranties by certain of the vendors (together the "Warrantors") in relation to the business and assets of Demon. Claims under the warranties (other than those dealing with tax) will be ineffectual to the extent that they are notified more than 24 months from the date of the contract

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                                  New ScottishPower Summary Listing Particulars
  and such claims would also be subject to financial limits. A tax undertaking dated 30 April 1998 was also executed and delivered by the Warrantors to ScottishPower Telecommunications Limited. Claims under the tax undertaking and the tax warranties will be ineffectual to the extent that they are notified more than 7 years from the date of the contract and such claims would also be subject to financial limits. No individual
  Warrantor can be required under the contract and/or the tax undertaking to repay more than he received through the sale of his shares.

  (iv) The contracts described as being available for inspection in the ScottishPower Offering Circulars dated 4 November 1997 and 18 August 1998, being a Trust Deed, a Programme Agreement (in the case of the 4 November 1997 Offering Circular) and an Agency Agreement each dated 4 November 1997 in connection with ScottishPower's $2 billion Debt Issuance Programme and each pricing supplement and subscription agreement for notes that has been issued by ScottishPower under such programme in the two years preceding the publication of this document.

  (v) The contracts described as being available for inspection in the Offering Circular dated 6 November 1998, being a Supplemental Trust Deed, a Supplemental Programme Agreement and a Supplemental Agency Agreement in connection with the update of ScottishPower's $2 billion Debt Issuance Programme and the increase in the programme limit to $4 billion and each pricing supplement and subscription agreement for notes that has been issued by ScottishPower under such programme in the two years preceding the publication of this document.

  (vi) An agreement (the "Sponsor's Agreement") dated 6 May 1999 and made between New ScottishPower (1) ScottishPower (2) and Morgan Stanley (3), whereby New ScottishPower has appointed Morgan Stanley to act as its sponsor for the purpose of the application for Admission in respect of the New Shares to be issued pursuant to the Scheme and the Merger. The Sponsor's Agreement provides for the payment by New ScottishPower (or, if the Scheme does not become effective or New ScottishPower fails to pay, ScottishPower) of certain expenses incurred by Morgan Stanley in connection with the Sponsor's Agreement and Admission, including legal fees and printing and advertising expenses. The Sponsors' Agreement contains (i) certain warranties by New ScottishPower and ScottishPower as to the accuracy of the information contained in the Listing Particulars, and in relation to other matters relating to the Group and its business; (ii) an indemnity from New ScottishPower and, to the extent lawful, ScottishPower in favour of Morgan Stanley; and (iii) certain undertakings from New ScottishPower and ScottishPower relating, inter alia, to consultation with, and the provision of information to, Morgan Stanley in its capacity as sponsor. The Sponsor's Agreement also sets out certain circumstances in which it will or may be terminated.

(b) Except for the Merger Agreement the only contracts, other than contracts entered into in the ordinary course of business, which have been entered into by any member of the PacifiCorp Group within the two years immediately preceding the date of this document which are or may be material are as follows:

  (i) Stock Purchase Agreement dated 11 June 1997 between PacifiCorp Holdings, PTI, Century Telephone Enterprises, Inc. ("Century"), and Century Cellunet, Inc. for the sale and purchase of the stock of PTI, Pacific Telecom Cellular, Inc, and Pacific Telecom Cellular of Alaska, Inc., as amended. Pursuant to the Stock Purchase Agreement, Century acquired all of the outstanding capital stock of PTI for $1.5 billion in cash and assumed PTI's debt of approximately $713 million. PTI provided certain representations and warranties in the Stock Purchase Agreement.

  (ii) Stock Purchase Agreement between El Paso Field Services Company, a Delaware corporation, as buyer, and TPC, as seller, dated 24 October 1997, as amended, pursuant to which TPC sold all of the outstanding capital stock of three TPC subsidiaries (TPC Gathering & Transmission Company, TPC Services, Inc., and TPC Tomcat, Inc.) which collectively held its natural gas gathering and processing systems for approximately $195 million in cash. TPC provided certain representations and warranties in the Stock Purchase Agreement.

  (iii) Sale and Purchase Agreement between LNR Property Corporation, as buyer, and Pacific Harbor Capital, Inc. ("PHC"), as seller, dated 18 February 1998, as amended pursuant to which, PHC agreed to sell its tax-credit related investments in affordable housing for cash proceeds of approximately $80 million and to assume debt of approximately $161 million. PHC provided certain representations and warranties in the Sale and Purchase Agreement.

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New ScottishPower Summary Listing Particulars

  (iv) Stock Purchase Agreement dated 9 February 1999 between PacifiCorp Holdings and NI Energy Services, Inc. ("NI") for the sale and purchase of the stock of TPC. Pursuant to the Stock Purchase Agreement, NI purchased all of the outstanding capital stock of TPC for approximately $150 million. PacifiCorp Holdings provided certain representations and warranties in the Stock Purchase Agreement.

14. Litigation

(a) ScottishPower Group
Manweb participates in the industry-wide Electricity Supply Pension Scheme. Two other members of the scheme, National Power plc and National Grid plc, have been the subject of legal proceedings in connection with the use of surplus following an actuarial valuation at 31 March 1992 to fund early retirement benefits. Manweb also applied surplus following that valuation and the subsequent valuation at 31 March 1995 ((Pounds)6 million following the 1992 valuation and (Pounds)32 million following the 1995 valuation) for the same purpose.

In a decision on 10 February 1999, the Court of Appeal decided that, without a scheme amendment or trustee agreement, employers could not apply surplus unilaterally to forgive an accrued liability. This could lead to employers being required to make additional contributions to the scheme to meet that liability. A further hearing is expected in May 1999 to clarify certain aspects of the judgment, but it is expected that leave to appeal to the House of Lords will be given and if an appeal is made, it is unlikely to be heard before mid-2000.

There is a range of possible outcomes to the current National Grid litigation, any of which could affect Manweb's own potential liability, if any, to contribute to the scheme. If amendments can be made to the scheme to perfect the past arrangements to use surplus, no employer contributions should be required. If the courts in the National Grid case ultimately decide that additional payments are due from employers to the scheme in respect of all or any part of the surplus used since the 1992 valuation, Manweb may also be required to make payments. However in this event two further points must be determined before the ultimate cost to Manweb could be assessed: the effective date for calculating the amounts due, and whether payments can be spread over a number of years. Both these issues may affect significantly the ultimate cost to Manweb.

No proceedings have been commenced against Manweb as at 27 April 1999 (being the latest practicable date prior to the publication of this document) in respect of the issues raised by the National Grid decisions.

Save as described above, there are no legal or arbitration proceedings (including any such proceedings which are pending or threatened of which ScottishPower is aware) involving the ScottishPower Group which may have, or have had, during the 12 months preceding the date of this document, a significant effect on the ScottishPower Group's financial position.

(b) PacifiCorp Group
  (i) On 9 October 1996, the Sierra Club (a non-profit, member-supported public interest organisation that promotes conservation of the natural environment) filed an action against PacifiCorp and the other joint owners of Units 1 and 2 of the Craig Electric Generating Station in Colorado (the "Station") under the citizen's suit provisions of the US Clean Air Act alleging, based upon report from emissions monitors at the Station, that over 14,000 violations of state and federal capacity standards have occurred over a five-year period at Units 1 and 2 of the Station. PacifiCorp has a 19.28% interest in Units 1 and 2 of the Station, which is operated by Tri-State Generation and Transmission Association.

  The action seeks injunctive relief requiring the defendants to operate the Station in compliance with the applicable statutes and regulations, the imposition of civil penalties, litigation costs, attorneys' fees and mitigation. The US Clean Air Act provides for penalties of up to $27,500 per day for each violation, but the level of penalties imposed in any particular instance is discretionary.

  The complaint alleges that PacifiCorp and Public Service Company of Colorado are responsible for the alleged violations beginning with the second quarter of 1992, when they acquired their interests

                                  New ScottishPower Summary Listing Particulars
  in the Station, and that the other owners are responsible for the alleged violations during the entire period. The complaint alleges that there were approximately 10,000 violations since the second quarter of 1992. On 18
  March 1999, the district court issued its order regarding summary judgment motions filed by the parties. The court ruled, among other things, that the emission monitors may be used by the plaintiff to establish violations of opacity standards, but that the plant owners are entitled to prove that the reported information is flawed. A trial date has not yet been set.
  PacifiCorp is unable to predict the level of penalties or other remedies that may be imposed upon the joint owners of the Station or what portion of such liability may ultimately be borne by PacifiCorp.

  (ii) The PacifiCorp-operated Centralia plant, in which PacifiCorp owns a 47.5% interest, has been the subject of a series of lawsuits and regulatory agency actions regarding emissions and visibility issues. In February 1998, the Southwest Washington Air Pollution Control Authority ("SWAPCA") issued a revised order that will require the Centralia plant to significantly reduce SO\\2\\ and NOX emissions. Compliance with the new limits will require the Centralia plant to install two scrubbers and low NOX burners at a projected cost of $240 million. A private citizen has appealed the decision asserting that it is not stringent enough. In addition, the Northwest Environmental Advocates, an environmental citizen group, filed a federal lawsuit against SWAPCA, the State of Washington and the US Environmental Protection Agency alleging failure to enforce visibility requirements throughout Washington, including requirements relating the Centralia plant.

Save as described above, there are no legal or arbitration proceedings (including any such proceedings which are pending or threatened of which ScottishPower or PacifiCorp is aware) involving the PacifiCorp Group which may have, or have had, during the 12 months preceding the date of this document, a significant effect on the PacifiCorp Group's financial position.

15. Significant change
There has been no significant change in the financial or trading position of New ScottishPower since 31 March 1999, the date to which the Accountants' Report extracts from which are set out in Section B of Part II of this document was prepared. There has been no significant change in the financial or trading position of the ScottishPower Group since 31 March 1999, the date to which the latest financial statements of the ScottishPower Group, summary information from which is set out in Section C of Part II, were prepared. There has been no significant change in the financial or trading position of the PacifiCorp Group since 31 December 1998, the date to which the last audited consolidated financial statements of PacifiCorp, summary information from which is set out in Section B of Part III of this document, were prepared.

16. General
(a) The Merger values the PacifiCorp Common Stock at approximately (Pounds)3.64 billion and each PacifiCorp Share at $19.37 ((Pounds)12.01) based on the middle market quotation for a ScottishPower Share as quoted in the Daily Official List, and on the fully diluted issued share capital of PacifiCorp, on 27 April 1999 (being the latest practicable date prior to the publication of this document).

(b) The cost and expenses of, and incidental to, the Merger and the Scheme payable by New ScottishPower and ScottishPower are estimated to amount to (Pounds)68 million excluding VAT, excluding stamp duty reserve tax payable by PacifiCorp and excluding the cost to PacifiCorp of redeemimg Preferred Stock.

(c) The financial information relating to New ScottishPower and ScottishPower set out in this document does not constitute statutory accounts within the meaning of section 240 of the Act. No statutory accounts have been prepared for New ScottishPower. Statutory accounts of ScottishPower for each of the three financial years ended 31 March 1997, 1998 and 1999 have been prepared. The auditors of ScottishPower (Coopers & Lybrand for the years ended 31 March 1997 and 1998 and PricewaterhouseCoopers for the year ended 31 March 1999) have audited ScottishPower's consolidated accounts for such years and have made reports under section 235 of the Act in respect of each set of statutory accounts and each such report was unqualified and did not contain a statement under section 237(2) or (3) of the Act. Statutory accounts of ScottishPower for the years ended 31 March 1997 and 1998 have been, and those for the year ended 31 March 1999 will be, delivered to the Registrar of Companies in Scotland.

New ScottishPower Summary Listing Particulars

17. Documents available for inspection
Copies of the following documents are available for inspection during usual business hours on any weekday (Saturdays, Sundays and public holidays excepted) at the offices of Freshfields, 65 Fleet Street, London EC4Y 1HS and at New ScottishPower's registered office at 1 Atlantic Quay, Glasgow G2 8SP until the Merger Date:

(a) the Listing Particulars;

(b) the Merger Circular;

(c) the Scheme Circular;

(d) the memorandum and articles of association of ScottishPower (as currently in force, and as they will be following the proposed amendment at the Scheme EGM);

(e) the memorandum and articles of association of New ScottishPower;

(f) the audited consolidated accounts of ScottishPower for the three financial years ended 31 March 1997, 31 March 1998 and 31 March 1999;

(g) the audited consolidated accounts of PacifiCorp for the three financial years ended 31 December 1996, 31 December 1997 and 31 December 1998;

(h) the US Prospectus;

(i) the letter from Morgan Stanley to ScottishPower dated 6 December 1998 giving its opinion that the Exchange Ratio is fair from a financial point of view to ScottishPower;

(j) the Directors' service contracts referred to in paragraph 7(h) above and the non-executive Directors' letters of appointment;

(k) the material contracts (including the Merger Agreement and the Amended and Restated Merger Agreement) referred to in paragraph 13 above;

(l) consent letters from Morgan Stanley, PricewaterhouseCoopers and Deloitte & Touche;

(m) a letter from PricewaterhouseCoopers regarding the summary of differences between US GAAP and UK GAAP;

(n) a letter from PricewaterhouseCoopers regarding the pro forma financial information;

(o) the accountants' report by PricewaterhouseCoopers on New ScottishPower an extract from which is set out in Part III above;

(p) the Rules of the New ScottishPower Employee Share Schemes, the ScottishPower Share Option Schemes, the Southern Water Sharesave Scheme, the ScottishPower Long Term Incentive Plan and the Trust Deed and Rules of the ScottishPower Trust Scheme;

(q) the Rules of the PacifiCorp Stock Plans.

Dated: 6 May 1999

                                  New ScottishPower Summary Listing Particulars


Definitions
The following definitions apply throughout this document unless the context requires otherwise:

"Act"                          the Companies Act 1985 (as amended)

"Admission"                    the admission to the Official List of the New
                               Shares

"Amended and Restated Merger   the amended and restated agreement and plan of
Agreement"                     merger dated 6 December 1998 between New
                               ScottishPower, ScottishPower, PacifiCorp, NA
                               General Partnership, ScottishPower NA1 Limited and ScottishPower NA2 Limited as amended on 29
                               January 1999 and 9 February 1999, and amended and restated on 23 February 1999

"Appointment"                  the instruments appointing the holder or
                               appointee to be a water and sewerage
                               undertaker for the purposes of the Water
                               Industry Act

"Board" or "Directors"         the board of directors of ScottishPower or,
                               following the Scheme becoming effective, of New ScottishPower, as the context so requires

"business day"                 any day other than a Saturday or Sunday on
                               which banks are generally open for business in Scotland, England and Wales

"Class Meeting"                the separate general meeting of the
                               ScottishPower Shareholders to be held on 15
                               June 1999, notice of which is contained in the Scheme Circular

"Combined Group"               the ScottishPower Group as enlarged by the
                               Merger

"Competition Commission"       the Competition Commission, formerly the
                               Monopolies and Mergers Commission

"Court"                        the Court of Session, Edinburgh

"Court Meeting"                the meeting of ScottishPower Shareholders
                               convened pursuant to an order of the Court for 15 June 1999, notice of which is contained in the Scheme Circular

"Daily Official List"          the Daily Official List of the London Stock
                               Exchange

"Deposit Agreement"            the agreement dated 18 December 1991 as
                               amended and restated on 4 September 1997 between ScottishPower, The Bank of New York and the holders from time to time of ScottishPower ADSs issued thereunder

"DGES"
                               the Director General of Electricity Supply

"DGWS"
                               the Director General of Water Services

"EU"
                               the European Union

"Exchange Ratio"
                               2.32 New Shares or 0.58 New ADSs for each share of PacifiCorp Common Stock held as at the Merger Date

"FERC"
                               the US Federal Energy Regulatory Commission

"the FPA"
                               the US Federal Power Act of 1935

"the Hart Scott-Rodino Act"
                               the Hart Scott-Rodino Antitrust Improvement
                               Act of 1976 and related rules and regulations

New ScottishPower Summary Listing Particulars
"Listing Particulars"          these listing particulars dated 6 May 1999
                               relating to New ScottishPower and the New
                               Shares prepared in accordance with the Listing
                               Rules

"Listing Rules"                the listing rules of the London Stock
                               Exchange, made under section 142 of the
                               Financial Services Act 1986

"London Stock Exchange"        London Stock Exchange Limited

"Manweb"                       Manweb plc

"Merger" the proposed merger with PacifiCorp, details of which are set out in this document

"Merger Agreement"             the agreement and plan of merger dated 6
                               December 1998 between ScottishPower,
                               PacifiCorp, NA General Partnership,
                               ScottishPower NA1 Limited and ScottishPower
                               NA2 Limited as amended by amendment agreements dated 29 January 1999 and 9 February 1999 or the Amended and Restated Merger Agreement, as appropriate

"Merger Circular"              the circular sent to ScottishPower
                               Shareholders dated 6 May 1999 containing details of the Merger and the Notice of the Merger EGM

"Merger Date"                  the date and time upon which the Merger
                               becomes effective

"Merger EGM"                   the extraordinary general meeting of
                               ScottishPower to be held on 15 June 1999, notice of which is contained in the Merger
                               Circular

"MergerSub"                    MergerSub, a corporation to be incorporated
                               under Oregon law as a wholly owned subsidiary of New ScottishPower

"Morgan Stanley "              Morgan Stanley & Co. Limited

"New ADS"
                               an American Depositary Share of New
                               ScottishPower representing four New Shares or an American Depositary Receipt evidencing such American Depositary Share, as the context requires

"New ScottishPower"
                               New Scottish Power plc

"New ScottishPower Articles"
                               the articles of association of New
                               ScottishPower

"New ScottishPower Employee
Share Schemes"
                               the New ScottishPower Sharesave Scheme and the New ScottishPower Long Term Incentive Plan

                                  New ScottishPower Summary Listing Particulars

"new ScottishPower Shares"     new ordinary shares in ScottishPower to be
                               issued to New ScottishPower under the Scheme

"New ScottishPower Special     the special rights non-voting redeemable
Share"                         preference share of (Pounds)1 in New
                               ScottishPower to be issued to the Special
                               Shareholder pursuant to the Scheme

"New Shares"                   ordinary shares of 50p each in the capital of
                               New ScottishPower

"NYSE"                         the New York Stock Exchange, Inc.

"Ofgas"                        The Office of Gas Supply

"OFFER"                        the Office of Electricity Regulation

"Official List"                the Official List of the London Stock Exchange

"OFTEL"                        the Office of Telecommunications Regulations

"OFWAT"                        the Office of Water Regulation

"PacifiCorp"                   PacifiCorp, an Oregon corporation

"PacifiCorp Common             holders of PacifiCorp Common Stock
Shareholders"

"PacifiCorp Common Stock"      shares of PacifiCorp common stock

"PacifiCorp Group"             PacifiCorp and its subsidiaries

"PacifiCorp Holdings"          PacifiCorp Group Holdings Company, a wholly
                               owned subsidiary of PacifiCorp and a holding company for various members of the PacifiCorp
                               Group

"PacifiCorp Preferred          holders of PacifiCorp Preferred Stock
Shareholders"

"PacifiCorp Preferred Stock"   the 5.00% Preferred Stock, the Serial
or "Preferred Stock"           Preferred Stock and the No Par Serial
                               Preferred Stock of PacifiCorp

"PacifiCorp Record Date"       30 April 1999

"PacifiCorp Shareholders"      PacifiCorp Common Shareholders and PacifiCorp
                               Preferred Shareholders

"PacifiCorp Stock Plans"       the PacifiCorp Stock Incentive Plan, the
                               PacifiCorp Long Term Incentive Plan and the
                               PacifiCorp Non-Employee Directors Stock
                               Compensation Plan

"Powercor"
                               Powercor Australia Ltd, an indirect wholly owned subsidiary of PacifiCorp

"Proposed Directors"
                               Keith McKennon, Nolan Karras and Robert Miller

"Record Date"
                               the business day immediately preceding the Scheme Date

"Redeemable Shares"
                               redeemable shares of (Pounds)1 each in New
                               ScottishPower

"Registrar of Companies"
                               the Registrar of Companies in Edinburgh

"Scheme" or "Scheme of
Arrangement"
                               the scheme of arrangement pursuant to Section 425 of the Act set out in the Scheme Circular

New ScottishPower Summary Listing Particulars

"Scheme Circular"              the circular sent to ScottishPower
                               Shareholders dated 6 May 1999 containing the
                               Scheme and Notices of the Court Meeting and the Scheme EGM

"Scheme Date"                  the date on which the Scheme becomes
                               effective, expected to be 30 July 1999

"Scheme EGM"                   the extraordinary general meeting of
                               ScottishPower Shareholders to be held on 15
                               June 1999, notice of which is contained in the Scheme Circular

"Scheme Record Date"           the business day immediately preceding the
                               date of the hearing of the Court to sanction the Scheme (or, if the hearing continues beyond one day, the business day immediately preceding the final day of the hearing)

"Scheme Shareholder"           a holder of ScottishPower Shares as at 5.30
                               p.m. on the Record Date

"Scheme Shares"                all ScottishPower Shares in issue at 5.30 p.m.
                               on the Scheme Record Date

"ScottishPower"                Scottish Power plc

"ScottishPower ADS"            an American Depositary Share representing four
                               ScottishPower Shares, or an American
                               Depositary Receipt evidencing such American
                               Depositary Share, as the context requires

"ScottishPower Articles"       the articles of association of ScottishPower

"ScottishPower Group" or       ScottishPower (or following the Scheme
"Group"                        becoming effective New ScottishPower) and its
                               subsidiary and associated undertakings

"ScottishPower Share Option    the Scottish Power plc Sharesave Scheme and
Schemes"                       the Scottish Power plc Executive Share Option
                               Scheme

"ScottishPower Share
Schemes" the ScottishPower Share Option Schemes, the ScottishPower Long Term Incentive Plan, the ScottishPower Qualifying Employee Trust and the Southern Water Sharesave Scheme

"ScottishPower Shareholders"   holders of ScottishPower Shares

"ScottishPower Shares" or      ordinary shares of 50p each in ScottishPower
"Shares"

"ScottishPower Special
Share"
                               the special rights non-voting redeemable preference share of (Pounds)1 in ScottishPower

"ScottishTelecom"
                               ScottishPower Telecommunications Limited

"SEC"
                               the United States Securities and Exchange
                               Commission

"Secretary of State"
                               the Secretary of State for Scotland

"Southern Water"
                               Southern Water plc

"Southern Water Services"
                               Southern Water Services Limited

"Special Shareholder"
                               the holder of the ScottishPower Special Share or the New ScottishPower Special Share as the context so requires (currently the Secretary of State)

                                  New ScottishPower Summary Listing Particulars

"UK Regulator"                 each of the DGES, the DGWS, the Director
                               General of Gas Supply and the Director General of Telecommunications

"United Kingdom" or "UK"       the United Kingdom of Great Britain and
                               Northern Ireland

"United States" or "US"        the United States of America, its territories
                               and possessions, any state of the United
                               States of America and the District of Columbia

"US Prospectus"                the proxy statement/prospectus included in the
                               Form F-4 filed with the SEC by New
                               ScottishPower and ScottishPower and
                               distributed to PacifiCorp Shareholders to seek their approval of the Merger and certain other matters

"Water Industry Act"           the Water Industry Act 1991 (as amended)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Paragraph 159 of the Articles of Association of New Scottish Power plc and paragraph 159 of the Articles of Association of Scottish Power plc provide as follows:

     Subject to the provisions of and so far as may be consistent with the Statutes, but without prejudice to any indemnity to which such person may otherwise be entitled, every Director, auditor, Secretary, other officer or employee of the Company shall be entitled to be indemnified out of the assets of the Company against all costs, charges, losses, expenses and liabilities incurred by him in the actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, civil or criminal, which related to anything done or omitted or alleged to have been done or omitted by him as an officer, auditor or employee of the Company and in which decree or judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

   Section 310 of the Companies Act 1985 (as amended by Section 137 of the Companies Act 1989) provides as follows:

   310. Provisions exempting officers and auditors from liability

    (1) This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

    (2) Except as provided by the following subsection, any such provision is void.

    (3) This section does not prevent a company

      (a) from purchasing and maintaining for any such officer or auditor insurance against any such liability; or

      (b) from indemnifying any such officer or auditor against any liability incurred by him

        (i) in defending any proceedings (whether civil or criminal) in which judgment is given in his favour or he is acquitted, or

        (ii) in connection with any application under Section 144(3) or
      (4) (acquisition of shares by innocent nominee) or Section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court.

   Section 727 of the Companies Act 1985 provides as follows:

   727. Power of court to grant relief in certain circumstances:

    (1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as the court thinks fit.

    (2) If any such officer or person as above mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

    (3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant of defender on such terms as to costs or otherwise as the judge may think proper.

   Scottish Power plc and New Scottish Power plc have obtained insurance policies which provide for the indemnification of their respective directors and officers in the event they are found liable for "Wrongful Acts." A "Wrongful Act" is defined in the insurance policies as:

     Any actual or alleged breach of duty, breach of trust, neglect, error, misstatement, misleading statement, omission, breach of warranty of authority or other act by the directors or officers in their respective capacities as a director or officer of the company or as a director or officer of any outside entity or any matter claimed against them solely because of their status as a director or officer of the company.

Item 21. Exhibits and Financial Statements and Schedules.

   (a) The following Exhibits are filed herewith unless otherwise indicated:

 Exhibit
   No.                                Description
 -------                              -----------
  2(a)    Agreement and Plan of Merger, dated as of December 6, 1998, as amended as of January 29, 1999 and February 9, 1999, by and among Scottish Power plc, NA General Partnership, Scottish
          Power NA1 Limited, Scottish Power NA2 Limited and PacifiCorp
          (included as Annex A to the proxy statement/prospectus which is part of this registration statement).
  2(b)    Amended and Restated Agreement and Plan of Merger dated as of
          February 23, 1999, by and among New ScottishPower plc,
          Scottish Power plc, NA General Partnership, Scottish Power NA1
          Limited, Scottish Power NA2 Limited and PacifiCorp (included as Annex B to the proxy statement/prospectus which is part of this registration statement).
  3(i)(a)  Memorandum and Articles of Association of New Scottish Power
           plc.
  3(i)(b)  Memorandum and Articles of Association of Scottish Power plc
           (incorporated herein by reference to Exhibit 1a of the Annual
           Report on Form 20-F for the fiscal year ended March 31, 1998
           (File No. 1-14676)).
  4(a)     Form of Amended and Restated Deposit Agreement among New
           Scottish Power plc, Scottish Power plc, The Bank of New York,
           as depositary and the holders from time to time of New
           Scottish Power American Depositary Receipts and/or Scottish
           Power American Depositary Receipts issued thereunder
           (incorporated herein by reference to Exhibit A of the
           Registration Statement on Form F-6 filed on the date hereof).
  4(b)     See Exhibits 3(i)(a) and 3(i)(b) for provisions of the
           Memoranda and Articles of Association of New Scottish Power
           plc and Scottish Power plc defining rights of holders of New
           Scottish Power ordinary shares and Scottish Power ordinary shares.
  5        Opinion of Shepherd & Wedderburn WS regarding validity of
           securities being registered.
  8(a)     Opinion of Milbank, Tweed, Hadley & McCloy LLP regarding
           United States tax consequences of the merger if the scheme of arrangement is adopted.
  8(b)     Opinion of Milbank, Tweed, Hadley & McCloy LLP regarding
           United States tax consequences of the merger if the scheme of arrangement is not adopted.
  8(c)     Opinion of Stoel Rives LLP regarding United States tax
           consequences of the merger if the scheme of arrangement is adopted.
  8(d)     Opinion of Stoel Rives LLP regarding United States tax
           consequences of the merger if the scheme of arrangement is not adopted.
  8(e)     Opinion of LeBoeuf, Lamb, Greene & MacRae LLP regarding
           United States tax consequences of the merger.
 21        Subsidiaries (incorporated herein by reference to the Annual
           Report on Form 20-F for the fiscal year ended March 31, 1998
           (File No. 1-4676)).
 23(a)     Consent of Deloitte & Touche LLP.
 23(b)     Consent of Coopers & Lybrand.
 23(c)     Consent of PricewaterhouseCoopers.
 23(d)     Consent of Milbank, Tweed, Hadley & McCloy LLP (included in the opinions filed as Exhibits 8(a) and 8(b) to this
           registration statement and incorporated herein by reference).
 23(e)     Consent of Stoel Rives LLP (included in the opinions filed as
           Exhibits 8(c) and 8(d) to this registration statement and
           incorporated herein by reference).

 Exhibit
   No.                                Description
 -------                              -----------
 23(f)    Consent of LeBoeuf, Lamb, Green & MacRae LLP (included in the opinion filed as Exhibit 8(e) to this registration statement and incorporated herein by reference).
 23(g)    Consent of Morgan Stanley & Co. Limited.
 23(h)    Consent of Salomon Smith Barney Inc.
 24       Powers of Attorney (included in the signature page of this registration statement).
 99(a)    Opinion of Morgan Stanley & Co. Limited (included as Annex D to the proxy statement/prospectus which is part of this registration statement).
 99(b)    Opinion of Salomon Smith Barney Inc. (included as Annex C to the proxy statement/prospectus which is part of this registration
          Statement).
 99(c)    Form of letter from solicitation agents to brokers, dealers, commercial banks, trust companies and other nominees regarding the solicitation of proxies from holders of PacifiCorp preferred stock.
 99(d)    Form of letter from brokers, dealers, commercial banks, trust companies and other nominees to their clients.
 99(e)    Forms of PacifiCorp's proxy cards.

  (b) Financial Statement Schedules. Schedules are omitted because they are either not required, are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

  (c) Reports, Opinions and Appraisals. Omitted because they are included as Annex B and Annex C to the proxy statement/prospectus which is part of this registration statement.

Item 22. Undertakings.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

      (i) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) To file a post-effective amendment to the Registration Statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

   (c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

   (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (e) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Glasgow, Country of Scotland on May 5, 1999.

                                             NEW SCOTTISH POWER plc
                                             (Registrant)

                                                   /s/ Andrew Mitchell
                                          By: ________________________________
                                                Name: Andrew Mitchell
                                                Title: Company Secretary

   Each person whose signature appears below hereby constitutes and appoints each director his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities to sign any and all amendments, including post-effective amendments, and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities on May 5, 1999.

                   Signature                              Title

           /s/ Charles Murray Stuart             Chairman of the Board
     -------------------------------------        and Director
           Charles Murray Stuart CBE

               /s/ Ian Robinson                  Chief Executive
     -------------------------------------        Officer and Director
                 Ian Robinson                     (Principal Executive
                                                  Officer)

        /s/ Ian Simon MacGregor Russell          Deputy Chief Executive
     -------------------------------------        and Finance Director
          Ian Simon MacGregor Russell             (Principal Financial
                                                  and Accounting
                                                  Officer)

           /s/ Kenneth Leslie Vowles             Director
     -------------------------------------
             Kenneth Leslie Vowles

               /s/ Duncan Whyte                  Director
     -------------------------------------
                 Duncan Whyte


               /s/ Charles Berry                 Director
     -------------------------------------
                 Charles Berry

                   Signature                              Title

              /s/ Alan Richardson                Director
     -------------------------------------
                Alan Richardson

      /s/ Ewen Cameron Stewart Macpherson        Director
     -------------------------------------
        Ewen Cameron Stewart Macpherson

               /s/ John Parnaby                  Director
     -------------------------------------
               John Parnaby CBE

               /s/ Peter Gregson                 Director
     -------------------------------------
               Sir Peter Gregson

                /s/ Mair Barnes                  Director
     -------------------------------------
                  Mair Barnes

             /s/ Donald J. Puglisi               Authorized U.S.
     -------------------------------------        Representative
             Puglisi & Associates

       By: Donald J. Puglisi
       Title: Managing Director

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Glasgow, Country of Scotland on May 5, 1999.

                                          Scottish Power plc
                                          (Registrant)

                                                   /s/ Andrew Mitchell
                                          By: _________________________________
                                             Name: Andrew Mitchell
                                             Title: Company Secretary

   Each person whose signature appears below hereby constitutes and appoints each director his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities to sign any and all amendments, including post-effective amendments, and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities on May 5, 1999.

                        Signature                           Title
                        ---------                           -----
                /s/ Charles Murray Stuart          Chairman of the Board
       ___________________________________________  and Director
                Charles Murray Stuart CBE

                    /s/ Ian Robinson               Chief Executive Officer
       ___________________________________________  and Director (Principal
                      Ian Robinson                  Executive Officer)

             /s/ Ian Simon MacGregor Russell       Deputy Chief Executive
       ___________________________________________  and Finance Director
               Ian Simon MacGregor Russell          (Principal Financial
                                                    and Accounting Officer)

                /s/ Kenneth Leslie Vowles          Director
       ___________________________________________
                  Kenneth Leslie Vowles
                    /s/ Duncan Whyte               Director
       ___________________________________________
                      Duncan Whyte


                        Signature                                 Title
                        ---------                                 -----
                    /s/ Charles Berry              Director
       ___________________________________________
                      Charles Berry

                   /s/ Alan Richardson             Director
       ___________________________________________
                     Alan Richardson

           /s/ Ewen Cameron Stewart Macpherson     Director
       ___________________________________________
             Ewen Cameron Stewart Macpherson

                    /s/ John Parnaby               Director
       ___________________________________________
                    John Parnaby CBE

                    /s/ Peter Gregson              Director
       ___________________________________________
                    Sir Peter Gregson

                     /s/ Mair Barnes               Director
       ___________________________________________
                       Mair Barnes
                  /s/ Donald J. Puglisi            Authorized U.S. Representative
       ___________________________________________
                  Puglisi & Associates

                By: Donald J. Puglisi
                Title: Managing Director

                                 EXHIBIT INDEX

                                                                     Pagination
                                                                         by
                                                                     Sequential
 Exhibit                                                             Numbering
   No.                          Description                            System
 -------                        -----------                          ----------
  2(a)    Agreement and Plan of Merger, dated as of December 6,
          1998, as amended as of January 29, 1999 and February 9,
          1999, by and among Scottish Power plc, NA General
          Partnership, Scottish Power NA1 Limited, Scottish Power
          NA2 Limited and PacifiCorp (included as Annex A to the
          proxy statement/prospectus which is part of this
          registration statement).
  2(b)    Amended and Restated Agreement and Plan of Merger dated
          as of February 23, 1999, by and among New ScottishPower
          plc, Scottish Power plc, NA General Partnership,
          Scottish Power NA1 Limited, Scottish Power NA2 Limited
          and PacifiCorp (included as Annex B to the proxy
          statement/prospectus which is part of this registration
          statement).
  3(i)(a)  Memorandum and Articles of Association of New Scottish
           Power plc.
  3(i)(b)  Memorandum and Articles of Association of Scottish
           Power plc (incorporated herein by reference to Exhibit
           1a of the Annual Report on Form 20-F for the fiscal
           year ended March 31, 1998 (File No. 1-14676)).
  4(a)     Form of Amended and Restated Deposit Agreement among
           New Scottish Power plc, Scottish Power plc, The Bank
           of New York, as depositary and the holders from time
           to time of New Scottish Power American Depositary
           Receipts and/or Scottish Power American Depositary
           Receipts issued thereunder (incorporated herein by
           reference to Exhibit A of the Registration Statement
           on Form F-6 filed on the date hereof).
  4(b)     See Exhibits 3(i)(a) and 3(i)(b) for provisions of the
           Memoranda and Articles of Association of New Scottish
           Power plc and Scottish Power plc defining rights of
           holders of New Scottish Power ordinary shares and
           Scottish Power ordinary shares.
  5        Opinion of Shepherd & Wedderburn WS regarding validity
           of securities being registered.
  8(a)     Opinion of Milbank, Tweed, Hadley & McCloy LLP
           regarding United States tax consequences of the merger
           if the scheme of arrangement is adopted.
  8(b)     Opinion of Milbank, Tweed, Hadley & McCloy LLP
           regarding United States tax consequences of the merger
           if the scheme of arrangement is not adopted.
  8(c)     Opinion of Stoel Rives LLP regarding United States tax
           consequences of the merger if the scheme of
           arrangement is adopted.
  8(d)     Opinion of Stoel Rives LLP regarding United States tax
           consequences of the merger if the scheme of
           arrangement is not adopted.
  8(e)     Opinion of LeBoeuf, Lamb, Greene & MacRae LLP
           regarding United States tax consequences of the
           merger.
 21        Subsidiaries (incorporated herein by reference to the
           Annual Report on Form 20-F for the fiscal year ended
           March 31, 1998 (File No. 1-4676)).
 23(a)     Consent of Deloitte & Touche LLP.
 23(b)     Consent of Coopers & Lybrand.
 23(c)     Consent of PricewaterhouseCoopers.
 23(d)     Consent of Milbank, Tweed, Hadley & McCloy LLP
           (included in the opinions filed as Exhibits 8(a) and
           8(b) to this registration statement and incorporated
           herein by reference).

                                                                     Pagination
                                                                         by
                                                                     Sequential
 Exhibit                                                             Numbering
   No.                          Description                            System
 -------                        -----------                          ----------
 23(e)    Consent of Stoel Rives LLP (included in the opinions
          filed as Exhibits 8(c) and 8(d) to this registration
          statement and incorporated herein by reference).
 23(f)    Consent of LeBoeuf, Lamb, Green & MacRae LLP (included
          in the opinion filed as Exhibit 8(e) to this
          registration statement and incorporated herein by
          reference).
 23(g)    Consent of Morgan Stanley & Co. Limited.
 23(h)    Consent of Salomon Smith Barney Inc.
 24       Powers of Attorney (included in the signature page of
          this registration statement).
 99(a)    Opinion of Morgan Stanley & Co. Limited (included as
          Annex D to the proxy statement/prospectus which is part
          of this registration statement).
 99(b)    Opinion of Salomon Smith Barney Inc. (included as Annex
          C to the proxy statement/prospectus which is part of
          this registration Statement).
 99(c)    Form of letter from solicitation agents to brokers,
          dealers, commercial banks, trust companies and other
          nominees regarding the solicitation of proxies from
          holders of PacifiCorp preferred stock.
 99(d)    Form of letter from brokers, dealers, commercial banks,
          trust companies and other nominees to their clients.
 99(e)    Forms of PacifiCorp's proxy cards.